Form 10-K, Exhibit 13
period 1993-11-27
CLARCOR INC
filed 1994-02-24
CIK 20740

                                                               EXHIBIT 13(A)(II)

                                  CLARCOR INC.
                          CONSOLIDATED BALANCE SHEETS
                           NOVEMBER 30, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                             1993         1992
                                                                                          -----------  -----------
Current assets:
  Cash and short-term cash investments..................................................  $    13,838  $    15,051
  Due on sale of Precision Products Group...............................................      --            20,700
  Accounts receivable, less allowance for losses of $1,544 for 1993 and $788 for 1992...       40,911       27,892
  Inventories...........................................................................       26,996       25,007
  Prepaid expenses......................................................................        1,175        1,550
  Deferred income taxes.................................................................        3,241        3,427
                                                                                          -----------  -----------
    Total current assets................................................................       86,161       93,627
Investment in affiliates................................................................        8,002        7,281
Plant assets, at cost less accumulated depreciation.....................................       47,636       35,584
Excess of cost over fair value of assets acquired, less accumulated amortization........       15,701       12,768
Pension assets..........................................................................        5,385        4,729
Other assets............................................................................        7,011        7,266
                                                                                          -----------  -----------
                                                                                          $   169,896  $   161,255
                                                                                          -----------  -----------
                                                                                          -----------  -----------
                                                   LIABILITIES
Current liabilities:
  Current portion of long-term debt.....................................................  $     7,921  $     6,825
  Accounts payable and accrued liabilities..............................................       23,775       15,969
  Income taxes..........................................................................        1,592        2,478
                                                                                          -----------  -----------
    Total current liabilities...........................................................       33,288       25,272
Long-term debt, less current portion....................................................       24,617       29,325
Postretirement healthcare benefits......................................................        3,111        3,535
Deferred income taxes...................................................................        4,239        3,572
Contingencies
                                               SHAREHOLDERS' EQUITY
Capital stock:
  Preferred, par value $1, authorized 1,300,000 shares, issuable in series, none
   issued...............................................................................      --           --
  Common, par value $1, authorized 30,000,000 shares, issued 14,819,199 in 1993 and
   14,985,831 in 1992...................................................................       14,819       14,986
Capital in excess of par value..........................................................          328          272
Foreign currency translation adjustments................................................       (1,465)      (1,534)
Retained earnings.......................................................................       90,959       85,827
                                                                                          -----------  -----------
                                                                                              104,641       99,551
                                                                                          -----------  -----------
                                                                                          $   169,896  $   161,255
                                                                                          -----------  -----------
                                                                                          -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                                                              EXHIBIT 13(A)(III)

                                  CLARCOR INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
              FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                1993         1992         1991
                                                                             -----------  -----------  -----------
Net sales..................................................................  $   225,319  $   188,625  $   179,538
Cost of sales..............................................................      155,615      129,287      120,370
                                                                             -----------  -----------  -----------
    Gross profit...........................................................       69,704       59,338       59,168
Selling and administrative expenses........................................       40,637       31,708       28,315
                                                                             -----------  -----------  -----------
    Operating profit.......................................................       29,067       27,630       30,853
                                                                             -----------  -----------  -----------
Other income (deductions):
  Interest expense.........................................................       (3,525)      (3,803)      (3,682)
  Interest income..........................................................          875          298        1,122
  Equity in net earnings of affiliates.....................................          745          873          332
  Other....................................................................          (84)         307          (82)
                                                                             -----------  -----------  -----------
                                                                                  (1,989)      (2,325)      (2,310)
                                                                             -----------  -----------  -----------
    Earnings from continuing operations before income taxes and cumulative
     effect of change in accounting method.................................       27,078       25,305       28,543
Provision for income taxes.................................................        9,827        8,796       10,068
                                                                             -----------  -----------  -----------
    Earnings from continuing operations before cumulative effect of change
     in accounting method..................................................       17,251       16,509       18,475
Discontinued operations:
  Earnings from operations, net of income taxes of $925 in 1991............      --           --               297
  Gain on disposition, net of income taxes of $1,342 in 1992...............      --           --           --
                                                                             -----------  -----------  -----------
    Earnings before cumulative effect of change in accounting method.......       17,251       16,509       18,772
Cumulative effect of change in accounting method, net of income tax benefit
 of $1,477.................................................................      --            (2,370)     --
                                                                             -----------  -----------  -----------
Net earnings...............................................................  $    17,251  $    14,139  $    18,772
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net earnings (loss) per common share:
  Continuing operations....................................................  $      1.16  $      1.10  $      1.24
  Discontinued operations..................................................      --           --               .02
  Cumulative effect of accounting change...................................      --              (.16)     --
                                                                             -----------  -----------  -----------
                                                                             $      1.16  $       .94  $      1.26
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                                                               EXHIBIT 13(A)(IV)

                                  CLARCOR INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991
                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                                                 COMMON STOCK
                                 --------------------------------------------
                                        ISSUED               IN TREASURY                       FOREIGN
                                 ---------------------  ---------------------  CAPITAL IN     CURRENCY
                                 NUMBER OF              NUMBER OF               EXCESS OF    TRANSLATION   RETAINED
                                   SHARES     AMOUNT      SHARES     AMOUNT     PAR VALUE    ADJUSTMENTS   EARNINGS
                                 ----------  ---------  ----------  ---------  -----------  -------------  ---------
Balance, November 30, 1990.....  22,379,030  $  14,920   7,533,842  $  71,480   $   3,102     $  --        $ 136,147
Net earnings...................      --         --          --         --          --            --           18,772
Stock options exercised........      --         --         (50,881)       800         978        --           --
Issuance of stock under award
 plans.........................      --         --         (11,213)       (20)        243        --           --
Cash dividends -- $.42 per
 common share..................      --         --          --         --          --            --           (6,240)
                                 ----------  ---------  ----------  ---------  -----------  -------------  ---------
Balance, November 30, 1991.....  22,379,030     14,920   7,471,748     72,260       4,323        --          148,679
Net earnings...................      --         --          --         --          --            --           14,139
Retirement of treasury stock...  (7,413,671)    (7,414) (7,413,671)   (72,974)     (4,986)       --          (60,574)
Stock split....................      --          7,459      --         --          --            --           (7,459)
Stock options exercised........      25,678         26     (18,145)       785         635        --           --
Issuance of stock under award
 plans.........................      (5,206)        (5)    (39,932)       (71)        300        --           --
Cash dividends -- $.60 per
 common share..................      --         --          --         --          --            --           (8,958)
Translation adjustments........      --         --          --         --          --            (1,534)      --
                                 ----------  ---------  ----------  ---------  -----------  -------------  ---------
Balance, November 30, 1992.....  14,985,831     14,986      --         --             272        (1,534)      85,827
Net earnings...................      --         --          --         --          --            --           17,251
Purchase of treasury stock.....      --         --         202,359      3,369      --            --           --
Retirement of treasury stock...    (202,359)      (202)   (202,359)    (3,369)        (84)       --           (3,083)
Stock options exercised........      27,223         27      --         --              66        --           --
Issuance of stock under award
 plans.........................       8,504          8      --         --              74        --           --
Cash dividends -- $.61 per
 common share..................      --         --          --         --          --            --           (9,036)
Translation adjustments........      --         --          --         --          --                69       --
                                 ----------  ---------  ----------  ---------  -----------  -------------  ---------
Balance, November 30, 1993.....  14,819,199  $  14,819      --      $  --       $     328     ($  1,465)   $  90,959
                                 ----------  ---------  ----------  ---------  -----------  -------------  ---------
                                 ----------  ---------  ----------  ---------  -----------  -------------  ---------

   The accompanying notes are an integral part of the consolidated financial statements.

                                                                EXHIBIT 13(A)(V)

                                  CLARCOR INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991
                             (DOLLARS IN THOUSANDS)

                                                                                 1993        1992        1991
                                                                              ----------  ----------  ----------
Cash flows from continuing operations:
  Net earnings and cumulative effect of accounting change...................  $   17,251  $   14,139  $   18,475
  Adjustments to reconcile net earnings to net cash provided by continuing operations:
    Depreciation............................................................       5,816       4,952       4,569
    Amortization............................................................         479         428         429
    Equity in net earnings of affiliates....................................        (745)       (873)       (332)
    Net loss (gain) on disposition of manufacturing operations and plant
     assets.................................................................         168          (1)         16
    Cumulative effect of accounting change, net.............................      --           2,370      --
    Changes in assets and liabilities:
      Accounts receivable...................................................      (3,357)       (513)     (5,373)
      Inventories...........................................................       2,992        (694)     (5,180)
      Prepaid expenses......................................................         707        (718)        508
      Accounts payable and accrued liabilities..............................      (2,319)      2,032         528
      Pension assets........................................................      (1,248)       (822)     (1,702)
      Income taxes..........................................................        (605)         23         781
      Deferred income taxes.................................................         853        (590)        559
                                                                              ----------  ----------  ----------
        Cash provided by continuing operations..............................      19,992      19,733      13,278
        Cash provided by discontinued operations............................      --           3,074       5,065
                                                                              ----------  ----------  ----------
        Net cash provided by operating activities...........................      19,992      22,807      18,343
                                                                              ----------  ----------  ----------
Cash flows from investing activities:
  Business acquisitions, net of cash acquired...............................     (12,824)     --          --
  Investment in affiliates, net of dividends received.......................         439          92      (6,766)
  Additions to plant assets.................................................     (10,218)     (6,557)     (6,646)
  Proceeds from sale of Precision Products Group............................      20,700      --          --
  Disposition of manufacturing operations and plant assets..................           2         232          28
  Other, net................................................................         708        (118)       (343)
  Cash used by discontinued operations, principally for plant assets........      --            (834)       (992)
                                                                              ----------  ----------  ----------
        Net cash used in investing activities...............................      (1,193)     (7,185)    (14,719)
                                                                              ----------  ----------  ----------
Cash flows from financing activities:
  Reduction of long-term debt...............................................      (7,614)     (1,357)       (810)
  Sale of capital stock, stock option plan..................................           7         115         178
  Purchase of treasury stock................................................      (3,369)     --          --
  Cash dividends paid.......................................................      (9,036)     (8,958)     (8,165)
  Cash used by discontinued operations......................................      --          --              (8)
                                                                              ----------  ----------  ----------
        Net cash used in financing activities...............................     (20,012)    (10,200)     (8,805)
                                                                              ----------  ----------  ----------
Net change in cash and short-term cash investments..........................      (1,213)      5,422      (5,181)
Cash and short-term cash investments, beginning of year.....................      15,051       9,629      14,810
                                                                              ----------  ----------  ----------
Cash and short-term cash investments, end of year...........................  $   13,838  $   15,051  $    9,629
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                                                               EXHIBIT 13(A)(VI)

                                  CLARCOR INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
    At  November  30,  1993, the  Company  has two  principal  product segments:
Filtration Products and Consumer Products. During 1993, the Company acquired Airguard Industries and Guardian/U.E.L. to be part of Filtration Products. Effective November 30, 1992, the Company sold its Precision Products Group, which had been previously reported as Discontinued Operations. These transactions have resulted in significant changes in the Consolidated Financial Statements and the related footnotes.

A.  ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include all domestic and foreign subsidiaries which are more than 50% owned and controlled. Investments in nonconsolidated companies which are at least 20% owned are carried at cost plus equity in undistributed earnings since acquisition.

    FOREIGN CURRENCY TRANSLATION

    Foreign financial statements are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of shareholders' equity. The amounts related to foreign subsidiaries are not significant.

    PLANT ASSETS

    Depreciation is provided by the straight-line and accelerated methods for financial statement purposes and by the accelerated method for tax purposes. Provision for depreciation is made over the estimated useful lives of the assets. It is the policy of the Company to capitalize renewals and betterments, and to charge to expense the cost of current maintenance and repairs.

    EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED

    Excess of cost over fair value of assets acquired is being amortized over a forty-year period, using the straight-line method. Accumulated amortization was $4,891 and $4,412 at November 30, 1993 and 1992, respectively.

    STATEMENTS OF CASH FLOWS

    All highly liquid investments purchased with an original maturity of three months or less are considered to be short-term cash investments. The Company has certain noncash transactions related to a capital lease, stock option and award plans, and the disposition of certain assets and businesses, which are described in Footnotes F, K and L.

    CONCENTRATIONS OF CREDIT

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and in high grade municipal securities. At November 30, 1993 and 1992, the Company held short-term securities of municipal government agencies with a total cost of $7,680 and $10,250, respectively. Also, at November 30, 1992, the Company had a repurchase agreement with a financial institution for $2,500. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

A.  ACCOUNTING POLICIES (CONTINUED)
    RETIREMENT PLANS AND POSTRETIREMENT HEALTHCARE BENEFITS

    The Company has defined benefit pension plans covering most of its employees. Plan benefits are principally based upon years of service, compensation, and social security benefits. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

    The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheet at November 30:

                                                                                    1993        1992
                                                                                 ----------  ----------
Accumulated benefit obligation, including vested benefits of ($48,020) and
 ($40,778), respectively.......................................................  $  (50,543) $  (43,974)
                                                                                 ----------  ----------
                                                                                 ----------  ----------
Plan assets at fair value......................................................  $   59,237  $   55,543
Projected benefit obligation for service rendered to date......................     (55,672)    (47,445)
                                                                                 ----------  ----------
Plan assets in excess of projected benefit obligation..........................       3,565       8,098
Unrecognized net loss from past experience different from that assumed.........       8,117       4,555
Unrecognized net asset being recognized over approximately 15 years............      (7,615)     (8,705)
                                                                                 ----------  ----------
Accrued pension asset for defined benefit plans, net...........................  $    4,067  $    3,948
                                                                                 ----------  ----------
                                                                                 ----------  ----------

    The net pension expense (credit) includes the following components for the three years ended November 30:

                                                                          1993       1992       1991
                                                                        ---------  ---------  ---------
Service cost -- benefits earned during the period.....................  $   2,127  $   2,379  $   1,774
Interest cost on projected benefit obligation.........................      3,644      3,760      3,742
Actual return on assets...............................................     (6,581)    (4,506)    (3,158)
Net amortization and deferral.........................................        918     (1,382)    (3,155)
                                                                        ---------  ---------  ---------
Net pension expense (credit)..........................................  $     108  $     251  $    (797)
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The projected benefit obligation has been determined with a weighted average discount rate of 7.0% and 8.0% in 1993 and 1992, respectively and a rate of increase in future compensation of 5.0% for both years. The expected weighted average long-term rate of return was 8.5 % in 1993 and 1992. The increases in the accumulated and projected benefit obligations in 1993 are related principally to the decrease in the weighted average discount rate. Plan assets consist of group annuity insurance contracts, corporate stocks, bonds and notes, certificates of deposit and U.S. Government securities.

    The Company also has various defined contribution plans. The Company's contributions to these plans totaled $400, $322 and $400 in 1993, 1992 and 1991, respectively. No accrued liability exists at November 30, 1993 and 1992 for these plans.

    In addition to providing pension and other supplemental benefits, certain healthcare benefits are provided for certain of the Company's retired employees. Certain employees become eligible for these benefits if they meet minimum age and service requirements, are eligible for retirement benefits and contribute a portion of the cost. The Company has the right to modify or terminate these benefits.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

A.  ACCOUNTING POLICIES (CONTINUED)
    During  1992, the provisions of  Statement of Financial Accounting Standards
(SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" were adopted. The Statement requires companies to accrue the expected cost of providing postretirement benefits other than pensions over the years that employees render service rather than the cash basis previously used. The projected benefit obligation of $2,370, net of income taxes of $1,477, relating to prior service cost was a noncash transaction recognized as a cumulative effect of a change in accounting method, effective December 1, 1991.

    The following table sets forth the plan's obligation and cost at November 30, 1993 and 1992:

                                                                                       1993       1992
                                                                                     ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees.........................................................................  $   3,184  $   3,371
  Fully eligible active plan participants..........................................     --             11
  Other active plan participants...................................................        545        465
                                                                                     ---------  ---------
Accumulated postretirement benefit obligation......................................      3,729      3,847
Unrecognized loss..................................................................       (320)    --
                                                                                     ---------  ---------
Accrued postretirement benefit liability...........................................      3,409      3,847
  Less current portion, included in accrued liabilities............................        298        312
                                                                                     ---------  ---------
                                                                                     $   3,111  $   3,535
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The net periodic postretirement benefit cost for the years ended November 30, 1993 and 1992 includes the following components:

                                                                                            1993       1992
                                                                                          ---------  ---------
Service cost-benefits attributed to service during the period...........................  $      23  $      26
Interest cost on accumulated postretirement benefit obligations.........................        275        286
                                                                                          ---------  ---------
Net periodic postretirement benefit cost................................................  $     298  $     312
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    Substantially all healthcare benefit cost increases will be assumed by the participants, and therefore future increases in the healthcare costs will not increase the postretirement benefit obligation or cost to the Company. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% in 1993 and 8% in 1992.

    The expense, recognized on the cash basis, for postretirement healthcare benefits was approximately $589 in 1991.

    INCOME TAXES

    Provision is made for income taxes currently payable and for deferred income taxes resulting from timing differences between financial and taxable income.

    NET EARNINGS PER COMMON SHARE AND STOCK SPLIT

    Net earnings per common share is based on the weighted average number of common shares outstanding during the respective years.

    On January 20, 1992, the Company declared a three-for-two stock split effected in the form of a 50% stock dividend. All per common share amounts and number of common shares, option shares, stock appreciation rights, treasury shares and shares under the long range performance share plan have been adjusted to reflect the stock split.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

A.  ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING PERIOD

    In fiscal 1991, the Company converted from a fiscal year ending on November 30 to a fiscal year ending on the Saturday closest to November 30. For fiscal years 1993, 1992 and 1991, the year ended on November 27, 28 and 30, respectively. In the consolidated financial statements, all fiscal year ends will be shown as November 30 for clarity of presentation.

    RECLASSIFICATION

    The 1992 and 1991 consolidated statements of earnings include a reclassification of certain product distribution costs from selling and administrative expenses to cost of sales in order to be consistent with the 1993 statement of earnings.

B.  ACQUISITIONS AND INVESTMENT IN AFFILIATES

    ACQUISITIONS

    The Company purchased all of the shares of Airguard Industries, Inc. on April 30, 1993 and the assets of Guardian/U.E.L. effective June 1, 1993, for $13,504 in cash, including acquisition expenses. Airguard is a manufacturer of environmental air filtration products. Guardian/U.E.L. manufactures air and liquid filtration products. The acquisitions have been accounted for by the purchase method of accounting and the operating results of Airguard and Guardian/U.E.L. are included in the Company's consolidated results of operations from the date of the acquisitions. The excess of cost over fair value of assets acquired is being amortized over a forty year period, using the straight-line method.

    The following unaudited pro forma amounts are presented as if the acquisitions had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future. Unaudited pro forma net sales for the Company would have been $248,171 and $237,575 for the years ended November 30, 1993 and 1992, respectively. Net earnings and earnings per share for each of these periods would not have been significantly affected.

    INVESTMENTS IN AFFILIATES

    In July 1991, the Company acquired for cash a 20% interest in the outstanding common stock of G.U.D. Holdings Limited, an Australian filter manufacturer. The acquisition cost exceeded the underlying equity in net assets by $2,107 which is amortized over a period of 40 years. The Company also has a standstill agreement which limits the Company's ability to own greater than a 20% interest and governs the manner in which the stock can be disposed. The carrying value of this investment was $7,716 and $7,048 at November 30, 1993 and 1992, respectively. The quoted market value of the Company's investment in G.U.D. was $15,300 and $11,000 at November 30, 1993 and 1992, respectively. Cash dividends totaling $439 and $670 were received in fiscal years 1993 and 1992, respectively.

    The Company also has a 50/50 joint venture interest with G.U.D. in Baldwin Filters (Aust.) Pty. Ltd., an Australian distributor of heavy duty filters, and a 60% interest in PleaTech, a technology and manufacturing joint venture for extended life, high-efficiency filters based in Michigan. The carrying value of these investments at November 30, 1993 and 1992 was $286 and $233, respectively.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

C.  INVENTORIES
    Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 59% and 53% of the Company's inventories at November 30, 1993 and 1992, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method would approximate the current cost. The inventories are summarized as follows:

                                                                                     1993       1992
                                                                                   ---------  ---------
Raw materials....................................................................  $  10,471  $   8,694
Work-in-process..................................................................      4,947      5,157
Finished products................................................................     14,977     15,625
                                                                                   ---------  ---------
    Total at FIFO................................................................     30,395     29,476
  Less excess of FIFO cost over LIFO values......................................      3,399      4,469
                                                                                   ---------  ---------
                                                                                   $  26,996  $  25,007
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    During 1993, 1992 and 1991, inventory quantities were reduced resulting in a partial liquidation of the LIFO bases, the effect of which increased net earnings by approximately $650, $400 and $450, respectively.

D.  PLANT ASSETS
    Plant assets at November 30, 1993 and 1992 were as follows:

                                                                                    1993        1992
                                                                                 -----------  ---------
Land...........................................................................  $     1,931  $   1,113
Buildings and building fixtures................................................       37,964     33,545
Machinery and equipment........................................................       67,666     56,590
Construction-in-process........................................................        4,693      3,934
                                                                                 -----------  ---------
                                                                                     112,254     95,182
  Less accumulated depreciation................................................       64,618     59,598
                                                                                 -----------  ---------
                                                                                 $    47,636  $  35,584
                                                                                 -----------  ---------
                                                                                 -----------  ---------

E.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
    Accounts payable and accrued liabilities at November 30, 1993 and 1992 were as follows:

                                                                                     1993       1992
                                                                                   ---------  ---------
Accounts payable.................................................................  $   9,777  $   7,378
Accrued salaries, wages and commissions..........................................      3,575      1,390
Compensated absences.............................................................      2,433      2,145
Accrued pension liabilities......................................................      1,318        781
Other accrued liabilities........................................................      6,672      4,275
                                                                                   ---------  ---------
                                                                                   $  23,775  $  15,969
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

F.  LONG-TERM DEBT
    Long-term debt at November 30, 1993 and 1992 consists of the following:

                                                                                     1993       1992
                                                                                   ---------  ---------
Promissory note..................................................................  $  27,416  $  33,833
Other obligations, at 6%-10% interest............................................      5,122      2,317
                                                                                   ---------  ---------
                                                                                      32,538     36,150
  Less current portion...........................................................      7,921      6,825
                                                                                   ---------  ---------
                                                                                   $  24,617  $  29,325
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    The promissory note matures March 31, 1997, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. Interest at 9.71% per annum is payable quarterly. Under the note agreement, the Company must meet certain restrictive covenants. The primary covenants include maintaining minimum consolidated working capital at $25,000, a minimum consolidated current ratio of 1.5 to 1, and limiting dividends and new borrowings as stipulated in the agreement. The dividend limitation includes a base amount, reductions for treasury stock acquisitions, and increases for one-half of net earnings. As of November 30, 1993, $4,081 of retained earnings was available to the Company under this covenant for future cash dividends and future treasury stock acquisitions.

    Other obligations include a 15 year capital lease for a manufacturing facility acquired in 1991 from the Community Development Authority of the City of Gothenburg, Nebraska, and debt acquired in the acquisitions of Airguard Industries and Guardian Filters, including an industrial revenue bond due in 2003.

    Additionally, the Company had unused bank lines of credit at November 30, 1993 which permitted borrowings of $10,500. The agreements related to these obligations include certain restrictive covenants for the Company or certain subsidiaries that are similar to the promissory note.

    Principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $7,921 in 1994, $7,583 in 1995, $7,597 in 1996, $7,021
in 1997, $452 in 1998 and $1,964 thereafter.

    Interest  paid totaled $3,560, $3,878 and $3,673 during 1993, 1992 and 1991, respectively.

G.  INCOME TAXES
    The provision for income taxes for continuing operations consists of:

                                                                            1993       1992       1991
                                                                          ---------  ---------  ---------
Current:
  Federal...............................................................  $   7,632  $   7,032  $   8,660
  State.................................................................      1,342      1,454        849
Deferred................................................................        853        310        559
                                                                          ---------  ---------  ---------
                                                                          $   9,827  $   8,796  $  10,068
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    Total income taxes paid, net of refunds, totaled $9,860, $10,982 and $9,474 during 1993, 1992 and 1991, respectively.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

G.  INCOME TAXES (CONTINUED)
    The provision for income taxes for continuing operations resulted in effective tax rates which differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                                                             Percent of
                                                                                           Pretax Earnings
                                                                                   -------------------------------
                                                                                     1993       1992       1991
                                                                                   ---------  ---------  ---------
Statutory rates..................................................................       34.9       34.0       34.0
State income taxes, net of federal benefit.......................................        3.2        3.8        2.0
Reduction of previously established accruals.....................................       (2.6)    --         --
Foreign tax credit utilization...................................................       (1.7)      (1.5)       (.6)
Foreign net operating losses.....................................................        2.6     --         --
Other............................................................................        (.1)      (1.5)       (.1)
                                                                                         ---        ---        ---
Effective rates..................................................................       36.3       34.8       35.3
                                                                                         ---        ---        ---
                                                                                         ---        ---        ---

    Deferred income taxes for continuing operations resulted principally from timing differences in the recognition of depreciation, accrued pension liabilities and compensation expenses. The deferred income tax provisions for continuing operations in 1993, 1992 and 1991 include $487, $315 and $313, respectively, resulting from the excess of tax over book depreciation; $2, $93 and $428, respectively, resulting from differences in the recognition of accrued pension liabilities; and $305, ($107) and ($133), respectively, resulting from differences in recognizing compensation expenses.

    Included in the income taxes on the 1992 gain on disposition were taxes currently payable of $2,444, and deferred income taxes of ($1,102) which resulted principally from timing differences related to accrued liabilities. The income taxes provided exceeded the normal statutory tax rate due principally to nontax deductible costs. The disposition included the transfer of $924 of deferred income tax liabilities to the buyer.

    Included in the 1992 cumulative effect of change in accounting method is $1,477 of deferred income tax benefit. The income tax benefit has been provided at a rate higher than the federal statutory rate to provide for state income taxes.

    In February of 1992, the Financial Accounting Standards Board adopted Statement No. 109, "Accounting for Income Taxes". This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. Adoption of the new standard in the first quarter of fiscal 1994 will not have a material effect on the Company's financial position and results of operations.

H.  FINANCIAL INSTRUMENTS
    In 1993, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments".

    Based on the short-term maturity of cash and short-term cash investments, the carrying amount approximates fair value. A fair value estimate of $34,500 for the long-term debt is based on the current interest rates offered to the Company for debt with similar remaining maturities.

I.  CONTINGENCIES
    In December 1992, a trial jury in Texas entered a judgment against Baldwin Filters, Inc., a subsidiary of the Company, in the amount of $4,900 that resulted from the termination of a sales representative. In November 1993, the district court in Texas ordered that a joint motion filed by the

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

I.  CONTINGENCIES (CONTINUED)
two parties to dismiss the judgment be granted, that the judgment of the trial court be vacated, and that the cause be remanded to the trial court for entry of a take-nothing judgment pursuant to a settlement agreement by the two parties.

    The Company is involved in other legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a material adverse effect on the Company's consolidated financial position.

J.  PREFERRED STOCK PURCHASE RIGHTS
    In April 1986, the Board of Directors of CLARCOR Inc. adopted a Shareholder Rights Plan (which was amended by the Board of Directors in June 1989) and declared a dividend of one preferred stock purchase right (a "right") for each outstanding share of CLARCOR common stock held as of April 25, 1986. Each full right entitles shareholders of record to purchase from the Company, until the earlier of April 25, 1996 or the redemption of the rights, one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $75, subject to certain adjustments or, under certain circumstances, to obtain additional shares of common stock of the Company (or of a corporation acquiring the Company) in exchange for the rights. The rights will not be exercisable or transferable apart from the CLARCOR common stock until the earlier of (1) 10 days following the public announcement that a person or affiliated group has acquired or obtained the right to acquire 15% or more of CLARCOR's common stock, or (2) 10 days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the ownership by a person or group of 30% or more of the Company's outstanding common stock. The Board of Directors may redeem the rights at a price of $.05 per right at any time prior to the acquisition by a person of 15% or more of the outstanding CLARCOR common stock.

    The authorized preferred stock includes 300,000 shares designated as Series A Junior Participating Preferred Stock.

K.  STOCK OPTION AND AWARD PLANS
    STOCK OPTION PLAN

    The 1984 Stock Option Plan includes incentive stock options under the provisions of the Internal Revenue Code and nonqualified stock options. Incentive stock options are granted at the fair market value at the date of grant. There are no incentive stock options outstanding. Nonqualified stock options may, at the discretion of the Board of Directors, be granted at an exercise price less than the fair market value at the date of grant.

    The plan also provides for the grant of stock appreciation rights to accompany the options. The Company accrues as compensation expense the excess of the fair market value over the related options' exercise price. Compensation expense for stock appreciation rights totaled $-0-in 1993 and 1992 and $76 in 1991. Stock appreciation rights are only exercisable to the extent the related options are exercisable for all grants except those granted after 1988, in which case the optionee may surrender for cash all or any portion independent of the exercise of related options. Exercise of stock appreciation rights causes surrender of an equal number of related options. All stock appreciation rights outstanding are held by former employees.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

K.  STOCK OPTION AND AWARD PLANS (CONTINUED)
    Shares under option are as follows:

                                                                                               STOCK
                                                                             NONQUALIFIED   APPRECIATION
                                                                             STOCK OPTIONS     RIGHTS
                                                                             -------------  ------------
Outstanding at November 30, 1990...........................................       877,067        57,780
  Granted..................................................................       --             --
  Exercised/surrendered....................................................      (121,958)      (33,479)
                                                                             -------------  ------------
Outstanding at November 30, 1991...........................................       755,109        24,301
  Granted..................................................................       219,000        --
  Exercised/surrendered....................................................      (121,500)       (5,625)
                                                                             -------------  ------------
Outstanding at November 30, 1992...........................................       852,609        18,676
  Granted..................................................................       158,000        --
  Exercised/surrendered....................................................      (148,403)       (6,750)
                                                                             -------------  ------------
Outstanding at November 30, 1993...........................................       862,206        11,926
                                                                             -------------  ------------
                                                                             -------------  ------------
Exercisable at November 30, 1993...........................................       431,891        11,926
                                                                             -------------  ------------
                                                                             -------------  ------------

    The outstanding nonqualified stock options at November 30, 1993 are exercisable at an average of $14.67 per share or $12,645 in total. There were also 241,528 shares reserved for future grants at November 30, 1993 (376,350 shares at November 30, 1992), of which 191,500 shares were granted in December 1993. The remaining ungranted shares expired on December 31, 1993.

    LONG RANGE PERFORMANCE SHARE PLAN

    The Long Range Performance Share Plan became effective December 1, 1987. Under this plan, officers and key employees may be granted target awards of Company shares of common stock and performance units which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors, during a three-year performance period. As of November 30, 1993, 680,355 of authorized shares have been reserved for the plan.

    During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense for the performance opportunity ratably during the performance cycle. Compensation expense for the plan totaled $364, $196 and $541 in 1993, 1992 and 1991, respectively. Distribution of Company shares of common stock and cash for the performance periods ended November 30, 1993, 1992 and 1991 were $432, $268 and $332, respectively.

    DIRECTORS' RESTRICTED STOCK COMPENSATION PLAN

    During 1990, the Company adopted a plan to grant all nonemployee directors, in lieu of cash, shares of common stock equal to five years directors' annual retainer. The directors' rights to the shares vest 20% on date of grant and 20% annually during the next four years. The directors are entitled to receive dividends and exercise voting rights with respect to all shares prior to vesting. Any unvested shares are forfeited if the director ceases to be a nonemployee director for any reason. Compensation expense for the plan totaled $131, $135 and $120 in 1993, 1992 and 1991, respectively. During 1992 and 1991,
$43 and $15, respectively, in Company shares of common stock were issued, net of forfeitures, under the plan.

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

L.  DISCONTINUED OPERATIONS
    In June 1991, the Company adopted a plan to dispose of its Precision Products Group (Group). Effective November 30, 1992, the Company sold the Group for $20,700 in cash, with settlement on December 31, 1992, and a $2,500 note receivable, included in other assets. The 8% note receivable, due December 30, 1997, has certain collateral pledged from the buyer, a highly leveraged entity. The sale was recorded as of November 30, 1992 and resulted in a pretax gain of $1,342 after considering estimated costs to be incurred in connection with the sale, operating results through the date of disposition, and including a $686 curtailment gain of certain pension benefits related to the Group. The income tax effects, net of $1,342, which offsets the gain, exceeds the normal statutory tax rate due principally to nontax deductible costs.

    Revenues applicable to the Group were $40,698 and $38,563 for the years ended November 30, 1992 and 1991, respectively.

    This Group has been reported as Discontinued Operations in the Consolidated Statements of Earnings and Cash Flows. Certain other disclosures and amounts in the footnotes for 1991 include amounts related to the Precision Products Group.

M.  UNAUDITED QUARTERLY FINANCIAL DATA
    The unaudited quarterly data for 1993 and 1992 are as follows:

                                                FIRST     SECOND      THIRD     FOURTH
                                               QUARTER    QUARTER    QUARTER    QUARTER     TOTALS
                                              ---------  ---------  ---------  ---------  -----------
1993:
  Net sales.................................  $  41,913  $  49,732  $  64,634  $  69,040  $   225,319
  Gross profit..............................     13,075     15,085     19,384     22,160       69,704
  Net earnings..............................      3,091      2,781      5,060      6,319       17,251
  Net earnings per common share.............  $     .21  $     .19  $     .34  $     .42  $      1.16
1992:
  Net sales.................................  $  40,780  $  45,353  $  50,655  $  51,837  $   188,625
  Gross profit..............................     12,784     14,751     16,010     15,793       59,338
  Earnings from continuing operations.......      2,932      4,376      5,054      4,147       16,509
  Earnings from discontinued operations.....     --         --         --         --          --
  Cumulative effect of accounting change....     (2,370)    --         --         --           (2,370)
  Net earnings..............................        562      4,376      5,054      4,147       14,139
  Net earnings (loss) per common share:
    Continuing operations...................  $     .20  $     .29  $     .34  $     .27  $      1.10
    Discontinued operations.................     --         --         --         --          --
    Cumulative effect of accounting
     change.................................       (.16)    --         --         --             (.16)
                                              ---------  ---------  ---------  ---------  -----------
                                              $     .04  $     .29  $     .34  $     .27  $       .94
                                              ---------  ---------  ---------  ---------  -----------
                                              ---------  ---------  ---------  ---------  -----------

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

M.  UNAUDITED QUARTERLY FINANCIAL DATA (CONTINUED)
NOTES TO QUARTERLY FINANCIAL DATA

    Net earnings and net earnings per share for the first quarter of 1992 have been restated to reflect the adoption in the fourth quarter of 1992 of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", retroactively effective December 1, 1991.

    The 1992 quarterly gross profit disclosures include a reclassification of certain product distribution costs from selling and administrative expenses to cost of sales in order to be consistent with the 1993 presentation.

    The second quarter of 1993 includes a charge to net earnings of approximately $1,200 related to the Company's subsidiary in Belgium. During the fourth quarters of 1993 and 1992, LIFO inventory reductions increased net earnings by approximately $650 and $400, respectively.

N.  SEGMENT INFORMATION
    At November  30,  1993, the  Company  has two  principal  product  segments:
Filtration Products and Consumer Products. The Filtration Products Group manufactures and markets a complete line of filters used in the filtration of internal combustion engines, clean rooms, sterile air and gases, and lubrication oils, air, fuel, coolant, hydraulic and transmission fluids. The Consumer Products Group manufactures and markets plastic closures, custom designed lithographed metal and metal-plastic containers, spiral and convolute-wound composite containers and collapsible metal tubes.

    Net sales represent sales to unaffiliated customers, as reported in the consolidated statements of earnings. Intersegment sales were not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, receivable from sale of Precision
Products Group in 1992, deferred income taxes, world headquarters facility, pension assets and various other assets which are not specific to an industry segment.

    The segment data for the years ended November 30, 1993, 1992 and 1991 are as follows:

                                                                      1993         1992         1991
                                                                   -----------  -----------  -----------
Net sales:
  Filtration Products............................................  $   156,165  $   118,215  $   109,360
  Consumer Products..............................................       69,154       70,410       70,178
                                                                   -----------  -----------  -----------
    Total........................................................  $   225,319  $   188,625  $   179,538
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Operating profit:
  Filtration Products............................................  $    19,661  $    18,666  $    20,909
  Consumer Products..............................................        9,406        8,964        9,944
                                                                   -----------  -----------  -----------
    Total........................................................  $    29,067  $    27,630  $    30,853
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Assets:
  Filtration Products............................................  $   105,278  $    74,364  $    71,691
  Consumer Products..............................................       30,377       28,588       29,161
  Corporate......................................................       34,241       58,303       26,175
  Discontinued operations........................................      --           --            30,972
                                                                   -----------  -----------  -----------
    Total........................................................  $   169,896  $   161,255  $   157,999
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

                                  CLARCOR INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

N.  SEGMENT INFORMATION (CONTINUED)

                                                                      1993         1992         1991
                                                                   -----------  -----------  -----------
Additions to plant assets:
  Filtration Products (including capitalized leases in 1991).....  $     6,339  $     3,861  $     5,537
  Consumer Products..............................................        3,816        2,652        2,677
  Corporate......................................................           63           44          148
  Discontinued operations........................................      --               893        1,482
                                                                   -----------  -----------  -----------
    Total........................................................  $    10,218  $     7,450  $     9,844
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------
Depreciation:
  Filtration Products............................................  $     2,758  $     2,063  $     1,745
  Consumer Products..............................................        2,912        2,738        2,466
  Corporate......................................................          146          151          358
  Discontinued operations........................................      --             2,092        2,138
                                                                   -----------  -----------  -----------
    Total........................................................  $     5,816  $     7,044  $     6,707
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

                                                              EXHIBIT 13(A)(VII)

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
CLARCOR Inc.
Rockford, Illinois

    We have audited the accompanying consolidated balance sheets of CLARCOR Inc. as of November 30, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CLARCOR Inc. as of November 30, 1993 and 1992, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1993, in conformity with generally accepted accounting principles.

    As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions, effective December 1, 1991.

                                          COOPERS & LYBRAND

Rockford, Illinois
January 7, 1994

                                                             EXHIBIT 13(A)(VIII)

         MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

    The management of CLARCOR is responsible for the preparation, integrity and objectivity of the Company's financial statements and the other financial information in this report. The financial statements were prepared in conformity with generally accepted accounting principles and reflect in all material respects the results of operations and the Company's financial position for the periods shown. The financial statements are presented on the accrual basis of accounting and, where appropriate, reflect estimates based upon judgments of management.

    In addition, management maintains a system of internal controls designed to assure that Company assets are safeguarded from loss or unauthorized use or disposition. Also, the controls system provides assurance that transactions are authorized according to the intent of management and are accurately recorded to permit the preparation of financial statements in accordance with generally accepted accounting principles. For the periods covered by the financial statements in this report, management believes this system of internal controls was effective concerning all material matters. The effectiveness of the controls system is supported by the selection and training of qualified personnel, an organizational structure that provides an appropriate division of responsibility, a strong budgetary system of control and a comprehensive internal audit program.

    The Audit Committee of the Board of Directors, which is composed of four outside directors, serves in an oversight role to assure the integrity and objectivity of the Company's financial reporting process. The Committee meets periodically with representatives of management and the independent and internal auditors to review matters of a material nature related to financial reporting and the planning, results and recommendations of audits. The independent and internal auditors have free access to the Audit Committee. The Committee is also responsible for making recommendations to the Board of Directors concerning the selection of the independent auditors.

Lawrence E. Gloyd              L. Paul Harnois                William F. Knese
Chairman, President and        Senior Vice President          Vice President,
Chief Executive Officer        and Chief Financial Officer    Treasurer and Controller

January 7, 1994

                                                               EXHIBIT 13(A)(IX)

                           13-YEAR FINANCIAL SUMMARY

                                                     1993          1992          1991          1990          1989
                                                 ------------  ------------  ------------  ------------  ------------
PER SHARE
  Equity.......................................  $      7.06   $      6.64   $      6.42   $      5.57   $      4.83
  Earnings from Continuing Operations..........         1.16          1.10          1.24          1.29          0.69
  Net Earnings.................................         1.16          0.94          1.26          1.37          0.42
  Dividends....................................        0.610         0.600         0.550         0.520         0.480
  Price: High..................................        20.00         22.50         22.67         17.83         18.92
        Low....................................        16.00         15.00         13.00         11.83         11.75
EARNINGS DATA ($000)
  Net Sales....................................  $   225,319   $   188,625   $   179,538   $   170,279   $   156,530
  Operating Profit.............................       29,067        27,630        30,853        30,832        22,128
  Interest Expense.............................        3,525         3,803         3,682         3,675         1,327
  Pretax Income................................       27,078        25,305        28,543        30,204        22,084
  Income Taxes.................................        9,827         8,796        10,068        10,999        10,474
  Earnings from Continuing Operations..........       17,251        16,509        18,475        19,205        11,610
  Earnings from Discontinued Operations........            0             0           297         1,200        (4,493 )
  Net Earnings.................................       17,251        14,139        18,772        20,405         7,117
  Average Shares Outstanding...................       14,838        14,973        14,873        14,843        17,040
EARNINGS ANALYSIS
  Operating Margin.............................         12.9 %        14.6 %        17.2 %        18.1 %        14.1 %
  Pretax Margin................................         12.0 %        13.4 %        15.9 %        17.7 %        14.1 %
  Effective Tax Rate...........................         36.3 %        34.8 %        35.3 %        36.4 %        47.4 %
  Net Margin -- Continuing Operations..........          7.7 %         8.8 %        10.3 %        11.3 %         7.4 %
  Net Margin...................................          7.7 %         7.5 %        10.5 %        12.0 %         4.5 %
  Asset Turnover...............................         1.40 x        1.19 x        1.25 x        1.30 x        1.09 x
  Return on Assets.............................         10.7 %         8.9 %        13.0 %        15.6 %         4.9 %
  Financial Leverage...........................         1.62 x        1.66 x        1.74 x        1.80 x        1.16 x
  Return on Equity.............................         17.3 %        14.8 %        22.7 %        28.1 %         5.7 %
  Reinvestment Rate............................         47.6 %        36.6 %        56.5 %        62.2 %       -16.5 %
BALANCE SHEET ($000)
  Current Assets...............................  $    86,161   $    93,627   $    75,207   $    72,623   $    58,019
  Plant Assets, net............................       47,636        35,584        45,712        42,748        44,223
  Total Assets.................................      169,896       161,255       157,999       144,127       131,009
  Current Liabilities..........................       33,288        25,272        20,570        20,758        21,405
  Long-Term Debt...............................       24,617        29,325        35,834        35,810        32,634
  Shareholders' Equity.........................      104,641        99,551        95,662        82,689        72,662
BALANCE SHEET ANALYSIS ($000)
  Debt to Capitalization.......................         19.0 %        22.8 %        27.3 %        30.2 %        31.0 %
  Working Capital..............................       52,873        68,355        54,637        51,865        36,614
  Quick Ratio..................................        1.6:1         2.5:1         2.1:1         2.1:1         1.4:1
CASH FLOW DATA ($000)
  From Operations..............................  $    19,992   $    22,807   $    18,343   $    25,284   $    17,791
  Used for Investment..........................       (1,193 )      (7,185 )     (14,719 )      (4,973 )      (8,251 )
  Used for Financing...........................      (20,012 )     (10,200 )      (8,805 )     (10,316 )     (23,915 )
  Change in Cash & Equivalents.................       (1,213 )       5,422        (5,181 )       9,995       (14,375 )
  Capital Expenditures.........................       10,218         7,450         8,128         8,638         8,334
  Depreciation.................................        5,816         7,044         6,707         6,619         6,321
  Dividends Paid...............................        9,036         8,958         8,165         7,708         8,290
  Interest (Income)/Expense....................        2,650         3,505         2,560         3,143            53
  Taxes Paid...................................        9,860        10,982         9,474        10,068        11,234
CASH FLOW ANALYSIS ($000)
  Operating Cash Flow(1).......................  $    32,502   $    37,294   $    30,377   $    38,495   $    29,078
  Net Cash Flow(2).............................       22,284        29,844        22,249        29,857        20,744
  Elective Cash Flow(3)........................          738         6,399         2,050         8,938         1,167

- --------------------------
(1)   From operations before interest income/expense and taxes paid.
(2)   Operating   cash   flow   less   capital   expenditures   before  interest
      income/expense and taxes paid.
(3) Net cash flow less dividends +(-) interest income/expense and less taxes paid.

    1988          1987          1986          1985          1984          1983          1982          1981
- ------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
$      6.99   $      6.36   $      5.76   $      5.22   $      4.68   $      4.13   $      3.69   $      3.29
       1.02          0.95          0.90          0.86          0.82          0.73          0.69          0.65
       1.15          1.04          0.96          0.93          0.91          0.79          0.73          0.73
      0.453         0.431         0.418         0.391         0.365         0.338         0.338         0.318
      14.59         16.89         14.17         12.78         12.89         15.33          8.00          8.00
       9.75          9.25         10.09         10.00          9.56          7.61          5.28          5.00
$   149,468   $   146,225   $   135,319   $   143,716   $   163,059   $   150,840   $   148,604   $   113,699
     27,287        29,045        25,032        27,222        27,816        25,551        25,177        20,108
        151           176           192           216           766         1,503         3,503         1,042
     28,833        30,378        29,769        30,139        29,167        25,730        24,411        22,951
     10,647        13,270        13,566        14,492        14,439        12,600        11,983        11,248
     18,186        17,108        16,203        15,647        14,728        13,130        12,428        11,703
      2,412         1,672         1,165         1,250         1,634         1,039           728         1,448
     20,598        18,780        17,368        16,897        16,362        14,169        13,156        13,151
     17,926        18,121        18,094        18,074        18,062        18,050        18,025        18,037
       18.3 %        19.9 %        18.5 %        18.9 %        17.1 %        16.9 %        16.9 %        17.7 %
       19.3 %        20.8 %        22.0 %        21.0 %        17.9 %        17.1 %        16.4 %        20.2 %
       36.9 %        43.7 %        45.6 %        48.1 %        49.5 %        49.0 %        49.1 %        49.0 %
       12.2 %        11.7 %        12.0 %        10.9 %         9.0 %         8.7 %         8.4 %        10.3 %
       13.8 %        12.8 %        12.8 %        11.8 %        10.0 %         9.4 %         8.9 %        11.6 %
       1.11 x        1.19 x        1.16 x        1.34 x        1.58 x        1.45 x        1.38 x        1.77 x
       15.3 %        15.3 %        14.9 %        15.7 %        15.8 %        13.7 %        12.2 %        20.4 %
       1.17 x        1.18 x        1.23 x        1.27 x        1.38 x        1.56 x        1.81 x        1.23 x
       17.9 %        18.0 %        18.4 %        20.0 %        21.9 %        21.3 %        22.2 %        25.2 %
       60.6 %        58.4 %        56.5 %        58.2 %        59.8 %        57.0 %        53.7 %        56.4 %
$    70,028   $    67,523   $    75,457   $    72,837   $    61,806   $    56,345   $    53,932   $    56,120
     42,063        39,828        32,431        27,934        27,482        30,742        31,818        33,916
    143,842       134,877       122,779       116,184       107,423       103,381       103,707       107,448
     14,244        15,899        13,153        15,815        16,805        17,424        18,455        19,239
      1,116         1,507         1,634         1,875         2,197         8,508        16,902        27,315
    125,012       115,015       104,186        94,372        84,466        74,663        66,412        59,344
        0.9 %         1.3 %         1.5 %         1.9 %         2.5 %        10.2 %        20.3 %        31.5 %
     55,784        51,624        62,304        57,022        45,001        38,921        35,477        36,881
      3.3:1         2.9:1         4.2:1         3.4:1         2.4:1         2.0:1         1.9:1         1.6:1
$    18,545   $    22,015   $    16,330   $    22,752   $    22,423   $    13,871   $    24,023   $    22,192
     (1,374 )     (16,231 )      (7,923 )     (22,511 )      (3,057 )      (2,499 )      (2,181 )     (49,277 )
    (11,105 )      (8,374 )      (7,767 )      (7,306 )     (12,870 )     (14,312 )     (16,501 )      17,768
      6,066        (2,590 )         640        (7,065 )       6,496        (2,940 )       5,341        (9,317 )
      6,137         5,086         9,720         4,187         2,574         3,387         3,239         2,991
      6,287         6,008         4,384         3,676         4,231         4,347         4,079         2,158
      8,121         7,814         7,560         7,069         6,583         6,098         6,088         5,731
       (946 )        (911 )      (1,876 )      (1,819 )      (1,214 )         (49 )       1,261        (2,611 )
     13,313        14,502        13,117        16,871        14,751        15,238        12,877        12,709
$    30,912   $    35,606   $    27,571   $    37,804   $    35,960   $    29,060   $    38,161   $    32,290
     24,775        30,520        17,851        33,617        33,386        25,673        34,922        29,299
      4,287         9,115          (950 )      11,496        13,266         4,386        14,696        13,470

                                                                EXHIBIT 13(A)(X)

                     MARKET-FOCUSED STRATEGY: 1991-PRESENT

    The Market-Focused strategy adopted in 1991 concentrates corporate investment in the domestic and international filtration markets, focusing on customer needs in the most dynamic markets. Positioning to execute that aim was completed last year with the sale of the Precision Products Group.

    CLARCOR's financial results for the year 1993 reflected the effects of acquisitions and a one-time charge in the Filtration Group and reduced demand for promotional containers in the Consumer Products Group.

    Consolidated sales reached a record high, while operating profit, net earnings, and earnings per share increased over the prior year. This financial review should be read in conjunction with the other financial information presented in this report.

OPERATING RESULTS

                                                                                                                1992 VS.
                                                                     1993 VS. 1992                                1991
                                                                        CHANGE                                   CHANGE
                                                                 ---------------------                          ---------
                                          $ 1993      % SALES        $          %        $ 1992      % SALES        $
                                         ---------  -----------  ---------  ----------  ---------  -----------  ---------
Continuing Operations:
  Net Sales............................  $  225.3        100.0 % $    36.7       19.5 % $   188.6       100.0 % $     9.1
  Cost of Sales........................      155.6        69.1 %      26.3       20.4 %     129.3        68.6 %       9.0
  Selling & Administrative Expenses....       40.6        18.0 %       8.9       28.2 %      31.7        16.8 %       3.4
  Operating Profit.....................       29.1        12.9 %       1.5        5.2 %      27.6        14.6 %      (3.3)
  Other Income (Deductions)............       (2.0)       -0.9 %       0.3       14.5 %      (2.3)       -1.2 %    --
  Earnings Before Taxes................       27.1        12.0 %       1.8        7.0 %      25.3        13.4 %      (3.3)
  Income Taxes.........................        9.8         4.3 %       1.0       11.7 %       8.8         4.6 %      (1.3)
  Earnings.............................       17.3         7.7 %       0.8        4.5 %      16.5         8.8 %      (2.0)
Discontinued Operations -- Earnings....     --          --          --         --          --          --            (0.3)
Cumulative Effect -- SFAS 106..........     --          --             2.4     --            (2.4)       -1.3 %      (2.4)
Net Earnings...........................  $    17.3         7.7 % $     3.2       22.0 % $    14.1         7.5 % $    (4.7)
                                         ---------       -----   ---------      -----   ---------       -----   ---------
Shares Outstanding -- Average..........       14.8                                           15.0
Earnings Per Share:
Continuing Operations..................  $    1.16               $    0.06        5.5 % $    1.10               $   (0.14)
Discontinued Operations................     --                      --         --          --                   $   (0.02)
Cumulative Effect -- SFAS 106..........     --                   $    0.16     --       $   (0.16)              $   (0.16)
    Total..............................  $    1.16               $    0.22       23.4 % $    0.94               $   (0.32)


                                             %
                                         ----------
Continuing Operations:
  Net Sales............................        5.1 %
  Cost of Sales........................        7.4 %
  Selling & Administrative Expenses....       12.0 %
  Operating Profit.....................      -10.4 %
  Other Income (Deductions)............     --
  Earnings Before Taxes................      -11.3 %
  Income Taxes.........................      -12.6 %
  Earnings.............................      -10.6 %
Discontinued Operations -- Earnings....     --
Cumulative Effect -- SFAS 106..........     --
Net Earnings...........................      -24.7 %
                                         ----------
Shares Outstanding -- Average..........
Earnings Per Share:
Continuing Operations..................      -11.3 %
Discontinued Operations................     --
Cumulative Effect -- SFAS 106..........     --
    Total..............................      -25.4 %

SALES

    CLARCOR generated record net sales during fiscal 1993. Consolidated net sales of $225.3 were 19.5% higher than sales reported for 1992. This increase was the result of higher Filtration Products Group sales, due principally to acquisitions in 1993, and also to increased sales in the heavy duty and railroad locomotive markets. Consolidated sales of $188.6 in 1992 were 5.1% higher than 1991 sales of $179.5, again due to higher shipments in the Filtration Products Group, principally in the Baldwin heavy duty lines.

    Information comparing the net sales of CLARCOR's continuing operating groups is presented in the table on page 20 [See Note N to Notes to Consolidated Financial Statements included in Exhibit 13(a)(vi)].

    Boosted by the acquisitions of Airguard Industries and Guardian/U.E.L., Filtration Group sales of $156.2 in 1993 were 32.1% higher than sales in 1992. Without the sales contribution of Airguard and Guardian/U.E.L., net sales increased 5.8%. Sales gains were recorded in the group's Baldwin heavy duty markets and the railroad locomotive markets. Net sales recorded in the Filtration Products Group in 1992 totaled $118.2, and were 8.1% higher than the sales level of $109.4 recorded in 1991. Sales gains in 1992 were recorded in the group's Baldwin heavy duty market, and, to a lesser extent, in the HEFCO clean room markets.

    The Consumer Products Group experienced increased sales of plastic closures during 1993. This increase was more than offset by a reduced level of sales to the promotional container markets during the year. As a result of this net reduction, 1993 sales were $69.1, down 1.8% from the 1992 sales. Sales in the Consumer Products Group during 1992 were flat, totaling $70.4 compared to sales of $70.1 in 1991.

                                                    1993 vs. 1992                        1992 vs. 1991
                                         -----------------------------------  -----------------------------------
Net Sales                                    $        % Total      Change         $        % Total      Change
- ---------------------------------------  ---------  -----------  -----------  ---------  -----------  -----------
Filtration Products....................  $   156.2       69.3%        32.1%   $   118.2       62.7%         8.1%
Consumer Products......................       69.1       30.7%        -1.8%        70.4       37.3%         0.3%
                                         ---------    -----      -----------  ---------    -----          ---
  Total................................  $   225.3      100.0%        19.5%   $   188.6      100.0%         5.1%
                                         ---------    -----      -----------  ---------    -----          ---
                                         ---------    -----      -----------  ---------    -----          ---

EARNINGS

    Operating profit recorded by CLARCOR in 1993 totaled $29.1, an increase of $1.5, or 5.2%, over the 1992 operating profit. Profits in both of the Company's operating groups increased. In the Filtration Products Group, profits increased 5.3%, while profits in the Consumer Products Group increased 4.9%. In 1992, the consolidated operating profit earned by the Company's continuing operations totaled $27.6, down $3.3, or 10.4% from the record level of 1991. Profits in both the Filtration Products and Consumer Products groups were down compared to the prior year. Operating profit of $30.9 was recorded in the year 1991.

                                                       1993 VS. 1992                         1992 VS. 1991
                                            ------------------------------------  -----------------------------------
OPERATING PROFIT                                $        % TOTAL       CHANGE         $        % TOTAL      CHANGE
- ------------------------------------------  ---------  -----------  ------------  ---------  -----------  -----------
Filtration Products.......................  $    19.7       67.6%          5.3%   $    18.7       67.6%       -10.7%
Consumer Products.........................        9.4       32.4%          4.9%         8.9       32.4%        -9.9%
                                                                          --
                                            ---------    -----                    ---------    -----      -----------
  Total...................................  $    29.1      100.0%          5.2%   $    27.6      100.0%       -10.4%
                                                                          --
                                                                          --
                                            ---------    -----                    ---------    -----      -----------
                                            ---------    -----                    ---------    -----      -----------

    Operating profit as a percent of sales in 1993 was 12.9%. This is lower than the 1992 operating profit percent because of the acquisitions and charges recorded in the Filtration Products Group. In line with Company expectations, the acquisitions contributed significant sales for CLARCOR, but did not contribute operating profits consistent with either the sales contributed or the profit level of the rest of the group. As a percent of net sales, the 1992 operating profit was 14.6%. In 1991, the operating profit return on sales was 17.2%.

OPERATING PROFIT AS A PERCENT OF NET SALES                                      1993         1992         1991
- ---------------------------------------------------------------------------  -----------  -----------  -----------
Filtration Products........................................................       12.6%        15.8%        19.1%
Consumer Products..........................................................       13.6%        12.7%        14.2%
                                                                                 ---          ---          ---
  Total....................................................................       12.9%        14.6%        17.2%
                                                                                 ---          ---          ---
                                                                                 ---          ---          ---

    The 1993 operating profit recorded by the Filtration Products Group totaled $19.7, up $1.0, or 5.3% from the level recorded in 1992. This profit results principally from the group's 1993 acquisitions, and gains recorded in the group's Baldwin heavy duty markets and Clark Filter railroad locomotive business. The 1993 operating profit was negatively impacted by a $1.5 one-time charge related to Baldwin Filters' Belgian operations plus the cost of settling the Baldwin lawsuit contingency. The group recorded operating profit of $18.7 in 1992. Compared to the 1991 profit, this was a decrease of $2.2, or 10.7%. The 1992 reduction in operating profit was chiefly the result of discounting due to pricing pressures in the heavy duty markets and decreased volume in the railroad filter and food and beverage markets. Operating profit in 1991 was $20.9.

    The 1993 operating profit as a percent of net sales was 12.6%. While the acquisitions of Airguard and Guardian/U.E.L. contributed earnings in 1993, their contributions were not at the same level as the margin from the group's existing businesses. Charges related to the Baldwin N.V. operation and settlement of the lawsuit contingency contributed to the reduced margin. Operating margin was 15.8% in 1992, and compares to 19.1% in 1991.

    Operating profit in the Consumer Products Group was $9.4, an increase of $.5, or 4.9%, over the 1992 operating profit. Despite a decline in promotional sales from the prior year, the group realized profit gains from the sale of engineering activities, productivity improvements and inventory management. In 1992, the Consumer Products Group posted a decrease of $1.1, or 9.9%, from operating profit recorded in 1991. The group's 1992 profits were negatively impacted by product mix changes within the flat volume. In 1991, group operating profits were $10.0.

    In 1993, Consumer profit as a percent of sales was 13.6%. Profit as a percent of net sales was 12.7% in 1992, and 14.2% in 1991.

    Net other expense in 1993 totaled $2.0. This net figure resulted from $3.5 of interest expense, chiefly resulting from the Company's long-term debt. Offsetting income items included $.9 of interest on the higher 1993 cash and investment balances, and $.7 of equity in affiliates. In 1992, net other expense was $2.3. Interest expense totaled $3.8, and was mostly related to the Company's long-term debt. Total income items of $1.5 included interest earnings on cash and short-term investments of $.3 and other items of $1.2, $.9 of which was equity in the earnings from CLARCOR's investment in the stock of G.U.D. Holdings Limited. In 1991, net other expense totaled $2.3. Interest expense in 1991 was $3.7, related to the outstanding long-term debt. Income items included $1.1 of interest on cash and short-term cash investments, and other items of $.3, mostly equity earnings on the G.U.D. stock investment.

    CLARCOR's provision for income taxes in 1993 totaled $9.8, an increase of $1.0 over 1992 income taxes. This increase results from increased pretax profit in the current year. The 1993 provision includes higher statutory rates offset by a $.7 reduction of previously established accruals for taxes and non-deductible Baldwin N.V. operating losses. The 1993 effective tax rate is 36.3%. In 1992, income taxes related to continuing operations totaled $8.8. This was $1.3 lower than expense of $10.1 recorded in 1991. The reduced 1992 tax expense is related to the lower pretax profit in that year. The effective tax rate was 34.8% in 1992. In 1991, income tax expense was $10.1, resulting in an effective tax rate of 35.3%.

    Net earnings in 1993 were $17.3, and reflect higher profit from operating activities and lower non-operating expense. Net earnings as a percent of net sales was 7.7%. The 1992 earnings from continuing operations before the cumulative effect of adopting an accounting change totaled $16.5, a decline of $2.0, or 10.6%, from earnings in the prior year. This earnings decline was the result of the lower operating profit experienced in 1992. As a percent of net sales, earnings from continuing operations in 1992 were 8.8%. Earnings from continuing operations in 1991 were $18.5, or 10.3% of sales.

    Earnings from discontinued operations were not reported in 1992, as amounts equal to these earnings were provided as reserves for the Company's planned divestiture of the Precision Products Group, which occurred at year-end 1992. In 1991, these discontinued operations contributed $.3.

    During 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting For Postretirement Benefits Other Than Pensions." This new accounting standard, required to be adopted by 1994, resulted in a $2.4 after-tax charge against earnings that year.

    Total net earnings for 1993 were $17.3, a 22.0% increase over the 1992 total net earnings. Net earnings in 1992 were reduced by the adoption of the postretirement benefits accounting standard. As a result of the adoption of this standard, CLARCOR's total net earnings for the year 1992 were $14.1, a decline of 24.7% from the level of $18.8 recorded in fiscal 1991. Net earnings as a percent of beginning total assets increased to 10.7% in 1993. The return on beginning assets was 8.9% in 1992, and 13.0% in 1991. Net earnings as a percent of beginning shareholders' equity increased to 17.3% in 1993. In 1992, the return on equity was 14.8%, and 22.7% in 1991.

    Earnings per share in 1993 were $1.16. These earnings represent a $.06, or 5.5% increase over 1992 earnings per share from continuing operations of $1.10. The 1992 per share earnings are before the cumulative effect of adopting the postretirement benefits accounting change and reflect earnings from continuing operations only. In that year, amounts equal to the per share earnings from discontinued operations were provided as reserves for the divestiture of the Precision Products Group, completed at year-end. The cumulative effect of adopting the postretirement benefits accounting change was $.16 per share, resulting in 1992 total earnings per share of $.94. The total 1992 earnings were down $.32 per share from the 1991 earnings of $1.26. Of the total $.32, per share earnings from continuing operations were down $.14, per share earnings from discontinued operations were down $.02, and per share earnings were reduced $.16 due to the one-time postretirement benefits charge.

                                                                           1993               1992
                                                             ----------------------------------------------
                                                                                     ----------------------
SUMMARY OF CASH FLOWS                                            $       % CHANGE        $       % CHANGE
- -----------------------------------------------------------  ---------  -----------  ---------  -----------
From Operations............................................  $    20.0      -12.3%   $    22.8       24.3%
  Interest Payments........................................        3.6       -8.2%         3.9        5.6%
For Investing..............................................        1.2      -83.4%         7.2      -51.2%
  Capital Expenditures.....................................       10.2       55.8%         6.5       -1.3%
For Financing..............................................       20.0       96.2%        10.2       15.8%
  Dividends................................................        9.0         .9%         8.9        9.7%
Change in Cash & Equivalents...............................       (1.2)    -122.4%         5.4      204.7%

                              FINANCIAL CONDITION

CORPORATE LIQUIDITY

    The discussion of corporate liquidity should be read in conjunction with the information presented in the Consolidated Statements of Cash Flows on page 33 [See Exhibit 13(a)(v) hereto].

    CLARCOR carried substantial cash balances in 1993, as the Company's business continued to generate strong cash inflows. This is consistent with the results from the years 1992 and 1991. In 1993, the net change in cash and short-term cash investments was a decrease of $1.2. In 1992, the Company generated a net cash increase of $5.4. The net cash used in 1991 was $5.2.

    In 1993, the Company's operating activities provided $20.0 of cash, investing activities used $1.2, and financing activities used $20.0. Operating activities, including net earnings and adjustments of depreciation and amortization, provided $23.5. Offsetting this total was $3.5 consumed for other uses, principally the net of changes in assets and liabilities. The $20.0 provided by continuing operations in 1993 compares to $22.8 in 1992, which included $19.7 of cash from continuing operations and $3.1 of cash from discontinued operations. Cash generated in 1992 was $22.8, up substantially from amounts generated by the 1991 operating activities. Net earnings contributed $14.1 in that year, while adjustments, mainly depreciation and amortization, totaled $8.7. Included in the net earnings is the $2.4 impact of adopting the postretirement benefits standard. In 1991, earnings from continuing operations provided $18.5, but investment in accounts receivable and inventory had been significant, more than offsetting amounts for depreciation and amortization. Operating activities of discontinued operations provided $5.1, bringing the total operating activities to $18.3.

    Investing activities in 1993 used a net $1.2. Of this total, $20.7 of cash proceeds originated from the sale of the Precision Products Group, and other investing activities generated a net $1.1. Cash of $12.8, net of cash acquired, was invested in business acquisitions. Investment in plant asset additions totaled $10.2. Investing activities in 1992 used net cash of $7.2, representing mostly additions to plant assets. In 1991, investing activities used $14.7, the result of expenditures for additions to plant assets and the net investment in G.U.D. Holdings Limited stock.

    Cash outflows from financing activities in 1993 totaled $20.0. Included in this total are debt reduction payments of $7.6, treasury stock purchases of $3.4 and dividends of $9.0. Cash outflows from 1992 financing activities were $10.2, and consisted chiefly of cash dividend payments of $8.9 and $1.4 in long-term debt repayments. In 1991, the cash used for financing activities totaled $8.8, principally for dividends and debt repayment.

    Cash generation by CLARCOR businesses remains strong, and is adequate for the Company's current level of operations, including asset additions and debt repayment.

    In February of 1992, the Financial Accounting Standards Board adopted Statement No. 109, "Accounting for Income Taxes." This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years. The 1994 adoption of the new standard will not have a material effect on the Company's financial position and results of operations.

CAPITAL RESOURCES

    CLARCOR's 1993 balance sheet reflected the Company's strength, and its redeployment of assets resulting from the sale of the Precision Products Group.

                                                                       1993                     1992
                                                              -----------------------  -----------------------
SUMMARY BALANCE SHEET                                             $        % CHANGE        $        % CHANGE
- ------------------------------------------------------------  ---------  ------------  ---------  ------------
Current Assets..............................................  $    86.2        (8.0)%  $    93.6        24.5%
Investment in Affiliates....................................        8.0         9.9%         7.3         2.6%
Plant Assets, net...........................................       47.6        33.9%        35.6       (22.2)%
Excess Cost over Fair Value, net............................       15.7        23.0%        12.8       (38.2)%
Pension & Other Assets......................................       12.4         3.3%        12.0        28.8%
Total Assets................................................      169.9         5.4%       161.3         2.1%
Current Liabilities.........................................       33.3        31.7%        25.3        22.9%
Long-term Debt..............................................       24.6       (16.1)%       29.3       (18.2)%
Postretirement Healthcare Benefits..........................        3.1       (12.0)%        3.5       100.0%
Deferred Income Taxes.......................................        4.3        18.7%         3.6       (39.8)%
Shareholders' Equity........................................      104.6         5.1%        99.6         4.1%

    Total assets increased to $169.9, up from $161.3 last year. Working capital at year-end totaled $52.9, down from $68.4 in the prior year, as liquid assets at the prior year-end were converted during the year chiefly into productive capacity. The 1993 current ratio was 2.6:1, down from the prior year-end which reflected the receivable from the Precision Products Group sale. In 1992, CLARCOR's consolidated balance sheet reflected significant changes from the 1991 level because of the sale of the Precision Products Group. Total assets reached $161.3 at year-end 1992. The current ratio was 3.7:1 in 1992, due to the Precision Products current receivable.

                                                                        1993         1992
                                                                     -----------  -----------
Current Ratio......................................................      2.6:1        3.7:1
Quick Ratio........................................................      1.6:1        2.5:1
Debt/Equity........................................................        23.5%        29.5 %

    The  1993  balance  sheet  reflected  the  results  of  the  Company's  1993 acquisitions. Total current assets declined to $86.2 from $93.6, principally because the $20.7 Precision Products Group receivable was converted to cash and invested in the assets and liabilities of the Airguard and Guardian/U.E.L. acquisitions. Cash and short-term cash investments totaled a healthy $13.8, down from $15.1 last year. Accounts receivable increased to $40.9 from $27.9, the result of the addition of receivables from the acquisitions. In the long-term assets, plant assets increased to $47.6 from $35.6, again reflecting the inclusion of the Airguard and Guardian/U.E.L. net fixed assets.

    The year-end 1993 current liabilities also reflected the effects of CLARCOR's acquisitions during the year. The liabilities saw a reduction in the long-term debt, as scheduled 1993 payments were made and amounts payable in 1994 were classified as current liabilities. In 1992, the liabilities were related to the scheduled repayment of the debt. Both current liabilities and long-term debt reflected the effects of this repayment schedule. At the end of 1992, current liabilities increased over the level of the prior year-end to $25.3. This change resulted from an increase in the current portion of the long-term debt, as amounts were moved from the long-term classification to reflect their scheduled payment in 1993. The long-term debt at year-end 1992 totaled $29.3.

    CLARCOR's 1993 operations resulted in shareholders' equity which totaled $104.6 at year-end. This is an increase of $5.0, or 5.1%, over the prior year's level. Total shareholders' equity at year-end 1992 had increased to $99.6. In 1992, the equity accounts reflected a 3-for-2 stock split paid in February, and the retirement of the Company's treasury shares.

    Year-end totals of 14,819,199 and 14,985,831 common shares were issued and outstanding at November 30, 1993 and 1992, respectively.

                                   THE FUTURE

    The upward trend in CLARCOR's operating results for the year 1993 is indicative of the Company's future plans. Sales and operating profit increased, and this trend is expected to continue. It is the Company's plan to expand the Filtration Products Group while maintaining a positive presence in the Consumer Products markets.

    The majority of future Filtration Products revenue growth is expected to come from the introduction of new filtration products, expansion of international sales and a growing contribution from new filtration businesses. In Consumer Products, future revenue growth is anticipated to come from engineered plastic closures for the aseptic container market and the new SST-TM-closure. These are expected to play a significant role in the future development of a European presence and allow for growth in a high volume market.

    The Company's plan for internal development, coupled with expected future acquisitions and strategic alliances, will provide the planned growth which will further the realization of CLARCOR's sales and operating profit goals, and provide the liquidity and financial strength needed to fund this growth.