Form 10-K, Exhibit 13
period 1994-12-03
CLARCOR INC
filed 1995-02-24
CIK 20740

                                                               EXHIBIT 13(a)(ii)

CONSOLIDATED BALANCE SHEETS
November 30, 1994 and 1993 (DOLLARS IN THOUSANDS)
================================================================================

ASSETS                                                                                   1994        1993
- ------------------------------------------------------------------------------------------------------------
Current assets:
  Cash and short-term cash investments............................................    $ 19,567    $ 13,838
  Accounts receivable, less allowance for losses
    of $1,580 for 1994 and $1,544 for 1993........................................      42,545      40,911
  Inventories.....................................................................      30,258      26,996
  Prepaid expenses................................................................       2,926       1,175
  Deferred income taxes...........................................................       3,154       3,241
                                                                                      ----------------------
                              Total current assets................................      98,450      86,161
                                                                                      ----------------------
Marketable equity securities, at fair value.......................................       3,655          --
Investment in affiliates..........................................................         248       8,002
Plant assets, at cost less accumulated depreciation...............................      52,615      47,636
Excess of cost over fair value of assets acquired,
  less accumulated amortization...................................................      15,191      15,701
Pension assets....................................................................      10,237       9,056
Other assets......................................................................       8,052       7,011
                                                                                      ----------------------
                              Total assets........................................    $188,448    $173,567
                                                                                      ----------------------
                                                                                      ----------------------

LIABILITIES
- ------------------------------------------------------------------------------------------------------------
Current liabilities:
  Current portion of long-term debt...............................................    $  7,579    $  7,921
  Accounts payable and accrued liabilities........................................      29,831      23,775
  Income taxes....................................................................       2,051       1,592
                                                                                      ----------------------
                              Total current liabilities...........................      39,461      33,288
                                                                                      ----------------------
Long-term debt, less current portion..............................................      17,013      24,617
Postretirement health care benefits...............................................       3,039       3,111
Long-term pension liabilities.....................................................       5,616       3,671
Deferred income taxes.............................................................       5,686       4,239

Minority interest.................................................................         171          --

Contingencies

SHAREHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------------
Capital stock:
  Preferred, par value $1, authorized 1,300,000
    shares, issuable in series, none issued.......................................          --          --
  Common, par value $1, authorized 30,000,000
    shares, issued 14,803,788 in 1994 and
    14,819,199 in 1993............................................................      14,804      14,819
Capital in excess of par value....................................................         183         328
Foreign currency translation adjustments..........................................        (609)     (1,465)
Unrealized holding gain on marketable equity securities, net of taxes.............         911          --
Retained earnings.................................................................     103,013      90,959
                                                                                      ----------------------
                                                                                       118,302     104,641
Common stock in treasury at cost; 42,900 shares in 1994                                   (840)         --
                                                                                      ----------------------
                              Total shareholders' equity..........................     117,462     104,641
                                                                                      ----------------------
                              Total liabilities and shareholders' equity..........    $188,448    $173,567
                                                                                      ----------------------
                                                                                      ----------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                              EXHIBIT 13(a)(iii)

CONSOLIDATED STATEMENTS OF EARNINGS
for the years ended November 30, 1994, 1993 and 1992
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

                                                                            1994        1993        1992
- -----------------------------------------------------------------------------------------------------------
Net sales.............................................................    $270,123    $225,319    $188,625
Cost of sales.........................................................     192,456     155,615     129,287
                                                                          ----------------------------------
          Gross profit................................................      77,667      69,704      59,338
Selling and administrative expenses...................................      45,301      40,637      31,708
                                                                          ----------------------------------
          Operating profit............................................      32,366      29,067      27,630
                                                                          ----------------------------------
Other income (expense):
  Interest expense....................................................      (2,788)     (3,525)     (3,803)
  Interest income.....................................................         548         875         298
  Equity in net earnings of affiliates................................         959         745         873
  Gain on sale of investment in affiliate.............................       4,166          --          --
  Minority interest in earnings of subsidiary.........................          (2)         --          --
  Other, net..........................................................      (2,689)        (84)        307
                                                                          ----------------------------------
                                                                               194      (1,989)     (2,325)
                                                                          ----------------------------------
          Earnings from continuing operations
            before income taxes and cumulative
            effect of change in accounting method.....................      32,560      27,078      25,305
Provision for income taxes............................................      11,935       9,827       8,796
                                                                          ----------------------------------
          Earnings from continuing operations
            before cumulative effect of
            change in accounting method...............................      20,625      17,251      16,509
Discontinued operations:
  Gain on disposition, net of income
    taxes of $1,342 in 1992...........................................          --          --          --
Cumulative effect of changes in accounting
  methods, net of income tax benefit
  of $1,477 in 1992...................................................         630          --      (2,370)
                                                                          ----------------------------------
Net earnings..........................................................    $ 21,255    $ 17,251    $ 14,139
                                                                          ----------------------------------
                                                                          ----------------------------------
Net earnings (loss) per common share:
  Continuing operations...............................................       $1.39       $1.16       $1.10
  Discontinued operations.............................................          --          --          --
  Cumulative effect of accounting changes.............................        0.04          --       (0.16)
                                                                          ----------------------------------
                                                                             $1.43       $1.16       $ .94
                                                                          ----------------------------------
                                                                          ----------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               EXHIBIT 13(a)(iv)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
for the years ended November 30, 1994, 1993 and 1992 (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)
================================================================================

                                                      Common Stock
                                    ----------------------------------------------
                                            Issued                In Treasury                      Foreign
                                    ----------------------  ----------------------   Capital in    Currency   Unrealized
                                      Number                  Number                 Excess of   Translation    Holding    Retained
                                     of Shares      Amount   of Shares      Amount   Par Value   Adjustments      Gain     Earnings
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1991......    22,379,030     $14,920   7,471,748    $ 72,260    $ 4,323     $    --        $  --    $148,679

Net earnings....................            --          --          --          --         --          --           --      14,139
Retirement of
  treasury stock................    (7,413,671)     (7,414) (7,413,671)    (72,974)    (4,986)         --           --     (60,574)
Stock split.....................            --       7,459          --          --         --          --           --      (7,459)
Stock options exercised.........        25,678          26     (18,145)        785        635          --           --          --
Issuance of stock under
  award plans...................        (5,206)         (5)    (39,932)        (71)       300          --           --          --
Cash dividends-$.60
  per common share..............            --          --          --          --         --          --           --      (8,958)
Translation adjustments.........            --          --          --          --         --      (1,534)          --          --
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1992......    14,985,831      14,986          --          --        272      (1,534)          --      85,827

Net earnings....................            --          --          --          --         --          --           --      17,251
Purchase of
  treasury stock................            --          --     202,359       3,369         --          --           --          --
Retirement of
  treasury stock................      (202,359)       (202)   (202,359)    ( 3,369)       (84)         --           --      (3,083)
Stock options exercised.........        27,223          27          --          --         66          --           --          --
Issuance of stock under
  award plans...................         8,504           8          --          --         74          --           --          --
Cash dividends-$.61
  per common share..............            --          --          --          --         --          --           --      (9,036)
Translation adjustments.........            --          --          --          --         --          69           --          --
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1993......    14,819,199      14,819          --          --        328      (1,465)          --      90,959

Net earnings....................            --          --          --          --         --          --           --      21,255
Purchase of
  treasury stock................            --          --      72,900       1,327         --          --           --          --
Retirement of
  treasury stock................       (30,000)        (30)    (30,000)       (487)      (457)         --           --          --
Stock options exercised.........         5,775           6          --          --         78          --           --          --
Issuance of stock under
  award plans...................         8,814           9          --          --        234          --           --          --
Cash dividends-$.6225
  per common share..............            --          --          --          --         --          --           --      (9,201)
Unrealized holding gain on
  marketable equity securities..            --          --          --          --         --          --          911          --
Translation adjustments.........            --          --          --          --         --         856           --          --
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1994......    14,803,788     $14,804      42,900    $    840    $   183     $  (609)       $ 911    $103,013
- ------------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                EXHIBIT 13(a)(v)

CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended November 30, 1994, 1993 and 1992 (DOLLARS IN THOUSANDS)
================================================================================

                                                                            1994        1993        1992
- -----------------------------------------------------------------------------------------------------------
Cash flows from continuing operations:
  Net earnings and cumulative effect of accounting change.............    $ 21,255    $ 17,251    $ 14,139
  Adjustments to reconcile net earnings to net
    cash provided by continuing operations:
      Depreciation....................................................       6,778       5,816       4,952
      Amortization....................................................         514         479         428
      Equity in net earnings of affiliates............................        (959)       (745)       (873)
      Gain on sale of investment in affiliate.........................      (4,166)         --          --
      Minority interest in earnings of subsidiary.....................           2          --          --
      Net loss (gain) on disposition of plant assets..................       1,862         168          (1)
      Cumulative effect of accounting changes, net....................        (630)         --       2,370
      Changes in assets and liabilities:
        Accounts receivable...........................................      (1,981)     (3,357)       (513)
        Inventories...................................................      (2,863)      2,992        (694)
        Prepaid expenses..............................................      (1,786)        707        (718)
        Accounts payable and accrued liabilities......................       4,021      (2,319)      2,032
        Pension assets and liabilities, net...........................         681      (1,248)       (822)
        Income taxes..................................................        (137)       (605)         23
        Deferred income taxes.........................................       2,012         853        (590)
                                                                          ----------------------------------
          Cash provided by continuing operations......................      24,603      19,992      19,733
          Cash provided by discontinued operations....................          --          --       3,074
                                                                          ----------------------------------
          Net cash provided by operating activities...................      24,603      19,992      22,807
                                                                          ----------------------------------
Cash flows from investing activities:
  Proceeds from sale of investment in affiliate.......................      10,731)         --          --
  Business accquisitions, net of cash acquired........................      (1,512)    (12,824)         --
  Dividends from affiliates, net of reinvestments.....................         363         439          92
  Additions to plant assets...........................................     (11,416)    (10,218)     (6,557)
  Proceeds from sale of Precision Products Group......................          --      20,700          --
  Disposition of plant assets.........................................         331           2         232
  Other, net..........................................................       1,034         708        (118)
  Cash used by discontinued operations, principally for
    plant assets......................................................          --          --        (834)
                                                                          ----------------------------------
          Net cash used in investing activities.......................        (469)     (1,193)     (7,185)
                                                                          ----------------------------------
Cash flows from financing activities:
  Reduction of long-term debt.........................................      (7,946)     (7,614)     (1,357)
  Sale of capital stock, stock option plan............................          69           7         115
  Purchase of treasury stock..........................................      (1,327)     (3,369)         --
  Cash dividends paid.................................................      (9,201)     (9,036)     (8,958)
                                                                          ----------------------------------
          Net cash used in financing activities.......................     (18,405)    (20,012)    (10,200)
                                                                          ----------------------------------
Net change in cash and short-term cash investments....................       5,729      (1,213)      5,422
Cash and short-term cash investments, beginning of year...............      13,838      15,051       9,629
                                                                          ----------------------------------
Cash and short-term cash investments, end of year.....................    $ 19,567    $ 13,838    $ 15,051
                                                                          ----------------------------------
                                                                          ----------------------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               EXHIBIT 13(a)(vi)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

At November 30, 1994, the Company has two principal product segments: Filtration Products and Consumer Products. During 1993, the Company acquired Airguard Industries and Guardian/U.E.L. to be part of Filtration Products. Effective November 30, 1992, the Company sold its Precision Products Group, which had been previously reported as Discontinued Operations.

A.   ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include all domestic and foreign subsidiaries which are more than 50% owned and controlled. Investments in nonconsolidated companies which are at least 20% owned are carried at cost plus equity in undistributed earnings since acquisition.

     Minority interest represents a minority shareholder's 10% ownership of the common stock of Filtros Baldwin de Mexico (FIBAMEX).

FOREIGN CURRENCY TRANSLATION
     Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of shareholders' equity.

INVESTMENTS IN MARKETABLE SECURITIES
     The Company adopted Statement of Financial Accounting Standards No. 115, (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities". As permitted, the Company implemented this Standard on November 30, 1994. The Company's marketable equity securities have been classified as available-for-sale.

PLANT ASSETS
     Depreciation is provided by the straight-line and accelerated methods for financial statement purposes and by the accelerated method for tax purposes. Provision for depreciation is made over the estimated useful lives of the assets. It is the policy of the Company to capitalize renewals and betterments, and to charge to expense the cost of current maintenance and repairs.

EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED
     Excess of cost over fair value of assets acquired is being amortized over a forty-year period, using the straight-line method. Accumulated amortization was $5,405 and $4,891 at November 30, 1994 and 1993, respectively.

STATEMENTS OF CASH FLOWS
     All highly liquid investments purchased with an original maturity of three months or less are considered to be short-term cash investments. The carrying amount approximates fair value. The Company has certain noncash transactions related to stock option and award plans, and the disposition of certain assets and businesses, which are described in Footnotes L. and M.

CONCENTRATIONS OF CREDIT
     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and in high grade municipal securities. At November 30, 1994 and 1993, the Company held short-term securities of municipal government agencies with a total cost of $13,471 and $7,680, respectively. Concentrations of credit risk with

================================================================================

respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries.

INCOME TAXES
     As of December 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" which changes the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income.

NET EARNINGS PER COMMON SHARE
     Net earnings per common share is based on the weighted average number of common shares outstanding during the respective years.

ACCOUNTING PERIOD
     The Company's fiscal year ends on the Saturday closest to November 30. The fiscal years ended December 3, 1994, November 27, 1993 and November 28, 1992, were comprised of fifty-three, fifty-two, and fifty-two weeks, respectively. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

RECLASSIFICATION
     The 1993 consolidated balance sheet includes a reclassification of certain assets and liabilities to be consistent with the 1994 balance sheet.

B.   ACQUISITIONS AND INVESTMENT IN AFFILIATES

ACQUISITIONS
     During 1994, FIBAMEX was incorporated in Mexico, in which the Company owns a 90% equity interest. FIBAMEX acquired certain assets from Filtros Continental, S.A. de C.V. for $1,512 in cash. The acquisition did not have a significant impact on the results of the Company.

     The Company purchased all of the shares of Airguard Industries, Inc. on April 30, 1993 and the assets of Guardian/U.E.L. effective June 1, 1993, for $13,504 in cash, including acquisition expenses. Airguard is a manufacturer of environmental and industrial air filtration products. Guardian/U.E.L. manufactures air and liquid filtration products. The acquisitions have been accounted for by the purchase method of accounting and the operating results of Airguard and Guardian/U.E.L. are included in the Company's consolidated results of operations from the date of the acquisitions. The excess of cost over fair value of assets acquired is being amortized over a forty year period, using the straight-line method.

     The following unaudited pro forma amounts are presented as if the 1993 acquisitions had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future. Unaudited pro forma net sales for the Company would have been $248,171 and $237,575 for the years ended November 30, 1993 and 1992, respectively. Net earnings and earnings per share for each of these periods would not have been significantly affected.

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

INVESTMENT IN AFFILIATES
     In July 1991, the Company acquired for cash a 20% interest in the outstanding common stock of G.U.D. Holdings Limited, an Australian filter manufacturer. The acquisition cost exceeded the underlying equity in net assets by $2,107 and was being amortized over an original period of 40 years. The carrying value of this investment was $7,716 at November 30, 1993. The quoted market value of the Company's investment in G.U.D. was $15,300 at November 30, 1993.

     In October 1994, the Company sold 75% of its 20% interest in G.U.D. Holdings Limited, recognizing a gain on the sale of $4,166. The remaining 5% interest has been classified as available-for-sale under the provisions of SFAS 115 and has been recorded at the quoted market value of $3,655 as of November 30, 1994. The 1994 quoted market value includes an unrealized holding gain of $911, net of deferred income taxes, which has been included as a component of shareholders' equity at November 30, 1994.

     The Company has a standstill agreement which limits the Company's ability to own greater than a 20% interest and governs the manner in which the stock can be disposed.

C.   INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 65% and 59% of the Company's inventories at November 30, 1994 and 1993, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method would approximate the current cost. The inventories are summarized as follows:

                                                       1994        1993
                                                    ----------------------
Raw materials...................................     $12,836     $10,471
Work-in-process.................................       4,624       4,947
Finished products...............................      15,552      14,977
                                                    ----------------------
    Total at FIFO...............................      33,012      30,395
Less excess of FIFO
  cost over LIFO values.........................       2,754       3,399
                                                    ----------------------
                                                     $30,258     $26,996
                                                    ----------------------
                                                    ----------------------

     During 1994, 1993 and 1992, inventory quantities were reduced resulting in a partial liquidation of the LIFO bases, the effect of which increased net earnings by approximately $480, $650 and $400, respectively.

D.   PLANT ASSETS

     Plant assets at November 30, 1994 and 1993 were as follows:

                                                       1994        1993
                                                   -----------------------
Land............................................    $  2,015    $  1,931
Buildings and building fixtures.................      39,095      37,964
Machinery and equipment.........................      74,364      67,666
Construction-in-process.........................       6,185       4,693
                                                   -----------------------
                                                     121,659     112,254
Less accumulated depreciation...................      69,044      64,618
                                                   -----------------------
                                                    $ 52,615    $ 47,636
                                                   -----------------------
                                                   -----------------------

E.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at November 30, 1994 and 1993 were as follows:

                                                       1994        1993
                                                    ----------------------
Accounts payable                                     $13,769     $ 9,777
Accrued salaries, wages
  and commissions                                      3,874       3,575
Compensated absences                                   2,628       2,433
Accrued pension liabilities                            2,414       1,318
Other accrued liabilities                              7,146       6,672
                                                    ----------------------
                                                     $29,831     $23,775
                                                    ----------------------
                                                    ----------------------

================================================================================

F.   LONG-TERM DEBT

     Long-term debt at November 30, 1994 and 1993 consists of the following:

                                                       1994        1993
                                                    ----------------------
Promissory note                                      $20,416     $27,416
Other obligations, at 6% -
10% interest                                           4,176       5,122
                                                    ----------------------
                                                      24,592      32,538
Less current portion                                   7,579       7,921
                                                    ----------------------
                                                     $17,013     $24,617
                                                    ----------------------
                                                    ----------------------


     The promissory note matures March 31, 1997, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. Interest at 9.71% per annum is payable quarterly. A fair value estimate of $24,400 and $34,500 for the long-term debt, in 1994 and 1993, respectively, is based on the current interest rates offered to the Company for debt with similar remaining maturities. Under the note agreement, the Company must meet certain restrictive covenants. The primary covenants include maintaining minimum consolidated working capital at $25,000, a minimum consolidated current ratio of
1.5 to 1, and limiting dividends and new borrowings as stipulated in the agreement. The dividend limitation includes a base amount, reductions for treasury stock acquisitions, and increases for one-half of net earnings. As of November 30, 1994, $2,990 of retained earnings was available to the Company under this covenant for future cash dividends and future treasury stock acquisitions.

     Other obligations include a 15 year capital lease for a manufacturing facility acquired in 1991 from the Community Development Authority of the City of Gothenburg, Nebraska, and debt acquired in the acquisitions of Airguard Industries and Guardian/U.E.L., including an industrial revenue bond due in 2003.

     Additionally, the Company had unused bank lines of credit at November 30, 1994 which permitted borrowings of $9,000. The agreements related to these obligations include certain restrictive covenants for the Company or certain subsidiaries that are similar to the promissory note.

     Principal maturities of long-term debt for the next five fiscal years ending November 30, approximates: $7,579 in 1995, $7,600 in 1996, $6,986 in 1997, $448 in 1998, $256 in 1999 and $1,723 thereafter.

     Interest paid totaled $2,916, $3,560 and $3,878 during 1994, 1993 and 1992, respectively.

G.   RETIREMENT PLANS

     The Company has defined benefit pension plans covering most of its employees and directors. Plan benefits are principally based upon years of service, compensation, and social security benefits. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

The following table sets forth the plans' funded status and amounts recognized in the Com-pany's consolidated balance sheet at November 30:

                                             1994                    1993
                           -----------------------------------------------
                              Assets  Accumulated     Assets  Accumulated
                              exceed    benefits      exceed    benefits
                           accumulated   exceed    accumulated   exceed
                             benefits    assets      benefits    assets
                           -----------------------------------------------
Accumulated benefit
obligation, including
vested benefits of
$47,080 and $48,020,
in 1994 and 1993,
respectively..............    $41,841    $ 8,051    $44,259     $ 6,284
                             --------------------------------------------
                             --------------------------------------------
Plan assets at
fair value................    $56,848    $    --    $59,237     $    --
Less projected benefit
obligation for service
rendered to date..........     46,380      9,137     49,345       6,327
                             --------------------------------------------
Plan assets in excess of
(less than) projected
benefit obligation........     10,468     (9,137)     9,892      (6,327)
Unrecognized net loss
from past experience
different from that
assumed...................      6,297      2,286      6,779       1,338
Unrecognized net asset
being recognized over
approximately 15 years....     (6,528)        --     (7,615)         --
Recognition of additional
minimum liability.........         --     (1,179)        --          --
                             --------------------------------------------
Accrued pension
asset (liability) for
defined benefit plans.....    $10,237    $(8,030)    $9,056     $(4,989)
                             --------------------------------------------
                             --------------------------------------------

     In addition to the plan assets related to qualified plans of $56,848, the Company has funded approximately $3,000 at November 30, 1994 in a restricted trust for its nonqualified plans. This trust is included in other long-term assets in the Company's consolidated balance sheets.

     The net pension expense includes the following components for the three years ended November 30:

                                           1994        1993        1992
                                        ----------------------------------
Service cost-benefits
earned during
the period...........................    $ 1,979     $ 2,127     $ 2,379
Interest cost on
projected benefit
obligation...........................      4,046       3,644       3,760
Actual return on assets..............       (298)     (6,581)     (4,506)
Net amortization
and deferral.........................     (4,646)        918      (1,382)
                                        ----------------------------------
Net pension expense..................    $ 1,081     $   108     $   251
                                        ----------------------------------
                                        ----------------------------------

     The projected benefit obligation has been determined with a weighted average discount rate of 8.0% and 7.0% in 1994 and 1993, respectively and a rate of increase in future compensation of 5.0% for both years. The expected weighted average long-term rate of return was 9.0% and 8.5% in 1994 and 1993, respectively. Plan assets consist of group annuity insurance contracts, corporate stocks, bonds and notes, certificates of deposit and U.S. Government securities.

     The Company also has various defined contribution plans. The Company recognized expense related to these plans of $499, $400 and $322 in 1994, 1993 and 1992, respectively.

H.   POSTRETIREMENT HEALTH CARE BENEFITS

     The Company provides certain health care benefits for certain of the Company's retired employees. These employees become eligible for these benefits if they meet minimum age and service requirements, are eligible for retirement benefits and contribute a portion of the cost. The Company has the right to modify or terminate these benefits.

     During 1992, the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than

================================================================================

Pensions" were adopted. The Statement requires companies to accrue the expected cost of providing postretirement benefits other than pensions over the years that the employees render service rather than the cash basis previously used. The projected benefit obligation of $2,370, net of income taxes of $1,477, relating to prior service cost was a noncash transaction recognized as a cumulative effect of a change in accounting method, effective December 1, 1991.

     The following table sets forth the plan's obligation and cost at November 30, 1994 and 1993:

                                                       1994        1993
                                                    ----------------------
Accumulated postretirement
benefit obligation:
  Retirees.......................................     $2,398      $3,184
  Fully eligible active plan participants........         13          --
  Other active plan participants.................        506         545
                                                    ----------------------
Accumulated postretirement
  benefit obligation.............................      2,917       3,729
Unrecognized gain/(loss).........................        419        (320)
                                                    ----------------------
Accrued postretirement benefit liability.........      3,336       3,409
    Less current portion, included in
      accrued liabilities........................        297         298
                                                    ----------------------
                                                      $3,039      $3,111
                                                    ----------------------
                                                    ----------------------

     The net periodic postretirement benefit cost includes the following components for the three years ended November 30:

                                            1994        1993        1992
                                          --------------------------------
Service cost-benefits attributed
  to service during the period...........   $ 28        $ 23        $ 26
Interest cost on accumulated
  postretirement benefit obligations.....    216         275         286
                                          --------------------------------
Net periodic postretirement
  benefit cost...........................   $244        $298        $312
                                          --------------------------------
                                          --------------------------------

     Substantially all health care benefit cost increases will be assumed by the participants, and therefore future increases in the health care costs will not increase the postretirement benefit obligation or cost to the Company. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8% in 1994 and 7% in 1993.

I.   INCOME TAXES

     The provision for income taxes for continuing operations consists of:

                                           1994        1993        1992
                                        ----------------------------------
Current:
  Federal.............................   $ 8,886     $ 7,573     $ 7,032
  State...............................     1,577       1,342       1,454
  Foreign.............................        84          59          --
Deferred..............................     1,388         853         310
                                        ----------------------------------
                                         $11,935     $ 9,827     $ 8,796
                                        ----------------------------------
                                        ----------------------------------

     The cumulative effect of adopting SFAS 109 in the first quarter of 1994 was a favorable adjustment of $630.

     Total income taxes paid, net of refunds, totaled $10,087, $9,860 and $10,982 during 1994, 1993 and 1992, respectively.

     The components of the net deferred tax liability as of November 30, 1994 were as follows:

                                                                   1994
                                                                ----------
Deferred tax assets:
  Deferred compensation......................................    $ 1,591
  Other postretirement benefits..............................      1,335
  Other reserves.............................................      1,213
                                                                ----------
Total gross deferred tax assets..............................      4,139
                                                                ----------
Deferred tax liabilities:
  Pensions...................................................     (2,026)
  Plant assets...............................................     (4,645)
                                                                ----------
Total gross deferred tax liabilities.........................     (6,671)
                                                                ----------
Net deferred tax liability...................................    $(2,532)
                                                                ----------
                                                                ----------

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

     For 1993 and 1992, deferred income taxes for continuing operations resulted principally from timing differences in the recognition of depreciation, accrued pension liabilities and compensation expenses. The deferred income tax provisions for continuing operations in 1993 and 1992 include $487 and $315, respectively, resulting from the excess of tax over book depreciation; $2 and $93, respectively, resulting from differences in the recognition of accrued pension liabilities; and $305 and ($107), respectively, resulting from differences in recognizing compensation expenses.

     Income (loss) before income taxes included the following components:

                                           1994        1993        1992
                                        ----------------------------------
Domestic income......................    $33,511     $28,950     $25,139
Foreign income (loss)................       (951)     (1,872)        166
                                        ----------------------------------
Total................................    $32,560     $27,078     $25,305
                                        ----------------------------------
                                        ----------------------------------

     The provision for income taxes for continuing operations resulted in effective tax rates which differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                      Percent of
                                                   Pretax Earnings
                                          --------------------------------
                                            1994        1993        1992
                                          --------------------------------
Statutory U. S. tax rates...............    35.0%       34.9%       34.0%
State income taxes,
  net of federal benefit................     3.2         3.2         3.8
Reduction of previously
  established accruals..................    (1.4)       (2.6)         --
Capital loss utilization................    (1.3)         --          --
Foreign tax credit utilization..........      --        (1.7)       (1.5)
Foreign net operating losses............     1.3         2.6          --
Other, net..............................    (0.1)       (0.1)       (1.5)
                                          --------------------------------
Consolidated effective income tax rates     36.7%       36.3%       34.8%
                                          --------------------------------
                                          --------------------------------

J.   CONTINGENCIES

     In December 1992, a trial jury in Texas entered a judgment against Baldwin Filters, Inc., a subsidiary of the Company, in the amount of $4,900 that resulted from the termination of a sales representative. In November 1993, the district court in Texas ordered that a joint motion filed by the two parties to dismiss the judgment be granted, that the judgment of the trial court be vacated, and that the cause be remanded to the trial court for entry of a take-nothing judgment pursuant to a settlement agreement by the two parties.

     The Company is involved in other legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a material adverse effect on the Company's consolidated results of operations or financial position.

K.   PREFERRED STOCK PURCHASE RIGHTS

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

================================================================================

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


     The authorized preferred stock includes 300,000 shares designated as Series A Junior Participating Preferred Stock.

L.   INCENTIVE PLAN

     In 1994, the shareholders of CLARCOR Inc. adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994, including the 1984 Stock Option Plan, the 1987 Long Range Performance Share Plan, and the 1990 Directors' Restricted Stock Compensation Plan.

     At the inception of the 1994 Incentive Plan there were 1,000,000 shares authorized for future grants. At November 30, 1994 there were 930,000 shares reserved for future grants, of which 189,531 shares were granted in December 1994. The remaining ungranted shares expire in December 2003.

     The following is a description and a summary of key provisions related to this plan.

STOCK OPTIONS

     Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or an exercise price less than the fair market value at the date of grant.

       Shares under nonqualified stock options are as follows:

                                           1994         1993        1992
                                       -----------------------------------
Outstanding at beginning of year.....    862,206     852,609     755,109
Granted (prices ranging from
    $17.33 to $19.625 per share).....    261,500     158,000     219,000
Exercised/surrendered................    (11,437)   (148,403)   (121,500)
                                       -----------------------------------
Outstanding at end of year
    (prices ranging from $9.33
    to $19.625 per share)............  1,112,269     862,206     852,609
                                       -----------------------------------
                                       -----------------------------------
Exercisable at end of year...........    572,033     431,891     390,182
                                       -----------------------------------
                                       -----------------------------------

LONG RANGE PERFORMANCE AWARDS

     Officers and key employees may be granted target awards of Company shares of common stock and performance units which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors, during a three-year performance period.

     During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense for the performance opportunity ratably during the performance cycle. Compensation expense for the plan totaled $284, $364 and $196 in 1994, 1993 and 1992, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 1994, 1993 and 1992 were $237, $432 and $268, respectively.

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
================================================================================

DIRECTORS' RESTRICTED STOCK COMPENSATION

     The 1994 Incentive Plan grants all nonemployee directors, in lieu of cash, shares of common stock equal to five years directors' annual retainer. The directors' rights to the shares vest 20% on date of grant and 20% annually during the next four years. The directors are entitled to receive dividends and exercise voting rights with respect to all shares prior to vesting. Any unvested shares are forfeited if the director ceases to be a nonemployee director for any reason. Compensation expense for the plan totaled $125, $131 and $135 in 1994, 1993 and 1992, respectively. During 1992, $43 of Company common stock were issued, net of forfeitures, under the plan.

M.   DISCONTINUED OPERATIONS


     In June 1991, the Company adopted a plan to dispose of its Precision Products Group (Group). Effective November 30, 1992 the Company sold the Group for $20,700 in cash, with settlement on December 31, 1992, and a $2,500 note receivable, included in other assets. The 8% note receivable, due December 30, 1997, has certain collateral pledged from the buyer, a highly leveraged entity. The sale was recorded as of November 30, 1992 and resulted in a pretax gain of $1,342 after considering estimated costs to be incurred in connection with the sale, operating results through the date of disposition, and including a $686 curtailment gain of certain pension benefits related to the Group. The income tax effects, net of $1,342, which offsets the gain, exceeds the normal statutory tax rate due principally to nontax deductible costs.

     Revenues applicable to the Group were $40,698 for the year ended November 30, 1992.

N.   UNAUDITED QUARTERLY FINANCIAL DATA

     The unaudited quarterly data for 1994 and 1993 are as follows:

                                First    Second     Third    Fourth
                               Quarter   Quarter   Quarter   Quarter     Total
- --------------------------------------------------------------------------------
1994:
 Net sales.................    $55,890   $65,131   $67,724   $81,378   $270,123
 Gross profit..............     16,184    18,919    20,000    22,564     77,667
 Earnings before
   cumulative effect
   of accounting
   change..................      3,415     4,175     5,879     7,156     20,625
 Cumulative effect
   of accounting
   change..................        630        --        --        --        630
                              --------------------------------------------------
 Net earnings..............    $ 4,045   $ 4,175   $ 5,879   $ 7,156   $ 21,255
                              --------------------------------------------------
                              --------------------------------------------------

 Net earnings per
   common share:
 Continuing
   operations..............      $0.23     $0.28     $0.40     $0.48      $1.39
 Cumulative effect
   of accounting
   change..................        .04        --        --        --        .04
                              --------------------------------------------------
                                 $0.27     $0.28     $0.40     $0.48      $1.43
                              --------------------------------------------------
                              --------------------------------------------------

                                First    Second     Third    Fourth
                               Quarter   Quarter   Quarter   Quarter      Total
- --------------------------------------------------------------------------------
1993:
 Net sales.................    $41,913   $49,732   $64,634   $69,040   $225,319
 Gross profit..............     13,075    15,085    19,384    22,160     69,704
 Net earnings..............      3,091     2,781     5,060     6,319     17,251

 Net earnings
   per common share........      $0.21     $0.19     $0.34     $0.42      $1.16

NOTES TO QUARTERLY FINANCIAL DATA

     In the fourth quarter of 1994, the Company recorded a nonoperating gain of $4,166 related to the sale of an investment in an affiliate and nonoperating expenses of approximately $1,900 related to the disposal of certain assets. During the fourth quarters of 1994 and 1993, LIFO inventory reductions increased net earnings by approximately $480 and $650, respectively.

================================================================================

     The second quarter of 1993 includes a charge to net earnings of approximately $1,200 related to the Company's subsidiary in Belgium.

O.   SEGMENT INFORMATION

     The Company operates in two principal product segments: Filtration Products and Consumer Products. The Filtration Products Group manufactures and markets a complete line of filters used in the filtration of internal combustion engines, clean rooms, sterile air and gases, and lubrication oils, air, fuel, coolant, hydraulic and transmission fluids. The Consumer Products Group manufactures and markets plastic closures, custom designed lithographed metal and metal-plastic containers, spiral and convolute-wound composite containers and collapsible metal tubes.

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

     The segment data for the years ended November 30, 1994, 1993 and 1992 are as follows:


                                           1994         1993        1992
- --------------------------------------------------------------------------
Net sales:
  Filtration Products..............     $199,793    $156,165    $118,215
  Consumer Products................       70,330      69,154      70,410
                                       -----------------------------------
        Total......................     $270,123    $225,319    $188,625
                                       -----------------------------------
                                       -----------------------------------

Operating profit:
  Filtration Products..............     $ 26,597    $ 19,661    $ 18,666
  Consumer Products................        5,769       9,406       8,964
                                       -----------------------------------
        Total......................     $ 32,366    $ 29,067    $ 27,630
                                       -----------------------------------
                                       -----------------------------------

- --------------------------------------------------------------------------
Assets:
  Filtration Products..............     $114,501    $105,278    $ 74,364
  Consumer Products................       32,386      30,377      28,588
  Corporate........................       41,561      37,912      58,303
                                       -----------------------------------
        Total......................     $188,448    $173,567    $161,255
                                       -----------------------------------
                                       -----------------------------------

- --------------------------------------------------------------------------
Additions to plant assets:
  Filtration Products..............     $  6,715    $  6,339    $  3,861
  Consumer Products................        4,157       3,816       2,652
  Corporate........................          544          63          44
  Discontinued Operations..........           --          --         893
                                       -----------------------------------
        Total......................     $ 11,416    $ 10,218    $  7,450
                                       -----------------------------------
                                       -----------------------------------

- --------------------------------------------------------------------------
Depreciation:
  Filtration Products..............     $  3,840    $  2,758    $  2,063
  Consumer Products................        2,763       2,912       2,738
  Corporate........................          175         146         151
  Discontinued operations..........           --          --       2,092
                                       -----------------------------------
        Total......................     $  6,778    $  5,816    $  7,044
                                       -----------------------------------
                                       -----------------------------------

                                                              EXHIBIT 13(a)(vii)

REPORT OF INDEPENDENT ACCOUNTANTS
================================================================================

The Board of Directors and Shareholders
CLARCOR Inc.
Rockford, Illinois

     We have audited the accompanying consolidated balance sheets of CLARCOR Inc. and Subsidiaries as of November 30, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CLARCOR Inc. and Subsidiaries as of November 30, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes A and H to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions, effective December 1, 1991; changed its method of accounting for income taxes, effective December 1, 1993; and changed its method of accounting for certain investments in debt and equity securities, effective November 30, 1994.



/s/ Coopers & Lybrand L.L.P.

Rockford, Illinois
January 6, 1995

                                                             EXHIBIT 13(a)(viii)

MANAGEMENT'S REPORT ON RESPONSIBILITY
FOR FINANCIAL REPORTING
================================================================================

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



/s/ Lawrence E. Gloyd                   /s/ William F. Knese

Lawrence E. Gloyd                       William F. Knese
Chairman, President and                 Vice President,
Chief Executive Officer                 Treasurer and Controller

January 6, 1995

                                                               EXHIBIT 13(a)(ix)

CLARCOR
13-YEAR FINANCIAL SUMMARY
================================================================================

                                          1994        1993        1992        1991        1990
- ------------------------------------------------------------------------------------------------
PER SHARE
Equity..............................  $   7.96    $   7.06    $   6.64    $   6.42    $   5.57
Earnings from Continuing
  Operations........................      1.39        1.16        1.10        1.24        1.29
Net Earnings........................      1.43        1.16        0.94        1.26        1.37
Dividends...........................    0.6225       0.610       0.600       0.550       0.520
Price: High.........................     22.38       20.00       22.50       22.67       17.83
       Low..........................     15.88       16.00       15.00       13.00       11.83
- ------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales...........................  $270,123    $225,319    $188,625    $179,538    $170,279
Operating Profit....................    32,366      29,067      27,630      30,853      30,832
Interest Expense....................     2,788       3,525       3,803       3,682       3,675
Pretax Income.......................    32,560      27,078      25,305      28,543      30,204
Income Taxes........................    11,935       9,827       8,796      10,068      10,999
Earnings from Continuing
  Operations........................    20,625      17,251      16,509      18,475      19,205
Earnings from Discontinued
  Operations........................        --          --          --         297       1,200
Net Earnings........................    21,255      17,251      14,139      18,772      20,405
Average Shares Outstanding..........    14,814      14,838      14,973      14,873      14,843
- ------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin....................     12.0%       12.9%       14.6%       17.2%       18.1%
Pretax Margin.......................     12.1%       12.0%       13.4%       15.9%       17.7%
Effective Tax Rate..................     36.7%       36.3%       34.8%       35.3%       36.4%
Net Margin-Continuing Operations....      7.6%        7.7%        8.8%       10.3%       11.3%
Net Margin..........................      7.9%        7.7%        7.5%       10.5%       12.0%
Asset Turnover......................     1.56x       1.40x       1.19x       1.25x       1.30x
Return on Assets....................     12.2%       10.7%        8.9%       13.0%       15.6%
Financial Leverage..................     1.66x       1.62x       1.66x       1.74x       1.80x
Return on Equity....................     20.3%       17.3%       14.8%       22.7%       28.1%
Dividend Payout to Net Earnings.....     43.3%       52.4%       63.4%       43.5%       37.8%
- ------------------------------------------------------------------------------------------------
BALANCE SHEET ($000)
Current Assets......................  $ 98,450    $ 86,161    $ 93,627    $ 75,207    $ 72,623
Plant Assets, net...................    52,615      47,636      35,584      45,712      42,748
Total Assets........................   188,448     173,567     161,255     157,999     144,127
Current Liabilities.................    39,461      33,288      25,272      20,570      20,758
Long-Term Debt......................    17,013      24,617      29,325      35,834      35,810
Shareholders' Equity................   117,462     104,641      99,551      95,662      82,689
- ------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization..............     12.7%       19.0%       22.8%       27.3%       30.2%
Working Capital.....................    58,989      52,873      68,355      54,637      51,865
Quick Ratio.........................     1.6:1       1.6:1       2.5:1       2.1:1       2.1:1
- ------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations.....................  $ 24,603    $ 19,992    $ 22,807    $ 18,343    $ 25,284
Used for Investment.................      (469)     (1,193)     (7,185)    (14,719)     (4,973)
Used for Financing..................   (18,405)    (20,012)    (10,200)     (8,805)    (10,316)
Change in Cash & Equivalents........     5,729      (1,213)      5,422      (5,181)      9,995
Capital Expenditures................    11,416      10,218       7,450       8,128       8,638
Depreciation........................     6,778       5,816       7,044       6,707       6,619
Dividends Paid......................     9,201       9,036       8,958       8,165       7,708
Interest (Income)/Expense...........     2,240       2,650       3,505       2,560       3,143
Taxes Paid..........................    10,087       9,860      10,982       9,474      10,068
- ------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1).............  $ 36,930    $ 32,502    $ 37,294    $ 30,377    $ 38,495
Net Cash Flow (2)...................    25,514      22,284      29,844      22,249      29,857
Elective Cash Flow (3)..............     3,986         738       6,399       2,050       8,938
- ------------------------------------------------------------------------------------------------

(1) From operations before interest income/expense and taxes paid. (2) Operating cash flow less capital expenditures before interest income/expense and taxes paid. (3) Net cash flow less dividends +(-) interest income/expense and less taxes paid.

                                                                         CLARCOR

================================================================================

                                          1989        1988        1987        1986        1985        1984        1983        1982
- ------------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity..............................  $   4.83    $   6.99    $   6.36    $   5.76    $   5.22    $   4.68    $   4.13    $   3.69
Earnings from Continuing
  Operations........................      0.69        1.02        0.95        0.90        0.86        0.82        0.73        0.69
Net Earnings........................      0.42        1.15        1.04        0.96        0.93        0.91        0.79        0.73
Dividends...........................     0.480       0.453       0.431       0.418       0.391       0.365       0.338       0.338
Price: High.........................     18.92       14.59       16.89       14.17       12.78       12.89       15.33        8.00
       Low..........................     11.75        9.75        9.25       10.09       10.00        9.56        7.61        5.28
- ------------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales...........................  $156,530    $149,468    $146,225    $135,319    $143,716    $163,059    $150,840    $148,604
Operating Profit....................    22,128      27,287      29,045      25,032      27,222      27,816      25,551      25,177
Interest Expense....................     1,327         151         176         192         216         766       1,503       3,503
Pretax Income.......................    22,084      28,833      30,378      29,769      30,139      29,167      25,730      24,411
Income Taxes........................    10,474      10,647      13,270      13,566      14,492      14,439      12,600      11,983
Earnings from Continuing
  Operations........................    11,610      18,186      17,108      16,203      15,647      14,728      13,130      12,428
Earnings from Discontinued
  Operations........................    (4,493)      2,412       1,672       1,165       1,250       1,634       1,039         728
Net Earnings........................     7,117      20,598      18,780      17,368      16,897      16,362      14,169      13,156
Average Shares Outstanding..........    17,040      17,926      18,121      18,094      18,074      18,062      18,050      18,025
- ------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin....................     14.1%       18.3%       19.9%       18.5%       18.9%       17.1%       16.9%       16.9%
Pretax Margin.......................     14.1%       19.3%       20.8%       22.0%       21.0%       17.9%       17.1%       16.4%
Effective Tax Rate..................     47.4%       36.9%       43.7%       45.6%       48.1%       49.5%       49.0%       49.1%
Net Margin-Continuing Operations....      7.4%       12.2%       11.7%       12.0%       10.9%        9.0%        8.7%        8.4%
Net Margin..........................      4.5%       13.8%       12.8%       12.8%       11.8%       10.0%        9.4%        8.9%
Asset Turnover......................     1.09x       1.11x       1.19x       1.16x       1.34x       1.58x       1.45x       1.38x
Return on Assets....................      4.9%       15.3%       15.3%       14.9%       15.7%       15.8%       13.7%       12.2%
Financial Leverage..................     1.16x       1.17x       1.18x       1.23x       1.27x       1.38x       1.56x       1.81x
Return on Equity....................      5.7%       17.9%       18.0%       18.4%       20.0%       21.9%       21.3%       22.2%
Dividend Payout to Net Earnings.....    116.5%       39.4%       41.6%       43.5%       41.8%       40.2%       43.0%       46.3%
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ($000)
Current Assets......................  $ 58,019    $ 70,028    $ 67,523    $ 75,457    $ 72,837    $ 61,806    $ 56,345    $ 53,932
Plant Assets, net...................    44,223      42,063      39,828      32,431      27,934      27,482      30,742      31,818
Total Assets........................   131,009     143,842     134,877     122,779     116,184     107,423     103,381     103,707
Current Liabilities.................    21,405      14,244      15,899      13,153      15,815      16,805      17,424      18,455
Long-Term Debt......................    32,634       1,116       1,507       1,634       1,875       2,197       8,508      16,902
Shareholders' Equity................    72,662     125,012     115,015     104,186      94,372      84,466      74,663      66,412
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization..............     31.0%        0.9%        1.3%        1.5%        1.9%        2.5%       10.2%       20.3%
Working Capital.....................    36,614      55,784      51,624      62,304      57,022      45,001      38,921      35,477
Quick Ratio.........................     1.4:1       3.3:1       2.9:1       4.2:1       3.4:1       2.4:1       2.0:1       1.9:1
- ------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations.....................  $ 17,791    $ 18,545    $ 22,015    $ 16,330    $ 22,752    $ 22,423    $ 13,871    $ 24,023
Used for Investment.................    (8,251)     (1,374)    (16,231)     (7,923)    (22,511)     (3,057)     (2,499)     (2,181)
Used for Financing..................   (23,915)    (11,105)     (8,374)     (7,767)     (7,306)    (12,870)    (14,312)    (16,501)
Change in Cash & Equivalents........   (14,375)      6,066      (2,590)        640      (7,065)      6,496      (2,940)      5,341
Capital Expenditures................     8,334       6,137       5,086       9,720       4,187       2,574       3,387       3,239
Depreciation........................     6,321       6,287       6,008       4,384       3,676       4,231       4,347       4,079
Dividends Paid......................     8,290       8,121       7,814       7,560       7,069       6,583       6,098       6,088
Interest (Income)/Expense...........        53        (946)       (911)     (1,876)     (1,819)     (1,214)        (49)      1,261
Taxes Paid..........................    11,234      13,313      14,502      13,117      16,871      14,751      15,238      12,877
- ------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1).............  $ 29,078    $ 30,912    $ 35,606    $ 27,571    $ 37,804    $ 35,960    $ 29,060    $ 38,161
Net Cash Flow (2)...................    20,744      24,775      30,520      17,851      33,617      33,386      25,673      34,922
Elective Cash Flow (3)..............     1,167       4,287       9,115        (950)     11,496      13,266       4,386      14,696

                                                                EXHIBIT 13(a)(x)

CLARCOR
FINANCIAL REVIEW
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
================================================================================

In 1994, CLARCOR generated new records in sales, operating profit, net earnings and earnings per share. Operating profit improved as a result of strong Filtration Products Group gains. Net earnings and earnings per share benefited from a nonrecurring gain recorded in non-operating income. This 1994 financial review should be read in conjunction with other financial information presented in this report.

     The Company's Group Information is shown herein under the caption "Group Information", and this review should be read in conjunction with that information. Comparative operating results are shown in the table below.

OPERATING RESULTS
                                                                       1994 vs. 1993                                1993 vs. 1992
                                                                           Change                                       Change
                                                                      ---------------                              ---------------
                                                 $ 1994   % Sales       $         %           $ 1993   % Sales       $         %
                                                 ------------------------------------         ------------------------------------
Continuing Operations:
  Net Sales...................................   $270.1    100.0%     $44.8     19.9%         $225.3    100.0%     $36.7     19.5%
  Cost of Sales...............................    192.4     71.2%      36.8     23.7%          155.6     69.1%      26.3     20.4%
  Selling & Administrative Expenses...........     45.3     16.8%       4.7     11.5%           40.6     18.0%       8.9     28.2%
  Operating Profit............................     32.4     12.0%       3.3     11.3%           29.1     12.9%       1.5      5.2%
  Other Income (Expense)......................      0.2      0.1%       2.2      --             (2.0)    (0.9%)      0.3     14.5%
  Earnings Before Taxes.......................     32.6     12.1%       5.5     20.2%           27.1     12.0%       1.8      7.0%
  Income Taxes................................     11.9      4.5%       2.1     21.5%            9.8      4.3%       1.0     11.7%
  Earnings....................................     20.7      7.6%       3.4     19.6%           17.3      7.7%       0.8      4.5%
Cumulative Effect of Accounting Changes.......      0.6      0.3%       0.6      --             --        --         2.4      --
Net Earnings..................................   $ 21.3      7.9%     $ 4.0     23.2%         $ 17.3      7.7%     $ 3.2     22.0%
                                                 ------------------------------------         ------------------------------------
                                                 ------------------------------------         ------------------------------------
Earnings Per Share:
Continuing Operations.........................    $1.39               $0.23     19.8%          $1.16               $0.06      5.5%
Cumulative Effect of Accounting Changes.......    $0.04               $0.04      --              --                $0.16      --
  Total.......................................    $1.43               $0.27     23.3%          $1.16               $0.22     23.4%

Average Shares Outstanding....................     14.8                                         14.8
==================================================================================================================================

SALES
     CLARCOR's net sales for 1994 reached a new high. Record net sales of $270.1 were 19.9% higher than sales of $225.3 reported for 1993. Increased sales were recorded in both the Filtration Products and Consumer Products Groups. A total of $188.6 was reported for 1992. Consolidated 1993 net sales were 19.5% higher than the 1992 sales.

     Comparative information related to the net sales of CLARCOR's operating groups is shown in the tables below.

     Filtration Products Group 1994 net sales of $199.8 increased 27.9% over sales of $156.2 in the previous year. The increase was principally the result of the inclusion in the current year of a full year of sales from the 1993 Airguard Industries and Guardian/UEL acquisitions, and strong sales increases in the group's Baldwin heavy duty and Clark Filter railroad locomotive units. Airguard Industries also reported strong sales growth on a full year basis from 1993 to 1994. The group's 1993 sales were 32.1% higher than sales in fiscal 1992 due principally to the mid-year acquisitions of Airguard and Guardian.

                                                           1994 vs. 1993
NET SALES                                $         % Total     Change
- ------------------------------------------------------------------------
Filtration Products................    $199.8        74.0%      27.9%
Consumer Products..................      70.3        26.0%       1.7%
                                       ---------------------------------
  Total............................    $270.1       100.0%      19.9%
                                       ---------------------------------
                                       ---------------------------------
                                                           1993 vs. 1992
NET SALES                                $         % Total     Change
- ------------------------------------------------------------------------
Filtration Products................    $156.2        69.3%      32.1%
Consumer Products..................      69.1        30.7%      (1.8%)
                                       ---------------------------------
  Total............................    $225.3       100.0%      19.5%
                                       ---------------------------------
                                       ---------------------------------

FINANCIAL REVIEW
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
================================================================================

     Sales recorded in the Consumer Products Group increased to $70.3 in 1994 from $69.1 in 1993, an increase of 1.7%. This increase was due principally to higher shipment levels of plastic parts and flat sheet decorating business. Sales in 1993 declined 1.8% from the year-earlier level of $70.4, due chiefly to greater reductions in promotional business than increases in plastic closure sales.

EARNINGS
     CLARCOR operating units earned record consolidated operating profit of $32.4 in 1994. The 1994 operating profit increased 11.3% over the level recorded the year before. Operating profit increased in the Filtration Products Group, but declined in the Consumer Products Group. Prior year operating profit increased 5.2% over the level of $27.6 in 1992. Tables which reflect comparative operating profit information related to the Company's groups are shown below.

                                                           1994 vs. 1993
OPERATING PROFIT                          $        % Total     Change
- ------------------------------------------------------------------------
Filtration Products................     $26.6        82.2%      35.3%
Consumer Products..................       5.8        17.8%     (38.7%)
                                       ---------------------------------
  Total............................     $32.4       100.0%      11.3%
                                       ---------------------------------
                                       ---------------------------------
                                                           1993 vs. 1992
OPERATING PROFIT                          $        % Total     Change
- ------------------------------------------------------------------------
Filtration Products................     $19.7        67.6%       5.3%
Consumer Products..................       9.4        32.4%       4.9%
                                       ---------------------------------
  Total............................     $29.1       100.0%       5.2%
                                       ---------------------------------
                                       ---------------------------------
OPERATING PROFIT AS A
PERCENT OF NET SALES                     1994         1993       1992
- ------------------------------------------------------------------------
Filtration Products................     13.3%        12.6%      15.8%
Consumer Products..................      8.2%        13.6%      12.7%
                                       ---------------------------------
  Total............................     12.0%        12.9%      14.6%
                                       ---------------------------------
                                       ---------------------------------

     Operating profit recorded in the Filtration Products Group totaled $26.6 in 1994. This was 35.3% higher than $19.7 reported in the prior year. The increased operating profit principally reflected strong market share gains in all of the group's businesses. In addition, the 1994 profits include a full year of profits from the 1993 acquisitions of Airguard and Guardian/UEL. The 1993 operating profit was negatively impacted by $1.5 of charges related to the Baldwin N.V. operation and the settlement of a litigation contingency. The 1994 profit as a percent of sales was 13.3%, and compares to 12.6% in 1993. The 1993 operating profit of $19.7 was 5.3% higher than profit of $18.7 reported in 1992, due chiefly to profits from acquisitions and gains recorded in the Baldwin heavy duty and Clark Filter railroad locomotive business. Current year Filtration operating profit represented 82.2% of total consolidated profit, compared to 67.6% for both 1993 and 1992.

     Consumer Products Group operating profit declined by 38.7% in the current year, to $5.8. Operating profit declined from the 1993 level due to the sale in 1993 of high margin engineering services which did not repeat in the current year and current year consulting expenses which will improve productivity in future years. The 1993 operating profit was 4.9% higher than that of the previous year, reflecting the benefit of the sale of the high margin engineering services. Operating profit as a percent of sales declined in 1994 to 8.2% from the level of 13.6% in 1993. The 1994 profit was 17.8% of the consolidated total, compared to 32.4% in both the prior year and 1992.

     Net other income totaled $.2 in 1994. Of this total, income items included a $4.2 gain from the sale of the Company's investment in stock of G.U.D. Holdings Limited. Expense items included interest of $2.8, chiefly related to CLARCOR's long-term debt. In the prior year, nonoperating items netted to $2.0 of expense, and included $3.5 of interest expense related to the Company's debt. Nonoperating items in 1992 totaled a net of $2.3, principally the result of $3.8 of interest expense.

     Earnings from continuing operations before income taxes and the cumulative effect of a change in accounting method in 1994 totaled $32.6. This is an increase of 20.2% over earnings in 1993 of $27.1. The increase in current year earnings reflects strong Filtration operations and an increase in current year other income to $.2 from an expense of

================================================================================

$2.0 in 1993. Continuing operations generated earnings of $25.3 before taxes and the accounting change in 1992 for the adoption of the postretirement benefits accounting standard.

     CLARCOR's provision for income taxes in the current year totaled $11.9. This was an increase from the level of $9.8 recorded in 1993. This increase over the prior year was attributable to higher earnings from operations. The effective tax rate in the current year was 36.7%, a slight increase from 1993's 36.3% rate. Income taxes in 1992 were $8.8, and the effective rate was 34.8%. More information related to income taxes can be found in Footnote I. in the consolidated financial statements.

     Earnings from continuing operations before the cumulative effect of a change in accounting method in the current year were $20.7, compared to $17.3 in 1993 and $16.5 in 1992. In 1994, CLARCOR adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The adoption of this new standard contributed $.6 to earnings in the first quarter of 1994. During 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". The adoption of this accounting standard resulted in a $2.4 after-tax charge against earnings that year.

     Total net earnings in 1994 were $21.3, 23.2% higher than net earnings of $17.3 in 1993. Total 1993 net earnings increased 22.0% over 1992 net earnings which totaled $14.1.

     Earnings per share from continuing operations increased to $1.39 in 1994, a 19.8% increase over per share earnings of $1.16 in 1993. The cumulative effect of the income tax accounting change contributed an additional $.04 per share, resulting in 1994 total earnings per share of $1.43. In the prior year, earnings were increased by $.06 per share from the 1992 earnings. Earnings per share from continuing operations in 1992 were $1.10, and were reduced $.16 by the cumulative effect of adopting the postretirement benefits accounting standard.

FINANCIAL CONDITION

CORPORATE LIQUIDITY
     The discussion of corporate liquidity should be read in conjunction with information presented in the Consolidated Statements of Cash Flows included in
Exhibit 13(a)(v).

SUMMARY OF CASH FLOWS                       1994        1993        1992
- ------------------------------------------------------------------------
From Operations.........................   $24.6       $20.0       $22.8
  Interest Payments.....................     2.9         3.6         3.9

For Investing...........................     0.5         1.2         7.2
  Capital Expenditures..................    11.4        10.2         6.5

For Financing...........................    18.4        20.0        10.2
  Dividends.............................     9.2         9.0         8.9

Change in Cash & Equivalents............     5.7        (1.2)        5.4

     CLARCOR generated strong cash flows in the current year. Cash flows from 1994 operating activities totaled $24.6, a 23.1% increase over cash flows of $20.0 from operating activities in 1993. Current year operating cash flow included a total of $27.9 from higher operating earnings and increased noncash charges, compared to a total of $23.5 from these items in 1993. Changes in the assets and liabilities in the current year were a mix of increases and decreases which mostly offset each other. Changes in assets and liabilities in 1993 resulted in a $3.0 use of cash. Operating cash flows from continuing operations generated $19.7 of cash in 1992. Discontinued operations generated cash of $3.1, providing a total of $22.8 from operating activities in that year.

     Cash flows used in investing activities in the current year decreased to $.5 from $1.2 in 1993. Cash of $10.7 was collected from the sale of G.U.D. shares, and cash of $1.7 was received from other sources. Cash used included $11.4 for plant additions, and $1.5 for the acquisition of a business. Of the 1993 total, $20.7 of cash proceeds originated from the sale of the Precision Products Group, and other investing activities generated a net $1.1. In 1993, cash of $12.8, net of cash acquired, was invested in business acquisitions and $10.2 was spent on asset additions. Investing activities in 1992 used net cash of $7.2, representing mostly additions to plant assets.

FINANCIAL REVIEW
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
================================================================================

     Cash used in financing activities totaled $18.4 in the current year. This compares to a total of $20.0 used in fiscal 1993. The decrease is principally due to treasury share purchases of $1.3 in the current year compared to $3.4 in 1993. In 1992, the total of $10.2 used in financing activities was principally composed of $1.4 of long-term debt reductions and $8.9 of dividend payments.

     The Company's operations continue to generate the cash levels required to maintain planned operating levels, to provide for capital replacement, and to service and liquidate the long-term debt. Additionally, CLARCOR has access to lines of credit sufficient for its current operations.

CAPITAL RESOURCES
     CLARCOR continued to maintain a strong and liquid balance sheet in support of its operations throughout 1994.

                                          1994                1993
SUMMARY BALANCE                     ------------------------------------
SHEET                                 $     % Change      $     % Change
- ------------------------------------------------------------------------
Current Assets..................   $ 98.5     14.3%    $ 86.2     (8.0%)
Plant Assets, net...............     52.6     10.5%      47.6     33.9%
Excess Cost over
  Fair Value, net...............     15.2     (3.2%)     15.7     23.0%
Pension & Other Assets..........     22.1     (7.8%)     24.1     24.9%
Total Assets....................    188.4      8.6%     173.6      7.6%
Current Liabilities.............     39.5     18.5%      33.3     31.7%
Long-Term Debt..................     17.0    (30.9%)     24.6    (16.1%)
Pension & Other Liabilities.....     14.4     31.7%      11.1     55.1%
Shareholders' Equity............    117.5     12.3%     104.6      5.1%
Total Liabilities &
  Shareholders' Equity..........    188.4      8.6%     173.6      7.6%

     Total assets at year-end 1994 were $188.4, an increase of 8.6% over total assets of $173.6 at the end of 1993. Working capital reached $59.0 at year-end 1994, compared to $52.9 in 1993. The 1994 current ratio was 2.5:1, compared to 2.6:1 in 1993. The Company continued to generate the cash needed to support a higher level of business and increased investment in plant and equipment. Cash and short-term investments totaled $19.6 in the current year, compared to $13.8 in 1993. Due to increased business, net accounts receivable reached $42.5 at the end of the current year. This compares to $40.9 at the end of the prior year. In 1994

                                                       1994        1993
                                                    --------------------
Current Ratio.....................................     2.5:1       2.6:1
Quick Ratio.......................................     1.6:1       1.6:1
Debt/Equity.......................................    14.5%       23.5%

inventories, to support a higher level of sales, increased to $30.3 from $27.0 in 1993. Year-end net plant assets rose to $52.6 from $47.6 in 1993, reflecting a higher level of asset additions. In 1994, marketable equity securities of $3.7 reflected the Company's remaining 5% interest in G.U.D. Holdings Limited, classified as available-for-sale under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at year-end. In 1993, the investment in affiliates of $8.0 represented CLARCOR's 20% investment in G.U.D. Holdings Limited, and the related joint venture.

     Current liabilities of $39.5 at year-end increased over the 1993 level of $33.3. This was principally the result of increased accounts payable and accrued liabilities, in line with the increase in the Company's business in 1994. Long-term debt, reflecting continued principal payments, decreased to $17.0 from $24.6 last year. At November 30, 1994, long-term debt represented 12.7% of total capitalization, compared to a level of 19.0% in 1993. Net 1994 shareholders' equity was increased $12.9 to $117.5 from $104.6 in 1993. The 1994 shareholders' equity represented 87.3% of total capitalization. Last year, shareholders' equity represented 81.0% of total capitalization.

     At year-end 1994, the Company had outstanding 14,760,888 shares of common stock at $1.00 par value. This compares to 14,819,199 shares outstanding at the prior year-end.

================================================================================

THE FUTURE
     In 1994, CLARCOR continued its upward trend in operating results. Sales, profits and earnings increased and future operations are expected to continue this trend. The Company plans to continue the expansion of the Filtration Products Group while maintaining a positive presence in the Consumer Products markets.

     The expansion of the Filtration Products Group is expected to continue with growth from existing businesses through the introduction of new filtration products, the broadening of existing businesses, and the expansion of international sales. In addition, the group plans to grow through the acquisition of other filtration companies. In the Consumer Products Group, future revenue growth is anticipated to come from increased plastic closure sales, increased international sales, and the development and introduction of new products.

     The Company's plan for internal growth, coupled with anticipated future acquisitions and expected strategic alliances, will further the realization of CLARCOR's sales, profits, and earnings objectives. The realization of these objectives will provide the liquidity and financial strength necessary for growth and, the Company believes, an increase in shareholder value.

GROUP INFORMATION
     Financial data relating to the principal groups of the business are shown in the following table for the years ended November 30, 1994 through 1992.

     Net sales represent sales to unaffiliated customers as reported in the Consolidated Statements of Earnings. Intergroup sales were not material. Assets are those assets used in each business group.

(Dollars in Thousands)                    1994        1993        1992
- ------------------------------------------------------------------------
FILTRATION
Net Sales...........................    $199,793    $156,165    $118,215
Operating Profit....................      26,597      19,661      18,666
Assets..............................     114,501     105,278      74,364
Invested Capital....................      87,009      79,865      61,231

Operating Margin....................       13.3%       12.6%       15.8%
Capital Turnover....................        2.5x        2.6x        2.1x
Operating Profit ROA................       25.3%       26.4%       26.0%
Operating Profit ROIC...............       33.3%       32.1%       32.5%

Operating Cash Flow*................    $ 27,186    $ 22,038    $ 19,710
Capital Expenditures................       6,715       6,339       3,861
Net Cash Flow.......................      20,471      15,699      15,849
  Percent of Sales..................       10.2%       10.1%       13.4%
  Percent of Capital................       25.6%       25.6%       27.6%
Total Employees.....................       1,614       1,419         878

CONSUMER
Net Sales...........................    $ 70,330    $ 69,154    $ 70,410
Operating Profit....................       5,769       9,406       8,964
Assets..............................      32,386      30,377      28,588
Invested Capital....................      26,711      26,068      23,901

Operating Margin....................        8.2%       13.6%       12.7%
Capital Turnover....................        2.7x        2.9x        2.8x
Operating Profit ROA................       19.0%       32.9%       30.7%
Operating Profit ROIC...............       22.1%       39.4%       35.2%

Operating Cash Flow*................    $  8,120    $ 11,120    $ 12,286
Capital Expenditures................       4,157       3,816       2,652
Net Cash Flow.......................       3,963       7,304       9,634
  Percent of Sales..................        5.6%       10.6%       13.7%
  Percent of Capital................       15.2%       30.6%       37.8%
Total Employees.....................         565         612         642

*Before interest income/expense and taxes paid.
========================================================================

Sales volume by class of product for Consumer Products Group*

                                            1994        1993        1992

                                           -----------------------------
Containers..........................         20%         24%         24%

*Includes only those classes of products which contributed 10% or more to Corporate revenue, including discontinued operations. No class of products within the Company's Filtration Products Group accounted for as much as 10% of the total sales of the Company.