Form 10-K405, Exhibit 13
period 1995-12-02
CLARCOR INC
filed 1996-02-23
CIK 20740

CONSOLIDATED BALANCE SHEETS                                    EXHIBIT 13(a)(ii)
 ................................................................................
NOVEMBER 30, 1995 AND 1994     (DOLLARS IN THOUSANDS)

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
ASSETS                                                                         1995           1994
----------------------------------------------------------------------------------------------------
Current assets:
     Cash and short-term cash investments. . . . . . . . . . . . . . .       $ 18,769       $ 19,567
     Accounts receivable, less allowance for losses
            of $1,557 for 1995 and $1,580 for 1994 . . . . . . . . . .         50,034         42,545
     Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . .         42,972         30,258
     Prepaid expenses. . . . . . . . . . . . . . . . . . . . . . . . .          2,018          2,926
     Deferred income taxes . . . . . . . . . . . . . . . . . . . . . .          3,777          3,154
                                                                             -----------------------
                      Total current assets . . . . . . . . . . . . . .        117,570         98,450
                                                                             -----------------------
     Marketable equity securities, at fair value . . . . . . . . . . .          4,696          3,655
     Investment in affiliates. . . . . . . . . . . . . . . . . . . . .            --             248
     Plant assets, at cost less accumulated depreciation . . . . . . .         67,036         52,615
     Excess of cost over fair value of assets acquired,
            less accumulated amortization. . . . . . . . . . . . . . .         14,893         15,191
     Pension assets. . . . . . . . . . . . . . . . . . . . . . . . . .         11,218         10,237
     Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . .          7,849          8,052
                                                                             -----------------------
                      Total assets . . . . . . . . . . . . . . . . . .       $223,262       $188,448
                                                                             -----------------------
                                                                             -----------------------
LIABILITIES
----------------------------------------------------------------------------------------------------
Current liabilities:
     Current portion of long-term debt . . . . . . . . . . . . . . . .       $  7,596       $  7,579
     Accounts payable and accrued liabilities. . . . . . . . . . . . .         32,851         29,831
     Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .          2,013          2,051
                                                                             -----------------------
                      Total current liabilities. . . . . . . . . . . .         42,460         39,461
                                                                             -----------------------
Long-term debt, less current portion . . . . . . . . . . . . . . . . .         34,417         17,013
Postretirement health care benefits. . . . . . . . . . . . . . . . . .          2,908          3,039
Long-term pension liabilities. . . . . . . . . . . . . . . . . . . . .          5,226          5,616
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . .          6,228          5,686
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .            867             --
Minority interests . . . . . . . . . . . . . . . . . . . . . . . . . .            341            171
Contingencies

SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------
Capital stock:
     Preferred, par value $1, authorized 1,300,000
            shares, issuable in series, none issued. . . . . . . . . .             --             --
     Common, par value $1, authorized 30,000,000
            shares, issued 14,825,296 in 1995 and
            14,803,788 in 1994 . . . . . . . . . . . . . . . . . . . .         14,825         14,804
     Capital in excess of par value. . . . . . . . . . . . . . . . . .          1,121            183
     Foreign currency translation adjustments. . . . . . . . . . . . .         (1,607)          (609)
     Unrealized holding gain on marketable equity
            securities, net of taxes . . . . . . . . . . . . . . . . .          1,285            911
     Retained earnings . . . . . . . . . . . . . . . . . . . . . . . .        115,191        103,013
                                                                             -----------------------
                                                                              130,815        118,302
     Common stock in treasury at cost; 42,900 shares . . . . . . . . .             --           (840)
                                                                             -----------------------
                      Total shareholders' equity . . . . . . . . . . .        130,815        117,462
                                                                             -----------------------
                      Total liabilities and shareholders' equity . . .       $223,262       $188,448
                                                                             -----------------------
                                                                             -----------------------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF EARNINGS                           EXHIBIT 13(a)(iii)
 ................................................................................
FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


---------------------------------------------------------------------------------------------------
                                                                1995           1994          1993
---------------------------------------------------------------------------------------------------
Net sales. . . . . . . . . . . . . . . . . . . . . . .        $290,194       $270,123    $225,319
Cost of sales. . . . . . . . . . . . . . . . . . . . .         209,653        192,456     155,615
                                                              -------------------------------------
       Gross profit. . . . . . . . . . . . . . . . . .          80,541         77,667      69,704
Selling and administrative expenses. . . . . . . . . .          45,176         45,301      40,637
                                                              -------------------------------------
       Operating profit. . . . . . . . . . . . . . . .          35,365         32,366      29,067
                                                              -------------------------------------
Other income (expense):
     Interest expense. . . . . . . . . . . . . . . . .          (2,693)        (2,788)     (3,525)
     Interest income . . . . . . . . . . . . . . . . .             830            548         875
     Equity in net earnings of affiliate . . . . . . .             246            959         745
     Gain on sale of investment in affiliate . . . . .              --          4,166          --
     Minority interests in earnings of subsidiaries. .             (71)            (2)         --
     Other, net. . . . . . . . . . . . . . . . . . . .             459         (2,689)        (84)
                                                              -------------------------------------
                                                                (1,229)           194      (1,989)
                                                              -------------------------------------
       Earnings before income taxes and
           cumulative effect of change
           in accounting method. . . . . . . . . . . .          34,136         32,560      27,078
Provision for income taxes . . . . . . . . . . . . . .          12,182         11,935       9,827
                                                              -------------------------------------
       Earnings before cumulative effect of
                change in accounting method. . . . . .          21,954         20,625      17,251
Cumulative effect of change
               in accounting method. . . . . . . . . .              --            630          --
                                                              -------------------------------------
Net earnings . . . . . . . . . . . . . . . . . . . . .         $21,954        $21,255     $17,251
                                                              -------------------------------------
                                                              -------------------------------------
Net earnings per common share:
       Earnings before cumulative effect of
           change in accounting method . . . . . . . .           $1.48          $1.39       $1.16
   Cumulative effect of accounting change. . . . . . .              --           0.04          --
                                                              -------------------------------------
                                                                 $1.48          $1.43       $1.16
                                                              -------------------------------------
                                                              -------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                EXHIBIT 13(a)(iv)
 ................................................................................
FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993   (DOLLARS IN THOUSANDS)

------------------------------------------------------------------------------------------------------------------------------------
                                                    Common Stock
                                      --------------------------------------------
                                               Issued              In Treasury                       Foreign
                                      ---------------------   --------------------     Capital in    Currency     Unrealized
                                      Number                   Number                  Excess of     Translation  Holding   Retained
                                      of Shares      Amount    of Shares    Amount     Par Value     Adjustments  Gain      Earnings
------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1992 . . . .   14,985,831    $14,986            --    $   --      $272         $ (1,534)    $  --     $85,827

Net earnings . . . . . . . . . . .           --         --            --        --        --               --        --      17,251
Purchase of treasury stock . . . .           --         --       202,359     3,369        --               --        --          --
Retirement of treasury stock . . .     (202,359)      (202)     (202,359)   (3,369)      (84)              --        --      (3,083)
Stock options exercised. . . . . .       27,223         27            --        --        66               --        --          --
Issuance of stock under
   award plans . . . . . . . . . .        8,504          8            --        --        74               --        --          --
Cash dividends -- $.61
   per common share. . . . . . . .           --         --            --        --        --               --        --      (9,036)
Translation adjustments. . . . . .           --         --            --        --        --               69        --          --
------------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1993 . . . .   14,819,199     14,819            --        --       328           (1,465)       --      90,959

Net earnings . . . . . . . . . . .           --         --            --        --        --               --        --      21,255
Purchase of treasury stock . . . .           --         --        72,900     1,327        --               --        --          --
Retirement of treasury stock . . .      (30,000)       (30)      (30,000)     (487)     (457)              --        --          --
Stock options exercised. . . . . .        5,775          6            --        --        78               --        --          --
Issuance of stock under
   award plans . . . . . . . . . .        8,814          9            --        --       234               --        --          --
Cash dividends -- $.6225
   per common share. . . . . . . .           --         --            --        --        --               --        --      (9,201)
Unrealized holding gain on
   marketable equity securities. .           --         --            --        --        --               --       911          --
Translation adjustments. . . . . .           --         --            --        --        --              856        --          --

------------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1994 . . . .   14,803,788     14,804        42,900       840       183             (609)      911     103,013

Net earnings . . . . . . . . . . .           --         --            --        --        --               --        --      21,954
Retirement of treasury stock . . .      (42,900)       (43)      (42,900)     (840)     (351)              --        --        (446)
Stock options exercised. . . . . .       28,849         29            --        --       547               --        --          --
Issuance of stock under
   award plans . . . . . . . . . .       35,559         35            --        --       742               --        --          --
Cash dividends -- $.6325
   per common share. . . . . . . .          --          --            --        --        --               --        --      (9,330)
Unrealized holding gain on
   marketable equity securities. .           --         --            --        --        --               --       374          --
Translation adjustments. . . . . .           --         --            --        --        --             (998)       --          --
------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995 . . . .   14,825,296    $14,825            --    $   --    $1,121          $(1,607)   $1,285    $115,191
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS                         EXHIBIT 13(a)(v)
 ..............................................................................
FOR THE YEARS ENDED NOVEMBER 30, 1995, 1994 and 1993    (DOLLARS IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------------
                                                                              1995            1994            1993
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net earnings and cumulative effect of accounting change . . . . .      $21,954          $21,255      $17,251
     Adjustments to reconcile net earnings to net
                   cash provided by operations:
          Depreciation . . . . . . . . . . . . . . . . . . . . . . . .        7,736            6,778        5,816
          Amortization . . . . . . . . . . . . . . . . . . . . . . . .          508              514          479
          Equity in net earnings of affiliate. . . . . . . . . . . . .         (246)            (959)        (745)
          Gain on sale of investment in affiliate. . . . . . . . . . .           --           (4,166)          --
          Minority interests in earnings of subsidiaries . . . . . . .           71                2           --
          Net (gain) loss on dispositions of plant assets. . . . . . .         (177)           1,862          168
          Cumulative effect of accounting change . . . . . . . . . . .           --             (630)          --
          Changes in assets and liabilities:
          Accounts receivable. . . . . . . . . . . . . . . . . . . . .       (8,030)          (1,981)      (3,357)
               Inventories . . . . . . . . . . . . . . . . . . . . . .       (6,316)          (2,863)       2,992
               Prepaid expenses. . . . . . . . . . . . . . . . . . . .          899           (1,786)         707
               Accounts payable and accrued liabilities. . . . . . . .        4,522            4,021       (2,319)
               Pension assets and liabilities, net . . . . . . . . . .       (1,713)             681       (1,248)
               Income taxes. . . . . . . . . . . . . . . . . . . . . .           87             (137)        (605)
               Deferred income taxes . . . . . . . . . . . . . . . . .          (81)           2,012          853
                                                                            ---------------------------------------
                   Net cash provided by operating activities . . . . .       19,214           24,603       19,992
                                                                            ---------------------------------------
Cash flows from investing activities:
     Proceeds from sale of investment in affiliate . . . . . . . . . .           --           10,731           --
     Business acquisitions, net of cash acquired . . . . . . . . . . .      (14,125)          (1,512)     (12,824)
     Dividends from affiliate, net of reinvestments. . . . . . . . . .         (327)             363          439
     Additions to plant assets . . . . . . . . . . . . . . . . . . . .      (13,910)         (11,416)     (10,218)
     Proceeds from sale of Precision Products Group. . . . . . . . . .           --               --       20,700
     Dispositions of plant assets. . . . . . . . . . . . . . . . . . .           72              331            2
     Other, net    . . . . . . . . . . . . . . . . . . . . . . . . . .          (63)           1,034          708
                                                                            ---------------------------------------
                   Net cash used in investing activities . . . . . . .      (28,353)            (469)      (1,193)
                                                                            ---------------------------------------
Cash flows from financing activities:
     Borrowing under long-term debt. . . . . . . . . . . . . . . . . .       25,000               --           --
     Reduction of long-term debt . . . . . . . . . . . . . . . . . . .       (7,579)          (7,946)      (7,614)
     Sales of capital stock, stock option plan . . . . . . . . . . . .          278               69            7
     Purchases of treasury stock . . . . . . . . . . . . . . . . . . .           --           (1,327)      (3,369)
     Cash dividends paid . . . . . . . . . . . . . . . . . . . . . . .       (9,330)          (9,201)      (9,036)
                                                                            ---------------------------------------
                   Net cash provided (used) in financing activities. .        8,369          (18,405)     (20,012)
                                                                            ---------------------------------------
Net effect of exchange rate changes on cash. . . . . . . . . . . . . .          (28)              --           --
                                                                            ---------------------------------------
Net change in cash and short-term cash investments . . . . . . . . . .         (798)           5,729       (1,213)
Cash and short-term cash investments, beginning of year. . . . . . . .       19,567           13,838       15,051
                                                                            ---------------------------------------
Cash and short-term cash investments, end of year. . . . . . . . . . .      $18,769          $19,567      $13,838
                                                                            ---------------------------------------
                                                                            ---------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.
                                       29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                     EXHIBIT 13(a)(vi)
 ................................................................................
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     At November 30, 1995, the Company has two principal product segments:
Filtration Products and Consumer Products. The Company acquired the filtration business of Hastings Manufacturing Company during 1995 and Airguard Industries and Guardian/U.E.L. in 1993, all to be part of Filtration Products.

A.   ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include all domestic and foreign subsidiaries which are more than 50% owned and controlled. Investments in nonconsolidated companies which are at least 20% owned are carried at cost plus equity in undistributed earnings since acquisition.

     Minority interests represent a minority shareholder's 10% ownership of the common stock of Filtros Baldwin de Mexico (FIBAMEX) and a minority shareholder's 48% ownership of Baldwin Filters (Aust.) Pty. Limited.

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

INVESTMENTS IN MARKETABLE SECURITIES

     On November 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." The Company's marketable equity securities have been classified as available-for-sale.

PLANT ASSETS

     Depreciation is provided by the straight-line and accelerated methods for financial statement purposes and by the accelerated method for tax purposes. The provision for depreciation is based on the estimated useful lives of the assets. It is the policy of the Company to capitalize renewals and betterments and to charge to expense the cost of current maintenance and repairs.

EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED

     The excess of cost over fair value of assets acquired is being amortized over a forty-year period, using the straight-line method subject to impairment write-offs determined by underlying cash flows. Accumulated amortization was $5,913 and $5,405 at November 30, 1995 and 1994, respectively.

STATEMENTS OF CASH FLOWS

     All highly liquid investments purchased with an original maturity of three months or less are considered to be short-term cash investments. The carrying amount approximates fair value. The Company has certain noncash transactions related to stock option and award plans which are described in Footnote L.

CONCENTRATIONS OF CREDIT

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments and trade receivables. The Company places its short-term cash investments with high credit quality financial institutions and in high grade municipal securities. At November 30, 1995 and 1994, the Company held short-term, tax exempt securities with a total cost of $17,225 and $13,471, respectively. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries.

INCOME TAXES

     As of December 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income.

NET EARNINGS PER COMMON SHARE

     Net earnings per common share is based on the weighted average number of common shares outstanding during the respective years.

ACCOUNTING PERIOD

     The Company's fiscal year ends on the Saturday closest to November 30. The fiscal years ended December 2, 1995, December 3, 1994, and November 27, 1993, were comprised of fifty-two, fifty-three, and fifty-two weeks, respectively. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

RECLASSIFICATION

     Certain reclassifications have been made to conform prior year's data to the current presentation.

B.   ACQUISITIONS AND INVESTMENT IN AFFILIATE

ACQUISITIONS

     The Company purchased certain assets comprising the filtration business of Hastings Manufacturing Company on September 4, 1995 for $14,125 in cash, including acquisition expenses. The business is a manufacturer of automotive and light truck filter products. The acquisition has been accounted for by the purchase method of accounting and the operating results of the business are included in the Company's consolidated statement of earnings from the date of acquisition.

     During 1994, FIBAMEX, in which the Company owns a 90% equity interest, was incorporated in Mexico. FIBAMEX acquired certain assets from Filtros Continental, S.A. de C.V. for $1,512 in cash. The acquisition did not have a significant impact on the results of the Company.

     The Company purchased all of the shares of Airguard Industries, Inc. on April 30, 1993, and the assets of Guardian/U.E.L. effective June 1, 1993, for $13,504 in cash, including acquisition expenses. The acquisitions have been accounted for by the purchase method of accounting, and the operating results of Airguard and Guardian/U.E.L. are included in the Company's consolidated results of operations from the dates of the acquisitions. The excess of cost over fair value of assets acquired is being amortized over a forty year period using the straight-line method.

     The following unaudited pro forma amounts are presented as if the acquisitions had occurred at the beginning of the period presented immediately preceding the acquisitions and does not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 ................................................................................
(Continued)


Unaudited pro forma net sales for the Company would have been $320,194, $310,493, and $248,171 for the years ended November 30, 1995, 1994, and 1993, respectively. Net earnings and earnings per share for these periods would not have been significantly affected.

INVESTMENT IN AFFILIATE

     In October 1994, the Company sold 75% of its 20% interest in G.U.D. Holdings Limited, recognizing a gain on the sale of $4,166. The remaining 5% interest has been classified as available-for-sale under the provisions of SFAS 115 and has been recorded at the quoted market value of $4,696 and $3,655 as of November 30, 1995 and 1994, respectively. The 1995 and 1994 quoted market values include an unrealized holding gain of $1,285 and $911, net of deferred income taxes, which has been included as a component of shareholders' equity at November 30, 1995 and 1994, respectively.

     The Company has a standstill agreement which limits the Company's ability to own greater than a 20% interest in G.U.D. Holdings Limited and governs the manner in which the stock can be disposed.

C.   INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 62% and 65% of the Company's inventories at November 30, 1995 and 1994, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method would approximate the current cost. The inventories are summarized as follows:

                                       1995      1994
                                     ------------------
Raw materials. . . . . . . . . . .    $14,285   $12,836
Work-in-process. . . . . . . . . .      8,392     4,624
Finished products. . . . . . . . .     23,051    15,552
                                     ------------------
       Total at FIFO . . . . . . .     45,728    33,012
   Less excess of FIFO
       cost over LIFO values . . .      2,756     2,754
                                     ------------------
                                      $42,972   $30,258
                                     ------------------
                                     ------------------

During 1994 and 1993, LIFO inventory quantities were reduced resulting in a partial liquidation of the LIFO bases, the effect of which increased net earnings by approximately $480 and $650, respectively.

D.   PLANT ASSETS

     Plant assets at November 30, 1995 and 1994 were as follows:

                                       1995      1994
                                     ------------------
Land . . . . . . . . . . . . . . .    $ 2,483   $ 2,015
Buildings and building fixtures. .     42,670    39,095
Machinery and equipment. . . . . .     90,034    74,364
Construction-in-process. . . . . .      8,176     6,185
                                     ------------------
                                      143,363   121,659
Less accumulated depreciation. . .     76,327    69,044
                                     ------------------
                                      $67,036   $52,615
                                     ------------------
                                     ------------------

E.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at November 30, 1995 and 1994 were as follows:

                                       1995      1994
                                     ------------------
Accounts payable . . . . . . . . .    $20,378   $13,769
Accrued salaries, wages
   and commissions . . . . . . . .      3,537     3,874
Compensated absences . . . . . . .      2,726     2,628
Accrued pension liabilities. . . .        996     2,414
Other accrued liabilities. . . . .      5,214     7,146
                                     ------------------
                                      $32,851   $29,831
                                     ------------------
                                     ------------------

F.   LONG-TERM DEBT

     Long-term debt at November 30, 1995 and 1994 consists of the following:

                                       1995      1994
                                     ------------------
Promissory note,
   interest payable
   quarterly at 9.71%. . . . . . .    $13,416   $20,416
Promissory note,
   interest payable
   semi-annually at 6.69%. . . . .     25,000         -
Other obligations,
   at 6% - 10% interest. . . . . .      3,597     4,176
                                     ------------------
                                       42,013    24,592
Less current portion . . . . . . .      7,596     7,579
                                     ------------------
                                      $34,417   $17,013
                                     ------------------
                                     ------------------

     The promissory notes mature March 31, 1997 and July 25, 2004, respectively, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. A fair value estimate of $41,389 and $24,400 for the long-term debt, in 1995 and 1994, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities. Under the note agreements, the Company must meet certain restrictive covenants. The primary covenants include maintaining minimum consolidated net worth at $100,000 and limiting new borrowings as stipulated in the agreement.

     Other obligations include a 15 year capital lease for a manufacturing facility acquired in 1991 from the Community Development Authority of the City of Gothenburg, Nebraska, and debt acquired in the acquisitions of Airguard Industries and Guardian/U.E.L., including an industrial revenue bond due in 2003.

     On December 6, 1995, the Company entered into a $25,000 revolving credit facility with a financial institution. The agreement related to this obligation includes certain restrictive covenants that are similar to the promissory notes. The agreement expires in 2000.

     Principal maturities of long-term debt for the next five fiscal years ending November 30, approximates: $7,596 in 1996, $6,986 in 1997, $448 in 1998,
$256 in 1999, $5,280 in 2000 and $21,447 thereafter.

     Interest paid totaled $2,226, $2,916 and $3,560 during 1995, 1994 and 1993, respectively.


G.   RETIREMENT PLANS

     The Company has defined benefit pension plans covering most of its employees and directors. Plan benefits are principally based upon years of service, compensation, and social security benefits. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

     The table on the following page sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheet at November 30:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 ................................................................................
(Continued)

                                        1995                      1994
                               ------------------------------------------------
                                 Assets   Accumulated    Assets     Accumulated
                                 Exceed     Benefits     Exceed       Benefits
                               Accumulated   Exceed    Accumulated     Exceed
                                Benefits     Assets      Benefits      Assets
                               ------------------------------------------------
Accumulated benefit
   obligation including
   vested benefits of
   $49,294 and $47,080
   in 1995 and 1994,
   respectively. . . . . . . .   $46,120     $ 6,222      $41,841      $ 8,051
                               ------------------------------------------------
                               ------------------------------------------------
Plan assets
   at fair value . . . . . . .   $62,647     $     -      $56,848      $     -
Less projected benefit
   obligation for service
   rendered to date. . . . . .    51,374       7,011       46,380        9,137
                               ------------------------------------------------
Plan assets in excess of
   (less than) projected
   benefit obligation. . . . .    11,273      (7,011)      10,468       (9,137)
Unrecognized net loss from
   past experience different
   from that assumed . . . . .     5,385       1,398        6,297        2,286
Unrecognized net asset
   being recognized over
   approximately 15 years. . .    (5,440)          -       (6,528)           -
Recognition of additional
   minimum liability . . . . .         -        (609)           -       (1,179)
                               ------------------------------------------------
Accrued pension
   asset (liability) for
   defined benefit plans . . .   $11,218     $(6,222)     $10,237      $(8,030)
                               ------------------------------------------------
                               ------------------------------------------------

     In addition to the plan assets related to qualified plans, the Company has funded approximately $2,800 and $2,900 at November 30, 1995 and 1994, respectively, in a restricted trust for its nonqualified plans. This trust is included in other long-term assets in the Company's consolidated balance sheets.

     The net pension expense includes the following components for the three years ended November 30:

                                   1995        1994         1993
                               ----------------------------------
Service cost - benefits
   earned during
   the period  . . . . . . . .    $1,789      $1,979       $2,127
Interest cost on
   projected benefit
   obligation  . . . . . . . .     4,139       4,046        3,644
Actual return on assets. . . .    (8,791)       (298)      (6,581)
Net amortization
   and deferral. . . . . . . .     3,208      (4,646)         918
                               ----------------------------------
Net pension expense. . . . . .    $  345      $1,081       $  108
                               ----------------------------------
                               ----------------------------------

     The projected benefit obligation has been determined with a weighted average discount rate of 7.5% and 8.0% in 1995 and 1994, respectively, and a rate of increase in future compensation of 5.0% for both years. The expected weighted average long-term rate of return was 9.0% in 1995 and 1994. Plan assets consist of group annuity insurance contracts, corporate stocks, bonds and notes, certificates of deposit and U.S. Government securities.

     The Company also has various defined contribution plans. The Company recognized expense related to these plans of $476, $499 and $400 in 1995, 1994 and 1993, respectively.

H.   POSTRETIREMENT HEALTH CARE BENEFITS

     The Company provides certain health care benefits for certain of the Company's retired employees. These employees become eligible for benefits if they meet minimum age and service requirements and are eligible for retirement benefits. The Company has the right to modify or terminate these benefits.

     The following table sets forth the plan's obligation and cost at November 30, 1995 and 1994:

                                                1995       1994
                                                -----------------
Accumulated postretirement
benefit obligation:
   Retirees    . . . . . . . . . . . . . . . .  $2,260     $2,398
   Fully eligible active plan participants . .      12         13
   Other active plan participants. . . . . . .     606        506
                                                -----------------
Accumulated postretirement
   benefit obligation. . . . . . . . . . . . .   2,878      2,917
Unrecognized gain. . . . . . . . . . . . . . .     327        419
                                                -----------------
Accrued postretirement benefit liability . . .   3,205      3,336
      Less current portion,
         included in accrued liabilities . . .     297        297
                                                -----------------
                                                $2,908     $3,039
                                                -----------------
                                                -----------------

     The net periodic postretirement benefit cost includes the following components for the three years ended November 30:

                                                  1995       1994        1993
                                                  ---------------------------
Service cost-benefits attributed
   to service during the period. . . . . . . .    $ 25       $ 28        $ 23
Interest cost on accumulated
   postretirement benefit obligations. . . . .     218        216         275
                                                  ---------------------------
Net periodic postretirement benefit cost . . .    $243       $244        $298
                                                  ---------------------------
                                                  ---------------------------


     Substantially all future health care benefit cost increases will be assumed by the participants, and therefore future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1995 and 8.0% in 1994.

I.   INCOME TAXES

     The provision for income taxes consists of:

                                                1995       1994        1993
                                               ------------------------------
Current:
   Federal . . . . . . . . . . . . . . . .     $11,000    $ 8,886     $ 7,573
   State . . . . . . . . . . . . . . . . .       1,372      1,577       1,342
   Foreign . . . . . . . . . . . . . . . .         135         84          59
Deferred . . . . . . . . . . . . . . . . .        (325)     1,388         853
                                               ------------------------------
                                               $12,182    $11,935     $ 9,827
                                               ------------------------------
                                               ------------------------------


     Income taxes paid, net of refunds, totaled $11,868, $10,087 and $9,860 during 1995, 1994 and 1993 respectively.

     The components of the net deferred tax liability as of November 30, 1995 and 1994 were as follows:

                                                 1995       1994
                                                -----------------
Deferred tax assets:
   Deferred compensation . . . . . . . . .      $1,352     $1,591
   Other postretirement benefits . . . . .       1,191      1,335
   Foreign net operating
      loss carryforward. . . . . . . . . .       1,132      1,111
   Other items . . . . . . . . . . . . . .       2,617      2,117
   Valuation allowance . . . . . . . . . .           -     (1,111)
                                                -----------------
Total gross deferred tax assets. . . . . .       6,292      5,043
Deferred tax liabilities:
   Pensions. . . . . . . . . . . . . . . .      (2,216)    (2,026)
   Plant assets. . . . . . . . . . . . . .      (5,210)    (4,645)
   Other items . . . . . . . . . . . . . .      (1,317)      (904)
                                                -----------------
Total gross deferred
   tax liabilities . . . . . . . . . . . .      (8,743)    (7,575)
                                                -----------------
Net deferred tax liability . . . . . . . .     $(2,451)   $(2,532)
                                                -----------------
                                                -----------------

     Deferred tax assets, including foreign net operating loss carryforwards, are expected to be realized through reversal of taxable temporary differences and future earnings.

     The cumulative effect of adopting SFAS 109 in the first quarter of 1994 was $630. In 1993, deferred income taxes resulted principally from timing differences in the recognition of depreciation, accrued pension liabilities and compensation expenses. The deferred income tax provision in 1993 includes $487 resulting from the excess of tax over book depreciation; $2 resulting from differences in the recognition of accrued pension liabilities; and $305 resulting from differences in recognizing compensation expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 ................................................................................
(Continued)


     Earnings before income taxes and cumulative effect of change in accounting method included the following components:

                                                1995       1994        1993
                                               ------------------------------
Domestic income. . . . . . . . . . . . . .     $33,612    $33,511     $28,950
Foreign income (loss). . . . . . . . . . .         524       (951)     (1,872)
                                               ------------------------------
Total. . . . . . . . . . . . . . . . . . .     $34,136    $32,560     $27,078
                                               ------------------------------
                                               ------------------------------

     The provision for income taxes resulted in effective tax rates which differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                         Percent of
                                                      Pretax Earnings
                                                 ----------------------------
                                                 1995       1994        1993
                                                 ----------------------------
Statutory U.S. tax rates . . . . . . . . .       35.0%      35.0%       34.9%
State income taxes,
   net of federal benefit. . . . . . . . .        2.6        3.2         3.2
Reduction of previously
   established accruals. . . . . . . . . .          -       (1.4)       (2.6)
Capital loss utilization . . . . . . . . .          -       (1.3)          -
Foreign tax credit (utilization) . . . . .       (0.1)         -        (1.7)
Foreign net operating
   loss (utilization). . . . . . . . . . .       (3.3)       1.3         2.6
Other, net . . . . . . . . . . . . . . . .        1.5       (0.1)       (0.1)
                                                 ----------------------------
Consolidated effective
   income tax rate . . . . . . . . . . . .       35.7%      36.7%       36.3%
                                                 ----------------------------
                                                 ----------------------------

J.   CONTINGENCIES

     The Company is involved in legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a material adverse effect on the Company's consolidated results of operations or financial position.

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

     The authorized preferred stock includes 300,000 shares designated as Series A Junior Participating Preferred Stock.

L.   INCENTIVE PLAN

     In 1994, the shareholders of CLARCOR Inc. adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994, including the

1984 Stock Option Plan, the 1987 Long Range Performance Share Plan, and the 1990 Director's Restricted Stock Compensation Plan.

     The following is a description and a summary of key provisions related to this plan.

STOCK OPTIONS

     Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or an exercise price less than the fair market value at the date of grant.

     Shares under nonqualified stock options are as follows:

                                               1995        1994        1993
                                             --------------------------------
Outstanding at beginning
   of year . . . . . . . . . . . . . . . .   1,112,269    862,206     852,609
Granted (prices ranging from
   $16.50 to $19.875 per share). . . . . .     195,250    261,500     158,000
Exercised/surrendered. . . . . . . . . . .     (54,613)   (11,437)   (148,403)

                                             --------------------------------
Outstanding at end of year
   (prices ranging from $9.33
   to $19.875 per share) . . . . . . . . .   1,252,906  1,112,269     862,206
                                             --------------------------------
                                             --------------------------------
Exercisable at end of year . . . . . . . .     726,000    572,033     431,891
                                             --------------------------------
                                             --------------------------------


     On October 23, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expenses related to stock based compensation. Companies who do not adopt the provisions of SFAS 123 for recognition purposes must disclose pro forma effects as if the fair value based method of accounting had been applied. The Company does not intend to adopt the new recognition aspects of SFAS 123 but will provide required disclosure of pro forma information beginning in 1997. The pro forma impact has not yet been determined.

LONG RANGE PERFORMANCE AWARDS

     Officers and key employees may be granted target awards of Company shares of common stock and performance units which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors during a three-year performance period.

     During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense for the performance opportunity ratably during the performance cycle. Compensation expense for the plan totaled $446, $284 and $364 in 1995, 1994 and 1993, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 1995, 1994 and 1993 were $312, $237 and $432, respectively.

DIRECTORS' RESTRICTED STOCK COMPENSATION

     The 1994 Incentive Plan grants all nonemployee directors, in lieu of cash, shares of common stock equal to five years directors' annual retainer. The directors' rights to the shares vest 20% on date of grant and 20% annually during the next four years. The directors are entitled to receive dividends and exercise voting rights with respect to all shares prior to vesting. Any unvested shares are forfeited if the director ceases to be a nonemployee director for any reason. Compensation expense for the plan totaled $104, $125 and $131 in 1995, 1994 and 1993, respectively. During 1995, $26 of Company common stock were issued under the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 ................................................................................
(Continued)


M.   UNAUDITED QUARTERLY FINANCIAL DATA

     The unaudited quarterly data for 1995 and 1994 are as follows:

                          First      Second       Third      Fourth
                         Quarter     Quarter     Quarter     Quarter     Total
--------------------------------------------------------------------------------
1995:
Net sales. . . . . . .   $62,137     $70,478     $71,829     $85,750    $290,194
Gross profit . . . . .    17,692      20,099      20,480      22,270      80,541
Net earnings . . . . .     3,972       4,906       5,886       7,190      21,954
Net earnings
   per common
   share . . . . . . .   $  0.27     $  0.33     $  0.40     $  0.48    $   1.48

1994:
Net sales. . . . . . .   $55,890     $65,131     $67,724     $81,378    $270,123
Gross profit . . . . .    16,184      18,919      20,000      22,564      77,667
Earnings before
   cumulative effect
   of accounting
   change. . . . . . .     3,415       4,175       5,879       7,156      20,625
Cumulative effect
   of accounting
   change. . . . . . .       630           -           -           -         630
                         -------------------------------------------------------
Net earnings . . . . .   $ 4,045      $4,175      $5,879      $7,156     $21,255
                         -------------------------------------------------------
                         -------------------------------------------------------
Net earnings
   per common share:
Earnings before
   accounting
   change. . . . . . .   $  0.23     $  0.28     $  0.40     $  0.48      $ 1.39
Cumulative effect
   of accounting
   change. . . . . . .      0.04           -           -           -        0.04
                         -------------------------------------------------------
                         $  0.27     $  0.28     $  0.40     $  0.48      $ 1.43
                         -------------------------------------------------------
                         -------------------------------------------------------


NOTES TO QUARTERLY FINANCIAL DATA

     In the fourth quarter of 1994, the Company recorded a nonoperating gain of $4,166 related to the sale of an investment in an affiliate and nonoperating expenses of approximately $1,900 related to the disposal of certain assets. During the fourth quarter of 1994, LIFO inventory reductions increased net earnings by approximately $480.

N.   SEGMENT INFORMATION

     The Company operates in two principal product segments: Filtration Products and Consumer Products. Filtration Products manufactures and markets a complete line of filters used in the filtration of internal combustion engines, clean rooms, and lubrication oils, air, fuel, coolant, hydraulic and transmission fluids. Consumer Products manufactures and markets plastic closures, custom designed lithographed metal and metal-plastic containers, and collapsible metal tubes.

     Net sales represent sales to unaffiliated customers, as reported in the consolidated statements of earnings. Intersegment sales were not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, world headquarters facility, pension assets and various other assets which are not specific to an industry segment.

     The segment data for the years ended November 30, 1995, 1994 and 1993 are as follows:

                                            1995           1994           1993
--------------------------------------------------------------------------------
Net sales:
   Filtration Products . . . .            $221,034       $199,793       $156,165
   Consumer Products . . . . .              69,160         70,330         69,154
                                         ---------------------------------------
      Total. . . . . . . . . .            $290,194       $270,123       $225,319
                                         ---------------------------------------
                                         ---------------------------------------
--------------------------------------------------------------------------------
Operating profit:
   Filtration Products . . . .            $ 28,698       $ 26,597       $ 19,661
   Consumer Products . . . . .               6,667          5,769          9,406
                                         ---------------------------------------
      Total. . . . . . . . . .            $ 35,365       $ 32,366       $ 29,067
                                         ---------------------------------------
                                         ---------------------------------------
--------------------------------------------------------------------------------
Assets:
   Filtration Products . . . .            $138,706       $114,501       $105,278
   Consumer Products . . . . .              39,853         32,386         30,377
   Corporate . . . . . . . . .              44,703         41,561         37,912
                                         ---------------------------------------
      Total. . . . . . . . . .            $223,262       $188,448       $173,567
                                         ---------------------------------------
                                         ---------------------------------------
--------------------------------------------------------------------------------
Additions to plant assets:
   Filtration Products . . . .           $   8,142      $   6,715      $   6,339
   Consumer Products . . . . .               5,591          4,157          3,816
   Corporate . . . . . . . . .                 177            544             63
                                         ---------------------------------------
      Total. . . . . . . . . .            $ 13,910       $ 11,416       $ 10,218
                                         ---------------------------------------
                                         ---------------------------------------
--------------------------------------------------------------------------------
Depreciation:
   Filtration Products . . . .            $  4,742       $  3,840       $  2,758
   Consumer Products . . . . .               2,787          2,763          2,912
   Corporate . . . . . . . . .                 207            175            146
                                         ---------------------------------------
      Total. . . . . . . . . .            $  7,736       $  6,778       $  5,816
                                         ---------------------------------------
                                         ---------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS                            EXHIBIT 13(a)(vii)
 ...............................................................................


The Board of Directors and Shareholders
CLARCOR Inc.
Rockford, Illinois

     We have audited the accompanying consolidated balance sheets of CLARCOR Inc. and Subsidiaries as of November 30, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CLARCOR Inc. and Subsidiaries as of November 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for income taxes, effective December 1, 1993 and changed its method of accounting for certain investments in debt and equity securities, effective November 30, 1994.


                                                  /s/ Coopers & Lybrand L.L.P.
                                                  Rockford, Illinois
                                                  January 8, 1996

MANAGEMENT'S REPORT ON RESPONSIBILITY                        EXHIBIT 13(a)(viii)
 ................................................................................
FOR FINANCIAL REPORTING
 ................................................................................

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


/s/ Lawrence E. Gloyd       /s/ Bruce A. Klein            /s/ William F. Knese
Lawrence E. Gloyd           Bruce A. Klein                William F. Knese
Chairman of the Board &     Vice President-Finance &      Vice President,
Chief Executive Officer     Chief Financial Officer       Treasurer & Controller

January 8, 1996

11 - YEAR FINANCIAL SUMMARY                                    EXHIBIT 13(a)(ix)
 ................................................................................
                                                                          [LOGO]

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                 1995            1994          1993           1992           1991           1990
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity . . . . . . . . . . . . . . . . . .     $   8.82       $   7.96       $   7.06       $   6.64       $   6.42       $   5.57
Earnings from Continuing Operations. . . .         1.48           1.39           1.16           1.10           1.24           1.29
Net Earnings . . . . . . . . . . . . . . .         1.48           1.43           1.16           0.94           1.26           1.37
Dividends. . . . . . . . . . . . . . . . .       0.6325         0.6225          0.610          0.600          0.550          0.521
Price: High. . . . . . . . . . . . . . . .        27.00          22.38          20.00          22.50          22.67          17.83
       Low . . . . . . . . . . . . . . . .        18.13          15.88          16.00          15.00          13.00          11.83
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales. . . . . . . . . . . . . . . . .     $290,194       $270,123       $225,319       $188,625       $179,538       $170,279
Operating Profit . . . . . . . . . . . . .       35,365         32,366         29,067         27,630         30,853         30,832
Interest Expense . . . . . . . . . . . . .        2,693          2,788          3,525          3,803          3,682          3,675
Pretax Income. . . . . . . . . . . . . . .       34,136         32,560         27,078         25,305         28,543         30,204
Income Taxes . . . . . . . . . . . . . . .       12,182         11,935          9,827          8,796         10,068         10,999
Earnings from Continuing Operations. . . .       21,954         20,625         17,251         16,509         18,475         19,205
Earnings from Discontinued Operations. . .           --             --             --             --            297          1,250
Net Earnings . . . . . . . . . . . . . . .       21,954         21,255         17,251         14,139         18,772         20,405
Average Shares Outstanding . . . . . . . .       14,801         14,814         14,838         14,973         14,873         14,843
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin . . . . . . . . . . . . .        12.2%          12.0%          12.9%          14.6%          17.2%          18.1%
Pretax Margin. . . . . . . . . . . . . . .        11.8%          12.1%          12.0%          13.4%          15.9%          17.7%
Effective Tax Rate . . . . . . . . . . . .        35.7%          36.7%          36.3%          34.8%          35.3%          36.4%
Net Margin-Continuing Operations . . . . .         7.6%           7.6%           7.7%           8.8%          10.3%          11.3%
Net Margin . . . . . . . . . . . . . . . .         7.6%           7.9%           7.7%           7.5%          10.5%          12.0%
Asset Turnover . . . . . . . . . . . . . .        1.54x          1.56x          1.40x          1.19x          1.25x          1.30x
Return on Assets . . . . . . . . . . . . .        11.6%          12.2%          10.7%           8.9%          13.0%          15.6%
Financial Leverage . . . . . . . . . . . .        1.61x          1.66x          1.62x          1.66x          1.74x          1.80x
Return on Equity . . . . . . . . . . . . .        18.7%          20.3%          17.3%          14.8%          22.7%          28.1%
Dividend Payout to Net Earnings. . . . . .        42.5%          43.3%          52.4%          63.4%          43.5%          37.8%
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ($000)
Current Assets . . . . . . . . . . . . . .     $117,570       $ 98,450       $ 86,161       $ 93,627       $ 75,207       $ 72,623
Plant Assets, net. . . . . . . . . . . . .       67,036        052,615         47,636         35,584         45,712         42,748
Total Assets . . . . . . . . . . . . . . .      223,262        188,448        173,567        161,255        157,999        144,127
Current Liabilities. . . . . . . . . . . .       42,460         39,461         33,288         25,272         20,570         20,758
Long-Term Debt . . . . . . . . . . . . . .       34,417         17,013         24,617         29,325         35,834         35,810
Shareholders' Equity . . . . . . . . . . .      130,815        117,462        104,641         99,551         95,662         82,689
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization . . . . . . . . . .        20.8%          12.7%          19.0%          22.8%          27.3%          30.2%
Working Capital. . . . . . . . . . . . . .     $ 75,110       $ 58,989       $ 52,873       $ 68,355       $ 54,637       $ 51,865
Quick Ratio. . . . . . . . . . . . . . . .        1.6:1          1.6:1          1.6:1          2.5:1          2.1:1          2.1:1
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations. . . . . . . . . . . . . .     $ 19,214       $ 24,603       $ 19,992       $ 22,807       $ 18,343       $ 25,284
For Investment . . . . . . . . . . . . . .      (28,353)          (469)        (1,193)        (7,185)       (14,719)        (4,973)
From/(for) Financing . . . . . . . . . . .        8,369        (18,405)       (20,012)       (10,200)        (8,805)       (10,316)
Change in Cash & Equivalents . . . . . . .         (798)         5,729         (1,213)         5,422         (5,181)         9,995
Capital Expenditures . . . . . . . . . . .       13,910         11,416         10,218          7,450          8,128          8,638
Depreciation . . . . . . . . . . . . . . .        7,736          6,778          5,816          7,044          6,707          6,619
Dividends Paid . . . . . . . . . . . . . .        9,330          9,201          9,036          8,958          8,165          7,708
Interest (Income)/Expense. . . . . . . . .        1,863          2,240          2,650          3,505          2,560          3,143
Income Taxes Paid. . . . . . . . . . . . .       11,868         10,087          9,860         10,982          9,474         10,068

----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1). . . . . . . . . .     $ 32,945       $ 36,930       $ 32,502       $ 37,294       $ 30,377       $ 38,495
Net Cash Flow (2). . . . . . . . . . . . .       19,035         25,514         22,284         29,844         22,249         29,857
Elective Cash Flow (3) . . . . . . . . . .       (4,026)         3,986            738          6,399          2,050          8,938
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                 1989           1988           1987           1986           1985
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity . . . . . . . . . . . . . . . . . .     $   4.83       $   6.99       $   6.36       $   5.76       $   5.22
Earnings from Continuing Operations. . . .         0.69           1.02           0.95           0.90           0.86
Net Earnings . . . . . . . . . . . . . . .         0.42           1.15           1.04           0.96           0.93
Dividends. . . . . . . . . . . . . . . . .        0.480          0.453          0.431          0.418          0.391
Price: High. . . . . . . . . . . . . . . .        18.92          14.59          16.89          14.17          12.78
       Low . . . . . . . . . . . . . . . .        11.75           9.75           9.25          10.09          10.00
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales. . . . . . . . . . . . . . . . .     $156,530       $149,468       $146,225       $135,319       $143,716
Operating Profit . . . . . . . . . . . . .        2,128         27,287         29,045         25,032         27,222
Interest Expense . . . . . . . . . . . . .        1,327            151            176            192            216
Pretax Income. . . . . . . . . . . . . . .        2,084         28,833         30,378         29,769         30,139
Income Taxes . . . . . . . . . . . . . . .        0,474         10,647         13,270         13,566         14,492
Earnings from Continuing Operations. . . .       11,610         18,186         17,108         16,203         15,647
Earnings from Discontinued Operations. . .       (4,493)         2,412          1,672          1,165          1,250
Net Earnings . . . . . . . . . . . . . . .        7,117         20,598         18,780         17,368         16,897
Average Shares Outstanding . . . . . . . .       17,040         17,926         18,121         18,094         18,074
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin . . . . . . . . . . . . .        14.1%          18.3%          19.9%          18.5%          18.9%
Pretax Margin. . . . . . . . . . . . . . .        14.1%          19.3%          20.8%          22.0%          21.0%
Effective Tax Rate . . . . . . . . . . . .        47.4%          36.9%          43.7%          45.6%          48.1%
Net Margin-Continuing Operations . . . . .         7.4%          12.2%          11.7%          12.0%          10.9%
Net Margin . . . . . . . . . . . . . . . .         4.5%          13.8%          12.8%          12.8%          11.8%
Asset Turnover . . . . . . . . . . . . . .        1.09x          1.11x          1.19x          1.16x          1.34x
Return on Assets . . . . . . . . . . . . .         4.9%          15.3%          15.3%          14.9%          15.7%
Financial Leverage . . . . . . . . . . . .        1.16x          1.17x          1.18x          1.23x          1.27x
Return on Equity . . . . . . . . . . . . .         5.7%          17.9%          18.0%          18.4%          20.0%
Dividend Payout to Net Earnings. . . . . .       116.5%          39.4%          41.6%          43.5%          41.8%
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ($000)
Current Assets . . . . . . . . . . . . . .     $ 58,019       $ 70,028       $ 67,523       $ 75,457       $ 72,837
Plant Assets, net. . . . . . . . . . . . .       44,223         42,063         39,828         32,431         27,934
Total Assets . . . . . . . . . . . . . . .      131,009        143,842        134,877        122,779        116,184
Current Liabilities. . . . . . . . . . . .       21,405         14,244         15,899         13,153         15,815
Long-Term Debt . . . . . . . . . . . . . .       32,634          1,116          1,507          1,634          1,875
Shareholders' Equity . . . . . . . . . . .       72,662        125,012        115,015        104,186         94,372
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization . . . . . . . . . .        31.0%           0.9%           1.3%           1.5%           1.9%
Working Capital. . . . . . . . . . . . . .     $ 36,614       $ 55,784       $ 51,624       $ 62,304       $ 57,022
Quick Ratio. . . . . . . . . . . . . . . .        1.4:1          3.3:1          2.9:1          4.2:1          3.4:1
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations. . . . . . . . . . . . . .     $ 17,791       $ 18,545       $ 22,015       $ 16,330       $ 22,752
For Investment . . . . . . . . . . . . . .       (8,251)        (1,374)       (16,231)        (7,923)       (22,511)
From/(for) Financing . . . . . . . . . . .      (23,915)       (11,105)        (8,374)        (7,767)        (7,306)
Change in Cash & Equivalents . . . . . . .      (14,375)         6,066         (2,590)           640         (7,065)
Capital Expenditures . . . . . . . . . . .        8,334          6,137          5,086          9,720          4,187
Depreciation . . . . . . . . . . . . . . .        6,321          6,287          6,008          4,384          3,676
Dividends Paid . . . . . . . . . . . . . .        8,290          8,121          7,814          7,560          7,069
Interest (Income)/Expense. . . . . . . . .           53           (946)          (911)        (1,876)        (1,819)
Income Taxes Paid. . . . . . . . . . . . .       11,234         13,313         14,502         13,117         16,871
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1). . . . . . . . . .     $ 29,078       $ 30,912       $ 35,606       $ 27,571       $ 37,804
Net Cash Flow (2). . . . . . . . . . . . .       20,744         24,775         30,520         17,851         33,617
Elective Cash Flow (3) . . . . . . . . . .        1,167          4,287          9,115           (950)        11,496
----------------------------------------------------------------------------------------------------------------------------------

(1) From operations before interest income/expense and taxes paid.
(2) Operating Cash Flow less capital expenditures.
(3) Net Cash Flow less dividends +(-) interest income/expense and less taxes paid.


                                       24

FINANCIAL REVIEW                                               EXHIBIT 13(a)(x)
 ...............................................................................
(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                  [LOGO]


     CLARCOR's 1995 operations produced another year of record sales, operating profit, net earnings and earnings per share. Both the Filtration Products and Consumer Products segments generated gains in operating profit. This financial review should be read in conjunction with other financial information presented in this report.

     Information related to CLARCOR business segments is shown on page 23, and this financial review should be read in conjunction with the segment information. Operating results are shown in comparative form in the table below.



OPERATING RESULTS
                                                                   1995 vs. 1994                                  1994 vs. 1993
                                                                      Change                                         Change
                                               ----------------------------------           ------------------------------------
                                               $ 1995    % Sales     $        %              $ 1994   % Sales    $           %
                                               ----------------------------------           ------------------------------------
Net Sales. . . . . . . . . . . . . . . .       $290.2    100.0%    $20.1     7.4%            $270.1   100.0%    $44.8      19.9%
Cost of Sales. . . . . . . . . . . . . .        209.6     72.2%     17.2     8.9%             192.4    71.2%     36.8      23.7%
Selling &  Administrative Expenses . . .         45.2     15.6%     (0.1)   (0.3)%             45.3    16.8%      4.7      11.5%
Operating Profit . . . . . . . . . . . .         35.4     12.2%      3.0     9.3%              32.4    12.0%      3.3      11.3%
Other Income (Deductions). . . . . . . .         (1.3)    (0.4%)    (1.5)   --                  0.2     0.1%      2.2      --
Earnings Before Taxes. . . . . . . . . .         34.1     11.8%      1.5     4.8%              32.6    12.1%      5.5      20.2%
Income Taxes . . . . . . . . . . . . . .         12.1      4.2%      0.2     2.1%              11.9     4.5%      2.1      21.5%
Earnings . . . . . . . . . . . . . . . .         22.0      7.6%      1.3     6.4%              20.7     7.6%      3.4      19.6%
Cumulative Effect of Accounting Change .         --       --        (0.6)   --                  0.6     0.3%      0.6      --
Net Earnings . . . . . . . . . . . . . .        $22.0      7.6%     $0.7     3.3%             $21.3     7.9%     $4.0      23.2%
                                               ----------------------------------           ------------------------------------
                                               ----------------------------------           ------------------------------------
Earnings Per Share . . . . . . . . . . .         $1.48              $0.09    6.5%              $1.39             $0.23     19.8%
Cumulative Effect of Accounting Change .         --                ($0.04)  --                 $0.04             $0.04     --
   Total . . . . . . . . . . . . . . . .         $1.48              $0.05    3.5%              $1.43             $0.27     23.3%

Average Shares Outstanding . . . . . . .         14.8                                          14.8
----------------------------------------------------------------------------------------------------------------------------------

SALES

     CLARCOR's 1995 net sales set a new Company record. Net sales of $290.2 were 7.4% higher than sales of $270.1 recorded in fiscal year 1994. The current year's increased sales were fueled by internal growth and an acquisition in the Filtration Products segment. Net sales of $225.3 were reported for the 1993 fiscal year. Consolidated 1994 net sales were 19.9% higher than sales in 1993 and reflected increased sales in both of the Company's operating segments.

     Comparative net sales information related to CLARCOR's operating segments is shown in the tables to the right.

                                                                      Change vs. 1994
NET SALES                                     1995       % Total        $         %
---------------------------------------------------------------------------------------
Filtration Products. . . . . . .             $221.0        76.2%      $21.2     10.6%
Consumer Products. . . . . . . .               69.2        23.8%       (1.1)    (1.7%)
                                             -----------------------------------------

   Total . . . . . . . . . . . .             $290.2       100.0%      $20.1      7.4%
                                             -----------------------------------------
                                             -----------------------------------------

                                                                       Change vs. 1993
NET SALES                                      1994      % Total        $           %
--------------------------------------------------------------------------------------
Filtration Products. . . . . . .             $199.8        74.0%      $43.6     27.9%
Consumer Products. . . . . . . .               70.3        26.0%        1.2      1.7%
                                             -----------------------------------------
        Total. . . . . . . . . .             $270.1       100.0%      $44.8     19.9%
                                             -----------------------------------------
                                             -----------------------------------------

FINANCIAL REVIEW
 ................................................................................
(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     Net sales of $221.0 in the Filtration Products segment increased 10.6% in
1995 over sales of $199.8 in 1994.   The increase was principally the result of
increased sales of heavy duty filter products at Baldwin Filters, and the inclusion of three months of sales in the current year from the acquisition of Hastings Filters, Inc. Excluding the Hastings sales, Filtration segment sales would have increased 5.9% over the 1994 level. Sales of the Company's Airguard Industries industrial and environmental filter lines declined 7.0% from prior year levels, the result of the transfer of a product line to Baldwin, and a decline in the sales of certain product lines transferred in 1994 from Baldwin
and Clark Filter.   On a comparable products basis, Airguard sales increased
2.9% over the prior year. Sales of Clark Filter's railroad locomotive line products increased 8.3% over 1994 levels. Filtration Products segment 1994 net sales increased 27.9% over sales of $156.2 in 1993, a year which contained a partial year's sales from the mid-year acquisitions of Airguard Industries and Guardian Filters/UEL.

     Net sales in the Consumer Products segment declined 1.7% to $69.2 in 1995 from $70.3 in 1994. This decline was due principally to lower spice can sales and flat sheet and promotional decorating business in the current year, offset by an increase in plastic sales. Sales in 1994 increased 1.7% from the year-earlier level of $69.1, due chiefly to higher shipment levels of plastic closures and increased flat sheet decorating.

EARNINGS

     CLARCOR achieved record consolidated operating profit of $35.4 in 1995. Current year operating profit increased 9.3% over operating profit of $32.4 recorded in 1994. Gains were recorded in both the Filtration Products and Consumer Products segments. The 1994 operating profit increased 11.3% over the $29.1 produced in 1993. Comparative operating profit information related to the Company's business segments is shown below.

                                                                            Change vs. 1994
OPERATING PROFIT                                   1995      % Total        $             %
--------------------------------------------------------------------------------------------
Filtration Products. . . . . . . . .               $28.7      81.1%       $2.1         7.9%
Consumer Products. . . . . . . . . .                 6.7      18.9%         .9        15.6%
                                                   -----------------------------------------
     Total . . . . . . . . . . . . .               $35.4     100.0%       $3.0         9.3%
                                                   -----------------------------------------
                                                   -----------------------------------------

                                                                            Change vs. 1993
OPERATING PROFIT                                    1994      % Total      $           %
--------------------------------------------------------------------------------------------
Filtration Products. . . . . . . . .               $26.6      82.2%       $6.9        35.3%
Consumer Products. . . . . . . . . .                 5.8      17.8%       (3.6)      (38.7%)
                                                   -----------------------------------------
     Total . . . . . . . . . . . . .               $32.4     100.0%       $3.3        11.3%
                                                   -----------------------------------------
                                                   -----------------------------------------


OPERATING PROFIT AS A
PERCENT OF NET SALES                                1995      1994         1993
-------------------------------------------------------------------------------
Filtration Products. . . . . . . . .                13.0%     13.3%       12.6%
Consumer Products. . . . . . . . . .                 9.6%      8.2%       13.6%
                                                   ----------------------------
     Total . . . . . . . . . . . . .                12.2%     12.0%       12.9%
                                                   ----------------------------
                                                   ----------------------------

     Filtration Products segment operating profit totaled $28.7 in 1995, 7.9% higher than operating profit of $26.6 reported in the prior year. The increased 1995 operating profit reflected gains in Baldwin heavy duty operations, both domestic and international. Profit at the segment's Airguard unit declined in the current year, the result of significant increases in raw material prices, a product failure caused by faulty media from an outside vendor, startup problems with a new distribution center and costs related to a new management information system. The September 4, 1995 acquisition of Hastings Filters, Inc. had no operating profit impact. Operating profit in 1994 increased 35.3% over fiscal 1993 operating profit and principally reflected strong gains in all of the segment's businesses. In addition, the 1994 profits included a full year of profits from the 1993 acquisitions of Airguard and Guardian/UEL. The

1993 operating profit was negatively impacted by $1.5 of charges related to the Baldwin N.V. operation and the settlement of a litigation contingency.
Operating profit as a percent of net sales was 13.0%, compared to 1994 profit at 13.3% of sales. In 1993, operating profit was 12.6% of sales. Current year Filtration segment operating profit represented 81.1% of consolidated operating profit, compared to 82.2% in 1994 and 67.6% in 1993.

     Consumer Products segment operating profit in 1995 totaled $6.7. This was an increase of 15.6% and reflected the impact of improved profitability in the plastics business. In 1994, Consumer Products segment operating profit declined by 38.7% to $5.8. Operating profit declined from the 1993 level due to the sale in 1993 of high-margin engineering services which did not repeat in 1994 and one-time 1994 consulting expenses. Operating profit as a percent of sales increased to 9.6% in 1995 from 8.2% in 1994. In 1993, operating profit was 13.6% of sales. The 1995 profit was 18.9% of consolidated operating profit. This compares to 17.8% of the total in 1994 and 32.4% in 1993.

     Other expense in 1995 totaled a net $1.3. Of this total, interest expense was $2.7. Income items included $.8 of interest on cash and short- term cash investments and other items of $.6, chiefly currency-related gains. The 1994 total was a net other income of $.2. Of this total, income items included a $4.2 gain from the sale of the Company's investment in the stock of G.U.D. Holdings Limited. Expense items included interest of $2.8, chiefly related to CLARCOR's long-term debt. In 1993, non-operating items netted to $2.0 of expense, principally related to $3.5 of interest expense on the long-term debt.

     Earnings before income taxes in 1995 totaled $34.1, up 4.8% from $32.6 in the prior year. This increase reflected higher operating profits reduced by a current year increase in net other expense. In 1994, earnings before income taxes and the cumulative effect of a change in accounting method increased 20.2% over pre-tax earnings of $27.1 in 1993. The increase in 1994 earnings reflected strong Filtration operations and an increase in other income to $.2 from an expense of $2.0 in other items in 1993.

     The 1995 provision for income taxes totaled $12.1 and was higher than the 1994 provision due principally to taxes on higher profits offset by favorable treatment of certain income tax items. Deferred tax assets, including foreign net operating loss carryforwards, are expected to be realized through reversal of taxable temporary differences and future earnings. CLARCOR's provision for income taxes in 1994 totaled $11.9. This was an increase from the level of $9.8 recorded in 1993. The increase over 1993 was attributable to higher earnings from operations. The current year effective tax rate was 35.7%, compared to 36.7% in 1994. The 1994 rate was a slight increase from 1993's 36.3% rate.

     Earnings from operations before the cumulative effect of a change in accounting method totaled $22.0. In 1994, these earnings were $20.7, compared to $17.3 in 1993. In 1994, CLARCOR adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of this new standard contributed $.6 to earnings in the first quarter of the year of adoption.

     CLARCOR recorded total net earnings of $22.0 in 1995, 3.3% higher than net earnings in 1994 of $21.3. Total net earnings in 1994 were 23.2% higher than $17.3 in 1993.

     Earnings per share before the cumulative effect of accounting changes totaled $1.48, and increased 6.5% over comparable earnings of

FINANCIAL REVIEW
 ................................................................................
(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


$1.39 in 1994. The 1994 figure was a 19.8% increase over per share earnings of $1.16 in 1993. In 1994, the cumulative effect of the income tax accounting change contributed an additional $.04 per share, resulting in 1994 total earnings per share of $1.43.

     On October 23, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock based compensation. Companies which do not adopt the provisions of SFAS 123 for recognition purposes must disclose pro forma effects as if the fair value based method of accounting had been applied. The Company does not intend to adopt the new recognition aspects of SFAS 123, but will provide required disclosure of pro forma information beginning in 1997. The pro forma impact has not yet been determined.

FINANCIAL CONDITION
CORPORATE LIQUIDITY

     The discussion of corporate liquidity should be read in conjunction with information presented in the Consolidated Statements of Cash Flows on page 29.

     CLARCOR's cash flows in the year 1995 included an additional borrowing to finance the Hastings Filters, Inc. acquisition. Current year cash flows from operating activities totaled $19.2. This was down 21.9% from the 1994 cash flows which totaled $24.6. The 1994 cash flows were a 23.1% increase over a total of $20.0 from these activities in 1993. Current year operating activities included higher gross cash flow of $30.2 from net earnings and non-cash charges of depreciation and amortization. This was reduced by a net investment in assets and liabilities of $10.6, the result of increased business and asset additions from the Hastings acquisition. In 1994, operating activities included a total of $27.9 from higher operating earnings and increased non-cash charges, compared to a total of $23.5 from these items in 1993. Changes in assets and liabilities in 1994 were a mix of increases and decreases which mostly offset each other. Changes in assets and liabilities in 1993 resulted in a $3.0 use of cash.

     Cash flows used in investing activities in 1995 totaled $28.4, compared to $.5 in 1994 and $1.2 in 1993. In the current year, the Hastings acquisition used $14.1, and $13.9 was used for investment in plant assets. In 1994, cash of $10.7 was collected from the sale of G.U.D. stock, and cash of $1.7 was received from other sources. Cash used included $11.4 for plant additions and $1.5 for
the acquisition of a business.   Of the 1993 total, $20.7 of cash proceeds
originated from the sale of the Precision Products Group, and other investing activities generated a net $1.1. Cash of $12.8, net of cash acquired, was invested in business acquisitions, and $10.2 was spent on plant asset additions.

     Cash provided by 1995 financing activities totaled $8.4. This compares to $18.4 used in 1994. Cash used in 1993 totaled $20.0. The 1995 total reflects cash inflows of $25.0 from the new long-term borrowing. Cash used in financing activities included $7.6 of payments on the long-term debt and dividend payments of $9.3. In 1994, cash of $18.4 was used, principally for treasury share purchases of $1.3, debt payments of $7.9, and dividend payments of $9.2. In 1993, cash of $20.0 was used for $7.6 of long-term debt payments, $3.4 of treasury stock purchases, and $9.0 of dividend payments.

     CLARCOR continues to generate sufficient cash necessary to maintain current operating levels, to provide for the replacement and addition of needed capital assets, and to service its long-term debt. CLARCOR maintains lines of credit sufficient to fund its current operations and to fund planned future growth.

CAPITAL RESOURCES

     The Company's 1995 balance sheet continued to remain both strong and liquid.

SUMMARY BALANCE                                  1995                   1994
                                        ----------------------------------------------
SHEET                                      $       % Change         $      % Change
-------------------------------------------------------------------------------------
Current Assets . . . . . . . .           $117.6       19.4%      $ 98.5        14.3%
Plant Assets, net. . . . . . .             67.0       27.4%        52.6        10.5%
Excess Cost over
   Fair Value, net . . . . . .             14.9       (2.0%)       15.2        (3.2%)
Pension & Other Assets . . . .             23.8        7.7%        22.1        (7.8%)

Total Assets . . . . . . . . .           $223.3       18.5%      $188.4         8.6%

Current Liabilities. . . . . .           $042.5        7.6%      $ 39.5        18.5%
Long-Term Debt . . . . . . . .             34.4      102.3%        17.0       (30.9%)
Pension & Other Liabilities. .             15.6        8.3%        14.4        31.7%
Shareholders' Equity . . . . .            130.8       11.4%       117.5        12.3%

Total Liabilities &
   Shareholders' Equity. . . .           $223.3       18.5%      $188.4         8.6%

     Year-end total assets climbed to $223.3 in 1995 from $188.4 last year.
This was an increase of 18.5%. The 1994 total was an increase of 8.6% over total assets of $173.6 at the end of 1993. Working capital reached $75.1, compared to $59.0 at year-end 1994. The current ratio was 2.8:1, compared to the 1994 ratio of 2.5:1. In addition to the cash borrowed for the acquisition of Hastings Filters, Inc., the Company continued to generate the cash needed for working capital investment and plant and equipment additions. Cash and short-term cash investments were $18.8 at year-end 1995, compared to a total of $19.6 in 1994. Due principally to the Hastings acquisition, 1995 net accounts receivable and inventories reached $50.0 and $43.0, respectively, compared to $42.5 and $30.3, respectively, at the end of 1994. Net plant assets in 1995 rose to $67.0 from $52.6 at the end of the year, reflecting both the Hastings acquisition and normal asset additions. In both 1995 and 1994, marketable equity securities reflected the Company's remaining 5% interest in G.U.D. Holdings Limited, classified as available-for-sale and valued at current market value under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                               1995    1994
                             ----------------
Current Ratio. . .            2.8:1     2.5:1
Quick Ratio. . . .            1.6:1     1.6:1
Debt/Equity. . . .            26.3%     14.5%


Current liabilities totaled $42.5 at year-end 1995, compared to a total of $39.5 in 1994. The increase was principally the result of higher accounts payable and accrued liabilities. The Company's long-term debt balance increased to $34.4 from $17.0, and reflected the new long-term borrowing, reduced by scheduled repayments on the old long-term loan. As a percent of total capitalization, 1995 long-term debt was 20.8%, and 1994 long-term debt was 12.7%. Shareholders' equity at year-end was $130.8, an increase of $13.3, or 11.4%, over equity of $117.5 at the prior year-end. Shareholders' equity represented 79.2% of total capitalization at year-end 1995, compared to 87.3% at the end of 1994.

     At year-end, the Company had outstanding 14,825,296 shares of common stock of $1.00 par value. This compares to 14,760,888 shares outstanding at the prior year-end.

FINANCIAL REVIEW
 ................................................................................
(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

THE FUTURE

     The Company believes that sales, operating profit, and net earnings will increase, continuing the trend of past years. Baldwin Filters will continue to be the principal driving force for CLARCOR. The primary focus at Baldwin will continue to be supplying the highest quality mobile filtration products to its customers and distributors. The combination of Hastings Filters with Baldwin provides CLARCOR with the widest product range and the largest distribution network of any company in the mobile filtration industry.

     CLARCOR expects to see an increase in Baldwin's sales, when combined with Hastings Filters for a full year, of over 20% in 1996. Their combined margins will decline somewhat as Hastings Filters will not contribute to operating profitability until later in 1996. Hastings Filters will add to earnings per share in 1996 and will be a significant part of CLARCOR's growth and profits in the future.

     Both Airguard's sales and margins are expected to improve in 1996. Operating profit as a percent of sales is anticipated to grow toward a long-term goal of 8-10%.

     International filtration sales are expected to continue to grow from 13% of sales in 1995 and will show increased profitability in 1996. The Company is exploring other acquisitions and alliances outside the United States and expects to announce additional ventures in the future.

     J. L. Clark will continue to invest resources in the expansion of its plastics business and expects to continue growth in sales and operating margins. In early 1996, J. L. Clark completed a 25,000-square-foot addition to its plastics manufacturing facility, enabling it to continue meeting the increasing demand for its plastic products.

     CLARCOR's plans for internal growth, coupled with anticipated future acquisitions and expected strategic alliances, will further the realization of the Company's sales, operating profit, and net earnings objectives. The realization of these objectives will provide the liquidity and financial strength necessary for growth and for an increase in shareholder value.

SEGMENT INFORMATION

     Financial data relating to the principal segments of the business and the geographic areas in which they operate are shown in the following tables for the years ended November 30, 1995 through 1993.

     Net sales represent sales to unaffiliated customers as reported in the Consolidated Statements of Earnings. Net sales by geographic area are based on sales to the final customer within that segment. Intersegment sales were not material. Assets are those assets used in each business segment.



INDUSTRY SEGMENTS

(Dollars in Thousands)                      1995           1994            1993
----------------------------------------------------------------------------------
FILTRATION
Net Sales. . . . . . . . . . . . .        $221,034       $199,793       $156,165
Operating Profit . . . . . . . . .          28,698         26,597         19,661
Assets . . . . . . . . . . . . . .         138,706        114,501        105,278
Invested Capital . . . . . . . . .         107,827         87,009         79,865

Operating Margin . . . . . . . . .            13.0%          13.3%          12.6%
Number of Employees. . . . . . . .           1,788          1,614          1,419

CONSUMER
Net Sales. . . . . . . . . . . . .         $69,160        $70,330        $69,154
Operating Profit . . . . . . . . .           6,667          5,769          9,406
Assets . . . . . . . . . . . . . .          39,853         32,386         30,377
Invested Capital . . . . . . . . .          32,841         26,711         26,068

Operating Margin . . . . . . . . .             9.6%           8.2%          13.6%
Number of Employees. . . . . . . .             559            565            612
----------------------------------------------------------------------------------
Sales volume by class of product for Consumer Products segment.*

                                               1995           1994           1993
                                               ----------------------------------
Containers                                      18%            20%            24%

* Includes only those classes of products which contributed 10% or more to total Corporate revenue. No class of products within the Company's Filtration Products segment accounted for as much as 10% of the total Sales of the Company.

GEOGRAPHIC SEGMENTS

(Dollars in Thousands)                       1995           1994            1993
---------------------------------------------------------------------------------
Net Sales
Sales Within the
   United States . . . . . . . . .        $251,483       $242,830       $202,367
Export Sales to
   Other Countries . . . . . . . .          25,760         21,159         16,985
Sales Within
   Other Countries . . . . . . . .          12,951          6,134          5,967
                                          --------------------------------------
                                          $290,194       $270,123       $225,319
                                          --------------------------------------
                                          --------------------------------------
Operating Profit
On Sales Within the
   United States . . . . . . . . .        $ 32,381       $ 31,154       $ 29,285
On Export Sales to
   Other Countries . . . . . . . .           2,505          1,895          1,757
On Sales Within
   Other Countries . . . . . . . .             479           (683)        (1,975)
                                          --------------------------------------
                                          $ 35,365       $ 32,366       $ 29,067
                                          --------------------------------------
                                          --------------------------------------
Identifiable Assets
United States. . . . . . . . . . .        $211,315       $178,969       $167,263
Other Countries. . . . . . . . . .          11,947          9,479          6,304
                                          --------------------------------------
                                          $223,262       $188,448       $173,567
                                          --------------------------------------
                                          --------------------------------------