Form 10-K405, Exhibit 13
period 1996-11-30
CLARCOR INC
filed 1997-02-19
CIK 20740

                                                                   EXHIBIT 13(a)

CONSOLIDATED BALANCE SHEETS

November 30, 1996 and 1995   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


ASSETS                                                         1996       1995
--------------------------------------------------------------------------------
Current assets:
  Cash and short-term cash investments ....................  $ 17,372   $ 18,769
  Accounts receivable, less allowance for losses
     of $1,784 for 1996 and $1,557 for 1995 ...............    52,509     50,034
  Inventories .............................................    49,773     42,972
  Prepaid expenses ........................................     1,476      2,018
  Deferred income taxes ...................................     3,249      3,777
                                                             --------   --------
              Total current assets ........................   124,379    117,570
                                                             --------   --------
  Marketable securities, at fair value ....................     3,292      4,696
  Investment in affiliates, at cost .......................       530         --
  Plant assets, at cost less accumulated depreciation .....    78,586     67,036
  Excess of cost over fair value of assets acquired,
     less accumulated amortization ........................    15,120     14,893
  Pension assets ..........................................    12,453     11,218
  Other assets ............................................     9,604      7,849
                                                             --------   --------
              Total assets ................................  $243,964   $223,262
                                                             ========   ========

LIABILITIES
--------------------------------------------------------------------------------
Current liabilities:
  Current portion of long-term debt .......................  $  6,928   $  7,596
  Accounts payable and accrued liabilities ................    34,976     32,851
  Income taxes ............................................     3,252      2,013
                                                             --------   --------
              Total current liabilities ...................    45,156     42,460
                                                             --------   --------
Long-term debt, less current portion ......................    35,522     34,417
Postretirement health care benefits .......................     1,914      2,908
Long-term pension liabilities .............................     6,607      5,226
Deferred income taxes .....................................     7,798      6,228
Other liabilities .........................................        --        867
Minority interests ........................................       908        341

Contingencies

SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
Capital stock:
  Preferred, par value $1, authorized 1,300,000
     shares, issuable in series, none issued ..............        --         --
  Common, par value $1, authorized 30,000,000
     shares, issued 14,874,969 in 1996 and
     14,825,296 in 1995 ...................................    14,875     14,825
  Capital in excess of par value ..........................     1,393      1,121
  Foreign currency translation adjustments ................    (1,858)    (1,607)
  Unrealized holding gain on marketable equity
     securities, net of taxes .............................       992      1,285
  Retained earnings .......................................   130,657    115,191
                                                             --------   --------
              Total shareholders' equity ..................   146,059    130,815
                                                             --------   --------
              Total liabilities and shareholders' equity ..  $243,964   $223,262
                                                             ========   ========


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

for the years ended November 30, 1996, 1995 and 1994
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                           1996      1995       1994
--------------------------------------------------------------------------------------

Net sales .......................................        $333,388  $290,194  $ 270,123
Cost of sales ...................................         239,119   209,653    192,456
                                                         ------------------------------
   Gross profit .................................          94,269    80,541     77,667
Selling and administrative expenses .............          53,739    45,176     45,301
                                                         ------------------------------
   Operating profit .............................          40,530    35,365     32,366
                                                         ------------------------------
Other income (expense):
 Interest expense ...............................          (3,243)   (2,693)    (2,788)
 Interest and dividend income ...................           1,130     1,076        548
 Gain on sale of investment .....................           1,675        --      4,166
 Other, net .....................................             (73)      459     (2,689)
                                                         ------------------------------
                                                             (511)   (1,158)      (763)
                                                         ------------------------------
    Earnings before income taxes,
         equity in net earnings of
         affiliate, minority interests,
         and cumulative effect of
         change in accounting method ............          40,019    34,207     31,603
Provision for income taxes ......................          14,896    12,182     11,935
                                                         ------------------------------

    Earnings before equity in net earnings
         of affiliate, minority interests,
         and cumulative effect of change
         in accounting method ...................          25,123    22,025     19,668
Equity in net earnings of affiliate .............              --        --        959
Minority interests in earnings of subsidiaries ..           (145)      (71)        (2)
                                                         ------------------------------
    Earnings before cumulative effect of
         change in accounting method ............          24,978    21,954     20,625
Cumulative effect of change
 in accounting method ...........................              --        --        630
                                                         ------------------------------
Net earnings ....................................        $ 24,978  $ 21,954   $ 21,255
                                                         ==============================

Net earnings per common share:
 Earnings before cumulative effect of change
    in accounting method ........................           $1.68    $ 1.48      $1.39
 Cumulative effect of change
     in accounting method .......................              --        --       0.04
                                                         ------------------------------
                                                            $1.68    $ 1.48      $1.43
                                                         ==============================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

for the years ended November 30, 1996, 1995 and 1994
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                 Common Stock
                                   ----------------------------------------
                                          Issued            In Treasury                   Foreign
                                   --------------------   -----------------  Capital in   Currency    Unrealized
                                     Number                Number            Excess of   Translation   Holding    Retained
                                    of Shares    Amount   of Shares  Amount  Par Value   Adjustments     Gain     Earnings
--------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1993 ......  14,819,199   $14,819         --   $  --      $  328      $(1,465)      $  --   $ 90,959

Net earnings ....................          --        --         --      --          --           --          --     21,255
Purchase of treasury stock ......          --        --     72,900   1,327          --           --          --         --
Retirement of treasury stock ....     (30,000)      (30)   (30,000)   (487)       (457)          --          --         --
Stock options exercised .........       5,775         6         --      --          78           --          --         --
Issuance of stock under
  award plans ...................       8,814         9         --      --         234           --          --         --
Cash dividends -- $.6225
  per common share ..............          --        --         --      --          --           --          --     (9,201)
Unrealized holding gain on
  marketable equity securities ..          --        --         --      --          --           --         911         --
Translation adjustments .........          --        --         --      --          --          856          --         --
-------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1994 ......  14,803,788    14,804     42,900     840         183         (609)        911    103,013

Net earnings ....................          --        --         --      --          --           --          --     21,954
Retirement of treasury stock ....     (42,900)      (43)   (42,900)   (840)       (351)          --          --       (446)
Stock options exercised .........      28,849        29         --      --         547           --          --         --
Issuance of stock under
  award plans ...................      35,559        35         --      --         742           --          --         --
Cash dividends -- $.6325
  per common share ..............          --        --         --      --          --           --          --     (9,330)
Unrealized holding gain on
  marketable equity securities ..          --        --         --      --          --           --         374         --
Translation adjustments .........          --        --         --      --          --         (998)         --         --
--------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1995 ......  14,825,296    14,825         --      --       1,121       (1,607)      1,285    115,191

Net earnings ....................          --        --         --      --          --           --          --     24,978
Purchase of treasury stock ......          --        --     21,900      22          --           --          --         --
Retirement of treasury stock ....     (21,900)      (22)   (21,900)    (22)       (408)          --          --         --
Stock options exercised .........      58,641        59         --      --         133           --          --         --
Issuance of stock under
  award plans ...................      12,932        13         --      --         547           --          --         --
Cash dividends -- $.6425
  per common share ..............          --        --         --      --          --           --          --     (9,512)
Unrealized holding gain on
  marketable securities .........          --        --         --      --          --           --         653         --
Realized gain on sale of
  marketable securities .........          --        --         --      --          --           72        (946)        --
Translation adjustments .........          --        --         --      --          --         (323)         --         --
--------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996 ......  14,874,969   $14,875         --   $  --      $1,393      $(1,858)      $ 992   $130,657
==========================================================================================================================




The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended November 30, 1996, 1995 and 1994   (DOLLARS IN THOUSANDS)


                                                                     1996       1995       1994
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings and cumulative effect of accounting change ..       $ 24,978   $ 21,954   $ 21,255
  Adjustments to reconcile net earnings to net
        cash provided by operations:
     Depreciation ..........................................          9,276      7,736      6,778
     Amortization ..........................................            509        508        514
     Equity in net earnings of affiliate ...................             --         --       (959)
     Gain on sale of investment ............................         (1,675)        --     (4,166)
     Minority interests in earnings of subsidiaries ........            145         71          2
     Net (gain) loss on dispositions of plant assets .......           (243)      (177)     1,862
     Cumulative effect of accounting change ................             --         --       (630)
     Changes in assets and liabilities:
        Accounts receivable ................................         (2,314)    (8,030)    (1,981)
        Inventories ........................................         (6,306)    (6,316)    (2,863)
        Prepaid expenses ...................................            579        899     (1,786)
        Accounts payable and accrued liabilities ...........         (2,702)     4,522      4,021
        Pension assets and liabilities, net ................            185     (1,713)       681
        Income taxes .......................................          1,444         87       (137)
        Deferred income taxes ..............................          2,295        (81)     2,012
                                                                   -------------------------------
           Net cash provided by operating activities .......         26,171     19,460     24,603
                                                                   -------------------------------
Cash flows from investing activities:
  Proceeds from sale of investment .........................          3,067         --     10,731
  Business acquisitions, net of cash acquired ..............         (1,298)   (14,125)    (1,512)
  Investment in affiliate ..................................           (530)        --         --
  Dividends from marketable securities .....................           (302)      (246)        --
  Dividends from affiliate, net of reinvestments ...........             --       (327)       363
  Additions to plant assets ................................        (21,652)   (13,910)   (11,416)
  Dispositions of plant assets .............................          2,290         72        331
  Other, net ...............................................             --        (63)     1,034
                                                                   -------------------------------
           Net cash used in investing activities ...........        (18,425)   (28,599)      (469)
                                                                   -------------------------------
Cash flows from financing activities:
  Borrowing under long-term debt ...........................          8,410     25,000         --
  Reduction of long-term debt ..............................         (8,016)    (7,579)    (7,946)
  Sales of capital stock, stock option plan ................            421        278         69
  Purchases of treasury stock ..............................           (430)        --     (1,327)
  Cash dividends paid ......................................         (9,512)    (9,330)    (9,201)
                                                                   -------------------------------
           Net cash provided by (used in)
              financing activities .........................         (9,127)     8,369    (18,405)
                                                                   -------------------------------
Net effect of exchange rate changes on cash ................            (16)       (28)        --
                                                                   -------------------------------
Net change in cash and short-term cash investments .........         (1,397)      (798)     5,729
Cash and short-term cash investments, beginning of year ....         18,769     19,567     13,838
                                                                   -------------------------------
Cash and short-term cash investments, end of year ..........       $ 17,372   $ 18,769   $ 19,567
                                                                   ===============================




The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------
A. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include all domestic and foreign subsidiaries which are more than 50% owned and controlled. Investments in nonconsolidated companies which are at least 20% owned are carried at cost plus equity in undistributed earnings since acquisition.

     Minority interests represent an outside shareholder's 10% ownership of the common stock of Filtros Baldwin de Mexico (FIBAMEX), an outside shareholder's 30% ownership of Baldwin-Unifil S.A., and an outside shareholder's 50% ownership of Baldwin Filters (Aust.) Pty. Limited.

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

INVESTMENTS IN MARKETABLE SECURITIES

     On November 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." The Company's marketable securities, with an average cost basis, have been classified as available-for-sale.

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

EXCESS OF COST OVER FAIR VALUE OF
ASSETS ACQUIRED

     The excess of cost over fair value of assets acquired is being amortized over a forty-year period, using the straight-line method subject to impairment write-offs determined by underlying cash flows. Accumulated amortization was $6,422 and $5,913 at November 30, 1996 and 1995, respectively.

STATEMENTS OF CASH FLOWS

     All highly liquid investments purchased with an original maturity of three months or less are considered to be short-term cash investments. The carrying amount approximates fair value. The Company has certain noncash transactions related to stock option and award plans which are described in Note M.

CONCENTRATIONS OF CREDIT

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments and trade receivables. The Company places its short-term cash investments with high credit quality financial institutions and in high grade municipal securities. At November 30, 1996 and 1995, the Company held short-term securities with a total cost of $15,780 and $17,225, respectively. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and locations.

INCOME TAXES

        As of December 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income.

REVENUE RECOGNITION

     Revenue is recognized upon shipment of goods to customers.

------------------------------------------------------------------------------
NET EARNINGS PER COMMON SHARE

     Net earnings per common share is based on the weighted average number of common shares outstanding during the respective years.

USE OF MANAGEMENT'S ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING PERIOD

     The Company's fiscal year ends on the Saturday closest to November 30. The fiscal years ended November 30, 1996, December 2, 1995, and December 3, 1994, were comprised of fifty-two, fifty-two, and fifty-three weeks, respectively. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

RECLASSIFICATION

     Certain reclassifications have been made to conform prior years' data to the current presentation.

B. ACQUISITIONS

     During 1996, Baldwin-Unifil South Africa, in which the Company owns a 70% equity interest, was incorporated in South Africa. Baldwin-Unifil South Africa acquired certain assets from Unifil (Pty.) Ltd. for $1,298 in cash. The acquisition did not have a significant impact on the results of the Company.

     During 1996, the Company also entered into a joint venture in China with a $530 investment, called Baldwin-Weifang Filters Ltd., and accounts for its investment on a cost basis. The acquisition did not have a significant impact on the results of the Company

     The Company purchased certain assets comprising the filtration business of Hastings Manufacturing Company on September 4, 1995 for $14,125 in cash, including acquisition expenses. The business is a manufacturer of automotive and light truck filter products. The acquisition has been accounted for by the purchase method of accounting and the operating results of the business are included in the Company's consolidated statement of earnings from the date of the acquisition.

     The following unaudited pro forma amounts are presented as if the Hastings acquisition had occurred at the beginning of the period presented immediately preceding the acquisition and does not purport to be indicative of what would have occurred had the acquisition been made as of those dates or of results which may occur in the future. Unaudited pro forma net sales for the Company would have been $320,194 and $310,493 for the years ended November 30, 1995, and 1994, respectively. Net earnings and earnings per share for these periods would not have been significantly affected.

     During 1994, FIBAMEX, in which the Company owns a 90% equity interest, was incorporated in Mexico. FIBAMEX acquired certain assets from Filtros Continental, S.A. de C.V. for $1,512 in cash. The acquisition did not have a significant impact on the results of the Company.

C. INVESTMENT IN MARKETABLE SECURITIES

     In October 1994, the Company sold 75% of its 20% interest in G.U.D. Holdings Limited, recognizing a pretax gain on the sale of $4,166.

     In November 1996, the Company sold 50% of its 5% interest in G.U.D. Holdings Limited, recognizing a pretax gain on the sale of $1,675. The remaining 2.5% has been classified as available for sale under the provisions of SFAS 115. The quoted market value of the investment was $3,292 and $4,696 as of November 30, 1996 and 1995, respectively, which includes unrealized holding gains, net of deferred income taxes, of $992, $1,285, and $911 as of November 30, 1996, 1995, and 1994, respectively. The 1996, 1995, and 1994 unrealized holding gains, net of deferred income taxes, have been included as a component of shareholders' equity at November 30.

     Subsequent to the end of the year, the Company sold its remaining 2.5% investment, recognizing a pretax gain on the sale of $1,706.

------------------------------------------------------------------------------

D. INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 57% and 62% of the Company's inventories at November 30, 1996 and 1995, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method would approximate the current cost. The inventories are summarized as follows:



                                                1996     1995
                                             -------  -------
                  Raw materials ...........  $16,315  $14,285
                  Work-in-process .........    9,943    8,392
                  Finished products .......   25,882   23,051
                                             -------  -------
                   Total at FIFO ..........   52,140   45,728
                  Less excess of FIFO
                   cost over LIFO values ..    2,367    2,756
                                             -------  -------
                                             $49,773  $42,972
                                             =======  =======


     During 1994, LIFO inventory quantities were reduced resulting in a partial liquidation of the LIFO bases, the effect of which increased net earnings by approximately $480.

E. PLANT ASSETS

     Plant assets at November 30, 1996 and 1995 were as follows:



                                                 1996             1995
                                             --------         --------
         Land .............................  $  2,173         $  2,483
         Buildings and building fixtures ..    44,784           42,670
         Machinery and equipment ..........   106,773           90,034
         Construction-in-process ..........     8,593            8,176
                                             --------         --------
                                              162,323          143,363
         Less accumulated depreciation ....    83,737           76,327
                                             --------         --------
                                             $ 78,586         $ 67,036
                                             ========         ========



F. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at November 30, 1996 and 1995 were as follows:



                                                 1996     1995
                                                -------  -------
                Accounts payable .............  $18,509  $20,378
                Accrued salaries, wages
                  and commissions ............    5,900    3,537
                Compensated absences .........    2,744    2,726
                Accrued pension liabilities ..      996      996
                Other accrued liabilities ....    6,827    5,214
                                                -------  -------
                                                $34,976  $32,851
                                                =======  =======


G. LONG-TERM DEBT

     Long-term debt at November 30, 1996 and 1995 consists of the following:


<Caption

                                                1996     1995
                                               -------  -------
                Promissory note,
                  interest payable
                  quarterly at 9.71% ........  $ 6,416  $13,416
                Promissory note,
                  interest payable
                  semi-annually at 6.69% ....   25,000   25,000
                Industrial Revenue Bonds,
                 variable interest rate .....    8,410       --
                Other obligations,
                  at 7% to 9% interest rates.    2,624    3,597
                                               -------  -------
                                                42,450   42,013
                Less current portion ........    6,928    7,596
                                               -------  -------
                                               $35,522  $34,417
                                               =======  =======


     The promissory notes mature March 31, 1997 (9.71%) and July 25, 2004 (6.69%), but the Company is required to prepay, without premium, certain principal amounts as stated in the agreements. A fair value estimate of $42,913 and $41,389 for the long-term debt, in 1996 and 1995, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities. Under the note agreements, the Company must meet certain restrictive covenants. The primary covenants include maintaining minimum consolidated net worth at $100,000, limiting new borrowings, and certain restrictions regarding changes in ownership as stipulated in the agreement.

     On February 1, 1996, the Company, in cooperation with the South Dakota Economic Development Finance Authority, issued $8,410 of Industrial Revenue Bonds. The bonds are due February 1, 2016, with a variable rate of interest which is reset weekly. In conjunction with the issuance of the Industrial Revenue Bonds, the Company holds in trust certain investments restricted and committed for the acquisition of plant equipment. At November 30, 1996, the restricted asset balance of $2,780 is included in other assets.

     Other obligations include a 15 year capital lease for a manufacturing facility acquired in 1991 from the Community Development Authority of the City of Gothenburg, Nebraska, and debt acquired in the acquisitions of Airguard Industries and Guardian/U.E.L., including an industrial revenue bond due in 2003.

------------------------------------------------------------------------------

     The Company has a $25,000 revolving credit facility with a financial institution, against which $9,421 letters of credit have been issued at November 30, 1996. The agreement related to this obligation includes certain restrictive covenants that are similar to the promissory notes. The agreement expires in 2000.

     Principal maturities of long-term debt for the next five fiscal years
ending November 30, approximates:   $6,928 in 1997, $384 in 1998, $186 in 1999,
$5,210 in 2000 and $5,230 in 2001 and $24,512 thereafter.

     Interest paid totaled $3,399, $2,226, and $2,916 during 1996, 1995 and 1994, respectively.

H. RETIREMENT PLANS

     The Company has defined benefit pension plans covering nonemployee directors and most of its employees. Plan benefits are principally based upon years of service, compensation, and social security benefits. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

     The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheet at November 30:


                                       1996                            1995
                            ------------------------------------------------------
                              Assets       Accumulated    Assets       Accumulated
                              Exceed        Benefits      Exceed        Benefits
                            Accumulated      Exceed     Accumulated      Exceed
                             Benefits        Assets      Benefits        Assets
                            -----------    -----------  -----------    -----------
Accumulated benefit
 obligation, including
 vested benefits of
 $47,269 and $49,294
 in 1996 and 1995,
 respectively ............     $48,628         $7,603      $46,120        $ 6,222
                            =====================================================
Plan assets
 at fair value ...........     $66,857        $     -      $62,647        $     -
Less projected benefit
 obligation for service
 rendered to date ........      54,266          8,785       51,374          7,011
                            -----------------------------------------------------
Plan assets in excess of
 (less than) projected
 benefit obligation ......      12,591         (8,785)      11,273         (7,011)
Unrecognized net loss from
 past experience different
 from that assumed .......       4,214          1,988        5,385          1,398
Unrecognized net asset
 being recognized over
 approximately 15 years ..      (4,352)             -       (5,440)             -
Recognition of additional
 minimum liability .......           -           (806)           -           (609)
                            -----------------------------------------------------
Accrued pension
 asset (liability) for
 defined benefit plans ...     $12,453        $(7,603)     $11,218        $(6,222)
                            =====================================================


     In addition to the plan assets related to qualified plans, the Company has funded approximately $2,829 and $2,800 at November 30, 1996 and 1995, respectively, in a restricted trust for its nonqualified plans. This trust is included in other long-term assets in the Company's consolidated balance sheets.

     The net pension expense includes the following components for the three years ended November 30:


                                          1996      1995      1994
                                        -------   -------   -------
            Service cost - benefits
            earned during
            the period ...............  $ 1,986   $ 1,789   $ 1,979
            Interest cost on
            projected benefit
            obligation ...............    4,394     4,139     4,046
            Actual return on assets ..   (7,232)   (8,791)     (298)
            Net amortization
            and deferral .............    1,062     3,208    (4,646)
                                        ---------------------------
            Net pension expense ......  $   210   $   345   $ 1,081
                                        ===========================


     The projected benefit obligation has been determined with a weighted average discount rate of 7.5% in 1996 and 1995, and a rate of increase in future compensation of 5.0% for both years. The expected weighted average long-term rate of return was 9.0% in 1996 and 1995. Plan assets consist of group annuity insurance contracts, corporate stocks, bonds and notes, certificates of deposit and U.S. Government securities.

     The defined benefit pension plan covering the Company's nonemployee directors was terminated as of December 1, 1996. The payment of the net present value of the Company's obligation for directors' retirement benefits was deferred and will be paid to the directors at their normal retirement date.

     The Company also has various defined contribution plans. The Company recognized expense related to these plans of $707, $476 and $499 in 1996, 1995 and 1994, respectively.

I. POSTRETIREMENT HEALTH CARE BENEFITS

     The Company provides certain health care benefits for certain of the Company's retired employees. These employees become eligible for benefits if they meet minimum age and service requirements and are eligible for retirement benefits. The Company has the right to modify or terminate these benefits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

------------------------------------------------------------------------------

     The following table sets forth the plan's obligation and cost at November 30, 1996 and 1995:


                                                        1996    1995
                                                       --------------
          Accumulated postretirement
           benefit obligation:
           Retirees .................................  $2,063  $2,260
           Fully eligible active plan participants ..      13      12
           Other active plan participants ...........     147     606
                                                       --------------
          Accumulated postretirement
           benefit obligation .......................   2,223   2,878
          Unrecognized gain .........................       -     327
                                                       --------------
          Accrued postretirement benefit liability ..   2,223   3,205
            Less current portion,
             included in accrued liabilities ........     309     297
                                                       --------------
                                                       $1,914  $2,908
                                                       ==============


     The net periodic postretirement benefit cost includes the following components for the three years ended November 30:


                                                      1996  1995  1994
                                                     -------------------
        Service cost-benefits attributed
         to service during the period .............  $  11  $  25  $  28
        Interest cost on accumulated
         postretirement benefit obligations .......    236    218    216
                                                     -------------------
        Net periodic postretirement benefit cost ..  $ 247  $ 243  $ 244
                                                     ===================


     During 1996, the Company entered into an irrevocable agreement with the Healthcare Financing Administration (HCFA), the Federal agency that oversees Medicare, whereby certain employees and retirees of the Company's locations in Pennsylvania relinquished their rights to receive Medicare and accepted healthcare insurance from an insurance carrier. The HCFA entered into a contract with the insurance carrier to administer the healthcare claims and Medicare for these employees and retirees. This agreement terminated the Company's primary responsibility to provide for the postretirement benefit obligation and eliminated significant risks related to the obligation and plan assets related to those employees and retirees. The Company recognized a pretax gain of $672 on the curtailment of its postretirement healthcare plan for certain employees and retirees as defined above.

     Substantially all future health care benefit cost increases will be assumed by the participants, and therefore, future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1996 and 1995.

J. INCOME TAXES

     The provision for income taxes consists of:


                                   1996     1995      1994
                                 --------------------------
                    Current:
                    Federal ...  $11,215  $11,000   $ 8,886
                    State .....    1,356    1,372     1,577
                    Foreign ...      225      135        84
                    Deferred ..    2,100     (325)    1,388
                                 --------------------------
                                 $14,896  $12,182   $11,935
                                 ==========================


     Income taxes paid, net of refunds, totaled $10,723, $11,868, and $10,087 during 1996, 1995 and 1994, respectively.

     The components of the net deferred tax liability as of November 30, 1996 and 1995 were as follows:


                                                   1996      1995
                                                ------------------
            Deferred tax assets:
             Deferred compensation ...........  $  1,457   $ 1,352
             Other postretirement benefits ...       855     1,191
             Foreign net operating
                 loss carryforward ...........       939     1,132
            Other items ......................     2,441     2,617
                                                ------------------
            Total gross deferred tax assets ..     5,692     6,292
                                                ------------------
            Deferred tax liabilities:
             Pensions ........................    (2,107)   (2,216)
             Plant assets ....................    (6,503)   (5,210)
             Other items .....................    (1,631)   (1,317)
                                                ------------------
            Total gross deferred
             tax liabilities .................   (10,241)   (8,743)
                                                ------------------
            Net deferred tax liability .......  $ (4,549)  $(2,451)
                                                ==================


     Deferred tax assets, including foreign net operating loss carryforwards, are expected to be realized through reversal of taxable temporary differences and future earnings.

     The cumulative effect of adopting SFAS 109 in the first quarter of 1994 was $630.

     Earnings before income taxes, equity in net earnings of affiliates, minority interests, and cumulative effect of change in accounting method included the following components:

-----------------------------------------------------------------------------


                                           1996     1995     1994
                                        -------  -------  -------
              Domestic income ........  $39,309  $33,683  $32,554
              Foreign income (loss) ..      710      524     (951)
                                        -------  -------  -------
              Total ..................  $40,019  $34,207  $31,603
                                        =======  =======  =======


     The provision for income taxes resulted in effective tax rates which differ from the statutory federal income tax rates. The reasons for these differences are as follows:


                                                     Percent of
                                                   Pretax Earnings
                                            -----------------------------
                                            1996        1995        1994
                                            -----  ---------------  -----
       Statutory U.S. tax rates ..........  35.0%      35.0%        35.0%
       State income taxes,
        net of federal benefit ...........   2.3        2.6          3.2
       Reduction of previously
        established accruals .............     -          -         (1.4)
       Capital loss utilization ..........     -          -         (1.3)
       Foreign tax credit (utilization) ..     -       (0.1)           -
       Foreign net operating
        loss (utilization) ...............     -       (3.3)         1.3
       Other, net ........................  (0.1)       1.4          1.0
                                            ----   --------         ----
       Consolidated effective
        income tax rate ..................  37.2%      35.6%        37.8%
                                            ====   ========         ====


K. CONTINGENCIES

     The Company is involved in legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a material adverse effect on the Company's consolidated results of operations or financial position.

L. PREFERRED STOCK PURCHASE RIGHTS

     In March 1996, the Board of Directors of the Company adopted a Shareholder Rights Plan to replace an existing plan that expired on April 25, 1996. Under the terms of the Plan, each shareholder received rights to purchase shares of CLARCOR Series B Junior Participating Preferred Stock. The rights become exercisable only after the earlier to occur of (i) 10 business days after the first public announcement that a person or group (other than a CLARCOR related entity) has become the beneficial owner of 15% or more of the outstanding shares of CLARCOR Common Stock, or (ii) 10 business days (unless extended by the CLARCOR Board in accordance with the Rights Agreement) after the commencement of, or the intention to make, a tender or exchange offer the consumation of which would result in any person or group (other than a CLARCOR related entity) becoming such a 15% beneficial owner. Each right entitles the holder to buy one-hundredth of a share of such preferred stock at an exercise price of $80.

     Once the rights become exercisable, each right will entitle the holder, other than the acquiring individual or group, to purchase a number of CLARCOR common shares at a 50% discount to the then-market price of CLARCOR Common Stock. In addition, under certain circumstances, if the rights become exercisable, the holder will be entitled to purchase the stock of the acquiring individual or group, at a 50% discount. The Board may also elect to redeem the rights at $.01 per right. The rights expire on April 25, 2006.

     The authorized preferred stock includes 300,000 shares designated as Series B Junior Participating Preferred Stock.

M. INCENTIVE PLAN

     In 1994, the shareholders of the Company adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994, including the 1984 Stock Option Plan, the 1987 Long Range Performance Share Plan, and the 1990 Directors' Restricted Stock Compensation Plan.

     At the inception of the 1994 Incentive Plan there were 1,000,000 shares authorized for future grants. At November 30, 1996 and 1995, respectively, there were 494,349 and 689,039 shares reserved for future grants, of which 183,260 and 180,258 shares were granted in December 1996 and 1995, respectively. The remaining ungranted shares expire in December 2003.

     The following is a description and a summary of key provisions related to this plan.

STOCK OPTIONS

     Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or an exercise price less than the fair market value at the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

------------------------------------------------------------------------------

     Shares under nonqualified stock options are as follows:


                                          1996        1995        1994
                                       ---------   ---------   ---------
      Outstanding at beginning
       of year ......................  1,252,906   1,112,269     862,206
      Granted (prices ranging from
       $18.25 to $21.875 per share)..    208,500     195,250     261,500
      Exercised/surrendered .........   (126,606)    (54,613)    (11,437)
                                       ---------   ---------   ---------
      Outstanding at end of year
       (prices ranging from $9.33
       to $21.875 per share) ........  1,334,800   1,252,906   1,112,269
                                       ==========  =========   =========
      Exercisable at end of year ....    744,175     726,000     572,033
                                       ==========  =========   =========


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

     During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense for the performance opportunity ratably during the performance cycle. Compensation expense for the plan totaled $522, $446 and $284 in 1996, 1995 and 1994, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 1996, 1995 and 1994 were $350, $312 and $237, respectively.

DIRECTORS' RESTRICTED STOCK COMPENSATION

     The 1994 Incentive Plan grants all nonemployee directors, in lieu of cash, shares of common stock equal to five years directors' annual retainer. The directors' rights to the shares vest 20% on date of grant and 20% annually during the next four years. The directors are entitled to receive dividends and exercise voting rights with respect to all shares prior to vesting. Any unvested shares are forfeited if the director ceases to be a nonemployee director for any reason. Compensation expense for the plan totaled $165, $104 and $125 in 1996, 1995 and 1994, respectively. During 1996 and 1995, $5 and $26 of Company common stock were issued under the plan.

N. SUBSEQUENT EVENT

     In September, 1996, the Company announced the signing of a definitive agreement to acquire United Air Specialists, Inc. (UAS), a manufacturer of air quality equipment based in Cincinnati, Ohio. Subsequent to year-end, the Company filed a registration statement in connection with this transaction with the Securities and Exchange Commission. The transaction is structured as a merger under which the Company will issue common stock in exchange for each fully diluted share of UAS common stock. It is expected that the acquisition will be accounted for as a pooling of interests. As a result of the acquisition, UAS will become a subsidiary of the Company.

     Consummation of the merger is subject, among other things, to approval by the shareholders of UAS.

O. UNAUDITED QUARTERLY FINANCIAL DATA

     The unaudited quarterly data for 1996 and 1995 are as follows:


                           First   Second    Third   Fourth
                          Quarter  Quarter  Quarter  Quarter   Total
         -------------------------------------------------------------
         1996:
         NET SALES .....  $72,084  $81,574  $88,925  $90,805  $333,388
         GROSS PROFIT ..   19,976   23,537   24,836   25,920    94,269
         NET EARNINGS ..    3,937    5,803    6,526    8,712    24,978
         NET EARNINGS
          PER COMMON
          SHARE ........  $  0.27  $  0.39  $  0.44  $  0.58  $   1.68

         1995:
         Net sales .....  $62,137  $70,478  $71,829  $85,750  $290,194
         Gross profit ..   17,692   20,099   20,480   22,270    80,541
         Net earnings ..    3,972    4,906    5,886    7,190    21,954
         Net earnings
          per common
          share ........  $  0.27  $  0.33  $  0.40  $  0.48  $   1.48

------------------------------------------------------------------------------

P. SEGMENT INFORMATION

     The Company operates in two principal product segments: Filtration Products and Consumer Products. Filtration Products manufactures and markets a complete line of filters used in the filtration of internal combustion engines, commercial and industrial buildings, residences, clean rooms, and lubrication oils, air, fuel, coolant, hydraulic and transmission fluids in both the domestic and international markets, including Europe, Australia, Mexico, South Africa and the Far East. Consumer Products manufactures and markets plastic closures, custom designed lithographed metal and metal-plastic containers, and collapsible metal tubes in both domestic and international markets, including Canada and Germany.

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

     The segment data for the years ended November 30, 1996, 1995 and 1994 are as follows:


                               1996      1995      1994
----------------------------------------------------------
Net sales:
 Filtration Products ......  $259,617  $221,034  $199,793
 Consumer Products ........    73,771    69,160    70,330
                             ----------------------------
  Total ...................  $333,388  $290,194  $270,123
                             ============================
----------------------------------------------------------

Operating profit:
 Filtration Products ......  $ 33,149  $ 28,698  $ 26,597
 Consumer Products ........     7,381     6,667     5,769
                             ----------------------------
  Total ...................  $ 40,530  $ 35,365  $ 32,366
                             ============================
----------------------------------------------------------

Assets:
 Filtration Products ......  $154,252  $138,706  $114,501
 Consumer Products ........    41,334    39,853    32,386
 Corporate ................    48,378    44,703    41,561
                             ----------------------------
  Total ...................  $243,964  $223,262  $188,448
                             ============================
----------------------------------------------------------

Additions to plant assets:
 Filtration Products ......  $ 12,637  $  8,142  $  6,715
 Consumer Products ........     4,275     5,591     4,157
 Corporate ................     4,740       177       544
                             ----------------------------
  Total ...................  $ 21,652  $ 13,910  $ 11,416
                             ============================
----------------------------------------------------------

Depreciation:
 Filtration Products ......  $  5,969  $  4,742  $  3,840
 Consumer Products ........     2,946     2,787     2,763
 Corporate ................       361       207       175
                             ----------------------------
  Total ...................  $  9,276  $  7,736  $  6,778
                             ============================
----------------------------------------------------------


     The following details sales volume by class of product for Consumer Products segment for those classes of products which contributed 10% or more to total Corporate revenue.



                                      1996   1995   1994
--------------------------------------------------------
Containers..........................    17%    18%    20%


     No class of products within the Company's Filtration Products segment accounted for as much as 10% of the total sales of the Company

     Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 1996, 1995, and 1994. Net sales by geographic area are based on sales to final customers within that segment.


                                      1996      1995      1994
              --------------------------------------------------
              Net sales:
              Sales within the
               United States .....  $283,633  $251,483  $242,830
              Export Sales to
               Other Countries ...    34,134    25,760    21,159
              Sales within
                Other Countries ..    15,621    12,951     6,134
                                    --------  --------  --------
                                    $333,388  $290,194  $270,123
                                    ========  ========  ========
              --------------------------------------------------
              Operating profit:
              On Sales within the
               United States .....  $ 34,101  $ 32,381  $ 31,154
              On Export Sales to
               Other Countries ...     5,488     2,505     1,895
              On Sales within
                Other Countries ..       941       479      (683)
                                    --------  --------  --------
                                    $ 40,530  $ 35,365  $ 32,366
                                    ========  ========  ========

              --------------------------------------------------
              Identifiable Assets:
                United States ....  $231,123  $211,315  $178,969
                Other Countries ..    12,841    11,947     9,479
                                    --------  --------  --------
                                    $243,964  $223,262  $188,448
                                    ========  ========  ========

REPORT OF INDEPENDENT ACCOUNTANTS
================================================================================

The Board of Directors and Shareholders
CLARCOR Inc.
Rockford, Illinois


     We have audited the accompanying consolidated balance sheets of CLARCOR Inc. and Subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CLARCOR Inc. and Subsidiaries as of November 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for income taxes, effective December 1, 1993 and changed its method of accounting for certain investments in debt and equity securities, effective November 30, 1994.


Coopers & Lybrand L.L.P.

Chicago, Illinois
January 3, 1997

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

     The Audit Committee of the Board of Directors, which is composed of three outside directors, serves in an oversight role to assure the integrity and objectivity of the Company's financial reporting process. The Committee meets periodically with representatives of management and the independent and internal auditors to review matters of a material nature related to financial reporting and the planning, results and recommendations of audits. The independent and internal auditors have free access to the Audit Committee. The Committee is also responsible for making recommendations to the Board of Directors concerning the selection of the independent auditors.

/s/ Lawrence E. Gloyd    /s/ Bruce A. Klein        /s/ William F. Knese

Lawrence E. Gloyd        Bruce A. Klein            William F. Knese
Chairman of the Board &  Vice President-Finance &  Vice President,
Chief Executive Officer  Chief Financial Officer   Treasurer & Controller

January 3, 1997

11-YEAR FINANCIAL SUMMARY
================================================================================

                                            1996      1995      1994      1993
--------------------------------------------------------------------------------

PER SHARE DATA
Equity .................................   $  9.82   $  8.82   $  7.96  $   7.06
Earnings from Continuing Operations ....      1.68      1.48      1.39      1.16
Net Earnings ...........................      1.68      1.48      1.43      1.16
Dividends ..............................    0.6425    0.6325    0.6225     0.610
Price: High ............................     25.13     27.00     22.38     20.00
       Low .............................     18.63     18.13     15.88     16.00
--------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales ..............................  $333,338  $290,194  $270,123  $225,319
Operating Profit .......................    40,530    35,365    32,366    29,067
Interest Expense .......................     3,243     2,693     2,788     3,525
Pretax Income (1) ......................    40,019    34,207    31,603    27,078
Income Taxes ...........................    14,896    12,182    11,935     9,827
Earnings from Continuing Operations ....    24,978    21,954    20,625    17,251
Earnings from Discontinued Operations ..        --        --        --        --
Net Earnings ...........................    24,978    21,954    21,255    17,251
Average Shares Outstanding .............    14,859    14,801    14,814    14,838
--------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin .......................     12.2%     12.2%     12.0%     12.9%
Pretax Margin ..........................     12.0%     11.8%     11.7%     12.0%
Effective Tax Rate .....................     37.2%     35.6%     37.8%     36.3%
Net Margin-Continuing Operations .......      7.5%      7.6%      7.6%      7.7%
Net Margin .............................      7.5%      7.6%      7.9%      7.7%
Return on Assets .......................     11.2%     11.6%     12.2%     10.7%
Return on Equity .......................     19.1%     18.7%     20.3%     17.3%
Dividend Payout to Net Earnings ........     38.1%     42.5%     43.3%     52.4%
--------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets .........................  $124,379  $117,570  $ 98,450  $ 86,161
Plant Assets, net ......................    78,586    67,036    52,615    47,636
Total Assets ...........................   243,964   223,262   188,448   173,567
Current Liabilities ....................    45,156    42,460    39,461    33,288
Long-Term Debt .........................    35,522    34,417    17,013    24,617
Shareholders' Equity ...................   146,059   130,815   117,462   104,641
--------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization .................     19.6%     20.8%     12.7%     19.0%
Working Capital ........................  $ 79,223  $ 75,110  $ 58,989  $ 52,873
Quick Ratio ............................     1.5:1     1.6:1     1.6:1     1.6:1
--------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ........................  $ 26,171  $ 19,460  $ 24,603  $ 19,992
For Investment .........................   (18,425)  (28,599)     (469)   (1,193)
From/(for) Financing ...................    (9,127)    8,369   (18,405)  (20,012)
Change in Cash & Equivalents ...........    (1,397)     (798)    5,729    (1,213)
Capital Expenditures ...................    21,652    13,910    11,416    10,218
Depreciation ...........................     9,276     7,736     6,778     5,816
Dividends Paid .........................     9,512     9,330     9,201     9,036
Interest (Income)/Expense ..............     2,415     1,863     2,240     2,650
Income Taxes Paid ......................    10,723    11,868    10,087     9,860
--------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (2) ................  $ 39,309  $ 33,191  $ 36,930  $ 32,502
Net Cash Flow (3) ......................    17,657    19,281    25,514    22,284
Elective Cash Flow (4) .................    (4,993)   (3,780)    3,986       738
--------------------------------------------------------------------------------

(1) Pretax income in 1995 and 1994 was restated to reflect minority interests in earnings of subsidiaries and the equity in net earnings of affiliate as separate line items after tax in the statements of earnings.
(2) From operations before interest income/expense and taxes paid.
(3) Operating Cash Flow less capital expenditures.
(4) Net Cash Flow less dividends +(-) interest income/expense and less taxes paid.

====================================================================
  1992      1991      1990      1989      1988      1987      1986
--------------------------------------------------------------------
$   6.64  $   6.42  $   5.57  $   4.83  $   6.99  $   6.36  $   5.76
    1.10      1.24      1.29      0.69      1.02      0.95      0.90
    0.94      1.26      1.37      0.42      1.15      1.04      0.96
   0.600     0.550     0.520     0.480     0.453     0.431     0.418
   22.50     22.67     17.83     18.92     14.59     16.89     14.17
   15.00     13.00     11.83     11.75      9.75      9.25     10.09
--------------------------------------------------------------------
$188,625  $179,538  $170,279  $156,530  $149,468  $146,225  $135,319
  27,630    30,853    30,832    22,128    27,287    29,045    25,032
   3,803     3,682     3,675     1,327       151       176       192
  25,305    28,543    30,204    22,084    28,833    30,378    29,769
   8,796    10,068    10,999    10,474    10,647    13,270    13,566
  16,509    18,475    19,205    11,610    18,186    17,108    16,203
      --       297     1,200    (4,493)    2,412     1,672     1,165
  14,139    18,772    20,405     7,117    20,598    18,780    17,368
  14,973    14,873    14,843    17,040    17,926    18,121    18,094
--------------------------------------------------------------------
   14.6%     17.2%     18.1%     14.1%     18.3%     19.9%     18.5%
   13.4%     15.9%     17.7%     14.1%     19.3%     20.8%     22.0%
   34.8%     35.3%     36.4%     47.4%     36.9%     43.7%     45.6%
    8.8%     10.3%     11.3%      7.4%     12.2%     11.7%     12.0%
    7.5%     10.5%     12.0%      4.5%     13.8%     12.8%     12.8%
    8.9%     13.0%     15.6%      4.9%     15.3%     15.3%     14.9%
   14.8%     22.7%     28.1%      5.7%     17.9%     18.0%     18.4%
   63.4%     43.5%     37.8%    116.5%     39.4%     41.6%     43.5%
--------------------------------------------------------------------
$ 93,627  $ 75,207  $ 72,623  $ 58,019  $ 70,028  $ 67,523  $ 75,457
  35,584    45,712    42,748    44,223    42,063    39,828    32,431
 161,255   157,999   144,127   131,009   143,842   134,877   122,779
  25,272    20,570    20,758    21,405    14,244    15,899    13,153
  29,325    35,834    35,810    32,634     1,116     1,507     1,634
  99,551    95,662    82,689    72,662   125,012   115,015   104,186
--------------------------------------------------------------------
   22.8%     27.3%     30.2%     31.0%      0.9%      1.3%      1.5%
$ 68,355  $ 54,637  $ 51,865  $ 36,614  $ 55,784  $ 51,624  $ 62,304
   2.5:1     2.1:1     2.1:1     1.4:1     3.3:1     2.9:1     4.2:1
--------------------------------------------------------------------
$ 22,807  $ 18,343  $ 25,284  $ 17,791  $ 18,545  $ 22,015  $ 16,330
  (7,185)  (14,719)   (4,973)   (8,251)   (1,374)  (16,231)   (7,923)
 (10,200)   (8,805)  (10,316)  (23,915)  (11,105)   (8,374)   (7,767)
   5,422    (5,181)    9,995   (14,375)    6,066    (2,590)      640
   7,450     8,128     8,638     8,334     6,137     5,086     9,720
   7,044     6,707     6,619     6,321     6,287     6,008     4,384
   8,958     8,165     7,708     8,290     8,121     7,814     7,560
   3,505     2,560     3,143        53      (946)     (911)   (1,876)
  10,982     9,474    10,068    11,234    13,313    14,502    13,117
--------------------------------------------------------------------
$ 37,294  $ 30,377  $ 38,495  $ 29,078  $ 30,912  $ 35,606  $ 27,571
  29,844    22,249    29,857    20,744    24,775    30,520    17,851
   6,399     2,050     8,938     1,167     4,287     9,115      (950)
--------------------------------------------------------------------

FINANCIAL REVIEW
----------------
(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
===============================================================================

     In 1996, CLARCOR reported its third consecutive year of record performance in sales, operating profit, net earnings and earnings per share. This performance was achieved on the strength of new records in sales and operating profit in the Filtration Products segment, augmented by a strong performance by the Consumer Products segment. The information presented in this financial review should be read in conjunction with other financial information presented throughout this 1996 Annual Report.

     CLARCOR's business segment information is shown on page 35, and this financial review should be read in conjunction with that segment information and other information presented elsewhere in this report. Operating results for the current and prior years are shown in comparative form in the table below.



OPERATING RESULTS
                                                                    1996 VS. 1995                     1995 VS. 1994
                                                                       CHANGE                             CHANGE
                                                 --------------------------------  ---------------------------------
                                                 $1996   %SALES     $        %     $1995   % SALES     $        %
                                                 --------------------------------  ---------------------------------

Net Sales .....................................  $333.4  100.0%    $43.2    14.9%  $290.2   100.0%    $20.1     7.4%
Cost of Sales .................................   239.1   71.7%     29.5    14.1%   209.6    72.2%     17.2     8.9%
Selling &  Administrative Expenses ............    53.8   16.1%      8.6    19.0%    45.2    15.6%     (0.1)   (0.3%)
Operating Profit ..............................    40.5   12.2%      5.1    14.6%    35.4    12.2%      3.0     9.3%
Other Income (Deductions) .....................    (0.5)  (0.2%)     0.7       --    (1.2)   (0.4%)    (0.4)      --
Earnings Before Taxes, Equity in Net
 Earnings of Affiliate, Minority Interests, and
 Cumulative Effect of Accounting Change .......    40.0   12.0%      5.8    17.0%    34.2    11.8%      2.6     8.2%
Income Taxes ..................................    14.9    4.5%      2.8    22.3%    12.1     4.2%      0.2     2.1%
Earnings Before Equity in
 Net Earnings of Affiliate, Minority
 Interests and Cumulative Effect of
 Accounting Change ............................    25.1    7.5%      3.0    14.1%    22.1     7.6%      2.4    12.0%
Equity in Net Earnings of Affiliate
 and Minority Interests .......................    (0.1)     --       --       --    (0.1)      --     (1.1)      --
Cumulative Effect of Accounting Change ........      --      --       --       --      --       --     (0.6)      --
Net Earnings ..................................  $ 25.0    7.5%    $ 3.0    13.8%  $ 22.0     7.6%    $ 0.7     3.3%
                                                 ================================  =================================
Earnings Per Share ............................   $1.68            $0.20    13.5%   $1.48             $0.09     6.5%
Cumulative Effect of Accounting Change ........      --               --       --      --            ($0.04)      --
   Total ......................................   $1.68            $0.20    13.5%   $1.48             $0.05     3.5%

Average Shares Outstanding ....................    14.9                              14.8
====================================================================================================================

SALES

     Consolidated net sales of $333.4 set a new CLARCOR record, the seventh consecutive year of record sales. Net sales in 1996 were 14.9% higher than sales of $290.2 reported in fiscal year 1995. Fiscal 1996 included a full year of sales from the 1995 Hastings Filters acquisition, compared to one quarter of Hastings sales included in fiscal 1995. Excluding Hastings sales, the Company's net sales increased 5.5% in 1996. Sales growth came from both the Filtration Products and Consumer Products segments. Net sales of $290.2 for the 1995 fiscal year were 7.4% higher than sales in 1994 and reflected higher Filtration Products segment and lower Consumer Products segment sales. The 1995 sales benefited from the inclusion of sales from the fourth quarter acquisition of Hastings Filters, Inc. Sales at Baldwin Filters and Clark Filter increased, while lower sales were recorded at Airguard Industries in 1995.

        Comparative net sales information related to CLARCOR's operating segments is shown in the tables below.

                                          1996 VS. 1995
                                             CHANGE
NET SALES               1996     % TOTAL  $       %
--------------------------------------------------------
Filtration Products ..  $259.6    77.9%    $38.6   17.5%
Consumer Products ....    73.8    22.1%      4.6    6.7%
                        --------------------------------
  Total ..............  $333.4   100.0%    $43.2   14.9%
                        ================================



                                          1995 VS. 1994
                                              CHANGE
NET SALES                1995   % TOTAL     $        %
---------------------------------------------------------
Filtration Products ..  $221.0    76.2%    $21.2    10.6%
Consumer Products ....    69.2    23.8%     (1.1)   (1.7%)
                        ---------------------------------
  Total ..............  $290.2   100.0%    $20.1     7.4%
                        =================================

================================================================================

     The Filtration Products segment reported 1996 sales of $259.6, an increase of 17.5% over sales of $221.0 in 1995. The increase was principally the result of the inclusion in the current year of a full year of sales from the acquisition of Hastings Filters, Inc., compared to three months of sales included in 1995, the year of acquisition. The 1996 sales also benefited from increased sales in each of the segment's filtration businesses. Sales from Baldwin's domestic plants increased over 6% from 1995. Worldwide sales of Baldwin's heavy duty filter products increased 5.4%. Sales of Airguard's industrial and environmental filter products increased 3.8% over the prior year. Clark Filter continued its growth in railroad locomotive filter products, recording a sales increase of 8.6% over 1995 levels. Filtration Products segment 1995 net sales of $221.0 increased 10.6% over sales of $199.8 in 1994, chiefly as a result of the fourth quarter acquisition of Hastings Filters, Inc., and strong sales growth from Baldwin Filters and Clark Filter, which more than offset a sales decline at Airguard Industries.

     Current year Consumer Products net sales totaled $73.8, and increased 6.7% over fiscal 1995 sales. Both plastics and metals sales increased over the prior year, 9.0% and 7.9%, respectively. The increase in metals sales resulted from new products and steady demand from traditional metals customers for flat sheet decorating, specialty containers and commemorative tins. In 1995, Consumer Products segment sales declined 1.7% to $69.2 from $70.3 in 1994. This decline was due principally to lower spice can sales, flat sheet decorating and promotional business in 1995 compared to 1994.

Earnings

     For the third consecutive year, CLARCOR earned record consolidated operating profit. Fiscal 1996's operating profit totaled $40.5, and was up 14.6% over fiscal 1995. Both of the Company's business segments recorded double digit gains. In 1995, the Company achieved consolidated operating profit of $35.4. Fiscal 1995 operating profit increased 9.3% over operating profit of $32.4 recorded in 1994, with gains in both Filtration Products and Consumer Products. Comparative operating profit information related to the Company's business segments is as follows.

                                                     1996 vs. 1995
                                                         Change
            OPERATING PROFIT        1996   % Total     $        %
            --------------------------------------------------------
            Filtration Products ..  $33.1    81.8%     $4.4    15.5%
            Consumer Products ....    7.4    18.2%       .7    10.7%
                                    --------------------------------
              Total ..............  $40.5   100.0%     $5.1    14.6%
                                    ================================



                                                     1995 vs. 1994
                                                         Change
            OPERATING PROFIT        1995   % Total     $        %
            --------------------------------------------------------
            Filtration Products ..  $28.7    81.1%     $2.1     7.9%
            Consumer Products ....    6.7    18.9%       .9    15.6%
                                    --------------------------------
              Total ..............  $35.4   100.0%     $3.0     9.3%
                                    ================================



               OPERATING PROFIT AS A
               PERCENT OF NET SALES    1996   1995   1994
               -------------------------------------------
               Filtration Products ..  12.8%  13.0%  13.3%
               Consumer Products ....  10.0%   9.6%   8.2%
                                       -------------------
                 Total ..............  12.2%  12.2%  12.0%
                                       ===================


     Increased profits in the Filtration segment's businesses offset a loss recorded at Hastings, an operation acquired in 1995. Profit gains were led by Baldwin Filters' domestic operations, which increased operating profits over 12% through productivity improvements, cost reductions and new product introductions. Clark Filter increased operating profits over 20% on an 8.6% increase in sales. Airguard Industries recorded a dramatic improvement over its 1995 results as margins improved by over three percentage points on a sales increase of 3.8%. The Filtration segment's international business continues to grow. Profits were recorded in each of Baldwin's international operations, except in China. FIBAMEX, the segment's Mexican operation, recorded a small operating profit on flat sales in a weak Mexican economy. Baldwin's European operations, Baldwin Ltd. in England and Baldwin N.V. in Belgium, together reported an operating margin of over 7% on a combined 12% sales increase. Baldwin-Unifil, the South African operation acquired in early 1996, reported an operating margin of over 4%. Baldwin-Australia recorded an operating profit increase of over 50% on a 9% increase in sales. Baldwin-Weifang Filters Ltd., the start-up Chinese joint venture, began manufacturing filters for the Chinese market in late 1996 and is expected to be marginally profitable in 1997.

FINANCIAL REVIEW
----------------

(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
================================================================================

     Filtration Products segment operating profit totaled $28.7 in 1995, 7.9% higher than operating profit of $26.6 reported in the prior year. The increased 1995 operating profit reflected gains in the Baldwin heavy duty operations, both domestic and international. Profit at the segment's Airguard unit declined in 1995, the result of severe increases in raw material prices, a product failure caused by faulty media from an outside vendor, startup problems with a new distribution center and costs related to a new management information system. The September 4, 1995 acquisition of Hastings Filters, Inc. had an immaterial operating profit impact in 1995.

     Filtration operating profit as a percent of net sales was 12.8% in 1996, compared to 13.0% in 1995 and 13.3% in 1994. Operating profit in the Filtration segment represented 81.8% of the consolidated total, compared to 81.1% in 1995 and 82.2% in 1994.

     Operating profit in 1996 in the Consumer Products segment increased 10.7% over fiscal 1995 operating profit. Increased sales levels in both the metals and plastics businesses were the principal reasons for the increase. Sales of metals products increased following declines in recent years. Increased metals sales resulted from new product introductions and continuing demand for flat sheet decorating, specialty containers and commemorative tins. In plastics, specialty closures, particularly the combiTop(R) and SST Series(TM) closures, added to growth in the current year. Consumer Products segment operating profit in 1995 totaled $6.7. This was an increase of 15.6% from 1994 and primarily reflected cost reduction programs. Operating profit as a percent of sales increased to 10.0% in 1996 from 9.6% in 1995 and 8.2% in 1994. The 1996 profit was 18.2% of consolidated operating profit. This compares to 18.9% of the total in 1995 and 17.8% in 1994.

     Fiscal 1996 other expense totaled $.5, compared to a total of $1.2 in fiscal 1995. Interest expense in the current year was $3.2, up from $2.7 recorded in the prior year, and reflects CLARCOR's higher debt level for all of the current year, compared to the higher level for approximately one quarter of 1995. In the fourth quarter of 1995, long-term debt increased to finance the Hastings Filters acquisition. The 1995 interest expense approximated that of 1994. Interest income was virtually unchanged from 1995. In 1996, the Company recorded a gain of $1.7 on the liquidation of one half of the Company's remaining investment in the shares of G.U.D. Holdings Ltd. In 1994, CLARCOR sold 75% of its original investment in these shares and recorded a pretax gain of $4.2.

     Current year earnings before taxes, equity in net earnings of affiliate, minority interests and the cumulative effect of a change in accounting method totaled $40.0, up $5.8 from last year. This increase is the result of increased profitability in both of the Company's business segments. These earnings in 1995 totaled $34.2, up 8.2% from $31.6 in the prior year.

     The current year provision for income taxes totaled $14.9, due to increased profitability and the gain recorded on the sale of the G.U.D. shares. The 1995 provision for income taxes totaled $12.1 and was higher than the 1994 provision due principally to taxes on higher profits. In 1995, the Company recorded deferred tax assets on foreign net operating loss carryforwards that are expected to be realized which reduced the effective tax rate in 1995. CLARCOR's provision for income taxes in 1994 totaled $11.9. The effective tax rates were 37.2% for the current year, compared to 35.6% in 1995 and 37.8% for 1994.

     Fiscal 1996 earnings before equity in the net earnings of affiliate, minority interests and the cumulative effect of a change in accounting method totaled $25.1. In 1995, these earnings were $22.1, compared to $19.7 in 1994. In 1994, CLARCOR adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The adoption of this new standard contributed $.6 to earnings in the first quarter of the year of adoption.

     Record net earnings reached $25.0 in 1996, up 13.8% over net earnings of $22.0 in 1995. Net earnings in 1995 were 3.3% higher than 1994 net earnings of $21.3.

     Net earnings per share set a new CLARCOR record at $1.68, an increase of 13.5% over 1995 per share earnings of $1.48. Included in the 1996 earnings per share was a gain of $.07 related to the sale of the G.U.D. shares. The 1995 earnings reflected an increase of 6.5% over comparable earnings of $1.39 in 1994. In 1994, the cumulative effect of the income tax accounting change contributed an additional $.04 per share, resulting in 1994 total earnings per share of $1.43.

     On October 23, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 encourages, but does not require, companies to adopt a fair value

===============================================================================
based method for determining expense related to stock based compensation. Companies which do not adopt the provisions of SFAS 123 for recognition purposes must disclose pro forma effects as if the fair value based method of accounting had been applied. The Company does not intend to adopt the new recognition aspects of SFAS 123, but will provide required disclosure of pro forma information at fiscal 1997 year-end. The effect of the pro forma impact has not been determined.

FINANCIAL CONDITION

CORPORATE LIQUIDITY

     The Consolidated Statements of Cash Flows are shown on page 27, and the discussion of corporate liquidity should be read in conjunction with information presented in those statements.

     In 1996, CLARCOR's cash flows included a new $8.4 borrowing through an industrial revenue bond to finance the construction of an addition to the Hastings Filters Yankton, South Dakota plant. Gross cash flow, consisting of net earnings plus non-cash charges of depreciation and amortization, reached $34.8. Net cash flows from operating activities grew to $26.2, fueled by higher net earnings and depreciation and amortization. The investment in working capital increased by $9.3 in 1996 compared to an increase in 1995 of $8.8 and an increase in 1994 of $2.7. Investing activities used $18.4 of cash in 1996, compared to $28.6 in 1995. The decrease resulted from a lower cash use for acquisitions in the current year than in 1995, plus cash proceeds from the sale of the G.U.D. shares, partially offset by a significant increase in plant assets from the previous year. The increase in plant assets was due to the Hastings plant expansion and related new equipment, completion of a new plastics facility at J. L. Clark and additional capital expenditures at Corporate. Cash flows from financing activities reflected net cash used of $9.1, compared to net cash provided of $8.4 in 1995. This change was reflective of the reduction in current borrowing in 1996 to $8.4, from $25.0 in 1995. The net change in cash and short-term cash investments was a reduction of $1.4, compared to a reduction of $.8 in the prior year.

     CLARCOR's cash flows in the year 1995 included a borrowing under a new $25.0 note to finance the Hastings Filters, Inc. acquisition. Fiscal 1995 net cash flows from operating activities totaled $19.5, down 20.9% from net cash flows which totaled $24.6 in 1994. Fiscal year 1995 operating activities included higher gross cash flow of $30.2 from net earnings and non-cash charges of depreciation and amortization. The higher gross cash flow was reduced by a net investment in assets and liabilities of $10.6 and asset additions from the Hastings acquisition. Cash flows used in investing activities in 1995 totaled $28.6, compared to $.5 in 1994. In 1995, the Hastings acquisition used $14.1, and $13.9 was used for investment in other plant assets. Cash was provided by financing activities in 1995, and totaled $8.4. This compares to $18.4 used in 1994. The 1995 total reflects cash inflows of $25.0 from the new note. Cash used in financing activities included $7.6 of payments on long-term debt and dividend payments of $9.3.

     In 1994, cash provided by operating activities totaled $24.6. Changes in the assets and liabilities in 1994 were a mix of increases and decreases which mostly offset each other. In 1994, cash of $10.7 was provided from the sale of G.U.D. stock, and cash of $1.7 was received from other sources. Cash used included $11.4 for plant additions and $1.5 for the acquisition of a business. In 1994, cash of $18.4 was used for financing activities, principally for dividend payments of $9.2, debt payments of $7.9, and treasury share purchases of $1.3.

     CLARCOR continues to generate sufficient cash to maintain current operating levels, to provide for the addition and replacement of necessary plant assets, and to service and repay long-term debt. Sufficient lines of credit remain available to fund the Company's current operations and planned future growth.

CAPITAL RESOURCES

     CLARCOR's balance sheet continues to exhibit liquidity and financial strength, employing a mixture of equity and debt capital to finance its assets.

    SUMMARY BALANCE                            1996               1995
                                      ----------------------------------------
    SHEET                             $          % Change    $     % Change
                                      ----------------------------------------
    CURRENT ASSETS ..........            $124.4      5.8%  $117.6     19.4%
    Plant Assets, net .......              78.6     17.2%    67.0     27.4%
    Excess Cost over
     Fair Value, net ........              15.1      1.5%    14.9     (2.0%)
    Pension & Other Assets ..              25.9      8.9%    23.8      7.7%
    Total Assets ............            $244.0      9.3%  $223.3     18.5%
    CURRENT LIABILITIES .....            $ 45.2      6.3%  $ 42.5      7.6%
    Long-Term Debt ..........              35.5      3.2%    34.4    102.3%
    Pension & Other Liabilities            17.2     10.6%    15.6      8.3%
    Shareholders' Equity ....             146.1     11.7%   130.8     11.4%
    Total Liabilities &
     Shareholders' Equity ...            $244.0      9.3%  $223.3     18.5%

FINANCIAL REVIEW
----------------
(SHARES AND DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
===============================================================================
     At the end of fiscal 1996, CLARCOR's total assets reached $244.0, up $20.7 from year-end 1995 levels. Working capital increased to $79.2 from $75.1 in 1995. The current ratio remained unchanged from 1995 at 2.8:1. Current assets rose a modest $6.8, principally in inventories which were increased at Hastings to maintain customer service levels while production machinery was moved from Michigan to the Hastings plant in Yankton, South Dakota. Net plant assets totaled $78.6 at year-end 1996, and rose $11.6, reflecting the Hastings plant expansion and related new equipment, completion of a new plastics facility at J.L. Clark and additional capital expenditures at Corporate. Capital expenditures totaled $21.7 in 1996. Capital additions in 1997 are not anticipated to be at this level. With the exception of the industrial revenue bond used to finance the Hastings plant addition, the Company funded capital additions with internally generated funds. Net plant assets totaled $67.0 at the end of 1995, reflecting both the Hastings acquisition and normal asset additions. In 1996 and 1995, marketable equity securities reflected the Company's remaining 2.5% and 5.0% interest, respectively, in G.U.D. Holdings Limited which was classified as available-for-sale and valued at current market value under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Current liabilities increased modestly, to $45.2 in 1996, from $42.5 in the prior year. Long-term debt remained approximately constant, at $35.5, reflecting the additional debt from the IRB financing offset by scheduled repayment on the 9.71% promissory note. The long-term debt balance increased to $34.4 in 1995, and reflected the new promissory note, reduced by scheduled repayments on the old note. Shareholders' equity continued to grow, increasing 11.7% during 1996 to $146.1, from $130.8 at year-end 1995. The current year ratio of long-term debt to equity was 24.3% compared to 26.3% in 1995. Shareholders' equity represented 80.4% of total capitalization at year-end 1996 compared to 79.2% at the end of 1995.

                                                   1996   1995
                                                   ------------
                 Current Ratio ..................  2.8:1  2.8:1
                 Quick Ratio ....................  1.5:1  1.6:1
                 Long-Term Debt/Equity ..........  24.3%  26.3%
                 Long-Term Debt/Capitalization ..  19.6%  20.8%


     At November 30, 1996, CLARCOR had 14,874,969 shares of common stock outstanding at $1.00 par value, compared to 14,825,296 shares outstanding at the end of 1995.

THE FUTURE

     The Company continues to be very optimistic about the future, and believes that sales, operating profit, and earnings will continue to increase in future years. CLARCOR's operations, Baldwin Filters, Airguard Industries, Clark Filter and J. L. Clark continue to demonstrate a superior ability to grow while maintaining strong operating margins. The strength of these operations is demonstrated by CLARCOR's ability to realize its 1996 earnings target while absorbing $2.2 in unanticipated losses from the Hastings Filters operation.
The Hastings Filters business is expected to improve throughout 1997 and reach expected levels of profitability by 1999. Baldwin Filters will continue to be the principal driving force for CLARCOR. The primary focus at Baldwin will continue to be supplying the highest quality mobile filtration products to its customers and distributors. The combination of Hastings Filters with Baldwin provides CLARCOR with the widest product range and the largest distribution network of any company in the mobile filtration industry. Hastings Filters is expected to add to earnings per share in 1997 and will be a significant part of CLARCOR's future growth and profits.

     Both Airguard's sales and margins are expected to continue the improvement which began in 1996. Operating profit as a percent of sales is anticipated to progress toward its ultimate goal of 8% to 10%.

     On September 23, 1996 the Company announced the signing of a definitive agreement to acquire United Air Specialists, Inc. (UAS), based in Cincinnati, Ohio. Upon the completion of the transaction, UAS will become a wholly-owned subsidiary of CLARCOR.

     UAS is engaged in the design, manufacture and sale of commercial and industrial air cleaners, electrostatic fluid contamination and control equipment and high precision spraying equipment. For the fiscal year ended June 30, 1996, UAS had net sales of approximately $40.8 and net earnings of approximately $1.5. For the first quarter of fiscal 1997, its net sales were approximately $9.7 and net earnings approximately $.3.

     J. L. Clark will continue to invest resources in the expansion of its plastics business and expects to continue strong growth in sales and operating margins. In early 1996, J. L. Clark completed a 25,000 sq. ft. addition to its plastics manufacturing facility enabling it to continue meeting the increasing demand for its plastic products.

     Continued growth is anticipated in international sales, from nearly 15% of sales in 1996 to the Company's

===============================================================================

goal of 25% of sales in the year 2000. Continued profit growth is expected. The Company is exploring other acquisitions and alliances outside the United States and expects to announce additional ventures in the future.

     CLARCOR's plan for internal growth, coupled with anticipated future acquisitions and expected strategic alliances, will further the realization of the Company's sales, profits, and earnings objectives. The realization of these objectives will provide liquidity and financial strength and lead to an increase in shareholder value.

FORWARD-LOOKING STATEMENTS

     Certain statements quoted in the body of this report, and statements in the "The Future" section of this review are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors, including the volume and timing of orders received during the year, the mix of changes in distribution channels through which the Company's products are sold, the timing and acceptance of new products and product enhancements by the Company or its competitors, changes in pricing, product life cycles, purchasing patterns of distributors and customers, competitive conditions in the industry, business cycles affecting the markets in which the Company's products are sold, extraordinary events, such as litigation or acquisitions, including related charges, and economic conditions generally or in various geographic areas. All of the foregoing are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's Securities and Exchange Commission reports.

     Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.