Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                                 EXHIBIT 13(a)ii
CONSOLIDATED BALANCE SHEETS

November 30, 1997 and 1996   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

===============================================================================

                                                                       Restated
ASSETS                                                         1997      1996
===============================================================================
Current assets:
   Cash and short-term cash investments .................... $ 30,324  $ 18,827
   Accounts receivable, less allowance for losses
      of $2,106 for 1997 and $2,007 for 1996 ...............   62,387    58,739
   Inventories .............................................   58,282    56,887
   Prepaid expenses and other ..............................    3,917     2,391
   Deferred income taxes ...................................    5,617     3,882
                                                             ------------------
                Total current assets .......................  160,527   140,726
                                                             ------------------
Marketable securities, at fair value .......................       --     3,292
Investment in affiliate, at cost ...........................    1,899       530
Plant assets, at cost less accumulated depreciation ........   82,905    84,525
Excess of cost over fair value of assets acquired,
   less accumulated amortization ...........................   15,777    15,503
Pension assets .............................................   13,897    12,453
Other assets ...............................................    7,514     9,990
                                                             ------------------
                Total assets ............................... $282,519  $267,019
                                                             ==================
LIABILITIES
===============================================================================
Current liabilities:
   Current portion of long-term debt ....................... $  1,140  $  7,625
   Accounts payable and accrued liabilities ................   48,153    39,688
   Income taxes ............................................    4,944     3,984
                                                             ------------------
                Total current liabilities ..................   54,237    51,297
                                                             ------------------
Long-term debt, less current portion .......................   37,656    43,449
Postretirement health care benefits ........................    1,941     2,009
Long-term pension liabilities ..............................    7,556     6,607
Deferred income taxes ......................................    9,070     8,068
Minority interests .........................................      897       908

Contingencies

SHAREHOLDERS' EQUITY
===============================================================================
Capital stock:
   Preferred, par value $1, authorized 1,300,000
      shares, none issued ..................................       --        --
   Common, par value $1, authorized 30,000,000 shares,
      issued 16,162,402 in 1997 and 15,955,784 in 1996 .....   16,162    15,956
   Capital in excess of par value ..........................    2,857     1,276
   Foreign currency translation adjustments ................   (2,700)   (1,753)
   Unrealized holding gain on marketable
      securities, net of taxes .............................       --       992
   Retained earnings .......................................  154,843   138,210
                                                             ------------------
                Total shareholders' equity .................  171,162   154,681
                                                             ------------------
                Total liabilities and shareholders' equity . $282,519  $267,019
                                                             ==================

The accompanying notes are an integral part of the consolidated financial statements.


                                                                             21