Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                               EXHIBIT 13(a)iii


CONSOLIDATED STATEMENTS OF EARNINGS

for the years ended November 30, 1997, 1996 and 1995   (DOLLARS IN THOUSANDS
EXCEPT PER SHARE DATA)

===============================================================================

                                                         Restated      Restated
                                               1997        1996          1995
===============================================================================
Net sales ............................      $394,264     $372,382      $330,110
Cost of sales ........................       273,702      263,597       234,452
                                            -----------------------------------
      Gross profit ...................       120,562      108,785        95,658
Selling and administrative expenses ..        73,166       66,189        56,930
Merger-related costs .................         2,972           --            --
                                            -----------------------------------
      Operating profit ...............        44,424       42,596        38,728
                                            -----------------------------------
Other income (expense):
   Interest expense ..................        (2,759)      (3,822)       (3,418)
   Interest and dividend income ......         1,020        1,132         1,104
   Gain on sale of marketable
     securities ......................         1,706        1,675            --
   Other, net ........................          (199)        (176)          217
                                            -----------------------------------
                                                (232)      (1,191)       (2,097)
                                            -----------------------------------
      Earnings before income taxes
         and minority interests ......        44,192       41,405        36,631
Provision for income taxes ...........        17,164       15,315        13,060
                                            -----------------------------------
      Earnings before
         minority interests ..........        27,028       26,090        23,571
Minority interests in earnings
   of subsidiaries ...................          (110)        (145)          (71)
                                            -----------------------------------
Net earnings .........................       $26,918      $25,945       $23,500
                                            ===================================

Net earnings per common share ........         $1.67        $1.63         $1.48
                                            ===================================


The accompanying notes are an integral part of the consolidated financial statements.


22