Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                                 EXHIBIT 13(a)iv


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

for the years ended November 30, 1997, 1996 and 1995   (DOLLARS IN THOUSANDS
EXCEPT PER SHARE DATA)

===============================================================================

                                                Common Stock
                                 --------------------------------------
                                       Issued             In Treasury                     Foreign
                                 ------------------   -----------------    Capital in     Currency     Unrealized
                                   Number               Number             Excess of     Translation    Holding     Retained
                                 of Shares   Amount   of Shares  Amount    Par Value     Adjustments      Gain      Earnings
============================================================================================================================
Balance, November 30, 1994,
    as previously reported ....  14,803,788  $14,804     42,900   $ 840       $183        $   (609)      $  911    $103,013
Merger accounted for as a
    pooling of interests ......   1,055,606    1,055         --      --       (105)           (556)          --       4,946
---------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1994,
    as restated ...............  15,859,394   15,859     42,900     840          78         (1,165)         911     107,959

Net earnings ..................          --       --         --      --          --             --           --      23,500
Retirement of treasury stock ..     (42,900)     (43)   (42,900)   (840)       (351)            --           --        (446)
Stock options exercised .......      49,267       50         --      --         537             --           --          70
Issuance of stock under
    award plans ...............      36,832       37         --      --         742             --           --          --
Cash dividends -- $.6325
    per common share ..........          --       --         --      --          --             --           --      (9,330)
Unrealized holding gain on
    marketable securities .....          --       --         --      --          --             --          374          --
Translation adjustments .......          --       --         --      --          --           (638)          --          --
---------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995 ....  15,902,593   15,903         --      --       1,006         (1,803)       1,285     121,753

Net earnings ..................          --       --         --      --          --             --           --      25,945
Purchase of treasury stock ....          --       --     21,900      22          --             --           --          --
Retirement of treasury stock ..     (21,900)     (22)   (21,900)    (22)       (408)            --           --          --
Stock options exercised .......      62,159       62         --      --         336             --           --          24
Issuance of stock under
    award plans ...............      12,932       13         --      --         342             --           --          --
Cash dividends -- $.6425
    per common share ..........          --       --         --      --          --             --           --      (9,512)
Unrealized holding gain on
    marketable securities .....          --       --         --      --          --             --          653          --
Realized gain on sale of
    marketable securities .....          --       --         --      --          --             72         (946)         --
Translation adjustments .......          --       --         --      --          --            (22)          --          --
---------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996 ....  15,955,784   15,956         --      --       1,276         (1,753)         992     138,210

Net earnings ..................          --       --         --      --          --             --           --      26,918
Stock options exercised .......     195,977      196         --      --       1,380             --           --           5
Issuance of stock under
    award plans ...............      10,641       10         --      --         201             --           --          --
Cash dividends -- $.6525
    per common share ..........          --       --         --      --          --             --           --     (10,290)
Realized gain on sale of
    marketable securities .....          --       --         --      --          --            180         (992)         --
Translation adjustments .......          --       --         --      --          --         (1,127)          --          --
---------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997 ....  16,162,402  $16,162         --   $  --      $2,857        $(2,700)      $   --    $154,843
===========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                                              23