Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                                 EXHIBIT 13(a)v

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended November 30, 1997, 1996 and 1995   (DOLLARS IN THOUSANDS)

===============================================================================

                                                                                    Restated  Restated
                                                                            1997      1996      1995
=========================================================================================================
Cash flows from operating activities:
    Net earnings .......................................................   $ 26,918   $ 25,945   $ 23,500
    Adjustments to reconcile net earnings to net
             cash provided by operations:
        Depreciation ...................................................     11,001     10,150      8,594
        Amortization ...................................................        599        554        551
        Gain on sale of marketable securities ..........................     (1,706)    (1,675)        --
        Minority interests in earnings of subsidiaries .................        110        145         71
        Net gain on dispositions of plant assets .......................       (512)      (243)      (177)
        Changes in assets and liabilities, net of business acquisitions:
             Accounts receivable .......................................     (3,224)    (1,591)    (9,302)
             Inventories ...............................................     (1,058)    (6,486)    (7,849)
             Prepaid expenses ..........................................      1,028        211        409
             Accounts payable and accrued liabilities ..................      7,247     (3,991)     5,887
             Pension assets and liabilities, net .......................       (443)       185     (1,713)
             Income taxes ..............................................      1,771      1,411      1,031
             Deferred income taxes .....................................        (99)     2,060         90
                                                                           ------------------------------
                 Net cash provided by operating activities .............     41,632     26,675     21,092
                                                                           ------------------------------
Cash flows from investing activities:
    Additions to plant assets ..........................................    (11,349)   (22,230)   (14,471)
    Proceeds from sale of marketable securities ........................      3,322      3,067         --
    Business acquisitions, net of cash acquired ........................     (1,522)    (1,358)   (14,125)
    Investments in affiliate ...........................................       (811)      (530)        --
    Dividends from marketable securities ...............................         --       (302)      (246)
    Dispositions of plant assets .......................................      2,100      2,419        173
    Other, net .........................................................         67         --       (375)
                                                                           ------------------------------
                 Net cash (used in) investing activities ...............     (8,193)   (18,934)   (29,044)
                                                                           ------------------------------
Cash flows from financing activities:
    Borrowings under long-term debt ....................................      1,123      9,870     25,206
    Reduction of long-term debt ........................................    (13,988)    (9,147)    (9,012)
    Sales of capital stock under stock option plan .....................      1,305        445        362
    Purchases of treasury stock ........................................         --       (430)        --
    Cash dividends paid ................................................    (10,290)    (9,512)    (9,330)
                                                                           ------------------------------
                 Net cash provided by (used in) financing activities ...    (21,850)    (8,774)     7,226
                                                                           ------------------------------
Net effect of exchange rate changes on cash ............................        (92)        69         42
                                                                           ------------------------------
Net change in cash and short-term cash investments .....................     11,497       (964)      (684)
Cash and short-term cash investments, beginning of year ................     18,827     19,791     20,475
                                                                           ------------------------------
Cash and short-term cash investments, end of year ......................   $ 30,324   $ 18,827   $ 19,791
                                                                           ==============================


The accompanying notes are an integral part of the consolidated financial statements.


24