Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                                EXHIBIT 13(a)vi

NOTES TO FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

===============================================================================

     On February 28, 1997, CLARCOR Inc. completed its acquisition of United Air Specialists, Inc. (UAS), a manufacturer of air quality equipment based in Cincinnati, Ohio. (See Note B.) The transaction has been structured as a statutory merger accounted for as a pooling of interests. As a result of the acquisition, UAS became a subsidiary of CLARCOR Inc. Under the requirements of pooling of interests accounting treatment, the consolidated financial statements and accompanying notes for the periods presented have been restated (except for cash dividends declared per share, which represent the historical dividends declared by CLARCOR Inc.) to include the results of operations, cash flows, and financial positions of UAS. CLARCOR Inc. and its subsidiaries are hereinafter collectively referred to as the "Company" or CLARCOR.

A.   ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include all domestic and foreign subsidiaries which are more than 50% owned and controlled.

     Minority interests represent an outside shareholder's 10% ownership of the common stock of Filtros Baldwin de Mexico (FIBAMEX), outside shareholders' 30% ownership of Baldwin-Unifil S.A., and an outside shareholder's 50% ownership of Baldwin Filters (Aust.) Pty. Limited.

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

Excess of Cost Over Fair Value of Assets Acquired

     The excess of cost over fair value of assets acquired is being amortized over a forty-year period, using the straight-line method subject to impairment write-offs determined by underlying cash flows. Accumulated amortization was $7,192 and $6,802 at November 30, 1997 and 1996, respectively.

Statements of Cash Flows

     All highly liquid investments that are readily saleable are considered to be short-term cash investments. The carrying amount approximates fair value. The Company has certain noncash transactions related to stock option and award plans that are described in Note M.

Concentrations of Credit

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments and trade receivables. The Company places its short-term cash investments with high credit quality financial institutions and in high-grade municipal securities. At November 30, 1997 and 1996, the Company held short-term municipal securities with a total cost of $27,620 and $15,780, respectively, with an original maturity of three months or less. Cost approximates market for these securities. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and locations.

Income Taxes

     The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

Stock-Based Compensation

     On November 30, 1997, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The disclosures are presented in Note M. The Company continues to account

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

===============================================================================

for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

Revenue Recognition

     Revenue is recognized upon shipment of goods to customers.

Net Earnings Per Common Share

     Net earnings per common share is based on the weighted-average number of common shares outstanding during the respective years.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share" (EPS), which requires dual presentation of basic EPS and diluted EPS, simplifies existing computational guidelines, and increases the comparability of earnings per share on an international basis. SFAS 128 is effective for periods ending after December 15, 1997 and requires restatement of all prior period EPS data presented. The Company will adopt SFAS 128 in its first quarter of fiscal year 1998. Adoption of SFAS 128 will not have a material impact on the Company's EPS other than the additional disclosure of diluted EPS.

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

Accounting Period

     The Company's fiscal year ends on the Saturday closest to November 30. Each of the fiscal years ended November 29, 1997, November 30, 1996, and December 2, 1995, was comprised of fifty-two weeks. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

Reclassification

     Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no effect on reported earnings.

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general-purpose financial statements. The Company will adopt SFAS 130 in its fiscal year 1999.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS 131, which is based on the management approach to segment reporting, establishes the requirement to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company will adopt SFAS 131 in its fiscal year 1999. Management does not expect the adoption of SFAS 131 to change the way it currently reports the Company's segment information.

B.   BUSINESS COMBINATIONS, INVESTMENTS IN AFFILIATES, AND DIVESTITURE

     On February 28, 1997, the Company completed its acquisition of UAS, a manufacturer of air quality equipment based in Cincinnati, Ohio. The Company issued 1,081,741 shares of its common stock in exchange for all the shares of UAS stock. Additional shares of the Company's common stock will be issued upon exercise of UAS options. (See Note M for a discussion of the additional shares to be issued.) The transaction has been structured as a statutory merger accounted for as a pooling of interests. As a result of the acquisition, UAS became a subsidiary of the Company.

     Under the requirements of the pooling of interests accounting treatment, the consolidated financial statements for the periods presented have been restated (except for cash dividends declared per share, which represent the historical dividends declared by the Company) to include the results of operations, cash flows, and financial positions of UAS. UAS' fiscal year-end for all periods presented has been changed to the Saturday closest to November
30. Therefore, the Company's restated consolidated financial statements for fiscal 1997, 1996, and 1995 include UAS for the period beginning December 1 and ending on November 30 of the following year. Certain prior period amounts for UAS have been reclassified to conform with the presentation of such data by the Company. UAS' net sales and net earnings for the fiscal years ended November 30, 1996 and 1995 were $38,994 and $39,916, and $967 and $1,546, respectively.

===============================================================================

     No intercompany transactions existed between the two companies during the periods presented. A one-time pre-tax charge of $2,972 ($2,390 net of tax) covering the costs of the merger includes legal and professional fees, non-compete agreements, and costs to integrate the businesses of the two companies.

     Other business acquisitions in fiscal 1997 included Airklean Engineering Pte. Ltd., an Airguard distributor in Singapore; a distribution facility in Toledo, Ohio; and The Filtair Company in Arlington, Texas; each purchased for cash. None of these acquisitions had a significant impact on the results of the Company.

     Also during 1997, the Company sold the assets of its Tube division located in Downers Grove, Illinois. The divestiture did not have a significant impact on the results of the Company.

     During fiscal 1996, Baldwin-Unifil S. A., in which the Company owns a 70% equity interest, was incorporated in South Africa. Baldwin-Unifil S. A. acquired certain assets from Unifil (Pty.) Ltd. for $1,298 in cash. The Company also entered into a joint venture in China, called Baldwin-Weifang Filters Ltd., and accounts for its investment on a cost basis.

     The Company purchased certain assets comprising the filtration business of Hastings Manufacturing Company on September 4, 1995 for $14,125 in cash, including acquisition expenses. The business is a manufacturer of automotive and light-duty filter products. The acquisition has been accounted for by the purchase method of accounting and the operating results of the business are included in the Company's consolidated statements of earnings from the date of the acquisition.

     The following unaudited pro forma amount is presented as if the Hastings acquisition had occurred at the beginning of the period presented immediately preceding the acquisition and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future. Unaudited pro forma net sales for the Company would have been $360,110 for the year ended November 30, 1995. Net earnings and earnings per share for this period would not have been significantly affected.

C.   INVESTMENT IN MARKETABLE SECURITIES

     In November 1996, the Company sold 50% of its 5% interest in G.U.D. Holdings Limited, an Australian company, recognizing a pretax gain on the sale of $1,675 in fiscal 1996. The Company sold its remaining 2.5% investment in December 1996 recognizing a pretax gain on the sale of $1,706 in fiscal 1997. The investment, with an average cost basis, had been classified as available for sale under the provisions of Statement of Financial Accounting Standards No. 115, (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities." The quoted market value of the investment was $3,292 as of November 30, 1996, which included unrealized holding gains, net of deferred income taxes, of $992 and $1,285 as of November 30, 1996 and 1995, respectively. The 1996 and 1995 unrealized holding gains, net of deferred income taxes, have been included as a component of shareholders' equity at November 30.

D.   INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 61% and 58% of the Company's inventories at November 30, 1997 and 1996, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates current cost. Inventories are summarized as follows:

                                                             1997        1996
                                                          --------------------
Raw materials ........................................... $ 20,890    $ 20,713
Work-in-process .........................................    9,341      12,473
Finished products .......................................   30,585      26,648
                                                          --------------------
  Total at FIFO .........................................   60,816      59,834
 Less excess of FIFO
  over LIFO .............................................    2,534       2,947
                                                          --------------------
                                                          $ 58,282    $ 56,887
                                                          ====================


E.   PLANT ASSETS

     Plant assets at November 30, 1997 and 1996 were as follows:

                                                            1997         1996
                                                          --------------------
Land .................................................... $  2,566    $  2,563
Buildings and building fixtures .........................   53,442      49,824
Machinery and equipment .................................  119,644     114,726
Construction-in-process .................................    4,967       8,837
                                                          --------------------
                                                           180,619     175,950
Less accumulated depreciation ...........................   97,714      91,425
                                                          --------------------
                                                          $ 82,905    $ 84,525
                                                          ====================

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

===============================================================================

F.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at November 30, 1997 and 1996 were as follows:

                                                            1997         1996
                                                          --------------------
Accounts payable ........................................ $ 22,168    $ 20,366
Accrued salaries, wages and commissions .................    8,773       6,375
Compensated absences ....................................    3,742       3,127
Accrued pension liabilities .............................      996         996
Other accrued liabilities ...............................   12,474       8,824
                                                          --------------------
                                                          $ 48,153    $ 39,688
                                                          ====================


G. LONG-TERM DEBT

   Long-term debt at November 30, 1997 and 1996 consists of the following:

                                                            1997         1996
                                                          --------------------
Promissory note, interest payable quarterly at 9.71% ...... $      -    $  6,416
Promissory note, interest payable semi-annually at 6.69% ..   25,000      25,000
Industrial Revenue Bonds, at 2.65% to 4.80% interest rates.   10,958      11,127
Borrowings under domestic lines of credit, prime ..........        -       4,865
Note payable to bank, denominated in Deutsche
  marks, interest payable quarterly at FIBOR plus 2.75% ...      362         768
Other obligations, at 7% to 10% interest rates ............    2,476       2,898
                                                            --------------------
                                                              38,796      51,074
Less current portion ......................................    1,140       7,625
                                                            --------------------
                                                            $ 37,656    $ 43,449
                                                            ====================


     The 9.71% promissory note was paid at maturity on March 31, 1997. The 6.69% promissory note matures July 25, 2004, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. A fair value estimate of $40,080 and $51,238 for the long-term debt in 1997 and 1996, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities. Under the note agreements, the Company must meet certain restrictive covenants. The primary covenants include maintaining minimum consolidated net worth at $100,000, limiting new borrowings, and restricting certain changes in ownership as stipulated in the agreement.

     On February 1, 1996, the Company, in cooperation with the South Dakota Economic Development Finance Authority, issued $8,410 of Industrial Revenue Bonds. The bonds are due February 1, 2016, with a variable rate of interest that is reset weekly. In conjunction with the issuance of the Industrial Revenue Bonds, the Company holds in trust certain investments restricted and committed for the acquisition of plant equipment. At November 30, 1997 and 1996, the restricted asset balance of $1,525 and $2,780 is included in other long-term assets.

     UAS has $2,547 and $2,717 of outstanding Industrial Revenue Bonds as of November 30, 1997 and 1996, respectively. These mature in 2005 and are backed by a letter of credit that requires an annual fee of 1.25% of the outstanding balance. This letter of credit expires in May 2001.

     Other obligations include a 15 year capital lease for a manufacturing facility acquired in 1991 from the Community Development Authority of the City of Gothenburg, Nebraska, and debt acquired through the merger with UAS and the acquisition of Airguard Industries including an industrial revenue bond due in 2003.

     The Company has a $25,000 revolving credit facility with a financial institution, against which $9,995 and $9,421 letters of credit have been issued at November 30, 1997 and 1996, respectively. The agreement related to this obligation includes certain restrictive covenants that are similar to the 6.69% promissory note. The agreement expires in 2000.

     Principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $1,140 in 1998, $676 in 1999, $5,508 in 2000,
$5,555 in 2001, $5,600 in 2002, and $20,317 thereafter.

     Interest paid totaled $2,870, $3,987, and $2,930 during 1997, 1996, and 1995, respectively.

H.   RETIREMENT PLANS

     The Company has defined benefit pension plans covering certain employees. Plan benefits are principally based upon years of service, compensation, and social security benefits. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

===============================================================================

     The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheet at November 30:

                                           1997                  1996
                                -----------------------------------------------
                                   Assets   Accumulated    Assets   Accumulated
                                   Exceed     Benefits     Exceed     Benefits
                                Accumulated    Exceed   Accumulated    Exceed
                                  Benefits     Assets     Benefits     Assets
                                -----------------------------------------------
Accumulated benefit
 obligation, including
 vested benefits of
 $51,615 and $47,269
 in 1997 and 1996,
 respectively ...................   $52,755    $  8,552    $48,628     $ 7,603
                                    ==========================================
Plan assets at fair value .......   $78,046    $      -    $66,857     $     -

Less projected benefit
 obligation for service
 rendered to date ...............    58,818      10,218     54,266       8,785
                                    ------------------------------------------
Plan assets in excess of
 (less than) projected
 benefit obligation .............    19,228     (10,218)    12,591      (8,785)

Unrecognized net loss (gain) from
past experience different
  from that assumed .............    (2,163)      2,425      4,214       1,988

Unrecognized net asset
  being recognized over
  approximately 15 years ........    (3,168)          -     (4,352)          -

Recognition of additional
  minimum liability .............         -        (759)         -        (806)
                                    ------------------------------------------
Accrued pension asset (liability) for
  defined benefit plans .........   $13,897    $ (8,552)   $12,453     $(7,603)
                                    ==========================================

     In addition to the plan assets related to qualified plans, the Company has funded approximately $3,002 and $2,829 at November 30, 1997 and 1996, respectively, in a restricted trust for its nonqualified plans. This trust is included in other long-term assets in the Company's consolidated balance sheets.

     The defined benefit pension plan covering the Company's non-employee directors was terminated as of December 1, 1996. The payment of the net present value of the Company's obligation for directors' retirement benefits was deferred and will be paid to the directors at their normal retirement date.

     The net pension expense includes the following components for the three years ended November 30:


                                                  1997       1996       1995
                                                -------------------------------
Service cost - benefits earned during
 the period ..................................  $  2,029   $   1,986   $  1,789
Interest cost on projected benefit obligation.     4,558       4,394      4,139
Actual return on assets ......................   (14,630)     (7,232)    (8,791)
Net amortization and deferral ................     8,506       1,062      3,208
                                                -------------------------------
Net pension expense ..........................  $    463   $     210   $    345
                                                ===============================


     The projected benefit obligation has been determined with a weighted-average discount rate of 7.25% and 7.5% in 1997 and 1996, respectively, and a rate of increase in future compensation of primarily 5.0% in both years. The expected weighted-average long-term rate of return was 9.0% in both 1997 and 1996. Plan assets consist of group annuity insurance contracts, corporate stocks, bonds and notes, certificates of deposit and U.S. Government securities.

     The Company also sponsors various defined contribution plans that provide substantially all employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $941, $786, and $552 in 1997, 1996, and 1995, respectively.

I.   POSTRETIREMENT HEALTH CARE BENEFITS

     The Company provides certain health care benefits for certain of the Company's retired employees. These employees become eligible for benefits if they meet minimum age and service requirements and are eligible for retirement benefits. The Company has the right to modify or terminate these benefits.

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

===============================================================================

     The following table sets forth the plan's obligation and cost at November 30, 1997 and 1996:


                                                              1997        1996
                                                            -------------------
Accumulated postretirement benefit obligation:
 Retirees ...............................................   $ 2,136     $ 2,158
 Fully eligible active plan participants.................        19          13
 Other active plan participants .........................       276         147
                                                            -------------------
Accumulated postretirement benefit obligation ...........     2,431       2,318
Unrecognized (loss) .....................................      (210)          -
                                                            -------------------
Accrued postretirement benefit liability  ...............     2,221       2,318
Less current portion, included in accrued liabilities ...       280         309
                                                            -------------------
                                                            $ 1,941     $ 2,009
                                                            ===================

     The net periodic postretirement benefit cost includes the following components for the three years ended November 30:


                                                                                        1997    1996   1995
                                                                                        -------------------
Service cost - benefits attributed to service during the period .....................   $  7    $ 11   $ 25
Interest cost on accumulated postretirement benefit obligations .....................    162     236    218
                                                                                        -------------------
Net periodic postretirement benefit cost ............................................   $169    $247   $243
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

     Substantially all future health care benefit cost increases will be assumed by the participants, and therefore, future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% and 7.5% in 1997 and 1996, respectively.

J.   INCOME TAXES

     The provision for income taxes consists of:



                                               1997          1996         1995
                                             ----------------------------------
Current:
  Federal ..........................         $15,095       $11,596      $11,592
  State ............................           2,356         1,432        1,407
  Foreign ..........................             446           423          214
Deferred ...........................            (733)        1,864         (153)
                                             ----------------------------------
                                             $17,164       $15,315      $13,060
                                             ==================================


     Income taxes paid, net of refunds, totaled $15,112, $11,230, and $11,939 during 1997, 1996, and 1995, respectively.

     The components of the net deferred tax liability as of November 30, 1997 and 1996 were as follows:


                                                        1997            1996
                                                     -------------------------
Deferred tax assets:
 Deferred compensation ..........................    $  1,984         $  1,566
 Other postretirement benefits ..................         777              855
 Foreign net operating loss carryforwards .......         626              939
 Loss allowance on receivables ..................       1,229            1,007
 Other items ....................................       2,280            1,958
                                                     -------------------------
Total gross deferred tax assets .................       6,896            6,325
                                                     -------------------------
Deferred tax liabilities:
 Pensions .......................................      (2,151)          (2,107)
 Plant assets ...................................      (7,766)          (6,503)
 Other items ....................................        (432)          (1,901)
                                                     -------------------------
Total gross deferred tax liabilities ............     (10,349)         (10,511)
                                                     -------------------------
Net deferred tax liability ......................    $ (3,453)        $ (4,186)
                                                     =========================


     Deferred tax assets, including foreign net operating loss carryforwards, are expected to be realized through reversal of taxable temporary differences and future earnings.

     Earnings before income taxes and minority interests included the following components:


                                            1997           1996           1995
                                          -------------------------------------
Domestic income ......................... $42,874        $40,224        $35,314
Foreign income ..........................   1,318          1,181          1,317
                                          -------------------------------------
Total ................................... $44,192        $41,405        $36,631
                                          =====================================

===============================================================================

     The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                             Percent of
                                                           Pretax Earnings
                                                      -----------------------
                                                      1997     1996     1995
                                                      -----------------------
Statutory U.S. tax rates ...........................   35.0%   35.0%    35.0%
State income taxes, net of federal benefit .........    3.2     2.6      3.0
Merger-related costs ...............................    0.8       -        -
Foreign tax credit (utilization) ...................      -       -     (0.1)
Foreign net operating loss (utilization) ...........      -    (0.3)    (3.6)
Other, net .........................................   (0.2)   (0.3)     1.4
                                                      -----------------------
Consolidated effective income tax rate .............   38.8%   37.0%    35.7%
                                                      =======================


K.   CONTINGENCIES

     The Company is involved in legal actions arising in the normal course of business. Additionally, the Company is party to various proceedings relating to environmental issues. The U.S. Environmental Protection Agency (EPA) and/or other responsible state agencies have designated the Company as a potentially responsible party (PRP), along with other companies, in remedial activities for the cleanup of waste sites under the federal Superfund statute.

     Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of the environmental regulation and the continuing advancement of remediation technology. Applicable federal law may impose joint and several liability on each PRP for the cleanup. It is the opinion of management, after consultation with legal counsel, that liabilities, if any, resulting from these matters are not expected to have a material adverse effect on the Company's financial condition or consolidated results of operations.

L.   PREFERRED STOCK PURCHASE RIGHTS

     In March 1996, the Board of Directors of CLARCOR adopted a Shareholder Rights Plan to replace an existing plan that expired on April 25, 1996. Under the terms of the Plan, each shareholder received rights to purchase shares of CLARCOR Series B Junior Participating Preferred Stock. The rights become exercisable only after the earlier to occur of (i) 10 business days after the first public announcement that a person or group (other than a CLARCOR related entity) has become the beneficial owner of 15% or more of the outstanding shares of CLARCOR Common Stock, or (ii) 10 business days (unless extended by the CLARCOR Board in accordance with the Rights Agreement) after the commencement of, or the intention to make, a tender or exchange offer the consummation of which would result in any person or group (other than a CLARCOR related entity) becoming such a 15% beneficial owner. Each right entitles the holder to buy one-hundredth of a share of such preferred stock at an exercise price of $80.

     Once the rights become exercisable, each right will entitle the holder, other than the acquiring individual or group, to purchase a number of CLARCOR common shares at a 50% discount to the then-market price of CLARCOR Common Stock. In addition, under certain circumstances, if the rights become exercisable, the holder will be entitled to purchase the stock of the acquiring individual or group at a 50% discount. The Board may also elect to redeem the rights at $.01 per right. The rights expire on April 25, 2006.

     The authorized preferred stock includes 300,000 shares designated as Series B Junior Participating Preferred Stock.

M.   INCENTIVE PLAN

     In 1994, the shareholders of CLARCOR adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994, including the 1984 Stock Option Plan, the 1987 Long Range Performance Share Plan, and the 1990 Directors' Restricted Stock Compensation Plan. In addition, the Company has, in connection with the acquisition of UAS, assumed the stock option plans of UAS. The Company has reserved 127,590 shares of the Company's common stock for issuance under the assumed UAS stock option plans.

     At the inception of the 1994 Incentive Plan there were 1,000,000 shares authorized for future grants. At November 30, 1997 and 1996, respectively, there were 306,089 and 494,349 shares reserved for future grants, of which 306,043 and 183,260 shares were granted in December 1997 and 1996, respectively. The remaining ungranted shares expire in December 2003.

     The following is a description and a summary of key provisions related to this plan.

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

===============================================================================

STOCK OPTIONS

     Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or an exercise price less than the fair market value at the date of grant. Options granted to key employees vest 25% per year beginning at the end of the third year; therefore, they become fully exercisable at the end of six years. Options granted to nonemployee directors vest immediately. All options expire ten years from the date of grant unless otherwise terminated.

     The following table summarizes the activity under the nonqualified stock option plans.


                                                                1997                     1996                     1995
                                                        ------------------------------------------------------------------------
                                                                     Weighted                 Weighted                 Weighted
                                                                      Average                 Average                   Average
                                                                     Exercise                 Exercise                  Exercise
                                                          Shares      Price       Shares        Price      Shares        Price
                                                        ------------------------------------------------------------------------
Outstanding at beginning of year .....................  1,334,800     $17.16     1,252,906     $16.16     1,112,269     $15.56
Granted ..............................................    193,750      21.94       208,500      20.88       195,250      18.79
Exercised/surrendered ................................   (265,159)     15.59      (126,606)     13.47       (54,613)     13.30
                                                        ------------------------------------------------------------------------
Outstanding at end of year ...........................  1,263,391     $18.22     1,334,800     $17.16     1,252,906     $16.16
                                                        ========================================================================
Options exercisable at end of year ...................    737,954     $16.69       744,175     $15.35       726,000     $13.83
                                                        ========================================================================

     The following table summarizes information about the options at November 30, 1997:


                             Options Outstanding              Options Exercisable
                     -------------------------------------------------------------
                                 Weighted      Weighted                   Weighted
   Range of                       Average      Average                     Average
   Exercise                      Exercise     Remaining                   Exercise
    Prices           Number       Price     Life in Years     Number       Price
----------------------------------------------------------------------------------
$12.55 - $18.50      671,891     $16.145        4.30         611,516      $15.93

$18.875 - $25.50     591,500     $20.573        7.97         126,438      $20.38



     In addition, stock options outstanding at November 30, 1997 and 1996 assumed as part of the UAS acquisition were 42,714 and 127,590, respectively. Substitute stock options exercisable under the UAS plans were 42,714 and 119,579. These substitute options have an exercisable price range per share of $3.60 to $11.34 at November 30, 1997 and expire between 2002 and 2005. No grants were made under these plans in 1996 or 1997 and no future additional awards will be granted.

LONG RANGE PERFORMANCE AWARDS

     Officers and key employees may be granted target awards of Company shares of common stock and performance units, which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors during a three-year performance period. The Company granted 12,010 and 11,758 performance shares on December 1, 1996 and 1995, respectively. As of November 30, 1997, none of these shares have been cancelled. The shares vest at the end of three years.

     During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense for the performance opportunity ratably during the performance cycle. Compensation expense for the plan totaled $547, $522, and $446 in 1997, 1996, and 1995, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 1997, 1996, and 1995 were $341, $291, and $312, respectively.

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

     Compensation expense for the plan totaled $121, $165, and $104 in 1997, 1996, and 1995, respectively. During 1996, 4,575 shares of Company common stock (or $5) were issued under the plan. No shares were granted in 1997.

FAIR VALUE ACCOUNTING (SFAS 123)

     In 1997, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 encourages, but does not require, companies to recognize compensation cost for stock-based compensation plans over the vesting period based upon the fair value of awards on the date of grant. However, the statement allows the alternative of the continued use of the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Therefore, as

===============================================================================

permitted, the Company will continue to apply APB No. 25 and related Interpretations in accounting for its stock-based compensation plans.

     Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's pro forma net earnings and earnings per share would have been $26,702 and $1.66, and $25,782 and $1.62 for 1997 and 1996,
respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1997 and 1996. Adjustments for forfeitures are made as they occur.

                                                                  1997    1996
                                                                 --------------
Risk free interest rate .......................................   5.98%   5.61%
Expected dividend yield .......................................   3.05%   3.04%
Expected volatility factor ....................................  26.10%  27.90%
Expected option term (in years) ...............................   7.00    7.00


     The weighted-average fair value per option at the date of grant for options granted in 1997 and 1996 was $6.03 and $5.88, respectively.

     The above pro forma disclosures may not be representative of the effects on reported net income and earnings per share for future years because compensation cost under SFAS 123 is amortized over the options' vesting period and compensation cost for options granted prior to fiscal year 1996 is not considered.

N.   UNAUDITED QUARTERLY FINANCIAL DATA

     The unaudited quarterly data for 1997 and 1996 are as follows:


                                            First        Second       Third        Fourth
                                           Quarter      Quarter      Quarter      Quarter      Total
------------------------------------------------------------------------------------------------------
1997:
Net sales ..............................   $86,958      $96,684     $104,636     $105,986     $394,264
Gross profit ...........................    24,508       29,866       32,111       34,077      120,562
Net earnings ...........................     3,017        7,048        8,085        8,768       26,918
Net earnings per common share ..........   $  0.19      $  0.44      $  0.50     $   0.54     $   1.67

1996:
Net sales ..............................   $81,014      $91,540      $99,134     $100,694     $372,382
Gross profit ...........................    23,101       27,387       28,544       29,753      108,785
Net earnings ...........................     3,752        6,277        6,943        8,973       25,945
Net earnings per common share ..........   $  0.24      $  0.39      $  0.44     $   0.56     $   1.63



     In the first quarter of 1997, the Company incurred merger-related costs of $2,972 ($2,390 after-tax or $0.15 per share) as discussed in Note B and realized a gain from the sale of securities of $1,706 ($1,092 after-tax or $0.07 per share). In the fourth quarter of 1996, the Company realized a gain from the sale of securities of $1,675 ($1,072 after-tax or $0.07 per share). The realized gains are discussed in Note C.

O.   SEGMENT INFORMATION

     The Company operates in three principal product segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Consumer Packaging. Engine/Mobile Filtration manufactures and markets a complete line of filters used in the filtration of internal combustion engines, and lubrication oils, air, fuel, coolant, hydraulic and transmission fluids in both the domestic and international markets, including Europe, Australia, Canada, Mexico, South Africa, Latin America and Asia. Industrial/Environmental Filtration manufactures and markets a complete line of filters and systems used in the filtration of commercial and industrial buildings, residences, and clean rooms in both the domestic and international markets, including Europe, Australia, Mexico, Canada, South Africa, Latin America and Asia. Consumer Packaging manufactures and markets plastic closures and custom designed lithographed metal and metal/plastic containers in both domestic and international markets, including Canada and Germany.

     Net sales represent sales to unaffiliated customers, as reported in the consolidated statements of earnings. Intersegment sales were not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, world headquarters facility, pension assets and various other assets that are not specific to an industry segment.

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

===============================================================================

     The segment data for the years ended November 30, 1997, 1996, and 1995 are as follows:


                                           1997           1996            1995
-------------------------------------------------------------------------------
Net sales:
  Engine/Mobile Filtration...........    $207,640       $195,223       $158,969
  Industrial/Environmental
   Filtration .......................     111,491        103,388        101,981
  Consumer Packaging.................      75,133         73,771         69,160
                                         --------------------------------------
                                         $394,264       $372,382       $330,110
                                         ======================================
-------------------------------------------------------------------------------
Operating profit:
  Engine/Mobile Filtration ..........    $ 34,536       $ 31,169       $ 28,940
  Industrial/Environmental
   Filtration .......................       4,188          4,046          3,121
  Consumer Packaging ................       8,672          7,381          6,667
                                         --------------------------------------
                                           47,396         42,596         38,728
Merger-Related Costs ................      (2,972)             -              -
                                         --------------------------------------
                                         $ 44,424       $ 42,596       $ 38,728
                                         ======================================
-------------------------------------------------------------------------------
Assets:
  Engine/Mobile Filtration ..........    $121,804       $120,584       $104,022
  Industrial/Environmental
   Filtration .......................      60,706         56,272         56,658
  Consumer Packaging ................      36,824         41,334         39,853
  Corporate .........................      63,185         48,829         45,164
                                         --------------------------------------
                                         $282,519       $267,019       $245,697
                                         ======================================
-------------------------------------------------------------------------------
Additions to plant assets:
  Engine/Mobile Filtration ..........    $  7,382       $ 11,386       $  6,140
  Industrial/Environmental
   Filtration .......................       2,570          1,829          2,563
  Consumer Packaging ................       1,127          4,275          5,591
  Corporate .........................         270          4,740            177
                                         --------------------------------------
                                         $ 11,349       $ 22,230       $ 14,471
                                         ======================================
-------------------------------------------------------------------------------
Depreciation:
  Engine/Mobile Filtration ..........    $  5,262       $  4,533       $  3,327
  Industrial/Environmental
   Filtration .......................       2,249          2,310          2,273
  Consumer Packaging ................       2,994          2,946          2,787
  Corporate .........................         496            361            207
                                         --------------------------------------
                                         $ 11,001       $ 10,150       $  8,594
                                         ======================================


     The following details sales volume by class of product for the Consumer Packaging segment for those classes of products that contributed 10% or more to total Corporate revenue.

                                              1997           1996          1995
-------------------------------------------------------------------------------
Containers ..........................          14%            15%           16%



     No class of products within the Engine/Mobile Filtration or the Industrial/Environmental Filtration segment accounted for as much as 10% of the total sales of the Company.

     Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 1997, 1996, and 1995. Net sales by geographic area are based on sales to final customers within that segment.


                                           1997           1996            1995
-------------------------------------------------------------------------------
Net sales:
 Sales within the
   United States ....................    $325,361       $310,611       $278,018
 Export Sales to
   Other Countries ..................      43,266         37,171         29,471
 Sales within
    Other Countries .................      25,637         24,600         22,621
                                         --------------------------------------
                                         $394,264       $372,382       $330,110
                                         ======================================
-------------------------------------------------------------------------------
Operating profit:
 On Sales within the
   United States ....................    $ 37,730       $ 35,530       $ 34,620
 On Export Sales to
   Other Countries ..................       8,043          5,649          2,817
 On Sales within
    Other Countries .................       1,623          1,417          1,291
                                         --------------------------------------
                                           47,396         42,596         38,728
Merger-Related Costs ................      (2,972)             -              -
                                         --------------------------------------
                                         $ 44,424       $ 42,596       $ 38,728
                                         ======================================
-------------------------------------------------------------------------------
Identifiable Assets:
 United States ......................    $262,739       $249,505       $229,207
 Other Countries ....................      19,780         17,514         16,490
                                         --------------------------------------
                                         $282,519       $267,019       $245,697
                                         ======================================


34