Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                               EXHIBIT 13(a)vii

REPORT OF INDEPENDENT ACCOUNTANTS

===============================================================================

The Board of Directors and Shareholders
CLARCOR Inc.
Rockford, Illinois

     We have audited the accompanying consolidated balance sheets of CLARCOR Inc. and Subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CLARCOR Inc. and Subsidiaries as of November 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.
----------------------------

Chicago, Illinois
January 9, 1998


                                                                             35