Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                              EXHIBIT 13(a)viii

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING
===============================================================================

     The management of CLARCOR is responsible for the preparation, integrity and objectivity of the Company's financial statements and the other financial information in this report. The financial statements were prepared in conformity with generally accepted accounting principles and reflect, in all material respects, the results of operations and the Company's financial position for the periods shown. The financial statements are presented on the accrual basis of accounting and, where appropriate, reflect estimates based upon judgments of management.

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


/s/ Lawrence E. Gloyd       /s/ Bruce A. Klein          /s/ Marcia S. Blaylock
-----------------------      ------------------------    ----------------------
Lawrence E. Gloyd            Bruce A. Klein              Marcia S. Blaylock
Chairman of the Board &      Vice President-Finance &    Vice President,
Chief Executive Officer      Chief Financial Officer     Controller &
                                                         Corporate Secretary

January 9, 1998


                                                                             35