Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                                EXHIBIT 13(a)ix


11-YEAR FINANCIAL SUMMARY

(RESTATED TO INCLUDE UNITED AIR SPECIALISTS, INC.)

===============================================================================

                                                 1997       1996      1995      1994
---------------------------------------------------------------------------------------
PER SHARE
Equity ....................................    $  10.59  $   9.69  $   8.69  $   7.76
Earnings from Continuing Operations .......        1.67      1.63      1.48      1.31
Net Earnings ..............................        1.67      1.63      1.48      1.35
Dividends .................................      0.6525    0.6425    0.6325    0.6225
Price: High ...............................       31.19     25.13     27.00     22.38
       Low ................................       20.00     18.63     18.13     15.88
---------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales .................................    $394,264  $372,382  $330,110  $300,450
Operating Profit ..........................      44,424    42,596    38,728    33,188
Interest Expense ..........................       2,759     3,822     3,418     3,298
Pretax Income .............................      44,192    41,405    36,631    31,886
Income Taxes ..............................      17,164    15,315    13,060    12,057
Income from Continuing Operations .........      26,918    25,945    23,500    20,786
Income from Discontinued Operations .......           -         -         -         -
Cumulative Effect of Accounting Changes ...           -         -         -       630
Net Earnings ..............................      26,918    25,945    23,500    21,416
Average Shares Outstanding ................      16,089    15,938    15,900    15,869
---------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ..........................        11.3%     11.4%     11.7%     11.0%
Pretax Margin .............................        11.2%     11.1%     11.1%     10.6%
Effective Tax Rate ........................        38.8%     37.0%     35.7%     37.8%
Net Margin-Continuing Operations ..........         6.8%      7.0%      7.1%      6.9%
Net Margin ................................         6.8%      7.0%      7.1%      7.1%
Return on Beginning Assets ................        10.1%     10.6%     11.4%     11.2%
Return on Beginning Shareholders' Equity ..        17.4%     18.8%     19.1%     19.4%
Dividend Payout to Net Earnings ...........        38.2%     36.7%     39.7%     43.0%
---------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets ............................    $160,527  $140,726  $133,286  $109,992
Plant Assets, Net .........................      82,905    84,525    73,047    58,787
Total Assets ..............................     282,519   267,019   245,697   206,928
Current Liabilities .......................      54,237    51,297    49,841    43,926
Long-Term Debt ............................      37,656    43,449    41,860    25,090
Shareholders' Equity ......................     171,162   154,681   138,144   122,801
---------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization ....................        18.0%     21.9%     23.3%     17.0%
Working Capital ...........................    $106,290  $ 89,429  $ 83,445  $ 66,066
Current Ratio .............................       3.0:1     2.7:1     2.7:1     2.5:1
---------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ...........................   $  41,632  $ 26,675  $ 21,092  $ 25,670
For Investment ............................      (8,193)  (18,934)  (29,044)   (1,159)
From/(For) Financing ......................     (21,850)   (8,774)    7,226   (18,656)
Change in Cash & Equivalents ..............      11,497      (964)     (684)    5,912
Capital Expenditures ......................      11,349    22,230    14,471    12,119
Depreciation ..............................      11,001    10,150     8,594     7,600
Dividends Paid ............................      10,290     9,512     9,330     9,201
Interest (Income)/Expense .................       1,739     2,991     2,560     2,750
Income Taxes Paid .........................      15,112    11,230    11,939    10,194
---------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1) ...................   $  58,483  $ 40,896  $ 35,591  $ 38,614
Net Cash Flow (2) .........................      47,134    18,666    21,120    26,495
Elective Cash Flow (3) ....................      19,993    (5,067)   (2,709)    4,350
---------------------------------------------------------------------------------------

(1) From operations before interest income/expense and taxes paid.

(2) Operating Cash Flow less capital expenditures.

(3) Net Cash Flow less dividends +(-) interest income/expense and less taxes paid.
36 CLARCOR

                                                                11-YEAR SUMMARY

                                                1993      1992      1991      1990      1989      1988      1987
-------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity ....................................   $  6.95  $   6.58   $   6.39  $   5.60    $ 4.89    $ 6.86  $   6.20
Earnings from Continuing Operations .......      1.09      1.00       1.17      1.21      0.69      0.98      0.89
Net Earnings ..............................      1.09      0.85       1.19      1.28      0.44      1.12      0.97
Dividends .................................    0.6100    0.6000     0.5500    0.5200    0.4800    0.4530    0.4310
Price: High ...............................     20.00     22.50      22.67     17.83     18.92     14.59     16.89
       Low ................................     16.00     15.00      13.00     11.83     11.75      9.75      9.25
--------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales .................................  $253,211  $218,172   $213,999  $197,917  $181,837  $171,354  $165,146
Operating Profit ..........................    29,960    27,810     32,204    31,407    23,969    28,408    29,440
Interest Expense ..........................     3,979     4,438      4,402     4,189     1,710       415       401
Pretax Income .............................    27,221    24,930     28,778    30,325    23,572    29,809    30,543
Income Taxes ..............................     9,944     8,941     10,095    11,008    11,008    10,951    13,240
Income from Continuing Operations .........    17,277    15,989     18,683    19,317    12,564    18,858    17,303
Income from Discontinued Operations .......         -         -        297     1,200    (4,493)    2,412     1,672
Cumulative Effect of Accounting Changes ...         -    (2,370)         -         -         -       115         -
Net Earnings ..............................    17,277    13,619     18,980    20,475     8,071    21,385    18,975
Average Shares Outstanding ................    15,887    16,020     15,943    15,954    18,192    19,153    19,472
--------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ..........................      11.8%     12.7%      15.0%     15.9%     13.2%     16.6%     17.8%
Pretax Margin .............................      10.8%     11.4%      13.4%     15.3%     13.0%     17.4%     18.5%
Effective Tax Rate ........................      36.5%     35.9%      35.1%     36.3%     46.7%     36.7%     43.3%
Net Margin-Continuing Operations ..........       6.8%      7.3%       8.7%      9.8%      6.9%     11.0%     10.5%
Net Margin ................................       6.8%      6.2%       8.9%     10.3%      4.4%     12.5%     11.5%
Return on Beginning Assets ................       9.5%      7.6%      11.6%     14.0%      5.1%     14.6%     14.1%
Return on Beginning Shareholders' Equity ..      16.4%     13.4%      21.3%     26.0%      6.2%     17.7%     17.3%
Dividend Payout to Net Earnings ...........      52.3%     65.8%      43.0%     37.6%    102.7%     38.0%     41.2%
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets ............................   $97,569  $105,067   $ 87,322  $ 83,988  $ 68,860  $ 79,215  $ 75,330
Plant Assets, Net .........................    53,839    42,324     52,324    47,498    48,231    46,026    43,122
Total Assets ..............................   191,657   181,660    179,337   164,294   145,982   157,193   146,229
Current Liabilities .......................    37,647    30,559     25,977    25,783    26,415    17,859    19,082
Long-Term Debt ............................    32,650    38,534     45,406    44,363    36,253     4,992     3,911
Shareholders' Equity ......................   110,299   105,460    102,000    89,076    78,860   130,646   120,614
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization ....................      22.8%     26.8%      30.8%     33.2%     31.5%      3.7%      3.1%
Working Capital ...........................   $59,922  $ 74,508   $ 61,345  $ 58,205  $ 42,445  $ 61,356  $ 56,248
Current Ratio .............................     2.6:1     3.4:1      3.4:1     3.3:1     2.6:1     4.4:1     3.9:1
--------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ...........................   $20,727  $ 23,456   $ 19,012  $ 25,109  $ 18,547  $ 19,463  $ 22,743
For Investment ............................       (74)   (7,737)   (15,848)   (9,689)   (8,918)   (2,605)  (16,801)
From/(For) Financing ......................   (22,772)   (9,929)    (8,059)   (5,577)  (24,279)  (10,492)   (8,641)
Change in Cash & Equivalents ..............    (2,197)    5,811     (4,895)    9,843   (14,650)    6,366    (2,699)
Capital Expenditures ......................    10,776     8,290     10,804     9,685     9,037     7,566     5,767
Depreciation ..............................     6,653     7,881      7,248     7,094     6,883     6,863     6,567
Dividends Paid ............................     9,036     8,958      8,165     7,708     8,290     8,121     7,814
Interest (Income)/Expense .................     3,104     4,140      3,280     3,657       436      (682)     (686)
Income Taxes Paid .........................    10,059    11,200      9,693    10,811    11,643    13,434    14,621
--------------------------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1) ...................   $33,890  $ 38,796   $ 31,985  $ 39,577  $ 30,626  $ 32,215  $ 36,678
Net Cash Flow (2) .........................    23,114    30,506     21,181    29,892    21,589    24,649    30,911
Elective Cash Flow (3) ....................       915     6,208         43     7,716     1,220     3,776     9,162
--------------------------------------------------------------------------------------------------------------------



                                                                  CLARCOR   37