Form 10-K405, Exhibit 13
period 1997-11-29
CLARCOR INC
filed 1998-02-18
CIK 20740

                                                                EXHIBIT 13(a)x

FINANCIAL REVIEW

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

     CLARCOR's 1997 results from operations and financial condition were at record levels and reflect increased sales and operating profit from each of the Company's segments. On February 28, 1997, the Company completed the acquisition of United Air Specialists, Inc. (UAS). This transaction was structured as a statutory merger accounted for as a pooling of interests. As a result, all of the financial information provided in this Financial Review and throughout this 1997 Annual Report has been restated (except for cash dividends) to include the results of operations, cash flows, and financial positions of UAS for all periods presented.

     The information presented in this financial review should be read in conjunction with other financial information presented throughout this 1997 Annual Report.

OPERATING RESULTS

Sales

     Record net sales of $394.3 million resulted in the eleventh consecutive year of sales growth. The 5.9% sales growth in 1997 over 1996 resulted from increased sales for each business segment. International sales in 1997 increased 11.5% to 17.5% of total sales. Strong volume of international shipments was partially offset by a strong U.S. dollar. In addition to the acquisition of UAS in 1997, the Company acquired several distributors of industrial and environmental filter products. The additional sales recorded from these distributors did not have a material effect on sales growth in 1997. Sales increased 12.8% in 1996 over the 1995 level; however, 1996 included a full year of sales from the 1995 Hastings Filters acquisition, compared to one quarter of Hastings sales included in fiscal 1995. Excluding Hastings sales, the Company's net sales increased 4.5% in 1996, which included growth from each business segment.

Comparative net sales information related to CLARCOR's operating segments is shown in the tables below.



                                                       1997 vs. 1996
                                                           Change
                                                     -----------------
NET SALES                 1997          % Total         $          %
----------------------------------------------------------------------
Engine/Mobile Filtration  $207.7         52.7%       $12.5        6.4%
Industrial/Environmental
 Filtration ............   111.5         28.3%         8.1        7.8%
Consumer Packaging .....    75.1         19.0%         1.3        1.8%
                          --------------------------------------------
  Total ................  $394.3        100.0%       $21.9        5.9%
                          ============================================



                                                        1996 vs. 1995
                                                           Change
                           Restated                     ----------
NET SALES                    1996   % Total     $           %
------------------------------------------------------------------
Engine/Mobile Filtration    $195.2    52.4%    $36.3       22.8%
Industrial/Environmental
 Filtration ............     103.4    27.8%      1.4        1.4%
Consumer Packaging .....      73.8    19.8%      4.6        6.7%
                            --------------------------------------
  Total ................    $372.4   100.0%    $42.3       12.8%
                            ======================================

     The Engine/Mobile Filtration segment's 1997 sales rose 6.4% from 1996. Although the segment's heavy-duty filter sales increased over the prior year, sales of the light-duty Hastings' brand were lower largely due to the elimination of low and negative margin business as planned. Sales of the segment's railroad locomotive filtration products increased at nearly a double-digit rate on the strength of traditional liquid filtration products and from additional sales of air filtration products. The 1996 sales increase of 22.8% for the segment resulted primarily from the inclusion of a full year of sales from Hastings Filters compared to three months of sales included in 1995. Sales also increased in 1996 over 1995 for both heavy-duty filtration products and railroad locomotive filter products.

     The Industrial/Environmental Filtration segment recorded sales of $111.5 million, an increase of 7.8% over 1996. This segment is growing at a faster rate than the Company's other segments as a result of investments in product development and distribution, and due to increased customer demand for indoor air filtration products. The segment's 1996 sales level of $103.4 million increased 1.4% from $102.0 million in 1995, a year that included an unusually strong level of UAS shipments.

     Sales for the Consumer Packaging segment increased 1.8% in 1997 to $75.1 million. Sales of plastic closures and containers increased over 20% in 1997. Although sales of metal packaging products in 1997 were nearly equal to the prior year's level, higher sales are expected in 1998 as a result of a forecasted increase in flat sheet decorating and sales of new product concepts introduced throughout 1997, such as sports collectibles and combination metal/plastic promotional containers. The segment's Tube Division recorded sales of approximately $7.0 million in 1997, which was a lower level than in 1996. In November 1997 the Tube Division was sold, and although this divestiture did not have a significant impact on the operating results of the Company, the sales level for the segment will be reduced in 1998. The segment's sales increased 6.7% in 1996 over 1995 and included increases in both plastics and metals of 9.0% and 7.9%, respectively.


                                                                   CLARCOR  17

FINANCIAL REVIEW

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
================================================================================
Operating Profit

     On the strength of increased sales from each business segment, CLARCOR's operating profit improved for the fifth consecutive year. Operating profit of $44.4 million was reduced by $3.0 million of costs related to the UAS merger. Excluding the impact of the merger costs, operating profit was $47.4 million, an 11.3% increase over the 1996 level. Gross margin increased by 1.4% in 1997 from 1996. This increase in margins resulted from an increased volume of shipments, material cost containment, and higher productivity levels in each of the Company's manufacturing facilities. Selling and administrative expenses increased by 0.8% as a result of higher distribution and marketing costs. Operating margins, excluding the impact of the merger costs, increased to 12.0% from 11.4% in 1996. Profitability on international sales increased in 1997, although operating profit was reduced by unfavorable currency translation adjustments which were not material in amount compared to consolidated operating profit. The 1996 operating profit of $42.6 million increased 10.0% over the prior year as a result of higher sales levels and increased productivity from each business segment.

Comparative operating profit information related to the Company's business segments is as follows.

                                                    1997 vs. 1996
                                                       Change
OPERATING PROFIT BEFORE                           -----------------
MERGER-RELATED COSTS          1997    % Total     $          %
-------------------------------------------------------------------
Engine/Mobile Filtration     $34.5     72.9%     $3.3      10.8%
Industrial/Environmental
 Filtration ............       4.2      8.8%      0.2       3.5%
Consumer Packaging .....       8.7     18.3%      1.3      17.5%
                            ---------------------------------------
  Total ................     $47.4    100.0%     $4.8      11.3%
                            =======================================


                                                    1996 vs. 1995
                                                       Change
                            Restated              -----------------
OPERATING PROFIT              1996    % Total     $          %
-------------------------------------------------------------------
Engine/Mobile Filtration     $31.2     73.2%    $2.3      7.7%
Industrial/Environmental
 Filtration ............       4.0     9.5%      0.9     29.6%
Consumer Packaging .....       7.4    17.3%      0.7     10.7%
                            ---------------------------------------
  Total ................     $42.6   100.0%     $3.9     10.0%
                            =======================================

OPERATING PROFIT BEFORE
MERGER-RELATED COSTS AS                    Restated  Restated
A PERCENT OF NET SALES            1997       1996      1995
-----------------------------------------------------------------
Engine/Mobile Filtration         16.6%     16.0%     18.2%
Industrial/Environmental
 Filtration ............          3.8%      3.9%      3.1%
Consumer Packaging .....         11.5%     10.0%      9.6%
                            ---------------------------------------
  Total ................         12.0%     11.4%     11.7%
                            =======================================


     Operating profit for the Engine/Mobile Filtration segment was favorably impacted in 1997 by the higher sales level, material cost containment, manufacturing cost reduction, improvements to manufacturing, distribution and administration of the light-duty filter line, and overall productivity improvements. Profit margins for the segment improved to 16.6% of net sales, compared to 16.0% in 1996. The segment's profit in 1996, the first full year after the purchase of the Hastings light-duty filter line in 1995, was negatively impacted by costs incurred at the light-duty filter manufacturing facility. The productivity of this facility improved throughout 1997 and it is now operating near expected levels.

     The Industrial/Environmental Filtration segment improved operating profit 3.5% over the prior year. Although sales were up 7.8% for the year, profitability was impacted by additional costs related to the investment in additional distribution, marketing, product development and manufacturing processes. These investments are expected to positively benefit the operating results for this segment beginning in 1998. Operating profit in 1996 increased 29.6% over the 1995 level as a result of significantly improved operations at Airguard Industries, offset by reduced profit from UAS due to costs related to expanding distribution and new product introductions.

     Operating profit for the Consumer Packaging segment increased 17.5% from the 1996 level as a result of significantly higher sales of plastics products and continued productivity improvement for the metals business. The segment's operating margin improved to 11.5% from 10.0% in 1996 and 9.6% in 1995.

Other Income & Expense

     Other expense totaled $0.2 million in 1997. Interest expense was reduced to $2.8 million in 1997 from a level of $3.8 million in 1996 due to a lower level of debt throughout 1997. Interest expense was higher in 1996 than the $3.4 million in 1995 due to additional long-term debt borrowed to finance the Hastings Filters acquisition. Total interest and dividend income of $1.0 million in 1997 resulted from higher cash and short-term cash investment balances offset by lower interest rates. In both the first quarter of 1997 and fourth quarter of 1996, the Company recorded a $1.7 million gain on the sale of G.U.D. Holdings Ltd. shares, an Australian company. These gains resulted from the sale of all the shares owned by the Company in G.U.D. Holdings Ltd.


18  CLARCOR

================================================================================
Provision for Income Taxes

     The provision for income taxes in 1997 of $17.2 million resulted in an effective tax rate of 38.8%. This effective rate is higher than both 1996 and 1995 due to merger costs that were not fully deductible for tax purposes. In addition, the effective tax rates of 37.0% in 1996 and 35.7% in 1995 were reduced due to the utilization of foreign net operating loss carryforwards.

Net Earnings and Earnings Per Share

     Record net earnings of $26.9 million, or $1.67 per share, reflect the after-tax impact of the merger-related costs of $2.4 million, or $0.15 per share, and the gain on sale of securities of $1.1 million, or $0.07 per share. Net earnings and earnings per share, excluding these unusual items, were $28.2 million or $1.75 per share. Net earnings in 1996 were $25.9 million, or $24.8 million excluding the impact of the gain on sale of securities recorded in 1996 of $1.1 million, or $0.07 per share. Excluding the gain in 1996 and the 1997 gain and merger-related charge, CLARCOR's fiscal 1997 net earnings increased 13.4% and earnings per share 12.2%. These increases resulted from the higher sales level, productivity improvements and cost reductions, offset by higher marketing and product distribution costs. Earnings per share in 1996 were $1.63, including $0.07 from the sale of securities, and in 1995 were $1.48.
The 1996 earnings per share, excluding the 1996 gain, increased 5.4% over the 1995 level.

     Average shares outstanding for fiscal 1997 were 16,088,981 compared to 15,938,421 for fiscal 1996. These amounts include the additional shares issued in connection with the merger of UAS.

YEAR 2000

     For several years the Company has been reviewing Year 2000 issues related to the impact on its computer systems. Project teams have been reviewing all computer operated machinery and related software to assure that key financial, information and operational systems have been assessed. Information processing related to the Company's major customers and suppliers has also been reviewed. Plans have been developed to address systems modifications required by December 31, 1999, and some of these modifications have already been implemented. The financial impact of making the required systems changes is not expected to be material to the Company's consolidated financial position, results of operations or cash flows.

FINANCIAL CONDITION

Corporate Liquidity

     The Consolidated Statements of Cash Flows are shown on page 24, and the discussion of corporate liquidity should be read in conjunction with information presented in those statements.

     Cash and short-term cash investments increased to $30.3 million at year-end 1997 principally as a result of record levels of cash provided by operating activities. The cash provided by operating activities, $41.6 million, included higher net earnings, depreciation and amortization and a lower level of investment in working capital. The Company's emphasis on measuring CLARCOR Value Added (CVA) resulted in significantly improved working capital management. The cash provided by operations was primarily used for additions to plant assets of $11.3 million, payments on long-term debt of $14.0 million, and $10.3 million for cash dividend payments to shareholders.

     Net cash used in investing activities of $8.2 million in 1997 was primarily for plant asset additions of $11.3 million offset by cash proceeds from the sale of securities of $3.3 million. Similarly, the 1996 net cash used in investing activities of $18.9 million included $3.1 million from the sale of securities in fourth quarter 1996. The higher level of additions to plant assets in 1996 of $22.2 million included the Hastings' plant expansion and related new equipment, completion of a new plastics facility at J.L. Clark, and additional capital expenditures at Corporate. Cash used in investing activities in 1995 of $29.0 million included $14.5 million for plant asset additions and $14.1 million primarily for the acquisition of Hastings Filters.

     Net cash used in financing activities totaled $21.9 million in 1997 and included $14.0 million for long-term debt payments and $10.3 million for dividend payments. In 1996 and 1995, payments on long-term debt totaled approximately $9 million and cash dividends were $9.5 million and $9.3 million, respectively. In 1996 and 1995, additional long-term borrowings of $9.9 million and $25.2 million, respectively, were related primarily to industrial revenue bonds for the Hastings Filters building expansion in 1996 and for the acquisition of Hastings Filters in 1995.

     CLARCOR continues to generate sufficient cash to maintain current operating levels, to pay dividends, to provide for the addition and replacement of necessary plant assets, and to service and repay long-term debt.

                                                                   CLARCOR  19

FINANCIAL REVIEW

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
================================================================================

Sufficient lines of credit remain available to fund the Company's current operations and planned future growth. As additional investment in facilities and equipment is expected in 1998, the Company anticipates that total capital expenditures will be approximately $20.0 million. In 1998, principal payments on long-term debt will be lower than in 1997 and are expected to total $1.1 million based on scheduled payments per the debt agreements.

Capital Resources

     The Company's financial position at November 30, 1997 continued to be solid and sufficiently liquid to support current operations. Total assets increased to $282.5 million at November 30, 1997 from $267.0 million at year-end 1996. Cash and short-term cash investments totaled $30.3 million, an increase of $11.5 million from the year-end 1996 balance of $18.8 million. Total current assets increased to $160.5 million from $140.7 million in 1996 and reflects the increased level of sales and operating activities in 1997 and inventory for customer requirements in fiscal 1998. The current ratio was 3.0 at year-end 1997 and 2.7 at year-end 1996.

     Long-term debt of $37.7 million at year-end 1997 reflects payments made during 1997 which reduced the balance from $43.4 million at year-end 1996. In addition to making the required payments on long-term debt during 1997, the Company also paid off certain high-cost debt assumed in the UAS merger. Shareholders' equity increased to $171.2 million from $154.7 million at November 30, 1996. Total debt was 18.0% of total capitalization at year-end 1997 compared to 21.9% at year-end 1996.

     At November 30, 1997, CLARCOR had 16,162,402 shares of common stock outstanding at $1.00 par value, compared to 15,955,784 shares outstanding at the end of 1996. The increase in shares outstanding from the prior year is primarily due to additional shares issued upon exercise of stock options.

OUTLOOK

     Operating results and the Company's financial condition are expected to continue to increase and strengthen. Each business segment is expected to improve sales and operating profit in 1998. Improved productivity levels are expected as the investments made by the Company during 1996 and 1997 have already enhanced the operating performance of each segment. Additional investments will be made in 1998 to expand distribution and manufacturing, develop new products, further improve productivity and enhance employee development programs. As a result, selling and administrative expenses are expected to grow faster than sales in 1998. The Company expects these efforts to accelerate sales growth, particularly in 1999 and 2000. At the same time, continuing efforts to achieve greater productivity and further cost reductions are expected to maintain operating margins at current levels. The Company will continue to expand distribution worldwide for its products through company-owned locations and additional sales coverage.

     The Company continues to look at acquisition opportunities, especially in related filtration businesses. It is expected that these acquisitions would expand the Company's distribution and product offerings further.

     The Company is aware of current concerns over economic growth in the United States in 1998 and 1999 due to recent events in Asia, the unusually long duration of the current economic expansion, the strength of the U.S. dollar compared to most other currencies, and the continuing trend toward consolidation in many mature manufacturing industries. Though no significant impact is expected on CLARCOR at this time, Company management remains watchful and sensitive to these and other events. If necessary, the Company is prepared to adjust its growth plans quickly to maintain the high standard of performance expected by its shareholders.

FORWARD-LOOKING STATEMENTS

     Certain statements quoted in this Annual Report are forward-looking.
These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors, including the volume and timing of orders received during the year, the mix of changes in distribution channels through which the Company's products are sold, the timing and acceptance of new products and product enhancements by the Company or its competitors, changes in pricing, product life cycles, purchasing patterns of distributors and customers, competitive conditions in the industry, business cycles affecting the markets in which the Company's products are sold, extraordinary events, such as litigation or acquisitions, including related charges, and economic conditions generally or in various geographic areas. All of the foregoing are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

     Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.

20  CLARCOR