Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

CONSOLIDATED BALANCE SHEETS                                   EXHIBIT 13(a)(ii)
November 30, 1998 and 1997 (Dollars in thousands except per share data)
===============================================================================

ASSETS                                                1998               1997
-------------------------------------------------------------------------------
Current assets:
   Cash and short-term cash investments.............$  33,321         $  30,324
   Accounts receivable, less allowance for losses
     of $2,711 for 1998 and $2,106 for 1997.........   67,557            62,387
   Inventories......................................   58,614            58,282
   Prepaid expenses and other.......................    2,444             3,917
   Deferred income taxes............................    6,237             5,617
                                                    ---------------------------
              Total current assets..................  168,173           160,527
                                                    ---------------------------

Investment in affiliate, at cost....................    2,422             1,899
Plant assets, at cost less accumulated
   depreciation.....................................   86,389            82,905
Excess of cost over fair value of assets acquired,
   less accumulated amortization....................   21,665            15,777
Pension assets......................................   15,907            13,897
Other noncurrent assets.............................   11,210             7,514
                                                    ---------------------------
              Total assets..........................$ 305,766         $ 282,519
                                                    ===========================

LIABILITIES
-------------------------------------------------------------------------------
Current liabilities:
   Current portion of long-term debt................$     470         $   1,140
   Accounts payable and accrued liabilities.........   54,525            48,153
   Income taxes.....................................    6,188             4,944
                                                    ---------------------------
              Total current liabilities.............   61,183            54,237
                                                    ---------------------------

Long-term debt, less current portion................   36,419            37,656
Postretirement health care benefits.................    1,821             1,941
Long-term pension liabilities.......................    8,896             7,556
Deferred income taxes...............................    9,920             9,070
Other long-term liabilities.........................      431                 -
Minority interests..................................      289               897

Contingencies

SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
Capital stock:
   Preferred, par value $1, authorized
     1,300,000 shares, none issued.................        -                 -
   Common, par value $1, authorized 30,000,000
     shares, issued 23,949,358 in 1998 and
     24,243,603 in 1997............................    23,949            16,162
   Capital in excess of par value..................       156             2,857
   Foreign currency translation adjustments........    (2,993)           (2,700)
   Retained earnings...............................   165,695           154,843
                                                    ---------------------------
              Total shareholders' equity...........   186,807           171,162
                                                    ---------------------------
              Total liabilities and
                shareholders' equity............... $ 305,766         $ 282,519
                                                    ===========================


The accompanying notes are an integral part of the consolidated financial statements.

                                                                              15