Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

CONSOLIDATED STATEMENTS OF EARNINGS                          EXHIBIT 13(a)(iii)
for the years ended November 30, 1998, 1997 and 1996
(Dollars in thousands except per share data)
===============================================================================

                                        1998            1997            1996
--------------------------------------------------------------------------------
Net sales ........................  $   426,773     $   394,264     $   372,382

Cost of sales ....................      291,537         273,702         263,597
                                    -------------------------------------------
       Gross profit...............      135,236         120,562         108,785

Selling and administrative
   expenses.......................       83,573          73,166          66,189
Merger-related costs..............            -           2,972               -
                                    -------------------------------------------
       Operating profit...........       51,663          44,424          42,596
                                    -------------------------------------------
Other income (expense):
   Interest expense...............       (2,336)         (2,759)         (3,822)
   Interest income................        1,283           1,020             830
   Gain on sale of marketable
     securities...................            -           1,706           1,675
   Other, net.....................          737            (199)            126
                                    -------------------------------------------
                                           (316)           (232)         (1,191)
                                    -------------------------------------------
       Earnings before income taxes
         and minority interests ..       51,347          44,192          41,405

Provision for income taxes........       19,262          17,164          15,315
                                    -------------------------------------------
       Earnings before minority
         interests................       32,085          27,028          26,090

Minority interests in earnings
   of subsidiaries................           (6)           (110)           (145)
                                    -------------------------------------------
Net earnings  ....................  $    32,079     $    26,918     $    25,945
                                    ===========================================
Net earnings per common share:
   Basic..........................  $      1.32     $      1.12     $      1.09
   Diluted........................  $      1.30     $      1.11     $      1.07
                                    ===========================================
Average number of common shares
   outstanding:
   Basic..........................   24,268,250      24,133,472      23,907,632
   Diluted........................   24,648,623      24,343,881      24,217,453
                                    ===========================================



The accompanying notes are an integral part of the consolidated financial statements.

16