Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY               EXHIBIT 13(a)(iv)
for the years ended November 30, 1998, 1997 and 1996
(Dollars in thousands except per share data)
===============================================================================

                                                  Common Stock
                                   -------------------------------------------
                                           Issued              In Treasury                    Foreign
                                   ---------------------   -------------------   Capital in   Currency    Unrealized
                                      Number                 Number               Excess of  Translation    Holding    Retained
                                    of Shares     Amount   of Shares    Amount    Par Value  Adjustments     Gain      Earnings
------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1995.......  23,853,890    $15,903           -   $     -     $ 1,006    $ (1,803)    $  1,285    $ 121,753

Net earnings.....................           -          -           -         -           -           -            -       25,945
Purchase of treasury stock.......           -          -     (32,850)     (430)          -           -            -            -
Retirement of treasury stock.....     (32,850)       (22)     32,850       430        (408)          -            -            -
Stock options exercised..........      93,238         62           -         -         336           -            -           24
Issuance of stock under
   award plans...................      19,398         13           -         -         342           -            -            -
Cash dividends - $.4283 per
   common share..................           -          -           -         -           -           -            -       (9,512)
Unrealized holding gain on
   marketable securities.........           -          -           -         -           -           -          653            -
Realized gain on sale of
   marketable securities.........           -          -           -         -           -          72         (946)           -
Translation adjustments..........           -          -           -         -           -         (22)           -            -
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996.......  23,933,676     15,956           -         -       1,276      (1,753)         992      138,210
--------------------------------------------------------------------------------------------------------------------------------
Net earnings.....................           -          -           -         -           -           -            -       26,918
Stock options exercised..........     293,965        196           -         -       1,380           -            -            5
Issuance of stock under
   award plans...................      15,962         10           -         -         201           -            -            -
Cash dividends - $.4350 per
   common share..................           -          -           -         -           -           -            -      (10,290)
Realized gain on sale of
   marketable securities.........           -          -           -         -           -         180         (992)           -
Translation adjustments..........           -          -           -         -           -      (1,127)           -            -
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997.......  24,243,603     16,162           -         -       2,857      (2,700)           -      154,843
--------------------------------------------------------------------------------------------------------------------------------
Net earnings.....................           -          -           -         -           -           -            -       32,079
Purchase of treasury stock.......           -          -    (528,691)   (8,447)          -           -            -            -
Retirement of treasury stock.....    (528,691)      (529)    528,691     8,447      (5,553)          -            -       (2,365)
Stock split......................           -      8,145           -         -           -           -            -       (8,145)
Stock options exercised..........     212,260        154           -         -       2,391           -            -            -
Issuance of stock under
   award plans ..................      22,186         17           -         -         461           -            -            -
Cash dividends - $.4425 per
   common share..................           -          -           -         -           -           -            -      (10,717)
Translation adjustments..........           -          -           -         -           -        (293)           -            -
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1998.......  23,949,358    $23,949           -   $     -     $   156    $ (2,993)    $      -    $ 165,695
================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.


                                                                              17