Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

CONSOLIDATED STATEMENTS OF CASH FLOWS                           EXHIBIT 13(a)(v)
for the years ended November 30, 1998, 1997 and 1996 (Dollars in thousands)
================================================================================

                                                  1998       1997       1996

--------------------------------------------------------------------------------
Cash flows from operating activities:
   Net earnings..............................   $ 32,079   $ 26,918   $ 25,945
   Adjustments to reconcile net earnings to
       net cash provided by operations:
     Depreciation............................     11,692     11,001     10,150
     Amortization............................        688        599        554
     Gain on sale of marketable securities...          -     (1,706)    (1,675)
     Minority interests in earnings of
       subsidiaries..........................          6        110        145
     Net gain on dispositions of
       plant assets..........................     (1,310)      (512)      (243)
     Changes in assets and liabilities,
       net of business acquisitions:
       Accounts receivable...................     (3,460)    (3,224)    (1,591)
       Inventories...........................      1,046     (1,058)    (6,486)
       Prepaid expenses......................       (912)     1,028        211
       Other noncurrent assets...............     (3,235)        27     (2,203)
       Accounts payable and accrued
         liabilities.........................      4,841      7,220     (1,788)
       Pension assets and liabilities, net...     (1,463)      (443)       185
       Income taxes..........................      2,065      1,771      1,411
       Deferred income taxes.................        230        (99)     2,060
                                                ------------------------------
         Net cash provided by operating
           activities........................     42,267     41,632     26,675
                                                ------------------------------

Cash flows from investing activities:
   Additions to plant assets.................    (15,825)   (11,349)   (22,230)
   Business acquisitions, net of
     cash acquired...........................     (7,984)    (1,522)    (1,358)
   Investment in affiliate...................       (523)      (811)      (530)
   Proceeds from sale of marketable
     securities..............................          -      3,322      3,067
   Proceeds from note receivable.............      2,500          -          -
   Dispositions of plant assets..............      2,542      2,100      2,419
   Other, net................................          -         67       (302)
                                                ------------------------------
         Net cash used in investing
           activities........................    (19,290)    (8,193)   (18,934)
                                                ------------------------------

Cash flows from financing activities:
   Borrowings under long-term debt...........          -      1,123      9,870
   Reduction of long-term debt...............     (2,669)   (13,988)    (9,147)
   Sales of capital stock under stock
     option plan.............................      1,890      1,305        445
   Purchases of treasury stock...............     (8,447)         -       (430)
   Cash dividends paid.......................    (10,717)   (10,290)    (9,512)
                                                ------------------------------
         Net cash used in financing
           activities........................    (19,943)   (21,850)    (8,774)
                                                ------------------------------
Net effect of exchange rate changes on cash..        (37)       (92)        69
                                                ------------------------------
Net change in cash and short-term
   cash investments..........................      2,997     11,497       (964)
Cash and short-term cash investments,
   beginning of year.........................     30,324     18,827     19,791
                                                ------------------------------
Cash and short-term cash investments,
   end of year...............................   $ 33,321   $ 30,324   $ 18,827
                                                ==============================


The accompanying notes are an integral part of the consolidated financial statements.

18