Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   EXHIBIT 13(a)(vi)
(Dollars in thousands except per share data)
===============================================================================

A. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include all domestic and foreign subsidiaries that are more than 50% owned and controlled. CLARCOR Inc. and its subsidiaries are hereinafter collectively referred to as the "Company" or CLARCOR.

     Minority interests represent an outside shareholder's 10% ownership of the common stock of Filtros Baldwin de Mexico (FIBAMEX) and outside shareholders' 20% ownership of Baldwin-Unifil S.A.

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

PLANT ASSETS

     Depreciation is provided by the straight-line and accelerated methods for financial statement purposes and by the accelerated method for tax purposes. The provision for depreciation is based on the estimated useful lives of the assets (15 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment). It is the policy of the Company to capitalize renewals and betterments and to charge to expense the cost of current maintenance and repairs.

EXCESS OF COST OVER FAIR VALUE OF ASSETS ACQUIRED

     The excess of cost over fair value of assets acquired is being amortized over a forty-year period, using the straight-line method subject to impairment write-offs determined by underlying cash flows. Accumulated amortization was $7,809 and $7,192 at November 30, 1998 and 1997, respectively.

PENSIONS AND POSTRETIREMENT BENEFITS

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 (SFAS 132), "Employers' Disclosures about Pensions and Other Postretirement Benefits." Effective for fiscal year 1998, the Company adopted SFAS 132, which requires certain disclosures related to pensions and postretirement benefits. See Note H.

STATEMENTS OF CASH FLOWS

     All highly liquid investments that are readily saleable are considered to be short-term cash investments. The carrying amount approximates fair value. The Company has certain non-cash transactions related to stock option and award plans that are described in Note L.

CONCENTRATIONS OF CREDIT

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments and trade receivables. The Company places its short-term cash investments in high-grade municipal securities. At November 30, 1998 and 1997, the Company held short-term municipal securities with a total cost of $32,420 and $27,620, respectively, with an original maturity of three months or less. Cost approximates market for these securities. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and locations.

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

STOCK-BASED COMPENSATION

     On November 30, 1997, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The disclosures are presented in Note L. The Company continues to account for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

REVENUE RECOGNITION

      Revenue is recognized upon shipment of goods to customers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
===============================================================================

NET EARNINGS PER COMMON SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share" in the first quarter of fiscal year 1998. SFAS 128 requires presentation of basic earnings per share and diluted earnings per share, simplifies computational guidelines, and increases the comparability of earnings per share on an international basis. Basic earnings per common share is based on the weighted average number of common shares outstanding during the respective years. Diluted earnings per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. See Note M.

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

ACCOUNTING PERIOD

     The Company's fiscal year ends on the Saturday closest to November 30. Each of the fiscal years ended November 28, 1998, November 29, 1997, and November 30, 1996, was comprised of fifty-two weeks. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

RECLASSIFICATIONS

     Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no effect on reported earnings.

B.   BUSINESS COMBINATIONS, INVESTMENTS IN AFFILIATES, AND DIVESTITURE

     During 1998, the Company purchased Air Technologies, Inc. (ATI), an Ottawa, Kansas manufacturer of air filtration products, and a small filter distributor. Each acquisition was made for cash and accounted for under the purchase method of accounting. Both of these companies became part of Airguard Industries, Inc. (Airguard), a subsidiary of the Company. Also during 1998, the Company purchased the remaining 50% interest in Baldwin Australia and now owns 100% of this company. These acquisitions did not have a significant impact on the results of the Company.

     On February 28, 1997, the Company completed its acquisition of United Air Specialists, Inc. (UAS), a manufacturer of air quality equipment based in Cincinnati, Ohio. The Company issued 1,622,612 shares (on a post-split basis) of its common stock in exchange for all the shares of UAS stock. Additional shares of the Company's common stock will be issued upon exercise of UAS options. (See Note L for a discussion of the additional shares to be issued.) The transaction has been structured as a statutory merger accounted for as a pooling of interests. As a result of the acquisition, UAS became a subsidiary of the Company. Under the requirements of the pooling of interests accounting treatment, the consolidated financial statements for the periods presented were restated (except for cash dividends declared per share, which represent the historical dividends declared by the Company) to include the results of operations, cash flows, and financial positions of UAS.

     No intercompany transactions existed between the two companies during the periods presented. A one-time pre-tax charge of $2,972 ($2,390 net of tax) covering the costs of the merger includes legal and professional fees, non-compete agreements, and costs to integrate the businesses of the two companies.

     Other business acquisitions in fiscal 1997 included Airklean Engineering Pte. Ltd., an Airguard distributor in Singapore; a filter distributor in Toledo, Ohio; and The Filtair Company in Arlington, Texas. Each company was purchased for cash. None of these acquisitions had a significant impact on the results of the Company.

     Also during 1997, the Company sold the assets of its Tube division located in Downers Grove, Illinois. The divestiture did not have a significant impact on the results of the Company.

     During fiscal 1996, Baldwin-Unifil S. A., a partnership in which the Company owned a 70% interest, was established in South Africa. Baldwin-Unifil S.
A. acquired certain assets from Unifil (Pty.) Ltd. for $1,298 in cash. In 1998, the Company purchased an additional 10% interest in Baldwin-Unifil S.A. The Company also entered into a joint venture in China in 1996, called Baldwin-Weifang Filters Ltd., and accounts for this investment on a cost basis.

C. INVESTMENT IN MARKETABLE SECURITIES

     In November 1996, the Company sold 50% of its 5% interest in G.U.D. Holdings Limited, an Australian company, recognizing a pretax gain on the sale of $1,675 in fiscal 1996. The Company sold its remaining 2.5% investment in December 1996, recognizing a pretax gain on the sale of $1,706 in fiscal 1997. The investment, with

===============================================================================

an average cost basis, had been classified as available for sale under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." The quoted market value of the investment was $3,292 as of November 30, 1996, which included unrealized holding gains, net of deferred income taxes, of $992 as of November 30, 1996. Unrealized holding gains, net of deferred income taxes, were included as a component of shareholders' equity at November 30, 1996.

D. INVENTORIES

       Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 60% and 61% of the Company's inventories at November 30, 1998 and 1997, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates current cost. Inventories are summarized as follows:


                                                            1998        1997
                                                         ---------------------
Raw materials...........................                 $  20,657   $  20,890
Work-in-process.........................                     9,231       9,341
Finished products.......................                    30,767      30,585
                                                         ---------------------
Total at FIFO...........................                    60,655      60,816
Less excess of FIFO over LIFO...........                     2,041       2,534
                                                         ---------------------
                                                         $  58,614   $  58,282
                                                         =====================

E. PLANT ASSETS

       Plant assets at November 30, 1998 and 1997 were as follows:


                                                            1998        1997
                                                         ---------------------
Land....................................                 $   2,491   $   2,566
Buildings and building fixtures.........                    53,392      53,442
Machinery and equipment.................                   128,467     119,644
Construction-in-process.................                     9,322       4,967
                                                         ---------------------
                                                           193,672     180,619
Less accumulated depreciation...........                   107,283      97,714
                                                         ---------------------
                                                         $  86,389   $  82,905
                                                         =====================


F.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

       Accounts payable and accrued liabilities at November 30, 1998 and 1997 were as follows:


                                                            1998        1997
                                                         ---------------------
Accounts payable........................                 $  26,528   $  22,168
Accrued salaries, wages and commissions.                     8,249       8,773
Compensated absences....................                     3,967       3,742
Accrued pension liabilities.............                       263         996
Other accrued liabilities...............                    15,518      12,474
                                                         ---------------------
                                                         $  54,525   $  48,153
                                                         =====================


G. LONG-TERM DEBT

       Long-term debt at November 30, 1998 and 1997 consists of the following:

                                                            1998        1997
                                                         ---------------------
Promissory note, interest payable
  semi-annually at 6.69%................                 $  25,000   $  25,000
Industrial Revenue Bonds, at 2.85% to
  4.80% interest rates..................                    10,710      10,958
Other obligations, at 7% to 10%
  interest rates........................                     1,179       2,838
                                                         ---------------------
                                                            36,889      38,796
Less current portion....................                       470       1,140
                                                         ---------------------
                                                         $  36,419   $  37,656
                                                         =====================


     A fair value estimate of $34,631 and $36,792 for the long-term debt in 1998 and 1997, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities.

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

     On February 1, 1996, the Company, in cooperation with the South Dakota Economic Development Finance Authority, issued $8,410 of Industrial Revenue Bonds. The bonds are due February 1, 2016, with a variable rate of interest that is reset weekly. In conjunction with the issuance of the Industrial Revenue Bonds, the Company holds in trust certain investments restricted and committed for the acquisition of plant equipment. At November 30, 1997, the restricted asset balance of $1,525 was included in other noncurrent assets. All of these remaining restricted funds were used to acquire plant equipment during 1998. The Company has other outstanding Industrial Revenue Bonds of $2,300 and $2,548 as of November 30, 1998 and 1997, respectively. These mature in 2005 and are backed by a letter of credit that requires an annual fee of 1.25% of the outstanding balance. This letter of credit expires in May 2001.

     Other obligations include a 15-year capital lease for a manufacturing facility acquired in 1991 from the Community Development Authority of the City of Gothenburg, Nebraska, and debt acquired through the merger with UAS and the acquisition of Airguard.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
===============================================================================

     The Company has a $25,000 revolving credit facility with a financial institution, against which $10,305 and $9,995 letters of credit have been issued at November 30, 1998 and 1997, respectively. The agreement related to this obligation includes certain restrictive covenants that are similar to the 6.69% promissory note. The agreement expires in 2000.

     Principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $470 in 1999, $5,460 in 2000, $5,489 in 2001,
$5,517 in 2002, $5,546 in 2003, and $14,407 thereafter.

     Interest paid totaled $2,293, $2,870, and $3,987 during 1998, 1997, and 1996, respectively.

H. PENSION AND OTHER POSTRETIREMENT PLANS

     The Company has defined benefit pension plans and a postretirement health care plan covering certain employees and retired employees. In addition to the plan assets related to qualified plans, the Company has funded approximately $8,279 and $3,002 at November 30, 1998 and 1997, respectively, in restricted trusts for its nonqualified plans. These trusts are included in other noncurrent assets in the Company's Consolidated Balance Sheets.

     During 1996, the Company entered into an irrevocable agreement with the Healthcare Financing Administration (HCFA), the Federal agency that oversees Medicare, whereby certain employees and retirees of the Company's locations in Pennsylvania relinquished their rights to receive Medicare and accepted health care insurance from an insurance carrier. This agreement terminated the Company's primary responsibility to provide for the postretirement benefit obligation and eliminated significant risks related to the obligation and plan assets related to those employees and retirees. The Company recognized a pretax gain of $672 related to this curtailment in 1996.

     The following table shows reconciliations of the pension plans and other postretirement plan benefits as of November 30, 1998 and 1997. The pension benefits include an unfunded benefit obligation of $10,830 and $10,218 as of November 30, 1998 and 1997, respectively. The obligations have been determined with a weighted average discount rate of 6.75% and 7.25% in 1998 and 1997, respectively, and a rate of increase in future compensation of primarily 5.0% in both years. The expected weighted average long-term rate of return was 9.0% in both 1998 and 1997.


                                                 Pension              Postretirement
                                                 Benefits                Benefits
                                           --------------------------------------------
                                             1998       1997         1998         1997
                                           --------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning
  of year..........................        $69,036    $62,458      $  2,431    $  2,318
Service cost.......................          2,248      2,029            13           7
Interest cost......................          4,882      4,558           167         162
Amendments.........................              -       (399)            -           -
Actuarial losses...................          4,065      3,926            15         211
Benefits paid......................         (4,245)    (3,536)         (284)       (267)
                                           --------------------------------------------
Benefit obligation at end of
  year.............................         75,986     69,036         2,342       2,431
                                           --------------------------------------------
Change in plan assets:
Fair value of plan assets at
  beginning of year................         78,046     66,857             -           -
Actual return on plan assets.......          5,500     14,630             -           -
Employer contribution..............             41         61             -           -
Benefits paid......................         (3,759)    (3,502)            -           -
                                           --------------------------------------------
Fair value of plan assets
  at end of year ..................         79,828     78,046             -           -
                                           --------------------------------------------

Funded status......................          3,842      9,010        (2,342)     (2,431)
Unrecognized net transition
  asset ...........................         (2,112)    (3,168)            -           -
Unrecognized prior service
  cost.............................            272        335             -           -
Unrecognized net actuarial
  (gain)/loss......................          5,157        (73)          226         210
                                           --------------------------------------------
Net amount recognized..............        $ 7,159    $ 6,104      $ (2,116)   $ (2,221)
                                           ============================================
Amounts recognized in the
  Consolidated Balance
  Sheets include:
        Prepaid benefit
          cost.....................        $15,907    $13,897      $      -    $      -
        Accrued benefit
          liability................         (9,159)    (8,552)       (2,116)     (2,221)
        Intangible asset...........            411        759             -           -
                                           --------------------------------------------
Net amount recognized..............        $ 7,159    $ 6,104      $(2,116)    $ (2,221)
                                           ============================================


     The components of net periodic benefit cost for the pensions are shown below.

                                                    Pension Benefits
                                            ---------------------------------
                                              1998         1997        1996
                                            ---------------------------------
Components of net periodic benefit cost:
  Service cost...............               $ 2,248      $  2,029    $  1,986
  Interest cost..............                 4,882         4,558       4,394
  Expected return on
     plan assets.............                (6,883)       (5,880)     (5,503)
  Additional recognition
     amount..................                   196           488           -
  Amortization of unrecognized:
     Net transition asset....                (1,056)       (1,087)     (1,088)
     Prior service cost......                    63           342         419
     Net actuarial loss......                    64            13           2
                                           ---------------------------------
  Net periodic benefit
     (income)/cost...........               $  (486)     $    463    $    210
                                            =================================

===============================================================================

     The CLARCOR postretirement obligation is a fixed dollar amount per retiree. The Company has the right to modify or terminate these benefits. The participants will assume substantially all future health care benefit cost increases, and therefore, future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. Therefore, the Company has not assumed any annual rate of increase in the per capita cost of covered health care benefits for future years and, likewise, a one percentage point change in the assumed health care cost trend rate would not have an effect. The components of net periodic benefit cost for the postretirement health care are shown below.


                                                   Postretirement Benefits
                                                -----------------------------
                                                  1998      1997       1996
                                                -----------------------------
Components of net periodic benefit cost:
     Service cost................               $    13    $     7    $    11
     Interest cost...............                   166        162        236
                                                -----------------------------
     Net periodic benefit cost...               $   179    $   169    $   247
                                                =============================

     The Company also sponsors various defined contribution plans that provide substantially all employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $1,037, $941, and $786 in 1998, 1997, and 1996, respectively.

I. INCOME TAXES

     The provision for income taxes consists of:



                                                  1998       1997      1996
                                                -----------------------------
Current:
     Federal.....................               $16,976    $15,095    $11,596
     State.......................                 2,784      2,356      1,432
     Foreign.....................                   585        446        423
Deferred.........................                (1,083)      (733)     1,864
                                                -----------------------------
                                                $19,262    $17,164    $15,315
                                                =============================


     Income taxes paid, net of refunds, totaled $16,199, $15,112, and $11,230 during 1998, 1997, and 1996, respectively.

     The components of the net deferred tax liability as of November 30, 1998 and 1997 were as follows:

                                                            1998        1997
                                                          -------------------
Deferred tax assets:
     Deferred compensation..............                  $  2,296   $  1,984
     Other postretirement benefits......                       741        777
     Foreign net operating
        loss carryforwards..............                       422        626
     Accounts receivable................                       833      1,229
     Inventories........................                     1,397        985
     Other..............................                     1,487      1,295
                                                          -------------------
Total gross deferred tax assets.........                     7,176      6,896
                                                          -------------------
Deferred tax liabilities:
     Pensions...........................                    (2,506)    (2,151)
     Plant assets.......................                    (7,981)    (7,766)
     Other..............................                      (372)      (432)
                                                          -------------------
Total gross deferred tax liabilities....                   (10,859)   (10,349)
                                                          -------------------
Net deferred tax liability..............                  $ (3,683)  $ (3,453)
                                                          ===================


     The Company expects to realize the deferred tax assets, including foreign net operating loss carryforwards, through the reversal of taxable temporary differences and future earnings.

     Earnings before income taxes and minority interests included the following components:

                                                  1998       1997      1996
                                                -----------------------------
Domestic income..................               $49,762    $42,874    $40,224
Foreign income...................                 1,585      1,318      1,181
                                                -----------------------------
     Total.......................               $51,347    $44,192    $41,405
                                                =============================


     The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                 Percent of Pretax Earnings
                                                -----------------------------
                                                 1998        1997      1996
                                                -----------------------------

Statutory U.S. tax rates.........                  35.0%      35.0%      35.0%
State income taxes, net of
  federal benefit................                   3.4        3.2        2.6
Merger-related costs.............                     -        0.8          -
Other, net.......................                  (0.9)      (0.2)      (0.6)
                                                -----------------------------
Consolidated effective income
  tax rate.......................                  37.5%      38.8%      37.0%
                                                =============================

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
===============================================================================

     Environmental and related remediation costs are difficult to quantify for a number of reasons, including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of the environmental regulation and the continuing advancement of remediation technology. Applicable federal law may impose joint and several liability on each PRP for the cleanup.

     It is the opinion of management, after consultation with legal counsel, that liabilities, if any, resulting from these matters, are not expected to have a material adverse effect on the Company's financial condition or consolidated results of operations.

K. PREFERRED STOCK PURCHASE RIGHTS

     In March 1996, the Board of Directors of CLARCOR adopted a Shareholder Rights Plan to replace an existing plan that expired on April 25, 1996. Under the terms of the Plan, each shareholder received rights to purchase shares of CLARCOR Series B Junior Participating Preferred Stock. The rights become exercisable only after the earlier to occur of (i) 10 business days after the first public announcement that a person or group (other than a CLARCOR related entity) has become the beneficial owner of 15% or more of the outstanding shares of CLARCOR Common Stock; or (ii) 10 business days (unless extended by the CLARCOR Board in accordance with the Rights Agreement) after the commencement of, or the intention to make, a tender or exchange offer the consummation of which would result in any person or group (other than a CLARCOR related entity) becoming such a 15% beneficial owner. Each right entitles the holder to buy one-hundredth of a share of such preferred stock at an exercise price of $80 subject to certain adjustments.

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

     The authorized preferred stock includes 300,000 shares designated as Series B Junior Participating Preferred Stock.

L. INCENTIVE PLAN

     In 1994, the shareholders of CLARCOR adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994, including the 1984 Stock Option Plan, the 1987 Long Range Performance Share Plan, and the 1990 Directors' Restricted Stock Compensation Plan. In addition, the Company has, in connection with the acquisition of UAS, assumed the stock option plans of UAS. The Company has reserved 191,385 shares of the Company's common stock for issuance under the assumed UAS stock option plans.

     At the inception of the 1994 Incentive Plan, there were 1,500,000 shares authorized for future grants. In 1998, the shareholders approved an amendment to the 1994 Incentive Plan to allow grants and awards of up to 1.5% of the outstanding common stock as of January 1 of each calendar year. Any portion of the 1.5% that is not granted in a given year is available for future grants. In addition, the Compensation and Stock Option Committee of the Company's Board of Directors may approve an additional 1% of outstanding common stock to be awarded during any calendar year. After the close of fiscal year 1998, 274,831 shares were granted.

     The following is a description and a summary of key provisions related to this plan.

STOCK OPTIONS

     Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or at an exercise price less than the fair market value at the date of grant. All options granted in 1998, 1997, and 1996 were at the fair market value at the dates of the grants. Options granted to key employees vest 25% per year beginning at the end of the third year; therefore, they become fully exercisable at the end of six years. Options granted to non-employee directors vest immediately. All options expire ten years from the date of grant unless otherwise terminated.

     The following table summarizes the activity under the nonqualified stock option plans.

================================================================================

                                1998                   1997                  1996
                         -------------------  ---------------------  --------------------
                                    Weighted               Weighted              Weighted
                                     Average                Average               Average
                                    Exercise               Exercise              Exercise
                           Shares     Price     Shares      Price      Shares     Price
                         -------------------  ---------------------  --------------------
Outstanding at
  beginning of year....  1,895,086   $12.15   2,002,200    $11.44    1,879,359   $10.77
Granted................    518,239    19.86     290,625     14.63      312,750    13.92
Exercised/
  surrendered..........   (297,143)   11.10    (397,739)    10.39     (189,909)    8.98
                         -------------------  ---------------------  --------------------
Outstanding at end
  of year..............  2,116,182   $14.18   1,895,086    $12.15    2,002,200   $11.44
                         ===================  =====================  ====================
Options exercisable
  at end of year.......  1,110,433   $12.12   1,106,931    $11.13    1,116,263   $10.23
                         ===================  =====================  ====================


     The following table summarizes information about the options at November 30, 1998:


                       Options Outstanding           Options Exercisable
                -----------------------------------  -------------------
                           Weighted     Weighted                Weighted
   Range of                 Average      Average                Average
   Exercise                Exercise     Remaining               Exercise
    Prices        Number     Price    Life in Years    Number     Price
--------------- -----------------------------------  -------------------
$8.37 - $12.33   785,318    $10.96        3.56        766,568    $10.92
$12.58 - $17.00  822,000    $13.75        7.00        288,001    $13.45
$19.58 - $22.67  508,864    $19.87        8.50         55,864    $21.59


     In addition, stock options outstanding and exercisable at November 30, 1998 and 1997 assumed as part of the UAS acquisition were 41,511 and 64,071, respectively. These substitute options have an exercisable price range per share of $2.40 to $7.56 at November 30, 1998 and expire between 2002 and 2005. No grants were made under these plans in 1996, 1997, or 1998 and no future additional awards will be granted.

LONG RANGE PERFORMANCE AWARDS

     Officers and key employees may be granted target awards of Company shares of common stock and performance units, which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors during a three-year performance period. The Company granted 15,063 and 18,015 performance shares on December 1, 1997 and 1996, respectively. As of November 30, 1998, none of these shares have been cancelled. The shares vest at the end of three years.

     During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense for the performance opportunity ratably during the performance cycle. Compensation expense for the plan totaled $435, $547, and $522 in 1998, 1997, and 1996, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 1998, 1997, and 1996 were $537, $341, and $291, respectively.

DIRECTORS' RESTRICTED STOCK COMPENSATION

     The 1994 Incentive Plan grants all non-employee directors, in lieu of cash, shares of common stock equal to five years of directors' annual retainers. The directors' rights to the shares vest 20% on date of grant and 20% annually during the next four years. The directors are entitled to receive dividends and exercise voting rights with respect to all shares prior to vesting. Any unvested shares are forfeited if the director ceases to be a non-employee director for any reason.

     Compensation expense for the plan totaled $149, $121, and $165 in 1998, 1997, and 1996, respectively. During 1998, 7,122 shares of Company common stock were issued under the plan.

FAIR VALUE ACCOUNTING (SFAS 123)

     Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's pro forma net earnings and diluted earnings per share would have been $31,520, $26,702, and $25,782 and $1.28, $1.10, and
$1.06 for 1998, 1997, and 1996, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 1998, 1997, and 1996. Adjustments for forfeitures are made as they occur.


                                                     1998     1997      1996
                                                  -----------------------------
Risk-free interest rate...........                   5.90%     5.98%     5.61%
Expected dividend yield...........                   2.60%     3.05%     3.04%
Expected volatility factor........                  25.80%    26.10%    27.90%
Expected option term (in years)...                   7.0       7.0       7.0


     The weighted average fair value per option at the date of grant for options granted in 1998, 1997, and 1996 was $5.63, $4.05, and $3.92, respectively.

     The above pro forma disclosures may not be representative of the effects on reported net income and earnings per share for future years because compensation cost under SFAS 123 is amortized over the options' vesting period and compensation cost for options granted prior to fiscal year 1996 is not considered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)
===============================================================================

M.  STOCK SPLIT, EARNINGS PER SHARE AND TREASURY STOCK TRANSACTIONS

     On March 24, 1998, the Company declared a three-for-two stock split in the form of a 50% stock dividend distributable April 24, 1998 to shareholders of record April 10, 1998. In connection therewith, the Company transferred $8,145 from retained earnings to common stock, representing the par value of additional shares issued. All share and per share amounts for all periods presented have been adjusted to reflect the stock split.

     During the quarter ended February 28, 1998, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share," which simplifies the calculation of earnings per share and requires presentation of both basic and diluted earnings per share on the Consolidated Statements of Earnings. Diluted earnings per share reflects the impact of outstanding stock options if exercised during the periods presented using the treasury stock method. The following table provides a reconciliation of the numerators and denominators utilized in the calculation of basic and diluted earnings per share.

                                           1998          1997          1996
                                       ---------------------------------------
Net Earnings (numerator).............  $    32,079   $    26,918   $    25,945
Basic EPS:
     Weighted average number of
        common shares outstanding
        (denominator)................   24,268,250    24,133,472    23,907,632
          Basic per share amount.....  $      1.32   $      1.12   $      1.09
                                       =======================================
Diluted EPS:
     Weighted average number of
        common shares outstanding....   24,268,250    24,133,472    23,907,632
     Dilutive effect of
        stock options................      380,373       210,409       309,821
                                       ---------------------------------------
          Diluted weighted average
            number of common
            shares outstanding
            (denominator)............   24,648,623    24,343,881    24,217,453
          Diluted per share amount...  $      1.30   $      1.11   $      1.07
                                       =======================================


     For the fiscal year ended November 30, 1998, 508,864 options with a weighted average exercise price of $19.86 were not included in the computation of diluted earnings per share as the options' exercise prices were greater than the average market price of the common shares.

     During 1998, the Company purchased and retired 528,691 shares of common stock. The number of issued shares was reduced as a result of the retirement of these shares.

N. UNAUDITED QUARTERLY FINANCIAL DATA

     The unaudited quarterly data for 1998 and 1997 are as follows:


                             First     Second      Third    Fourth
                            Quarter    Quarter    Quarter   Quarter     Total
-------------------------------------------------------------------------------
1998:
     Net sales............. $97,786   $107,266   $110,058   $111,663   $426,773
     Gross profit..........  28,775     34,849     34,698     36,914    135,236
     Net earnings..........   5,337      8,030      8,769      9,943     32,079
     Net earnings per
        common share:
          Basic............ $  0.22   $   0.33   $   0.36   $   0.41   $   1.32
          Diluted.......... $  0.22   $   0.32   $   0.35   $   0.41   $   1.30

1997:
     Net sales............. $86,958   $ 96,684   $104,636   $105,986   $394,264
     Gross profit..........  24,508     29,866     32,111     34,077    120,562
     Net earnings..........   3,017      7,048      8,085      8,768     26,918
     Net earnings per
        common share:
          Basic............ $  0.13   $   0.29   $   0.33   $   0.37   $   1.12
          Diluted.......... $  0.12   $   0.29   $   0.33   $   0.36   $   1.11


     In the first quarter of 1997, the Company incurred merger-related costs of $2,972 ($2,390 after-tax or $0.10 per share) as discussed in Note B and realized a gain from the sale of securities of $1,706 ($1,092 after-tax or $0.05 per share). The realized gain is discussed in Note C.

O. SEGMENT INFORMATION

     The Company operates in three principal product segments: Engine/Mobile Filtration, Industrial/ Environmental Filtration and Packaging (formerly referred to as Consumer Packaging). Engine/Mobile Filtration manufactures and markets a complete line of filters used in the filtration of lubrication oils, air, fuel, coolant, hydraulic and transmission fluids in both the domestic and international markets, including Europe, Australia, Canada, Mexico, South Africa, Latin America and Asia. Industrial/Environmental Filtration manufactures and markets a complete line of filters and systems used in air filtration in commercial and industrial buildings, residences, and clean rooms in both the domestic and international markets, including Europe, Australia, Canada, Mexico, South Africa, Latin America and Asia. Packaging manufactures and markets plastic closures and custom-designed lithographed metal and metal/plastic containers in both domestic and international markets, including Canada and Germany.

===============================================================================

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

     The segment data for the years ended November 30, 1998, 1997, and 1996 are as follows:

 ..........................................          1998      1997      1996
                                                 -----------------------------
Net sales:
Engine/Mobile Filtration..................       $223,761  $207,640   $195,223
Industrial/Environmental Filtration.......        135,828   111,491    103,388
Packaging.................................         67,184    75,133     73,771
                                                 -----------------------------
                                                 $426,773  $394,264   $372,382
                                                 =============================
Operating profit:
Engine/Mobile Filtration..................       $ 38,983  $ 34,536   $ 31,169
Industrial/Environmental Filtration.......          6,966     4,188      4,046
Packaging.................................          5,714     8,672      7,381
                                                 -----------------------------
                                                   51,663    47,396     42,596
Merger-Related Costs......................              -    (2,972)         -
                                                 -----------------------------
                                                 $ 51,663  $ 44,424   $ 42,596
                                                 =============================
Assets:
Engine/Mobile Filtration..................       $128,618  $121,804   $120,584
Industrial/Environmental Filtration.......         72,289    60,706     56,272
Packaging.................................         30,500    36,824     41,334
Corporate.................................         74,359    63,185     48,829
                                                 -----------------------------
                                                 $305,766  $282,519   $267,019
                                                 =============================
Additions to plant assets:
Engine/Mobile Filtration..................       $ 10,479  $  7,382   $ 11,386
Industrial/Environmental Filtration.......          3,743     2,570      1,829
Packaging.................................          1,258     1,127      4,275
Corporate.................................            345       270      4,740
                                                 -----------------------------
                                                 $ 15,825  $ 11,349   $ 22,230
                                                 =============================
Depreciation:
Engine/Mobile Filtration..................       $  5,889  $  5,262   $  4,533
Industrial/Environmental Filtration.......          2,546     2,249      2,310
Packaging.................................          2,749     2,994      2,946
Corporate.................................            508       496        361
                                                 -----------------------------
                                                 $ 11,692  $ 11,001   $ 10,150
                                                 =============================


     No class of products accounted for as much as 10% of the total sales of the Company.

      Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 1998, 1997, and 1996. Net sales by geographic area are based on sales to final customers within that segment.

                                                   1998      1997       1996
                                                 -----------------------------
Net Sales:
Sales within the United States........           $355,522  $325,361   $310,611
Export Sales to Other Countries.......             43,785    43,266     37,171
Sales within Other Countries..........             27,466    25,637     24,600
                                                 -----------------------------
                                                 $426,773  $394,264   $372,382
                                                 =============================
Operating Profit:
On Sales within the United States.....           $ 42,983  $ 37,730   $ 35,530
On Export Sales to Other Countries....              6,800     8,043      5,649
On Sales within Other Countries.......              1,880     1,623      1,417
                                                 -----------------------------
                                                   51,663    47,396     42,596
Merger-Related Costs..................                  -    (2,972)         -
                                                 -----------------------------
                                                 $ 51,663  $ 44,424   $ 42,596
                                                 =============================
Identifiable Assets:
United States.........................           $283,673  $262,739   $249,505
Other Countries.......................             22,093    19,780     17,514
                                                 -----------------------------
                                                 $305,766  $282,519   $267,019
                                                 =============================