Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

MANAGEMENT'S REPORT                                         EXHIBIT 13(a)(viii)
ON RESPONSIBILITY FOR FINANCIAL REPORTING
===============================================================================

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

Lawrence E. Gloyd         Bruce A. Klein             Marcia S. Blaylock
Chairman of the Board &   Vice President-Finance &   Vice President, Controller
Chief Executive Officer   Chief Financial Officer    & Corporate Secretary


January 8, 1999



28