Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

11-YEAR FINANCIAL REVIEW                                      EXHIBIT 13(a)(ix)
(Restated to reflect a 3-for-2 stock split effective April 24, 1998)
===============================================================================

                                                        1998          1997          1996          1995          1994          1993
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity .........................................   $    7.80     $    7.06     $    6.46     $    5.79     $    5.18     $    4.63
Diluted Earnings from Continuing Operations ....        1.30          1.11          1.07          0.97          0.87          0.72
Diluted Net Earnings ...........................        1.30          1.11          1.07          0.97          0.89          0.72
Dividends ......................................      0.4425        0.4350        0.4283        0.4217        0.4150        0.4067
Price: High ....................................       24.63         20.79         16.75         18.00         14.92         13.33
       Low......................................       14.25         13.33         12.42         12.08         10.58         10.67
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales ......................................   $ 426,773     $ 394,264     $ 372,382     $ 330,110     $ 300,450     $ 253,211
Operating Profit ...............................      51,663        44,424        42,596        38,728        33,188        29,960
Interest Expense ...............................       2,336         2,759         3,822         3,418         3,298         3,979
Pretax Income ..................................      51,347        44,192        41,405        36,631        31,886        27,221
Income Taxes ...................................      19,262        17,164        15,315        13,060        12,057         9,944
Income from Continuing Operations ..............      32,079        26,918        25,945        23,500        20,786        17,277
Income from Discontinued Operations ............        --            --            --            --            --            --
Cumulative Effect of Accounting Changes ........        --            --            --            --             630          --
Net Earnings ...................................      32,079        26,918        25,945        23,500        21,416        17,277
Basic Average Shares Outstanding ...............      24,268        24,133        23,908        23,850        23,804        23,831
Diluted Average Shares Outstanding .............      24,649        24,344        24,217        24,205        24,030        24,076
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ...............................        12.1%         11.3%         11.4%         11.7%         11.0%         11.8%
Pretax Margin ..................................        12.0%         11.2%         11.1%         11.1%         10.6%         10.8%
Effective Tax Rate .............................        37.5%         38.8%         37.0%         35.7%         37.8%         36.5%
Net Margin-Continuing Operations ...............         7.5%          6.8%          7.0%          7.1%          6.9%          6.8%
Net Margin .....................................         7.5%          6.8%          7.0%          7.1%          7.1%          6.8%
Return on Beginning Assets .....................        11.4%         10.1%         10.6%         11.4%         11.2%          9.5%
Return on Beginning Shareholders' Equity .......        18.7%         17.4%         18.8%         19.1%         19.4%         16.4%
Dividend Payout to Net Earnings ................        33.4%         38.2%         36.7%         39.7%         43.0%         52.3%
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets .................................   $ 168,173     $ 160,527     $ 140,726     $ 133,286     $ 109,992     $  97,569
Plant Assets, Net ..............................      86,389        82,905        84,525        73,047        58,787        53,839
Total Assets ...................................     305,766       282,519       267,019       245,697       206,928       191,657
Current Liabilities ............................      61,183        54,237        51,297        49,841        43,926        37,647
Long-Term Debt .................................      36,419        37,656        43,449        41,860        25,090        32,650
Shareholders' Equity ...........................     186,807       171,162       154,681       138,144       122,801       110,299
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization .........................        16.3%         18.0%         21.9%         23.3%         17.0%         22.8%
Working Capital ................................   $ 106,990     $ 106,290     $  89,429     $  83,445     $  66,066     $  59,922
Current Ratio ..................................         2.7           3.0           2.7           2.7           2.5           2.6
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ................................      42,267     $  41,632     $  26,675     $  21,092     $  25,670     $  20,727
For Investment .................................     (19,290)       (8,193)      (18,934)      (29,044)       (1,159)          (74)
From/(For) Financing ...........................     (19,943)      (21,850)       (8,774)        7,226       (18,656)      (22,772)
Change in Cash & Equivalents ...................       2,997        11,497          (964)         (684)        5,912        (2,197)
Capital Expenditures ...........................      15,825        11,349        22,230        14,471        12,119        10,776
Depreciation ...................................      11,692        11,001        10,150         8,594         7,600         6,653
Dividends Paid .................................      10,717        10,290         9,512         9,330         9,201         9,036
Net Interest (Income)/Expense ..................       1,053         1,739         2,991         2,560         2,750         3,104
Income Taxes Paid ..............................      16,199        15,112        11,230        11,939        10,194        10,059
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1) ........................   $  59,519     $  58,483     $  40,896     $  35,591     $  38,614     $  33,890
Net Cash Flow (2) ..............................      43,694        47,134        18,666        21,120        26,495        23,114
Elective Cash Flow (3) .........................      15,725        19,993        (5,067)       (2,709)        4,350           915
EBITDA (4) .....................................      64,774        57,421        54,955        48,265        43,759        37,552
------------------------------------------------------------------------------------------------------------------------------------
                                                        1992          1991          1990          1989          1988
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity .........................................   $    4.39     $    4.26     $    3.73     $    3.26     $    4.57
Diluted Earnings from Continuing Operations ....        0.66          0.78          0.80          0.46          0.65
Diluted Net Earnings ...........................        0.56          0.79          0.85          0.30          0.74
Dividends ......................................      0.4000        0.3667        0.3467        0.3200        0.3020
Price: High ....................................       15.00         15.11         11.89         12.61          9.73
          Low ..................................       10.00          8.67          7.89          7.83          6.50

------------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales ......................................   $ 218,172     $ 213,999     $ 197,917     $ 181,837     $ 171,354
Operating Profit ...............................      27,810        32,204        31,407        23,969        28,408
Interest Expense ...............................       4,438         4,402         4,189         1,710           415
Pretax Income ..................................      24,930        28,778        30,325        23,572        29,809
Income Taxes ...................................       8,941        10,095        11,008        11,008        10,951
Income from Continuing Operations ..............      15,989        18,683        19,317        12,564        18,858
Income from Discontinued Operations ............        --             297         1,200        (4,493)        2,412
Cumulative Effect of Accounting Changes ........      (2,370)         --            --            --             115
Net Earnings ...................................      13,619        18,980        20,475         8,071        21,385
Basic Average Shares Outstanding ...............      24,030        23,915        23,931        27,288        28,729
Diluted Average Shares Outstanding .............      24,346        23,988        24,145        27,330        28,872
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ...............................        12.7%         15.0%         15.9%         13.2%         16.6%
Pretax Margin ..................................        11.4%         13.4%         15.3%         13.0%         17.4%
Effective Tax Rate .............................        35.9%         35.1%         36.3%         46.7%         36.7%
Net Margin-Continuing Operations ...............         7.3%          8.7%          9.8%          6.9%         11.0%
Net Margin .....................................         6.2%          8.9%         10.3%          4.4%         12.5%
Return on Beginning Assets .....................         7.6%         11.6%         14.0%          5.1%         14.6%
Return on Beginning Shareholders' Equity .......        13.4%         21.3%         26.0%          6.2%         17.7%
Dividend Payout to Net Earnings ................        65.8%         43.0%         37.6%        102.7%         38.0%
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets .................................   $ 105,067     $  87,322     $  83,988     $  68,860     $  79,215
Plant Assets, Net ..............................      42,324        52,324        47,498        48,231        46,026
Total Assets ...................................     181,660       179,337       164,294       145,982       157,193
Current Liabilities ............................      30,559        25,977        25,783        26,415        17,859
Long-Term Debt .................................      38,534        45,406        44,363        36,253         4,992
Shareholders' Equity ...........................     105,460       102,000        89,076        78,860       130,646
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization .........................        26.8%         30.8%         33.2%         31.5%          3.7%
Working Capital ................................   $  74,508     $  61,345     $  58,205     $  42,445     $  61,356
Current Ratio ..................................         3.4           3.4           3.3           2.6           4.4
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ................................   $  23,456     $  19,012     $  25,109     $  18,547     $  19,463
For Investment .................................      (7,737)      (15,848)       (9,689)       (8,918)       (2,605)
From/(For) Financing ...........................      (9,929)       (8,059)       (5,577)      (24,279)      (10,492)
Change in Cash & Equivalents ...................       5,811        (4,895)        9,843       (14,650)        6,366
Capital Expenditures ...........................       8,290        10,804         9,685         9,037         7,566
Depreciation ...................................       7,881         7,248         7,094         6,883         6,863
Dividends Paid .................................       8,958         8,165         7,708         8,290         8,121
Net Interest (Income)/Expense ..................       4,140         3,280         3,657           436          (682)
Income Taxes Paid ..............................      11,200         9,693        10,811        11,643        13,434
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW ANALYSIS ($000)
Operating Cash Flow (1) ........................   $  38,796     $  31,985     $  39,577     $  30,626     $  32,215
Net Cash Flow (2) ..............................      30,506        21,181        29,892        21,589        24,649
Elective Cash Flow (3) .........................       6,208            43         7,716         1,220         3,776
EBITDA (4) .....................................      37,457        39,780        41,547        31,687        36,748
------------------------------------------------------------------------------------------------------------------------------------


(1) From operations before interest income/expense and taxes paid.
(2) Operating Cash Flow less capital expenditures.
(3) Net Cash Flow less dividends +(-) interest income/expense and less taxes paid.
(4) Earnings before interest income/expense, taxes, depreciation and amortization.

                                       30