Form 10-K405, Exhibit 13
period 1998-11-28
CLARCOR INC
filed 1999-02-18
CIK 20740

FINANCIAL REVIEW
(Dollars in millions except per share data)                    EXHIBIT 13(a)(x)
===============================================================================

     Record operating results were achieved by CLARCOR in 1998 and the year-end financial condition reflected a continued strong balance sheet and cash flow. All per share amounts have been restated to reflect a three-for-two stock split of the Company's common shares in the form of a 50% stock dividend effective April 24, 1998.

     The information presented in this financial review should be read in conjunction with other financial information provided throughout this 1998 Annual Report.

OPERATING RESULTS

SALES

     Net sales in 1998 of $426.8 million were 8.2% greater than net sales of $394.3 million in 1997. This was the 12th consecutive year of sales growth for the Company and reflected strong sales from both filtration segments, but lower sales from the Packaging segment. Domestic sales of $355.5 million increased 9.3% over the 1997 level of $325.4 million. Total international sales of $71.3 million, or 16.7% of total sales, increased from $68.9 million in 1997. The growth in international sales was 3.4% over the 1997 level as worldwide economic uncertainty and currency changes reduced the Company's anticipated growth in international sales in 1998. Total net sales in 1997 grew 5.9% over the 1996 level of $372.4 million. Each business segment recorded higher sales in 1997 than in 1996 and international sales grew at a rate of 11.5% in 1997 over the 1996 level.

     Comparative net sales information related to CLARCOR's operating segments is shown in the tables below.

                                                                 1998 vs. 1997
                                                                    Change
                                                                ---------------
NET SALES                                      1998   % Total     $         %
-------------------------------------------------------------------------------
Engine/Mobile Filtration................      $223.8    52.4%   $16.1      7.8%
Industrial/Environmental Filtration.....       135.8    31.8%    24.3     21.8%
Packaging...............................        67.2    15.8%    (7.9)   -10.6%
                                            -----------------------------------
   Total................................      $426.8   100.0%   $32.5      8.2%
                                            ===================================

                                                                 1997 vs. 1996
                                                                    Change
                                                                ---------------
NET SALES                                      1997   % Total     $         %
-------------------------------------------------------------------------------
Engine/Mobile Filtration................      $207.7    52.7%   $12.5      6.4%
Industrial/Environmental Filtration.....       111.5    28.3%     8.1      7.8%
Packaging...............................        75.1    19.0%     1.3      1.8%
                                            -----------------------------------
   Total................................      $394.3   100.0%   $21.9      5.9%
                                            ===================================


     The Engine/Mobile Filtration segment's sales increased 7.8% in 1998 over 1997 on the strength of aftermarket sales of heavy-duty and light-duty filters in both domestic and international markets. Increased sales in 1998 resulted from new product introductions, additional OEM sales, and penetration into new distribution channels, primarily sales to quick lube and truck service centers, fleets and automotive parts buying groups. Although unit volume increased in 1998, price increases were mostly offset by competitive discounts. The segment's 1997 sales increase of 6.4% over 1996 resulted from increased heavy-duty filter sales which more than offset lower light-duty filter sales in 1997.

     The Company's Industrial/Environmental Filtration segment recorded a 21.8% sales increase over the 1997 level. This increase came from increased demand for air quality products and from acquisitions made in 1998. The Company acquired Air Technologies, Inc. (ATI) in February 1998 and a small distributor in August. Excluding the 1998 acquisitions, net sales increased approximately 14% over fiscal 1997 sales. Sales increased 7.8% for this segment in 1997 over the 1996 level. Several small distributors were also acquired during fiscal 1997. The Industrial/Environmental Filtration segment continues to grow at a faster rate than the Company's other segments as a result of new product development, additional distribution, increased customer demand for indoor air filtration products, and acquisitions.

     The Packaging segment, formerly referred to as Consumer Packaging, recorded sales of $67.2 million in 1998, a reduction of $7.9 million from 1997. This reduction is due principally to the 1997 sale of the Tube Division, which contributed approximately $7.0 million in sales in 1997, and due to lower promotional container sales in fiscal 1998. The Packaging segment's sales increased 1.8% in 1997 over 1996 primarily as a result of higher sales of plastic closures and containers.

OPERATING PROFIT

     On the strength of the 8.2% increase in sales, the Company's operating profit increased 16.3% in 1998 to $51.7 million, or 9.0% excluding the impact of $3.0 million in merger-related costs recorded in 1997. Operating profit grew for the sixth consecutive year and resulted in an operating margin of 12.1%. Gross margin improved to 31.7% from 30.6% in 1997 as a result of continued cost reductions and improved manufacturing productivity. Raw material price increases in 1998 were modest in all significant categories. Gross margins in 1997 increased to 30.6% from 29.2% in 1996 due to increased sales, material cost containment, and higher productivity levels. Selling and administrative expenses increased to $83.6 million in 1998, from $73.2 million in 1997, as a result of higher sales activities, new product development programs and a $2.1 million charge related to an uncollectible customer

===============================================================================


account. Operating profit was reduced by unfavorable currency translation adjustments in each year although the amounts were not material to consolidated operating profit.

     Comparative operating profit information related to the Company's business segments is as follows.

                                                                 1998 vs. 1997*
                                                                    Change
                                                                ---------------
OPERATING PROFIT                               1998   % Total     $         %
-------------------------------------------------------------------------------
Engine/Mobile Filtration................      $ 39.0    75.4%   $ 4.5     12.9%
Industrial/Environmental Filtration.....         7.0    13.5%     2.8     66.3%
Packaging...............................         5.7    11.1%    (3.0)   -34.1%
                                            -----------------------------------
   Total................................      $ 51.7   100.0%   $ 4.3      9.0%
                                            ===================================

                                                                1997* vs. 1996
                                                                    Change
                                                                ---------------
OPERATING PROFIT                               1997   % Total     $         %
-------------------------------------------------------------------------------
Engine/Mobile Filtration................      $ 34.5    72.9%   $ 3.3     10.8%
Industrial/Environmental Filtration.....         4.2     8.8%     0.2      3.5%
Packaging...............................         8.7    18.3%     1.3     17.5%
                                            -----------------------------------
   Total................................      $ 47.4   100.0%   $ 4.8     11.3%
                                            ===================================

OPERATING PROFIT
AS A PERCENT OF NET SALES                               1998     1997*      1996
-------------------------------------------------------------------------------
Engine/Mobile Filtration................                17.4%    16.6%    16.0%
Industrial/Environmental Filtration.....                 5.1%     3.8%     3.9%
Packaging...............................                 8.5%    11.5%    10.0%
                                                        -----------------------
   Total................................                12.1%    12.0%    11.4%
                                                        =======================
*Excluding merger-related costs in 1997.



     Operating profit for the Engine/Mobile Filtration segment improved to $39.0 million or 17.4% of sales in 1998. The segment's 1998 operating profit increase of 12.9% over the 1997 level resulted primarily from higher sales volumes, cost reductions and productivity improvements that more than offset competitive pricing discounts. In addition, the integration of the Hastings Filters light-duty filter line with Baldwin Filters continued in 1998 and favorably impacted the segment's profit. In 1997 the segment recorded a 10.8% increase in operating profit over 1996, which came from higher sales, material cost containment, manufacturing cost reductions, and improvements to manufacturing, distribution and administration of the light-duty filter line.

     The Industrial/Environmental Filtration segment's operating profit of $7.0 million increased 66.3% over the 1997 level. The increase resulted from improved productivity and cost reductions and from increased sales volume and capacity utilization. The 1998 acquisitions also favorably impacted operating profit. Operating profit in 1997 increased 3.5% over 1996. The segment's profit in 1997 was affected by costs related to investment in additional distribution, marketing, product development and manufacturing processes that are expected to benefit future years. Operating profit as a percent of sales increased to 5.1% in 1998 from 3.8% in 1997 and 3.9% in 1996.

     The Packaging segment's operating profit in 1998 was impacted by the $2.1 million charge for the write-off of a customer account and the sale of the Tube Division in 1997. As a result, operating profit of $5.7 million in 1998 was $3.0 million lower than the 1997 level. Lower promotional sales in 1998 also reduced operating profit. In 1997 operating profit increased 17.5% over the 1996 level as a result of significantly higher sales of plastics products and continued productivity improvements for the metals business.

OTHER INCOME & EXPENSE

     Other expense totaled $0.3 million in 1998, $0.2 million in 1997 and $1.2 million in 1996. Interest expense, which totaled $2.3 million in 1998, was lower in both 1998 and 1997 as a result of a lower level of debt during each year. Interest income increased to $1.3 million in 1998 as a result of higher average cash and short-term cash investment balances during fiscal 1998 which was offset by somewhat lower interest rates. Other expense included gains on the dispositions of plant assets of $1.3 million in 1998, $0.5 million in 1997 and $0.2 million in 1996. The 1998 gains included approximately $1.3 million from the sale of a building. In both 1997 and 1996, gains of $1.7 million were recorded from the sale of securities in a former Australian joint venture partner.

PROVISION FOR INCOME TAXES

     The provision for income taxes in 1998 of $19.3 million resulted in an effective tax rate of 37.5%. This effective rate compares to 38.8% in 1997, which was higher than the 1998 rate due to merger costs recorded in 1997 that were not fully deductible for tax purposes. The effective rate in 1996 was 37.0%.

NET EARNINGS AND EARNINGS PER SHARE

     Net earnings of $32.1 million in 1998 set a new record for the Company and resulted in diluted earnings per share of $1.30 compared to $1.11 diluted earnings per share in 1997. Diluted average shares outstanding for fiscal 1998 were 24,648,623 compared to 24,343,881 for 1997, an increase of 1.3%. Net earnings in 1997 of $26.9 million increased from the 1996 level of $25.9 million, or $1.07 diluted earnings per share based on 24,217,453

FINANCIAL REVIEW
(Dollars in millions except per share data)
===============================================================================

diluted average shares outstanding. All share amounts reflect the April 1998 three-for-two stock split.

EURO INTRODUCTION
     The Company does not expect the introduction of the Euro resulting from the European Monetary Union to have significant impact on the competitive position or operations of the Company.

MARKET RISK
     The Company's market risk is the potential loss arising from adverse changes in interest rates. The Company's long-term debt obligations are mostly at fixed interest rates and denominated in U.S. dollars. The Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements. Market risk is estimated as the potential increase in fair value of the Company's long-term debt obligations resulting from a hypothetical one-percent decrease in interest rates and amounts to approximately $2.1 million over the term of the debt.

     The Company places its short-term cash investments in high grade, primarily tax-exempt municipal securities. For the most part, the interest rates on these investments are reset weekly and consequently, the cost of these securities approximates market value.

     Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company does not currently hold derivatives for managing these risks or for trading purposes.

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

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS 131, which is based on the management approach to segment reporting, establishes the requirement to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company will adopt SFAS 131 in its fiscal year 1999. Management does not expect the adoption of SFAS 131 to significantly change the way it currently reports the Company's segment information.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires a company to recognize all derivatives on the balance sheet as either an asset or a liability measured at fair value. The statement also requires a company to recognize changes in the derivative's fair value currently in earnings unless it meets specific hedge accounting criteria. The Company will adopt SFAS 133 in fiscal year 2000. Management does not expect the adoption of SFAS 133 to have a material impact on the Company's consolidated financial statements.

YEAR 2000
     For several years the Company has been reviewing Year 2000 issues related to the impact on its computer systems and operating facilities. Management has assigned internal project teams to review all computer-operated machinery and related software to assure that key financial, information and operating systems have been assessed. Key suppliers and outside parties that may also have Year 2000 issues which could impact the Company have been contacted and have been asked to verify their Year 2000 readiness. The Company is testing interaction with such outside party systems where appropriate. In addition, the Company has assessed products sold by the Company and believes there is no material exposure to contingencies related to the Year 2000 issue; however, additional testing of date-sensitive components will continue throughout 1999. Management believes that all key areas which may be impacted by the Year 2000 date have been assessed and remediation plans have been developed. No significant issues have been identified and the Company has not incurred any material costs related to the assessment of its Year 2000 issues.

     Remediation plans have been developed to address systems modifications and some of these modifications have already been implemented and tested. The end of the second quarter of 1999 has been set by the Company as a target date for assuring that all information processing and operating systems have been fully tested and remediation plans implemented. Where outside suppliers are not able to verify their readiness by that date, backup suppliers will be identified to the extent possible. The Company is developing contingency plans that will address the Company's exposure to any material

===============================================================================

failure as a result of noncompliance by third parties; however, with respect to certain vendors, particularly utility vendors, alternative suppliers may not be readily available. Management believes that the Company is devoting the necessary resources to identify and resolve significant Year 2000 issues and to minimize the risk of noncompliance in a timely manner.

     Based on the assessment and remediation plans implemented at this time, the total cost of addressing compliance is less than $1.5 million, most of which has already been spent. The remaining costs are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in the future. However, the Year 2000 problem is pervasive and complex as virtually every computer operation may be affected in some way. Consequently, no assurance can be given that Year 2000 compliance can be achieved without costs that might have a material adverse effect upon the Company's business, financial condition, results of operation, and business prospects.

FINANCIAL CONDITION
CORPORATE LIQUIDITY

     The Consolidated Statements of Cash Flows are shown on page 18, and the discussion of corporate liquidity should be read in conjunction with information presented in those statements.

     Cash and short-term cash investments increased to $33.3 million at year-end 1998 from $30.3 million at year-end 1997. Cash provided by operating activities totaled $42.3 million in 1998 compared to $41.6 million in 1997. Increased cash flow from net earnings, depreciation and amortization in 1998 was used for investment in assets, net of liabilities. The 1997 level of cash provided by operating activities was significantly higher than the 1996 level of $26.7 million and included a lower level of investment in working capital. The Company's emphasis on measuring CLARCOR Value Added (CVA), an economic value added system, has resulted in continued improvements in asset management.

     Net cash used in investing activities of $19.3 million increased from the 1997 level of $8.2 million. Additions to plant assets increased to $15.8 million as a result of increased plant capacity and the expansion to a manufacturing and distribution facility in Kearney, Nebraska. Cash of $8.0 million was invested in the acquisition of ATI in February and a small distributor in August. Plant asset additions were $11.3 million in 1997 and $22.2 million in 1996. The higher level of plant asset additions in 1996 resulted from an expansion to a filter facility in Yankton, South Dakota and related new equipment, an expansion to the plastics packaging facility in Rockford, Illinois, and additional capital expenditures at Corporate. In 1998, cash of $2.5 million was received as payment on a note receivable and $2.5 million was received from the disposition of plant assets. In 1997 and 1996, $3.3 million and $3.1 million, respectively, were received from the sale of securities in a former Australian joint venture partner.

     Net cash used in financing activities totaled $19.9 million in 1998 and included repurchases of Company common stock, dividend payments and payments on long-term debt. During 1998 the Company purchased 528,691 shares of common stock for $8.4 million under the Board of Directors' approved plan to repurchase up to 1,500,000 shares of CLARCOR common stock. Dividend payments totaled $10.7 million, $10.3 million and $9.5 million in 1998, 1997 and 1996, respectively. Payments on long-term debt of $2.7 million in 1998 compared to higher amounts in 1997 and 1996 of $14.0 million and $9.1 million, respectively. The borrowings under long-term debt in 1996 of $9.9 million were primarily related to industrial revenue bonds for the building expansion in Yankton, South Dakota.

     In 1998 CLARCOR continued to generate sufficient cash to maintain current operating levels, to pay dividends, to provide for additions and the replacement of necessary plant facilities, and to service and repay long-term debt. Sufficient lines of credit remain available to fund the Company's current operations and planned future growth. Total capital expenditures in 1999, including the completion of the expansion to the manufacturing and distribution facility in Kearney, Nebraska, will be approximately $25.0 million. Principal payments on long-term debt will be lower than in 1998 based on scheduled payments in current debt agreements.

CAPITAL RESOURCES

     The Company's financial position at November 30, 1998 continued to be sufficiently liquid to support current operations. Total assets of $305.8 million at November 30, 1998 increased 8.2% from the prior year-end level of $282.5 million. Total current assets increased to $168.2 million from $160.5 million at year-end 1997 and total current liabilities increased to $61.2 million from $54.2 million at year-end 1997. The increases in current assets and current liabilities relate primarily to the higher level of business activity at year-end 1998 compared to year-end 1997. The current ratio was 2.7 at year-end 1998 compared to 3.0 at year-end 1997.

FINANCIAL REVIEW
(Dollars in millions except per share data)
===============================================================================

     Long-term debt of $36.4 million at year-end 1998 compares to $37.7 million at year-end 1997 and reflects payments made during 1998. Shareholders' equity increased to $186.8 million from $171.2 million at year-end 1997. The increase in shareholders' equity resulted primarily from net earnings of $32.1 million offset by dividend payments of $10.7 million, or $0.4425 per share, and common stock repurchases of $8.4 million. Long-term debt was 16.3% of total capitalization at year-end 1998 compared to 18.0% at year-end 1997.

     At November 30, 1998, CLARCOR had 23,949,358 shares of common stock outstanding at $1.00 par value, compared to 24,243,603 shares outstanding at the end of 1997. These share amounts have been adjusted to reflect the three-for-two stock split effective April 24, 1998.

OUTLOOK
     The Company's operating results and financial condition are expected to continue to improve during fiscal 1999. Each business segment is expected to increase sales and operating profit in 1999 as a result of new products and new marketing and sales programs.

     The Engine/Mobile Filtration segment expects further growth in sales from quick lube and service centers and from continuing product development throughout its product range. Additional growth is also expected from sales to light-duty and automotive parts buying groups and from increased emphasis on selling heavy-duty filters through the light-duty distribution channels. Expanded relationships with locomotive engine manufacturers and further development of air filter products for diesel locomotives are expected to bolster sales.

     The Industrial/Environmental Filtration segment expects to capitalize on investments made in 1997 and 1998 to develop new dust collector products and related specialty filters during 1999 and future years. Investments in direct sales offices and acquisitions of ATI and filter distributors in 1997 and 1998 are expected to positively impact sales and profitability in 1999 as these operations become more effectively integrated into UAS and Airguard.

     The Packaging segment expects to increase its flat sheet decorating business through selling its metal decorating and printing capabilities directly to other packaging and closure companies. Marketing efforts in promotional container sales will emphasize selling through specialty promotional agencies in addition to traditional sales made directly to major U.S. companies. In the plastics area, the segment expects to continue its development of plastic and combination metal and plastic containers and closures.

     The Company will continue to implement cost reductions and make productivity improvements, although competitive pricing pressures and international business conditions may reduce the overall profit improvement. Additional plant asset additions will be made in each segment's facilities during 1999 that are expected to improve productivity and support new product introductions. While the Company fully expects that sales and profits will improve as a result of these efforts, contingency plans are in place to reduce costs depending on industry and economic conditions.

     The Company continues to look at acquisition opportunities, especially in related filtration businesses. It is expected that these acquisitions would expand the Company's distribution and product offerings. The Company has established financial standards that will continue to be vigorously applied in the review of all acquisition opportunities.

FORWARD-LOOKING STATEMENTS
     Certain statements quoted in this Annual Report are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors, including the volume and timing of orders received during the year, the mix of changes in distribution channels through which the Company's products are sold, the timing and acceptance of new products and product enhancements by the Company or its competitors, changes in pricing, product life cycles, purchasing patterns of distributors and customers, competitive conditions in the industry, business cycles affecting the markets in which the Company's products are sold, the effectiveness of plant conversions and productivity improvement programs, the management of both growth and acquisitions, third-party compliance with Year 2000 readiness, the Company's internal Year 2000 readiness, extraordinary events, such as litigation or acquisitions, including related charges, and economic conditions generally or in various geographic areas. All of the foregoing matters are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

     Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.



14