Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

                                                                EXHIBIT 13(a)ii

                           CONSOLIDATED BALANCE SHEETS

November 30, 1999 and 1998 (Dollars in thousands except per share data)


ASSETS                                                              1999            1998
------------------------------------------------------------------------------------------

Current assets:
    Cash and short-term cash investments......................   $  14,745      $  33,321
    Accounts receivable, less allowance for losses of $5,155
       for 1999 and $2,711 for 1998...........................     103,986         67,557
    Inventories ..............................................      89,850         58,614
    Prepaid expenses and other current assets.................      11,830          2,444
    Deferred income taxes.....................................       7,259          6,237
                                                                -------------------------
              Total current assets............................     227,670        168,173
                                                                -------------------------

Plant assets, at cost less accumulated depreciation...........     126,026         86,389
Acquired intangibles, less accumulated amortization...........      91,151         21,665
Pension assets................................................      17,879         15,907
Other noncurrent assets.......................................      10,265         13,632
                                                                -------------------------
              Total assets....................................   $ 472,991      $ 305,766
                                                                =========================

LIABILITIES
-----------------------------------------------------------------------------------------
Current liabilities:
    Current portion of long-term debt.........................   $   5,440      $     470
    Accounts payable and accrued liabilities..................      87,593         54,525
    Income taxes..............................................       4,442          6,188
                                                                -------------------------
              Total current liabilities.......................      97,475         61,183
                                                                -------------------------

Long-term debt, less current portion..........................     145,981         36,419
Postretirement health care benefits...........................       3,342          1,821
Long-term pension liabilities.................................       3,577          8,896
Deferred income taxes.........................................      10,238          9,920
Other long-term liabilities...................................       1,265            431
Minority interests............................................         395            289

Contingencies

SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Capital stock:
    Preferred, par value $1, authorized 5,000,000 shares,
        none issued ..........................................        --             --
    Common, par value $1, authorized 60,000,000 shares,
      issued 24,019,722 in 1999 and 23,949,358 in 1998........      24,020         23,949
    Capital in excess of par value............................         948            156
    Accumulated other comprehensive earnings:
       Foreign currency translation adjustments...............      (4,151)        (2,993)
    Retained earnings.........................................     189,901        165,695
                                                                -------------------------
              Total shareholders' equity......................     210,718        186,807
                                                                -------------------------
              Total liabilities and shareholders' equity......   $ 472,991      $ 305,766
                                                                =========================

The accompanying notes are an integral part of the consolidated financial statements.


                                       15