Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

                                                               EXHIBIT 13(a)iii
                       CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended November 30, 1999, 1998 and 1997
(Dollars in thousands except per share data)


                                                                     1999             1998             1997
---------------------------------------------------------------------------------------------------------------
Net sales...............................................       $    477,869      $    426,773      $    394,264

Cost of sales...........................................            329,282           291,537           273,702
                                                               ------------------------------------------------

       Gross profit.....................................            148,587           135,236           120,562

Selling and administrative expenses.....................             92,510            83,573            73,166
Merger-related costs....................................               --                --               2,972
                                                               ------------------------------------------------

       Operating profit.................................             56,077            51,663            44,424
                                                               ------------------------------------------------

Other income (expense):
    Interest expense....................................             (3,733)           (2,336)           (2,759)
    Interest income.....................................              1,451             1,283             1,020
    Gain on sale of marketable securities...............               --                --               1,706
    Gain on sale of plant assets........................              1,660             1,310               512
    Other, net..........................................                160              (573)             (711)
                                                               ------------------------------------------------

                                                                       (462)             (316)             (232)
                                                               ------------------------------------------------

       Earnings before income taxes and minority interests           55,615            51,347            44,192

Provision for income taxes..............................             20,137            19,262            17,164
                                                               ------------------------------------------------

       Earnings before minority interests...............             35,478            32,085            27,028

Minority interests in earnings of subsidiaries..........                (66)               (6)             (110)
                                                               ------------------------------------------------

Net earnings............................................       $     35,412      $     32,079      $     26,918
                                                               ================================================

Net earnings per common share:
    Basic...............................................       $       1.48      $       1.32      $       1.12
    Diluted.............................................       $       1.46      $       1.30      $       1.11
                                                               ================================================

Average number of common shares outstanding:
    Basic...............................................         23,970,011        24,268,250        24,133,472
    Diluted.............................................         24,313,607        24,648,623        24,343,881
                                                               ================================================


The accompanying notes are an integral part of the consolidated financial statements.


                                       16