Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

                                                                EXHIBIT 13(a)iv

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


For the years ended November 30, 1999, 1998 and 1997 (Dollars in thousands except per share data)


                                                    Common Stock
                                    --------------------------------------------
                                       Number of Shares             Amount                      Accumulated
                                    ---------------------     ------------------   Capital in      Other
                                                    In                     In      Excess of   Comprehensive   Retained
                                     Issued      Treasury     Issued    Treasury   Par Value      Earnings      Earnings     Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996 .....    23,933,676           -    $ 15,956  $    -     $  1,276    $  (761)       $138,210    $ 154,681

Net earnings ...................             -           -           -       -            -          -          26,918       26,918
Other comprehensive earnings:
  Translation adjustments ......             -           -           -       -            -       (947)              -         (947)
  Reclassification adjustment
    for realized gain on sale
    of marketable securities ...             -           -           -       -            -       (992)              -         (992)
                                                                                                                            -------
  Total comprehensive earnings .                                                                                             24,979
                                                                                                                            -------
Stock options exercised ........       293,965           -         196       -        1,380          -               5        1,581
Issuance of stock under
    award plans ................        15,962           -          10       -          201          -               -          211
Cash dividends - $0.4350
    per common share ...........             -           -           -       -            -          -         (10,290)     (10,290)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1997 .....    24,243,603           -      16,162       -        2,857     (2,700)        154,843      171,162
-----------------------------------------------------------------------------------------------------------------------------------
Net earnings ...................             -           -           -       -           -           -          32,079       32,079
Other comprehensive earnings:
  Translation adjustments ......             -           -           -       -           -        (293)              -         (293)
                                                                                                                            -------
  Total comprehensive earnings .                                                                                             31,786
                                                                                                                            -------
Purchase of treasury stock .....             -    (528,691)          -   (8,447)         -           -               -       (8,447)
Retirement of treasury stock ...      (528,691)    528,691        (529)   8,447     (5,553)          -          (2,365)           -
Stock split ....................             -           -       8,145       -         --            -          (8,145)           -
Stock options exercised ........       212,260           -         154       -        2,391          -               -        2,545
Issuance of stock under
    award plans ................        22,186           -          17       -          461          -               -          478
Cash dividends - $0.4425
    per common share ...........             -           -           -       -            -          -         (10,717)     (10,717)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1998 .....    23,949,358           -      23,949       -          156     (2,993)        165,695      186,807
-----------------------------------------------------------------------------------------------------------------------------------
Net earnings ...................             -           -           -       -            -          -          35,412       35,412
Other comprehensive earnings:
  Translation adjustments ......             -           -           -       -            -     (1,158)              -       (1,158)
                                                                                                                            -------
  Total comprehensive earnings .                                                                                             34,254
                                                                                                                            -------
Purchase of treasury stock .....             -     (50,000)          -      (897)         -          -               -         (897)
Retirement of treasury stock ...       (50,000)     50,000         (50)      897       (455)         -            (392)           -
Stock options exercised ........        82,344           -          83         -        740          -               -          823
Issuance of stock under
    award plans ................        38,020           -          38         -        507          -               -          545
Cash dividends - $0.4525
    per common share ...........             -           -           -         -          -          -         (10,814)     (10,814)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1999 .....    24,019,722           -    $ 24,020  $      -   $    948    $(4,151)     $  189,901    $ 210,718
===================================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


                                       17