Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

                                                                  EXHIBIT 13(a)v


           CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997 (Dollars in thousands)

                                                                                  1999              1998              1997
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net earnings................................................                $ 35,412          $ 32,079         $ 26,918
    Adjustments to reconcile net earnings to
          net cash provided by operations:
       Depreciation.............................................                  13,729            11,692           11,001
       Amortization.............................................                   1,643               688              599
       Gain on sale of marketable securities....................                       -                 -           (1,706)
       Minority interests in earnings of subsidiaries...........                      66                 6              110
       Net gain on dispositions of plant assets.................                  (1,660)           (1,310)            (512)
       Changes in assets and liabilities, net of
            business acquisitions:
          Accounts receivable...................................                  (6,062)           (3,460)          (3,224)
          Inventories...........................................                  (4,585)            1,046           (1,058)
          Prepaid expenses and other current assets.............                  (1,369)             (912)           1,028
          Other noncurrent assets...............................                     (18)           (3,235)              27
          Accounts payable and accrued liabilities..............                   4,790              4,841           7,220
          Pension assets and liabilities, net...................                    (583)           (1,463)            (443)
          Income taxes..........................................                  (2,366)            2,065            1,771
          Deferred income taxes.................................                    (355)              230              (99)
                                                                          -------------------------------------------------

              Net cash provided by operating activities.........                  38,642            42,267           41,632
                                                                          -------------------------------------------------

Cash flows from investing activities:
    Additions to plant assets...................................                 (21,822)          (15,825)         (11,349)
    Business acquisitions, net of cash acquired.................                (142,709)           (7,984)          (1,522)
    Proceeds from sale of marketable securities.................                       -                 -            3,322
    Proceeds from note receivable...............................                       -             2,500                -
    Dispositions of plant assets................................                   3,873             2,542            2,100
    Other, net..................................................                       -              (523)            (744)
                                                                          -------------------------------------------------

              Net cash used in investing activities.............                (160,658)          (19,290)          (8,193)
                                                                          -------------------------------------------------

Cash flows from financing activities:
    Borrowings under long-term debt.............................                 115,000                 -            1,123
    Reduction of long-term debt.................................                    (468)           (2,669)         (13,988)
    Sales of capital stock under stock option plan..............                     680              1,890           1,305
    Purchases of treasury stock.................................                    (897)           (8,447)               -
    Cash dividends paid.........................................                 (10,814)          (10,717)         (10,290)
                                                                          -------------------------------------------------

              Net cash provided by (used in) financing activities                103,501           (19,943)         (21,850)
                                                                          -------------------------------------------------

Net effect of exchange rate changes on cash.....................                     (61)              (37)             (92)
                                                                          -------------------------------------------------

Net change in cash and short-term
        cash investments........................................                 (18,576)            2,997           11,497
Cash and short-term cash investments,
        beginning of year.......................................                  33,321            30,324           18,827
                                                                          -------------------------------------------------

Cash and short-term cash investments, end of year...............                $ 14,745          $ 33,321         $ 30,324
                                                                          =================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                       18