Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

                                                                 EXHIBIT 13(a)vi

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)

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

FOREIGN CURRENCY TRANSLATION

      Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average current rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated with other comprehensive earnings as a separate component of shareholders' equity and are presented, net of tax, in the Consolidated Statements of Shareholders' Equity.

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

EXCESS OF COST OVER FAIR VALUE OF ASSETS
ACQUIRED AND OTHER INTANGIBLE ASSETS

      The excess of cost over fair value of assets acquired is being amortized over a forty-year period using the straight-line method. Other acquired intangible assets are being amortized over the estimated periods to be benefited using the straight-line method. These intangibles include trademarks (40 year life), patents (average 14 year life), and other identifiable intangible assets with lives ranging from one to thirty years.

      Impairment losses, as determined by underlying cash flows related to specific groups of plant assets, identifiable intangibles and excess cost over fair value of assets acquired, are applied first to related goodwill.

STATEMENTS OF CASH FLOWS

      All highly liquid investments that are readily saleable are considered to be short-term cash investments. The carrying amount approximates fair value.

CONCENTRATIONS OF CREDIT AND
FINANCIAL INSTRUMENTS

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments and trade receivables. The Company places its short-term cash investments in high-grade municipal securities and classifies them as trading securities. At November 30, 1999 and 1998, the Company held short-term municipal securities with a total cost of $12,720 and $32,420, respectively, with original maturities through October 2005. Cost approximates market for these securities. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and locations.

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

REVENUE RECOGNITION

      Revenue is recognized upon shipment of goods to customers.

COMPREHENSIVE EARNINGS

      Effective December 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components. Foreign currency translation adjustments and unrealized holding gains, which the Company previously reported separately in shareholders' equity, are now included in other comprehensive earnings. The adoption of this Statement has no impact on the Company's net earnings or shareholders' equity. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)

ACCOUNTING PERIOD

      The Company's fiscal year ends on the Saturday closest to November 30. Each of the fiscal years ended November 27, 1999, November 28, 1998 and November 29, 1997, was comprised of fifty-two weeks. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

RECLASSIFICATIONS

      Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no effect on reported earnings.

B. BUSINESS COMBINATIONS, INVESTMENTS IN AFFILIATES, AND DIVESTITURE

      On September 10, 1999, the Company completed its acquisitions of Purolator Air Filtration (Purolator), Facet International (Facet), and Purolator Facet, Inc. (PFI), manufacturers of air and liquid filtration products, for approximately $142,400, net of cash received, including acquisition expenses. The purchase price was paid in cash with available funds and proceeds from long-term borrowings of approximately $115,000 from a revolving credit facility. (See Note H.) As a result of the acquisitions, Purolator, Facet, and PFI became subsidiaries of the Company and are included in the Company's Industrial/ Environmental Filtration segment. The Company's non-cash investing and financing activities related to this acquisition included assumed liabilities of $25,783.

      The transaction was accounted for under the purchase method of accounting with the excess of the initial purchase price over the preliminary estimated fair value of the net tangible and identifiable intangible assets acquired recorded as goodwill and amortized over 40 years by the straight-line method. Other acquired intangible assets are being amortized as discussed in Note A. The initial purchase price was based on the net assets of the businesses acquired as shown on a February 28, 1999 balance sheet and is subject to a final adjustment based on the net assets of the businesses. A preliminary allocation of the initial purchase price has been made to major categories of assets and liabilities. The allocation will be completed when the Company finalizes a closing balance sheet in accordance with the purchase agreement, completes the estimates of liabilities assumed, and finalizes the estimates associated with exit and other costs of the acquisitions. The Company expects to finalize its plans for integrating the acquired businesses with its existing operations by the end of the third quarter of fiscal 2000 and any resulting changes to the estimated $285 accrued for severance and exit costs will be reflected as an adjustment to the allocation of the purchase price. The operating results are included in the Company's consolidated results of operations from September 1, 1999, the effective date of the acquisitions.

      The following unaudited pro forma information summarizes the results of operations for the periods indicated as if the acquisitions had been completed as of the beginning of the periods presented. The pro forma information gives effect to actual operating results prior to the acquisitions, adjusted to include the pro forma effect of interest expense, depreciation, amortization of intangibles and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred as of the beginning of the periods presented or that may be obtained in the future.


                                             Years Ended November
                                            ----------------------
                                               1999       1998
                                            ---------------------
Net sales...............................    $ 591,869  $ 576,973
Net earnings............................       36,625     32,277
Basic earnings per share................         1.53       1.33
Diluted earnings per share..............         1.51       1.31


      During 1998, the Company purchased Air Technologies, Inc. (ATI), an Ottawa, Kansas manufacturer of air filtration products, and a small filter distributor. Each acquisition was made for cash and accounted for under the purchase method of accounting. Both of these companies became wholly-owned subsidiaries of the Company. Also during 1998, the Company purchased the remaining 50% interest in Baldwin Australia and an additional 10% interest in Baldwin-Unifil S.A. These acquisitions did not have a significant impact on the results of the Company.

      On February 28, 1997, the Company completed its acquisition of United Air Specialists, Inc. (UAS), a manufacturer of air quality equipment based in Cincinnati, Ohio. The Company issued 1,622,612 shares of its common stock in exchange for all the shares of UAS stock. Additional shares of the Company's common stock will be issued upon exercise of UAS options. (See Note N for a discussion of the additional shares to be issued.) The transaction was structured as a statutory merger accounted for as a pooling of interests. As a result of the acquisition, UAS became a subsidiary of the Company. A one-time, pre-tax charge of $2,972 ($2,390 net of tax) covering the costs of the merger includes legal and professional fees, non-compete agreements, and costs to integrate the businesses of the two companies.

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

C. INVESTMENT IN MARKETABLE SECURITIES

      In December 1996, the Company sold its remaining 2.5% investment interest in G.U.D. Holdings Limited, an Australian company, recognizing a pretax gain on the sale of $1,706 in fiscal 1997. The unrealized holding gains, net of deferred income taxes of $992, were included as a component of accumulated other comprehensive earnings at November 30, 1996.

D. INVENTORIES

      Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 52% and 60% of the Company's inventories at November 30, 1999 and 1998, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates current cost. Inventories are summarized as follows:


                                               1999       1998
                                            ---------------------
Raw materials...........................    $  33,274  $  20,657
Work-in-process.........................       15,203      9,231
Finished products.......................       42,978     30,767
                                            --------------------
Total at FIFO...........................       91,455     60,655
Less excess of FIFO over LIFO...........        1,605      2,041
                                            --------------------
                                            $  89,850  $  58,614
                                            ====================


E. PLANT ASSETS

      Plant assets at November 30, 1999 and 1998 were as follows:


                                              1999       1998
                                            --------------------
Land....................................   $    3,853 $    2,491
Buildings and building fixtures.........       65,845     53,392
Machinery and equipment.................      163,481    128,467
Construction-in-process.................       11,108      9,322
                                            --------------------
                                              244,287    193,672
Less accumulated depreciation...........      118,261    107,283
                                            --------------------
                                            $ 126,026  $  86,389
                                            ====================


F. ACQUIRED INTANGIBLES

      Acquired intangibles, net of accumulated amortization at November 30, 1999 and 1998 consisted of the following:


                                                           1999     1998
                                                         ------------------
Excess of cost over fair value of assets acquired ....   $49,784   $21,665
Trademarks ...........................................    30,140      --
Other acquired intangibles ...........................    11,227      --
                                                         -----------------
                                                         $91,151   $21,665
                                                         =================


      Accumulated amortization was $9,890 and $8,306 at November 30, 1999 and 1998, respectively.

G. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accounts payable and accrued liabilities at November 30, 1999 and 1998 were as follows:


                                                  1999     1998
                                                -----------------
Accounts payable ............................   $42,477   $26,528
Accrued salaries, wages and commissions .....    10,875     8,249
Compensated absences ........................     6,224     3,967
Accrued pension liabilities .................     6,711       263
Other accrued liabilities ...................    21,306    15,518
                                                -----------------
                                                $87,593   $54,525
                                                =================


H. LONG-TERM DEBT

      Long-term debt at November 30, 1999 and 1998 consisted of the following:


                                                   1999       1998
                                                 -------------------
Multicurrency revolving credit agreement,
      interest payable at the end of each
      funding period at an adjusted LIBOR ....   $115,000   $   --
Promissory note, interest payable
      semi-annually at 6.69% .................     25,000     25,000
Industrial Revenue Bonds, at 2.20% to
      4.55% interest rates ...................     10,438     10,710
Other obligations, at 7% to 10%
      interest rates .........................        983      1,179
                                                 -------------------
                                                  151,421     36,889
Less current portion .........................      5,440        470
                                                 -------------------
                                                 $145,981   $ 36,419
                                                 ===================


      A fair value estimate of $143,867 and $34,631 for the long-term debt in 1999 and 1998, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities.

      In September 1999, the Company entered into a three-year, multicurrency revolving credit agreement with a group of participating financial institutions under which it may borrow up to $185,000. The agreement provides that loans may be made under a selection of currencies and rate formulas. The interest rate is based upon either a defined Base Rate or the London Interbank Offered Rate (LIBOR) plus applicable margins. Facility fees and other fees on the entire loan commitment are payable for the duration of this facility. At November 30, 1999, $115,000 was outstanding under this agreement and the interest rate was 6.51%.

      Borrowings under the credit facility are uncollateralized but are guaranteed by certain of the Company's subsidiaries. The agreement related to this borrowing includes certain restrictive covenants that include maintaining minimum consolidated net worth of $160,000, limiting new borrowings, maintaining a minimum interest coverage, and restricting certain changes in ownership as stipulated in the agreement. This agreement also includes a letter of credit facility,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)


against which $11,405 in letters of credit had been issued at November 30, 1999, that replaced a $25,000 revolving credit facility with a financial institution, against which $10,305 letters of credit had been issued at November 30, 1998.

      Subsequent to the end of the fiscal year, the Company entered into an interest swap agreement to manage its interest exposure under the multicurrency credit revolver. The agreement provides for the Company to pay a 6.04% fixed interest rate on a notional amount of $115,000 and to receive interest at floating rates based on LIBOR. The agreement matures in March 2000.

      The 6.69% promissory note matures July 25, 2004, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. Under the note agreements, the Company must meet certain restrictive covenants. The covenants were amended during 1999 to be similar to those contained in the multicurrency revolving credit facility.

      On February 1, 1996, the Company, in cooperation with the South Dakota Economic Development Finance Authority, issued $8,410 of Industrial Revenue Bonds. The bonds are due February 1, 2016, with a variable rate of interest that is reset weekly. The Company has other outstanding Industrial Revenue Bonds of $2,028 and $2,300 as of November 30, 1999 and 1998, respectively. These mature in 2005 and are backed by a letter of credit that requires an annual fee of 1.25% of the outstanding balance. This letter of credit expires in May 2001.

      Exclusive of the multicurrency revolving credit facility, principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $5,440 in 2000, $5,462 in 2001, $5,488 in 2002, $5,515 in 2003,
$5,570 in 2004 and $8,946 thereafter. The borrowings under the revolving credit facility that matures in 2002 have been classified as long-term as the Company has both the intent and ability to refinance this amount on a long-term basis.

      Interest paid totaled $2,228, $2,293 and $2,870 during 1999, 1998 and 1997, respectively.

I. LEASES

      The Company has various lease agreements for offices, warehouses, manufacturing plants and equipment that expire on various dates through June 2007 and contain renewal options. Some of these leases provide for payment of property taxes, utilities and certain other expenses. Commitments for minimum rentals under noncancelable leases at November 30, 1999 for the next five years are: $4,826 in 2000, $3,225 in 2001, $2,286 in 2002, $918 in 2003 and $419 in
2004. Rent expense totaled $6,063, $5,189 and $4,130 for the years ended November 30, 1999, 1998 and 1997, respectively.

J. PENSION AND OTHER POSTRETIREMENT PLANS

      The Company has defined benefit pension plans and postretirement health care plans covering certain employees and retired employees. In addition to the plan assets related to qualified plans, the Company has funded approximately $8,550 and $8,279 at November 30, 1999 and 1998, respectively, in restricted trusts for its nonqualified plans. These trusts are included in other current and other noncurrent assets in the Company's Consolidated Balance Sheets.

      The following table shows reconciliations of the pension plans and other postretirement plan benefits as of November 30, 1999 and 1998. The accrued pension benefit liability includes an unfunded benefit obligation of $11,445 and $10,830 as of November 30, 1999 and 1998, respectively. The obligations have been determined with a weighted average discount rate of 7.50% and 6.75% in 1999 and 1998, respectively, and a rate of increase in future compensation of primarily 5.0% in both years. The expected weighted average long-term rate of return was 9.0% in both 1999 and 1998.


                                                                                       Pension             Postretirement
                                                                                       Benefits               Benefits
                                                                               --------------------------------------------
                                                                                  1999        1998        1999        1998
                                                                               --------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning
       of year .............................................................   $ 75,986    $ 69,036    $  2,342    $  2,431
Service cost ...............................................................      2,364       2,248          13          13
Interest cost ..............................................................      5,251       4,882         149         167
Actuarial (gains)/losses ...................................................     (6,378)      4,065          18          15
Acquisitions ...............................................................       --          --         1,606        --
Benefits paid ..............................................................     (3,867)     (4,245)       (262)       (284)
                                                                               --------------------------------------------
Benefit obligation at end of year ..........................................     73,356      75,986       3,866       2,342
                                                                               --------------------------------------------
Change in plan assets:
Fair value of plan assets at
       beginning of year...................................................      79,828      78,046        --          --
Actual return on plan assets...............................................      11,076       5,500        --          --
Employer contribution .....................................................        --            41        --          --
Benefits paid .............................................................      (3,690)     (3,759)       --          --
                                                                               --------------------------------------------
Fair value of plan assets at end of year ..................................      87,214      79,828        --          --
                                                                               --------------------------------------------

Funded status..............................................................       13,858      3,842      (3,866)     (2,342)
Unrecognized net transition asset .........................................      (1,056)     (2,112)       --          --
Unrecognized prior service cost ...........................................         210         272        --          --
Unrecognized net actuarial
      (gain)/loss .........................................................      (5,421)      5,157         244         226
                                                                               --------------------------------------------
Net amount recognized .....................................................    $  7,591    $  7,159    $ (3,622)   $ (2,116)
                                                                               ============================================
Amounts recognized in the
       Consolidated Balance Sheets include:
            Prepaid benefit cost ..........................................    $ 17,879    $ 15,907    $   --      $   --
            Accrued benefit liability .....................................     (10,288)     (9,159)     (3,622)     (2,116)
            Intangible asset ..............................................        --           411        --          --
                                                                               --------------------------------------------
Net amount recognized .....................................................    $  7,591    $  7,159    $ (3,622)   $ (2,116)
                                                                               ============================================


      The components of net periodic benefit cost for the pensions are shown below.


                                                     Pension Benefits
                                             ------------------------------
                                               1999       1998       1997
                                             ------------------------------
Components of net periodic benefit cost:
Service cost .............................   $ 2,364    $ 2,248    $ 2,029
Interest cost ............................     5,251      4,882      4,558
Expected return on plan assets ...........    (7,041)    (6,883)    (5,880)
Additional recognition amount ............       196        196        488
Amortization of unrecognized:
     Net transition asset ................    (1,056)    (1,056)    (1,087)
     Prior service cost ..................        62         63        342
     Net actuarial loss ..................        54         64         13
                                             ------------------------------
Net periodic benefit (income)/cost .......   $  (170)   $  (486)   $   463
                                             =============================


      The postretirement obligations represent a fixed dollar amount per retiree. The Company has the right to modify or terminate these benefits. The participants will assume substantially all future health care benefit cost increases, and therefore, future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. Therefore, the Company has not assumed any annual rate of increase in the per capita cost of covered health care benefits for future years and, therefore, a one percentage point change in the assumed health care cost trend rate would not have an effect. The components of net periodic benefit cost for the postretirement health care are shown below.


                                                   Postretirement Benefits
                                                   -----------------------
                                                      1999   1998   1997
                                                   -----------------------
Components of net periodic benefit cost:
     Service cost .................................   $ 13   $ 13   $  7
     Interest cost ................................    149    166    162
                                                      ------------------
     Net periodic benefit cost ....................   $162   $179   $169
                                                      ==================


      The Company also sponsors various defined contribution plans that provide employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $1,211, $1,037 and $941 in 1999, 1998 and 1997, respectively.

K. INCOME TAXES

      The provision for income taxes consisted of:

                                    1999      1998       1997
                                  -----------------------------
Current:
     Federal....................  $17,909    $16,976    $15,095
     State......................    2,177      2,784      2,356
     Foreign....................    1,036        585        446
Deferred........................     (985)    (1,083)      (733)
                                  -----------------------------
                                  $20,137    $19,262    $17,164
                                  =============================


      Income taxes paid, net of refunds, totaled $22,234, $16,199 and $15,112 during 1999, 1998 and 1997, respectively.

      The components of the net deferred tax liability as of November 30, 1999 and 1998 were as follows:


                                                       1999         1998
                                                     --------    --------
Deferred tax assets:
     Deferred compensation .......................   $  2,792    $  2,296
     Other postretirement benefits ...............        719         741
     Foreign net operating loss carryforwards ....        203         422
     Accounts receivable .........................      1,538         833
     Inventories .................................      1,975       1,397
     Other .......................................        751       1,487
                                                     --------    --------
Total gross deferred tax assets ..................      7,978       7,176
                                                     --------    --------
Deferred tax liabilities:
     Pensions ....................................     (2,656)     (2,506)
     Plant assets ................................     (7,911)     (7,981)
     Other .......................................       (390)       (372)
                                                     --------    --------
Total gross deferred tax liabilities .............    (10,957)    (10,859)
                                                     --------    --------
Net deferred tax liability .......................   $ (2,979)   $ (3,683)
                                                     ========    ========

      The Company expects to realize the deferred tax assets, including foreign net operating loss carryforwards, through the reversal of taxable temporary differences and future earnings.

      Earnings before income taxes and minority interests included the following components:


                         1999      1998      1997
                       ---------------------------
Domestic income ....   $53,467   $49,762   $42,874
Foreign income .....     2,148     1,585     1,318
                       ---------------------------
     Total .........   $55,615   $51,347   $44,192
                       ===========================

      The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates. The reasons for these differences are as follows:


                                                       Percent of Pretax Earnings
                                                      ----------------------------
                                                        1999       1998       1997
                                                      ----------------------------
Statutory U.S. tax rates ..........................     35.0%      35.0%      35.0%
State income taxes, net of federal benefit ........      2.6        3.4        3.2
Foreign sales .....................................     (0.8)      (0.7)      (0.8)
Merger-related costs ..............................      --         --         0.8
Other, net ........................................     (0.6)      (0.2)       0.6
                                                        --------------------------
Consolidated effective income tax rate ............     36.2%      37.5%      38.8%
                                                        ==========================


L. CONTINGENCIES

      The Company is involved in legal actions arising in the normal course of business. Additionally, the Company is party to various proceedings relating to environmental issues. The U.S. Environmental Protection Agency (EPA) and/or other responsible state agencies have designated the Company as a potentially responsible

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)


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

      It is the opinion of management after consultation with legal counsel that additional liabilities, if any, resulting from these legal or environmental issues, are not expected to have a material adverse effect on the Company's financial condition or consolidated results of operations.

M. PREFERRED STOCK PURCHASE RIGHTS

      In March 1996, the Board of Directors of CLARCOR adopted a Shareholder Rights Plan to replace an existing plan that expired on April 25, 1996. Under the terms of the Plan, each shareholder received rights to purchase shares of CLARCOR Series B Junior Participating Preferred Stock. The rights become exercisable only after the earlier to occur of (i) 10 business days after the first public announcement that a person or group (other than a CLARCOR related entity) has become the beneficial owner of 15% or more of the outstanding shares of CLARCOR Common Stock; or (ii) 10 business days (unless extended by the CLARCOR Board in accordance with the Rights Agreement) after the commencement of, or the intention to make, a tender or exchange offer, the consummation of which would result in any person or group (other than a CLARCOR related entity) becoming such a 15% beneficial owner. Each right entitles the holder to buy one-hundredth of a share of such preferred stock at an exercise price of $80 subject to certain adjustments.

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

      The authorized preferred stock includes 300,000 shares designated as Series B Junior Participating Preferred Stock.

N. INCENTIVE PLAN

      In 1994, the shareholders of CLARCOR adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994. In addition, the Company has, in connection with the acquisition of UAS, assumed the stock option plans of UAS and has reserved 29,005 shares of the Company's common stock for issuance under the assumed UAS stock option plans.

      At the inception of the 1994 Incentive Plan, there were 1,500,000 shares authorized for future grants. In 1998, the shareholders approved an amendment to the 1994 Incentive Plan to allow grants and awards of up to 1.5% of the outstanding common stock as of January 1 of each calendar year. Any portion of the 1.5% that is not granted in a given year is available for future grants. In addition, the Compensation and Stock Option Committee of the Company's Board of Directors may approve an additional 1% of outstanding common stock to be awarded during any calendar year. After the close of fiscal year 1999, 391,708 shares were granted.

      The following is a description and a summary of key provisions related to this plan.

STOCK OPTIONS

      On November 30, 1997, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." The Company continues to account for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

      Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or at an exercise price less than the fair market value at the date of grant. All options granted in 1999, 1998 and 1997 were at the fair market value at the dates of the grants. Options granted to key employees vest 25% per year beginning at the end of the third year; therefore, they become fully exercisable at the end of six years. Options granted to non-employee directors vest immediately. All options expire ten years from the date of grant unless otherwise terminated.

      The following table summarizes the activity under the nonqualified stock option plans.

                                 1999                      1998                    1997
                        -----------------------  -----------------------   -----------------------
                                      Weighted                  Weighted                 Weighted
                                       Average                   Average                  Average
                                      Exercise                  Exercise                 Exercise
                          Shares       Price        Shares        Price       Shares       Price
                        -----------------------  -----------------------   -----------------------
Outstanding at
  beginning of year...   2,116,182      $14.18     1,895,086     $12.15      2,002,200     $11.44
Granted...............     287,982       18.00       518,239      19.86        290,625      14.63
Exercised/
  surrendered.........    (165,002)      12.93      (297,143)     11.10       (397,739)     10.39
                        --------------------------------------------------------------------------
Outstanding at
  end of year.........   2,239,162      $14.83     2,116,182     $14.18      1,895,086     $12.15
                        ==========================================================================
Options exercisable
  at end of year......   1,159,462      $12.62     1,110,433     $12.12      1,106,931     $11.13
                        ==========================================================================

      The following table summarizes information about the options at November 30, 1999:

                         Options Outstanding             Options Exercisable
                   ------------------------------------  -------------------
                              Weighted     Weighted                 Weighted
   Range of                    Average      Average                  Average
   Exercise                   Exercise     Remaining                Exercise
    Prices          Number      Price    Life in Years    Number      Price
---------------    -----------------------------------   -------------------
$8.45 - $12.33      707,259     $11.15       2.73         688,509    $11.12
$12.58 - $17.94     779,347     $13.75       5.95         380,722    $13.45
$18.50 - $22.67     752,556     $19.42       8.00         90,231     $20.61


      In addition, stock options outstanding and exercisable at November 30, 1999 and 1998 assumed as part of the UAS acquisition were 29,005 and 41,511, respectively. These substitute options have an exercisable price range per share of $2.40 to $5.94 at November 30, 1999 and expire between 2002 and 2005. No grants were made under these plans in 1997, 1998 or 1999 and no future additional awards will be granted.

LONG RANGE PERFORMANCE AWARDS

      Officers and key employees may be granted target awards of Company shares of common stock and performance units, which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors during a three-year performance period. The Company granted 26,656 and 15,063 performance shares on December 1, 1998 and 1997, respectively. As of November 30, 1999, 2,515 shares of the 1999 grant and 802 shares of the 1998 grant have been cancelled. The shares vest at the end of three years.

      During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense assuming attainment of the performance goals ratably during the performance cycle. Compensation expense for the plan totaled $534, $435 and $547 in 1999, 1998 and 1997, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 1999, 1998 and 1997 were $485, $537 and $341, respectively.

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

      Compensation expense for the plan totaled $191, $149 and $121 in 1999, 1998 and 1997, respectively. During 1999 and 1998, respectively, 16,002 and 7,122 shares of Company common stock were issued under the plan. As of November 30, 1999, 1,321 shares from a prior year grant were forfeited.

FAIR VALUE ACCOUNTING (SFAS 123)

      Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's pro forma net earnings and diluted earnings per share would have been $34,848, $31,520 and $26,702 and $1.43, $1.28 and
$1.10 for 1999, 1998 and 1997, respectively.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999, 1998 and 1997. Adjustments for forfeitures are made as they occur.

                                      1999      1998      1997
                                  -------------------------------
Risk-free interest rate...........    4.87%     5.90%     5.98%
Expected dividend yield...........    2.35%     2.60%     3.05%
Expected volatility factor........   24.50%    25.80%    26.10%
Expected option term (in years)...    7.0       7.0       7.0

      The weighted average fair value per option at the date of grant for options granted in 1999, 1998 and 1997 was $4.88, $5.63 and $4.05, respectively.

      The above pro forma disclosures may not be representative of the effects on reported net income and earnings per share for future years because compensation cost under SFAS 123 is amortized over the options' vesting period and compensation cost for options granted prior to fiscal year 1996 is not considered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands except per share data)

O. STOCK SPLIT, TREASURY STOCK TRANSACTIONS AND EARNINGS PER SHARE

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

      During 1999 and 1998, the Company purchased and retired 50,000 and 528,691 shares of common stock, respectively. The number of issued shares was reduced as a result of the retirement of these shares.

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

                                              1999         1998           1997
                                          --------------------------------------
Net Earnings (numerator)................     $35,412      $32,079       $26,918
Basic EPS:
    Weighted average number of
      common shares outstanding
      (denominator).....................  23,970,011   24,268,250    24,133,472
      Basic per share amount............       $1.48        $1.32         $1.12
                                          ======================================
Diluted EPS:
     Weighted average number
       of common shares
       outstanding......................  23,970,011   24,268,250    24,133,472
     Dilutive effect of stock options...     343,596      380,373       210,409
                                          --------------------------------------
          Diluted weighted average
            number of common
            shares outstanding
            (denominator)................  24,313,607  24,648,623    24,343,881
          Diluted per share amount.......       $1.46       $1.30         $1.11
                                          ======================================

      For the fiscal years ended November 30, 1999 and 1998, respectively, 525,156 and 508,864 options with a weighted average exercise price of $19.81 and $19.86 were not included in the computation of diluted earnings per share as the options' exercise prices were greater than the average market price of the common shares during the respective periods.

P. UNAUDITED QUARTERLY FINANCIAL DATA
      The unaudited quarterly data for 1999 and 1998 were as follows:

                            First      Second      Third     Fourth
                           Quarter     Quarter    Quarter    Quarter     Total
--------------------------------------------------------------------------------
1999:
     Net sales..........   $99,166    $110,483   $112,090   $156,130    $477,869
     Gross profit.......    31,379      34,983     34,190     48,035     148,587
     Net earnings.......     6,210       8,650      9,736     10,816      35,412
     Net earnings per
     common share:
          Basic.........     $0.26       $0.36      $0.41      $0.45       $1.48
          Diluted.......     $0.25       $0.36      $0.40      $0.45       $1.46

1998:
     Net sales..........   $97,786    $107,266   $110,058   $111,663    $426,773
     Gross profit.......    28,775      34,849     34,698     36,914     135,236
     Net earnings.......     5,337       8,030      8,769      9,943      32,079
     Net earnings per
     common share:
          Basic.........     $0.22       $0.33      $0.36      $0.41       $1.32
          Diluted.......     $0.22       $0.32      $0.35      $0.41       $1.30

      Fourth quarter 1999 includes the acquisition of three industrial filtration businesses as discussed in Note B.

Q. SEGMENT INFORMATION

      The Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures About Segments of an Enterprise and Related Information," effective with year-end 1999. This standard requires that companies disclose selected information by operating segment. SFAS 131 defines an operating segment as a component of a company which engages in business activities from which it may earn revenues and incur expenses; has its operating results regularly reviewed by the entity's chief operating decision makers to make decisions about the allocation of resources and the assessment of performance; and has discrete financial information available. Based on the economic characteristics of the Company's business activities, the nature of products, customers and markets served, and the performance evaluation by management and the Company's Board of Directors, the Company has identified three reportable segments: Engine/Mobile Filtration, Industrial/ Environmental Filtration and Packaging. The adoption of SFAS 131 did not change the Company's identification of segments as reported in prior years.

      The Engine/Mobile Filtration segment manufactures and markets a complete line of filters used in the filtration of oil, air, fuel, coolant, hydraulic and transmission fluids in both domestic and international markets. The Engine/Mobile Filtration segment provides filters for certain types of transportation equipment including automobiles, heavy-duty and light trucks, buses and locomotives, marine and mining equipment, and heavy-duty construction and agricultural equipment. The products are sold to aftermarket distributors, original equipment manufacturers and dealer networks, private label accounts and directly to truck service centers and large national accounts.

      The Industrial/Environmental Filtration segment manufactures and markets a complete line of filters, cartridges, dust collectors and filtration systems used in the filtration of air and industrial fluid processes in both domestic and international markets. The filters and filter systems are used in commercial and industrial buildings, hospitals, manufacturing processes, clean rooms, airports, shipyards, refineries, power generation plants and residences. The products are sold to commercial and industrial distributors, original equipment manufacturers and dealer networks, private label accounts, retailers and directly to large national accounts.

      The Packaging segment manufactures and markets consumer and industrial packaging products including custom-designed plastic and metal containers and closures and lithographed metal sheets in both domestic and international markets. The products are sold directly to consumer and industrial packaging customers.

      Net sales represent sales to unaffiliated customers. No single customer or class of product accounted for 10% or more of the Company's consolidated 1999 sales. Intersegment sales are not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, headquarters facility and equipment, pension assets and various other assets that are not specific to an operating segment. Unallocated amounts include interest income and expense and other non-operating income and expense items.

      The segment data for the years ended November 30, 1999, 1998 and 1997 were as follows:


                                                             1999         1998         1997
                                                           -----------------------------------
Net sales:
Engine/Mobile Filtration ...............................   $ 238,680    $ 223,761    $ 207,640
Industrial/Environmental Filtration ....................     174,889      135,828      111,491
Packaging ..............................................      64,300       67,184       75,133
                                                           -----------------------------------
                                                           $ 477,869    $ 426,773    $ 394,264
                                                           ===================================
Operating profit:
Engine/Mobile Filtration ...............................   $  43,591    $  38,983       34,536
Industrial/Environmental Filtration ....................       5,120        6,966        4,188
Packaging ..............................................       7,366        5,714        8,672
                                                           -----------------------------------
                                                              56,077       51,663       47,396
Merger-related costs ...................................        --           --         (2,972)
Other income (expense) .................................        (462)        (316)        (232)
                                                           -----------------------------------
Earnings before income taxes and minority interests ....   $  55,615    $  51,347    $  44,192
                                                           ===================================
Identifiable assets:
Engine/Mobile Filtration ...............................   $ 137,351    $ 128,618    $ 121,804
Industrial/Environmental Filtration ....................     241,471       72,289       60,706
Packaging ..............................................      36,173       30,500       36,824
Corporate ..............................................      57,996       74,359       63,185
                                                           -----------------------------------
                                                           $ 472,991    $ 305,766    $ 282,519
                                                           ===================================
Additions to plant assets:
Engine/Mobile Filtration ...............................   $  13,115    $  10,479    $   7,382
Industrial/Environmental Filtration ....................       4,824        3,743        2,570
Packaging ..............................................       3,217        1,258        1,127
Corporate ..............................................         666          345          270
                                                           -----------------------------------
                                                           $  21,822    $  15,825       11,349
                                                           ===================================
Depreciation and amortization:
Engine/Mobile Filtration ...............................   $   6,944    $   6,320    $   5,724
Industrial/Environmental Filtration ....................       5,132        2,803        2,386
Packaging ..............................................       2,742        2,749        2,994
Corporate ..............................................         554          508          496
                                                           -----------------------------------
                                                           $  15,372    $  12,380       11,600
                                                           ===================================


      Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 1999, 1998 and 1997. Net sales by geographic area are based on sales to final customers within that segment.


                                                              1999       1998       1997
                                                            ------------------------------
Net Sales:
United States ...........................................   $399,717   $355,522   $325,361
Europe ..................................................     35,984     29,505     28,201
Other international .....................................     42,168     41,746     40,702
                                                            ------------------------------
                                                            $477,869   $426,773   $394,264
                                                            ==============================
Plant assets, at cost less accumulated depreciation:
United States ...........................................   $119,196   $ 83,621   $ 80,223
Europe ..................................................      5,650      1,704      1,709
Other international .....................................      1,180      1,064        973
                                                            ------------------------------
                                                            $126,026   $ 86,389   $ 82,905
                                                            ==============================
