Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

                                                        EXHIBIT 13(a)viii

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


/s/ LAWRENCE E. GLOYD         /s/ BRUCE A. KLEIN              /s/ MARCIA S. BLAYLOCK
-------------------------     --------------------------      ----------------------------
Lawrence E. Gloyd             Bruce A. Klein                  Marcia S. Blaylock
Chairman of the Board &       Vice President-Finance &        Vice President, Controller &
Chief Executive Officer       Chief Financial Officer         Corporate Secretary


January 7, 2000



                                       29