Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

11-YEAR FINANCIAL REVIEW                                         EXHIBIT 13(a)ix

                                                     1999        1998        1997        1996
-----------------------------------------------------------------------------------------------
PER SHARE
Equity .........................................   $   8.77    $   7.80    $   7.06    $   6.46
Diluted Earnings from Continuing Operations ....       1.46        1.30        1.11        1.07
Diluted Net Earnings ...........................       1.46        1.30        1.11        1.07
Dividends ......................................     0.4525      0.4425      0.4350      0.4283
Price: High ....................................      21.38       24.63       20.79       16.75
         Low ...................................      14.25       14.25       13.33       12.42
-----------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales ......................................   $477,869    $426,773    $394,264    $372,382
Operating Profit ...............................     56,077      51,663      44,424      42,596
Interest Expense ...............................      3,733       2,336       2,759       3,822
Pretax Income ..................................     55,615      51,347      44,192      41,405
Income Taxes ...................................     20,137      19,262      17,164      15,315
Income from Continuing Operations ..............     35,412      32,079      26,918      25,945
Income from Discontinued Operations ............       --          --          --          --
Cumulative Effect of Accounting Changes ........       --          --          --          --
Net Earnings ...................................     35,412      32,079      26,918      25,945
Basic Average Shares Outstanding ...............     23,970      24,268      24,133      23,908
Diluted Average Shares Outstanding .............     24,314      24,649      24,344      24,217
-----------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ...............................       11.7%       12.1%       11.3%       11.4%
Pretax Margin ..................................       11.6%       12.0%       11.2%       11.1%
Effective Tax Rate .............................       36.2%       37.5%       38.8%       37.0%
Net Margin-Continuing Operations ...............        7.4%        7.5%        6.8%        7.0%
Net Margin .....................................        7.4%        7.5%        6.8%        7.0%
Return on Beginning Assets .....................       11.6%       11.4%       10.1%       10.6%
Return on Beginning Shareholders' Equity .......       19.0%       18.7%       17.4%       18.8%
Dividend Payout to Net Earnings ................       30.5%       33.4%       38.2%       36.7%
-----------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets .................................   $227,670    $168,173    $160,527    $140,726
Plant Assets, Net ..............................    126,026      86,389      82,905      84,525
Total Assets ...................................    472,991     305,766     282,519     267,019
Current Liabilities ............................     97,475      61,183      54,237      51,297
Long-Term Debt .................................    145,981      36,419      37,656      43,449
Shareholders' Equity ...........................    210,718     186,807     171,162     154,681
-----------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization .........................       40.9%       16.3%       18.0%       21.9%
Working Capital ................................   $130,195    $106,990    $106,290    $ 89,429
Current Ratio ..................................        2.3         2.7         3.0         2.7
-----------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ................................   $ 38,642    $ 42,267    $ 41,632    $ 26,675
For Investment .................................   (160,658)    (19,290)     (8,193)    (18,934)
From/(For) Financing ...........................    103,501     (19,943)    (21,850)     (8,774)
Change in Cash & Equivalents ...................    (18,576)      2,997      11,497        (964)
Capital Expenditures ...........................     21,822      15,825      11,349      22,230
Depreciation & Amortization ....................     15,372      12,380      11,600      10,704
Dividends Paid .................................     10,814      10,717      10,290       9,512
Net Interest Expense ...........................      2,282       1,053       1,739       2,991
Income Taxes Paid ..............................     22,234      16,199      15,112      11,230
EBITDA* ........................................     73,203      64,774      57,421      54,955
-----------------------------------------------------------------------------------------------


* Earnings before net interest expense, taxes, depreciation and amortization.

                                                     1995        1994        1993        1992        1991        1990        1989
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity .........................................   $   5.79    $   5.18    $   4.63    $   4.39    $   4.26    $   3.73    $   3.26
Diluted Earnings from Continuing Operations ....       0.97        0.87        0.72        0.66        0.78        0.80        0.46
Diluted Net Earnings ...........................       0.97        0.89        0.72        0.56        0.79        0.85        0.30
Dividends ......................................     0.4217      0.4150      0.4067      0.4000      0.3667      0.3467      0.3200
Price: High ....................................      18.00       14.92       13.33       15.00       15.11       11.89       12.61
         Low ...................................      12.08       10.58       10.67       10.00        8.67        7.89        7.83
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales ......................................   $330,110    $300,450    $253,211    $218,172    $213,999    $197,917    $181,837
Operating Profit ...............................     38,728      33,188      29,960      27,810      32,204      31,407      23,969
Interest Expense ...............................      3,418       3,298       3,979       4,438       4,402       4,189       1,710
Pretax Income ..................................     36,631      31,886      27,221      24,930      28,778      30,325      23,572
Income Taxes ...................................     13,060      12,057       9,944       8,941      10,095      11,008      11,008
Income from Continuing Operations ..............     23,500      20,786      17,277      15,989      18,683      19,317      12,564
Income from Discontinued Operations ............       --          --          --          --           297       1,200      (4,493)
Cumulative Effect of Accounting Changes ........       --           630        --        (2,370)        --          --         --
Net Earnings ...................................     23,500      21,416      17,277      13,619      18,980      20,475       8,071
Basic Average Shares Outstanding ...............     23,850      23,804      23,831      24,030      23,915      23,931      27,288
Diluted Average Shares Outstanding .............     24,205      24,030      24,076      24,346      23,988      24,145      27,330
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ...............................       11.7%       11.0%       11.8%       12.7%       15.0%       15.9%       13.2%
Pretax Margin ..................................       11.1%       10.6%       10.8%       11.4%       13.4%       15.3%       13.0%
Effective Tax Rate .............................       35.7%       37.8%       36.5%       35.9%       35.1%       36.3%       46.7%
Net Margin-Continuing Operations ...............        7.1%        6.9%        6.8%        7.3%        8.7%        9.8%        6.9%
Net Margin .....................................        7.1%        7.1%        6.8%        6.2%        8.9%       10.3%        4.4%
Return on Beginning Assets .....................       11.4%       11.2%        9.5%        7.6%       11.6%       14.0%        5.1%
Return on Beginning Shareholders' Equity .......       19.1%       19.4%       16.4%       13.4%       21.3%       26.0%        6.2%
Dividend Payout to Net Earnings ................       39.7%       43.0%       52.3%       65.8%       43.0%       37.6%      102.7%
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets .................................   $133,286    $109,992    $ 97,569    $105,067    $ 87,322    $ 83,988    $ 68,860
Plant Assets, Net ..............................     73,047      58,787      53,839      42,324      52,324      47,498      48,231
Total Assets ...................................    245,697     206,928     191,657     181,660     179,337     164,294     145,982
Current Liabilities ............................     49,841      43,926      37,647      30,559      25,977      25,783      26,415
Long-Term Debt .................................     41,860      25,090      32,650      38,534      45,406      44,363      36,253
Shareholders' Equity ...........................    138,144     122,801     110,299     105,460     102,000      89,076      78,860
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization .........................       23.3%       17.0%       22.8%       26.8%       30.8%       33.2%       31.5%
Working Capital ................................   $ 83,445    $ 66,066    $ 59,922    $ 74,508    $ 61,345    $ 58,205    $ 42,445
Current Ratio ..................................        2.7         2.5         2.6         3.4         3.4         3.3         2.6
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ................................   $ 21,092    $ 25,670    $ 20,727    $ 23,456    $ 19,012    $ 25,109    $ 18,547
For Investment .................................    (29,044)     (1,159)        (74)     (7,737)    (15,848)     (9,689)     (8,918)
From/(For) Financing ...........................      7,226     (18,656)    (22,772)     (9,929)     (8,059)     (5,577)    (24,279)
Change in Cash & Equivalents ...................       (684)      5,912      (2,197)      5,811      (4,895)      9,843     (14,650)
Capital Expenditures ...........................     14,471      12,119      10,776       8,290      10,804       9,685       9,037
Depreciation & Amortization ....................      9,145       8,166       7,227       8,387       7,722       7,565       7,679
Dividends Paid .................................      9,330       9,201       9,036       8,958       8,165       7,708       8,290
Net Interest Expense ...........................      2,560       2,750       3,104       4,140       3,280       3,657         436
Income Taxes Paid ..............................     11,939      10,194      10,059      11,200       9,693      10,811      11,643
EBITDA* ........................................     48,265      43,759      37,552      37,457      39,780      41,547      31,687
------------------------------------------------------------------------------------------------------------------------------------
* Earnings before net interest expense, taxes, depreciation and amortization.


                                       31