Form 10-K405, Exhibit 13
period 1999-11-27
CLARCOR INC
filed 2000-02-23
CIK 20740

FINANCIAL REVIEW                                         EXHIBIT 13(a)x

(Dollars in millions except per share data)

      CLARCOR's operating results for 1999 were at record levels and include the acquisition of three industrial filtration companies in the fourth quarter of 1999. Excluding the effect of the fourth quarter acquisitions, sales increased approximately 3% for the year and operating profit 6%. The fourth quarter acquisitions will increase CLARCOR's total sales approximately 35% on an annual basis and are included in the Industrial/ Environmental Filtration segment. Including the acquisitions, in 1999 the Company's sales increased 12.0% and operating profit rose 8.5% over the prior year. The Company's fiscal 1999 cash flows and year-end balance sheet also included the effect of the fourth quarter 1999 acquisitions. Final balance sheet adjustments for the acquisitions will be determined by the end of the third quarter of fiscal 2000 as described in Note B to the Consolidated Financial Statements.

      The information presented in this financial review should be read in conjunction with other financial information provided throughout this 1999 Annual Report. The following discussion of operating results focuses on the Company's three reportable business segments: Engine/Mobile Filtration, Industrial/ Environmental Filtration and Packaging.

OPERATING RESULTS
Sales

      Net sales in 1999 of $477.9 million included $38.5 million from the 1999 fourth quarter acquisitions. The Company's sales increase of 12.0% for the year, or 3.0% excluding the acquisitions, resulted from higher Engine/ Mobile Filtration and Industrial/Environmental Filtration sales offset partially by reduced sales from Packaging. The 1999 overall sales increase was the 13th consecutive year of sales growth for the Company. Total net sales grew 8.2% in 1998 over the 1997 level of $394.3 million. The filtration segments recorded higher sales in 1998 than in 1997 and the Packaging segment recorded a 10.6% decrease.

      Comparative net sales information related to CLARCOR's operating segments is shown in the tables below.

                                                            1999 vs. 1998
                                                              Change
                                                          ---------------
NET SALES                                1999    % Total     $      %
-------------------------------------------------------------------------
Engine/Mobile Filtration..............  $238.7    49.9%   $14.9    6.7%
Industrial/Environmental Filtration...   174.9    36.6%    39.1   28.8%
Packaging.............................    64.3    13.5%    (2.9)  -4.3%
                                        ---------------------------------
   Total..............................  $477.9   100.0%   $51.1   12.0%
                                        =================================

                                                             1998 vs. 1997
                                                                Change
                                                             -------------
NET SALES                                    1998   % Total     $      %
--------------------------------------------------------------------------
Engine/Mobile Filtration..............     $223.8   52.4%   $16.1    7.8%
Industrial/Environmental Filtration...      135.8   31.8%    24.3   21.8%
Packaging.............................       67.2   15.8%    (7.9) -10.6%
                                       -----------------------------------
   Total..............................     $426.8  100.0%   $32.5    8.2%
                                       ===================================


      The Engine/Mobile Filtration sales increase of 6.7% in 1999 included increases for heavy-duty, light-duty and railroad filter products from both the domestic and international markets. Sales of the Hastings Filters brand of light-duty filters was particularly strong at 9.2% over the 1998 level. The Engine/Mobile Filtration segment's sales rose 7.8% in 1998 over the 1997 level on the strength of aftermarket sales of heavy-duty and light-duty filters. Sales increases in 1999 and 1998 resulted from new product introductions, additional OEM sales, and penetration into new distribution channels, primarily through sales to quick lube and truck service centers, fleets and automotive parts buying groups. Unit volumes increased in 1999 and 1998, and price increases were mostly offset by competitive discounts.

      The Company's Industrial/Environmental Filtration segment recorded a 28.8% increase in sales over 1998 including the effect of the fourth quarter acquisition of three industrial filtration companies. Excluding the acquisitions, 1999 sales increased 0.4% over 1998. Sales increased for the segment's Airguard business unit as a result of higher volumes and from several small acquisitions made in 1998. The segment's sales were lower than expected due primarily to reduced sales from United Air Specialists (UAS). The segment recorded a 21.8% increase in sales in 1998 over 1997. Excluding the sales impact of the 1998 acquisitions, the 1998 sales increase over 1997 was approximately 14% and resulted primarily from increased demand for air quality products. Although industry conditions reduced the expected increase in sales for 1999, the Company expects additional growth for this segment as a result of customer demand for industrial and indoor air filtration products and from additional acquisitions, including the acquisition of two distributors in the first quarter 2000.

      The Packaging segment's sales decrease of 4.3% in 1999 was principally the result of lower promotional container sales. However, a 12.9% increase in sales for the fourth quarter of 1999 over 1998 resulted from a strategic decision to meet customer demand for quality metal decorating for packaging products that are not promotional items. The segment's focus on non-promotional packaging products includes metal closures for food and beverage containers, wire spools, and film and battery cartridges. Sales of plastic closures and containers increased in 1999 over the prior year. The segment's sales were lower in 1998 from 1997 principally due to the 1997 sale of the Tube Division, which contributed approximately $7.0 million in sales in 1997, and due to lower promotional container sales in fiscal 1998 than in 1997.

OPERATING PROFIT

      The Company's operating profit increased 8.5% in 1999 over 1998 and it was the seventh consecutive year of growth in operating profit. Excluding the 1999 fourth quarter acquisitions, operating profit increased approximately 6%. Operating margin of 11.7% of sales was lower than the 1998 level of 12.1% primarily as a result of lower margins from the Industrial/Environmental segment, due in part to the 1999 acquisitions. In 1998, on the strength of an 8.2% increase in sales, the Company's operating profit increased 16.3%, or 9.0% excluding the impact of the $3.0 million merger-related costs recorded in 1997.

      Gross margin in 1999 of 31.1% of sales was lower than 31.7% recorded in 1998 primarily as a result of the fourth quarter acquisitions. In both 1999 and 1998, cost reductions, improved manufacturing productivity and modest changes overall in raw material prices helped offset competitive pricing pressures and positively impacted gross margin. Selling and administrative expenses increased to $92.5 million from $83.6 million in 1998 as a result of the 1999 acquisitions and the related amortization charges, higher sales activities, new product development programs and legal expenses. Selling and administrative expenses in 1998 included a $2.1 million charge related to an uncollectible customer account. Foreign currency adjustments did not have a material impact on consolidated operating profit in 1999, 1998 or 1997.

      Comparative operating profit information related to the Company's business segments is as follows.

                                                          1999 vs. 1998
                                                             Change
                                                          --------------
OPERATING PROFIT                         1999   % Total     $      %
------------------------------------------------------------------------
Engine/Mobile Filtration..............  $43.6     77.7%    $4.6   11.8%
Industrial/Environmental Filtration...    5.1      9.1%    (1.9) -26.5%
Packaging.............................    7.4     13.2%     1.7   28.9%
                                       ----------------------------------
   Total..............................  $56.1    100.0%    $4.4    8.5%
                                       ==================================

                                                          1998 vs. 1997*
                                                              Change
                                                          --------------
OPERATING PROFIT                        1998    % Total      $      %
------------------------------------------------------------------------
Engine/Mobile Filtration..............  $39.0    75.4%     $4.5   12.9%
Industrial/Environmental Filtration...    7.0    13.5%      2.8   66.3%
Packaging.............................    5.7    11.1%     (3.0) -34.1%
                                      ----------------------------------
   Total..............................   $51.7   100.0%     $4.3   9.0%
                                      ==================================

* Excludes merger-related costs in 1997.


OPERATING PROFIT
AS A PERCENT OF NET SALES                1999       1998         1997*
-------------------------------------------------------------------------
Engine/Mobile Filtration..............  18.3%      17.4%         16.6%
Industrial/Environmental Filtration...   2.9%       5.1%          3.8%
Packaging.............................  11.5%       8.5%         11.5%
                                       ----------------------------------
   Total..............................  11.7%      12.1%         12.0%
                                       ==================================

* Excludes merger-related costs in 1997.

      Operating profit for the Engine/Mobile Filtration segment improved to $43.6 million or 18.3% of sales in 1999. The segment's increase in operating profit margin in both 1999 and 1998 resulted primarily from higher sales volumes, cost reductions and productivity improvements that more than offset competitive pricing discounts. In addition, the light-duty filter manufacturing facility has continued to improve each year and in 1999 operated at its highest level of productivity since it was acquired in 1995.

      The Industrial/Environmental Filtration segment's operating profit of $5.1 million decreased in 1999 from the prior year level of $7.0 million. The 1999 operating profit included the fourth quarter 1999 acquisitions, but that increase was more than offset by lower profit from both Airguard and UAS. Airguard's profitability was reduced in 1999 primarily due to manufacturing inefficiencies resulting from labor shortages in the Louisville, Kentucky area and competitive pricing discounts. During the year Airguard moved some of its production from its Louisville area plants to several other plants which resulted in productivity improvements during the fourth quarter of 1999. In 1999, UAS also initiated changes in marketing plans, manufacturing cost reduction programs and administrative expense levels in order to offset reduced capacity utilization resulting from lower sales levels. These changes are expected to improve operating results for UAS in the second half of fiscal 2000 and in 2001. The segment's increase in profit in 1998 over the 1997 level was due principally to improved productivity and cost reductions and from increased sales volume and capacity utilization. Several small acquisitions in 1998 also favorably impacted the segment's operating profit for fiscal 1998 and 1999.

      The Packaging segment's 1999 operating profit of $7.4 million improved from $5.7 million in 1998. Fiscal 1998 included a $2.1 million charge in the second and third quarters for the write-off of a customer account. The segment's operating margin in 1999 of 11.5% of sales compares to 8.5% in 1999 and 11.5% in 1997. The 1998 level was reduced principally due to the $2.1 million account write-off.

OTHER INCOME & EXPENSE

      Net other expense totaled $0.5 million in 1999, $0.3 million in 1998 and $0.2 million in 1997. Interest expense, which totaled $3.7 million in 1999, increased

FINANCIAL REVIEW
(Dollars in millions except per share data)

due to the additional borrowings in the fourth quarter of 1999 for the acquisitions discussed above. Interest income increased to $1.5 million in 1999 as a result of higher average cash and short-term cash investment balances during fiscal 1999. Due to the 1999 fourth quarter acquisitions, in fiscal year 2000 interest expense will increase due to the inclusion of interest expense on the higher level of debt for a full year and interest income is expected to be lower due to the use of cash balances. Gains on the dispositions of plant assets were $1.7 million in 1999, $1.3 million in 1998 and $0.5 million in 1997. A gain of $1.7 million was recorded in 1997 from the sale of securities in a former Australian joint venture partner.

PROVISION FOR INCOME TAXES

      The provision for income taxes in 1999 of $20.1 million resulted in an effective tax rate of 36.2%. The 1999 effective tax rate was lower than the rate of 37.5% in 1998 principally due to reduced state income taxes. The effective rate of 38.8% in 1997 included the impact of merger costs that were not fully deductible for tax purposes. As a result of lower state income taxes and other income tax changes, the effective tax rate is expected to be lower in fiscal 2000 than the rate recorded in 1999.

NET EARNINGS AND EARNINGS PER SHARE

      Net earnings of $35.4 million in 1999 set a new record for the Company and resulted in diluted earnings per share of $1.46 compared to $1.30 diluted earnings per share in 1998. Diluted average shares outstanding for fiscal 1999 were 24,313,607 compared to 24,648,623 for 1998, a decrease of 1.4%. Net earnings in 1998 of $32.1 million increased from the 1997 level of $26.9 million, or $1.11 diluted earnings per share based on 24,343,881 diluted average shares outstanding.

FINANCIAL CONDITION
Corporate Liquidity

      The Consolidated Statements of Cash Flows are shown on page 18, and the discussion of corporate liquidity should be read in conjunction with information presented in those statements.

      Cash and short-term cash investments decreased to $14.7 million at year-end 1999 from $33.3 million at year-end 1998 primarily due to the cash used for the acquisitions in September 1999. Cash provided by operating activities totaled $38.6 million in 1999 compared to $42.3 million in 1998 and $41.6 million in 1997. Increased cash flow from net earnings, depreciation and amortization in 1999 was used for investment in assets, net of liabilities, which totaled $10.5 million and also included $6.0 million more in tax payments in 1999 than in 1998. Depreciation and amortization increased in the fourth quarter of 1999 due to the acquisitions and will increase for fiscal year 2000.

      Net cash used in investing activities of $160.7 million increased from the 1998 level of $19.3 million. In September 1999, $142.4 million, net of cash acquired, was used for the acquisition of three industrial filtration companies. In 1998, cash of $8.0 million was invested in acquisitions of a filter company and a distributor. Additions to plant assets in 1999 increased to $21.8 million as a result of adding plant capacity and the completion of an expansion to a manufacturing and distribution facility in Kearney, Nebraska. Plant asset additions were $15.8 million in 1998 and $11.3 million in 1997. Cash of $3.9 million was received in 1999 from the disposition of plant assets, primarily from the sale of a building. In 1998, cash of $2.5 million was received as payment on a note receivable and $2.5 million was received from the disposition of plant assets. In 1997, $3.3 million was received from the sale of securities in a former Australian joint venture partner.

      Net cash provided by financing activities totaled $103.5 million in 1999 and included $115.0 million in borrowings used for the September 1999 acquisitions. During 1999, the Company purchased 50,000 shares of common stock for $0.9 million under the December 1997 Board of Directors' approved plan to repurchase up to 1,500,000 shares of CLARCOR common stock. The Company purchased 528,691 shares of CLARCOR common stock for $8.4 million in 1998. Dividend payments totaled $10.8 million, $10.7 million and $10.3 million in 1999, 1998 and 1997, respectively. Payments on long-term debt of $0.5 million in 1999 compared to higher amounts in 1998 and 1997 of $2.7 million and $14.0 million, respectively.

      CLARCOR continued to generate sufficient cash in 1999 to maintain current operating levels, to pay dividends, to provide for additions and the replacement of necessary plant facilities, and to service and repay long-term debt. Due to the September 1999 acquisition of three filtration companies, a $185.0 million multicurrency revolving credit facility was established with several financial institutions. A total of $115.0 million of the credit facility was used and sufficient lines of credit remain available to fund the Company's current operations and planned future growth. Total capital expenditures will be approximately $30.0 million in fiscal 2000 and principal payments on long-term debt will be approximately $5.4 million based on scheduled payments per current debt agreements. No payments are required in fiscal 2000 on the multicurrency revolving credit facility. The Company is in compliance with restrictive covenants, as described in Note H to the Consolidated Financial Statements, related to the credit facility. It is possible that business acquisitions or dispositions could be made in the future that may require changes in the Company's debt and capitalization.

CAPITAL RESOURCES

      The Company's financial position at November 30, 1999 continued to be sufficiently liquid to support current operations. There were significant increases in assets and liabilities at year-end 1999 as a result of the fourth quarter acquisitions and also due to an increased level of business activity compared to year-end 1998. Total assets of $473.0 million at November 30, 1999 increased 54.7% from the prior year-end level of $305.8 million. Total current assets increased to $227.7 million from $168.2 million at year-end 1998 and total current liabilities increased to $97.5 million from $61.2 million at year-end 1998. The current ratio was 2.3 at year-end 1999 compared to 2.7 at year-end 1998. Plant assets, acquired intangibles, and excess of cost over fair value of assets acquired also increased significantly as a result of the 1999 acquisitions. Current liabilities include accruals for costs related to litigation matters arising in the normal course of business. See Note L in the Notes to Consolidated Financial Statements for further information on these matters.

      Long-term debt of $146.0 million at year-end 1999 included the borrowing against the revolving credit facility in 1999 for the acquisitions. Shareholders' equity increased to $210.7 million from $186.8 million at year-end 1998. The increase in shareholders' equity resulted from net earnings of $35.4 million offset by dividend payments of $10.8 million, or $0.4525 per share, and common stock repurchases of $0.9 million. As a result of the additional long-term debt at year-end 1999, long-term debt increased to 40.9% of total capitalization at year-end 1999, compared to 16.3% at year-end 1998.

      At November 30, 1999, CLARCOR had 24,019,722 shares of common stock outstanding at $1.00 par value, compared to 23,949,358 shares outstanding at the end of 1998. These share amounts reflect the three-for-two stock split effective April 24, 1998.

OTHER MATTERS
Year 2000

      The Company's assessment and remediation plans related to Year 2000 issues were implemented over several years. Compliance activities resulted in total costs of less than $1.5 million. Contingency plans were also made to address the Company's exposure to any material failure as a result of noncompliance by third parties. Management believes that the Company devoted the necessary resources to resolve significant Year 2000 issues. Through February 1, 2000, the Company is not aware of any significant business interruption as a result of a Year 2000 issue. In addition, no significant additional costs or remediation activities are expected with respect to Year 2000 issues. However, the Year 2000 problem is complex as virtually every computer operation may be affected in some way. Consequently, no assurance can be given that Year 2000 compliance can be fully achieved without additional costs that might have a material adverse effect on the Company's financial condition or consolidated results of operations.

MARKET RISK

      The Company's market risk is the potential loss arising from adverse changes in interest rates. The Company's long-term debt obligations are primarily at variable LIBOR associated rates and fixed interest rates and denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements. In addition, subsequent to year-end 1999, the Company entered into a three-month interest rate swap agreement related to the revolving credit agreement. Market risk is estimated as the potential increase in fair value of the Company's long-term debt obligations resulting from a hypothetical 1% increase in interest rates. A hypothetical 1% increase in interest rates would adversely affect fiscal 2000 net earnings and cash flows by approximately $1.0 million and reduce the fair value of long-term debt, as measured at November 30, 1999, by approximately $4.0 million. Last year, a hypothetical 1% increase in interest rates would have adversely affected fiscal 1999's net earnings and cash flows by approximately $0.3 million and reduced the fair value of long-term debt by approximately $2.1 million.

      The Company places its short-term cash investments in high grade, primarily tax-exempt municipal securities. For the most part, the interest rates on these investments are reset weekly and consequently, the cost of these securities approximates market value.

      Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives for managing these risks or for trading purposes during 1999 or 1998. As a result of increased foreign sales and business activities from the fourth quarter 1999 acquisitions, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." Subsequently the original implementation date for SFAS 133 was deferred. SFAS 133 requires a company to recognize all derivatives on the balance sheet as either an asset or a liability measured at fair value. The statement also requires a company to recognize changes in the derivative's fair

FINANCIAL REVIEW
(Dollars in millions except per share data)

value currently in earnings unless it meets specific hedge accounting criteria. The Company currently expects to adopt SFAS 133 in fiscal year 2001. Management does not expect the adoption of SFAS 133 to have a material impact on the Company's consolidated financial statements.

OUTLOOK

      The Company's long-term objective continues to be to increase earnings per share by 10% to 15% annually. This objective was achieved in fiscal 1999 and remains the objective for fiscal 2000. The Engine/Mobile Filtration segment is expected to continue to increase sales and profit through providing outstanding customer service, introducing new products and expanding marketing programs. The Industrial/Environmental Filtration segment is expected to grow sales and profits as a result of the 1999 acquisitions, achieving synergies and cost savings from integrating production facilities and processes, and expanding sales programs throughout the various distribution channels. The Packaging segment's focus on metal decorating and reduced emphasis on seasonal promotional packaging sales is expected to increase utilization of current capacity throughout fiscal 2000. As a result, sales are expected to increase by more than 10% in 2000 and operating margins should improve as well.

      Although the 1999 acquisitions are expected to increase the Company's fiscal 2000 operating profit, due to the additional interest expense and reduced interest income, net earnings and diluted earnings per share may be diluted by $0.01 to $0.02 per share in 2000. The Company will continue to review these expectations throughout 2000, and is optimistic that synergies, net of integration costs, may be realized sooner than originally expected. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) is expected to exceed $90 million in fiscal 2000, compared to $73 million in 1999. Additionally, even though debt was significantly increased in 1999 due to the acquisitions, interest coverage is expected to be greater than six times in 2000.

      The Company will continue to implement cost reductions and productivity improvements, although competitive pricing pressures, foreign currency exchange rate changes and worldwide business conditions may reduce the overall profit improvement. Additional plant asset additions will be made in each segment's facilities during 2000 to improve productivity and support new product introductions. While the Company fully expects that sales and profits will improve as a result of these efforts, contingency plans are in place to reduce costs depending on industry and economic conditions.

      The Company continues to look at acquisition opportunities, primarily in related filtration businesses. It is expected that these acquisitions would expand the Company's market base, distribution coverage and product offerings. The Company has established financial standards that will continue to be vigorously applied in the review of all acquisition opportunities.

FORWARD-LOOKING STATEMENTS

      Certain statements quoted in this Annual Report are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors including: the volume and timing of orders received during the year; the mix of changes in distribution channels through which the Company's products are sold; the timing and acceptance of new products and product enhancements by the Company or its competitors; changes in pricing, labor availability, product life cycles, and purchasing patterns of distributors and customers; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; the effectiveness of plant conversions, productivity improvement programs and Year 2000 readiness; the management of both growth and acquisitions; the fluctuation in foreign and U.S. currency exchange rates; the fluctuation in interest rates, primarily LIBOR, which affect the cost of borrowing under the revolving credit facility; extraordinary events such as litigation, acquisitions or divestitures including related charges; and economic conditions generally or in various geographic areas. All of the foregoing matters are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

      Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely effected.