Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                                 EXHIBIT 13(a)ii

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

NOVEMBER 30, 2000 AND 1999
(Dollars in thousands except per share data)


ASSETS                                                                 2000         1999
===========================================================================================
Current assets:
   Cash and short-term cash investments .........................    $ 10,864     $ 14,745
   Accounts receivable, less allowance for losses of $5,027
      for 2000 and $5,155 for 1999 ..............................     110,083      103,986
   Inventories ..................................................     100,561       89,850
   Prepaid expenses and other current assets ....................       3,640       11,830
   Deferred income taxes ........................................       5,331        7,259
                                                                    ----------------------
            Total current assets ................................     230,479      227,670
                                                                    ----------------------

Plant assets, at cost less accumulated depreciation .............     140,121      126,026
Acquired intangibles, less accumulated amortization .............     101,877       91,151
Pension assets ..................................................      19,519       17,879
Other noncurrent assets .........................................       9,934       10,265
                                                                    ----------------------
            Total assets ........................................    $501,930     $472,991
                                                                    ======================

LIABILITIES
===========================================================================================
Current liabilities:
   Current portion of long-term debt ............................    $  5,482     $  5,440
   Accounts payable and accrued liabilities .....................      84,187       87,593
   Income taxes .................................................       8,157        4,442
                                                                    ----------------------
            Total current liabilities ...........................      97,826       97,475
                                                                    ----------------------

Long-term debt, less current portion ............................     141,486      145,981
Postretirement health care benefits .............................       3,574        3,342
Long-term pension liabilities ...................................       4,374        3,577
Deferred income taxes ...........................................      10,663       10,238
Other long-term liabilities .....................................       1,519        1,265
Minority interests ..............................................         395          395

Contingencies

SHAREHOLDERS' EQUITY
===========================================================================================

Capital stock:
   Preferred, par value $1, authorized 5,000,000 shares,
      none issued ...............................................        --           --
   Common, par value $1, authorized 60,000,000 shares,
      issued 24,381,307 in 2000 and 24,019,722 in 1999 ..........      24,381       24,020
   Capital in excess of par value ...............................       5,700          948
   Accumulated other comprehensive earnings:
      Foreign currency translation adjustments ..................      (6,919)      (4,151)
   Retained earnings ............................................     218,931      189,901
                                                                    ----------------------
            Total shareholders' equity ..........................     242,093      210,718
                                                                    ----------------------
            Total liabilities and shareholders' equity ..........    $501,930     $472,991
                                                                    ======================



The accompanying notes are an integral part of the consolidated financial statements.


12 CLARCOR