Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                              EXHIBIT 13(a)(iii)

CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------

FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998
(Dollars in thousands except per share data)


                                                                       2000            1999            1998
===============================================================================================================
Net sales .....................................................       $652,148        $477,869        $426,773

Cost of sales .................................................        453,803         329,282         291,537
                                                                    -------------------------------------------

      Gross profit ............................................        198,345         148,587         135,236

Selling and administrative expenses ...........................        122,358          92,510          83,573
                                                                    -------------------------------------------

      Operating profit ........................................         75,987          56,077          51,663
                                                                    -------------------------------------------

Other income (expense):
   Interest expense ...........................................        (11,534)         (3,733)         (2,336)
   Interest income ............................................            698           1,451           1,283
   Other, net .................................................         (1,664)          1,820             737
                                                                    -------------------------------------------

                                                                       (12,500)           (462)           (316)
                                                                    -------------------------------------------

      Earnings before income taxes and minority interests .....         63,487          55,615          51,347

Provision for income taxes ....................................         23,201          20,137          19,262
                                                                    -------------------------------------------

      Earnings before minority interests ......................         40,286          35,478          32,085

Minority interests in earnings of subsidiaries ................            (49)            (66)             (6)
                                                                    -------------------------------------------

Net earnings ..................................................       $ 40,237        $ 35,412        $ 32,079
                                                                    ===========================================

Net earnings per common share:
   Basic ......................................................       $   1.66        $   1.48        $   1.32
   Diluted ....................................................       $   1.64        $   1.46        $   1.30
                                                                    ===========================================

Average number of common shares outstanding:
   Basic ......................................................     24,269,675      23,970,011      24,268,250
   Diluted ....................................................     24,506,171      24,313,607      24,648,623
                                                                    ===========================================


The accompanying notes are an integral part of the consolidated financial statements.



                                                                              13