Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                               EXHIBIT 13(a)(iv)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998
(Dollars in thousands except per share data)

                                                                          Common Stock
                                                         ----------------------------------------------
                                                           Number of Shares             Amount
                                                         ------------------------  --------------------       Capital in
                                                                            In                   In           Excess of
                                                           Issued        Treasury    Issued    Treasury       Par Value
==========================================================================================================================
Balance, November 30, 1997 ...........................   24,243,603         --        $16,162   $     --     $    2,857
--------------------------------------------------------------------------------------------------------------------------
Net earnings .........................................         --           --           --           --           --
Other comprehensive earnings:
   Translation adjustments ...........................         --           --           --           --           --

   Total comprehensive earnings.......................

Purchase of treasury stock ...........................         --       (528,691)        --        (8,447)         --
Retirement of treasury stock .........................     (528,691)     528,691         (529)      8,447        (5,553)
Stock split ..........................................         --           --          8,145         --           --
Stock options exercised ..............................      212,260         --            154         --          2,391
Issuance of stock under award plans ..................       22,186         --             17         --            461
Cash dividends - $0.4425
   per common share ..................................         --           --           --           --           --
--------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1998 ...........................   23,949,358         --         23,949         --            156
--------------------------------------------------------------------------------------------------------------------------

Net earnings .........................................         --           --           --           --           --
Other comprehensive earnings:
   Translation adjustments ...........................         --           --           --           --           --

   Total comprehensive earnings ......................

Purchase of treasury stock ...........................         --        (50,000)        --          (897)         --
Retirement of treasury stock .........................      (50,000)      50,000          (50)        897          (455)
Stock options exercised ..............................       82,344         --             83         --            740
Issuance of stock under
   award plans .......................................       38,020         --             38         --            507
Cash dividends - $0.4525
   per common share ..................................         --           --           --           --           --
--------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1999 ...........................   24,019,722         --         24,020         --            948
--------------------------------------------------------------------------------------------------------------------------

Net earnings .........................................         --           --           --           --           --
Other comprehensive earnings:
   Translation adjustments ...........................         --           --           --           --           --

   Total comprehensive earnings ......................

Business acquisition .................................      160,704         --            161         --          2,734
Stock options exercised ..............................      182,479         --            182         --          1,898
Issuance of stock under
   award plans .......................................       18,402         --             18         --            120
Cash dividends - $0.4625
   per common share ..................................         --           --           --           --           --
--------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2000 ...........................   24,381,307         --        $24,381   $     --     $    5,700
==========================================================================================================================

                                                 Accumulated
                                                    Other
                                                Comprehensive      Retained
                                                  Earnings         Earnings    Total
========================================================================================
Balance, November 30, 1997 ..................   $ (2,700)          $154,843   $171,162
----------------------------------------------------------------------------------------
Net earnings ................................       --               32,079     32,079
Other comprehensive earnings:
   Translation adjustments ..................       (293)              --         (293)
                                                                              --------
   Total comprehensive earnings..............                                   31,786
                                                                              --------
Purchase of treasury stock ..................       --                 --       (8,447)
Retirement of treasury stock ................       --               (2,365)      --
Stock split .................................       --               (8,145)      --
Stock options exercised .....................       --                 --        2,545
Issuance of stock under award plans .........       --                 --          478
Cash dividends - $0.4425
   per common share .........................       --              (10,717)   (10,717)
----------------------------------------------------------------------------------------
Balance, November 30, 1998 ..................     (2,993)           165,695    186,807
----------------------------------------------------------------------------------------

Net earnings ................................       --               35,412     35,412
Other comprehensive earnings:
   Translation adjustments ..................     (1,158)              --       (1,158)
                                                                              --------
   Total comprehensive earnings..............                                   34,254
                                                                              --------
Purchase of treasury stock ..................       --                 --         (897)
Retirement of treasury stock ................       --                 (392)      --
Stock options exercised .....................       --                 --          823
Issuance of stock under
   award plans ..............................       --                 --          545
Cash dividends - $0.4525
   per common share .........................       --              (10,814)   (10,814)
----------------------------------------------------------------------------------------
Balance, November 30, 1999 ..................     (4,151)           189,901    210,718
----------------------------------------------------------------------------------------

Net earnings ................................       --               40,237     40,237
Other comprehensive earnings:
   Translation adjustments ..................     (2,768)              --       (2,768)
                                                                              --------
   Total comprehensive earnings..............                                   37,469
                                                                              --------
Business acquisition ........................       --                 --        2,895
Stock options exercised .....................       --                 --        2,080
Issuance of stock under
   award plans ..............................       --                 --          138
Cash dividends - $0.4625
   per common share .........................       --              (11,207)   (11,207)
--------------------------------------------------------------------------------------

Balance, November 30, 2000 ..................   $ (6,919)          $218,931   $242,093
======================================================================================


The accompanying notes are an integral part of the consolidated financial statements.



14 CLARCOR