Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                               EXHIBIT 13(a)(v)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED NOVEMBER 30, 2000, 1999 AND 1998
(Dollars in thousands)


                                                                          2000        1999        1998
==========================================================================================================
Cash flows from operating activities:
   Net earnings ...................................................   $  40,237    $  35,412    $  32,079
   Adjustments to reconcile net earnings to
         net cash provided by operations:
      Depreciation ................................................      17,537       13,729       11,692
      Amortization ................................................       3,542        1,643          688
      Minority interests in earnings of subsidiaries ..............          49           66            6
      Net (gain) loss on dispositions of plant assets .............         109       (1,660)      (1,310)
      Changes in assets and liabilities, net of
            business acquisitions:
         Accounts receivable ......................................      (3,448)      (6,062)      (3,460)
         Inventories ..............................................      (9,636)      (4,585)       1,046
         Prepaid expenses and other current assets ................       8,040       (1,369)        (912)
         Other noncurrent assets ..................................        (554)         (18)      (3,235)
         Accounts payable and accrued liabilities .................      (1,170)       4,790        4,841
         Pension assets and liabilities, net ......................      (7,430)        (583)      (1,463)
         Income taxes .............................................       4,663       (2,366)       2,065
         Deferred income taxes ....................................       2,191         (355)         230
                                                                      -----------------------------------

            Net cash provided by operating activities .............      54,130       38,642       42,267
                                                                      -----------------------------------

Cash flows from investing activities:
   Additions to plant assets ......................................     (29,005)     (21,822)     (15,825)
   Business acquisitions, net of cash acquired ....................     (12,735)    (142,709)      (7,984)
   Proceeds from note receivable ..................................        --           --          2,500
   Dispositions of plant assets ...................................          55        3,873        2,542
   Other, net .....................................................        (440)        --           (523)
                                                                      -----------------------------------

            Net cash used in investing activities .................     (42,125)    (160,658)     (19,290)
                                                                      -----------------------------------

Cash flows from financing activities:
   Proceeds from multicurrency revolving credit agreement .........      43,200      115,000         --
   Payments on multicurrency revolving credit agreement ...........     (42,200)        --           --
   Reduction of long-term debt ....................................      (7,034)        (468)      (2,669)
   Sales of capital stock under stock option plan .................       1,379          680        1,890
   Purchases of treasury stock ....................................        --           (897)      (8,447)
   Cash dividends paid ............................................     (11,207)     (10,814)     (10,717)
                                                                      -----------------------------------

            Net cash provided by (used in) financing activities ....    (15,862)     103,501      (19,943)
                                                                      -----------------------------------

Net effect of exchange rate changes on cash .......................         (24)         (61)         (37)
                                                                      -----------------------------------

Net change in cash and short-term
   cash investments ...............................................      (3,881)     (18,576)       2,997
Cash and short-term cash investments,
   beginning of year ..............................................      14,745       33,321       30,324
                                                                      -----------------------------------
Cash and short-term cash investments, end of year .................   $  10,864    $  14,745    $  33,321
                                                                      ===================================


The accompanying notes are an integral part of the consolidated financial statements.

                                                                              15