Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                               EXHIBIT 13(a)(vi)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

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

In accordance with Statement of Financial Accounting Standards No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company determines any impairment losses based on underlying cash flows related to specific groups of plant assets, identifiable intangibles and excess cost over fair value of assets acquired and would first apply such impairment losses to related goodwill.

STATEMENTS OF CASH FLOWS

All highly liquid investments that are readily saleable are considered to be short-term cash investments. The carrying amount approximates fair value.

CONCENTRATIONS OF CREDIT AND FINANCIAL INSTRUMENTS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments and trade receivables. The Company places its short-term cash investments in high-grade municipal securities and classifies them as trading securities. At November 30, 2000 and 1999, the Company held short-term municipal securities with a total cost of $2,900 and $12,720, respectively. Cost approximates market for these securities. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different industries and locations.

The Company makes limited use of derivative financial instruments and does not use them for trading or speculative purposes. Derivative financial instruments are used principally to manage certain interest rate and foreign currency risks. Interest rate swap agreements are utilized to convert certain floating rate debt into fixed rate debt. Cash flows related to interest rate swap agreements are included in interest expense over the terms of the agreements.

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

COMPREHENSIVE EARNINGS

Foreign currency translation adjustments are included in other comprehensive earnings in accordance with Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income."

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

ACCOUNTING PERIOD

The Company's fiscal year ends on the Saturday closest to November 30. The fiscal year ended December 2, 2000 included fifty-three weeks. The fiscal years ended November 27, 1999 and November 28, 1998 were comprised of fifty-two weeks. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.




16 CLARCOR

--------------------------------------------------------------------------------

RECLASSIFICATIONS

Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no effect on reported earnings.

B. BUSINESS COMBINATIONS AND INVESTMENTS IN AFFILIATES

During 2000, the Company purchased Filter Products, Inc., a Sacramento, California liquid process filtration manufacturer, and two air filtration distributors. All three of these acquisitions were accounted for under the purchase method of accounting. Two of the acquisitions were paid for in cash. The purchase price of the other was paid in cash and stock. For these acquisitions, the Company paid $12,730 in cash, net of cash received, and issued 160,704 shares of its common stock (or $2,895). These acquisitions did not have a significant impact on the results of the Company.

On September 10, 1999, the Company completed its acquisitions of Purolator Air Filtration (Purolator), Facet International (Facet), and Purolator Facet, Inc.
(PFI), manufacturers of air and liquid filtration products, for approximately $140,985, net of cash received, including acquisition expenses. The purchase price was paid in cash with available funds and proceeds from long-term borrowings of approximately $115,000 from a revolving credit facility. (See Note G.) As a result of the acquisitions, Purolator, Facet, and PFI became subsidiaries of the Company and are included in the Company's Industrial/Environmental Filtration segment. The Company's non-cash investing and financing activities related to this acquisition included assumed liabilities of $25,910.

The transaction was accounted for under the purchase method of accounting with the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired recorded as goodwill and amortized over 40 years by the straight-line method. Other acquired intangible assets are being amortized as discussed in Note A. During fiscal year 2000, the Company finalized the purchase price according to the terms of the purchase agreement and completed the estimates of liabilities assumed, including those associated with exit and other costs of the acquisition. The finalized allocation to major categories of assets and liabilities resulted in a reduction to goodwill of $34. As part of the final allocation of purchase price, the Company accrued an additional $800 for severance and exit costs during 2000, resulting in a total accrual of $1,085 of which $329 was paid out as of November 30, 2000. The remaining cash payments for severance and exit costs are expected to be paid out by the end of 2001. The operating results are included in the Company's consolidated results of operations from September 1, 1999, the effective date of the acquisitions.

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

                                      Years Ended November
                                  ---------------------------
                                       1999          1998
                                  ---------------------------
Net sales .....................      $591,869      $576,973
Net earnings ..................        36,625        32,277
Basic earnings per share ......          1.53          1.33
Diluted earnings per share ....          1.51          1.31

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

C. INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 43% and 42% of the Company's inventories at November 30, 2000 and 1999, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates current cost. Inventories are summarized as follows:

                                        2000        1999
                                      -------------------
Raw materials .....................   $ 38,444   $ 33,274
Work-in-process ...................     14,253     15,203
Finished products .................     48,316     42,978
                                      -------------------
Total at FIFO .....................    101,013     91,455
Less excess of FIFO over LIFO .....        452      1,605
                                      -------------------
                                      $100,561   $ 89,850
                                      ===================

During 2000, certain LIFO inventory quantities were reduced resulting in a partial liquidation of the LIFO bases. The effect on net earnings was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

D. PLANT ASSETS

Plant assets at November 30, 2000 and 1999 were as follows:

                                        2000        1999
                                      -------------------
Land ..............................   $  3,911   $  3,853
Buildings and building fixtures ...     67,986     65,845
Machinery and equipment ...........    182,689    163,481
Construction-in-process ...........     17,666     11,108
                                      -------------------
                                       272,252    244,287
Less accumulated depreciation .....    132,131    118,261
                                      -------------------
                                      $140,121   $126,026
                                      ===================

E. ACQUIRED INTANGIBLES

Acquired intangibles, net of accumulated amortization at November 30, 2000 and 1999 consisted of the following:

                                                             2000       1999
                                                          -------------------
Excess of cost over fair value of assets acquired .....   $ 62,333   $ 49,784
Trademarks ............................................     29,090     30,140
Other acquired intangibles ............................     10,454     11,227
                                                          -------------------
                                                          $101,877   $ 91,151
                                                          ===================

Accumulated amortization was $13,812 and $9,890 at November 30, 2000 and 1999, respectively.

F. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at November 30, 2000 and 1999 were as follows:

                                                  2000      1999
                                                -----------------
Accounts payable ............................   $40,826   $42,477
Accrued salaries, wages and commissions .....    12,678    10,875
Compensated absences ........................     6,192     6,224
Accrued pension liabilities .................       262     6,711
Other accrued liabilities ...................    24,229    21,306
                                                -----------------
                                                $84,187   $87,593
                                                =================

G. LONG-TERM DEBT

Long-term debt at November 30, 2000 and 1999 consisted of the following:

                                                     2000       1999
                                                 -------------------
Multicurrency revolving credit agreement,
   interest payable at the end of each
   funding period at an adjusted LIBOR .......   $116,000   $115,000
Promissory note, interest payable
   semi-annually at 6.69% ....................     20,000     25,000
Industrial Revenue Bonds, at 2.20% to
   5.85% interest rates ......................     10,063     10,438
Other obligations, at 7.75% to 10%
   interest rates ............................        905        983
                                                 -------------------
                                                  146,968    151,421
Less current portion .........................      5,482      5,440
                                                 -------------------
                                                 $141,486   $145,981
                                                 ===================

A fair value estimate of $147,419 and $143,867 for long-term debt in 2000 and 1999, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities.

In September 1999, the Company entered into a three-year, multicurrency revolving credit agreement with a group of participating financial institutions under which it may borrow up to $185,000. The agreement, which was extended for one additional year in 2000, provides that loans may be made under a selection of currencies and rate formulas. The interest rate is based upon either a defined Base Rate or the London Interbank Offered Rate (LIBOR) plus a variable spread of .55% to 1.25%. The variable spread is based on the ratio of the Company's outstanding borrowings as compared with its shareholders' equity. The spread was .80% at November 30, 2000. Facility fees and other fees on the entire loan commitment are payable for the duration of this facility. At November 30, 2000 and 1999, $116,000 and $115,000 were outstanding under this agreement.

Borrowings under the credit facility are unsecured but are guaranteed by certain of the Company's subsidiaries. The agreement related to this borrowing includes certain restrictive covenants that include maintaining minimum consolidated net worth of $160,000, limiting new borrowings, maintaining a minimum interest coverage, and restricting certain changes in ownership as stipulated in the agreement. The Company was in compliance with these covenants as of November 30, 2000 and 1999. This agreement also includes a letter of credit facility, against which $10,841 and $11,405 in letters of credit had been issued as of November 30, 2000 and 1999, respectively.

During 2000, the Company entered into several interest rate agreements to manage its interest exposure related to the multicurrency credit revolver. Two agreements were in place at November 30, 2000 covering the outstanding amount on the multicurrency credit revolver. One agreement provides for the Company to pay a 7.12% fixed interest rate on a notional amount of $60,000 and matures in December 2000. The other agreement provides for the Company to pay a 7.34% fixed interest rate on a notional amount of $60,000 and is effective until September 11, 2002. Under both agreements the Company will receive interest at floating rates based on LIBOR. At November 30, 2000 and 1999, LIBOR was 7.46% and 6.51%, respectively. The fair market value of the agreements was a negative $1,183 at November 30, 2000.

The 6.69% promissory note matures July 25, 2004, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. Under the note agreement, the Company must meet certain restrictive covenants. The covenants were amended during 1999 to be similar to those contained in the multicurrency revolving credit facility.



18 CLARCOR

--------------------------------------------------------------------------------

On February 1, 1996, the Company, in cooperation with the South Dakota Economic Development Finance Authority, issued $8,410 of Industrial Revenue Bonds. The bonds are due February 1, 2016, with a variable rate of interest that is reset weekly. The Company has other outstanding Industrial Revenue Bonds of $1,653 and $2,028 as of November 30, 2000 and 1999, respectively. These mature in 2005 and are backed by a letter of credit that requires an annual fee of 0.925% of the outstanding balance. This letter of credit expires in May 2001.

Exclusive of the multicurrency revolving credit facility, principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $5,482 in 2001, $5,500 in 2002, $5,531 in 2003, $5,581 in 2004,
$305 in 2005 and $8,569 thereafter. The borrowings under the revolving credit facility that matures in 2003 have been classified as long-term as the Company has both the intent and ability to refinance this amount on a long-term basis.

Interest paid totaled $10,714, $2,228 and $2,293 during 2000, 1999 and 1998, respectively.

H. LEASES

The Company has various lease agreements for offices, warehouses, manufacturing plants, and equipment that expire on various dates through June 2007 and contain renewal options. Some of these leases provide for payment of property taxes, utilities and certain other expenses. Commitments for minimum rentals under noncancellable leases at November 30, 2000 for the next five years are: $8,176 in 2001, $7,481 in 2002, $6,016 in 2003, $4,463 in 2004 and $2,385 in 2005. Rent
expense totaled $8,367, $6,063 and $5,189 for the years ended November 30, 2000, 1999 and 1998, respectively.

I. PENSION AND OTHER POSTRETIREMENT PLANS

The Company has defined benefit pension plans and postretirement health care plans covering certain employees and retired employees. In addition to the plan assets related to qualified plans, the Company has funded approximately $2,580 and $8,550 at November 30, 2000 and 1999, respectively, in restricted trusts for its nonqualified plans. These trusts are included in other current and other noncurrent assets in the Company's Consolidated Balance Sheets.

The following table shows reconciliations of the pension plans and other postretirement plan benefits as of November 30, 2000 and 1999. The accrued pension benefit liability includes an unfunded benefit obligation of $5,231 and $11,445 as of November 30, 2000 and 1999, respectively. The obligations have been determined with a weighted average discount rate of 7.75% and 7.50% in 2000 and 1999, respectively, and a rate of increase in future compensation of primarily 5.0% in both years. The expected weighted average long-term rate of return was 9.0% in both 2000 and 1999.

                                             Pension                 Postretirement
                                             Benefits                     Benefits
                                       ----------------------------------------------
                                           2000        1999         2000        1999
                                        ----------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning
   of year ...........................   $ 73,356    $ 75,986    $  3,866    $  2,342
Service cost .........................      3,122       2,364          92          13
Interest cost ........................      5,021       5,251         280         149
Actuarial (gains) / losses ...........     (2,038)     (6,378)         (6)         18
Acquisitions .........................       --          --          --         1,606
Benefits paid ........................    (10,481)     (3,867)       (150)       (262)
                                         --------------------------------------------
Benefit obligation at end of year ....     68,980      73,356       4,082       3,866
                                         --------------------------------------------
Change in plan assets:
Fair value of plan assets at
   beginning of year .................     87,214      79,828        --          --
Actual return on plan assets .........      3,012      11,076        --          --
Benefits paid ........................     (3,540)     (3,690)       --          --
                                         --------------------------------------------
Fair value of plan assets at end
   of year ...........................     86,686      87,214        --          --
                                         --------------------------------------------

Funded status ........................     17,706      13,858      (4,082)     (3,866)
Unrecognized net transition asset ....       --        (1,056)       --          --
Unrecognized prior service cost ......        188         210        --          --
Unrecognized net actuarial
   (gain) / loss .....................     (3,011)     (5,421)        238         244
                                         --------------------------------------------
Net amount recognized ................   $ 14,883    $  7,591    $ (3,844)   $ (3,622)
                                         ============================================
Amounts recognized in the
   Consolidated Balance
   Sheets include:
       Prepaid benefit cost ...........  $ 19,519    $ 17,879    $   --      $   --
       Accrued benefit liability ......    (4,636)    (10,288)     (3,844)     (3,622)
                                         --------------------------------------------
Net amount recognized ................   $ 14,883    $  7,591    $ (3,844)   $ (3,622)
                                         ============================================



The components of net periodic benefit cost for the pensions are shown below.


                                                        Pension Benefits
                                                --------------------------------
                                                  2000       1999       1998
                                                --------------------------------
Components of net periodic benefit cost:
   Service cost .............................   $ 3,122    $ 2,364    $ 2,248
   Interest cost ............................     5,021      5,251      4,882
   Expected return on plan assets ...........    (7,695)    (7,041)    (6,883)
   Additional recognition amount ............      --          196        196
   Amortization of unrecognized:
      Net transition asset ..................    (1,056)    (1,056)    (1,056)
      Prior service cost ....................        21         62         63
      Net actuarial loss ....................         7         54         64
                                                -------    -------    -------
   Net periodic benefit
      (income) / cost .......................   $  (580)   $  (170)   $  (486)
                                                =======    =======    =======

The postretirement obligations represent a fixed dollar amount per retiree. The Company has the right to modify or terminate these benefits. The participants will assume substantially all

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

future health care benefit cost increases, and therefore, future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. Therefore, the Company has not assumed any annual rate of increase in the per capita cost of covered health care benefits for future years. The components of net periodic benefit cost for postretirement health care benefits are shown below.

                                                Postretirement Benefits
                                                -----------------------
                                                 2000    1999     1998
                                                -----------------------
Components of net periodic benefit cost:
Service cost ................................    $ 92    $ 13     $ 13
Interest cost ...............................     280     149      166
                                                -----------------------
Net periodic benefit cost ...................    $372    $162     $179
                                                =======================

The Company also sponsors various defined contribution plans that provide employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $1,408, $1,211 and $1,037 in 2000, 1999 and 1998, respectively.

J. INCOME TAXES

The provision for income taxes consisted of:

                     2000       1999        1998
                  -------------------------------
Current:
   Federal ....   $ 17,693   $ 18,398    $ 16,976
   State ......      2,574      2,177       2,784
   Foreign ....      1,063        547         585
Deferred ......      1,871       (985)     (1,083)
                  -------------------------------
                  $ 23,201   $ 20,137    $ 19,262
                  ===============================

Income taxes paid, net of refunds, totaled $16,458, $22,234 and $16,199 during 2000, 1999 and 1998, respectively.

Earnings before income taxes and minority interests included the following components:

                           2000      1999      1998
                         ---------------------------

Domestic income ....     $60,471   $53,467   $49,762
Foreign income .....       3,016     2,148     1,585
                         ---------------------------
   Total ...........     $63,487   $55,615   $51,347
                         ===========================

The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                               Percent of Pretax Earnings
                               ---------------------------
                               2000       1999       1998
                               ---------------------------
Statutory U.S. tax rates ....  35.0%      35.0%      35.0%
State income taxes, net of
   federal benefit ..........   2.6        2.6        3.4
Foreign sales ...............  (0.8)      (0.8)      (0.7)
Other, net ..................  (0.3)      (0.6)      (0.2)
                               ---------------------------
Consolidated effective
   income tax rate ..........  36.5%      36.2%      37.5%
                               ===========================

The components of the net deferred tax liability as of November 30, 2000 and 1999 were as follows:


                                                       2000       1999
                                                    --------------------
Deferred tax assets:
   Deferred compensation ........................   $  3,930    $  2,792
   Other postretirement benefits .................       783         719
   Foreign net operating loss carryforwards .....        475         203
   Accounts receivable ..........................      2,177       1,538
   Inventories ..................................      1,774       1,975
   Accrued liabilities and other ................      2,009         751
                                                    --------------------
Total gross deferred tax assets .................     11,148       7,978
                                                    --------------------
Deferred tax liabilities:
   Pensions .....................................     (5,209)     (2,656)
   Plant assets .................................    (11,189)     (7,911)
   Other ........................................        (82)       (390)
                                                    --------------------
Total gross deferred tax liabilities ............    (16,480)    (10,957)
                                                    --------------------
Net deferred tax liability ......................   $ (5,332)   $ (2,979)
                                                    ====================

The Company expects to realize the deferred tax assets, including foreign net operating loss carryforwards, through the reversal of taxable temporary differences and future earnings.

As of November 30, 2000, the Company has not provided taxes on unremitted foreign earnings of approximately $3,000 that are intended to be indefinitely reinvested to finance operations and expansion outside the United States. If such earnings were distributed beyond the amount for which taxes have been provided, foreign tax credits would substantially offset any incremental U.S. tax liability.

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


20 CLARCOR

--------------------------------------------------------------------------------

complexity of the environmental regulation and the continuing advancement of remediation technology. Applicable federal law may impose joint and several liability on each PRP for the cleanup.

It is the opinion of management, after consultation with legal counsel, that additional liabilities, if any, resulting from these legal or environmental issues, are not expected to have a material adverse effect on the Company's financial condition or consolidated results of operations.

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

The authorized preferred stock includes 300,000 shares designated as Series B Junior Participating Preferred Stock.

M. INCENTIVE PLAN

In 1994, the shareholders of CLARCOR adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994. In addition, the Company has, in connection with the 1997 acquisition of United Air Specialists, Inc. (UAS), assumed the stock option plans of UAS and has reserved 20,669 shares of the Company's common stock for issuance under the assumed UAS stock option plans.

The amended 1994 Incentive Plan allows grants and awards of up to 1.5% of the outstanding common stock as of January 1 of each calendar year. In addition, the Compensation and Stock Option Committee of the Company's Board of Directors may approve an additional 1% of outstanding common stock to be awarded during any calendar year. Any portion that is not granted in a given year is available for future grants. After the close of fiscal year 2000, 368,153 shares were granted, including the restricted stock units discussed hereafter.

The following is a description and a summary of key provisions related to this plan.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation," the Company accounts for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and provides the disclosure-only provisions of SFAS 123.

Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or at an exercise price less than the fair market value at the date of grant. All options granted in 2000, 1999 and 1998 were at the fair market value at the dates of the grants. Options granted to key employees prior to the end of fiscal year 2000 vest 25% per year beginning at the end of the third year; therefore, they become fully exercisable at the end of six years. Options granted to key employees after the close of fiscal year 2000 vest 25% per year beginning at the end of the first year; therefore, they become fully exercisable at the end of four years. Options granted to non-employee directors vest immediately. All options expire ten years from the date of grant unless otherwise terminated.

The following table summarizes the activity under the nonqualified stock option plans.


                                     2000                     1999                  1998
                            -------------------------------------------------------------------------
                                           WEIGHTED                Weighted                Weighted
                                            AVERAGE                Average                 Average
                                           EXERCISE                Exercise                Exercise
                               SHARES        PRICE      Shares      Price       Shares       Price
                            -------------------------------------------------------------------------
Outstanding at
  beginning of year .....    2,239,162    $  14.83    2,116,182    $  14.18    1,895,086    $  12.15
Granted .................      412,404       17.80      287,982       18.00      518,239       19.86
Exercised/
  surrendered ...........     (365,540)      12.75     (165,002)      12.93     (297,143)      11.10
                            -------------------------------------------------------------------------
Outstanding at
  end of year ...........    2,286,026    $  14.53    2,239,162    $  14.83    2,116,182    $  14.18
                             =======================================================================
Options exercisable
  at end of year ........    1,508,859    $  14.68    1,159,462    $  12.62    1,110,433    $  12.12
                             =======================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

The following table summarizes information about the options at November 30, 2000:


                       Options Outstanding            Options Exercisable
                  ----------------------------------------------------------
                              Weighted    Weighted                Weighted
    Range of                   Average     Average                 Average
    Exercise                  Exercise    Remaining                Exercise
     Prices         Number     Price     Life in Years   Number     Price
-----------------------------------------------------------------------------
$11.55 - $15.83   1,225,885    $13.06       3.94      1,100,261    $12.92
$17.00 - $21.67   1,060,141    $18.85       7.99        408,598    $19.35

In addition, stock options outstanding and exercisable at November 30, 2000 and 1999 assumed as part of the UAS acquisition were 20,669 and 29,005, respectively, and no further grants were made. These substitute options have an exercisable price range per share of $2.40 to $5.94 at November 30, 2000 and expire between 2002 and 2005.

LONG RANGE PERFORMANCE AWARDS

Officers and key employees may be granted target awards of Company shares of common stock and performance units, which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors during a three-year performance period. The Company granted 28,383 and 26,656 performance shares on December 1, 1999 and 1998, respectively. As of November 30, 2000, the Company has cancelled 2,496, 4,860 and 802 shares of the 2000, 1999 and 1998 grants, respectively. The shares vest at the end of three years.

During the performance period, officers and key employees are permitted to vote the restricted stock and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense assuming attainment of the performance goals ratably during the performance cycle. Compensation expense for the plan totaled $901, $534 and $435 in 2000, 1999 and 1998, respectively. Distribution of Company common stock and cash for the performance periods ended November 30, 2000, 1999 and 1998 were $488, $485 and $537, respectively.

Subsequent to the end of the fiscal year 2000, the Company granted 35,222 restricted units of Company common stock. In connection therewith, the Company cancelled 12,113 performance shares and 8,074 performance units from the December 1, 1999 grant and replaced them with 9,182 units of restricted stock and with additional stock option awards. The restricted shares vest over four years. No future awards of long range performance shares or units are expected to be granted.

DIRECTORS' RESTRICTED STOCK COMPENSATION

The 1994 Incentive Plan provided for grants of shares of common stock equal to five years of directors' annual retainers to all non-employee directors, in lieu of cash. The directors' rights to the shares vest 20% on date of grant and 20% annually during the next four years. The directors are entitled to receive dividends and exercise voting rights with respect to all shares prior to vesting. Any unvested shares are forfeited if the director ceases to be a non-employee director for any reason.

Effective March 25, 2000, this plan was amended to grant all non-employee directors shares of common stock equal to a one-year annual retainer. The directors' rights to the shares vest immediately on the date of grant. In 2000, 7,076 shares of Company common stock were issued under the amended plan. Subsequent to the end of fiscal year 2000, 452 shares were granted.

Compensation expense for the plan totaled $184, $191 and $149 in 2000, 1999 and 1998, respectively. During 1999, 16,002 shares of Company common stock were issued under the plan of which 15,488 were cancelled in 2000 due to the plan amendment. During 1999, 1,321 shares from a prior year grant were forfeited.

FAIR VALUE ACCOUNTING (SFAS 123)

Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's pro forma net earnings and diluted earnings per share would have been $39,520, $34,848 and $31,520 and $1.61, $1.43 and $1.28 for
2000, 1999 and 1998, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2000, 1999 and 1998. Adjustments for forfeitures are made as they occur.

                                          2000      1999      1998
                                        ----------------------------
Risk-free interest rate .............     6.34%     4.87%     5.90%
Expected dividend yield .............     2.47%     2.35%     2.60%
Expected volatility factor ..........    25.00%    24.50%    25.80%
Expected option term (in years) .....     7.0       7.0       7.0

The weighted average fair value per option at the date of grant for options granted in 2000, 1999 and 1998 was $5.28, $4.88 and $5.63, respectively.

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



22 CLARCOR

--------------------------------------------------------------------------------

earnings to common stock, representing the par value of additional shares issued. All share and per share amounts for all periods presented have been adjusted to reflect the stock split.

During 1999 and 1998, the Company purchased and retired 50,000 and 528,691 shares of common stock, respectively. The number of issued shares was reduced as a result of the retirement of these shares.

The Company calculates and presents basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share." Diluted earnings per share reflects the impact of outstanding stock options if exercised during the periods presented using the treasury stock method. The following table provides a reconciliation of the numerators and denominators utilized in the calculation of basic and diluted earnings per share.


                                               2000          1999          1998
                                           ---------------------------------------
Net Earnings (numerator) ...............   $    40,237   $    35,412   $    32,079
Basic EPS:
   Weighted average number of
      common shares outstanding
      (denominator) ....................    24,269,675    23,970,011    24,268,250
      Basic per share amount ...........   $      1.66   $      1.48   $      1.32
                                           =======================================
Diluted EPS:
   Weighted average number
      of common shares
      outstanding ......................    24,269,675    23,970,011    24,268,250
   Dilutive effect of stock options ....       236,496       343,596       380,373
                                           ---------------------------------------
      Diluted weighted average
         number of common
         shares outstanding
         (denominator) .................    24,506,171    24,313,607    24,648,623
      Diluted per share amount .........   $      1.64   $      1.46   $      1.30
                                           =======================================


For fiscal years ended November 30, 2000, 1999 and 1998, respectively, 682,866, 525,156 and 508,864 options with a weighted average exercise price of $19.34, $19.81 and $19.86 were not included in the computation of diluted earnings per share as the options' exercise prices were greater than the average market price of the common shares during the respective periods.

O. UNAUDITED QUARTERLY FINANCIAL DATA

The unaudited quarterly data for 2000 and 1999 were as follows:

                              First     Second     Third      Fourth
                             Quarter    Quarter   Quarter     Quarter      Total
                            ----------------------------------------------------
2000:
   NET SALES ............   $150,697   $162,205   $160,830   $178,416   $652,148
   GROSS PROFIT .........     44,283     49,985     47,778     56,299    198,345
   NET EARNINGS .........      7,063     10,090     10,078     13,006     40,237
   NET EARNINGS PER
   COMMON SHARE:
     BASIC ..............   $   0.29   $   0.42   $   0.41   $   0.53   $   1.66
     DILUTED ............   $   0.29   $   0.41   $   0.41   $   0.53   $   1.64

1999:
   Net sales ............   $ 99,166   $110,483   $112,090   $156,130   $477,869
   Gross profit .........     31,379     34,983     34,190     48,035    148,587
   Net earnings .........      6,210      8,650      9,736     10,816     35,412
   Net earnings per
   common share:
      Basic .............   $   0.26   $   0.36   $   0.41   $   0.45   $   1.48
      Diluted ...........   $   0.25   $   0.36   $   0.40   $   0.45   $   1.46

Fiscal year 2000 was a fifty-three week year, whereas fiscal year 1999 was a fifty-two week year. Likewise, fourth quarter 2000 was a fourteen week quarter while fourth quarter 1999 was a thirteen week quarter. In addition, fourth quarter 1999 includes the acquisition of three industrial filtration businesses as discussed in Note B.

P. SEGMENT INFORMATION

The Company adopted Statement of Financial Accounting Standards No. 131 (SFAS
131), "Disclosures About Segments of an Enterprise and Related Information" effective with year-end 1999. This standard requires that companies disclose selected information by operating segment. SFAS 131 defines an operating segment as a component of a company which engages in business activities from which it may earn revenues and incur expenses; has its operating results regularly reviewed by the entity's chief operating decision makers to make decisions about the allocation of resources and the assessment of performance; and has discrete financial information available. Based on the economic characteristics of the Company's business activities, the nature of products, customers and markets served, and the performance evaluation by management and the Company's Board of Directors, the Company has identified three reportable segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging.

The Engine/Mobile Filtration segment manufactures and markets a complete line of filters used in the filtration of oils, air, fuel, coolant, hydraulic and transmission fluids in both domestic and international markets. The Engine/Mobile Filtration segment provides filters for certain types of transportation equipment including automobiles, heavy-duty and light trucks, buses and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

locomotives, marine and mining equipment, industrial equipment and heavy-duty construction and agricultural equipment. The products are sold to aftermarket distributors, original equipment manufacturers and dealer networks, private label accounts and directly to truck service centers and large national accounts.

The Industrial/Environmental Filtration segment manufactures and markets a complete line of filters, cartridges, dust collectors and filtration systems used in the filtration of air and industrial fluid processes in both domestic and international markets. The filters and filter systems are used in commercial and industrial buildings, hospitals, manufacturing processes, pharmaceutical processes, clean rooms, airports, shipyards, refineries, power generation plants and residences. The products are sold to commercial and industrial distributors, original equipment manufacturers and dealer networks, private label accounts, retailers and directly to large national accounts.

The Packaging segment manufactures and markets consumer and industrial packaging products including custom-designed plastic and metal containers and closures and lithographed metal sheets in both domestic and international markets. The products are sold directly to consumer and industrial packaging customers. Subsequent to year-end 2000, the Company reached an agreement with a customer of its Packaging segment that will result in the early termination of a supply and license agreement. As a result of a settlement payment made by that customer in the first quarter 2001, the Packaging segment is expected to record increased revenue and operating profit in fiscal 2001. The segment's sales of plastic closures will be reduced beginning in 2001 as a result of the agreement.

Net sales represent sales to unaffiliated customers. No single customer or class of product accounted for 10% or more of the Company's consolidated 2000 sales. Intersegment sales are not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, headquarters facility and equipment, pension assets and various other assets that are not specific to an operating segment. Unallocated amounts include interest income and expense and other non-operating income and expense items.

The segment data for the years ended November 30, 2000, 1999 and 1998 were as follows:

                                              2000        1999        1998
                                            --------------------------------
Net sales:
Engine/Mobile Filtration ...............    $259,791    $238,680    $223,761
Industrial/Environmental Filtration ....     319,746     174,889     135,828
Packaging ..............................      72,611      64,300      67,184
                                            --------------------------------
                                            $652,148    $477,869    $426,773
                                            ================================
Operating profit:
Engine/Mobile Filtration ...............    $ 49,162    $ 43,591    $ 38,983
Industrial/Environmental Filtration ....      18,433       5,120       6,966
Packaging ..............................       8,392       7,366       5,714
                                            --------------------------------
                                              75,987      56,077      51,663
Other income (expense)..................     (12,500)       (462)       (316)
                                            --------------------------------
Earnings before income taxes and
   minority interests ..................    $ 63,487    $ 55,615    $ 51,347
                                            ================================
Identifiable assets:
Engine/Mobile Filtration ...............    $144,563    $137,351    $128,618
Industrial/Environmental Filtration ....     271,669     241,471      72,289
Packaging ..............................      41,891      36,173      30,500
Corporate ..............................      43,807      57,996      74,359
                                            --------------------------------
                                            $501,930    $472,991    $305,766
                                            ================================
Additions to plant assets:
Engine/Mobile Filtration ...............    $  7,588    $ 13,115    $ 10,479
Industrial/Environmental Filtration ....      10,842       4,824       3,743
Packaging ..............................       8,045       3,217       1,258
Corporate ..............................       2,530         666         345
                                            --------------------------------
                                            $ 29,005    $ 21,822    $ 15,825
                                            ================================
Depreciation and amortization:
Engine/Mobile Filtration ...............    $  7,475    $  6,944    $  6,320
Industrial/Environmental Filtration ....      10,145       5,132       2,803
Packaging ..............................       2,832       2,742       2,749
Corporate ..............................         627         554         508
                                            --------------------------------
                                            $ 21,079    $ 15,372    $ 12,380
                                            ================================

Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 2000, 1999 and 1998. Net sales by geographic area are based on sales to final customers within that region.

                                              2000        1999       1998
                                            --------------------------------
Net Sales:
United States ..........................    $532,210    $399,717    $355,522
Europe .................................      60,250      35,984      29,505
Other international ....................      59,688      42,168      41,746
                                            --------------------------------
                                            $652,148    $477,869    $426,773
                                            ================================
Plant assets, at cost less
 accumulated depreciation:
United States ..........................    $133,323    $119,196    $ 83,621
Europe .................................       5,695       5,650       1,704
Other international ....................       1,103       1,180       1,064
                                            --------------------------------
                                            $140,121    $126,026    $ 86,389
                                            ================================

24 CLARCOR