Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                              EXHIBIT 13(a)(vii)

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
The Board of Directors and Shareholders
CLARCOR Inc.
Rockford, Illinois

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of CLARCOR Inc. and its subsidiaries at November 30, 2000 and November 30, 1999 and the consolidated results of their operations and their cash flows for each of the three years in the period ended November 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
January 8, 2001


                                                             EXHIBIT 13(a)(viii)

MANAGEMENT'S REPORT ON RESPONSIBILITY
FOR FINANCIAL REPORTING
--------------------------------------------------------------------------------

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


/s/ NORMAN E. JOHNSON     /s/ BRUCE A. KLEIN          /s/ MARCIA S. BLAYLOCK

Norman E. Johnson         Bruce A. Klein              Marcia S. Blaylock
Chairman, President and   Vice President-Finance and  Vice President, Controller
Chief Executive Officer   Chief Financial Officer


January 8, 2001




                                                                              25