Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                               EXHIBIT 13(a)(ix)

11-YEAR FINANCIAL REVIEW
--------------------------------------------------------------------------------

                                                                       2000          1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity ..........................................................   $    9.93     $    8.77     $    7.80     $    7.06
Diluted Earnings from Continuing Operations .....................        1.64          1.46          1.30          1.11
Diluted Net Earnings ............................................        1.64          1.46          1.30          1.11
Dividends .......................................................      0.4625        0.4525        0.4425        0.4350
Price: High .....................................................       21.44         21.38         24.63         20.79
       Low ......................................................       16.06         14.25         14.25         13.33
-----------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales .......................................................   $ 652,148     $ 477,869     $ 426,773     $ 394,264
Operating Profit .................................................     75,987        56,077        51,663        44,424
Interest Expense ................................................      11,534         3,733         2,336         2,759
Pretax Income ...................................................      63,487        55,615        51,347        44,192
Income Taxes ....................................................      23,201        20,137        19,262        17,164
Income from Continuing Operations ...............................      40,237        35,412        32,079        26,918
Income from Discontinued Operations .............................        --            --            --            --
Cumulative Effect of Accounting Changes .........................        --            --            --            --
Net Earnings ....................................................      40,237        35,412        32,079        26,918
Basic Average Shares Outstanding ................................      24,270        23,970        24,268        24,133
Diluted Average Shares Outstanding ..............................      24,506        24,314        24,649        24,344
----------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ................................................        11.7%         11.7%         12.1%         11.3%
Pretax Margin ...................................................         9.7%         11.6%         12.0%         11.2%
Effective Tax Rate ..............................................        36.5%         36.2%         37.5%         38.8%
Net Margin-Continuing Operations ................................         6.2%          7.4%          7.5%          6.8%
Net Margin ......................................................         6.2%          7.4%          7.5%          6.8%
Return on Beginning Assets ......................................         8.5%         11.6%         11.4%         10.1%
Return on Beginning Shareholders' Equity ........................        19.1%         19.0%         18.7%         17.4%
Dividend Payout to Net Earnings .................................        27.9%         30.5%         33.4%         38.2%
-----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets ..................................................   $ 230,479     $ 227,670     $ 168,173     $ 160,527
Plant Assets, Net ...............................................     140,121       126,026        86,389        82,905
Total Assets ....................................................     501,930       472,991       305,766       282,519
Current Liabilities .............................................      97,826        97,475        61,183        54,237
Long-Term Debt ..................................................     141,486       145,981        36,419        37,656
Shareholders' Equity ............................................     242,093       210,718       186,807       171,162
-----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization ..........................................        36.9%         40.9%         16.3%         18.0%
Working Capital .................................................   $ 132,653     $ 130,195     $ 106,990     $ 106,290
Current Ratio ...................................................         2.4           2.3           2.7           3.0
-----------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations .................................................   $  54,130     $  38,642     $  42,267     $  41,632
For Investment ..................................................     (42,125)     (160,658)      (19,290)       (8,193)
From/(For) Financing ............................................     (15,862)      103,501       (19,943)      (21,850)
Change in Cash & Equivalents ....................................      (3,881)      (18,576)        2,997       11,497
Capital Expenditures ............................................      29,005        21,822        15,825        11,349
Depreciation & Amortization .....................................      21,079        15,372        12,380        11,600
Dividends Paid ..................................................      11,207        10,814        10,717        10,290
Net Interest Expense ............................................      10,836         2,282         1,053         1,739
Income Taxes Paid ...............................................      16,458        22,234        16,199        15,112
EBITDA(*)........................................................      97,066        71,449        64,043        56,024
-----------------------------------------------------------------------------------------------------------------------


(*) Operating profit before depreciation and amortization



26 CLARCOR

--------------------------------------------------------------------------------


   1996         1995          1994          1993           1992          1991          1990
----------------------------------------------------------------------------------------------

$    6.46     $    5.79     $    5.18     $    4.63     $    4.39     $    4.26     $    3.73
     1.07          0.97          0.87          0.72          0.66          0.78          0.80
     1.07          0.97          0.89          0.72          0.56          0.79          0.85
   0.4283        0.4217        0.4150        0.4067        0.4000        0.3667        0.3467
    16.75         18.00         14.92         13.33         15.00         15.11         11.89
    12.42         12.08         10.58         10.67         10.00          8.67          7.89
----------------------------------------------------------------------------------------------

$ 372,382     $ 330,110     $ 300,450     $ 253,211     $ 218,172     $ 213,999     $ 197,917
   42,596        38,728        33,188        29,960        27,810        32,204        31,407
    3,822         3,418         3,298         3,979         4,438         4,402         4,189
   41,405        36,631        31,886        27,221        24,930        28,778        30,325
   15,315        13,060        12,057         9,944         8,941        10,095        11,008
   25,945        23,500        20,786        17,277        15,989        18,683        19,317
     --            --            --            --            --             297         1,200
     --            --             630          --          (2,370)         --            --
   25,945        23,500        21,416        17,277        13,619        18,980        20,475
   23,908        23,850        23,804        23,831        24,030        23,915        23,931
   24,217        24,205        24,030        24,076        24,346        23,988        24,145
----------------------------------------------------------------------------------------------

     11.4%         11.7%         11.0%         11.8%         12.7%         15.0%         15.9%
     11.1%         11.1%         10.6%         10.8%         11.4%         13.4%         15.3%
     37.0%         35.7%         37.8%         36.5%         35.9%         35.1%         36.3%
      7.0%          7.1%          6.9%          6.8%          7.3%          8.7%          9.8%
      7.0%          7.1%          7.1%          6.8%          6.2%          8.9%         10.3%
     10.6%         11.4%         11.2%          9.5%          7.6%         11.6%         14.0%
     18.8%         19.1%         19.4%         16.4%         13.4%         21.3%         26.0%
     36.7%         39.7%         43.0%         52.3%         65.8%         43.0%         37.6%
----------------------------------------------------------------------------------------------

$ 140,726     $ 133,286     $ 109,992     $  97,569     $ 105,067     $  87,322     $  83,988
   84,525        73,047        58,787        53,839        42,324        52,324        47,498
  267,019       245,697       206,928       191,657       181,660       179,337       164,294
   51,297        49,841        43,926        37,647        30,559        25,977        25,783
   43,449        41,860        25,090        32,650        38,534        45,406        44,363
  154,681       138,144       122,801       110,299       105,460       102,000        89,076
----------------------------------------------------------------------------------------------

     21.9%         23.3%         17.0%         22.8%         26.8%         30.8%         33.2%
$  89,429     $  83,445     $  66,066     $  59,922     $  74,508     $  61,345     $  58,205
      2.7           2.7           2.5           2.6           3.4           3.4           3.3
----------------------------------------------------------------------------------------------

$  26,675     $  21,092     $  25,670     $  20,727     $  23,456     $  19,012     $  25,109
  (18,934)      (29,044)       (1,159)          (74)       (7,737)      (15,848)       (9,689)
   (8,774)        7,226       (18,656)      (22,772)       (9,929)       (8,059)       (5,577)
     (964)         (684)        5,912        (2,197)        5,811        (4,895)        9,843
   22,230        14,471        12,119        10,776         8,290        10,804         9,685
   10,704         9,145         8,166         7,227         8,387         7,722         7,565
    9,512         9,330         9,201         9,036         8,958         8,165         7,708
    2,991         2,560         2,750         3,104         4,140         3,280         3,657
   11,230        11,939        10,194        10,059        11,200         9,693        10,811
   53,300        47,873        41,354        37,187        36,197        39,926        38,972
----------------------------------------------------------------------------------------------

                                                                              27