Form 10-K405, Exhibit 13
period 2000-12-02
CLARCOR INC
filed 2001-02-22
CIK 20740

                                                               EXHIBIT 13(a)(x)

FINANCIAL REVIEW
--------------------------------------------------------------------------------
(Dollars in millions except per share data

CLARCOR's operating results for fiscal 2000 were at record levels for sales, cash flow (EBITDA) and earnings. Fiscal 2000 included the full-year results from three industrial filtration companies (hereafter, the Industrial Filtration Acquisitions) that were acquired at the beginning of the fourth quarter 1999. These acquisitions increased CLARCOR's sales and operating profit, and after related interest and amortization expenses, also increased net earnings and diluted earnings per share in fiscal 2000, one year earlier than originally anticipated. Purchase accounting adjustments for the acquisitions were completed in the fourth quarter of fiscal 2000 as described in Note B to the Consolidated Financial Statements. The Company also made several smaller acquisitions in fiscal 2000 that were not material to the Company's results of operations in 2000. The Industrial Filtration Acquisitions and other fiscal 2000 acquisitions are included in the Industrial/Environmental Filtration segment.

The information presented in this financial review should be read in conjunction with other financial information provided throughout this 2000 Annual Report. The following discussion of operating results focuses on the Company's three reportable business segments: Engine/Mobile Filtration, Industrial/ Environmental Filtration and Packaging. Fiscal 2000 was a fifty-three week year for the Company and fiscal years 1999 and 1998 were fifty-two week years.

OPERATING RESULTS

SALES

Record net sales in fiscal 2000 of $652.1 million increased 36.5% from $477.9 million in fiscal 1999. Approximately $120 million of the increase from 1999 was due to the sales from the Industrial Filtration Acquisitions for the first nine months of fiscal 2000. In addition, each of the Company's segments reported increased sales from fiscal 1999. As a result, the 2000 sales increase was the 14th consecutive year of sales growth for the Company. Total net sales grew 12.0% in 1999 over the 1998 level of $426.8 million; 1999 sales included the Industrial Filtration Acquisitions for the fourth quarter only.

Comparative net sales information related to CLARCOR's operating segments is shown in the tables below.


                                                                     2000 VS. 1999
                                                                         CHANGE
                                                                     -------------
NET SALES                                   2000     % TOTAL    $          %
----------------------------------------------------------------------------------
ENGINE/MOBILE FILTRATION ...............   $259.8     39.9%   $ 21.1      8.8%
INDUSTRIAL/ENVIRONMENTAL FILTRATION ....    319.7     49.0%    144.8     82.8%
PACKAGING ..............................     72.6     11.1%      8.3     12.9%
                                           ---------------------------------------
   TOTAL ...............................   $652.1    100.0%   $174.2     36.5%
                                           =====================================


                                                                     1999 vs. 1998
                                                                         Change
                                                                     ------------
NET SALES                                   1999    % TOTAL     $           %
---------------------------------------------------------------------------------
Engine/Mobile Filtration ...............   $238.7     49.9%   $ 14.9       6.7%
Industrial/Environmental Filtration ....    174.9     36.6%     39.1      28.8%
Packaging ..............................     64.3     13.5%     (2.9)     -4.3%
                                           -------------------------------------
   Total ...............................   $477.9    100.0%   $ 51.1      12.0%
                                           =====================================


The Engine/Mobile Filtration sales growth of 8.8% in 2000 from 1999 included increases for heavy-duty, light-duty and railroad filter products from both domestic and international markets. The segment's sales rose 6.7% in 1999 over the 1998 level. Sales increased in 2000 and 1999 primarily from new product introductions, additional OEM sales, and penetration into new domestic and international distribution channels, primarily through sales to quick lube and truck service centers, fleets and automotive parts buying groups. As a result, unit volumes increased in 2000 and 1999 and price increases were mostly offset by competitive discounts.

The Company's Industrial/Environmental Filtration segment recorded an 82.8% increase in sales over 1999. Excluding acquisitions, the segment's sales increased in 2000 approximately 11% over fiscal 1999. This sales increase resulted from higher volumes for environmental air filtration products and electrostatic air quality products. The segment recorded a 28.8% increase in sales in 1999 over 1998. Excluding the Industrial Filtration Acquisitions, the 1999 sales increase over 1998 was less than 1%. Increased sales in 1999 for environmental air filtration products were offset in part by reduced sales for electrostatic air quality products. The additional growth in 2000 was anticipated for this segment as a result of increased customer demand for industrial and indoor air filtration products and from additional acquisitions, including the acquisition of two small distributors in the first quarter 2000.

Sales for the Packaging segment increased 12.9% in fiscal 2000 from 1999 primarily as a result of increased demand for non-promotional metal packaging products and flat sheet decorating. The segment's focus on non-promotional packaging products includes metal closures for food and beverage containers, wire spools, and film and battery cartridges. The Packaging segment's sales decrease of 4.3% in 1999 was principally the result of lower promotional container sales and was offset in part by increased sales of plastic closures and containers. In fiscal 2001, the Packaging segment's sales are expected to reflect a continued increase in metal packaging and increased revenue from a settlement payment arising from the early termination of a supply and license agreement by a customer.

OPERATING PROFIT

The Company reported its eighth consecutive year of growth in operating profit for fiscal 2000 as operating profit increased 35.5% over 1999. Excluding the Industrial Filtration Acquisitions, operating profit increased approximately $11 million or 19% over fiscal 1999. Operating margin was 11.7% of sales in both fiscal 2000 and 1999 and reflects improved margins from 1999 for each of the business segments. Due to the significant increase in sales and operating profit from the Industrial/Environmental Filtration segment, the Company's overall margin remained constant at 11.7% because of the lower margin from that segment as compared to the Company's

FINANCIAL REVIEW
--------------------------------------------------------------------------------
(Dollars in millions except per share data)

other segments. The Company's operating profit increased 8.5% in 1999 over 1998. Excluding the Industrial Filtration Acquisitions, operating profit increased approximately 6% in 1999 from 1998. Operating margin of 11.7% of sales in 1999 was lower than the 1998 level of 12.1% primarily as a result of lower margins from the Industrial/Environmental segment, due in part to the 1999 acquisitions.

Gross margin in 2000 of 30.4% was lower than the 31.1% in 1999 and 31.7% in 1998 primarily as a result of the Industrial Filtration Acquisitions. In both 2000 and 1999, cost reductions, improved manufacturing productivity and the integration of acquired businesses positively impacted gross margin. These profit improvements offset, in part, cost increases the Company experienced for certain raw materials, competitive pricing pressure, and, particularly in fiscal 2000, energy and employee insurance costs. Selling and administrative expenses increased to $122.3 million from $92.5 million in 1999 primarily due to the 1999 acquisitions and related amortization charges and also new product development programs and sales activities. Selling and administrative expenses were $83.6 million in 1998, which included a $2.1 million charge related to an uncollectible customer account. Although foreign currency fluctuations reduced sales and operating profit in fiscal 2000, currency adjustments did not have a material impact on consolidated operating profit in 2000, 1999 or 1998.

Comparative operating profit information related to the Company's business segments is as follows.

                                                                 2000 VS. 1999
                                                                    CHANGE
                                                                 -------------
OPERATING PROFIT                           2000     % TOTAL       $         %
--------------------------------------------------------------------------------
ENGINE/MOBILE FILTRATION ..............    $49.2      64.7%     $ 5.6      12.8%
INDUSTRIAL/ENVIRONMENTAL FILTRATION ...     18.4      24.3%      13.3     260.0%
PACKAGING .............................      8.4      11.0%       1.0      13.9%
                                           -------------------------------------
   TOTAL ..............................    $76.0     100.0%     $19.9      35.5%
                                           =====================================

                                                                 1999 VS. 1998
                                                                    CHANGE
                                                                 --------------
OPERATING PROFIT                           1999     % TOTAL       $         %
--------------------------------------------------------------------------------
Engine/Mobile Filtration ..............    $43.6      77.7%     $ 4.6      11.8%
Industrial/Environmental Filtration ...      5.1       9.1%      (1.9)    -26.5%
Packaging .............................      7.4      13.2%       1.7      28.9%
                                           -------------------------------------
   Total ..............................    $56.1     100.0%     $ 4.4       8.5%
                                           =====================================

OPERATING MARGIN
AS A PERCENT OF NET SALES                  2000            1999            1998
--------------------------------------------------------------------------------
Engine/Mobile Filtration ..............     18.9%          18.3%           17.4%
Industrial/Environmental Filtration ...      5.8%           2.9%            5.1%
Packaging .............................     11.6%          11.5%            8.5%
                                           -------------------------------------
   Total ..............................     11.7%          11.7%           12.1%
                                           =====================================

Operating profit for the Engine/Mobile Filtration segment increased to $49.2 million in 2000 from $43.6 million in 1999, an increase of 12.8%. Operating margin as a percent of sales improved to 18.9% from 18.3% in 1999 and 17.4% in 1998. In fiscal 2000, operating profit was negatively impacted by increased energy, labor and raw material costs and was favorably impacted compared to 1999 by reduced legal costs. In addition, the segment's increase in operating profit in both 2000 and 1999 resulted primarily from higher sales volumes, cost reductions, and productivity improvements that more than offset competitive pricing discounts and other cost increases. The segment's light- duty filter manufacturing facility has continued to improve each year and in 2000 operated at its highest levels of productivity since it was acquired in 1995.

The Industrial/Environmental Filtration segment's operating profit of $18.4 million in 2000 increased significantly from $5.1 million in 1999. Approximately $9 million of the increase was due to the Industrial Filtration Acquisitions. The remaining increase of $4.3 million, or an increase of approximately 90%, was due to improvements in previously existing businesses. The increased profit in these businesses reflected a significantly higher sales volume of industrial and environmental air filtration products, improved manufacturing operations and significant overhead and administrative cost reductions, many of which were implemented beginning in fiscal 1999. These operating profit improvements in 2000 more than offset increased raw material, labor and energy costs and start-up costs related to a new facility. The segment's 1999 operating profit of $5.1 million was a decrease from the prior year level of $7.0 million. The 1999 operating profit included the fourth quarter 1999 acquisitions, but that increase was more than offset by lower profit due to manufacturing inefficiencies resulting from labor shortages and competitive pricing discounts. During fiscal 2000 and 1999, production was moved between plants that resulted in productivity improvements beginning in the fourth quarter of 1999. As a result of increased customer demand, an additional manufacturing facility for air filtration products began operations in Rockford, Illinois in August 2000 and early in fiscal 2001, another in Campbellsville, Kentucky.

The Packaging segment's operating profit in fiscal 2000 increased to $8.4 million from $7.4 million in 1999, a 13.9% increase. This increase resulted from better capacity utilization, a significant increase in sales volume and reduced discretionary spending. The segment's 1999 operating profit of $7.4 million improved from $5.7 million in 1998. The segment's operating margin in 2000 was 11.6% and compares to 11.5% in 1999 and 8.5% in 1998. The 1998 level was reduced principally due to a $2.1 million charge for the write-off of an uncollectible customer account. Operating profit for the segment in fiscal 2001 will increase due to a settlement payment arising from the early termination of a supply and license agreement by a customer that is expected to more than offset reduced profit due to the shift in sales to



8 CLARCOR

--------------------------------------------------------------------------------

additional metal packaging products, reduced sales of plastic products and start-up costs associated with the addition of new lithography equipment. This equipment is expected to be fully operational by the third quarter of 2001 at which time sales and profits are expected to improve. In addition, the segment's operating profit will be reduced as a result of increased pension costs in 2001 of approximately $0.7 million due to the completion in fiscal 2000 of the amortization of a gain on transition assets.

OTHER INCOME & EXPENSE

Net other expense totaled $12.5 million in 2000, $0.5 million in 1999 and $0.3 million in 1998. Interest expense increased in 2000 and 1999 due to the additional borrowings in the fourth quarter of 1999 for the Industrial Filtration Acquisitions. Interest expense totaled $11.5 million in 2000, $3.7 million in 1999 and $2.3 million in 1998. Interest income of $0.7 million in 2000 was reduced from $1.5 million in 1999 and $1.3 million in 1998 as a result of lower average cash and short-term cash investment balances primarily due to the use of cash for acquisitions in 1999. Currency losses increased to $1.2 million in 2000 from $0.1 million in 1999 primarily as a result of strengthening European currency exchange rates against the U.S. dollar throughout fiscal 2000. There were no significant gains or losses on the disposition of plant assets in fiscal 2000; however, gains of $1.7 million in 1999 and $1.3 million in 1998 were primarily from the sale of a building in each of the years.

PROVISION FOR INCOME TAXES

The provision for income taxes in 2000 of $23.2 million resulted in an effective tax rate of 36.5% which was just slightly higher than the effective tax rate of 36.2% in 1999. The effective rate was lower in 1999 than the rate of 37.5% in 1998 principally due to reduced state income taxes. The effective tax rate in 2001 is expected to be approximately the same rate as recorded in 2000.

NET EARNINGS AND EARNINGS PER SHARE

Net earnings were a record $40.2 million in 2000, or diluted earnings per share of $1.64, compared to $35.4 million, or $1.46 per diluted share in 1999. Net earnings and diluted earnings per share for fiscal 1999 included a gain from the sale of a building of $1.1 million, or $0.04, respectively. Diluted average shares outstanding for fiscal 2000 were 24,506,171 compared to 24,313,607 for 1999, an increase of 0.8%. Net earnings in 1999 of $35.4 million increased from the 1998 level of $32.1 million, or $1.30 diluted earnings per share based on 24,648,623 diluted average shares outstanding.

FINANCIAL CONDITION

CORPORATE LIQUIDITY

The Consolidated Statements of Cash Flows are shown on page 15, and this discussion of corporate liquidity should be read in conjunction with information presented in those statements.

Cash and short-term cash investments decreased to $10.9 million at year-end 2000 from $14.7 million at year-end 1999. Cash provided by operating activities totaled $54.1 million in 2000 compared to $38.6 million in 1999 and $42.3 million in 1998. Increased cash flow from net earnings, depreciation and amortization in 2000 was used for investment in assets, net of liabilities, which totaled $7.3 million. Accounts receivable and inventories increased during 2000 due to the higher level of business activity throughout the Company. Other current assets and pension liabilities were reduced in 2000 as restricted trust assets were used for the payment of nonqualified pension liabilities. Depreciation and amortization increased in fiscal 2000 and 1999 primarily due to the fourth quarter 1999 Industrial Filtration Acquisitions.

The Company used cash of $42.1 million for investing activities in 2000, $160.7 million in 1999 and $19.3 million in 1998. Cash used for the acquisition of several small filtration businesses in 2000 totaled $12.7 million. In fiscal 1999, $142.7 million, net of cash acquired, was used for acquisitions, primarily the Industrial Filtration Acquisitions. In 1998, cash of $8.0 million was invested in several small acquisitions. Additions to plant assets in 2000 totaled $29.0 million and included payments on new state-of-the-art lithography equipment, the purchase and refurbishment of a manufacturing building in Campbellsville, Kentucky, and additional manufacturing capacity throughout the Company. Additions to plant assets in 1999 increased to $21.8 million from $15.8 million in 1998 as a result of adding plant capacity and the completion of an expansion to a manufacturing and distribution facility in Kearney, Nebraska. Cash of $3.9 million and $2.5 million was received in 1999 and 1998, respectively, from the disposition of plant assets, primarily from the sale of a building in each year. In 1998, cash of $2.5 million was received as payment on a note receivable.

Net cash used in financing activities totaled $15.9 million in 2000. The Company borrowed a net additional $1.0 million against a revolving credit agreement during 2000. Net cash provided by financing activities in fiscal 1999 totaled $103.5 million and included $115.0 million in borrowings used for the Industrial Filtration Acquisitions. During 2000, the Company did not repurchase any shares under the remaining authorization of approximately 920,000 shares from the December 1997 Board of Directors' approved stock repurchase plan. However, the Company purchased 50,000 shares of CLARCOR common stock for $0.9 million in 1999 and 528,691 shares for $8.4 million in 1998. Dividend payments totaled $11.2 million, $10.8 million and $10.7 million in 2000, 1999 and 1998, respectively. Payments on long-term debt were $7.0 million in 2000, $0.5 million in 1999 and $2.7 million in 1998.

CLARCOR's current operations continue to generate cash and sufficient lines of credit remain available to fund current operating needs, to pay dividends, to provide for additions and

FINANCIAL REVIEW
--------------------------------------------------------------------------------
(Dollars in millions accept per share data)


the replacement of necessary plant facilities, and to service and repay long-term debt. EBITDA cash flow, or operating profit before depreciation and amortization, increased to $97.1 million in 2000 compared to $71.4 million in 1999. EBITDA is expected to increase to over $100.0 million in 2001 and capital expenditures are expected to be approximately $25.0 million. Due to the September 1999 Industrial Filtration Acquisitions, a $185.0 million multicurrency revolving credit facility was established with several financial institutions. Of the $185.0 million, a total of $116.0 million of the credit facility had been used as of year-end 2000 and $10.8 million was outstanding for letters of credit. Principal payments on long-term debt will be approximately $5.5 million in 2001 based on scheduled payments in current debt agreements. No payments are required in fiscal 2001 on the multicurrency revolving credit facility and the Company is in compliance with restrictive covenants related to the credit facility, as described in Note G to the Consolidated Financial Statements. It is possible that business acquisitions or dispositions could be made in the future that may require changes in the Company's debt and capitalization.

CAPITAL RESOURCES

The Company's financial position at November 30, 2000 continued to be sufficiently liquid to support current operations. Total assets increased to $501.9 million at the end of fiscal 2000, an increase of 6.1% from the year-end 1999 level of $473.0 million. Total current assets increased to $230.5 million from $227.7 million at year-end 1999 and total current liabilities increased to $97.8 million from $97.5 million at year-end 1999. The current ratio was 2.4 at year-end 2000 compared to 2.3 at year-end 1999. Accounts receivable and inventories increased during fiscal 2000 as a result of the increase in business and sales levels. Plant assets increased to $140.1 million as a result of additional capacity additions made during the year. Acquired intangibles increased to $101.9 million due to the acquisition of several filtration businesses during fiscal 2000. Current liabilities include accruals for costs related to litigation matters arising in the normal course of business. See Note K in the Notes to Consolidated Financial Statements for further information on these matters.

Long-term debt of $141.5 million at year-end 2000 included the borrowing against the revolving credit facility, primarily for the Industrial Filtration Acquisitions. Shareholders' equity increased to $242.1 million from $210.7 million at year-end 1999. The increase in shareholders' equity resulted primarily from net earnings of $40.2 million offset by dividend payments of $11.2 million, or $0.4625 per share. The Company issued 160,704 common shares related to an acquisition in 2000 that increased shareholders' equity by $2.9 million. Long-term debt decreased to 36.9% of total capitalization at year-end 2000, compared to 40.9% at year-end 1999.

At November 30, 2000, CLARCOR had 24,381,307 shares of common stock outstanding at $1.00 par value, compared to 24,019,722 shares outstanding at the end of 1999.

OTHER MATTERS

MARKET RISK

The Company's market risk is primarily the potential loss arising from adverse changes in interest rates. The Company's long-term debt obligations are primarily at variable LIBOR-associated rates and fixed interest rates and are denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements. In addition, during fiscal 2000 the Company entered into several interest rate agreements related to the revolving credit agreement as described in Note G to the Consolidated Financial Statements. Market risk is estimated as the potential change in fair value of the Company's long-term debt obligations resulting from a hypothetical 1% increase in interest rates. A hypothetical 1% increase in interest rates on the Company's variable rate agreements would adversely affect fiscal 2001 net earnings and cash flows by approximately $0.3 million and reduce the fair value of fixed rate long-term debt, as measured at November 30, 2000, by approximately $4.6 million. Last year, a hypothetical 1% increase in interest rates would have adversely affected fiscal 2000's net earnings and cash flows by approximately $1.0 million and reduced the fair value of fixed rate long-term debt by approximately $4.0 million.

The Company places its short-term cash investments in high grade, primarily tax-exempt municipal securities. For the most part, the interest rates on these investments are reset weekly and consequently, the cost of these securities approximates market value.

Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives for trading purposes during 2000 or 1999. The company uses forward exchange contracts on a limited basis to manage foreign currency exchange risk related to certain transactions, primarily equipment purchases denominated in currencies other than U.S. dollars. As a result of increased foreign sales and business activities, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value. The statement also requires a company to recognize




10 CLARCOR

--------------------------------------------------------------------------------

changes in the derivative's fair value currently in earnings unless it meets specific hedge accounting criteria. The Company expects to adopt SFAS 133 in the first quarter of fiscal year 2001. Management does not expect the adoption of SFAS 133 to have a material impact on the Company's consolidated financial statements. The fair market value of derivative agreements was a negative $1.2 million at year-end 2000.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," related to revenue recognition under generally accepted accounting principles in financial statements. The Company has performed a preliminary review of current revenue recognition practices. Additional review will continue throughout fiscal 2001, as compliance with SAB 101 is required for the Company no later than at the end of fiscal 2001. Until this review is complete there can be no final determination of its impact on the Company's future revenue recognition practices.

OUTLOOK

The Company's long-term objective continues to be to increase diluted earnings per share by 10% to 15% per year. This objective was achieved in fiscal 2000 and in 1999, and it remains the objective for fiscal 2001. The Company's Total Filtration Program that was started in fiscal 2000 is expected to continually add to sales levels in the Company's two filtration segments over the next several years. The Total Filtration Program is expected to serve as an added distribution channel for all of the Company's filtration products.

The Engine/Mobile Filtration segment is expected to continue to increase sales and profit by providing outstanding customer service, introducing new products and expanding marketing programs. The Industrial/Environmental Filtration segment is expected to grow sales and profits as a result of continued expansion of sales programs throughout various distribution channels and most importantly, by continuing to achieve synergies and cost savings from integrating production facilities and processes. This segment continues to have the most potential for improved operating margins over the next few years although this continues to be a highly competitive industry. The Packaging segment's focus on non-promotional metal decorating sales is expected to increase utilization of both the new lithography equipment and current capacity by the end of fiscal 2001. Due to increased metal packaging sales and the settlement payment related to the early termination of a customer agreement, overall sales and operating profit for the segment are expected to be higher in fiscal 2001 than in 2000.

The Company will continue to implement cost reductions and productivity improvements, although competitive pricing pressure, increases in raw material, labor, health care and energy costs, and worldwide business conditions may reduce the overall profit improvement. Capital investments will continue to be made in each segment's facilities during 2001 to improve productivity and support new product introductions. It is expected that the investments made in fiscal 2000 and additional investments planned in 2001 for new manufacturing facilities and production lines will become operational quickly and efficiently. While the Company fully anticipates that sales and profits will improve as a result of these efforts, the Company has made contingency plans to reduce discretionary spending if industry and economic conditions change.

The Company continues to look at acquisition opportunities, primarily in related filtration businesses. It is expected that these acquisitions would expand the Company's market base, distribution coverage and product offerings. The Company has established financial standards that will continue to be vigorously applied in the review of all acquisition opportunities. Additionally, even though debt was significantly increased in 1999 due to the Industrial Filtration Acquisitions, the Company believes that it has sufficient additional borrowing capacity to continue this acquisition program.

FORWARD-LOOKING STATEMENTS

Certain statements quoted in this Annual Report are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors including: the volume and timing of orders received during the year; the mix of changes in distribution channels through which the Company's products are sold; the timing and acceptance of new products and product enhancements by the Company or its competitors; changes in pricing, labor availability and related costs, product life cycles, raw material costs, energy costs and purchasing patterns of distributors and customers; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; the effectiveness of plant conversions, plant expansions and productivity improvement programs; the management of both growth and acquisitions; the fluctuation in foreign and U.S. currency exchange rates; the fluctuation in interest rates, primarily LIBOR, which affect the cost of borrowing under the revolving credit facility; extraordinary events such as litigation, acquisitions or divestitures including related charges; and economic conditions generally or in various geographic areas. All of the foregoing matters are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.

                                                                              11