Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                               EXHIBIT 13(a)(ii)
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
NOVEMBER 30, 2001 AND 2000
(Dollars in thousands except per share data)

ASSETS                                                             2001           2000
----------------------------------------------------------------------------------------
Current assets:

  Cash and short-term cash investments ..................     $   7,418      $  10,864
  Accounts receivable, less allowance for losses of $7,920
     for 2001 and $5,027 for 2000 .......................       115,003        110,083
  Inventories ...........................................       104,291        100,561
  Prepaid expenses and other current assets .............         4,120          3,640
  Deferred income taxes .................................        13,518          5,331
                                                            ----------------------------
        Total current assets ............................       244,350        230,479
                                                            ----------------------------

Plant assets, at cost less accumulated depreciation .....       137,316        140,121
Acquired intangibles, less accumulated amortization .....       116,746        101,877
Pension assets ..........................................        18,939         19,519
Other noncurrent assets .................................        13,266          9,934
                                                            ----------------------------
        Total assets ....................................     $ 530,617      $ 501,930
                                                            ============================

LIABILITIES
----------------------------------------------------------------------------------------

Current liabilities:
  Current portion of long-term debt .....................     $   5,579      $   5,482
  Accounts payable and accrued liabilities ..............        84,826         84,187
  Income taxes ..........................................         4,526          8,157
                                                            ----------------------------
        Total current liabilities .......................        94,931         97,826
                                                            ----------------------------

Long-term debt, less current portion ....................       135,203        141,486
Postretirement health care benefits .....................         3,851          3,574
Long-term pension liabilities ...........................         4,955          4,374
Deferred income taxes ...................................        15,114         10,663
Other long-term liabilities .............................         1,868          1,519
Minority interests ......................................           434            395

Contingencies

SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------

Capital stock:
  Preferred, par value $1,authorized 5,000,000 shares,
     none issued ........................................             -              -
  Common, par value $1,authorized 60,000,000 shares,
     issued 24,626,236 in 2001 and 24,381,307 in 2000 ...        24,626         24,381
  Capital in excess of par value ........................         9,565          5,700
  Accumulated other comprehensive earnings ..............        (9,179)        (6,919)
  Retained earnings .....................................       249,249        218,931
                                                            ----------------------------
        Total shareholders' equity ......................       274,261        242,093
                                                            ----------------------------
        Total liabilities and shareholders' equity ......     $ 530,617      $ 501,930
                                                            ============================


The accompanying notes are an integral part of the consolidated financial statements.


12 | CLARCOR