Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                              EXHIBIT 13(a)(iii)
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED NOVEMBER 30, 2001, 2000 AND 1999
(Dollars in thousands except per share data)

                                                                         2001              2000              1999
-----------------------------------------------------------------------------------------------------------------
Net sales ..................................................     $    666,964      $    652,148      $    477,869

Cost of sales ..............................................          471,477           453,803           329,282
                                                                 ------------------------------------------------

     Gross profit ..........................................          195,487           198,345           148,587

Selling and administrative expenses ........................          119,677           122,358            92,510
                                                                 ------------------------------------------------

     Operating profit ......................................           75,810            75,987            56,077
                                                                 ------------------------------------------------

Other income (expense):
  Interest expense .........................................          (10,270)          (11,534)           (3,733)
  Interest income ..........................................              654               698             1,451
  Other, net ...............................................             (460)           (1,664)            1,820
                                                                 ------------------------------------------------

                                                                      (10,076)          (12,500)             (462)
                                                                 ------------------------------------------------

     Earnings before income taxes and minority interests ...           65,734            63,487            55,615

Provision for income taxes .................................           23,804            23,201            20,137
                                                                 ------------------------------------------------

     Earnings before minority interests ....................           41,930            40,286            35,478

Minority interests in earnings of subsidiaries .............              (37)              (49)              (66)
                                                                 ------------------------------------------------

Net earnings ...............................................     $     41,893      $     40,237      $     35,412
                                                                 ================================================

Net earnings per common share:
  Basic ....................................................     $       1.71      $       1.66      $       1.48
  Diluted ..................................................     $       1.68      $       1.64      $       1.46
                                                                 ================================================

Average number of common shares outstanding:
  Basic ....................................................       24,535,199        24,269,675        23,970,011
  Diluted ..................................................       24,892,062        24,506,171        24,313,607
                                                                 ================================================

The accompanying notes are an integral part of the consolidated financial statements.