Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                               EXHIBIT 13(a)(iv)
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
FOR THE YEARS ENDED NOVEMBER 30, 2001, 2000 AND 1999
(Dollars in thousands except per share data)


                                                   Common Stock
                                    -------------------------------------------
                                       Number of Shares            Amount                    Accumulated
                                    ----------------------   ------------------  Capital in     Other
                                                    In                    In     Excess of  Comprehensive  Retained
                                      Issued     Treasury     Issued   Treasury  Par Value     Earnings    Earnings      Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1998 .......  23,949,358          -    $23,949    $    -    $    156    $ (2,993)   $ 165,695    $ 186,807
--------------------------------------------------------------------------------------------------------------------------------

Net earnings .....................           -          -          -         -           -           -       35,412       35,412
Other comprehensive earnings:
  Translation adjustments ........           -          -          -         -           -      (1,158)           -       (1,158)
                                                                                                                       ---------
  Total comprehensive
     earnings ....................                                                                                        34,254
                                                                                                                       ---------
Purchase of treasury stock .......           -    (50,000)         -      (897)          -           -            -         (897)
Retirement of treasury stock .....     (50,000)    50,000        (50)      897        (455)          -         (392)           -
Stock options exercised ..........      82,344          -         83         -         740           -            -          823
Issuance of stock under
  award plans ....................      38,020          -         38         -         507           -            -          545
Cash dividends - $0.4525
  per common share ...............           -          -          -         -           -           -      (10,814)     (10,814)
--------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 1999 .......  24,019,722          -     24,020         -         948      (4,151)     189,901      210,718
--------------------------------------------------------------------------------------------------------------------------------

Net earnings .....................           -          -          -         -           -           -       40,237       40,237
Other comprehensive earnings:
  Translation adjustments ........           -          -          -         -           -      (2,768)           -       (2,768)
                                                                                                                       ---------
  Total comprehensive
     earnings ....................                                                                                        37,469
                                                                                                                       ---------
Business acquisition .............     160,704          -        161         -       2,734           -            -        2,895
Stock options exercised ..........     182,479          -        182         -       1,898           -            -        2,080
Issuance of stock under
  award plans ....................      18,402          -         18         -         120           -            -          138
Cash dividends - $0.4625
  per common share ...............           -          -          -         -           -           -      (11,207)     (11,207)
--------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2000 .......  24,381,307          -     24,381         -       5,700      (6,919)     218,931      242,093
--------------------------------------------------------------------------------------------------------------------------------

Net earnings .....................           -          -          -         -           -           -       41,893       41,893
Other comprehensive earnings:
  Cumulative effect of
     accounting change ...........           -          -          -         -           -        (769)           -         (769)
  Unrealized losses on
     derivative ..................           -          -          -         -           -      (1,137)           -       (1,137)
  Translation adjustments ........           -          -          -         -           -        (354)           -         (354)
                                                                                                                       ---------
  Total comprehensive
     earnings ....................                                                                                        39,633
                                                                                                                       ---------
Stock options exercised ..........     246,424          -        246         -       3,223           -            -        3,469
Issuance of stock under
  award plans ....................      10,618          -         11         -         642           -            -          653
Forfeiture of stock under
  award plans ....................     (12,113)         -        (12)        -           -           -            -          (12)
Cash dividends - $0.4725
  per common share ...............           -          -          -         -           -           -      (11,575)     (11,575)
--------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2001 .......  24,626,236          -    $24,626    $    -    $  9,565    $ (9,179)   $ 249,249    $ 274,261
================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.