Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                                EXHIBIT 13(a)(v)
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
FOR THE YEARS ENDED NOVEMBER 30, 2001, 2000 AND 1999
(Dollars in thousands)

                                                                                  2001           2000           1999
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings .........................................................     $  41,893      $  40,237      $  35,412
  Adjustments to reconcile net earnings to
        net cash provided by operations:
     Depreciation ......................................................        18,187         17,537         13,729
     Amortization ......................................................         3,663          3,542          1,643
     Minority interests in earnings of subsidiaries ....................            37             49             66
     Net (gain) loss on dispositions of plant assets ...................           338            109         (1,660)
     Impairment of plant assets ........................................         2,422              -              -
     Changes in assets and liabilities, net of business acquisitions:
        Accounts receivable ............................................         5,116         (3,448)        (6,062)
        Inventories ....................................................         5,190         (9,636)        (4,585)
        Prepaid expenses and other current assets ......................          (374)         8,040         (1,369)
        Other noncurrent assets ........................................        (2,523)          (554)           (18)
        Accounts payable and accrued liabilities .......................        (8,693)        (1,170)         4,790
        Pension assets and liabilities, net ............................         1,163         (7,430)          (583)
        Income taxes ...................................................        (2,683)         4,663         (2,366)
        Deferred income taxes ..........................................          (446)         2,191           (355)
                                                                             ---------------------------------------

          Net cash provided by operating activities ....................        63,290         54,130         38,642
                                                                             ---------------------------------------

Cash flows from investing activities:
  Additions to plant assets ............................................       (18,204)       (29,005)       (21,822)
  Business acquisitions, net of cash acquired ..........................       (33,388)       (12,735)      (142,709)
  Dispositions of plant assets .........................................           539             55          3,873
  Other, net ...........................................................          (300)          (440)             -
                                                                             ---------------------------------------

          Net cash used in investing activities ........................       (51,353)       (42,125)      (160,658)
                                                                             ---------------------------------------

Cash flows from financing activities:
  Proceeds from multicurrency revolving credit agreement ...............        27,500         43,200        115,000
  Payments on multicurrency revolving credit agreement .................       (36,500)       (42,200)             -
  Proceeds from borrowings under long-term debt ........................         8,000              -              -
  Reduction of long-term debt ..........................................        (5,349)        (7,034)          (468)
  Sales of capital stock under stock option plan .......................         2,598          1,379            680
  Purchases of treasury stock ..........................................             -              -           (897)
  Cash dividends paid ..................................................       (11,575)       (11,207)       (10,814)
                                                                             ---------------------------------------

          Net cash provided by (used in) financing activities ..........       (15,326)       (15,862)       103,501
                                                                             ---------------------------------------

Net effect of exchange rate changes on cash ............................           (57)           (24)           (61)
                                                                             ---------------------------------------

Net change in cash and short-term cash investments .....................        (3,446)        (3,881)       (18,576)
Cash and short-term cash investments, beginning of year ................        10,864         14,745         33,321
                                                                             ---------------------------------------

Cash and short-term cash investments, end of year ......................     $   7,418      $  10,864      $  14,745
                                                                             =======================================


The accompanying notes are an integral part of the consolidated financial statements.