Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                               EXHIBIT 13(a)(vi)
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

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

Plant Assets
Depreciation is provided by the straight-line and accelerated methods for financial statement purposes and by the accelerated method for tax purposes.
The provision for depreciation is based on the estimated useful lives of the assets (15 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment). It is the policy of the Company to capitalize renewals and betterments and to charge to expense the cost of current maintenance and repairs. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company's books and the resulting gain or loss is reflected in earnings.

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

In June 2001,the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), "Goodwill and Other Intangible Assets," which discontinues amortization of the excess of cost over fair value of assets acquired and of intangible assets with indefinite lives. It also requires goodwill and intangible assets with indefinite lives to be tested for impairment annually or whenever there is an impairment indicator. Although not required to adopt the provisions of SFAS 142 until fiscal 2003, the Company expects to adopt SFAS 142 in the first quarter of fiscal 2002. The Company has not completed an assessment of the impact of this statement, including the impairment tests. However, as a result of adopting SFAS 142, the Company expects amortization expense will be reduced by approximately $2,500 in fiscal 2002.

In accordance with Statement of Financial Accounting Standards No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," the Company determines any impairment losses based on underlying cash flows related to specific groups of acquired plant assets and identifiable intangibles and excess of cost over fair value of assets acquired, and would first apply any such impairment losses to related goodwill.

Statements of Cash Flows
All highly liquid investments with a maturity of three months or less when purchased or that are readily saleable are considered to be short-term cash equivalents. The carrying amount of the investments approximates fair value.

Income Taxes
The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109),"Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

Revenue Recognition
Revenue is recognized when product ownership and risk of loss has transferred to the customer or performance of services is complete and the Company has no remaining obligations regarding the transaction. In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB
101), "Revenue Recognition in Financial Statements," relating to revenue recognition under generally accepted accounting principles in financial statements. No significant changes to the Company's revenue recognition policies were necessary to comply with SAB 101.

Product Warranties
The Company provides for estimated warranty costs when the related products are recorded as sales or for specific items at the time their existence is known and the amounts are reasonably determinable.

Comprehensive Earnings
Foreign currency translation adjustments and unrealized losses on derivative instruments are included in other comprehensive earnings, net of tax, in accordance with Statement of Financial Accounting Standards No. 130 (SFAS
130), "Reporting Comprehensive Income."

Use of Management's Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

Accounting Period
The Company's fiscal year ends on the Saturday closest to November 30. The fiscal year ended December 1,2001 included fifty-two weeks. The fiscal years ended December 2, 2000 and November 27, 1999 were comprised of fifty-three and fifty-two weeks, respectively. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

Reclassifications
Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no effect on reported earnings.

B. ACCOUNTING CHANGE AND DERIVATIVE INSTRUMENTS

The Company makes limited use of derivative financial instruments to manage certain interest rate and foreign currency risks. Interest rate swap agreements are utilized to convert certain floating rate debt into fixed rate debt. Cash flows related to interest rate swap agreements are included in interest expense over the terms of the agreements.

Effective December 1, 2000,the Company adopted Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires the recognition of all derivatives in the balance sheet as either an asset or a liability measured at fair value and requires a company to recognize changes in the derivative's fair value currently in earnings unless it meets specific hedge accounting criteria. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings and are recognized in the income statement when the hedged item affects earnings.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. In addition, the Company assesses (both at the hedge's inception and on an ongoing basis) the effectiveness of the derivatives that are used in hedging transactions. If it is determined that a derivative is not (or has ceased to be) effective as a hedge, the Company would discontinue accounting for it as a hedge prospectively. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

During 2000,the Company entered into interest rate agreements to manage its interest exposure related to the multicurrency credit revolver. The agreement in place at November 30, 2001 provides for the Company to pay a 7.34% fixed interest rate on a notional amount of $60,000. The agreement expires September 11, 2002. Under the agreement the Company will receive interest at floating rates based on LIBOR.

The adoption of SFAS 133 resulted in a cumulative effect of an accounting change to accumulated other comprehensive earnings of a negative $769 ($1,183 pretax) and the recognition of a liability. The Company's derivative instrument is designated as a cashflow hedge and determined to be effective. Therefore, there was no adjustment to net earnings. At November 30, 2001, the fair value of the agreement was a negative $2,932 and is included in other current liabilities. The net loss included in other comprehensive earnings for the fiscal year ended November 30,2001 was $1,137 ($1,750 pretax). Derivative gains and losses will be reclassified into earnings as payments are made on its variable rate interest debt. Approximately $711 ($1,094 pretax) was reclassified into earnings during the fiscal year ended November 30, 2001. The amount of net derivative losses included in other comprehensive income at November 30,2001 will be reclassified into earnings in fiscal year 2002.

C. BUSINESS COMBINATIONS AND  INVESTMENTS IN AFFILIATES

On June 4, 2001,the Company acquired the stock of several filtration management companies for approximately $33,258, net of cash received, including acquisition expenses. The purchase price was paid in cash with available funds and proceeds from long-term borrowings from a revolving credit facility. As a result of the acquisition, the companies were combined into one company, Total Filtration Services, Inc. (TFS), and became a subsidiary of the Company. TFS is included in the Industrial/Environmental Filtration segment. The transaction was accounted for under the purchase method of accounting with the excess of the initial purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired recorded as goodwill and amortized over 40 years by the straight-line method. The initial purchase price was based on the net assets of the businesses acquired as shown on a June 4, 2001 balance sheet and is subject to a final adjustment. A preliminary allocation of the initial purchase price has been made to major categories of assets and liabilities. The allocation will be completed when the Company finalizes a closing balance sheet in accordance with the purchase agreement with the seller. The results are included in the Company's consolidated results of operations from the date of acquisition.

The following unaudited pro forma information summarizes the results of operations for the periods indicated as if the acquisition had been completed as of the beginning of the periods presented. The pro forma information gives effect to the actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense, depreciation, amortization of intangibles and income taxes. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred as of the beginning of the periods presented or that may be obtained in the future. Unaudited pro forma net sales for the Company would have been $695,729 and $707,460 for the years ended November 30, 2001 and 2000. Net earnings and earnings per share for each of these periods would not have been significantly affected.

During 2000, the Company purchased Filter Products, Inc., a Sacramento, California liquid process filtration manufacturer, and two air filtration distributors. All three of these acquisitions were accounted for under the purchase method of accounting and are included in the Industrial/Environmental Filtration segment. Two of the acquisitions were paid for in cash. The purchase price of the other was paid in cash and stock. For these acquisitions, the Company

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

paid $12,730 in cash, net of cash received, and issued 160,704 shares of its common stock (valued at $2,895). The final allocation of the purchase price to the assets and liabilities acquired with the purchase of Filter Products, Inc. resulted in an increase to goodwill of $615 in the second quarter of 2001. These acquisitions did not have a significant impact on the results of the Company.

On September 10, 1999, the Company completed its acquisitions of Purolator Air Filtration (Purolator), Facet International (Facet), and Purolator Facet, Inc.
(PFI), manufacturers of air and liquid filtration products, for approximately $140,985, net of cash received, including acquisition expenses. The purchase price was paid in cash with available funds and proceeds from long-term borrowings of approximately $115,000 from a revolving credit facility. (See Note H.) As a result of the acquisitions, Purolator, Facet, and PFI became subsidiaries of the Company and are included in the Company's Industrial/Environmental Filtration segment. The Company's non-cash investing and financing activities related to this acquisition included assumed liabilities of $25,910. The transaction was accounted for under the purchase method of accounting with the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired recorded as goodwill and amortized over 40 years by the straight-line method. Other acquired intangible assets are being amortized as discussed in Note A. During fiscal year 2000,the Company finalized the purchase price according to the terms of the purchase agreement and completed the estimates of assets acquired and liabilities assumed, including those associated with exit and other costs of the acquisition. The finalized allocation to major categories of assets and liabilities resulted in a reduction to goodwill of $34. As part of the final allocation of purchase price, the Company had accrued and paid $1,012 for severance and exit costs as of November 30, 2001. The operating results are included in the Company's consolidated results of operations from September 1, 1999, the effective date of the acquisitions.

D. INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 40% and 43% of the Company's inventories at November 30, 2001 and 2000, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates current cost. Inventories are summarized as follows:

                                                              2001        2000
--------------------------------------------------------------------------------
Raw materials ...........................................   $ 37,455   $ 38,444
Work-in-process .........................................     12,120     14,253
Finished products .......................................     55,078     48,316
                                                            -------------------
Total at FIFO ...........................................    104,653    101,013
Less excess of FIFO over LIFO ...........................        362        452
                                                            -------------------
                                                            $104,291   $100,561
                                                            ===================

During 2001 and 2000, certain LIFO inventory quantities were reduced resulting in a partial liquidation of the LIFO bases. The effect on net earnings was not material.

E. PLANT ASSETS AND IMPAIRMENT LOSS
Plant assets at November 30, 2001 and 2000 were as follows:

                                                              2001       2000
--------------------------------------------------------------------------------
Land ....................................................   $  4,736   $  3,911
Buildings and building fixtures .........................     73,497     67,986
Machinery and equipment .................................    191,984    182,689
Construction-in-process .................................      7,092     17,666
                                                            -------------------
                                                             277,309    272,252
Less accumulated depreciation ...........................    139,993    132,131
                                                            -------------------
                                                            $137,316   $140,121
                                                            ===================

During the first quarter of 2001, the Company recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets used exclusively in the manufacture of plastic closures for a customer who terminated a manufacturing contract. The loss is included in the cost of sales and was calculated under the guidelines of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

F.  ACQUIRED INTANGIBLES
Acquired intangibles, net of accumulated amortization, at November 30, 2001 and 2000 consisted of the following:

                                                               2001       2000
--------------------------------------------------------------------------------
Excess of cost over fair value
    of assets acquired ..................................   $ 78,620   $ 62,333
Trademarks ..............................................     28,358     29,090
Other acquired intangibles ..............................      9,768     10,454
                                                            -------------------
                                                            $116,746   $101,877
                                                            ===================

Accumulated amortization was $17,392 and $13,812 at November 30, 2001 and 2000, respectively.

G. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable and accrued liabilities at November 30, 2001 and 2000 were as follows:

                                                              2001      2000
--------------------------------------------------------------------------------
Accounts payable .......................................    $42,657     $40,826
Accrued salaries, wages and commissions .................     8,733      12,678
Compensated absences ...................................      6,366       6,192
Accrued pension liabilities ............................        263         262
Other accrued liabilities ..............................     26,807      24,229
                                                            -------------------
                                                            $84,826     $84,187
                                                            ===================

H. LONG-TERM DEBT
Long-term debt at November 30, 2001 and 2000 consisted of the following:

                                                              2001      2000
--------------------------------------------------------------------------------
Multicurrency revolving credit agreement,
    interest payable at the end of each
    funding period at an adjusted LIBOR ................    $107,000  $ 116,000
Promissory note, interest payable
    semi-annually at 6.69% .............................      15,000     20,000
Industrial Revenue Bonds, at 1.6%
    to 5.85% interest rates ............................      17,815     10,063
Other ..................................................         967        905
                                                            --------------------
                                                             140,782    146,968
Less current portion ...................................       5,579      5,482
                                                            --------------------
                                                            $135,203   $141,486
                                                            ===================

A fair value estimate of $140,023 and $145,990 for long-term debt in 2001 and 2000, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities.

On May 1, 2001, the Company, in cooperation with the Campbellsville-Taylor County Industrial Development Authority (Kentucky), issued $8,000 of Industrial Revenue Bonds. The bonds are due May 1, 2031, with a variable rate of interest that is reset weekly. In conjunction with the issuance of the Industrial Revenue Bonds, the Company holds in trust certain restricted investments committed for the acquisition of plant equipment. At November 30, 2001, the restricted asset balance was $2,343 and is included in other noncurrent assets. The Company has other industrial revenue bonds, including $8,410 issued in cooperation with the South Dakota Economic Development Finance Authority due February 1, 2016 with a variable rate of interest that is reset weekly and additional bonds of $1,405 and $1,653 outstanding as of November 30, 2001 and 2000, respectively, which mature in 2005.

In September 1999, the Company entered into a three-year, multicurrency revolving credit agreement with a group of participating financial institutions under which it may borrow up to $185,000. The agreement, which was extended for one additional year in 2000, provides that loans may be made under a selection of currencies and rate formulas. The interest rate is based upon either a defined Base Rate or the London Interbank Offered Rate (LIBOR) plus a variable spread of .55% to 1.25%. The variable spread is based on the ratio of the Company's outstanding borrowings compared with its shareholders' equity. The spread was .65% and .80% at November 30, 2001 and 2000, respectively. Facility fees and other fees on the entire loan commitment are payable for the duration of this facility. At November 30, 2001 and 2000, $107,000 and $116,000 were outstanding under this agreement and the related LIBOR, including the spread, was 4.17% and 7.46%, respectively.

Borrowings under the credit facility are unsecured but are guaranteed by certain of the Company's subsidiaries. The agreement related to this borrowing includes certain restrictive covenants that include maintaining minimum consolidated net worth, limiting new borrowings, maintaining a minimum interest coverage, and restricting certain changes in ownership as stipulated in the agreement. The Company was in compliance with these covenants as of November 30, 2001 and 2000. This agreement also includes a letter of credit facility, against which $11,182 and $10,841 in letters of credit had been issued as of November 30, 2001 and 2000, respectively.

The 6.69% promissory note matures July 25, 2004, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. Under the note agreement, the Company must meet certain restrictive covenants. The covenants were amended during 1999 to be similar to those contained in the multicurrency revolving credit facility.

Exclusive of the multicurrency revolving credit facility, principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $5,579 in 2002, $5,624 in 2003, $5,629 in 2004, $381 in 2005, $166
in 2006 and $16,403 thereafter. The borrowings under the revolving credit facility that matures in 2003 have been classified as long-term as the Company has both the intent and ability to refinance this amount on a long-term basis.

Interest paid totaled $10,666, $10,714 and $2,228 during 2001, 2000 and 1999, respectively.

I. LEASES
The Company has various lease agreements for offices, warehouses, manufacturing plants, and equipment that expire on various dates through June 2007 and contain renewal options. Some of these leases provide for payment of property taxes, utilities and certain other expenses. Commitments for minimum rentals under noncancellable leases at November 30, 2001 for the next five years are: $7,278 in 2002, $4,881 in 2003, $3,641 in 2004, $1,997 in 2005, and $936 in 2006. Rent
expense totaled $8,869, $8,367 and $6,063 for the years ended November 30, 2001, 2000 and 1999, respectively.

J. PENSION AND OTHER POSTRETIREMENT PLANS
The Company has defined benefit pension plans and postretirement health care plans covering certain employees and retired employees. In addition to the plan assets related to qualified plans, the Company has funded approximately $2,281 and $2,580 at November 30, 2001 and 2000, respectively, in restricted trusts for its nonqualified plans. These trusts are included in other noncurrent assets in the Company's Consolidated Balance Sheets.

During 2001, the Company received approval from the Internal Revenue Service to terminate one of its plans related to a business that was previously sold and distribute all the plan's assets. The Company terminated the plan and settled all of its obligations by making lump-sum distributions or purchasing annuity contracts for its participants.

The following table shows reconciliations of the pension plans and other postretirement plan benefits as of November 30, 2001 and 2000. The accrued pension benefit liability includes an unfunded benefit obligation of $6,974 and $5,231

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

as of November 30, 2001 and 2000, respectively. The obligations have been determined with a weighted average discount rate of 7.25% and 7.75% in 2001 and 2000, respectively,and a rate of increase in future compensation of primarily 5.0% in both years. The expected weighted average long-term rate of return was 9.0% in both 2001 and 2000.


                                           Pension             Postretirement
                                          Benefits                Benefits
--------------------------------------------------------------------------------
                                      2001        2000         2001       2000
--------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning
   of year ......................   $ 68,980    $ 73,356    $  4,082    $  3,866
Service cost ....................      3,142       3,122         107          92
Interest cost ...................      5,114       5,021         305         280
Amendments ......................      1,154        --          --          --
Actuarial losses / (gains) ......      3,750      (2,038)       (808)         (6)
Benefits paid ...................     (5,717)    (10,481)       (151)       (150)
                                    -------------------------------------------
Benefit obligation at end of year     76,423      68,980       3,535       4,082
                                    -------------------------------------------
Change in plan assets:
Fair value of plan assets at
   beginning of year ............     86,686      87,214        --          --
Actual return on plan assets ....    (10,726)      3,012        --          --
Benefits paid ...................     (5,455)     (3,540)       --          --
                                    -------------------------------------------
Fair value of plan assets at end
   of year ......................     70,505      86,686        --          --
                                    -------------------------------------------
Funded status ...................     (5,918)     17,706      (3,535)     (4,082)
Unrecognized prior
   service cost .................      1,320         188        --          --
Unrecognized net actuarial
   loss / (gain) ................     18,319      (3,011)       (570)        238
                                    -------------------------------------------
Net amount recognized ...........   $ 13,721    $ 14,883    $ (4,105)   $ (3,844)
                                    ============================================
Amounts recognized in the
   Consolidated Balance
   Sheets include:
       Prepaid benefit cost .....   $ 18,939    $ 19,519    $   --      $   --
       Accrued benefit liability      (5,218)     (4,636)     (4,105)     (3,844)
                                    -------------------------------------------
Net amount recognized ...........   $ 13,721    $ 14,883    $ (4,105)   $ (3,844)
                                    ============================================


The components of net periodic benefit cost for pensions are shown below.

                                                   Pension Benefits
--------------------------------------------------------------------------------
                                                    2001       2000       1999
--------------------------------------------------------------------------------
Components of net periodic benefit cost:
   Service cost ........................          $ 3,142    $ 3,122    $ 2,364
   Interest cost .......................            5,114      5,021      5,251
   Expected return on plan assets ......           (7,527)    (7,695)    (7,041)
   Additional recognition amount .......               --         --        196
   Amortization of unrecognized:
      Net transition asset .............               --     (1,056)    (1,056)
      Prior service cost ...............               22         21         62
      Net actuarial loss ...............                5          7         54
      Settlement cost for a
        terminated plan ................              669         --         --
                                           ------------------------------------
   Net periodic benefit
      cost / (income) ..................          $ 1,425    $  (580)   $  (170)
                                           ====================================


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

                                                     Postretirement Benefits
--------------------------------------------------------------------------------
                                                  2001       2000       1999
--------------------------------------------------------------------------------
Components of net periodic benefit cost:
Service cost ...........................          $107       $ 92       $ 13
Interest cost ..........................           305        280        149
                                           ------------------------------------
Net periodic benefit cost ..............          $412       $372       $162
                                           ====================================

The Company also sponsors various defined contribution plans that provide employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $1,395, $1,408 and $1,211 in 2001, 2000 and 1999, respectively.

K. INCOME TAXES
The provision for income taxes consisted of:

                                                  2001       2000       1999
--------------------------------------------------------------------------------
Current:
   Federal ..............................         $21,644    $17,693    $18,398
   State ................................           2,751      2,574      2,177
   Foreign ..............................           1,460      1,063        547
Deferred ................................          (2,051)     1,871       (985)
                                           ------------------------------------
                                                  $23,804    $23,201    $20,137
                                           ====================================

Income taxes paid,net of refunds, totaled $26,858, $16,458 and $22,234 during 2001, 2000 and 1999, respectively.

Earnings before income taxes and minority interests included the following components:

                                                  2001       2000       1999
--------------------------------------------------------------------------------

Domestic income ........................          $62,664    $60,471    $53,467
Foreign income .........................            3,070      3,016      2,148
                                           ------------------------------------
                                                  $65,734    $63,487    $55,615
                                           ====================================

The provision for income taxes resulted in effective tax rates that differ from the statutory United States federal income tax rate. The reasons for these differences are as follows:

                                                   Percent of Pretax Earnings
--------------------------------------------------------------------------------
                                                  2001       2000       1999
--------------------------------------------------------------------------------

Statutory U.S. tax rate .................         35.0%      35.0%      35.0%
State income taxes, net of
   federal benefit ......................          2.6        2.6         2.6
Foreign sales ...........................         (1.1)      (0.8)       (0.8)
Other, net ..............................         (0.3)      (0.3)       (0.6)
                                           ------------------------------------
Consolidated effective
   income tax rate ......................         36.2%      36.5%       36.2%
                                           ====================================

The components of the net deferred tax liability as of November 30, 2001 and 2000 were as follows:

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)


                                                              2001        2000
--------------------------------------------------------------------------------
Deferred tax assets:
    Deferred compensation ................................. $  4,304    $ 3,930
    Other postretirement benefits .........................      931        783
    Foreign net operating loss carryforwards ..............      406        377
    Accounts receivable ...................................    3,385      2,177
    Inventories ...........................................    3,113      1,774
    Other comprehensive income items ......................    1,026       --
    Accrued liabilities and other .........................    2,915      2,071
                                                            --------------------
Total gross deferred tax assets ...........................   16,080     11,112
                                                            --------------------
Deferred tax liabilities:
    Pensions ..............................................   (5,069)   (5,209)
    Plant assets ..........................................  (12,081)   (11,189)
    Intangibles ...........................................     (526)        36
    Other .................................................     --          (82)
                                                            --------------------
Total gross deferred tax liabilities ......................  (17,676)   (16,444)
                                                            --------------------
Net deferred tax liability ................................ $ (1,596)   $(5,332)
                                                            ====================

The Company expects to realize the deferred tax assets, including foreign net operating loss carryforwards, through the reversal of taxable temporary differences and future earnings.

As of November 30, 2001, the Company has not provided taxes on accumulated unremitted foreign earnings of approximately $6,000 that are intended to be indefinitely reinvested to finance operations and expansion outside the United States. If such earnings were distributed beyond the amount for which taxes have been provided, foreign tax credits would substantially offset any incremental U.S. tax liability.

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

It is the opinion of management that additional liabilities, if any, resulting from these legal or environmental issues, are not expected to have a material adverse effect on the Company's financial condition or consolidated results of operations.

M. PREFERRED STOCK PURCHASE RIGHTS
In March 1996, the Board of Directors of CLARCOR adopted a Shareholder Rights Plan to replace an existing plan that expired on April 25, 1996. Under the terms of the Plan, each shareholder received rights to purchase shares of CLARCOR Series B Junior Participating Preferred Stock. The rights become exercisable only after the earlier to occur of (i) 10 business days after the first public announcement that a person or group (other than a CLARCOR-related entity) has become the beneficial owner of 15% or more of the outstanding shares of CLARCOR Common Stock; or (ii) 10 business days (unless extended by the CLARCOR Board in accordance with the Rights Agreement) after the commencement of, or the intention to make, a tender or exchange offer, the consummation of which would result in any person or group (other than a CLARCOR related entity) becoming such a 15% beneficial owner. Each right entitles the holder to buy one-hundredth of a share of such preferred stock at an exercise price of $80 subject to certain adjustments.

Once the rights become exercisable, each right will entitle the holder, other than the acquiring person or group, to purchase a number of CLARCOR common shares at a 50% discount to the then-market price of CLARCOR Common Stock. In addition, under certain circumstances, if the rights become exercisable, the holder will be entitled to purchase the stock of the acquiring individual or group at a 50% discount. The Board may also elect to redeem the rights at $.01 per right. The rights expire on April 25, 2006.

The authorized preferred stock includes 300,000 shares designated as Series B Junior Participating Preferred Stock.

N. INCENTIVE PLAN
In 1994, the shareholders of CLARCOR adopted the 1994 Incentive Plan, which allows the Company to grant stock options, restricted stock and performance awards to officers, directors and key employees. The 1994 Incentive Plan incorporates the various incentive plans in existence prior to March 1994. In addition, the Company has, in connection with the 1997 acquisition of United Air Specialists, Inc. (UAS), assumed the stock option plans of UAS and has reserved 6,949 shares of the Company's common stock for issuance under the assumed UAS stock option plans.

The amended 1994 Incentive Plan allows grants and awards of up to 1.5% of the outstanding common stock as of January 1 of each calendar year. In addition, the Compensation and Stock Option Committee of the Company's Board of Directors may approve an additional 1% of outstanding common stock to be awarded during any calendar year. Any portion that is not granted in a given year is available for future grants. After the close of fiscal year 2001, 314,761 shares were granted, including the restricted stock units discussed hereafter.

The following is a description and a summary of key provisions related to this Plan.

Stock Options
In accordance with Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-Based Compensation," the Company accounts for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations and provides the disclosure-only provisions of SFAS 123.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or at an exercise price less than the fair market value at the date of grant. All options granted in 2001, 2000, and 1999 were at the fair market value at the dates of the grants. Options granted to key employees prior to the end of fiscal year 2000 vest 25% per year beginning at the end of the third year; therefore,they become fully exercisable at the end of six years. Options granted to key employees after the close of fiscal year 2000 vest 25% per year beginning at the end of the first year; therefore, they become fully exercisable at the end of four years. Options granted to non-employee directors vest immediately. All options expire ten years from the date of grant unless otherwise terminated.

The following table summarizes the activity under the non-qualified stock option plans.



                                                 2001                   2000                   1999
---------------------------------------------------------------------------------------------------------
                                                   Weighted              Weighted                Weighted
                                                    Average               Average                 Average
                                                   Exercise              Exercise                Exercise
                                        Shares       Price     Shares      Price      Shares       Price
---------------------------------------------------------------------------------------------------------
Outstanding at
  beginning of year ................    2,286,026    $14.53    2,239,162    $14.83    2,116,182    $14.18
Granted ............................      449,366     19.93      412,404     17.80      287,982     18.00
Exercised/
  surrendered ......................     (411,262)    14.15     (365,540)    12.75     (165,002)    12.93
                                        -----------------------------------------------------------------
Outstanding at
  end of year ......................    2,324,130    $16.83    2,286,026    $14.53    2,239,162    $14.83
                                        -----------------------------------------------------------------
Options exercisable
  at end of year ...................    1,531,152    $16.06    1,508,859    $14.68    1,159,462    $12.62
                                        =================================================================


The following table summarizes information about the options at November 30, 2001.

                     Options Outstanding       Options Exercisable
--------------------------------------------------------------------------------
                            Weighted   Weighted               Weighted
   Range of                  Average    Average                Average
   Exercise                 Exercise   Remaining              Exercise
    Prices         Number     Price   Life in Years   Number   Price
--------------------------------------------------------------------------------
$12.17 - $17.94  1,247,757    $14.49      4.57       935,988   $13.49
$18.38 - $26.00  1,076,373    $19.55      7.49       595,164   $20.10

In addition, stock options outstanding and exercisable at November 30, 2001 and 2000 assumed as part of the UAS acquisition were 6,949 and 20,669, respectively. These substitute options have an exercisable price range per share of $2.40 to $5.94 at November 30, 2001 and expire between 2002 and 2005.

Long Range Performance and Restricted Stock Awards
Officers and key employees may be granted target awards of Company shares of common stock and performance units, which represent the right to a cash payment. The awards are earned and shares are issued only to the extent that the Company achieves performance goals determined by the Board of Directors during a three-year performance period. The Company granted 28,383 performance shares on December 1, 1999. The shares vest at the end of three years. As of November 30, 2001, the Company has cancelled 14,609 and 4,860 shares of the 2000 and 1999 grants, respectively. Subsequent to the end of the fiscal year, the Company cancelled an additional 4,475 shares of the 1999 grant.

During the performance period, officers and key employees are permitted to vote the performance shares and receive compensation equal to dividends declared on common shares. The Company accrues compensation expense assuming attainment of the performance goals ratably during the performance cycle. Distributions of Company common stock and cash for the performance periods ended November 30, 2001, 2000 and 1999 were $437, $488 and $485, respectively.

During 2001,the Company granted 35,222 restricted units of Company common stock with a fair value of $18.50 per share, the market price of the stock at the date granted. In connection therewith, the Company cancelled 12,113 performance shares and 8,074 performance units from the December 1, 1999 grant and replaced them with 9,182 units of restricted stock and with additional stock option awards. The restricted share units require no payment from the employee and compensation cost is recorded based on the market price on the grant date and is recorded over the vesting period of four years. During the vesting period, officers and key employees receive compensation equal to dividends declared on common shares. Upon vesting, the employee may elect to defer receipt of their shares. Subsequent to the end of fiscal year 2001, 2,464 shares (net of 1,157 shares withheld for taxes) of the December 2000 restricted unit grant were issued and 6,855 units were deferred. In addition, the Company granted 25,436 restricted stock units in December 2001 at the market price on the date granted of $27.50.

Compensation expense related to long range performance and restricted stock awards totaled $618, $901 and $534 in 2001, 2000 and 1999, respectively. No future awards of long range performance shares or units are expected to be granted.

Directors' Restricted Stock Compensation
The 1994 Incentive Plan, as amended on March 25,2000, provides for grants of shares of common stock to all non-employee directors equal to a one-year annual retainer in lieu of cash. The directors' rights to the shares vest immediately on the date of grant. In 2001 and 2000, respectively, 10,618 and 7,076 shares of Company common stock were issued under the amended plan. During 1999, 16,002 shares of Company common stock were issued under the plan of which 15,488 were cancelled in 2000 due to the plan amendment. During 1999, 1,321 shares from a prior year grant were forfeited. Compensation expense for the plan totaled $252, $184 and $191 in 2001, 2000 and 1999, respectively.

Fair Value Accounting (SFAS 123)
Had compensation expense for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's pro forma net earnings and diluted earnings per share would have been $40,760, $39,520 and $34,848 and $1.64, $1.61 and $1.43 for
2001, 2000 and 1999, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001, 2000,and 1999. Adjustments for forfeitures are made as they occur.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)


                                                     2001      2000      1999
--------------------------------------------------------------------------------
Risk-free interest rate .......................     5.53%    6.34%    4.87%
Expected dividend yield .......................     2.50%    2.47%    2.35%
Expected volatility factor ....................    25.50%   25.00%   24.50%
Expected option term (in years)................      7.0      7.0      7.0

The weighted average fair value per option at the date of grant for options granted in 2001, 2000 and 1999 was $5.12, $5.28 and $4.88, respectively.

The above pro forma disclosures may not be representative of the effects on reported net income and earnings per share for future years because compensation cost under SFAS 123 is amortized over the options' vesting period and compensation cost for options granted prior to fiscal year 1996 is not considered.

O. TREASURY STOCK TRANSACTIONS AND
   EARNINGS PER SHARE
During 1999, the Company purchased and retired 50,000 shares of common stock. The number of issued shares was reduced as a result of the retirement of these shares.

The Company calculates and presents basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards No. 128 (SFAS
128), "Earnings per Share." Diluted earnings per share reflects the impact of outstanding stock options if exercised during the periods presented using the treasury stock method. The following table provides a reconciliation of the numerators and denominators utilized in the calculation of basic and diluted earnings per share:


                                                              2001       2000        1999
----------------------------------------------------------------------------------------------
Net Earnings (numerator) .............................   $    41,893   $   40,237  $    35,412
Basic EPS:
   Weighted average number of
     common shares outstanding
     (denominator) ...................................    24,535,199   24,269,675   23,970,011
     Basic per share amount ..........................   $      1.71   $     1.66  $      1.48
                                                         --------------------------------------
Diluted EPS:
   Weighted average number
     of common shares
     outstanding .....................................    24,535,199   24,269,675   23,970,011
   Dilutive effect of stock options ..................       356,863      236,496      343,596
                                                         --------------------------------------
     Diluted weighted average
        number of common
        shares outstanding
        (denominator) ................................    24,892,062   24,506,171   24,313,607
     Diluted per share amount ........................   $      1.68   $     1.64   $     1.46
                                                         =====================================

For fiscal years ended November 30, 2001, 2000 and 1999, respectively,
28,491, 682,866 and 525,156 stock options with a weighted average exercise price of $25.97, $19.34 and $19.81 were not included in the computation of diluted earnings per share as the exercise prices of the options were greater than the average market price of the common shares during the respective periods.

P. UNAUDITED QUARTERLY FINANCIAL DATA
The unaudited quarterly data for 2001 and 2000 were as follows:

                        First     Second     Third     Fourth
                       Quarter   Quarter    Quarter    Quarter    Total
--------------------------------------------------------------------------------
2001:
   Net sales ......   $156,197   $159,505   $175,645   $175,617   $666,964
   Gross profit ...     46,286     45,344     50,306     53,551    195,487
   Net earnings ...      9,804      8,936     10,257     12,896     41,893
   Net earnings per
    common share:
     Basic ........   $   0.40   $   0.36   $   0.42   $   0.52   $   1.71
     Diluted ......   $   0.40   $   0.36   $   0.41   $   0.51   $   1.68

2000:
   Net sales ......   $150,697   $162,205   $160,830   $178,416   $652,148
   Gross profit ...     44,283     49,985     47,778     56,299    198,345
   Net earnings ...      7,063     10,090     10,078     13,006     40,237
   Net earnings per
    common share:
     Basic ........   $   0.29   $   0.42   $   0.41   $   0.53   $   1.66
     Diluted ......   $   0.29   $   0.41   $   0.41   $   0.53   $   1.64

Fiscal year 2001 was a fifty-two week year, whereas fiscal year 2000 was a fifty-three week year. Likewise, fourth quarter 2001 was a thirteen week quarter while fourth quarter 2000 was a fourteen week quarter. During the first quarter of 2001, the Company received a settlement payment of $7,000 for the early termination of a supply and license agreement and in connection therewith recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets as discussed in Note E.

Q. SEGMENT INFORMATION
The Company adopted Statement of Financial Accounting Standards No. 131 (SFAS
131), "Disclosures About Segments of an Enterprise and Related Information" effective with year-end 1999. This standard requires that companies disclose selected information by operating segment. SFAS 131 defines an operating segment as a component of a company which engages in business activities from which it may earn revenues and incur expenses; has its operating results regularly reviewed by the entity's chief operating decision makers to make decisions about the allocation of resources and the assessment of performance; and has discrete financial information available. Based on the economic characteristics of the Company's business activities,the nature of products, customers and markets served, and the performance evaluation by management and the Company's Board of Directors, the Company has identified three reportable segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging.

The Engine/Mobile Filtration segment manufactures and markets a complete line of filters used in the filtration of oils, air, fuel, coolant, hydraulic and transmission fluids in both domestic and international markets. The Engine/Mobile Filtration segment provides filters for certain types of transportation equipment including automobiles, heavy-duty and light trucks, buses and locomotives, marine and mining equipment, industrial equipment and heavy-duty construc-

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(Dollars in thousands except per share data)

tion and agricultural equipment. The products are sold to aftermarket distributors, original equipment manufacturers and dealer networks, private label accounts and directly to truck service centers and large national accounts.

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

The Packaging segment manufactures and markets consumer and industrial packaging products including custom-designed plastic and metal containers and closures and lithographed metal sheets in both domestic and international markets. The products are sold directly to consumer and industrial packaging customers. As discussed in Note P, the Company received a settlement payment of $7,000 for the early termination of a supply and license agreement and in connection therewith recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets as discussed in Note E. The segment's sales of plastic closures were reduced in 2001 as a result of the termination of the agreement.

Net sales represent sales to unaffiliated customers. No single customer or class of product accounted for 10% or more of the Company's consolidated 2001 sales. Intersegment sales are not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, headquarters facility and equipment, pension assets and various other assets that are not specific to an operating segment. Unallocated amounts include interest income and expense and other non-operating income and expense items.

The segment data for the years ended November 30, 2001, 2000 and 1999 were as follows:

                                          2001       2000         1999
--------------------------------------------------------------------------------
Net sales:
Engine/Mobile Filtration ..........   $ 250,960    $ 259,791    $ 238,680
Industrial/Environmental Filtration     346,394      319,746      174,889
Packaging .........................      69,610       72,611       64,300
                                      -----------------------------------
                                      $ 666,964    $ 652,148    $ 477,869
                                      ===================================
Operating profit:
Engine/Mobile Filtration ..........   $  51,785    $  49,162    $  43,591
Industrial/Environmental Filtration      16,761       18,433        5,120
Packaging .........................       7,264        8,392        7,366
                                      -----------------------------------
                                         75,810       75,987       56,077
Other income (expense) ............     (10,076)     (12,500)        (462)
                                      -----------------------------------
Earnings before income taxes and
   minority interests .............   $  65,734    $  63,487    $  55,615
                                      ===================================
Identifiable assets:
Engine/Mobile Filtration ..........   $ 135,265    $ 144,563    $ 137,351
Industrial/Environmental Filtration     303,901      271,669      241,471
Packaging .........................      41,652       41,891       36,173
Corporate .........................      49,799       43,807       57,996
                                      -----------------------------------
                                      $ 530,617    $ 501,930    $ 472,991
                                      ===================================
Additions to plant assets:
Engine/Mobile Filtration ..........   $   3,852    $   7,588    $  13,115
Industrial/Environmental Filtration       8,746       10,842        4,824
Packaging .........................       5,404        8,045        3,217
Corporate .........................         202        2,530          666
                                      -----------------------------------
                                      $  18,204    $  29,005    $  21,822
                                      ===================================
Depreciation and amortization:
Engine/Mobile Filtration ..........   $   7,725    $   7,475    $   6,944
Industrial/Environmental Filtration      10,711       10,145        5,132
Packaging .........................       2,725        2,832        2,742
Corporate .........................         689          627          554
                                      -----------------------------------
                                      $  21,850    $  21,079    $  15,372
                                      ===================================

Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 2001, 2000 and 1999. Net sales by geographic area are based on sales to final customers within that region.

                                         2001        2000         1999
--------------------------------------------------------------------------------
Net sales:
United States ..................      $549,210     $532,210     $399,717
Europe .........................        58,490       60,250       35,984
Other international ............        59,264       59,688       42,168
                                      ----------------------------------
                                      $666,964     $652,148     $477,869
                                      ===================================
Plant assets, at cost
  less accumulated depreciation:
United States ..................      $131,171     $133,323     $119,196
Europe .........................         5,144        5,695        5,650
Other international ............         1,001        1,103        1,180
                                      ----------------------------------
                                      $137,316     $140,121     $126,026
                                      ===================================