Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                             EXHIBIT 13(a)(viii)
--------------------------------------------------------------------------------
MANAGEMENT'S REPORT ON RESPONSIBILITY
FOR FINANCIAL REPORTING
--------------------------------------------------------------------------------

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


/s/ NORMAN E. JOHNSON

Norman E. Johnson
Chairman, President and
Chief Executive Officer


/s/ BRUCE A. KLEIN

Bruce A. Klein
Vice President-Finance and
Chief Financial Officer


/s/ MARCIA S. BLAYLOCK
Marcia S. Blaylock
Vice President, Controller


January 8, 2002