Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                               EXHIBIT 13(a)(ix)
--------------------------------------------------------------------------------
11-YEAR FINANCIAL REVIEW
--------------------------------------------------------------------------------


                                                             2001        2000          1999       1998
---------------------------------------------------------------------------------------------------------
PER SHARE
Equity ................................................   $   11.14   $    9.93     $    8.77   $   7.80
Diluted Earnings from Continuing Operations ...........        1.68        1.64          1.46       1.30
Diluted Net Earnings ..................................        1.68        1.64          1.46       1.30
Dividends .............................................      0.4725      0.4625        0.4525     0.4425
Price: High ...........................................       27.59       21.44         21.38      24.63
       Low ............................................       16.88       16.06         14.25      14.25
---------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales .............................................   $ 666,964   $ 652,148     $ 477,869   $426,773
Operating Profit ......................................      75,810      75,987        56,077     51,663
Interest Expense ......................................      10,270      11,534         3,733      2,336
Pretax Income .........................................      65,734      63,487        55,615     51,347
Income Taxes ..........................................      23,804      23,201        20,137     19,262
Income from Continuing Operations .....................      41,893      40,237        35,412     32,079
Income from Discontinued Operations ...................        --          --            --         --
Cumulative Effect of Accounting Changes ...............        --          --            --         --
Net Earnings ..........................................      41,893      40,237        35,412     32,079
Basic Average Shares Outstanding ......................      24,535      24,270        23,970     24,268
Diluted Average Shares Outstanding ....................      24,892      24,506        24,314     24,649
---------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ......................................        11.4%       11.7%         11.7%      12.1%
Pretax Margin .........................................         9.9%        9.7%         11.6%      12.0%
Effective Tax Rate ....................................        36.2%       36.5%         36.2%      37.5%
Net Margin-Continuing Operations ......................         6.3%        6.2%          7.4%       7.5%
Net Margin ............................................         6.3%        6.2%          7.4%       7.5%
Return on Beginning Assets ............................         8.3%        8.5%         11.6%      11.5%
Return on Beginning Shareholders' Equity ..............        17.3%       19.1%         19.0%      18.7%
Dividend Payout to Net Earnings .......................        27.6%       27.9%         30.5%      33.4%
---------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets ........................................   $ 244,350   $ 230,479     $ 227,670   $168,173
Plant Assets, Net .....................................     137,316     140,121       126,026     86,389
Total Assets ..........................................     530,617     501,930       472,991    305,766
Current Liabilities ...................................      94,931      97,826        97,475     61,183
Long-Term Debt ........................................     135,203     141,486       145,981     36,419
Shareholders' Equity ..................................     274,261     242,093       210,718    186,807
---------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization ................................        33.0%       36.9%         40.9%      16.3%
Working Capital .......................................   $ 149,419   $ 132,653     $ 130,195   $106,990
Current Ratio .........................................         2.6         2.4           2.3        2.7
---------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations .......................................   $  63,290   $  54,130     $  38,642   $ 42,267
For Investment ........................................     (51,353)    (42,125)     (160,658)   (19,290)
From/(For) Financing ..................................     (15,326)    (15,862)      103,501    (19,943)
Change in Cash & Equivalents ..........................      (3,446)     (3,881)      (18,576)     2,997
Capital Expenditures ..................................      18,204      29,005        21,822     15,825
Depreciation & Amortization ...........................      21,850      21,079        15,372     12,380
Dividends Paid ........................................      11,575      11,207        10,814     10,717
Net Interest Expense ..................................       9,616      10,836         2,282      1,053
Income Taxes Paid .....................................      26,858      16,485        22,234     16,199
EBITDA (A) ............................................     100,082      97,066        71,449     64,043
Free Cash Flow (B) ....................................      33,511      13,918         6,006     15,725
---------------------------------------------------------------------------------------------------------


(A) Operating profit before depreciation, asset impairment and amortization.
(B) Cash flow from operations less capital expenditures and dividends paid.

--------------------------------------------------------------------------------
11-YEAR FINANCIAL REVIEW
--------------------------------------------------------------------------------


                                                    1997        1996          1995        1994       1993         1992        1991
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE
Equity ........................................  $    7.06   $    6.46    $    5.79   $    5.18    $   4.63    $   4.39    $   4.26
Diluted Earnings from Continuing Operations ...       1.11        1.07         0.97        0.87        0.72        0.66        0.78
Diluted Net Earnings ..........................       1.11        1.07         0.97        0.89        0.72        0.56        0.79
Dividends .....................................     0.4350      0.4283       0.4217      0.4150      0.4067      0.4000      0.3667
Price: High ...................................      20.79       16.75        18.00       14.92       13.33       15.00       15.11
       Low ....................................      13.33       12.42        12.08       10.58       10.67       10.00        8.67
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales .....................................  $ 394,264   $ 372,382    $ 330,110   $ 300,450    $253,211    $218,172    $213,999
Operating Profit ..............................     44,424      42,596       38,728      33,188      29,960      27,810      32,204
Interest Expense ..............................      2,759       3,822        3,418       3,298       3,979       4,438       4,402
Pretax Income .................................     44,192      41,405       36,631      31,886      27,221      24,930      28,778
Income Taxes ..................................     17,164      15,315       13,060      12,057       9,944       8,941      10,095
Income from Continuing Operations .............     26,918      25,945       23,500      20,786      17,277      15,989      18,683
Income from Discontinued Operations ...........       --          --           --          --          --          --           297
Cumulative Effect of Accounting Changes .......       --          --           --           630        --        (2,370)       --
Net Earnings ..................................     26,918      25,945       23,500      21,416      17,277      13,619      18,980
Basic Average Shares Outstanding ..............     24,133      23,908       23,850      23,804      23,831      24,030      23,915
Diluted Average Shares Outstanding ............     24,344      24,217       24,205      24,030      24,076      24,346      23,988
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin ..............................       11.3%       11.4%        11.7%       11.0%       11.8%       12.7%       15.0%
Pretax Margin .................................       11.2%       11.1%        11.1%       10.6%       10.8%       11.4%       13.4%
Effective Tax Rate ............................       38.8%       37.0%        35.7%       37.8%       36.5%       35.9%       35.1%
Net Margin-Continuing Operations ..............        6.8%        7.0%         7.1%        6.9%        6.8%        7.3%        8.7%
Net Margin ....................................        6.8%        7.0%         7.1%        7.1%        6.8%        6.2%        8.9%
Return on Beginning Assets ....................       10.1%       10.6%        11.4%       11.2%        9.5%        7.6%       11.6%
Return on Beginning Shareholders' Equity ......       17.4%       18.8%        19.1%       19.4%       16.4%       13.4%       21.3%
Dividend Payout to Net Earnings ...............       38.2%       36.7%        39.7%       43.0%       52.3%       65.8%       43.0%
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets ................................  $ 160,527   $ 140,726    $ 133,286   $ 109,992    $ 97,569    $105,067    $ 87,322
Plant Assets, Net .............................     82,905      84,525       73,047      58,787      53,839      42,324      52,324
Total Assets ..................................    282,519     267,019      245,697     206,928     191,657     181,660     179,337
Current Liabilities ...........................     54,237      51,297       49,841      43,926      37,647      30,559      25,977
Long-Term Debt ................................     37,656      43,449       41,860      25,090      32,650      38,534      45,406
Shareholders' Equity ..........................    171,162     154,681      138,144     122,801     110,299     105,460     102,000
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization ........................       18.0%       21.9%        23.3%       17.0%       22.8%       26.8%       30.8%
Working Capital ...............................  $ 106,290   $  89,429    $  83,445   $  66,066    $ 59,922    $ 74,508    $ 61,345
Current Ratio .................................        3.0         2.7          2.7         2.5         2.6         3.4         3.4
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ...............................  $  41,632   $  26,675    $  21,092   $  25,670    $ 20,727    $ 23,456    $ 19,012
For Investment ................................     (8,193)    (18,934)     (29,044)     (1,159)        (74)     (7,737)    (15,848)
From/(For) Financing ..........................    (21,850)     (8,774)       7,226     (18,656)    (22,772)     (9,929)     (8,059)
Change in Cash & Equivalents ..................     11,497        (964)        (684)      5,912      (2,197)      5,811      (4,895)
Capital Expenditures ..........................     11,349      22,230       14,471      12,119      10,776       8,290      10,804
Depreciation & Amortization ...................     11,600      10,704        9,145       8,166       7,227       8,387       7,722
Dividends Paid ................................     10,290       9,512        9,330       9,201       9,036       8,958       8,165
Net Interest Expense ..........................      1,739       2,991        2,560       2,750       3,104       4,140       3,280
Income Taxes Paid .............................     15,112      11,230       11,939      10,194      10,059      11,200       9,693
EBITDA (A) ....................................     56,024      53,300       47,873      41,354      37,187      36,197      39,926
Free Cash Flow (B) ............................     19,993      (5,067)      (2,709)      4,350         915       6,208          43
------------------------------------------------------------------------------------------------------------------------------------