Form 10-K405, Exhibit 13
period 2001-12-01
CLARCOR INC
filed 2002-02-15
CIK 20740

                                                                EXHIBIT 13(a)(x)
--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

CLARCOR's operating results for fiscal 2001 reached record levels for sales, cash flow and earnings. Fiscal 2001 included six-month results from Total Filtration Services, Inc. (TFS) which was acquired at the beginning of the third quarter of fiscal 2001. This acquisition increased CLARCOR's sales and operating profit, and after related interest and amortization expenses, also increased net earnings and diluted earnings per share in fiscal 2001. Purchase accounting adjustments for the acquisition will be completed in fiscal 2002 as described in Note C to the Consolidated Financial Statements. The Company also made several smaller acquisitions in fiscal 2000 that were not material to the Company's operating results. Fiscal 2000 included the full-year results from three industrial filtration companies (hereafter, the Industrial Filtration Acquisitions) that were acquired at the beginning of the fourth quarter 1999. TFS, the Industrial Filtration Acquisitions and the smaller fiscal 2000 acquisitions are included in the Industrial/Environmental Filtration segment.

The information presented in this financial review should be read in conjunction with other financial information provided throughout this 2001 Annual Report. The following discussion of operating results focuses on the Company's three reportable business segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging. Fiscal 2001 was a fifty-two week year for the Company and fiscal years 2000 and 1999 were fifty-three and fifty-two week years, respectively.

OPERATING RESULTS

SALES

Net sales in fiscal 2001 were $667.0 million, a 2.3% increase from $652.1 million in fiscal 2000. The 2001 net sales included approximately $28 million for TFS which was acquired at the beginning of the third quarter. Fiscal 2000 included approximately $12-$13 million in additional sales compared to fiscal 2001 as fiscal year 2000 was a fifty-three week year for the Company. The 2001 sales increase was the 15th consecutive year of sales growth for the Company. Net sales grew 36.5% in 2000 over the 1999 level of $477.9 million primarily due to a full year of sales from the Industrial Filtration Acquisitions compared to 1999 which included only the fourth quarter activity. Excluding the additional sales from the Industrial Filtration Acquisitions, sales increased approximately 11% in 2000 from 1999.

Comparative net sales information related to CLARCOR's operating segments is shown in the following tables.

                                                              2001 VS. 2000
                                                                 CHANGE
                                                             --------------
NET SALES                                   2001   % TOTAL      $       %
---------------------------------------------------------------------------
Engine/Mobile Filtration ...............   $251.0    37.6%   $(8.8)   -3.4%
Industrial/Environmental Filtration ....    346.4    52.0%    26.7     8.3%
Packaging ..............................     69.6    10.4%    (3.0)   -4.1%
                                           --------------------------------
   Total ...............................   $667.0   100.0%   $14.9     2.3%
                                           ================================


                                                                 2000 vs. 1999
                                                                    Change
                                                               ----------------
NET SALES                                   2000     % Total      $         %
-------------------------------------------------------------------------------
Engine/Mobile Filtration ...............   $259.8      39.9%   $ 21.1      8.8%
Industrial/Environmental Filtration ....    319.7      49.0%    144.8     82.8%
Packaging ..............................     72.6      11.1%      8.3     12.9%
                                           ------------------------------------
   Total ...............................   $652.1     100.0%   $174.2     36.5%
                                           ====================================

The Engine/Mobile Filtration segment's sales decreased 3.4% in 2001 from 2000,or approximately 1.5%,excluding the additional week in fiscal 2000. The segment's sales were lower than expected for fiscal 2001 due to the slow down in the U.S. economy that led to competitive pricing pressures and a reduction in inventory levels and product demand by our customers. Fiscal 2000 sales included increases for heavy-duty, light-duty and railroad filter products from both domestic and international markets compared to fiscal 1999. The segment's sales were favorably impacted in 2000 by new product introductions, additional OEM sales, and penetration into new domestic and international distribution channels, primarily through sales to quick lube and truck service centers, fleets and automotive parts buying groups.

The Company's Industrial/Environmental Filtration segment recorded an 8.3% increase in sales in 2001 over 2000. Included in 2001 were sales of approximately $28 million for six months of activity from TFS. Excluding sales from TFS and the additional week in fiscal 2000, sales for the segment increased approximately 1.5% compared to fiscal 2000. Fiscal 2001 also included additional sales from new products introduced late in fiscal 2000 and greater distribution coverage for environmental filters. This increase was partially offset by lower sales due to the U.S. economic recession which primarily affected sales of filtration equipment and systems. The segment's sales increased 82.8% in 2000,or excluding acquisitions, approximately 11% over fiscal 1999. The 11% sales increase resulted primarily from higher sales of environmental air filtration and electrostatic air quality products.

The Packaging segment's sales of $69.6 million decreased 4.1% in fiscal 2001 from 2000. Included in 2001 was a non-recurring $7.0 million payment arising from the early termination of a supply and license agreement by a customer. Sales to this customer of plastic closures decreased substantially beginning in the first quarter 2001. The segment was unable to completely replace this business during the year although sales increased for non-promotional metal packaging products and flat sheet decorating. The segment focuses on sales of non-promotional packaging products such as metal closures for food and beverage containers, wire spools, and film and battery cartridges. This focus resulted in a 12.9% increase in sales in 2000 from 1999.

OPERATING PROFIT

Operating profit of $75.8 million in 2001 was slightly lower than $76.0 million in 2000. Operating profit in 2001 included approximately $1.2 million from the TFS acquisition and operating profit in 2000 included approximately $1.5 million of additional profit due to the fifty-three week fiscal year in 2000. Operating profit increased 35.5% in fiscal 2000 from 1999. Excluding the Industrial Filtration Acquisitions, fiscal

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)


2000 operating profit rose approximately 19% over fiscal 1999. Operating margin was 11.4% of sales in 2001 and 11.7% of sales in both fiscal 2000 and 1999.

In both fiscal 2001 and 2000,continued cost reductions, improved manufacturing productivity and the integration of acquired businesses positively impacted operating margin. These profit improvements offset, in part, competitive pricing pressures and cost increases the Company experienced for energy, employee insurance and pensions. Selling and administrative expenses were reduced to $119.7 million in 2001 from $122.3 million in 2000 primarily due to discretionary cost reductions and reduced incentive compensation expenses. Selling and administrative expenses increased to $122.3 million in 2000 from $92.5 million in 1999 primarily due to the Industrial Filtration Acquisitions that were included for an additional nine months in 2000 and related amortization charges, and also due to new product development and sales and marketing programs. Although foreign currency fluctuations reduced sales and operating profit in fiscal 2001 and 2000, currency adjustments did not have a material impact on consolidated operating profit in 2001, 2000 or 1999.

Comparative operating profit information related to the Company's business segments is as follows.

                                                              2001 VS. 2000
                                                                 CHANGE
                                                            ----------------
OPERATING PROFIT                            2001  % TOTAL      $         %
----------------------------------------------------------------------------
Engine/Mobile Filtration ...............   $51.8    68.3%   $  2.6      5.3%
Industrial/Environmental Filtration ....    16.8    22.1%     (1.6)    -9.1%
Packaging ..............................     7.2     9.6%     (1.2)   -13.4%
                                           ---------------------------------
   Total ...............................   $75.8   100.0%   $ (0.2)    -0.2%
                                           =================================


                                                              2000 vs. 1999
                                                                 Change
                                                            ----------------
OPERATING PROFIT                            2000  % Total      $         %
----------------------------------------------------------------------------
Engine/Mobile Filtration ...............   $49.2    64.7%   $  5.6     12.8%
Industrial/Environmental Filtration ....    18.4    24.3%     13.3    260.0%
Packaging ..............................     8.4    11.0%      1.0     13.9%
                                           ---------------------------------
   Total ...............................   $76.0   100.0%   $ 19.9     35.5%
                                           =================================

OPERATING MARGIN AS A
PERCENT OF NET SALES                        2001         2000          1999
----------------------------------------------------------------------------
Engine/Mobile Filtration ...............    20.6%        18.9%         18.3%
Industrial/Environmental Filtration ....     4.8%         5.8%          2.9%
Packaging ..............................    10.4%        11.6%         11.5%
                                           ---------------------------------
   Total ...............................    11.4%        11.7%         11.7%
                                           =================================

Operating profit for the Engine/Mobile Filtration segment increased to $51.8 million in 2001 from $49.2 million in 2000, an increase of 5.3%. Operating margin as a percent of sales in fiscal 2001 improved to a record 20.6% from 18.9% in 2000 and 18.3% in 1999. In fiscal 2001,the segment's operating margin improved as a result of material and labor cost reductions and improved productivity in its main distribution and light-duty filter manufacturing facilities. These improvements more than offset increased energy and employee insurance costs and competitive pricing pressures. In fiscal 2000,the segment's operating profit was favorably impacted compared to 1999 by higher sales volumes, productivity improvements and reduced legal costs, which more than offset the negative impacts of increased energy, labor and raw material costs.

The Industrial/Environmental Filtration segment's operating profit in 2001 was $16.8 million, a decrease from $18.4 million in 2000 primarily as a result of start-up costs early in fiscal 2001 related to two new production facilities and reduced sales of filtration equipment and systems. The start-up costs associated with the new facilities and new product introductions decreased during the third quarter of 2001 as production efficiencies and capacity utilization improved. Fiscal 2001 also included approximately $1.2 million of operating profit from TFS for the six-month period since the acquisition. The segment's operating profit of $18.4 million in 2000 increased significantly from $5.1 million in 1999. Approximately $9 million of the increase was due to the Industrial Filtration Acquisitions. The remaining increase of $4.3 million, or an increase of approximately 90%, was due to improvements in previously existing businesses. The increased profit in these businesses reflected a significantly higher sales volume of industrial and environmental air filtration products, improved manufacturing operations and significant reductions in overhead and administrative costs, many of which were implemented beginning in fiscal 1999.

The Packaging segment's operating profit in fiscal 2001 decreased to $7.2 million from $8.4 million in fiscal 2000. Fiscal 2001 results included approximately $7.0 million related to a non-recurring termination payment from a customer that was reduced by $2.4 million for related asset impairment charges. Excluding this item, operating profit was lower than 2000 due to the lower sales of plastic closures to this customer, reduced capacity utilization, higher energy and pension costs, and increased costs related to the installation of new lithography equipment in early 2001. Due to difficulties with the start-up of this new equipment, plant utilization was reduced throughout 2001 from expected levels and costs were incurred for product scrap and rework. In fiscal 2000, the segment's operating profit increased to $8.4 million from $7.4 million in 1999, or 13.9%. This increase resulted from better capacity utilization, a significant increase in sales volume and reduced discretionary spending.

OTHER INCOME & EXPENSE

Net other expense totaled $10.1 million in 2001, $12.5 million in 2000 and $0.5 million in 1999. Interest expense of $10.3 million was lower in 2001 compared with $11.5 million in 2000, due to declining interest rates and reduced overall borrowings during the year. Interest expense increased in 2000 from $3.7 million in 1999 due to additional borrowings in the fourth quarter of 1999 for the Industrial Filtration Acquisitions. Interest income was $0.7 million for both 2001 and 2000, which was reduced from $1.5 million in 1999 as a result of lower interest rates and lower average cash and short-term cash investment balances primarily due to the use of cash for acquisitions in 1999. Currency gains of $0.2 million in 2001 and losses of $1.2 million in 2000 resulted primarily from fluctuations in European currency exchange rates against the U.S. dollar. There were no significant gains or losses on the disposition of plant assets in fiscal 2001 or 2000; however, a gain of $1.7 million recorded in 1999 was primarily from the sale of a building.

PROVISION FOR INCOME TAXES

The provision for income taxes in 2001 was $23.8 million and resulted in an effective tax rate of 36.2%, which was slightly lower than the effective tax rate of 36.5% in 2000. The effective tax rate was 36.2% in 1999. The effective tax rate in 2002 is expected to be approximately the same rate as recorded in 2001.

NET EARNINGS AND EARNINGS PER SHARE

Net earnings were a record $41.9 million in 2001,or diluted earnings per share of $1.68, compared to $40.2 million, or $1.64 per diluted share in 2000. Net earnings in 1999 were $35.4 million, or $1.46 per diluted share. Diluted average shares outstanding for fiscal 2001 were 24,892,062 compared to 24,506,171 for 2000,an increase of 1.6%. Diluted average shares outstanding for fiscal 1999 were 24,313,607. The increase in outstanding shares was primarily due to stock options.

FINANCIAL CONDITION

CORPORATE LIQUIDITY

The Consolidated Statements of Cash Flows are shown on page 15, and this discussion of corporate liquidity should be read in conjunction with information presented in those statements.

Cash and short-term cash investments decreased to $7.4 million at year-end 2001 from $10.9 million at year-end 2000. Cash provided by operating activities totaled $63.3 million in 2001 compared to $54.1 million in 2000 and $38.6 million in 1999. As a result of an increased emphasis on working capital management during fiscal 2001, accounts receivable and inventories decreased excluding the TFS assets acquired in the third quarter 2001. Accounts receivable and inventories increased during 2000 due to the higher level of business activity throughout the Company. Other current assets and pension liabilities were reduced in 2000 as restricted trust assets were used for the payment of nonqualified pension liabilities. Depreciation and amortization increased in fiscal 2000 from 1999 primarily due to the fourth quarter 1999 Industrial Filtration Acquisitions.

The Company used cash of $51.4 million for investing activities in 2001, $42.1 million in 2000 and $160.7 million in 1999. Cash used for acquisitions in 2001, primarily for TFS, totaled $33.4 million, while cash used for the acquisition of several small filtration businesses in 2000 totaled $12.7 million. In fiscal 1999, $142.7 million, net of cash acquired, was used for acquisitions, primarily the Industrial Filtration Acquisitions. Additions to plant assets totaled $18.2 million in 2001 and included residual payments on several projects begun in fiscal 2000. Additions to plant assets in 2000 totaled $29.0 million and included payments on new state-of-the-art lithography equipment, the purchase and refurbishment of a manufacturing building in Campbellsville, Kentucky, and additional manufacturing capacity throughout the Company. Additions to plant assets in 1999 of $21.8 million included adding plant capacity and the completion of an expansion to a manufacturing and distribution facility in Kearney, Nebraska. Cash of $3.9 million was received in 1999 primarily from the sale of a building.

Net cash used in financing activities totaled $15.3 million and $15.9 million in 2001 and 2000, respectively. The Company received $8.0 million in 2001 from the issuance of industrial revenue bonds related to the manufacturing facility in Campbellsville, Kentucky. During 2001 the Company also borrowed an additional $27.5 million against a revolving credit agreement, primarily for the TFS acquisition; however, payments of $36.5 million were made during the year which reduced the total borrowed from the agreement at year-end 2001 to $107.0 million. The Company borrowed a net additional $1.0 million against the revolving credit agreement during 2000. Net cash provided by financing activities in fiscal 1999 totaled $103.5 million and included $115.0 million in borrowings used for the Industrial Filtration Acquisitions. The Company did not repurchase any shares in 2001 or 2000 under the remaining authorization of approximately 920,000 shares from the December 1997 Board of Directors' approved stock repurchase plan. The Company purchased 50,000 shares of CLARCOR common stock for $0.9 million in 1999. Dividend payments totaled $11.6 million, $11.2 million and $10.8 million in 2001,2000 and 1999,respectively. Payments on long-term debt were $5.3 million in 2001, $7.0 million in 2000 and $0.5 million in 1999.

CLARCOR's current operations continue to generate cash and sufficient lines of credit remain available to fund current operating needs, pay dividends, provide for additions and the replacement of necessary plant facilities, and to service and repay long-term debt. Capital expenditures for normal facility maintenance, productivity improvements and new products are expected to be approximately $21-$23 million in fiscal 2002. Due to the September 1999 Industrial Filtration Acquisitions, a $185.0 million multicurrency revolving credit facility was established with several financial institutions. Of the $185.0 million, a total of $107.0 million of the credit facility was outstanding as of year-end 2001 and $11.2 million was outstanding for letters of credit. Principal payments on long-term debt will be approximately $5.6 million in 2002 based on scheduled payments in current debt agreements. No payments are required in fiscal 2002 on the multicurrency revolving credit facility and the Company is in compliance with all covenants related to the credit facility, as described in Note H to the Consolidated Financial Statements. Other than operating leases, as described in Note I to the Consolidated Financial Statements, the Company has no material off-balance sheet arrangements. Commitments for noncancellable leases in 2002 total approximately $7.3 million.

While customer demand for our products will affect operating cash flow, the Company is not aware of any known trends, demands or reasonably likely events that would materially affect cash flow from operations in the future. It is possible that business acquisitions or dispositions could be made in the future that may require changes in the Company's debt and capitalization.

CAPITAL RESOURCES

The Company's financial position at November 30,2001 continued to be sufficiently liquid to support current operations. Total assets increased to $530.6 million at the end of fiscal 2001,an increase of 5.7% from the year-end 2000 level of $501.9 million. Total current assets increased to $244.4 million

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)


from $230.5 million at year-end 2000 and total current liabilities decreased to $94.9 million from $97.8 million at year-end 2000. The current ratio was 2.6 at year-end 2001 compared to 2.4 at year-end 2000. Excluding the TFS assets acquired at the beginning of the third quarter 2001,accounts receivable and inventories decreased during fiscal 2001 partially due to increased emphasis on working capital management. Current liabilities at year-end 2001 were lower primarily due to reduced accruals for incentive plans and income taxes. Plant assets decreased to $137.3 million as a result of increased depreciation and the write-off of certain Packaging manufacturing equipment, which offset the plant asset additions made during the year. Acquired intangibles increased to $116.7 million primarily due to the acquisition of TFS during fiscal 2001. Current liabilities include accruals for costs related to litigation matters arising in the normal course of business. See Note L in the Notes to Consolidated Financial Statements for further information on these matters.

Long-term debt of $135.2 million at year-end 2001 included the borrowing against the revolving credit facility. Shareholders' equity increased to $274.3 million from $242.1 million at year-end 2000. The increase in shareholders' equity resulted primarily from net earnings of $41.9 million offset by dividend payments of $11.6 million, or $0.4725 per share. Long-term debt decreased to 33.0% of total capitalization at year-end 2001,compared to 36.9% at year-end 2000.

At November 30, 2001, CLARCOR had 24,626,236 shares of common stock outstanding at $1.00 par value, compared to 24,381,307 shares outstanding at the end of 2000.

OTHER MATTERS

MARKET RISK

The Company's market risk is primarily the potential loss arising from adverse changes in interest rates. The Company's long-term debt obligations are primarily at variable LIBOR associated rates and fixed interest rates and are denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements. In addition, during fiscal 2000 the Company entered into several interest rate agreements related to the revolving credit agreement as described in Note H to the Consolidated Financial Statements. Market risk is estimated as the potential change in fair value of the Company's long-term debt obligations resulting from a hypothetical 1% increase in interest rates. A hypothetical 1% increase in interest rates on the Company's variable rate agreements would adversely affect fiscal 2002 net earnings and cash flows by approximately $0.4 million and reduce the fair value of fixed rate long-term debt, as measured at November 30, 2001, by approximately $0.3 million. Last year, a hypothetical 1% increase in interest rates would have adversely affected fiscal 2001's net earnings and cash flows by approximately $0.3 million and reduced the fair value of fixed rate long-term debt by approximately $0.9 million.

Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives for trading purposes during 2001, 2000 or 1999. The Company uses forward exchange contracts on a limited basis to manage foreign currency exchange risk related to certain transactions, primarily equipment purchases denominated in currencies other than U.S. dollars. As a result of increased foreign sales and business activities, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.

CRITICAL ACCOUNTING POLICIES

The Company's critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Consolidated Financial Statements. These policies have been consistently applied in all material respects and address such matters as revenue recognition, depreciation methods, inventory valuation, asset impairment recognition, business combination accounting and pension and postretirement benefits. While the estimates and judgments associated with the application of these policies may be affected by different assumptions or conditions, the Company believes the estimates and judgments associated with the reported amounts are appropriate in the circumstances.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001,the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142,"Goodwill and Other Intangible Assets." SFAS 141 requires that the purchase method of accounting be used for business combinations initiated after June 30,2001. Under SFAS 142,amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. In addition, goodwill and intangible assets with indefinite lives will be tested for impairment in accordance with the provisions of SFAS 142.
Although not required to adopt the provisions of SFAS 142 until fiscal
2003,the Company expects to adopt SFAS 142 in the first quarter of fiscal 2002. The Company has not completed an assessment of the impact of these statements including the impairment test of goodwill and other intangible assets;
however, at this time, it is expected that amortization expense will be reduced by approximately $2.5 million in fiscal 2002 as a result of adopting SFAS 142.

Two other recently issued pronouncements, SFAS No. 143, "Accounting for Asset Retirement Obligations" and SFAS No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets" will be effective for the Company beginning in fiscal 2003. The Company has not yet evaluated the impact of these standards on its financial statements.

OUTLOOK

The Company's long-term objective to record compound annual growth rates in diluted earnings per share of 10% to 15% will require both sales growth and improved profitability in the Company's existing operations and additional acquisitions. Due in part to the recession in the U.S. economy during 2001, growth in diluted earnings per share was less in fiscal 2001 than in 2000 and in 1999. During fiscal 2001 the Company incurred significant start-up costs related to new production facilities and equipment, and incurred higher energy, employee insurance and pension costs than in prior years. If the U.S. economy improves during 2002 as expected, the Company anticipates that improved economic conditions will positively impact sales and earnings, and that 2002 will be the tenth consecutive year of earnings per share growth for the Company.

The Company's Total Filtration Program that was started in fiscal 2000 is expected to continually add to sales levels in the Company's two filtration segments over the next several years. The acquisition of TFS in June 2001 increased the Company's ability to provide filtration management services to industrial companies throughout North America. Since the TFS acquisition, the Company's various other total filtration activities have been combined with TFS to provide a single focus throughout the Company. Several total filtration management contracts were completed late in 2001 and negotiations continue on others. The impact of these contracts will grow over the next several years as customers' facilities are converted to CLARCOR's Total Filtration Program. The Total Filtration Program is expected to serve as an added distribution channel for all of the Company's filtration products. The Company expects to make investments at TFS in 2002 that are planned to significantly accelerate its sales growth, but will slow the improvement in its operating margin in 2002. It is anticipated that TFS' margins will improve beginning in 2003.

The Engine/Mobile Filtration segment is expected to increase its sales and profit by providing outstanding customer service, introducing new products and expanding marketing programs. These sales initiatives are expected to offset any continued reduction in sales due to reduced customer demand as a result of the economic recession, especially due to reduced freight mileage. The Industrial/Environmental Filtration segment is expected to grow sales and profits as a result of continued expansion of sales programs throughout various distribution channels, including the Total Filtration Program, and by continuing to achieve synergies and cost savings from integrating production facilities and processes. This segment continues to have the most potential for improved operating margins over the next few years, although this continues to be a highly competitive industry. The Packaging segment's focus on non-promotional metal decorating sales is expected to increase utilization of both the new lithography equipment and other production capacity. Due to decreased customer orders for plastic closures and the non-recurring termination payment received in 2001,overall sales and operating profit for the segment are expected to be lower in fiscal 2002 than in 2001. Excluding the $7.0 million non-recurring termination payment in 2001,Packaging sales are expected to increase to approximately $67-$69 million in fiscal 2002 compared to approximately $63 million in fiscal 2001.

The Company will continue to implement cost reductions and productivity improvements, although competitive pricing pressures, increases in labor, healthcare, insurance and energy costs, and worldwide business conditions may reduce the overall profit improvement. Due to significantly reduced pension asset valuations and lower discount rates, pension expense will increase by approximately $3.0 million in fiscal 2002 from 2001. Capital investments will continue to be made in each segment's facilities during 2002 to improve productivity and support new products. It is expected that the investments made in fiscal 2001 and 2000 for new manufacturing facilities and production lines will continue to improve productivity and profitability. While the Company fully anticipates that sales and profits will improve as a result of these efforts, the Company has developed contingency plans to reduce discretionary spending if recessionary economic conditions persist.

The Company continues to look at acquisition opportunities, primarily in related filtration businesses. It is expected that these acquisitions would expand the Company's market base, distribution coverage and product offerings. The Company has established financial standards that will continue to be vigorously applied in the review of all acquisition opportunities. Additionally, even though debt increased significantly in 1999 due to the Industrial Filtration
Acquisitions, the Company believes that it has sufficient additional borrowing capacity to continue this acquisition program.

FORWARD-LOOKING STATEMENTS

Certain statements quoted in this Annual Report are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors including: the volume and timing of orders received during the year; the mix of changes in distribution channels through which the Company's products are sold; the success of the Company's Total Filtration Program; the timing and acceptance of new products and product enhancements by the Company or its competitors; changes in pricing, labor availability and related costs, product life cycles, raw material costs, insurance, pension and energy costs and purchasing patterns of distributors and customers; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; the effectiveness of plant conversions, plant expansions and productivity improvement programs; the management of both growth and acquisitions; the fluctuation in foreign and U.S. currency exchange rates; the fluctuation in interest rates, primarily LIBOR, which affect the cost of borrowing under the revolving credit facility; extraordinary events such as litigation, acquisitions or divestitures including related charges; and economic conditions generally or in various geographic areas. All of the foregoing matters are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.