Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                               EXHIBIT 13(a)(ii)

CONSOLIDATED BALANCE SHEETS
NOVEMBER 30, 2002 AND 2001
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

ASSETS                                                                     2002              2001
                                                                       ------------      ------------

Current assets:
    Cash and short-term cash investments .........................     $     13,747      $      7,418
    Accounts receivable, less allowance for losses
         of $7,020 for 2002 and $7,920 for 2001 ..................          121,482           115,003
    Inventories ..................................................          101,846           103,002
    Prepaid expenses and other current assets ....................            5,576             5,409
    Deferred income taxes ........................................           17,095            13,518
                                                                       ------------      ------------
              Total current assets ...............................          259,746           244,350
                                                                       ------------      ------------

Plant assets, at cost less accumulated depreciation ..............          132,892           137,316
Acquired intangibles, less accumulated amortization ..............          122,529           119,194
Pension assets ...................................................           21,771            18,939
Other noncurrent assets ..........................................            9,181            10,818
                                                                       ------------      ------------
              Total assets .......................................     $    546,119      $    530,617
                                                                       ============      ============

LIABILITIES

Current liabilities:
    Current portion of long-term debt ............................     $     68,456      $      5,579
    Accounts payable and accrued liabilities .....................           97,738            84,826
    Income taxes .................................................            8,061             4,526
                                                                       ------------      ------------
              Total current liabilities ..........................          174,255            94,931
                                                                       ------------      ------------

Long-term debt, less current portion .............................           22,648           135,203
Postretirement health care benefits ..............................            4,033             3,851
Long-term pension liabilities ....................................            7,823             4,955
Deferred income taxes ............................................           19,045            15,114
Other long-term liabilities ......................................            2,318             1,868
Minority interests ...............................................              536               434

Contingencies

SHAREHOLDERS' EQUITY

Capital stock:
    Preferred, par value $1, authorized 5,000,000 shares,
         none issued .............................................               --                --
    Common, par value $1, authorized 60,000,000 shares,
         issued 24,918,614 in 2002 and 24,626,236 in 2001 ........           24,919            24,626
    Capital in excess of par value ...............................           12,854             9,565
    Accumulated other comprehensive earnings .....................           (6,187)           (9,179)
    Retained earnings ............................................          283,875           249,249
                                                                       ------------      ------------
              Total shareholders' equity .........................          315,461           274,261
                                                                       ------------      ------------
              Total liabilities and shareholders' equity .........     $    546,119      $    530,617
                                                                       ============      ============


                  The accompanying notes are an integral part
                    of the consolidated financial statements.