Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                              EXHIBIT 13(a)(iii)

CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                           2002              2001              2000
                                                                       ------------      ------------      ------------

Net sales ........................................................     $    715,563      $    666,964      $    652,148

Cost of sales ....................................................          508,273           471,477           453,803
                                                                       ------------      ------------      ------------

         Gross profit ............................................          207,290           195,487           198,345

Selling and administrative expenses ..............................          129,515           119,677           122,358
                                                                       ------------      ------------      ------------

         Operating profit ........................................           77,775            75,810            75,987
                                                                       ------------      ------------      ------------

Other income (expense):
    Interest expense .............................................           (6,073)          (10,270)          (11,534)
    Interest income ..............................................              461               654               698
    Other, net ...................................................             (713)             (460)           (1,664)
                                                                       ------------      ------------      ------------

                                                                             (6,325)          (10,076)          (12,500)
                                                                       ------------      ------------      ------------

         Earnings before income taxes and minority interests .....           71,450            65,734            63,487

Provision for income taxes .......................................           24,773            23,804            23,201
                                                                       ------------      ------------      ------------

         Earnings before minority interests ......................           46,677            41,930            40,286

Minority interests in earnings of subsidiaries ...................              (76)              (37)              (49)
                                                                       ------------      ------------      ------------

Net earnings .....................................................     $     46,601      $     41,893      $     40,237
                                                                       ============      ============      ============

Net earnings per common share:
    Basic ........................................................     $       1.88      $       1.71      $       1.66
    Diluted ......................................................     $       1.85      $       1.68      $       1.64
                                                                       ============      ============      ============

Average number of common shares outstanding:
    Basic ........................................................       24,839,812        24,535,199        24,269,675
    Diluted ......................................................       25,171,931        24,892,062        24,506,171
                                                                       ============      ============      ============


                  The accompanying notes are an integral part
                    of the consolidated financial statements.