Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                               EXHIBIT 13(a)(iv)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     Common Stock                          Accumulated
                                             ----------------------------    Capital in       Other
                                               Number of        Amount       Excess of    Comprehensive    Retained
                                             Shares Issued      Issued       Par Value       Earnings      Earnings        Total
                                             -------------   ------------   ------------  -------------  ------------   -----------

Balance, November 30, 1999 .................    24,019,722   $     24,020   $        948  $     (4,151)  $    189,901   $   210,718
                                              ------------   ------------   ------------  ------------   ------------   -----------

Net earnings ...............................            --             --             --            --         40,237        40,237
Other comprehensive earnings, net of tax:
     Translation adjustments ...............            --             --             --        (2,768)            --        (2,768)
                                                                                                                        -----------
     Total comprehensive earnings ..........                                                                                 37,469
                                                                                                                        -----------
Business acquisition .......................       160,704            161          2,734            --             --         2,895
Stock options exercised ....................       182,479            182          1,898            --             --         2,080
Issuance of stock under
     award plans ...........................        18,402             18            120            --             --           138
Cash dividends - $0.4625
     per common share ......................            --             --             --            --        (11,207)      (11,207)
                                              ------------   ------------   ------------  ------------   ------------   -----------

Balance, November 30, 2000 .................    24,381,307         24,381          5,700        (6,919)       218,931       242,093
                                              ------------   ------------   ------------  ------------   ------------   -----------

Net earnings ...............................            --             --             --            --         41,893        41,893
Other comprehensive earnings, net of tax:
     Cumulative effect of
         accounting change .................            --             --             --          (769)            --          (769)
     Unrealized losses on derivative .......            --             --             --        (1,137)            --        (1,137)
     Translation adjustments ...............            --             --             --          (354)            --          (354)
                                                                                                                        -----------
     Total comprehensive earnings ..........                                                                                 39,633
                                                                                                                        -----------
Stock options exercised ....................       246,424            246          3,223            --             --         3,469
Issuance of stock under
     award plans ...........................        10,618             11            642            --             --           653
Forfeiture of stock under
     award plans ...........................       (12,113)           (12)            --            --             --           (12)
Cash dividends - $0.4725
     per common share ......................            --             --             --            --        (11,575)      (11,575)
                                              ------------   ------------   ------------  ------------   ------------   -----------

Balance, November 30, 2001 .................    24,626,236         24,626          9,565        (9,179)       249,249       274,261
                                              ------------   ------------   ------------  ------------   ------------   -----------

Net earnings ...............................            --             --             --            --         46,601        46,601
Other comprehensive earnings, net of tax:
     Minimum pension liability adjustment ..            --             --             --        (1,122)            --        (1,122)
     Unrealized gain on derivative .........            --             --             --         1,906             --         1,906
     Translation adjustments ...............            --             --             --         2,208             --         2,208
                                                                                                                        -----------
     Total comprehensive earnings ..........                                                                                 49,593
                                                                                                                        -----------
Stock options exercised ....................       278,969            279          2,438            --             --         2,717
Issuance of stock under
     award plans ...........................        17,884             18            851            --             --           869
Forfeiture of stock under
     award plans ...........................        (4,475)            (4)            --            --             --            (4)
Cash dividends - $0.4825
     per common share ......................            --             --             --            --        (11,975)      (11,975)
                                              ------------   ------------   ------------  ------------   ------------   -----------

Balance, November 30, 2002 .................    24,918,614   $     24,919   $     12,854  $     (6,187)  $    283,875   $   315,461
                                              ============   ============   ============  ============   ============   ===========


                  The accompanying notes are an integral part
                   of the consolidated financial statements.