Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                                EXHIBIT 13(a)(v)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS)

                                                                                           2002           2001           2000
                                                                                        ----------     ----------     ----------

Cash flows from operating activities:
   Net earnings ....................................................................    $   46,601     $   41,893     $   40,237
   Adjustments to reconcile net earnings to net cash provided by operations:
         Depreciation ..............................................................        18,999         18,187         17,537
         Amortization ..............................................................           761          3,663          3,542
         Minority interests in earnings of subsidiaries ............................            76             37             49
         Net loss on dispositions of plant assets ..................................           146            338            109
         Impairment of plant assets ................................................            --          2,422             --
         Changes in assets and liabilities, net of business acquisitions:
              Accounts receivable ..................................................        (3,804)         5,116         (3,448)
              Inventories ..........................................................         1,561          5,190         (9,636)
              Prepaid expenses and other current assets ............................          (150)          (374)         8,040
              Other noncurrent assets ..............................................         1,495         (2,523)          (554)
              Accounts payable and accrued liabilities .............................        14,020         (8,693)        (1,170)
              Pension assets and liabilities, net ..................................        (1,757)         1,163         (7,430)
              Income taxes .........................................................         5,756         (2,683)         4,663
              Deferred income taxes ................................................         1,315           (446)         2,191
                                                                                        ----------     ----------     ----------

              Net cash provided by operating activities ............................        85,019         63,290         54,130
                                                                                        ----------     ----------     ----------

Cash flows from investing activities:
   Additions to plant assets .......................................................       (12,204)       (18,204)       (29,005)
   Business acquisitions, net of cash acquired .....................................        (6,677)       (33,388)       (12,735)
   Dispositions of plant assets ....................................................            63            539             55
   Other, net ......................................................................          (160)          (300)          (440)
                                                                                        ----------     ----------     ----------

              Net cash used in investing activities ................................       (18,978)       (51,353)       (42,125)
                                                                                        ----------     ----------     ----------

Cash flows from financing activities:
   Proceeds from multicurrency revolving credit agreement ..........................        24,333         27,500         43,200
   Payments on multicurrency revolving credit agreement ............................       (68,500)       (36,500)       (42,200)
   Proceeds from borrowings under long-term debt ...................................            --          8,000             --
   Payments on long-term debt ......................................................        (5,604)        (5,349)        (7,034)
   Sales of capital stock under stock option plan ..................................         1,972          2,598          1,379
   Cash dividends paid .............................................................       (11,975)       (11,575)       (11,207)
                                                                                        ----------     ----------     ----------

              Net cash used in financing activities ................................       (59,774)       (15,326)       (15,862)
                                                                                        ----------     ----------     ----------

Net effect of exchange rate changes on cash ........................................            62            (57)           (24)
                                                                                        ----------     ----------     ----------

Net change in cash and short-term cash investments .................................         6,329         (3,446)        (3,881)
Cash and short-term cash investments, beginning of year ............................         7,418         10,864         14,745
                                                                                        ----------     ----------     ----------

Cash and short-term cash investments, end of year ..................................    $   13,747     $    7,418     $   10,864
                                                                                        ==========     ==========     ==========


                  The accompanying notes are an integral part
                    of the consolidated financial statements.