Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                               EXHIBIT 13(a)(vi)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

A. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include all domestic and foreign subsidiaries that are more than 50% owned and controlled. CLARCOR Inc. and its subsidiaries are hereinafter collectively referred to as the "Company" or CLARCOR. The Company has three reportable segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging. Certain reclassifications have been made to conform prior years' data to the current presentation. These reclassifications had no effect on reported earnings.

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

ACCOUNTING PERIOD

The Company's fiscal year ends on the Saturday closest to November 30. The fiscal years ended November 30, 2002 and December 1, 2001 were comprised of fifty-two weeks. The fiscal year ended December 1, 2000 included fifty-three weeks. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

CASH EQUIVALENTS

All highly liquid investments with a maturity of three months or less when purchased or that are readily saleable are considered to be short-term cash equivalents. The carrying amount of the investments approximates fair value.

FOREIGN CURRENCY TRANSLATION

Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements are accumulated with other comprehensive earnings as a separate component of shareholders' equity and are presented, net of tax, in the Consolidated Statements of Shareholders' Equity.

DERIVATIVES

The Company makes limited use of derivative financial instruments to manage certain interest rate and foreign currency risks. Interest rate swap agreements are utilized to convert certain floating rate debt into fixed rate debt. Cash flows related to interest rate swap agreements are included in interest expense over the terms of the agreements.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. In addition, the Company assesses (both at the hedge's inception and on an ongoing basis) the effectiveness of the derivatives that are used in hedging transactions. If it is determined that a derivative is not (or has ceased to be) effective as a hedge, the Company would discontinue hedge accounting prospectively. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

COMPREHENSIVE EARNINGS

Foreign currency translation adjustments, unrealized gains and losses on derivative instruments and minimum pension liability adjustments are included in other comprehensive earnings, net of tax.

PLANT ASSETS

Depreciation is determined primarily by the straight-line method for financial statement purposes and by the accelerated method for tax purposes. The provision for depreciation is based on the estimated useful lives of the assets (15 to 40 years for buildings and improvements and 3 to 15 years for machinery and equipment). It is the policy of the Company to capitalize renewals and betterments and to charge to expense the cost of current maintenance and repairs. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company's books and the resulting gain or loss is reflected in earnings.

GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which discontinues amortization of the excess of cost over fair value of assets acquired and of intangible assets with indefinite lives. It also requires goodwill and intangible assets with indefinite lives to be tested for impairment annually or whenever there is an impairment indicator. The FASB also issued SFAS No. 141, "Business Combinations," which requires all business combinations after June 30, 2001 to be accounted for under the purchase method. As a result of adopting these standards in the first quarter of fiscal 2002, the Company no longer amortizes goodwill, trademarks and trade names and changed its accounting policies as described below:

Goodwill: The Company recognizes the excess of the cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed as goodwill. Goodwill is tested for impairment on an annual basis and between annual tests in certain circumstances. Impairment losses would be recognized whenever the implied fair value of goodwill is less than its carrying value. Prior to December 1, 2001, goodwill was amortized over a forty-year period using the straight-line method. Beginning December 1, 2001, goodwill is no longer amortized.

Other Acquired Intangibles: The Company recognizes an acquired intangible apart from goodwill whenever the asset arises from contractual or other legal rights, or whenever it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. An intangible other than goodwill is amortized over its estimated useful life unless that life is determined to be indefinite. The Company's trade names and trademarks have indefinite useful lives and will be subject to impairment testing under SFAS No.
142. Prior to December 1, 2001, the trademarks were amortized over a forty-year life. All other acquired intangible assets, including patents (average fourteen year life) and other identifiable intangible assets with lives ranging from one to thirty years, are being amortized using the straight-line method over the estimated periods to be benefited. The Company reviews the lives of its definite-lived intangibles annually and if necessary, impairment losses would be recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company determines any impairment losses based on underlying cash flows related to specific groups of acquired long-lived assets, including associated identifiable intangibles and goodwill, when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

INCOME TAXES

The Company provides for income taxes and recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

REVENUE RECOGNITION

Revenue is recognized when product ownership and risk of loss has transferred to the customer or performance of services is complete and the Company has no remaining obligations regarding the transaction. Estimated discounts and rebates are recorded as a reduction of sales in the same period revenue is recognized. Shipping and handling costs are recorded as revenue when billed to customers.

PRODUCT WARRANTIES

The Company provides for estimated warranty costs when the related products are recorded as sales or for specific items at the time their existence is known and the amounts are reasonably determinable.

RESEARCH AND DEVELOPMENT

The Company charges research and development costs relating to the development of new products or the improvement or redesign of its existing products to expense when incurred. These costs totaled approximately $6,482 in 2002, $5,365 in 2001 and $6,942 in 2000.

B. ACQUISITIONS

On June 5, 2002, the Company acquired Locker Filtration Limited (Locker), a Warrington, England manufacturer of heavy-duty air filters, diesel and gas turbine air intake system filters and specialty filters. Also during fiscal 2002, the Company acquired Total Filter Technology (TFT), a process liquid filtration manufacturer based in North Chelmsford, Massachusetts and FilterSource, an air filtration distributor based in California. The three acquisitions were purchased for approximately $10,371 in cash and their results are included in the Company's consolidated results of operations from the dates of acquisition. The combined sales for Locker, TFT and FilterSource in the most recent twelve-month period were approximately $16,500. Locker is included in the Engine/Mobile Filtration segment. TFT and FilterSource are included in the Industrial/Environmental Filtration segment.

An allocation of the purchase price has been made to major categories of assets and liabilities for each acquisition. The preliminary allocation of the purchase price over the preliminary estimated fair value of the tangible and identifiable intangible assets acquired for Locker, TFT and FilterSource resulted in $2,713, $2,086, and $439 recorded as goodwill for each acquisition, respectively. The Company recognized $943 for a Locker customer relationship that will be amortized over ten years. In connection with the TFT and FilterSource acquisitions, the Company recorded $228 as indefinite-lived trademarks and $1,375 as other acquired intangibles which will be amortized over a weighted average life of 8 years. The preliminary allocations for TFT and FilterSource will be finalized when the Company completes its estimates of liabilities assumed, finishes an appraisal of the assets acquired and finalizes deferred taxes. The Company expects to do this in the first quarter 2003. These acquisitions are not material to the results of the Company.

On June 4, 2001, the Company acquired the stock of several filtration management companies for approximately $29,258, net of cash received, including acquisition expenses. The purchase price was paid in cash with available funds and proceeds from long-term borrowings from a revolving credit facility. As a result of the acquisition, the companies were combined into one company, Total Filtration Services, Inc. (TFS), and became a subsidiary of the Company. TFS is included in the Industrial/Environmental Filtration segment from the date of acquisition. The transaction was accounted for under the purchase method of accounting with the excess of the initial purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired recorded as goodwill and amortized over forty years by the straight-line method. The initial purchase price was based on the net assets of the businesses acquired as shown on a June 4, 2001 balance sheet subject to a final adjustment. During first quarter 2002, the purchase price was finalized resulting in a $3,694 payment by the seller to the Company. A decrease to goodwill of $3,954 was recorded primarily as a result of the net settlement payment and entries associated with deferred income taxes, the valuation of inventory acquired, and preacquisition contingencies related to contract matters. No additional purchase accounting entries associated with the TFS acquisition are expected other than entries to finalize deferred income taxes. Unaudited pro forma net sales for the Company including TFS would have been approximately $695,700 and $707,500 for the years ended November 30, 2001 and 2000. Net earnings and earnings per share for each of these periods would not have been significantly affected.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

C. INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for approximately 43% and 40% of the Company's inventories at November 30, 2002 and 2001, respectively, and by the first-in, first-out (FIFO) method for all other inventories. The FIFO method approximates current cost. Inventories are summarized as follows:

                                                     2002             2001
                                                 ------------     ------------
Raw materials ..............................     $     34,496     $     36,166
Work in process ............................           11,022           12,120
Finished products ..........................           56,784           55,078
                                                 ------------     ------------
Total at FIFO ..............................          102,302          103,364
Less excess of FIFO over LIFO ..............              456              362
                                                 ------------     ------------
                                                 $    101,846     $    103,002
                                                 ============     ============

D. PLANT ASSETS AND IMPAIRMENT LOSS

Plant assets at November 30, 2002 and 2001 were as follows:

                                                     2002             2001
                                                 ------------     ------------
Land .......................................     $      5,410     $      4,736
Buildings and building fixtures ............           75,520           73,497
Machinery and equipment ....................          202,697          191,984
Construction in process ....................            6,675            7,092
                                                 ------------     ------------
                                                      290,302          277,309
Less accumulated depreciation ..............          157,410          139,993
                                                 ------------     ------------
                                                 $    132,892     $    137,316
                                                 ============     ============

During the first quarter of 2001, the Company recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets used exclusively in the manufacture of plastic closures for a customer who terminated a manufacturing contract. The loss is included in the cost of sales and was calculated under the guidelines of SFAS No. 121.

E. ACQUIRED INTANGIBLES

The following table summarizes the activity for acquired intangibles by reporting unit for fiscal year 2002:

                                                                         Currency
                                        Beginning                       Translation                        End of
                                         of Year       Acquisitions     Adjustments    Amortization         Year
                                       -----------     ------------     -----------    ------------      -----------
Goodwill:
     Engine/Mobile
      Filtration .................     $     8,562     $     2,713      $       253     $        --      $    11,528
     Industrial/Environmental
      Filtration .................          71,546          (1,429)              13              --           70,130
     Packaging ...................              --              --               --              --               --
                                       -----------     -----------      -----------     -----------      -----------
                                       $    80,108     $     1,284      $       266     $        --      $    81,658
                                       ===========     ===========      ===========     ===========      ===========
Trademarks and trade names:
     Engine/Mobile
      Filtration .................     $       603     $        --      $        --     $        --      $       603
     Industrial/Environmental
      Filtration .................          28,652             228               --              --           28,880
     Packaging ...................              --              --               --              --               --
                                       -----------     -----------      -----------     -----------      -----------
                                       $    29,255     $       228      $        --     $        --      $    29,483
                                       ===========     ===========      ===========     ===========      ===========
Other acquired intangibles, gross:
     Engine/Mobile
      Filtration .................     $        97     $       943      $        --     $        --      $     1,040
     Industrial/Environmental
      Filtration .................          12,055           1,375               --              --           13,430
     Packaging ...................              --              --               --              --               --
                                       -----------     -----------      -----------     -----------      -----------
                                            12,152           2,318               --              --           14,470
Less accumulated
      amortization ...............           2,321              --               --             761            3,082
                                       -----------     -----------      -----------     -----------      -----------
Other acquired
     intangibles, net ............     $     9,831     $     2,318      $        --     $      (761)     $    11,388
                                       ===========     ===========      ===========     ===========      ===========

As a result of adopting SFAS No. 142, the Company completed the transitional goodwill impairment reviews required by the new standards during the first quarter of 2002. In performing the impairment reviews, the Company estimated the fair values of the reporting units using a present value method that discounted future cash flows. Such reviews are sensitive to assumptions associated with cash flow growth, discount rates, terminal value and the aggregation of reporting unit components. The Company further assessed the reasonableness of these estimates by using valuation methods based on market multiples and recent capital market transactions. As of December 1, 2001, the transition date, and November 30, 2002, the annual testing date, there was no impairment to goodwill as the fair values exceeded the carrying values of the reporting units.

The Company performed the impairment tests on its indefinite-lived intangibles as of December 1, 2001 and November 30, 2002 using the relief-from-royalty method to determine the fair value of its trademarks and trade names. There was no impairment as the fair value was greater than the carrying value for these indefinite-lived intangibles as of these dates.

In connection with adopting SFAS No. 142, the Company also reassessed the useful lives and classification of identifiable finite-lived intangible assets and determined that they continue to be appropriate. Amortization expense during the fiscal years ended November 30, 2001 and 2000 for amortized intangibles was $756 and $1,003, respectively. The estimated amounts of amortization expense for the next five years are: $936 in 2003, $781 in 2004, $777 in 2005, $752 in 2006 and
$739 in 2007.

The following table presents net earnings and earnings per share assuming the nonamortization provisions of SFAS No. 142 were applied in each fiscal year:

                                                          2002           2001           2000
                                                       ----------     ----------     ----------
Reported net earnings ............................     $   46,601     $   41,893     $   40,237
  Goodwill amortization, net of income taxes .....             --          1,375          1,115
  Other amortization, net of income taxes ........             --            475            496
                                                       ----------     ----------     ----------
Adjusted net earnings ............................     $   46,601     $   43,743     $   41,848
                                                       ==========     ==========     ==========

Basic EPS:
  Basic as reported ..............................     $     1.88     $     1.71     $     1.66
  Goodwill amortization, net of income taxes .....             --           0.06           0.05
  Other amortization, net of income taxes ........             --           0.02           0.02
                                                       ----------     ----------     ----------
Adjusted basic earnings per share ................     $     1.88     $     1.79     $     1.73
                                                       ==========     ==========     ==========

Diluted EPS:
  Diluted as reported ............................     $     1.85     $     1.68     $     1.64
  Goodwill amortization, net of income taxes .....             --           0.05           0.05
  Other amortization, net of income taxes ........             --           0.02           0.02
                                                       ----------     ----------     ----------
Adjusted diluted earnings per share ..............     $     1.85     $     1.75     $     1.71
                                                       ==========     ==========     ==========

F. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at November 30, 2002 and 2001 were as follows:

                                                     2002             2001
                                                 ------------     ------------
Accounts payable ...........................     $     50,350     $     42,657
Accrued salaries, wages and commissions ....           15,283            8,733
Compensated absences .......................            6,874            6,366
Accrued insurance liabilities ..............            6,892            5,805
Accrued pension liabilities ................              269              263
Other accrued liabilities ..................           18,070           21,002
                                                 ------------     ------------
                                                 $     97,738     $     84,826
                                                 ============     ============

G. LONG-TERM DEBT

Long-term debt at November 30, 2002 and 2001 consisted of the following:

                                                     2002             2001
                                                 ------------     ------------
Multicurrency revolving credit agreement,
  interest payable at the end of each
  funding period at an adjusted LIBOR ......     $     62,833     $    107,000
Promissory note, interest payable
  semi-annually at 6.69% ...................           10,000           15,000
Industrial Revenue Bonds,
  at 1.15% to 4.90% interest rates .........           17,460           17,815
Other ......................................              811              967
                                                 ------------     ------------
                                                       91,104          140,782
Less current portion .......................           68,456            5,579
                                                 ------------     ------------
                                                 $     22,648     $    135,203
                                                 ============     ============

A fair value estimate of $90,406 and $140,023 for long-term debt in 2002 and 2001, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities.

In September 1999, the Company entered into a three-year, multicurrency revolving credit agreement with a group of participating financial institutions under which it may borrow up to $185,000. The agreement, which was extended for one additional year in 2000, provides that loans may be made under a selection of currencies and rate formulas. The interest rate is based upon either a defined Base Rate or the London Interbank Offered Rate (LIBOR) plus a variable spread of .55% to 1.25%. The variable spread is based on the ratio of the Company's outstanding borrowings compared to its shareholders' equity. The spread was .55% and .65% at November 30, 2002 and 2001, respectively. Facility fees and other fees on the entire loan commitment are payable for the duration of this facility. At November 30, 2002 and 2001, $62,833 and $107,000 were outstanding under this agreement and the related LIBOR, including the spread, was 1.97% and 4.17%, respectively. The amount outstanding at November 30, 2002 has been classified as current debt as the credit agreement expires in less than one year. A replacement credit facility is expected to be finalized in 2003 and at that time the full amount outstanding under the new facility will be reclassified into long-term debt.

Borrowings under the credit facility are unsecured but are guaranteed by certain of the Company's subsidiaries. The agreement related to this borrowing includes certain restrictive covenants that include maintaining minimum consolidated net worth, limiting new borrowings, maintaining a minimum interest coverage, and restricting certain changes in ownership as stipulated in the agreement. The Company was in compliance with these covenants throughout fiscal years 2002 and 2001. This agreement also includes a letter of credit facility, against which $12,743 and $11,182 in letters of credit had been issued as of November 30, 2002 and 2001, respectively.

The 6.69% promissory note matures July 25, 2004, but the Company is required to prepay, without premium, certain principal amounts as stated in the agreement. Under the note agreement, the Company must meet certain restrictive covenants. The covenants were amended during 1999 to be similar to those contained in the multicurrency revolving credit facility.

On May 1, 2001, the Company, in cooperation with the Campbellsville-Taylor County Industrial Development Authority (Kentucky), issued $8,000 of Industrial Revenue Bonds. The bonds are due May 1, 2031, with a variable rate of interest that is reset weekly. In connection with the issuance of the Industrial Revenue Bonds, the Company holds in trust certain restricted investments committed for the acquisition of plant equipment. At November 30, 2002, the restricted asset balance was $1,255 and is included in other noncurrent assets. The Company has other industrial revenue bonds, including $8,410 issued in cooperation with the South Dakota Economic Development Finance Authority due February 1, 2016 with a variable rate of interest that is reset weekly and additional bonds of $1,050 and $1,405 outstanding as of November 30, 2002 and 2001, respectively, which mature in 2005.

Exclusive of the multicurrency revolving credit facility, principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $5,623 in 2003, $5,655 in 2004, $403 in 2005, $166 in 2006, $0 in
2007, and $16,424 thereafter.

Effective December 1, 2000, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." During 2000, the Company entered into interest rate agreements to manage its interest exposure related to the multicurrency credit revolver. The agreement in place at November 30, 2001 provided for the Company to pay a 7.34% fixed interest rate on a notional amount of $60,000. The agreement

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

expired September 11, 2002. Under the agreement the Company received interest at floating rates based on LIBOR. This derivative instrument was designated as a cash flow hedge and determined to be effective. Therefore, there was no adjustment to net earnings during 2002, 2001 or 2000. The net gain included in other comprehensive earnings for the twelve months ended November 30, 2002 was $1,906 (or $2,932 pretax). Such derivative gains and losses were reclassified into earnings as payments were made on its variable rate interest debt. Approximately $1,983 was reclassified into earnings during the fiscal year ended November 30, 2002. At November 30, 2001, the fair value of the agreement was a negative $2,932 and was included in other current liabilities.

Interest paid totaled $7,482, $10,666 and $10,714 during 2002, 2001 and 2000, respectively.

H. LEASES

The Company has various lease agreements for offices, warehouses, manufacturing plants, and equipment that expire on various dates through December 2015 and contain renewal options. Some of these leases provide for payment of property taxes, utilities and certain other expenses. Commitments for minimum rentals under noncancelable leases at November 30, 2002 for the next five years are: $8,474 in 2003, $6,880 in 2004, $4,822 in 2005, $3,299 in 2006,
and $2,660 in 2007. Rent expense totaled $9,879, $9,670 and $9,099 for the years ended November 30, 2002, 2001 and 2000, respectively.

I. PENSION AND OTHER POSTRETIREMENT PLANS

The Company has defined benefit pension plans and postretirement health care plans covering certain employees and retired employees. In addition to the plan assets related to qualified plans, the Company has funded approximately $1,796 and $2,281 at November 30, 2002 and 2001, respectively, in restricted trusts for its nonqualified plans. These trusts are included in other noncurrent assets in the Company's Consolidated Balance Sheets.

During 2001, the Company received approval from the Internal Revenue Service to terminate one of its plans related to a business that was previously sold and distribute all the plan's assets. The Company terminated the plan and settled all of its obligations by making lump-sum distributions or purchasing annuity contracts for its participants.

The following table shows reconciliations of the pension plans and other postretirement plan benefits as of November 30, 2002 and 2001. The accrued pension benefit liability included an unfunded benefit obligation of $6,128 and $6,974 as of November 30, 2002 and 2001, respectively. The obligations for the U.S. pension plans have been determined with a weighted average discount rate of 6.75% and 7.25% in 2002 and 2001, respectively, and a rate of increase in future compensation of primarily 5.0% in both years. The expected weighted average long-term rate of return was 9.0% in both 2002 and 2001. The Company expects to lower that assumption to 8.5% in fiscal year 2003. The non-U.S. pension plan obligation was determined with a weighted average discount rate of 5.75%, a rate of increase in future compensation of 3.75% and an expected weighted average long-term rate of return assumption of 7.5%.

                                                          Pension                     Postretirement
                                                          Benefits                       Benefits
                                                 --------------------------      --------------------------
                                                    2002            2001            2002            2001
                                                 ----------      ----------      ----------      ----------
Change in benefit obligation:
Benefit obligation
  at beginning of year .....................     $   76,423      $   68,980      $    3,535      $    4,082
Addition of non-U.S. plan ..................          6,323              --              --              --
Service cost ...............................          3,884           3,142             112             107
Interest cost ..............................          5,755           5,114             247             305
Plan participants' contributions ...........             57              --              --              --
Amendments .................................            225           1,154              --              --
Actuarial losses / (gains) .................          1,240           3,750            (105)           (808)
Benefits paid ..............................         (4,791)         (5,717)           (128)           (151)
                                                 ----------      ----------      ----------      ----------
Benefit obligation at end of year ..........         89,116          76,423           3,661           3,535
                                                 ----------      ----------      ----------      ----------

Change in plan assets:
Fair value of plan assets
  at beginning of year .....................         70,505          86,686              --              --
Addition of non-U.S. plan ..................          5,405              --              --              --
Actual return on plan assets ...............         (3,566)        (10,726)             --              --
Employer contributions .....................          5,092              --              --              --
Plan participants' contributions ...........             57              --              --              --
Benefits paid ..............................         (4,524)         (5,455)             --              --
                                                 ----------      ----------      ----------      ----------
Fair value of plan assets
  at end of year ...........................         72,969          70,505              --              --
                                                 ----------      ----------      ----------      ----------

Funded status ..............................        (16,147)         (5,918)         (3,661)         (3,535)
Unrecognized prior service cost ............          1,411           1,320              --              --
Unrecognized net
  actuarial loss / (gain) ..................         30,203          18,319            (659)           (570)
                                                 ----------      ----------      ----------      ----------
Net amount recognized ......................     $   15,467      $   13,721      $   (4,320)     $   (4,105)
                                                 ==========      ==========      ==========      ==========

Amounts recognized in the
  Consolidated Balance Sheets include:
     Prepaid benefit cost ..................     $   21,771      $   18,939      $       --      $       --
     Accrued benefit liability .............         (8,092)         (5,218)         (4,320)         (4,105)
     Accumulated other
       comprehensive income, pretax ........          1,788              --              --              --
                                                 ----------      ----------      ----------      ----------
Net amount recognized ......................     $   15,467      $   13,721      $   (4,320)     $   (4,105)
                                                 ==========      ==========      ==========      ==========

The components of net periodic benefit cost for pensions are shown below.

                                                                    Pension Benefits
                                                       ------------------------------------------
                                                          2002            2001            2000
                                                       ----------      ----------      ----------
Components of net periodic benefit cost:
  Service cost ...................................     $    3,887      $    3,142      $    3,122
  Interest cost ..................................          5,759           5,114           5,021
  Expected return on plan assets .................         (6,793)         (7,527)         (7,695)
  Amortization of unrecognized:
     Net transition asset ........................             --              --          (1,056)
     Prior service cost ..........................            134              22              21
     Net actuarial loss ..........................            628               5               7
     Settlement cost for a terminated plan .......             --             669              --
                                                       ----------      ----------      ----------
Net periodic benefit cost  / (income) ............     $    3,615      $    1,425      $     (580)
                                                       ==========      ==========      ==========

The postretirement obligations represent a fixed dollar amount per retiree. The Company has the right to modify or terminate these benefits. The participants will assume substantially all future health care benefit cost increases, and future increases in health care costs will not increase the postretirement benefit obligation or cost to the Company. Therefore, the Company has not assumed any annual rate of increase in the per capita cost of covered health care benefits for future years. The components of net periodic benefit cost for postretirement health care benefits are shown below.

                                                                       Postretirement Benefits
                                                            -----------------------------------------------
                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Components of net periodic benefit cost:
  Service cost ........................................     $        112     $        107      $         92
  Interest cost .......................................              247              305               280
  Net actuarial gain ..................................              (16)              --                --
                                                            ------------     ------------      ------------
Net periodic benefit cost .............................     $        343     $        412      $        372
                                                            ============     ============      ============

The Company also sponsors various defined contribution plans that provide employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $1,460, $1,395 and $1,408 in 2002, 2001 and 2000, respectively.

J. INCOME TAXES

The provision for income taxes consisted of:

                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Current:
  Federal .............................................     $     19,304     $     21,644      $     17,693
  State ...............................................            2,860            2,751             2,574
  Foreign .............................................            2,049            1,460             1,063
Deferred ..............................................              560           (2,051)            1,871
                                                            ------------     ------------      ------------
                                                            $     24,773     $     23,804      $     23,201
                                                            ============     ============      ============

Income taxes paid, net of refunds, totaled $17,678, $26,858 and $16,458 during 2002, 2001 and 2000, respectively.

Earnings before income taxes and minority interests included the following components:

                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Domestic income .......................................     $     68,713     $     62,664      $     60,471
Foreign income ........................................            2,737            3,070             3,016
                                                            ------------     ------------      ------------
                                                            $     71,450     $     65,734      $     63,487
                                                            ============     ============      ============

The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                                       Percent of Pretax Earnings
                                                            -----------------------------------------------
                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Statutory U.S. tax rates ..............................             35.0%            35.0%             35.0%
State income taxes, net of federal benefit ............              2.7              2.6               2.6
Foreign sales .........................................             (1.0)            (1.1)             (0.8)
Tax credits ...........................................             (2.8)            (0.6)             (0.5)
Other, net ............................................              0.8              0.3               0.2
                                                            ------------     ------------      ------------
Consolidated effective income tax rate ................             34.7%            36.2%             36.5%
                                                            ============     ============      ============

The components of the net deferred tax liability as of November 30, 2002 and 2001 were as follows:

                                                       2002             2001
                                                   ------------     ------------
Deferred tax assets:
  Deferred compensation .....................      $      5,654     $      4,304
  Other postretirement benefits .............             1,025              931
  Foreign net operating loss carryforwards ..               839              406
  Accounts receivable .......................             3,501            3,385
  Inventories ...............................             3,522            3,113
  Other comprehensive income items ..........                --            1,026
  Accrued liabilities and other .............             5,815            2,915
  Valuation allowance .......................              (585)              --
                                                   ------------     ------------
Total deferred tax assets, net ..............            19,771           16,080
                                                   ------------     ------------
Deferred tax liabilities:
  Pensions ..................................            (4,977)          (5,069)
  Plant assets ..............................           (14,023)         (12,081)
  Intangibles ...............................            (2,721)            (526)
                                                   ------------     ------------
Total deferred tax liabilities ..............           (21,721)         (17,676)
                                                   ------------     ------------
Net deferred tax liability ..................      $     (1,950)    $     (1,596)
                                                   ============     ============

A valuation allowance was recorded in fiscal 2002 to reflect the estimated amount of deferred tax assets that may not be realized due to foreign net operating loss carryforward limitations. The Company expects to realize the deferred tax assets through the reversal of taxable temporary differences and future earnings.

As of November 30, 2002, the Company has not provided taxes on unremitted foreign earnings of approximately $4,423 that are intended to be indefinitely reinvested to finance operations and expansion outside the United States. If such earnings were distributed beyond the amount for which taxes have been provided, foreign tax credits would substantially offset any incremental U.S. tax liability.

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

During fiscal 2002, the Company was addressing two claims for environmental remediation costs at two sites where it has been named a potentially responsible party. Negotiated settlements have been reached concerning waste disposal by the Company and other companies at these sites in Maryland and Illinois at a total accrued cost to the Company of less than $50.

Although it is not certain what future environmental claims, if any, may be asserted, the Company currently believes that its potential liability for known environmental matters does not exceed its present accrual of $50. However, environmental and related remediation costs are difficult to quantify for a number of reasons, including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of the environmental regulation and the continuing advancement of remediation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

technology. Applicable federal law may impose joint and several liability on each PRP for the cleanup.

It is the opinion of management, after consultation with legal counsel that additional liabilities, if any, resulting from these legal or environmental issues, are not expected to have a material adverse effect on the Company's financial condition or consolidated results of operations.

L. PREFERRED STOCK PURCHASE RIGHTS

In March 1996, the Board of Directors of CLARCOR adopted a Shareholder Rights Plan to replace an existing plan that expired on April 25, 1996. Under the terms of the Plan, each shareholder received rights to purchase shares of CLARCOR Series B Junior Participating Preferred Stock. The rights become exercisable only after the earlier to occur of (i) 10 business days after the first public announcement that a person or group (other than a CLARCOR related entity) has become the beneficial owner of 15% or more of the outstanding shares of CLARCOR Common Stock; or (ii) 10 business days (unless extended by the CLARCOR Board in accordance with the Rights Agreement) after the commencement of, or the intention to make, a tender or exchange offer, the consummation of which would result in any person or group (other than a CLARCOR-related entity) becoming such a 15% beneficial owner. Each right entitles the holder to buy one-hundredth of a share of such preferred stock at an exercise price of $80 subject to certain adjustments.

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

The 1994 Incentive Plan, as amended on March 25, 2000, allows grants and awards of up to 1.5% of the outstanding common stock as of January 1 of each calendar year. In addition, the Compensation and Stock Option Committee of the Company's Board of Directors may approve an additional 1% of outstanding common stock to be awarded during any calendar year. Any portion that is not granted in a given year is available for future grants. After the close of fiscal year 2002, 330,595 shares were granted, including the restricted stock units discussed hereafter.

The following is a description and a summary of key provisions related to this Plan.

STOCK OPTIONS

In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and provides the disclosure-only provisions of SFAS No. 123.

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

The following table summarizes the activity under the nonqualified stock option plans.

                                                 2002                           2001                           2000
                                      --------------------------     --------------------------     --------------------------
                                                       WEIGHTED                       Weighted                       Weighted
                                                       AVERAGE                        Average                        Average
                                                       EXERCISE                       Exercise                       Exercise
                                        SHARES          PRICE          Shares          Price          Shares          Price
                                      ----------      ----------     ----------      ----------     ----------      ----------
Outstanding
  at beginning of year ..........      2,324,130      $    16.83      2,286,026      $    14.53      2,239,162      $    14.83
Granted at fair market value
  on dates of grants ............        356,925           28.19        449,366           19.93        412,404           17.80
Exercised/surrendered ...........       (634,787)          15.00       (411,262)          14.15       (365,540)          12.75
                                      ----------      ----------     ----------      ----------     ----------      ----------
Outstanding
  at end of year ................      2,046,268      $    19.38      2,324,130      $    16.83      2,286,026      $    14.53
                                      ==========      ==========     ==========      ==========     ==========      ==========
Options exercisable
  at end of year ................      1,381,858      $    18.52      1,531,152      $    16.06      1,508,859      $    14.68
                                      ==========      ==========     ==========      ==========     ==========      ==========

The following table summarizes information about the options at November 30, 2002.

                                  Options Outstanding              Options Exercisable
                        -------------------------------------     --------------------
                                    Weighted      Weighted                    Weighted
Range of                            Average       Average                     Average
Exercise                            Exercise      Remaining                   Exercise
Prices                  Number        Price     Life in Years     Number        Price
--------                -------     --------    -------------     -------     --------
$12.17 - $17.94         747,213      $ 15.45        4.63          560,145      $ 14.62
$18.38 - $24.01         946,406      $ 19.25        6.34          668,095      $ 19.42
$25.55 - $32.02         352,649      $ 28.07        8.57          153,618      $ 28.83

In addition, stock options outstanding and exercisable at November 30, 2002 and 2001 assumed as part of the UAS acquisition were 1,090 and 6,949, respectively. These substitute options have an exercisable price per share of $5.94 at November 30, 2002 and expire in 2005.

RESTRICTED STOCK AWARDS

During 2002 and 2001, respectively, the Company granted 25,436 and 44,404 restricted units of Company common stock with a fair value of $27.50 and $18.50 per share, the respective market price of the stock at the date granted. The restricted share units require no payment from the employee and compensation cost is recorded based on the market price on the grant date and is recorded equally over the vesting period of four years. During the vesting period, officers and key employees receive compensation equal to dividends declared on common shares. Upon vesting, the employee may elect to defer receipt of their shares. Subsequent to the end of fiscal year 2002, the Company granted 22,645 restricted stock units in December 2002 at the then-market price of $32.30.

Compensation expense related to restricted stock awards and long range performance stock awards totaled $426, $618 and $901 in 2002, 2001 and 2000, respectively. There have been no grants of long range shares or units since December 1999 and no future awards of long range performance shares or units are expected to be granted.

DIRECTORS' RESTRICTED STOCK COMPENSATION

The amended 1994 Incentive Plan provides for grants of shares of common stock to all non-employee directors equal to a one-year annual retainer in lieu of cash. The directors' rights to the shares vest immediately on the date of grant. In 2002 and 2001, respectively, 8,120 and 10,618 shares of Company common stock were issued under the amended plan. Compensation expense for the plan totaled $260, $260 and $184 in 2002, 2001 and 2000, respectively.

FAIR VALUE ACCOUNTING (SFAS NO. 123)

If the Company had determined compensation expense for its stock-based compensation plans based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's pro forma net earnings and diluted earnings per share would have been $45,114, $40,760 and $39,520 and $1.79, $1.64 and $1.61 for 2002, 2001 and 2000, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2001 and 2000. Adjustments for forfeitures are made as they occur.

                                                2002            2001            2000
                                             ----------      ----------      ----------
Risk-free interest rate ................           4.70%           5.53%           6.34%
Expected dividend yield ................           1.91%           2.50%           2.47%
Expected volatility factor .............          25.50%          25.50%          25.00%
Expected option term (in years) ........            7.0             7.0             7.0

The weighted average fair value per option at the date of grant for options granted in 2002, 2001 and 2000 was $7.87, $5.12 and $5.28, respectively.

N. EARNINGS PER SHARE

The Company calculates and presents basic earnings per share by dividing net earnings by the weighted average number of shares outstanding. Diluted earnings per share reflects the impact of outstanding stock options if exercised during the periods presented using the treasury stock method. The following table provides a reconciliation of the denominators utilized in the calculation of basic and diluted earnings per share:

                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Net Earnings ..........................................     $     46,601     $     41,893      $     40,237

Basic EPS:
  Weighted average number of common
     shares outstanding ...............................       24,839,812       24,535,199        24,269,675
       Basic per share amount .........................     $       1.88     $       1.71      $       1.66
                                                            ============     ============      ============

Diluted EPS:
  Weighted average number of common
     shares outstanding ...............................       24,839,812       24,535,199        24,269,675
  Dilutive effect of stock options ....................          332,119          356,863           236,496
                                                            ------------     ------------      ------------
     Diluted weighted average number of
       common shares outstanding ......................       25,171,931       24,892,062        24,506,171
     Diluted per share amount .........................     $       1.85     $       1.68      $       1.64
                                                            ============     ============      ============

For fiscal years ended November 30, 2002, 2001 and 2000, respectively, 55,458, 28,491 and 682,866 stock options with a weighted average exercise price of $31.66, $25.97 and $19.34 were not included in the computation of diluted earnings per share as the exercise prices of the options were greater than the average market price of the common shares during the respective periods.

O. UNAUDITED QUARTERLY FINANCIAL DATA

The unaudited quarterly data for 2002 and 2001 were as follows:

                                 First         Second          Third         Fourth
                                Quarter        Quarter        Quarter        Quarter         Total
                               ----------     ----------     ----------     ----------     ----------
2002:
  NET SALES ..............     $  158,262     $  176,510     $  189,368     $  191,423     $  715,563
  GROSS PROFIT ...........         44,710         51,300         53,558         57,722        207,290
  NET EARNINGS ...........          7,998         10,607         12,185         15,811         46,601
  NET EARNINGS
    PER COMMON SHARE:
      BASIC ..............     $     0.32     $     0.43     $     0.49     $     0.63     $     1.88
      DILUTED ............     $     0.32     $     0.42     $     0.48     $     0.62     $     1.85

2001:
  Net sales ..............     $  156,197     $  159,505     $  175,645     $  175,617     $  666,964
  Gross profit ...........         46,286         45,344         50,306         53,551        195,487
  Net earnings ...........          9,804          8,936         10,257         12,896         41,893
  Net earnings
     per common share:
       Basic .............     $     0.40     $     0.36     $     0.42     $     0.52     $     1.71
       Diluted ...........     $     0.40     $     0.36     $     0.41     $     0.51     $     1.68

The Company recorded a research and experiment tax credit during the fourth quarter of 2002 that decreased income taxes $1,000 and increased diluted EPS by $0.04.

During the first quarter of 2001, the Company received a settlement payment of $7,000 for the early termination of a supply and license agreement and in connection therewith recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets as discussed in Note D.

P. SEGMENT INFORMATION

Based on the economic characteristics of the Company's business activities, the nature of products, customers and markets served, and the performance evaluation by management and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

the Company's Board of Directors, the Company has identified three reportable segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging.

The Engine/Mobile Filtration segment manufactures and markets a complete line of filters used in the filtration of oils, air, fuel, coolant, hydraulic and transmission fluids in both domestic and international markets. The Engine/Mobile Filtration segment provides filters for certain types of transportation equipment including automobiles, heavy-duty and light trucks, buses and locomotives, marine and mining equipment, industrial equipment and heavy-duty construction and agricultural equipment. The products are sold to aftermarket distributors, original equipment manufacturers and dealer networks, private label accounts and directly to truck service centers and large national accounts.

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

The Packaging segment manufactures and markets consumer and industrial packaging products including custom-designed plastic and metal containers and closures and lithographed metal sheets in both domestic and international markets. The products are sold directly to consumer and industrial packaging customers. As discussed in Note O, the Company received a settlement payment of $7,000 for the early termination of a supply and license agreement and in connection therewith recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets as discussed in Note D. The segment's sales of plastic closures were reduced in 2001 as a result of the termination of the agreement.

Net sales represent sales to unaffiliated customers. No single customer or class of product accounted for 10% or more of the Company's consolidated 2002 sales. Intersegment sales are not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, headquarters facility and equipment, pension assets and various other assets that are not specific to an operating segment. Unallocated amounts include interest income and expense and other non-operating income and expense items.

The segment data for the years ended November 30, 2002, 2001 and 2000 were as follows:

                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Net sales:
Engine/Mobile Filtration ..............................     $    263,512     $    250,960      $    259,791
Industrial/Environmental Filtration ...................          383,613          346,394           319,746
Packaging .............................................           68,438           69,610            72,611
                                                            ------------     ------------      ------------
                                                            $    715,563     $    666,964      $    652,148
                                                            ============     ============      ============

Operating profit:
Engine/Mobile Filtration ..............................     $     52,779     $     51,785      $     49,162
Industrial/Environmental Filtration ...................           20,670           16,761            18,433
Packaging .............................................            4,326            7,264             8,392
                                                            ------------     ------------      ------------
                                                                  77,775           75,810            75,987
Other income (expense) ................................           (6,325)         (10,076)          (12,500)
                                                            ------------     ------------      ------------
Earnings before income taxes
  and minority interests ..............................     $     71,450     $     65,734      $     63,487
                                                            ============     ============      ============

Identifiable assets:
Engine/Mobile Filtration ..............................     $    152,209     $    135,265      $    144,563
Industrial/Environmental Filtration ...................          306,206          303,901           271,669
Packaging .............................................           42,114           41,652            41,891
Corporate .............................................           45,590           49,799            43,807
                                                            ------------     ------------      ------------
                                                            $    546,119     $    530,617      $    501,930
                                                            ============     ============      ============

Additions to plant assets:
Engine/Mobile Filtration ..............................     $      4,208     $      3,852      $      7,588
Industrial/Environmental Filtration ...................            5,386            8,746            10,842
Packaging .............................................            2,242            5,404             8,045
Corporate .............................................              368              202             2,530
                                                            ------------     ------------      ------------
                                                            $     12,204     $     18,204      $     29,005
                                                            ============     ============      ============

Depreciation and amortization:
Engine/Mobile Filtration ..............................     $      7,328     $      7,725      $      7,475
Industrial/Environmental Filtration ...................            8,642           10,711            10,145
Packaging .............................................            3,096            2,725             2,832
Corporate .............................................              694              689               627
                                                            ------------     ------------      ------------
                                                            $     19,760     $     21,850      $     21,079
                                                            ============     ============      ============

As discussed in Note A with the adoption of SFAS No. 142, the Company no longer amortizes goodwill or trademarks. Nonrecurring amortization expense recorded in operating profit in 2001 and 2000 was $443 and $450, respectively, in the Engine/Mobile Filtration segment and $2,464 and $2,089, respectively, in the Industrial/Environmental segment. The Packaging segment operating profit did not include any nonrecurring amortization in 2001 or 2000.

Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 2002, 2001 and 2000. Net sales by geographic area are based on sales to final customers within that region.

                                                                2002             2001              2000
                                                            ------------     ------------      ------------
Net sales:
United States .........................................     $    599,937     $    549,210      $    532,210
Europe ................................................           56,130           58,490            60,250
Other international ...................................           59,496           59,264            59,688
                                                            ------------     ------------      ------------
                                                            $    715,563     $    666,964      $    652,148
                                                            ============     ============      ============
Plant assets, at cost,
  less accumulated depreciation:
United States .........................................     $    125,508     $    131,171      $    133,323
Europe ................................................            6,239            5,144             5,695
Other international ...................................            1,145            1,001             1,103
                                                            ------------     ------------      ------------
                                                            $    132,892     $    137,316      $    140,121
                                                            ============     ============      ============