Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                             EXHIBIT 13(a)(viii)

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL REPORTING

The management of CLARCOR is responsible for the preparation, integrity and objectivity of the Company's financial statements and the other financial information in this report. The financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and reflect, in all material respects, the results of operations and the Company's financial position for the periods shown. The financial statements are presented on the accrual basis of accounting and, where appropriate, reflect estimates based upon judgments of management.

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

The Audit Committee of the Board of Directors, which is composed of three independent directors, serves in an oversight role to assure the integrity and objectivity of the Company's financial reporting process. The Committee meets periodically with representatives of management and the external and internal auditors to review matters of a material nature related to financial reporting and disclosure and the planning, results and recommendations of audits. The external and internal auditors have free access to the Audit Committee. The Committee is also responsible for reporting to the Board of Directors concerning its selection of the external auditors.

/s/ NORMAN E. JOHNSON       /s/ BRUCE A. KLEIN             /s/ MARCIA S. BLAYLOCK

NORMAN E. JOHNSON           BRUCE A. KLEIN                 MARCIA S. BLAYLOCK
CHAIRMAN, PRESIDENT AND     VICE PRESIDENT-FINANCE AND     VICE PRESIDENT, CONTROLLER
CHIEF EXECUTIVE OFFICER     CHIEF FINANCIAL OFFICER

January 8, 2003