Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                               EXHIBIT 13(a)(ix)

11-YEAR FINANCIAL REVIEW

                                                     2002           2001           2000           1999
                                                  ----------     ----------     ----------     ----------
PER SHARE
Equity ........................................   $    12.66     $    11.14     $     9.93     $     8.77
Diluted Earnings from Continuing Operations ...         1.85           1.68           1.64           1.46
Diluted Net Earnings ..........................         1.85           1.68           1.64           1.46
Dividends .....................................       0.4825         0.4725         0.4625         0.4525
Price: High ...................................        34.00          27.59          21.44          21.38
       Low ....................................        25.03          16.88          16.06          14.25
                                                  ----------     ----------     ----------     ----------
EARNINGS DATA ($000)
Net Sales .....................................   $  715,563     $  666,964     $  652,148     $  477,869
Operating Profit ..............................       77,775         75,810         75,987         56,077
Interest Expense ..............................        6,073         10,270         11,534          3,733
Pretax Income .................................       71,450         65,734         63,487         55,615
Income Taxes ..................................       24,773         23,804         23,201         20,137
Income from Continuing Operations .............       46,601         41,893         40,237         35,412
Cumulative Effect of Accounting Changes .......           --             --             --             --
Net Earnings ..................................       46,601         41,893         40,237         35,412
Basic Average Shares Outstanding ..............       24,840         24,535         24,270         23,970
Diluted Average Shares Outstanding ............       25,172         24,892         24,506         24,314
                                                  ----------     ----------     ----------     ----------
EARNINGS ANALYSIS
Operating Margin ..............................         10.9%          11.4%          11.7%          11.7%
Pretax Margin .................................         10.0%           9.9%           9.7%          11.6%
Effective Tax Rate ............................         34.7%          36.2%          36.5%          36.2%
Net Margin-Continuing Operations ..............          6.5%           6.3%           6.2%           7.4%
Net Margin ....................................          6.5%           6.3%           6.2%           7.4%
Return on Beginning Assets ....................          8.8%           8.3%           8.5%          11.6%
Return on Beginning Shareholders' Equity ......         17.0%          17.3%          19.1%          19.0%
Dividend Payout to Net Earnings ...............         25.7%          27.6%          27.9%          30.5%
                                                  ----------     ----------     ----------     ----------
BALANCE SHEET DATA ($000)
Current Assets ................................   $  259,746     $  244,350     $  230,479     $  227,670
Plant Assets, Net .............................      132,892        137,316        140,121        126,026
Total Assets ..................................      546,119        530,617        501,930        472,991
Current Liabilities ...........................      174,255         94,931         97,826         97,475
Long-Term Debt ................................       22,648        135,203        141,486        145,981
Shareholders' Equity ..........................      315,461        274,261        242,093        210,718
                                                  ----------     ----------     ----------     ----------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization (A) ....................         22.4%          33.9%          37.8%          41.8%
Working Capital ...............................   $   85,491     $  149,419     $  132,653     $  130,195
Current Ratio .................................          1.5            2.6            2.4            2.3
                                                  ----------     ----------     ----------     ----------
CASH FLOW DATA ($000)
From Operations ...............................   $   85,019     $   63,290     $   54,130     $   38,642
For Investment ................................      (18,978)       (51,353)       (42,125)      (160,658)
From/(For) Financing ..........................      (59,774)       (15,326)       (15,862)       103,501
Change in Cash & Equivalents ..................        6,329         (3,446)        (3,881)       (18,576)
Capital Expenditures ..........................       12,204         18,204         29,005         21,822
Depreciation & Amortization ...................       19,760         21,850         21,079         15,372
Dividends Paid ................................       11,975         11,575         11,207         10,814
Net Interest Expense ..........................        5,612          9,616         10,836          2,282
Income Taxes Paid .............................       17,678         26,858         16,458         22,234
Free Cash Flow (B) ............................       60,840         33,511         13,918          6,006
                                                  ----------     ----------     ----------     ----------

(A) Total Debt (current and long-term) divided by Total Debt plus Shareholders' Equity.

(B) Cash Flow From Operations less Capital Expenditures and Dividends Paid.

11-YEAR FINANCIAL REVIEW

       1998           1997           1996           1995           1994           1993           1992
    ----------     ----------     ----------     ----------     ----------     ----------     ----------

    $     7.80     $     7.06     $     6.46     $     5.79     $     5.18     $     4.63     $     4.39
          1.30           1.11           1.07           0.97           0.87           0.72           0.66
          1.30           1.11           1.07           0.97           0.89           0.72           0.56
        0.4425         0.4350         0.4283         0.4217         0.4150         0.4067         0.4000
         24.63          20.79          16.75          18.00          14.92          13.33          15.00
         14.25          13.33          12.42          12.08          10.58          10.67          10.00
    ----------     ----------     ----------     ----------     ----------     ----------     ----------

    $  426,773     $  394,264     $  372,382     $  330,110     $  300,450     $  253,211     $  218,172
        51,663         44,424         42,596         38,728         33,188         29,960         27,810
         2,336          2,759          3,822          3,418          3,298          3,979          4,438
        51,347         44,192         41,405         36,631         31,886         27,221         24,930
        19,262         17,164         15,315         13,060         12,057          9,944          8,941
        32,079         26,918         25,945         23,500         20,786         17,277         15,989
            --             --             --             --            630             --         (2,370)
        32,079         26,918         25,945         23,500         21,416         17,277         13,619
        24,268         24,133         23,908         23,850         23,804         23,831         24,030
        24,649         24,344         24,217         24,205         24,030         24,076         24,346
    ----------     ----------     ----------     ----------     ----------     ----------     ----------

          12.1%          11.3%          11.4%          11.7%          11.0%          11.8%          12.7%
          12.0%          11.2%          11.1%          11.1%          10.6%          10.8%          11.4%
          37.5%          38.8%          37.0%          35.7%          37.8%          36.5%          35.9%
           7.5%           6.8%           7.0%           7.1%           6.9%           6.8%           7.3%
           7.5%           6.8%           7.0%           7.1%           7.1%           6.8%           6.2%
          11.4%          10.1%          10.6%          11.4%          11.2%           9.5%           7.6%
          18.7%          17.4%          18.8%          19.1%          19.4%          16.4%          13.4%
          33.4%          38.2%          36.7%          39.7%          43.0%          52.3%          65.8%
    ----------     ----------     ----------     ----------     ----------     ----------     ----------

    $  168,173     $  160,527     $  140,726     $  133,286     $  109,992     $   97,569     $  105,067
        86,389         82,905         84,525         73,047         58,787         53,839         42,324
       305,766        282,519        267,019        245,697        206,928        191,657        181,660
        61,183         54,237         51,297         49,841         43,926         37,647         30,559
        36,419         37,656         43,449         41,860         25,090         32,650         38,534
       186,807        171,162        154,681        138,144        122,801        110,299        105,460
    ----------     ----------     ----------     ----------     ----------     ----------     ----------

          16.5%          18.5%          24.8%          26.4%          21.0%          29.6%          30.1%
    $  106,990     $  106,290     $   89,429     $   83,445     $   66,066     $   59,922     $   74,508
           2.7            3.0            2.7            2.7            2.5            2.6            3.4
    ----------     ----------     ----------     ----------     ----------     ----------     ----------

    $   42,267     $   41,632     $   26,675     $   21,092     $   25,670     $   20,727     $   23,456
       (19,290)        (8,193)       (18,934)       (29,044)        (1,159)           (74)        (7,737)
       (19,943)       (21,850)        (8,774)         7,226        (18,656)       (22,772)        (9,929)
         2,997         11,497           (964)          (684)         5,912         (2,197)         5,811
        15,825         11,349         22,230         14,471         12,119         10,776          8,290
        12,380         11,600         10,704          9,145          8,166          7,227          8,387
        10,717         10,290          9,512          9,330          9,201          9,036          8,958
         1,053          1,739          2,991          2,560          2,750          3,104          4,140
        16,199         15,112         11,230         11,939         10,194         10,059         11,200
        15,725         19,993         (5,067)        (2,709)         4,350            915          6,208
    ----------     ----------     ----------     ----------     ----------     ----------     ----------