Form 10-K, Exhibit 13
period 2002-11-30
CLARCOR INC
filed 2003-02-20
CIK 20740

                                                                EXHIBIT 13(a)(x)

FINANCIAL REVIEW
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

CLARCOR's operating results for fiscal 2002 were at record levels for sales, cash flow and earnings. Fiscal 2002 also marked CLARCOR's tenth consecutive year of earnings growth. The results of operations and financial position reflect acquisitions the Company made in each of the periods presented and these acquisitions are described in Note B to the Consolidated Financial Statements. The acquisitions that most impacted the periods presented were Locker Filtration (Locker) and Total Filtration Services (TFS). In June 2002, Locker was acquired, adding approximately $7.5 million in sales for the second half of fiscal 2002. In June 2001, TFS was acquired, adding approximately $28 million in sales for the second half of fiscal 2001. Several smaller acquisitions also occurred that were not material to the sales or results of operations for the periods presented. In addition, results of operations were impacted by a non-recurring contract cancellation payment that was received from a customer of the Company's Packaging segment in 2001. This contract cancellation payment increased sales $7.0 million, operating profit $4.5 million and diluted earnings per share $0.12 in the first quarter of 2001.

The Company adopted Statement of Financial Accounting Standards No. 142 (SFAS
142) at the beginning of the first quarter of 2002 as described in Note E to the Consolidated Financial Statements. No impairment charges were recorded as a result of adopting SFAS 142; however, amortization expense for goodwill and indefinite-lived intangible assets was reduced by approximately $2.9 million before tax or $0.07 per diluted share after tax in fiscal 2002 compared to 2001. In the fourth quarter of 2002 upon resolution of specific tax reviews, the Company recorded a research and experiment tax credit that increased 2002 net earnings by $1.0 million and diluted earnings per share by $0.04.

The information presented in this financial review should be read in conjunction with other financial information provided throughout this 2002 Annual Report. The following discussion of operating results focuses on the Company's three reportable business segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging. Fiscal 2002 was a fifty-two week year for the Company and fiscal years 2001 and 2000 were fifty-two and fifty-three week years, respectively.

OPERATING RESULTS
SALES
Net sales in fiscal 2002 were $715.6 million, a 7.3% increase from $667.0 million in fiscal 2001. The 2002 sales increase was the 16th consecutive year of sales growth for the Company. Net sales increased 2.3% in fiscal 2001 over the 2000 level of $652.1 million. The sales increases in 2002 and 2001 included sales from acquisitions in each year and fiscal 2001 included $7.0 million from a non-recurring customer cancellation payment. Fiscal 2000 included approximately $12-$13 million in additional sales compared to fiscal 2001 because fiscal year 2000 was a fifty-three week year for the Company. Excluding the impact of acquisitions, the non-recurring payment in 2001 and the additional week in fiscal 2000, sales increased approximately 2% in 2002 compared with 2001 and fiscal 2001 sales decreased approximately 1% from 2000. Overall sales levels in 2002 and 2001 were reduced by weakened U.S. and world economies, reduced customer demand and competitive pricing pressures.

Comparative net sales information related to CLARCOR's operating segments is shown in the following tables.

                                                                            2002 VS. 2001
                                                                               CHANGE
                                                                      ------------------------
NET SALES                                     2002        % TOTAL         $             %
---------                                  ----------   ----------    ----------    ----------
ENGINE/MOBILE FILTRATION ................  $    263.5         36.8%   $     12.5           5.0%
INDUSTRIAL/ENVIRONMENTAL FILTRATION .....       383.6         53.6%         37.2          10.7%
PACKAGING ...............................        68.5          9.6%         (1.1)         -1.7%
                                           ----------   ----------    ----------    ----------
     TOTAL ..............................  $    715.6        100.0%   $     48.6           7.3%
                                           ==========   ==========    ==========    ==========

                                                                            2001 vs. 2000
                                                                               Change
                                                                      ------------------------
NET SALES                                     2001       % Total           $             %
---------                                  ----------   ----------    ----------    ----------
Engine/Mobile Filtration ................  $    251.0         37.6%   $     (8.8)         -3.4%
Industrial/Environmental Filtration .....       346.4         52.0%         26.7           8.3%
Packaging ...............................        69.6         10.4%         (3.0)         -4.1%
                                           ----------   ----------    ----------    ----------
      Total .............................  $    667.0        100.0%   $     14.9           2.3%
                                           ==========   ==========    ==========    ==========

The Engine/Mobile Filtration segment's sales increased 5.0% in 2002 from 2001 or approximately 2% excluding the sales from Locker which was acquired in June 2002. Excluding Locker, 2002 sales growth was primarily due to increased domestic and international heavy-duty filter sales. Railroad filtration product sales decreased approximately 4% in 2002 due to soft market conditions, including reduced locomotive mileage, extended filter drain intervals and lower new locomotive sales. The segment's sales decreased 3.4% in 2001 from 2000 or approximately 1.5% excluding the additional week in fiscal 2000. Sales decreased in fiscal 2001 primarily due to the slowdown in the U.S. economy, competitive pricing pressures, and a reduction in both inventory levels and product demand by our customers.

The Company's Industrial/Environmental Filtration segment recorded a 10.7% increase in sales in 2002 over 2001. Fiscal 2002 included the full-year impact from TFS, while 2001 included only six months. Excluding the impact of an additional six months of sales from TFS in 2002, the segment's sales grew approximately 2% over 2001. Growth resulted from sales of environmental air filters, specialty industrial filters and the Total Filtration Program. Partially offsetting this increase in sales were reduced sales of air quality equipment and filtration systems that are sold primarily into the capital goods markets. The segment recorded an 8.3% increase in sales in 2001 over 2000. Excluding the sales increase from TFS in 2001 and the additional week in fiscal 2000, sales for the segment increased approximately 1.5% in 2001 compared to fiscal 2000. Fiscal 2001 results benefited from additional sales of new products introduced late in fiscal 2000 and greater distribution coverage for environmental filters. This increase was partially offset by lower sales due to the U.S. economic recession which primarily affected sales of filtration equipment and systems.

The Packaging segment's sales were $68.5 million in 2002, a 1.7% reduction from 2001. Included in 2001 sales of $69.6 million was a non-recurring $7.0 million payment arising from a contract cancellation by a customer. Excluding this non-recurring payment, sales increased approximately 9% in 2002 from 2001 as a result of increased sales of flat sheet metal decorating and non-promotional metal and plastic packaging. As a result of the customer cancellation, sales of plastic closures decreased substantially beginning in the first quarter 2001. The segment continues to focus on sales of non-promotional packaging products such as metal and plastic closures and containers for food, confectionary and beverage containers and film and battery cartridges.

FINANCIAL REVIEW
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

OPERATING PROFIT

Operating profit of $77.8 million in 2002 was 2.6% higher than in 2001. Fiscal 2001 operating profit of $75.8 million was slightly lower than the $76.0 million recorded in 2000. The 2002 operating profit increased approximately $2.9 million as a result of reduced amortization expense for goodwill and long-lived intangible assets due to the adoption of SFAS 142. Fiscal 2001 included approximately $4.5 million from a non-recurring customer contract cancellation payment. Excluding these two items, operating profit increased approximately 5% in 2002. Operating margin was 10.9% in 2002 compared to 11.4% in 2001 and 11.7% in fiscal 2000. Operating margins decreased in 2002 and 2001 principally due to the increase in sales from acquisitions that have lower margins than the 11.7% overall margin recorded in 2000.

Continued cost reductions, improved manufacturing productivity and the integration of acquired businesses positively impacted operating profit in both fiscal 2002 and 2001. The profit improvements in 2002 offset, in part, competitive pricing pressures and cost increases the Company experienced for certain raw materials, health care, incentive compensation programs, insurance and pensions. Pension cost increased approximately $2.2 million in 2002 from 2001, primarily due to a reduction in the discount rate and reduced pension asset values. Discretionary cost reduction programs, particularly in 2001, were effective in offsetting reduced customer demand. Foreign currency fluctuations did not have a material impact on consolidated operating profit in 2002, 2001 or 2000.

Comparative operating profit information related to the Company's business segments is as follows.

                                                                            2002 VS. 2001
                                                                               CHANGE
                                                                      ------------------------
OPERATING PROFIT                              2002       % TOTAL           $             %
----------------                           ----------   ----------    ----------    ----------
ENGINE/MOBILE FILTRATION ...............   $     52.8         67.9%   $      1.0           1.9%
INDUSTRIAL/ENVIRONMENTAL FILTRATION ....         20.7         26.6%          3.9          23.3%
PACKAGING ..............................          4.3          5.5%         (2.9)        -40.4%
                                           ----------   ----------    ----------    ----------
     TOTAL .............................   $     77.8        100.0%   $      2.0           2.6%
                                           ==========   ==========    ==========    ==========

                                                                           2001 vs. 2000
                                                                              Change
                                                                      ------------------------
OPERATING PROFIT                              2001       % Total           $            %
----------------                           ----------   ----------    ----------    ----------
Engine/Mobile Filtration ...............   $     51.8         68.3%   $      2.6           5.3%
Industrial/Environmental Filtration ....         16.8         22.1%         (1.6)         -9.1%
Packaging ..............................          7.2          9.6%         (1.2)        -13.4%
                                           ----------   ----------    ----------    ----------
      Total ............................   $     75.8        100.0%   $     (0.2)         -0.2%
                                           ==========   ==========    ==========    ==========

OPERATING MARGIN AS A
PERCENT OF NET SALES                              2002             2001             2000
----------------------                         ----------       ----------       ----------
Engine/Mobile Filtration ...............             20.0%            20.6%            18.9%
Industrial/Environmental Filtration ....              5.4%             4.8%             5.8%
Packaging ..............................              6.3%            10.4%            11.6%
                                               ----------       ----------       ----------
      Total ............................             10.9%            11.4%            11.7%
                                               ==========       ==========       ==========

Operating profit for the Engine/Mobile Filtration segment increased to $52.8 million in 2002 from $51.8 million in 2001, an increase of 1.9%. Operating profit improved in 2002 as a result of increased sales, productivity improvement programs and reduced amortization expense. Offsetting these profit improvements were increased costs for health care, insurance, incentive programs and pensions. Operating margin as a percent of sales in fiscal 2002 decreased to 20.0% from 20.6% in 2001, primarily as a result of lower margins from Locker. In fiscal 2001, the segment's operating margin improved to 20.6% from 18.9% in 2000 as a result of material and labor cost reductions and improved productivity in its main distribution and light-duty filter manufacturing facilities. These improvements more than offset increased energy and employee insurance costs and competitive pricing pressures.

The Industrial/Environmental Filtration segment's operating profit improved to $20.7 million in 2002 from $16.8 million in 2001, an increase of 23.3%. The increase included profit from TFS for an additional six months compared to 2001 and reduced amortization expense of approximately $2.5 million. In addition, reduced manufacturing costs and improved productivity at several newer facilities offset cost increases for insurance, pensions and incentive programs. Operating margin as a percent of sales improved to 5.4% compared to 4.8% in 2001. Operating profit decreased in 2001 to $16.8 million from $18.4 million in 2000 primarily as a result of start-up costs early in fiscal 2001 related to two new production facilities and reduced sales of filtration equipment and systems. The start-up costs associated with the new facilities and new product introductions decreased during the third quarter of 2001 as production efficiencies and capacity utilization improved. Fiscal 2001 also included approximately $1.2 million of operating profit from TFS for the six-month period from its acquisition in June 2001.

The Packaging segment's operating profit was $4.3 million in fiscal 2002. In fiscal 2001, the segment reported operating profit of $7.2 million that included the non-recurring item discussed previously. Excluding that item from 2001, 2002 operating profit increased over 50% compared to 2001 primarily as a result of increased metal lithography sales, improved leverage of fixed costs and improved productivity from equipment installed in 2001. The fiscal 2001 results included approximately $7.0 million related to a non-recurring cancellation payment from a customer that was reduced by $2.4 million for related asset impairment charges. Excluding this item, operating profit in 2001 was lower than 2000 due to the lower sales of plastic closures to this customer, reduced capacity utilization, higher energy and pension costs, and increased costs related to the installation of new lithography equipment in early 2001. Due to difficulties with the start-up of this new equipment, plant utilization was reduced throughout 2001 from expected levels and additional costs were incurred for product scrap and rework.

OTHER INCOME & EXPENSE

Net other expense totaled $6.3 million in 2002, $10.1 million in 2001 and $12.5 million in 2000. Interest expense of $6.1 million was lower in 2002 compared with $10.3 million in 2001 and $11.5 million in 2000, due to declining interest rates and reduced overall borrowings during the year. Interest income was reduced to $0.5 million in 2002 from $0.7 million for both 2001 and 2000, primarily as a result of lower interest rates. Currency losses of $0.2 million in 2002, gains of $0.2 million in 2001 and losses of $1.2 million in 2000 resulted primarily from fluctuations in European currency exchange rates against the U.S. dollar.

PROVISION FOR INCOME TAXES

The provision for income taxes in 2002 was $24.8 million and resulted in an effective tax rate of 34.7%. The 2002 provision includes approximately $1.0 million related to a research and experiment tax credit recorded in the fourth quarter of 2002. Excluding this credit, which should not be as large in future years, the effective rate in 2002 would have been approximately 36.1%. The provision for taxes was $23.8 million and $23.2 million in 2001 and 2000, respectively, and resulted in effective tax rates of 36.2% and 36.5%, respectively. The effective tax rate in 2003 is expected to be approximately 36.0% to 36.5%.

NET EARNINGS AND EARNINGS PER SHARE

Net earnings were a record $46.6 million in 2002 or diluted earnings per share of $1.85, compared to $41.9 million or $1.68 per diluted share in 2001. Net earnings in 2000 were $40.2 million or $1.64 per diluted share. As described in Note M to the Consolidated Financial Statements, diluted earnings per share would have been $1.79, $1.64 and $1.61 for 2002, 2001 and 2000, respectively, had compensation expense for stock options been recorded in accordance with SFAS
123. Diluted average shares outstanding for fiscal 2002 were 25,171,931 compared to 24,892,062 for 2001, an increase of 1.1%. Diluted average shares outstanding for fiscal 2000 were 24,506,171. The increase in outstanding shares was primarily due to additional stock option grants.

FINANCIAL CONDITION

CORPORATE LIQUIDITY

The Consolidated Statements of Cash Flows are shown on page 15, and this discussion of corporate liquidity should be read in conjunction with information presented in those statements.

Cash and short-term cash investments increased to $13.7 million at year-end 2002 from $7.4 million at year-end 2001. Cash provided by operating activities totaled $85.0 million in 2002 compared to $63.3 million in 2001 and $54.1 million in 2000. The increases in cash provided by operating activities in 2002 and 2001 resulted from higher net earnings and depreciation and as a result of improvement in working capital management during fiscal 2002 and 2001. In fourth quarter 2002, a $5.0 million voluntary contribution was made to the Company's pension trust for covered U.S. employees. Depending on future pension plan asset returns and benefit costs, annual contributions of approximately $3-$5 million are expected to be required beginning in 2005.

The Company used cash of $19.0 million for investing activities in 2002, $51.4 million in 2001 and $42.1 million in 2000. Cash used for acquisitions in 2002 totaled $10.7 million offset partially by a $4.0 million settlement payment received from the sellers of TFS in accordance with the terms of the purchase agreement. Cash used for acquisitions in 2001, primarily for TFS, totaled $33.4 million, while cash used for the acquisition of several small filtration businesses in 2000 totaled $12.7 million. Additions to plant assets totaled $12.2 million in 2002 and were primarily for new products, productivity improvement programs and cost reduction programs. Plant asset additions totaled $18.2 million in 2001 and included final payments on several projects begun in fiscal 2000. Additions to plant assets in 2000 totaled $29.0 million and included payments on new state-of-the-art lithography equipment, the purchase and refurbishment of a manufacturing building in Campbellsville, Kentucky, and additional manufacturing capacity throughout the Company.

Net cash used in financing activities totaled $59.8 million and $15.3 million in 2002 and 2001, respectively. In 2002, net repayments of $44.2 million were made on a revolving credit agreement and an additional $5.6 million was repaid on other long-term debt. During 2001 the Company borrowed an additional $27.5 million under its revolving credit agreement, primarily for the TFS acquisition; however, repayments of $36.5 million were made during the year. The Company received $8.0 million in 2001 from the issuance of industrial revenue bonds related to a manufacturing facility in Campbellsville, Kentucky. Net cash provided by financing activities in fiscal 2000 totaled $15.9 million and included a net additional $1.0 million borrowed under the revolving credit agreement. The Company did not repurchase any shares in 2002, 2001 or 2000 under its remaining authorization of approximately 920,000 shares from the December 1997 Board of Directors' approved stock repurchase plan. This authorization expired in December 2002. Dividend payments totaled $12.0 million, $11.6 million and $11.2 million in 2002, 2001 and 2000, respectively.

CLARCOR's current operations continue to generate cash and sufficient lines of credit remain available to fund current operating needs, pay dividends, provide for additions and the replacement of necessary plant facilities, and to service and repay long-term debt. During fiscal 2002, $5.6 million was repaid on long-term notes and a net repayment of $44.2 million was made on the outstanding balance on the revolving credit facility. This $185 million credit facility was established in 1999 with several financial institutions and the outstanding balance was $62.8 million at the end of 2002 with $12.7 million outstanding for letters of credit. This facility expires in September 2003 and the Company is currently negotiating a $150 million replacement credit facility that is expected to be finalized in 2003. The Company expects to continue to use future additional cash flow to further reduce outstanding borrowings. Capital expenditures for normal facility maintenance, productivity improvements and new products are expected to total $21-$23 million in 2003. Principal payments on long-term debt will be approximately $5.6 million in 2003 based on scheduled payments in current debt agreements. The Company is in compliance with all covenants related to its borrowings, as described in Note G to the Consolidated Financial Statements. The Company's off-balance sheet arrangements relate to various operating leases as discussed in Note H to the Consolidated Financial Statements. Commitments for noncancelable leases in 2003 total approximately $8.5 million. The Company had no derivative, swap, hedge or special purpose entity agreements at year-end 2002.

The following table summarizes the Company's fixed cash obligations as of November 30, 2002 over the next five years:

                           2003         2004         2005         2006         2007
                        ----------   ----------   ----------   ----------   ----------
Long-Term Debt ......   $      5.6   $      5.7   $      0.4   $      0.2   $       --

Credit Facility .....         62.8           --           --           --           --

Operating Leases ....          8.5          6.9          4.8          3.3          2.7

While changes in customer demand for our products will affect operating cash flow, the Company is not aware of any known trends, demands or reasonably likely events that would materially affect cash flow from operations in the future.
It is possible that business acquisitions or dispositions could be made in the future that may affect operating cash flows and may require changes in the Company's debt and capitalization.

CAPITAL RESOURCES

The Company's financial position at November 30, 2002, continued to be sufficiently liquid to support current operations and reflects increased cash flow from operations and significant reductions in borrowings since the beginning of the 2002 fiscal year. Total assets increased to $546.1 million at the end of fiscal 2002, an increase of 2.9% from the year-end 2001 level of $530.6 million. Total current assets increased to $259.7 million from $244.4 million at year-end 2001. Total current liabilities at year-end 2002 increased to $174.3 million from $94.9 million at year-end 2001. Included in current liabilities in 2002 is the $62.8 million outstanding balance on a revolving

FINANCIAL REVIEW
(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

credit agreement that expires in September 2003. The current ratio was 1.5 at year-end 2002 or 2.3 excluding the revolving credit balance, compared to 2.6 at year-end 2001. Inventories decreased during fiscal 2002 primarily due to increased emphasis on working capital management. Net plant assets also decreased during 2002 as depreciation expense exceeded 2002 expenditures for plant assets. Acquired intangibles increased to $122.5 million primarily due to the acquisition of Locker, which was offset by reduced goodwill related to purchase accounting adjustments for TFS. Accounts payable and accrued liabilities at year-end 2002 were higher primarily due to increased accruals for incentive plans and increased payables to vendors.

Long-term debt of $22.6 million at year-end 2002 excludes the $62.8 million borrowing under the revolving credit facility, since it expires in September 2003 and is classified as a short-term obligation. A replacement credit facility is expected to be finalized in 2003 and at that time the full amount outstanding under the new facility will be included in long-term debt. Shareholders' equity increased to $315.5 million from $274.3 million at year-end 2001. The increase in shareholders' equity resulted primarily from net earnings of $46.6 million offset by dividend payments of $12.0 million or $0.4825 per share. Total debt decreased to 22.4% of total capitalization at year-end 2002, compared to 33.9% at year-end 2001.

At November 30, 2002, CLARCOR had 24,918,614 shares of common stock outstanding at $1.00 par value, compared to 24,626,236 shares outstanding at the end of 2001.

OTHER MATTERS

MARKET RISK

The Company's market risk is primarily the potential loss arising from adverse changes in interest rates. The Company's debt obligations are primarily at variable LIBOR-associated rates and fixed interest rates and are denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements. In fiscal 2000, the Company entered into an interest rate agreement, which expired in September 2002, related to the revolving credit agreement as described in Note G to the Consolidated Financial Statements. As a result of the expiration of this interest rate agreement, the Company estimates that interest expense on the notional amount of $60 million will be reduced by approximately $3 million per year based on interest rates currently payable under the revolving credit agreement. The Company has no other interest rate or other derivative agreements.

Market risk is estimated as the potential change in fair value of the Company's long-term debt obligations resulting from a hypothetical 1% increase in interest rates. A hypothetical 1% increase in interest rates on the Company's variable rate agreements would adversely affect fiscal 2003 net earnings and cash flows by approximately $0.4 million and reduce the fair value of fixed rate long-term debt, as measured at November 30, 2002, by approximately $0.1 million. Last year, a hypothetical 1% increase in interest rates would have adversely affected fiscal 2002's net earnings and cash flows by approximately $0.4 million and reduced the fair value of fixed rate long-term debt by approximately $0.3 million.

Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives for trading purposes during 2002, 2001 or 2000.

The Company has used forward exchange contracts on a limited basis to manage foreign currency exchange risk related to certain transactions, primarily certain large purchases denominated in currencies other than U.S. dollars. As a result of continued foreign sales and business activities, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.

CRITICAL ACCOUNTING POLICIES

The Company's critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Consolidated Financial Statements. These policies have been consistently applied in all material respects and address such matters as revenue recognition, depreciation methods, inventory valuation, asset impairment recognition, business combination accounting and pension and postretirement benefits. At the beginning of fiscal year 2002 as described in Note A to the Consolidated Financial Statements, the Company adopted SFAS 142 which changed the Company's accounting policy related to goodwill and intangible assets. Goodwill and indefinite-lived intangible assets are no longer amortized but are subject to periodic impairment assessment. The transitional impairment testing for such assets was completed during the first quarter of 2002, which determined that at the December 1, 2001 transition date there was no impairment to such assets.

While the estimates and judgments associated with the application of these critical accounting policies may be affected by different assumptions or conditions, the Company believes the estimates and judgments associated with the reported amounts are appropriate in the circumstances. The following explains several of the Company's critical accounting policies that are used in preparing its consolidated financial statements which require the Company's management to use significant judgment and estimates:

         Allowance for Losses on Accounts Receivable - Allowances for losses on customer accounts receivable balances are estimated based on historical experience, by evaluating specific customer accounts for risk of loss and current payment trends, and economic conditions in the industries to which the Company sells. The Company's concentration of risk is also monitored and at year-end 2002, the largest outstanding customer account balance was $4.2 million. The allowances provided are estimates that may be impacted by economic and market conditions which could have an effect on future allowance requirements and results of operations.

         Pensions - The Company's pension obligations are determined using estimates including those related to discount rates, asset values and changes in compensation. Actual results and future obligations will vary based on changes in interest rates, stock and bond market valuations and employee compensation. For example, for the Company's pension plan for U.S. covered employees, a reduction in the expected return on plan assets to 8.5% from 9.0% will result in additional expense in fiscal 2003 of approximately $0.3 million, while a reduction in the discount rate to 6.75% from 7.25% will result in additional expense of approximately $0.6 million. Interest rates and pension plan valuations may vary significantly based on worldwide economic conditions and asset investment decisions.

         Income Taxes - The Company is required to estimate and record income taxes payable for each of the U.S. and international jurisdictions in which the Company operates. This process involves estimating actual current tax expense and assessing temporary differences resulting from differing accounting treatment between tax and book which result in deferred tax assets and liabilities. In addition, accruals are also estimated for federal, state and international tax matters that are subject to judgment. In fiscal 2002, the Company's effective tax rate was 34.7% which included a $1.0 million research and experiment tax credit recorded upon resolution of specific tax reviews. Excluding this credit, the effective rate for 2002 would have been approximately 36.1%. Taxes payable and the related deferred tax differences may be impacted by changes to tax codes, changes in tax rates and changes in taxable profits and losses.

         Goodwill and Indefinite-lived Intangible Assets - As described earlier, the Company has adopted SFAS 142 and goodwill and indefinite-lived intangible assets are now reviewed periodically for impairment. These reviews of fair value involve judgment and estimates of discount rates, transaction multiples and future cash flows for the reporting units that may be impacted by market conditions and worldwide economic conditions.

RECENT RELEVANT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." These standards will be effective for the Company beginning in fiscal 2003. The Company has not completed the evaluation of the impact of these standards on its financial statements but it does not expect these standards to have a material impact on its results of operations or financial condition.

OUTLOOK

The Company's long-term objective to record compound annual growth rates in diluted earnings per share of 10% to 15% will continue to require internally generated sales growth, improved profitability and additional acquisitions. Excluding acquisitions, the Company expects that sales and diluted earnings per share will continue to grow in 2003, making it the 11th consecutive year of earnings per share growth for the Company. Unless worldwide economic conditions change, the Company's internal sales growth is not expected to differ significantly in 2003 from 2002. Sales growth for the Engine/Mobile Filtration segment is expected to grow approximately at the same rate as in 2002, excluding acquisitions. This increase will result from new product introductions and the continued benefit from sales and marketing initiatives begun over the past year. Sales of filters used for railroad locomotives are expected to be lower due to a continuation of reduced filter usage and reduced production of new locomotives. Sales growth for the Industrial/Environmental segment is also expected to grow at about the 2002 rate, excluding acquisitions. Reduced sales for air quality systems and filtration equipment are expected to continue throughout 2003. Several new products for the air quality equipment market are expected to be introduced in 2003 and the potential for these products is favorable when that sector of the economy recovers. The Packaging segment's sales are expected to grow in 2003 as emphasis continues on increasing sales of flat sheet metal decorating and non-promotional metal and plastic packaging products.

The Total Filtration Program is also expected to favorably impact sales. Double-digit growth for this Program is expected in 2003, continuing the pace of 2002. This is expected to be accomplished through (1) a continued focus on selling the Total Filtration Program to major industrial companies, especially those outside the automotive industry; (2) a major effort to enable thousands of our distributors throughout North America to become Total Filtration Distributors; and (3) a change in focus at our 22 company-owned branches and stores from selling primarily air filtration HVAC products to selling our entire range of liquid, air and process filtration products. These initiatives will be supported by our expertise in product acquisition, training, logistics and in selling a broad line of filtration products for thousands of different end uses.

Continued emphasis on cost reductions and improved pricing programs within each business unit are expected to offset cost increases for materials, including filter media and steel, health care, insurance and pensions. Due to reduced pension asset valuations and lower discount and asset return rates, pension expense is expected to increase by $2.0 million in fiscal 2003 from 2002. Costs for property and liability insurance and pensions are particularly impacted by economic conditions and by interest rates, stock market valuations and reinsurance availability. These costs for the Company may change significantly based on future changes in the U.S. and world economies. Capital investments will continue to be made in each segment's facilities to improve productivity and to support the Total Filtration Program and new products. While the Company fully anticipates that sales and profits will improve as a result of sales initiatives and cost reductions, the Company has developed contingency plans to reduce discretionary spending if recessionary economic conditions persist.

The Company continues to assess acquisition opportunities, primarily in related filtration businesses. It is expected that these acquisitions would expand the Company's market base, distribution coverage and product offerings. The Company has established financial standards that will continue to be vigorously applied in the review of all acquisition opportunities and the Company believes that it has sufficient additional borrowing capacity to continue this acquisition program.

FORWARD-LOOKING STATEMENTS

Certain statements quoted in this Annual Report are forward looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors including: the volume and timing of orders received during the year; the mix of changes in distribution channels through which the Company's products are sold; the success of the Company's Total Filtration Program; the timing and acceptance of new products and product enhancements by the Company or its competitors; changes in pricing, labor availability and related costs, product life cycles, raw material costs, insurance, pension and energy costs, and purchasing patterns of distributors and customers; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; the effectiveness of plant conversions, plant expansions and productivity improvement programs; the management of both growth and acquisitions; the fluctuation in foreign and U.S. currency exchange rates; the fluctuation in interest rates, primarily LIBOR, which affect the cost of borrowing under its revolving credit facility; the finalization of a replacement credit facility; extraordinary events such as litigation, acquisitions or divestitures including related charges; and economic conditions generally or in various geographic areas. All of the foregoing matters are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.