Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

                                                                               .
                                                                               .
                                                                               .
                                                               EXHIBIT 13(a)(ii)






CONSOLIDATED BALANCE SHEETS

NOVEMBER 30, 2003 AND 2002

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

ASSETS                                                                          2003               2002
---------------------------------------------------------------------------------------------------------
Current assets:
  Cash and short-term cash investments ...............................        $   8,348         $  13,747
  Accounts receivable, less allowance for losses
    of $9,106 for 2003 and $7,020 for 2002 ...........................          127,546           121,482
  Inventories ........................................................           99,673           101,846
  Prepaid expenses and other current assets ..........................            5,880             5,576
  Deferred income taxes ..............................................           15,955            17,095
                                                                              ---------------------------
      Total current assets ...........................................          257,402           259,746
                                                                              ---------------------------

Plant assets, at cost less accumulated depreciation ..................          129,572           132,892
Acquired intangibles, less accumulated amortization ..................          122,351           122,529
Pension assets .......................................................           20,153            21,771
Other noncurrent assets ..............................................            8,759             9,181
                                                                              ---------------------------
      Total assets ...................................................        $ 538,237         $ 546,119
                                                                              ===========================
LIABILITIES

Current liabilities:
  Current portion of long-term debt ..................................        $     674         $  68,456
  Accounts payable and accrued liabilities ...........................          102,322            97,738
  Income taxes .......................................................            8,377             8,061
                                                                              ---------------------------
      Total current liabilities ......................................          111,373           174,255
                                                                              ---------------------------

Long-term debt, less current portion .................................           16,913            22,648
Postretirement health care benefits ..................................            4,313             4,033
Long-term pension liabilities ........................................            7,813             7,823
Deferred income taxes ................................................           21,729            19,045
Other long-term liabilities ..........................................            4,026             2,318
Minority interests ...................................................            1,678               536

Contingencies

SHAREHOLDERS' EQUITY

Capital stock:
  Preferred, par value $1, authorized 5,000,000 shares,
    none issued ......................................................                -                 -
  Common, par value $1, authorized 60,000,000 shares,
    issued 25,309,127 in 2003 and 24,918,614 in 2002 .................           25,309            24,919
  Capital in excess of par value .....................................           19,998            12,854
  Accumulated other comprehensive earnings ...........................             (936)           (6,187)
  Retained earnings ..................................................          326,021           283,875
                                                                              ---------------------------
      Total shareholders' equity .....................................          370,392           315,461
                                                                              ---------------------------
      Total liabilities and shareholders' equity .....................        $ 538,237         $ 546,119
                                                                              ===========================

The accompanying notes are an integral part of the consolidated financial statements.

12  CLARCOR