Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

                                                              EXHIBIT 13(a)(iii)






                                                   [A WORLD OF OPPORTUNITY LOGO]

CONSOLIDATED  STATEMENTS OF EARNINGS
FOR THE YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                    2003           2002           2001
---------------------------------------------------------------------------------------------------------
Net sales ....................................................  $   741,358    $   715,563    $   666,964

Cost of sales ................................................      519,667        508,273        471,477
                                                                -----------------------------------------

      Gross profit ...........................................      221,691        207,290        195,487

Selling and administrative expenses ..........................      134,629        129,515        119,677
                                                                -----------------------------------------

      Operating profit .......................................       87,062         77,775         75,810
                                                                -----------------------------------------

Other income (expense):
  Interest expense ...........................................       (1,767)        (6,073)       (10,270)
  Interest income ............................................          235            461            654
  Other, net .................................................          529           (713)          (460)
                                                                -----------------------------------------

                                                                     (1,003)        (6,325)       (10,076)
                                                                -----------------------------------------

      Earnings before income taxes and minority interests ....       86,059         71,450         65,734

Provision for income taxes ...................................       31,371         24,773         23,804
                                                                -----------------------------------------

      Earnings before minority interests .....................       54,688         46,677         41,930

Minority interests in earnings of subsidiaries ...............         (136)           (76)           (37)
                                                                -----------------------------------------

Net earnings .................................................  $    54,552    $    46,601    $    41,893
                                                                =========================================

Net earnings per common share:
  Basic ......................................................  $      2.17    $      1.88    $      1.71
  Diluted ....................................................  $      2.15    $      1.85    $      1.68
                                                                =========================================

Average number of common shares outstanding:
  Basic ......................................................   25,106,561     24,839,812     24,535,199
  Diluted ....................................................   25,372,806     25,171,931     24,892,062
                                                                =========================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                                      CLARCOR 13