Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

                                                                               .
                                                                               .
                                                                               .
                                                               EXHIBIT 13(a)(iv)






CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   Common Stock
                                            --------------------------   Capital in  Accumulated Other
                                            Number of Shares   Amount     Excess of    Comprehensive      Retained
                                                 Issued        Issued     Par Value      Earnings         Earnings         Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 2000 ..............         24,381,307  $ 24,381    $   5,700    $      (6,919)   $       218,931  $  242,093
-----------------------------------------------------------------------------------------------------------------------------------

Net earnings ............................                  -         -            -                -             41,893      41,893
Other comprehensive earnings, net of tax:
   Cumulative effect of
      accounting change .................                  -         -            -             (769)                 -        (769)
   Unrealized loss on derivative ........                  -         -            -           (1,137)                 -      (1,137)
   Translation adjustments ..............                  -         -            -             (354)                 -        (354)
                                                                                                                         ----------
   Total comprehensive earnings .........                                                                                    39,633
                                                                                                                         ----------
Stock options exercised .................            246,424       246        3,223                -                  -       3,469
Issuance of stock under
   award plans ..........................             10,618        11          642                -                  -         653
Forfeiture of stock under
   award plans ..........................            (12,113)      (12)           -                -                  -         (12)
Cash dividends - $0.4725
   per common share .....................                  -         -            -                -            (11,575)    (11,575)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2001 ..............         24,626,236    24,626        9,565           (9,179)           249,249     274,261
-----------------------------------------------------------------------------------------------------------------------------------

Net earnings ............................                  -         -            -                -             46,601      46,601
Other comprehensive earnings, net of tax:
   Minimum pension liability adjustment .                  -         -            -           (1,122)                 -      (1,122)
   Unrealized gain on derivative ........                  -         -            -            1,906                  -       1,906
   Translation adjustments ..............                  -         -            -            2,208                  -       2,208
                                                                                                                         ----------
   Total comprehensive earnings .........                                                                                    49,593
                                                                                                                         ----------
Stock options exercised .................            278,969       279        2,438                -                  -       2,717
Issuance of stock under
   award plans ..........................             17,884        18          851                -                  -         869
Forfeiture of stock under
   award plans ..........................             (4,475)       (4)           -                -                  -          (4)
Cash dividends - $0.4825
   per common share .....................                  -         -            -                -            (11,975)    (11,975)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2002 ..............         24,918,614    24,919       12,854           (6,187)           283,875     315,461
-----------------------------------------------------------------------------------------------------------------------------------

Net earnings ............................                  -         -            -                -             54,552      54,552
Other comprehensive earnings, net of tax:
   Minimum pension liability adjustment .                  -         -            -              517                  -         517
   Translation adjustments ..............                  -         -            -            4,734                  -       4,734
                                                                                                                         ----------
   Total comprehensive earnings .........                                                                                    59,803
                                                                                                                         ----------
Stock options exercised .................            385,170       385        6,591                -                  -       6,976
Issuance of stock under
   award plans ..........................             11,913        12          553                -                  -         565
Forfeiture of stock under
   award plans ..........................             (6,570)       (7)           -                -                  -          (7)
Cash dividends - $0.4925
   per common share .....................                  -         -            -                -            (12,406)    (12,406)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2003 ..............         25,309,127  $ 25,309    $  19,998    $        (936)   $       326,021  $  370,392
===================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

14 CLARCOR