Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

                                                                EXHIBIT 13(a)(v)






                                                   [A WORLD OF OPPORTUNITY LOGO]

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED NOVEMBER 30, 2003, 2002 AND 2001

(DOLLARS IN THOUSANDS)

                                                                             2003           2002           2001
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings .......................................................     $  54,552      $  46,601      $  41,893
  Adjustments to reconcile net earnings to
         net cash provided by operations:
      Depreciation ...................................................        18,078         18,999         18,187
      Amortization ...................................................           907            761          3,663
      Minority interests in earnings of subsidiaries .................           136             76             37
      Net loss on dispositions of plant assets .......................           105            146            338
      Impairment of plant assets .....................................             -              -          2,422
      Changes in assets and liabilities, net of business acquisitions:
         Accounts receivable .........................................        (4,392)        (3,804)         5,116
         Inventories .................................................         3,572          1,561          5,190
         Prepaid expenses and other current assets ...................          (332)          (150)          (374)
         Other noncurrent assets .....................................          (862)         1,495         (2,523)
         Accounts payable and accrued liabilities ....................         5,879         14,020         (8,693)
         Pension assets and liabilities, net .........................         1,817         (1,757)         1,163
         Income taxes ................................................         4,810          5,756         (2,683)
         Deferred income taxes .......................................         3,626          1,315           (446)
                                                                           ---------------------------------------

         Net cash provided by operating activities ...................        87,896         85,019         63,290
                                                                           ---------------------------------------

Cash flows from investing activities:
  Additions to plant assets ..........................................       (13,042)       (12,204)       (18,204)
  Business acquisitions, net of cash acquired ........................             -         (6,677)       (33,388)
  Dispositions of plant assets .......................................             7             63            539
  Other, net .........................................................            49           (160)          (300)
                                                                           ---------------------------------------

         Net cash used in investing activities .......................       (12,986)       (18,978)       (51,353)
                                                                           ---------------------------------------

Cash flows from financing activities:
  Proceeds from multicurrency revolving credit agreement .............       108,386         24,333         27,500
  Payments on multicurrency revolving credit agreement ...............      (170,859)       (68,500)       (36,500)
  Proceeds from borrowings under long-term debt ......................             -              -          8,000
  Payments on long-term debt .........................................       (11,044)        (5,604)        (5,349)
  Sales of capital stock under stock option plan .....................         5,254          1,972          2,598
  Cash dividends paid ................................................       (12,406)       (11,975)       (11,575)
                                                                           ---------------------------------------

         Net cash used in financing activities .......................       (80,669)       (59,774)       (15,326)
                                                                           ---------------------------------------

Net effect of exchange rate changes on cash ..........................           360             62            (57)
                                                                           ---------------------------------------

Net change in cash and short-term cash investments ...................        (5,399)         6,329         (3,446)
Cash and short-term cash investments, beginning of year ..............        13,747          7,418         10,864
                                                                           ---------------------------------------

Cash and short-term cash investments, end of year ....................     $   8,348      $  13,747      $   7,418
                                                                           =======================================

The accompanying notes are an integral part of the consolidated financial statements.

                                                                      CLARCOR 15