Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

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

ACCOUNTING PERIOD

The Company's fiscal year ends on the Saturday closest to November 30. The fiscal years ended November 29, 2003, November 30, 2002, and December 1, 2001 were comprised of fifty-two weeks. In the consolidated financial statements, all fiscal years are shown to begin as of December 1 and end as of November 30 for clarity of presentation.

CASH EQUIVALENTS

All highly liquid investments with a maturity of three months or less when purchased or that are readily saleable are considered to be short-term cash equivalents. The carrying amount of the investments approximates fair value.

FOREIGN CURRENCY TRANSLATION

Financial statements of foreign subsidiaries are translated into U.S. dollars at current rates, except that revenues, costs and expenses are translated at average rates during each reporting period. Net exchange gains or losses resulting from the translation of foreign financial statements are accumulated with other comprehensive earnings as a separate component of shareholders' equity and are presented in the Consolidated Statements of Shareholders' Equity.

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

STOCK-BASED COMPENSATION

In accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock-based compensation using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and provides the disclosure-only provisions of SFAS No.
123. In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123, providing alternative methods of accounting and requiring more prominent and frequent disclosures of the effects of stock-based compensation under the fair value-based method.

If the Company had determined compensation expense for its stock-based compensation plans based on the fair value at the grant dates consistent with the method of SFAS No. 123 and SFAS No. 148, the Company's pro forma net earnings and basic and diluted earnings per share (EPS) would have been as follows. (See Note M.)

                                           2003         2002         2001
                                        ----------   ----------   ----------
Net earnings, as reported.............  $   54,552   $   46,601   $   41,893
Less total stock-based compensation
   expense under the fair value-based
   method, net of tax.................      (2,307)      (1,487)      (1,133)
                                        ----------   ----------   ----------
Pro forma net earnings................  $   52,245   $   45,114   $   40,760
                                        ==========   ==========   ==========
Basic EPS, as reported................  $     2.17   $     1.88   $     1.71
Pro forma basic EPS...................  $     2.08   $     1.82   $     1.66

Diluted EPS, as reported..............  $     2.15   $     1.85   $     1.68
Pro forma diluted EPS.................  $     2.06   $     1.79   $     1.64

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

GOODWILL AND OTHER INTANGIBLE ASSETS

The Company recognizes the excess of the cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed as goodwill. Goodwill is tested for impairment on an annual basis and between annual tests in certain circumstances. Impairment losses would be recognized whenever the implied fair value of goodwill is less than its carrying value. Prior to December 1, 2001, goodwill was amortized over a forty-year period using the straight-line method. Beginning December 1, 2001, goodwill is no longer amortized in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets."

16 CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

The Company recognizes an acquired intangible apart from goodwill whenever the asset arises from contractual or other legal rights, or whenever it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset or liability. An intangible other than goodwill is amortized over its estimated useful life unless that life is determined to be indefinite. The Company's trade names and trademarks have indefinite useful lives and are subject to impairment testing under SFAS No. 142. Prior to December 1, 2001, the trademarks were amortized over a forty-year life. All other acquired intangible assets, including patents (average fourteen year life) and other identifiable intangible assets with lives ranging from one to thirty years, are being amortized using the straight-line method over the estimated periods to be benefited. The Company reviews the lives of its definite-lived intangibles annually and if necessary, impairment losses would be recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

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

RESEARCH AND DEVELOPMENT

The Company charges research and development costs relating to the development of new products or the improvement or redesign of its existing products to expense when incurred. These costs totaled approximately $7,403 in 2003, $6,482 in 2002 and $5,365 in 2001.

NEW PRONOUNCEMENT

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that certain guarantees be recognized as liabilities at fair value at their inception date and requires certain disclosures by the guarantor in its financial statements about its obligations. The provisions of FIN 45, which were effective for qualifying guarantees entered into or modified after December 31, 2002, did not have a material impact on the Company's financial statements. The disclosure requirements were effective for the quarter ended March 1, 2003.

The Company has provided letters of credit totaling approximately $23,219 to various government agencies, primarily related to industrial revenue bonds and to insurance companies and other entities in support of its obligations. The Company believes that no payments will be required resulting from these accommodation obligations.

In the ordinary course of business, the Company also provides routine indemnifications and other guarantees whose terms range in duration and often are not explicitly defined. The Company does not believe these will have a material impact on the results of operations or financial condition of the Company.

The Company has a majority ownership interest in a consolidated affiliate in which the Company has agreed, under certain conditions, to buy out the minority owners' interest for an amount estimated not to exceed $850.

B. ACQUISITIONS

On June 5, 2002, the Company acquired CLARCOR UK (formerly Locker Filtration Limited), a Warrington, England manufacturer of heavy-duty air filters, diesel and gas turbine air intake system filters and specialty filters. The Company acquired Total Filter Technology (TFT), a process liquid filtration manufacturer based in North Chelmsford, Massachusetts during third quarter 2002 and FilterSource, an air filtration distributor based in California during fourth quarter 2002. The three acquisitions were purchased for approximately $10,371 in cash and their results were included in the Company's consolidated results of operations from the dates of acquisition. The combined sales for CLARCOR UK, TFT and FilterSource in the most recent twelve-month period prior to acquisition were approximately $16,500. CLARCOR UK is included in the Engine/Mobile Filtration segment. TFT and FilterSource are included in the Industrial/Environmental Filtration segment. An allocation of the purchase price has been made to major categories of assets and liabilities for each acquisition. The acquisitions are not material to the results of the Company. The preliminary allocation of the purchase price over the preliminary estimated fair value of the tangible and identifiable intangible assets acquired for CLARCOR UK, TFT and FilterSource resulted in $2,713, $2,086 and $439 recorded as goodwill for each acquisition, respectively. The Company recognized $943 for a CLARCOR UK customer relationship that will be amortized over ten years. In connection with the TFT and FilterSource acquisitions, the Company recorded $228 as indefinite-lived trademarks and $1,375 as other acquired intangibles which will be amortized over a weighted average life of eight years. During fiscal 2003, the appraisal and other purchase accounting adjustments for TFT and FilterSource were finalized resulting in an increase to goodwill of $413, a decrease to trademarks of $7, and a decrease to other identifiable definite-lived intangibles of $326. No additional purchase accounting entries associated with the 2002 acquisitions are expected.

On June 4, 2001, the Company acquired the stock of several filtration management companies for approximately $29,258, net of cash received, including acquisition expenses. As a result of the acquisition, the companies were combined into one company, Total Filtration Services, Inc. (TFS), and included in the Industrial/Environmental Filtration segment from the date of acquisition. The initial purchase price was based on the net assets of the businesses acquired as shown on a June 4, 2001 balance sheet subject to a final adjustment. During first quarter 2002, the purchase price was finalized resulting in a $3,694 payment

                                                                      CLARCOR 17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

by the seller to the Company. A decrease to goodwill of $3,954 was recorded primarily as a result of the net settlement payment and entries associated with deferred income taxes, the valuation of inventory acquired, and preacquisition contingencies related to contract matters. No additional purchase accounting entries associated with the TFS acquisition are expected. Unaudited pro forma net sales for the Company including TFS would have been approximately $695,700 for the year ended November 30, 2001. Net earnings and earnings per share for fiscal year 2001 would not have been significantly affected.

C. INVENTORIES

Inventories are stated at the lower of cost or market. During the fourth quarter of 2003, the Company changed its method of inventory costing on certain inventory from last-in, first-out (LIFO) to first-in, first-out (FIFO). Approximately 43% of the Company's November 30, 2002 inventories were on LIFO; however, only 7% of that inventory created a LIFO reserve which was $456 at the end of fiscal 2002. Increased productivity gains and a continued decline in factor input prices render the LIFO method outmoded for the Company and not reflective of current or expected manufacturing costs. For more than five years, the Company has seen declining costs for its primary inputs, including labor, filter media and paper. The Company expects this trend to continue in the future and believes this disparity will grow with future cost reduction initiatives. In addition, FIFO appears to be more commonly used in similar industries. The change increased net income in 2003 by $289 or $.01 per diluted share. Prior years were not restated as the impact of the change was immaterial to each year. The FIFO method approximates current cost. Inventories are summarized as follows:

                                  2003       2002
                                --------   --------
Raw materials                   $ 34,174   $ 34,496
Work in process                   11,866     11,022
Finished products                 53,633     56,784
                                -------------------
Total at FIFO                     99,673    102,302
Less excess of FIFO over LIFO         --        456
                                -------------------
                                $ 99,673   $101,846
                                ===================

D. PLANT ASSETS AND IMPAIRMENT LOSS

Plant assets at November 30, 2003 and 2002 were as follows:

                                    2003       2002
                                  --------   --------
Land                              $  6,656   $  5,410
Buildings and building fixtures     76,517     75,520
Machinery and equipment            215,398    202,697
Construction in process              6,321      6,675
                                  -------------------
                                   304,892    290,302
Less accumulated depreciation      175,320    157,410
                                  -------------------
                                  $129,572   $132,892
                                  ===================

During the first quarter of 2001, the Company recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets used exclusively in the manufacture of plastic closures for a customer which terminated a manufacturing contract. The loss is included in the cost of sales and was calculated under the guidelines of SFAS No. 121.

E. ACQUIRED INTANGIBLES

The following table summarizes the activity for acquired intangibles by reporting unit for fiscal year 2003:

                                                                     Currency
                                       Beginning                   Translation                      End of
                                        of Year     Acquisitions   Adjustments    Amortization       Year
-------------------------------------------------------------------------------------------------------------
Goodwill:
    Engine/Mobile
      Filtration..................   $     11,528   $          -   $        642   $          -   $     12,170
    Industrial/Environmental......
      Filtration..................         70,130            413              7              -         70,550
    Packaging.....................              -              -              -              -              -
                                     ------------------------------------------------------------------------
                                     $     81,658   $        413   $        649   $          -   $     82,720
                                     ========================================================================
Trademarks and trade names:
    Engine/Mobile.................
      Filtration..................   $        603   $          -   $          -   $         -    $        603
    Industrial/Environmental
      Filtration..................         28,880             (7)             -             -          28,873
    Packaging.....................              -              -              -             -               -
                                     ------------------------------------------------------------------------
                                     $     29,483   $         (7)  $          -   $         -    $     29,476
                                     ========================================================================
Other acquired intangibles, gross:
    Engine/Mobile
      Filtration..................   $      1,040   $          -   $          -           $  -   $      1,040
    Industrial/Environmental
      Filtration..................         13,430           (326)             -              -         13,104
    Packaging.....................              -              -              -              -              -
                                     ------------------------------------------------------------------------
                                           14,470           (326)             -              -         14,144
Less accumulated
      amortization................          3,082              -              -            907          3,989
                                     ------------------------------------------------------------------------
Other acquired
    intangibles, net..............   $     11,388   $       (326)  $          -   $        907   $     10,155
                                     ========================================================================

As a result of adopting SFAS No. 142, the Company completed the transitional goodwill impairment reviews required by the new standard during the first quarter of 2002 and subsequently completed the annual impairment reviews at each year end, with no indications of impairment of goodwill. In performing the impairment reviews, the Company estimated the fair values of the reporting units using a present value method that discounted future cash flows. Such valuations are sensitive to assumptions associated with cash flow growth, discount rates, terminal value and the aggregation of reporting unit components. The Company further assessed the reasonableness of these estimates by using valuation methods based on market multiples and recent capital market transactions.

The Company performed the annual impairment tests on its indefinite-lived intangibles as of December 1, 2001 and November 30, 2003 and 2002 using the relief-from-royalty method to determine the fair value of its trademarks and trade names. There was no impairment as the fair value was greater than the carrying value for these indefinite-lived intangibles as of these dates.

In connection with adopting SFAS No. 142, the Company also reassessed the useful lives and classification of identifiable finite-lived intangible assets and determined that they continue to be appropriate. Amortization expense during the fiscal years ended November 30, 2002 and 2001 for amortized intangibles was $761 and $756, respectively. The estimated amounts of amortization expense for the next five years are: $759 in 2004, $755 in 2005, $721 in 2006, $708 in 2007 and
$653 in 2008.

The following table presents net earnings and earnings per share assuming the non-amortization provisions of SFAS No. 142 were applied in each fiscal year:

18 CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

                                                        2003         2002         2001
                                                     ------------------------------------
Reported net earnings ............................   $   54,552   $   46,601   $   41,893
 Goodwill amortization, net of income taxes ......            -            -        1,375
 Other amortization, net of income taxes .........            -            -          475
                                                     ------------------------------------
Adjusted net earnings ............................   $   54,552   $   46,601   $   43,743
                                                     ====================================
Basic EPS:

 Basic as reported ...............................   $     2.17   $     1.88   $     1.71
 Goodwill amortization, net of income taxes ......            -            -         0.06
 Other amortization, net of income taxes .........            -            -         0.02
                                                     ------------------------------------
Adjusted basic earnings per share ................   $     2.17   $     1.88   $     1.79
                                                     ====================================
Diluted EPS:

 Diluted as reported .............................   $     2.15   $     1.85   $     1.68
 Goodwill amortization, net of income taxes ......            -            -         0.05
 Other amortization, net of income taxes .........            -            -         0.02
                                                     ------------------------------------
Adjusted diluted earnings per share ..............   $     2.15   $     1.85   $     1.75
                                                     ====================================

F. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at November 30, 2003 and 2002 were as follows:

                                                    2003       2002
                                                  ------------------
Accounts payable ..............................   $ 49,256  $ 50,350
Accrued salaries, wages and commissions .......     16,068    15,283
Compensated absences ..........................      7,332     6,874
Accrued insurance liabilities .................      9,431     6,892
Accrued pension liabilities ...................        518       269
Warranties ....................................      1,789     1,873
Other accrued liabilities .....................     17,928    16,197
                                                  ------------------
                                                  $102,322  $ 97,738
                                                  ==================

Warranties are recorded as a liability on the balance sheet and as charges to current expense for estimated normal warranty costs and, if applicable, for specific performance issues known to exist on products already sold. The expenses estimated to be incurred are provided at the time of sale and adjusted as needed, based primarily upon experience.

Changes in the Company's warranty accrual during the year ended November 30, 2003 are as follows:

Balance at November 30, 2002 .............................  $ 1,873
 Accruals for warranties issued during the period ........      641
 Accruals related to pre-existing warranties .............     (532)
 Settlements made during the period ......................     (355)
 Other adjustments, primarily currency translation .......      162
                                                            -------
Balance at November 30, 2003 .............................  $ 1,789
                                                            =======

G. LONG-TERM DEBT

Long-term debt at November 30, 2003 and 2002 consisted of the following:

                                                      2003     2002
                                                    -----------------
Multicurrency revolving credit agreements,
 interest payable at the end of each
 funding period at an adjusted LIBOR .............  $     -   $62,833
Promissory note, interest payable
 semi-annually at 6.69% ..........................        -    10,000
Industrial Revenue Bonds,
 at .85% to 1.75% interest rates .................   16,968    17,460
Other ...........................................       619       811
                                                    -----------------
                                                     17,587    91,104
Less current portion ............................       674    68,456
                                                    -----------------
                                                    $16,913   $22,648
                                                    =================

A fair value estimate of $17,359 and $90,406 for long-term debt in 2003 and 2002, respectively, is based on the current interest rates available to the Company for debt with similar remaining maturities.

In April 2003, the Company entered into a five-year multicurrency revolving credit agreement with a group of participating financial institutions under which it may borrow up to $165,000. This credit facility replaced a $185,000 agreement that was to expire in September 2003. The replacement agreement provides that loans may be made under a selection of currencies and rate formulas. The interest rate is based upon either a defined Base Rate or the London Interbank Offered Rate (LIBOR) plus or minus applicable margins. Facility fees and other fees on the entire loan commitment are payable for the duration of this facility. At November 30, 2003, there were no outstanding amounts under this agreement.

Borrowings under the credit facility are unsecured but are guaranteed by subsidiaries of the Company. The agreement related to this borrowing includes certain restrictive covenants that include maintaining minimum consolidated net worth, limiting new borrowings, maintaining a minimum interest coverage and restricting certain changes in ownership. The Company was in compliance with these covenants throughout fiscal year 2003. This agreement also includes a $40,000 letter of credit line sub-line, against which $14,095 in letters of credit had been issued at November 30, 2003.

At November 30, 2002, $62,833 was outstanding under the $185,000 revolving credit agreement and the related LIBOR, including the spread, was 1.97%. The amount outstanding at November 30, 2002 was classified as current debt as the credit agreement was to expire in 2003. This agreement also included a letter of credit facility, against which $12,743 in letters of credit had been issued as of November 30, 2002. Borrowings under the credit facility in place at November 30, 2002 were unsecured but were guaranteed by certain of the Company's subsidiaries. The Company was in compliance with restrictive covenants related to the borrowings under the credit facility throughout fiscal years 2003 and 2002.

On May 1, 2001, the Company, in cooperation with the Campbellsville-Taylor County Industrial Development Authority (Kentucky), issued $8,000 of Industrial Revenue Bonds, that are due May 1, 2031, with a variable rate of interest that is reset weekly. In connection with the issuance of these bonds, the Company holds in trust certain restricted investments committed for the acquisition of plant equipment. At November 30, 2003, the restricted asset balance was $1,268 and is included in other noncurrent assets. The Company has other industrial revenue bonds, including $8,410 issued in cooperation with the South Dakota Economic Development Finance Authority due February 1, 2016 with a variable rate of interest that is reset weekly and additional bonds of $558 and $1,050 outstanding as of November 30, 2003 and 2002, respectively, which mature in 2005.

During 2003, the Company prepaid $5,000 that would have been due July 2004 on the 6.69% promissory note, including $183 of interest paid as a prepayment penalty.

Principal maturities of long-term debt for the next five fiscal years ending November 30 approximates: $674 in 2004, $306 in 2005, $197 in 2006, $0 in 2007,
$0 in 2008 and $16,410 thereafter.

During 2000, the Company entered into interest rate agreements to manage its interest exposure related to the multicurrency credit revolver. The agreement in place at November 30, 2001 provided for the Company to pay a 7.34% fixed interest

                                                                      CLARCOR 19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

rate on a notional amount of $60,000. The agreement expired September 11, 2002. Under the agreement the Company received interest at floating rates based on LIBOR. This derivative instrument was designated as a cash flow hedge and determined to be effective. Therefore, there was no adjustment to net earnings during 2002 or 2001. During fiscal year 2001, the net loss included in other comprehensive earnings was $1,137 (or $1,750 pretax). The net gain included in other comprehensive earnings for the twelve months ended November 30, 2002 was $1,906 (or $2,932 pretax). Such derivative gains and losses were reclassified into earnings as payments were made on its variable rate interest debt. Approximately $1,983 and $711 was reclassified into earnings during the fiscal years ended November 30, 2002 and 2001, respectively.

Interest paid totaled $1,868, $7,482 and $10,666 during 2003, 2002 and 2001, respectively.

H. LEASES

The Company has various lease agreements for offices, warehouses, manufacturing plants, and equipment that expire on various dates through December 2015 and contain renewal options. Some of these leases provide for payment of property taxes, utilities and certain other expenses. Commitments for minimum rentals under noncancelable leases at November 30, 2003 for the next five years are:
$8,229 in 2004, $5,636 in 2005, $4,301 in 2006, $3,228 in 2007, and $2,704 in
2008. Rent expense totaled $9,999, $9,879 and $9,670 for the years ended November 30, 2003, 2002 and 2001, respectively.

I. PENSION AND OTHER POSTRETIREMENT PLANS

The Company has defined benefit pension plans and postretirement health care plans covering certain employees and retired employees. In addition to the plan assets related to qualified plans, the Company has funded approximately $1,682 and $1,796 at November 30, 2003 and 2002, respectively, in restricted trusts for its nonqualified plans. These trusts are included in other noncurrent assets in the Company's Consolidated Balance Sheets.

Effective January 1, 2004, the Company froze participation in one of its defined benefit plans. Certain current plan participants will continue to participate in the plan while others will not accrue future benefits under the plan but will participate in an enhanced defined contribution plan which offers an increased company match.

The following table shows reconciliations of the pension plans and other postretirement plan benefits as of November 30, 2003 and 2002. The accrued pension benefit liability includes an unfunded benefit obligation of $9,189 and $6,128 as of November 30, 2003 and 2002, respectively, related to non-qualified plans. The Company contributed $3,000 and $5,000 to the qualified U.S. pension plan in fiscal years 2003 and 2002, respectively. The obligations for the U.S. pension plans have been determined with a weighted average discount rate of 6.0% and 6.75%, a rate of increase in future compensation of primarily 4.0% and 5.0% and an expected weighted average long-term rate of return on plan assets of 8.5% and 9.0% in 2003 and 2002, respectively. The Company expects to lower the long-term rate of return assumption to 8.25% in fiscal year 2004. The non-U.S. pension plan obligation was determined with a weighted average discount rate of 5.75% and an expected weighted average long-term rate of return assumption of 7.5% for both years and a rate of increase in future compensation of 3.3% and 3.75% for 2003 and 2002, respectively.

                                                   Pension                    Postretirement
                                                   Benefits                      Benefits
                                         ---------------------------------------------------------
                                             2003           2002           2003           2002
                                         ---------------------------------------------------------
Change in benefit obligation:
Benefit obligation
  at beginning of year ...............   $     89,116   $     76,423   $      3,661   $      3,535
Addition of non-U.S. plan ............              -          6,323              -              -
Service cost .........................          4,332          3,884            114            112
Interest cost ........................          5,828          5,755            237            247
Plan participants' contributions .....             62             57              -              -
Amendments ...........................         (4,014)           225              -              -
Actuarial losses / (gains) ...........         11,025          1,240           (180)          (105)
Benefits paid ........................         (6,557)        (4,791)           (82)          (128)
Foreign currency exchange rate
  changes ............................            717              -              -              -
                                         ---------------------------------------------------------
Benefit obligation at end of year ....        100,509         89,116          3,750          3,661
                                         ---------------------------------------------------------
Change in plan assets:
Fair value of plan assets
  at beginning of year ...............         72,969         70,505              -              -
Addition of non-U.S. plan ............              -          5,405              -              -
Actual return on plan assets .........         14,815         (3,566)             -              -
Employer contributions ...............          3,103          5,092              -              -
Plan participants' contributions .....             62             57              -              -
Benefits paid ........................         (4,833)        (4,524)             -              -
Foreign currency exchange rate
  changes ............................            466              -              -              -
                                         ---------------------------------------------------------
Fair value of plan assets
  at end of year .....................         86,582         72,969              -              -
                                         ---------------------------------------------------------

Funded status ........................        (13,927)       (16,147)        (3,750)        (3,661)
Unrecognized prior service cost ......          1,362          1,411              -              -
Unrecognized net
  actuarial loss / (gain) ............         26,359         30,203           (819)          (659)
                                         ---------------------------------------------------------
Net amount recognized ................   $     13,794   $     15,467   $     (4,569)  $     (4,320)
                                         =========================================================

Amounts recognized in the
  Consolidated Balance Sheets include:
  Prepaid benefit cost ...............   $     20,153   $     21,771   $          -   $          -
  Accrued benefit liability ..........         (8,331)        (8,092)        (4,569)        (4,320)
  Other noncurrent assets ............          1,008              -              -              -
  Accumulated other
    comprehensive income, pretax .....            964          1,788              -              -
                                         ---------------------------------------------------------
Net amount recognized ................   $     13,794   $     15,467   $     (4,569)  $     (4,320)
                                         =========================================================

The components of net periodic benefit cost for pensions are shown below.


                                                      Pension Benefits
                                                ---------------------------
                                                  2003      2002     2001
                                                ---------------------------
Components of net periodic benefit cost:
  Service cost ..............................   $ 4,327   $ 3,887   $ 3,142
  Interest cost .............................     5,820     5,759     5,114
  Expected return on plan assets ............    (6,001)   (6,793)   (7,527)
  Amortization of unrecognized:
   Prior service cost .......................       140       134        22
   Net actuarial loss .......................     1,689       628         5
Settlement cost for a terminated plan .......        69         -       669
                                                ---------------------------
Net periodic benefit cost ...................   $ 6,044   $ 3,615   $ 1,425
                                                ===========================

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

20 CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

of covered health care benefits for future years. The components of net periodic benefit cost for postretirement health care benefits are shown below.

                                              Postretirement Benefits
                                              -----------------------
                                              2003    2002      2001
                                              -----------------------
Components of net periodic benefit cost:
 Service cost .............................   $ 114   $ 112    $ 107
 Interest cost ............................     237     247      305
 Net actuarial gain .......................     (20)    (16)       -
                                              ----------------------
Net periodic benefit cost .................   $ 331   $ 343    $ 412
                                              ======================

The Company also sponsors various defined contribution plans that provide employees with an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees based on the percentages specified in the respective plans. The Company recognized expense related to these plans of $1,471, $1,460 and $1,395 in 2003, 2002 and 2001, respectively.

J. INCOME TAXES

The provision for income taxes consisted of:

                   2003           2002         2001
               ----------------------------------------
Current:
 Federal ...   $     24,433  $     21,134  $     22,142
 State .....          2,066         1,699         2,253
 Foreign ...          2,938         1,380         1,460
Deferred ...          1,934           560        (2,051)
               ----------------------------------------
               $     31,371  $     24,773  $     23,804
               ========================================


Income taxes paid, net of refunds, totaled $22,607, $17,678 and $26,858 during 2003, 2002 and 2001, respectively.

Earnings before income taxes and minority interests included the following components:

                              2003         2002       2001
                           ----------------------------------
Domestic income........    $  77,779   $  69,748   $   61,381
Foreign income.........        8,280       1,702        4,353
                           ----------------------------------
                           $  86,059   $  71,450   $   65,734
                           ==================================

The provision for income taxes resulted in effective tax rates that differ from the statutory federal income tax rates. The reasons for these differences are as follows:

                                                             Percent of Pretax Earnings
                                                   --------------------------------------------
                                                       2003            2002            2001
                                                   --------------------------------------------
Statutory U.S. tax rates .......................           35.0%           35.0%           35.0%
State income taxes, net of federal benefit .....            1.7             1.6             2.1
Foreign sales ..................................           (0.8)           (1.0)           (1.1)
Tax credits ....................................           (1.1)           (2.8)           (0.6)
Other, net .....................................            1.7             1.9             0.8
                                                   --------------------------------------------
Consolidated effective income tax rate .........           36.5%           34.7%           36.2%
                                                   ============================================

The components of the net deferred tax liability as of November 30, 2003 and 2002 were as follows:

                                                 2003        2002
                                               -------------------
Deferred tax assets:
 Deferred compensation .....................   $  4,333   $  5,654
 Other postretirement benefits .............      1,115      1,025
 Foreign net operating loss carryforwards ..      2,039        839
 Accounts receivable .......................      4,193      3,501
 Inventories ...............................      3,594      3,522
 Accrued liabilities and other .............      5,020      5,815
 Valuation allowance .......................     (2,039)      (585)
                                               -------------------
Total deferred tax assets, net .............     18,255     19,771
                                               -------------------
Deferred tax liabilities:
 Pensions ..................................     (4,384)    (4,977)
 Plant assets ..............................    (15,115)   (14,023)
 Intangibles ...............................     (4,530)    (2,721)
                                               -------------------
Total deferred tax liabilities .............    (24,029)   (21,721)
                                               -------------------
Net deferred tax liability .................   $ (5,774)  $ (1,950)
                                               ===================

The valuation allowance was recorded to reflect the estimated amount of deferred tax assets that may not be realized due to carryforward limitations on foreign tax credits and foreign net operating losses. Approximately $1,225 of foreign tax credit carryforwards will expire in 2007 and 2008. Approximately $814 of foreign net operating loss carryforwards will expire between 2008 and 2013. Recognition of such items will be achieved either when the benefits are realized or when it is determined that it is more likely than not that such benefits will be realized. The Company expects to realize the remaining deferred tax assets through the reversal of taxable temporary differences and future earnings.

As of November 30, 2003, the Company has not provided taxes on unremitted foreign earnings of approximately $9,760 that are intended to be indefinitely reinvested to finance operations and expansion outside the United States. If such earnings were distributed beyond the amount for which taxes have been provided, foreign tax credits would substantially offset any incremental U.S. tax liability.

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

                                                                   CLARCOR 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

In the event of a change in control of the Company, termination benefits may be required for certain executive officers and other key employees.

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

The 1994 Incentive Plan, as amended on March 25, 2000, allows grants and awards of up to 1.5% of the outstanding common stock as of January 1 of each calendar year. In addition, the Compensation Committee of the Company's Board of Directors may approve an additional 1% of outstanding common stock to be awarded during any calendar year. Any portion that is not granted in a given year is available for future grants. After the close of fiscal year 2003, 312,316 shares were granted, including the restricted stock units discussed hereafter.

On March 24, 2003, the shareholders of CLARCOR approved the 2004 Incentive Plan, which replaces the 1994 Incentive Plan on its termination date of December 14, 2003. The 2004 Incentive Plan provides for similar types of awards and grants as were permitted by the 1994 Incentive Plan for up to 1,500,000 shares.

The following is a description and a summary of key provisions related to outstanding grants under the 1994 Incentive Plan.

STOCK OPTIONS

Nonqualified stock options may, at the discretion of the Board of Directors, be granted at the fair market value at the date of grant or at an exercise price less than the fair market value at the date of grant. Options granted to key employees vest primarily 25% per year beginning at the end of the first year; therefore, they become fully exercisable at the end of four years. Options granted to non-employee directors vest immediately. All options expire ten years from the date of grant unless otherwise terminated.

The following table summarizes the activity under the nonqualified stock option plans.

                                           2003                          2002                          2001
                               ---------------------------------------------------------------------------------------
                                                WEIGHTED                      Weighted                      Weighted
                                                AVERAGE                       Average                        Average
                                                EXERCISE                      Exercise                      Exercise
                                  SHARES         PRICE          Shares         Price          Shares         Price
                               ---------------------------------------------------------------------------------------
Outstanding
  at beginning of year .....      2,046,268   $      19.38      2,324,130   $      16.83      2,286,026   $      14.53
Granted at fair market value
  on dates of grants .......        509,721          33.66        356,925          28.19        449,366          19.93
Exercised/surrendered ......       (640,055)         17.90       (634,787)         15.00       (411,262)         14.15
                               ---------------------------------------------------------------------------------------
Outstanding
  at end of year ...........      1,915,934   $      23.67      2,046,268   $      19.38      2,324,130   $      16.83
                               =======================================================================================
Options exercisable
  at end of year ...........      1,349,040   $      22.80      1,381,858   $      18.52      1,531,152   $      16.06
                               =======================================================================================

The following table summarizes information about the options at November 30, 2003.

                               Options Outstanding                Options Exercisable
                       -----------------------------------------------------------------
                                    Weighted     Weighted                       Weighted
   Range of                          Average     Average                        Average
   Exercise                         Exercise    Remaining                       Exercise
    Prices               Number      Price    Life in Years       Number         Price
----------------------------------------------------------------------------------------
$12.58 - $17.94        439,295       $ 16.18     4.32             322,706       $ 15.55
$18.38 - $25.55        669,955       $ 19.10     5.79             562,287       $ 19.16
$27.50 - $38.80        806,684       $ 31.55     7.28             464,047       $ 32.26

The weighted average fair value per option at the date of grant for options granted in 2003, 2002 and 2001 was $7.80, $7.87 and $5.12, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions by grant year. Adjustments for forfeitures are made as they occur.

                                             2003       2002     2001
                                            -------------------------
Risk-free interest rate ...............        3.87%    4.70%    5.53%
Expected dividend yield ...............        1.58%    1.91%    2.50%
Expected volatility factor ............       23.00%   25.50%   25.50%
Expected option term (in years) .......         7.0      7.0      7.0

RESTRICTED STOCK AWARDS

During 2003, 2002 and 2001, respectively, the Company granted 22,645, 25,436 and 44,404 restricted units of Company common stock with a fair value of $32.30, $27.50 and $18.50 per share, the respective market price of the stock at the date granted. The restricted share units require no payment from the employee and compensation cost is recorded based on the market price on the grant date and is recorded equally over the vesting period of four years. During the vesting period, officers and key employees receive compensation equal to dividends declared on common shares. Upon vesting, the employee may elect to defer receipt of their shares. Subsequent to the end of fiscal year 2003, the Company granted 18,916 restricted stock units in December 2003 at the then-market price of $45.59.

22 CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

Compensation expense related to restricted stock awards and long range performance stock awards totaled $569, $426 and $618 in 2003, 2002 and 2001, respectively. There have been no grants of long range shares or units since December 1999 and no future awards of long range performance shares or units are expected to be granted.

DIRECTORS' RESTRICTED STOCK COMPENSATION

The amended 1994 Incentive Plan provides for grants of shares of common stock to all non-employee directors equal to a one-year annual retainer in lieu of cash. The directors' rights to the shares vest immediately on the date of grant. In 2003, 2002 and 2001, respectively, 7,176, 8,120 and 10,618 shares of Company common stock were issued under the amended plan. Compensation expense for the plan totaled $260 for each year 2003, 2002 and 2001.

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

                                              2003         2002          2001
                                          ---------------------------------------
Net Earnings ..........................   $    54,552   $    46,601   $    41,893

Basic EPS:
  Weighted average number of common
  shares outstanding ..................    25,106,561    24,839,812    24,535,199
    Basic per share amount ............   $      2.17   $      1.88   $      1.71
                                          =======================================
Diluted EPS:
  Weighted average number of common
  shares outstanding ..................    25,106,561    24,839,812    24,535,199
  Dilutive effect of stock options.....       266,245       332,119       356,863
                                          ---------------------------------------
   Diluted weighted average number of
    common shares outstanding .........    25,372,806    25,171,931    24,892,062
   Diluted per share amount ...........   $      2.15   $      1.85   $      1.68
                                          =======================================

For fiscal years ended November 30, 2003, 2002 and 2001, respectively, 7,773, 55,458 and 28,491 stock options with a weighted average exercise price of $38.80, $31.66 and $25.97 were not included in the computation of diluted earnings per share as the exercise prices of the options were greater than the average market price of the common shares during the respective periods.

O. UNAUDITED QUARTERLY FINANCIAL DATA

The unaudited quarterly data for 2003 and 2002 were as follows:

                      First     Second      Third     Fourth
                     Quarter   Quarter     Quarter   Quarter     Total
                    ----------------------------------------------------
2003:
 NET SALES ......   $171,494   $185,775   $190,647   $193,442   $741,358
 GROSS PROFIT ...     48,349     56,599     56,154     60,589    221,691
 NET EARNINGS ...      9,596     13,047     14,304     17,605     54,552
 NET EARNINGS
  PER COMMON SHARE:
    BASIC .......   $   0.39   $   0.52   $   0.57   $   0.70   $   2.17
    DILUTED .....   $   0.38   $   0.51   $   0.56   $   0.68   $   2.15

2002:
 Net sales ......   $158,262   $176,510   $189,368   $191,423   $715,563
 Gross profit ...     44,710     51,300     53,558     57,722    207,290
 Net earnings ...      7,998     10,607     12,185     15,811     46,601
 Net earnings
  per common share:
    Basic .......   $   0.32   $   0.43   $   0.49   $   0.63   $   1.88
    Diluted .....   $   0.32   $   0.42   $   0.48   $   0.62   $   1.85

During the fourth quarter of 2003, the Company changed its method of accounting for inventory as described in Note C which increased gross profit by $456, net earnings by $289 and diluted EPS by $0.01. The Company recorded a research and experiment tax credit during the fourth quarter of 2002 that decreased income taxes $1,000 and increased diluted EPS by $0.04.

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

The Packaging segment manufactures and markets consumer and industrial packaging products including custom-designed plastic and metal containers and closures and lithographed

                                                                      CLARCOR 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

metal sheets in both domestic and international markets. The products are sold directly to consumer and industrial packaging customers. In fiscal 2001, the Company received a settlement payment of $7,000 for the early termination of a supply and license agreement and in connection therewith recognized an impairment loss in its Packaging segment of $2,422 related to certain plant assets as discussed in Note D. The segment's sales of plastic closures were reduced in 2001 as a result of the termination of the agreement.

Net sales represent sales to unaffiliated customers. No single customer or class of product accounted for 10% or more of the Company's consolidated 2003 sales. Intersegment sales are not material. Assets are those assets used in each business segment. Corporate assets consist of cash and short-term cash investments, deferred income taxes, headquarters facility and equipment, pension assets and various other assets that are not specific to an operating segment. Unallocated amounts include interest income and expense and other non-operating income and expense items.

The segment data for the years ended November 30, 2003, 2002 and 2001 were as follows:

                                          2003         2002          2001
                                        -----------------------------------
Net sales:
Engine/Mobile Filtration ............   $ 287,797    $ 263,512    $ 250,960
Industrial/Environmental Filtration..     386,275      383,613      346,394
Packaging ...........................      67,286       68,438       69,610
                                        -----------------------------------
                                        $ 741,358    $ 715,563    $ 666,964
                                        ===================================

Operating profit:
Engine/Mobile Filtration ............   $  58,299    $  52,779    $  51,785
Industrial/Environmental Filtration..      24,171       20,670       16,761
Packaging ...........................       4,592        4,326        7,264
                                        -----------------------------------
                                           87,062       77,775       75,810
Other income (expense) ..............      (1,003)      (6,325)     (10,076)
                                        -----------------------------------
Earnings before income taxes
 and minority interests .............   $  86,059    $  71,450    $  65,734
                                        ===================================

Identifiable assets:
Engine/Mobile Filtration ............   $ 153,621    $ 152,209    $ 135,265
Industrial/Environmental Filtration..     297,219      306,206      303,901
Packaging ...........................      39,733       42,114       41,652
Corporate ...........................      47,664       45,590       49,799
                                        -----------------------------------
                                        $ 538,237    $ 546,119    $ 530,617
                                        ===================================

Additions to plant assets:
Engine/Mobile Filtration ............   $   3,637    $   4,208    $   3,852
Industrial/Environmental Filtration..       4,825        5,386        8,746
Packaging ...........................       3,284        2,242        5,404
Corporate ...........................       1,296          368          202
                                        -----------------------------------
                                        $  13,042    $  12,204    $  18,204
                                        ===================================

Depreciation and amortization:
Engine/Mobile Filtration ............   $   7,335    $   7,328    $   7,725
Industrial/Environmental Filtration..       8,075        8,642       10,711
Packaging ...........................       2,861        3,096        2,725
Corporate ...........................         714          694          689
                                        -----------------------------------
                                        $  18,985    $  19,760    $  21,850
                                        ===================================


As discussed in Note C, the Company changed its method of inventory costing to FIFO in fiscal year 2003. This increased operating profit $397 in the Packaging segment and had an immaterial impact on the Engine/Mobile and Industrial/ Environmental segments. As discussed in Note A with the adoption of SFAS No. 142, the Company no longer amortizes goodwill or trademarks. Nonrecurring amortization expense recorded in operating profit in 2001 was $443 in the Engine/Mobile Filtration segment and $2,464 in the Industrial/Environmental segment. The Packaging segment operating profit did not include any nonrecurring amortization in 2001.

Financial data relating to the geographic areas in which the Company operates are shown for the years ended November 30, 2003, 2002 and 2001. Net sales by geographic area are based on sales to final customers within that region.

                                      2003       2002       2001
                                    ------------------------------
Net sales:
United States ...................   $599,843   $599,937   $549,210
Europe ..........................     70,023     56,130     58,490
Other international .............     71,492     59,496     59,264
                                    ------------------------------
                                    $741,358   $715,563   $666,964
                                    ==============================
Plant assets, at cost,
   less accumulated depreciation:
United States ...................   $120,719   $125,508   $131,171
Europe ..........................      6,423      6,239      5,144
Other international .............      2,430      1,145      1,001
                                    ------------------------------
                                    $129,572   $132,892   $137,316
                                    ==============================

24 CLARCOR