Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

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

/s/  NORMAN E. JOHNSON     /s/  BRUCE A. KLEIN        /s/  MARCIA S. BLAYLOCK
-----------------------   -------------------------  --------------------------
NORMAN E. JOHNSON        BRUCE A. KLEIN              MARCIA S. BLAYLOCK
CHAIRMAN, PRESIDENT AND VICE PRESIDENT-FINANCE AND VICE PRESIDENT, CONTROLLER CHIEF EXECUTIVE OFFICER CHIEF FINANCIAL OFFICER

January 8, 2004

                                                                      CLARCOR 25