Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

                                                                               .
                                                                               .
                                                                               .
                                                               EXHIBIT 13(a)(ix)






11-YEAR FINANCIAL REVIEW

                                                         2003           2002           2001           2000
-------------------------------------------------------------------------------------------------------------
PER SHARE
Equity ...........................................    $    14.63     $    12.66     $    11.14     $     9.93
Diluted Earnings from Continuing Operations ......          2.15           1.85           1.68           1.64
Diluted Net Earnings .............................          2.15           1.85           1.68           1.64
Dividends ........................................        0.4925         0.4825         0.4725         0.4625
Price: High ......................................         45.93          34.00          27.59          21.44
       Low .......................................         31.05          25.03          16.88          16.06
-------------------------------------------------------------------------------------------------------------
EARNINGS DATA ($000)
Net Sales ........................................    $  741,358     $  715,563     $  666,964     $  652,148
Operating Profit .................................        87,062         77,775         75,810         75,987
Interest Expense .................................         1,767          6,073         10,270         11,534
Pretax Income ....................................        86,059         71,450         65,734         63,487
Income Taxes .....................................        31,371         24,773         23,804         23,201
Income from Continuing Operations ................        54,552         46,601         41,893         40,237
Cumulative Effect of Accounting Changes ..........             -              -              -              -
Net Earnings .....................................        54,552         46,601         41,893         40,237
Basic Average Shares Outstanding .................        25,107         24,840         24,535         24,270
Diluted Average Shares Outstanding ...............        25,373         25,172         24,892         24,506
-------------------------------------------------------------------------------------------------------------
EARNINGS ANALYSIS
Operating Margin .................................          11.7%          10.9%          11.4%          11.7%
Pretax Margin ....................................          11.6%          10.0%           9.9%           9.7%
Effective Tax Rate ...............................          36.5%          34.7%          36.2%          36.5%
Net Margin-Continuing Operations .................           7.4%           6.5%           6.3%           6.2%
Net Margin .......................................           7.4%           6.5%           6.3%           6.2%
Return on Beginning Assets .......................          10.0%           8.8%           8.3%           8.5%
Return on Beginning Shareholders' Equity .........          17.3%          17.0%          17.3%          19.1%
Dividend Payout to Net Earnings ..................          22.7%          25.7%          27.6%          27.9%
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA ($000)
Current Assets ...................................    $  257,402     $  259,746     $  244,350     $  230,479
Plant Assets, Net ................................       129,572        132,892        137,316        140,121
Total Assets .....................................       538,237        546,119        530,617        501,930
Current Liabilities ..............................       111,373        174,255         94,931         97,826
Long-Term Debt ...................................        16,913         22,648        135,203        141,486
Shareholders' Equity .............................       370,392        315,461        274,261        242,093
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization (A) .......................           4.5%          22.4%          33.9%          37.8%
Working Capital ..................................    $  146,029     $   85,491     $  149,419     $  132,653
Current Ratio ....................................           2.3            1.5            2.6            2.4
-------------------------------------------------------------------------------------------------------------
CASH FLOW DATA ($000)
From Operations ..................................    $   87,896     $   85,019     $   63,290     $   54,130
For Investment ...................................       (12,986)       (18,978)       (51,353)       (42,125)
From/(For) Financing .............................       (80,669)       (59,774)       (15,326)       (15,862)
Change in Cash & Equivalents .....................        (5,399)         6,329         (3,446)        (3,881)
Capital Expenditures .............................        13,042         12,204         18,204         29,005
Depreciation & Amortization ......................        18,985         19,760         21,850         21,079
Dividends Paid ...................................        12,406         11,975         11,575         11,207
Net Interest Expense .............................         1,532          5,612          9,616         10,836
Income Taxes Paid ................................        22,607         17,678         26,858         16,458
-------------------------------------------------------------------------------------------------------------

(A) Total Debt (current and long-term) divided by Total Debt plus Shareholders' Equity.

Note: In fiscal 2003, the Company changed its method of costing certain inventory. Prior years were not restated as the impact of the change was immaterial to each year presented above.

26 CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

   1999           1998           1997           1996           1995           1994           1993
----------------------------------------------------------------------------------------------------
$     8.77     $     7.80     $     7.06     $     6.46     $     5.79     $     5.18     $     4.63
      1.46           1.30           1.11           1.07           0.97           0.87           0.72
      1.46           1.30           1.11           1.07           0.97           0.89           0.72
    0.4525         0.4425         0.4350         0.4283         0.4217         0.4150         0.4067
     21.38          24.63          20.79          16.75          18.00          14.92          13.33
     14.25          14.25          13.33          12.42          12.08          10.58          10.67
----------------------------------------------------------------------------------------------------

$  477,869     $  426,773     $  394,264     $  372,382     $  330,110     $  300,450     $  253,211
    56,077         51,663         44,424         42,596         38,728         33,188         29,960
     3,733          2,336          2,759          3,822          3,418          3,298          3,979
    55,615         51,347         44,192         41,405         36,631         31,886         27,221
    20,137         19,262         17,164         15,315         13,060         12,057          9,944
    35,412         32,079         26,918         25,945         23,500         20,786         17,277
         -              -              -              -              -            630              -
    35,412         32,079         26,918         25,945         23,500         21,416         17,277
    23,970         24,268         24,133         23,908         23,850         23,804         23,831
    24,314         24,649         24,344         24,217         24,205         24,030         24,076
----------------------------------------------------------------------------------------------------

      11.7%          12.1%          11.3%          11.4%          11.7%          11.0%          11.8%
      11.6%          12.0%          11.2%          11.1%          11.1%          10.6%          10.8%
      36.2%          37.5%          38.8%          37.0%          35.7%          37.8%          36.5%
       7.4%           7.5%           6.8%           7.0%           7.1%           6.9%           6.8%
       7.4%           7.5%           6.8%           7.0%           7.1%           7.1%           6.8%
      11.6%          11.4%          10.1%          10.6%          11.4%          11.2%           9.5%
      19.0%          18.7%          17.4%          18.8%          19.1%          19.4%          16.4%
      30.5%          33.4%          38.2%          36.7%          39.7%          43.0%          52.3%
----------------------------------------------------------------------------------------------------

$  227,670     $  168,173     $  160,527     $  140,726     $  133,286     $  109,992     $   97,569
   126,026         86,389         82,905         84,525         73,047         58,787         53,839
   472,991        305,766        282,519        267,019        245,697        206,928        191,657
    97,475         61,183         54,237         51,297         49,841         43,926         37,647
   145,981         36,419         37,656         43,449         41,860         25,090         32,650
   210,718        186,807        171,162        154,681        138,144        122,801        110,299
----------------------------------------------------------------------------------------------------

      41.8%          16.5%          18.5%          24.8%          26.4%          21.0%          29.6%
$  130,195     $  106,990     $  106,290     $   89,429     $   83,445     $   66,066     $   59,922
       2.3            2.7            3.0            2.7            2.7            2.5            2.6
----------------------------------------------------------------------------------------------------

$   38,642     $   42,267     $   41,632     $   26,675     $   21,092     $   25,670     $   20,727
  (160,658)       (19,290)        (8,193)       (18,934)       (29,044)        (1,159)           (74)
   103,501        (19,943)       (21,850)        (8,774)         7,226        (18,656)       (22,772)
   (18,576)         2,997         11,497           (964)          (684)         5,912         (2,197)
    21,822         15,825         11,349         22,230         14,471         12,119         10,776
    15,372         12,380         11,600         10,704          9,145          8,166          7,227
    10,814         10,717         10,290          9,512          9,330          9,201          9,036
     2,282          1,053          1,739          2,991          2,560          2,750          3,104
    22,234         16,199         15,112         11,230         11,939         10,194         10,059
----------------------------------------------------------------------------------------------------

                                                                      CLARCOR 27