Form 10-K, Exhibit 13
period 2003-11-29
CLARCOR INC
filed 2004-02-18
CIK 20740

                                                                EXHIBIT 13(a)(x)






                                                   [A WORLD OF OPPORTUNITY LOGO]

FINANCIAL REVIEW

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

CLARCOR's operating results for fiscal 2003 were at record levels and marked the Company's 11th consecutive year of earnings growth. Fiscal 2003 sales, operating profit and net earnings increased from fiscal 2002, 3.6%, 11.9% and 17.1%, respectively. There were several key drivers for the increases in sales and operating profit including (1) increased sales of heavy-duty engine filtration products for the aftermarket, (2) increased sales of private label HVAC filtration products, (3) increased sales of specialty filtration products used primarily in oil and gas drilling, aviation and fluid power, and (4) increased capacity utilization and production efficiencies. Fiscal 2003 sales levels also increased approximately $9 million due to an additional six months of operations in 2003 compared with 2002 for CLARCOR UK (formerly Locker Filtration) which was acquired in June 2002. Cash flow from operating activities set a new record and totaled $87.9 million. As a result of strong cash flow from operating activities, debt was reduced significantly in 2003. Reduced debt and low interest rates during fiscal 2003 resulted in significantly reduced interest expense which increased net earnings from 2002 by approximately $2.7 million or $0.11 per diluted share. Net earnings per diluted share totaled $2.15 in fiscal 2003 compared to $1.85 in 2002.

The results of operations and financial position reflect acquisitions the Company made in fiscal 2002 and 2001, and these acquisitions are described in Note B to the Consolidated Financial Statements. The acquisitions that most impacted the periods presented were CLARCOR UK (formerly Locker Filtration) and Total Filtration Services (TFS). In June 2002, CLARCOR UK was acquired, adding approximately $7.5 million in sales to the second half of fiscal 2002 and $9 million to the first half of 2003. In June 2001, TFS was acquired adding approximately $28 million in sales to the second half of fiscal 2001 and $34 million to the first half of 2002. Several smaller acquisitions also occurred that were not material to the sales or results of operations for the periods presented.

The following are several other significant items that occurred during the periods presented:

(1) At the beginning of the first quarter of fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142) as described in Note E to the Consolidated Financial Statements. No impairment charges were recorded as a result of adopting SFAS 142; however, amortization expense for goodwill and indefinite-lived intangible assets was reduced by approximately $2.9 million before tax or $0.07 per diluted share after tax in fiscal 2002 compared to 2001.

(2) In the fourth quarter of 2002 upon completion of specific tax reviews, the Company recorded a research and experiment tax credit that increased 2002 net earnings by $1.0 million and diluted earnings per share by $0.04.

(3) In fiscal 2001, results of operations were impacted by a non-recurring contract cancellation payment received from a customer of the Company's Packaging segment. This contract cancellation payment increased sales $7.0 million, operating profit $4.5 million and diluted earnings per share $0.12 in the first quarter of 2001.

The information presented in this financial review should be read in conjunction with other financial information provided throughout this 2003 Annual Report. The following discussion of operating results focuses on the Company's three reportable business segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging.

OPERATING RESULTS

SALES

Net sales in fiscal 2003 were $741.4 million, a 3.6% increase from $715.6 million in fiscal 2002. The 2003 sales increase was the 17th consecutive year of sales growth for the Company. Included in the sales growth of $25.8 million for 2003 was approximately $9 million related to the CLARCOR UK acquisition that was completed at the beginning of the third quarter in 2002.

Comparative net sales information related to CLARCOR's operating segments is shown in the following tables.

                                                                                    2003 VS. 2002
                                                                                        CHANGE
                                                                                 --------------------
NET SALES                                             2003        % TOTAL          $              %
-----------------------------------------------------------------------------------------------------
ENGINE/MOBILE FILTRATION ....................        $287.8          38.8%       $ 24.3          9.2%
INDUSTRIAL/ENVIRONMENTAL FILTRATION .........         386.3          52.1%          2.7          0.7%
PACKAGING ...................................          67.3           9.1%         (1.2)        -1.7%
                                                     ------------------------------------------------
        TOTAL ...............................        $741.4         100.0%       $ 25.8          3.6%
                                                     ================================================

                                                                                      2002 vs. 2001
                                                                                          Change
                                                                                  --------------------
NET SALES                                             2002        % Total           $              %
-----------------------------------------------------------------------------------------------------
Engine/Mobile Filtration ....................        $263.5          36.8%        $ 12.5           5.0%
Industrial/Environmental Filtration .........         383.6          53.6%          37.2          10.7%
Packaging ...................................          68.5           9.6%          (1.1)         -1.7%
                                                     -------------------------------------------------
        Total ...............................        $715.6         100.0%        $ 48.6           7.3%
                                                     =================================================

The Engine/Mobile Filtration segment's sales increased 9.2% in 2003 from 2002. The growth of $24.3 million included approximately $9 million from an additional six months of operations in 2003 for CLARCOR UK which was acquired in June 2002. The remainder of the sales growth in 2003 resulted primarily from increased domestic and international heavy-duty filter sales to traditional aftermarket distribution and also due to efforts in 2003 to increase sales to OEM dealer organizations. Price increases improved the segment's sales by approximately one percentage point and changes in currency translation rates favorably impacted sales by one and one-half percentage points in 2003. The segment's sales increased 5.0% in 2002 from 2001. Approximately $7.5 million of the $12.5 million sales growth in 2002 was related to CLARCOR UK. The remainder of the sales growth in 2002 resulted from increased heavy-duty filter sales to traditional aftermarket distribution.

The Company's Industrial/Environmental Filtration segment recorded a 0.7% increase in sales in 2003 over 2002. The segment's sales increase reflects strong sales of specialty filters sold to industrial markets used in applications for oil and gas drilling, aviation and fluid power and increased sales of private label HVAC filters sold through retail mass merchants. Changes in currency translation rates favorably impacted sales by approximately one percentage point in 2003. Offsetting these sales increases in 2003 were continued low sales of filtration equipment, mainly dust collectors and electrostatic precipitators, and sales of HVAC filters used in automotive manufacturing plants. The segment's sales increased 10.7% in 2002 compared to 2001 and included the full-year impact from the TFS acquisition. The impact of an additional six months of sales from TFS in 2002 totaled approximately $34 million. The additional sales growth in 2002 resulted from sales of environmental air filters, specialty industrial filters and the Total Filtration Program. Partially offsetting this increase in sales in 2002 were reduced sales of air quality equipment and filtration systems sold primarily into capital goods markets.

                                                                      CLARCOR  7

FINANCIAL REVIEW

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

The Packaging segment's sales were $67.3 million in 2003, a 1.7% reduction from 2002. Although sales increased in 2003 for metal decorating and packaging products, sales of plastic packaging products were reduced. The 2002 segment sales were $68.5 million. Included in 2001 sales of $69.6 million was a non-recurring $7.0 million payment arising from a contract cancellation by a customer. Excluding the impact of the non-recurring payment, sales improved in 2002 from 2001 as a result of increased sales of flat sheet metal decorating and non-promotional metal and plastic packaging. As a result of the customer cancellation, sales of plastic closures decreased substantially beginning in the first quarter 2001.

OPERATING PROFIT

Operating profit of $87.1 million in 2003 reflects improved sales levels overall and improved capacity utilization and production efficiencies. Cost increases for pensions, energy, incentive compensation programs and employee health care were offset by manufacturing efficiencies and cost reduction programs including cost reductions for certain purchased materials. During 2003 as described in Note C to the Consolidated Financial Statements, the Company changed its method of inventory costing from last-in, first-out (LIFO) for certain inventory to the first-in, first-out (FIFO) method, which increased operating profit by approximately $0.5 million and primarily impacted the Packaging segment's operating profit. Operating profit of $77.8 million in 2002 was 2.6% higher than in 2001. Compared to 2001, operating profit in 2002 increased approximately $2.9 million as a result of reduced amortization expense for goodwill and long-lived intangible assets due to the adoption of SFAS 142. Fiscal 2001 operating profit included approximately $4.5 million from a non-recurring customer contract cancellation payment.

Operating margin improved to 11.7% from 10.9% in 2002 and 11.4% in 2001. Operating margins decreased in 2002 and 2001 principally due to the increase in sales from acquisitions that have lower margins than the 11.7% overall margin recorded in 2000. Foreign currency fluctuations did not have a material impact on consolidated operating profit in 2003, 2002 or 2001.

Comparative operating profit information related to the Company's business segments is as follows.

                                                                                  2003 VS. 2002
                                                                                     CHANGE
                                                                                -----------------
OPERATING PROFIT                                     2003        % TOTAL          $           %
-------------------------------------------------------------------------------------------------
ENGINE/MOBILE FILTRATION ....................        $58.3         67.0%        $ 5.5        10.5%
INDUSTRIAL/ENVIRONMENTAL FILTRATION .........         24.2         27.8%          3.5        16.9%
PACKAGING ...................................          4.6          5.2%          0.3         6.2%
                                                     --------------------------------------------
        TOTAL ...............................        $87.1        100.0%        $ 9.3        11.9%
                                                     ============================================

                                                                                  2002 vs. 2001
                                                                                      Change
                                                                                ------------------
OPERATING PROFIT                                     2002        % Total          $            %
--------------------------------------------------------------------------------------------------
Engine/Mobile Filtration ....................        $52.8         67.9%        $ 1.0          1.9%
Industrial/Environmental Filtration .........         20.7         26.6%          3.9         23.3%
Packaging ...................................          4.3          5.5%         (2.9)       -40.4%
                                                     ---------------------------------------------
       Total ................................        $77.8        100.0%        $ 2.0          2.6%
                                                     =============================================

OPERATING MARGIN AS A
PERCENT OF NET SALES                                 2003         2002         2001
-----------------------------------------------------------------------------------
Engine/Mobile Filtration ....................        20.3%        20.0%        20.6%
Industrial/Environmental Filtration .........         6.3%         5.4%         4.8%
Packaging ...................................         6.8%         6.3%        10.4%
                                                     ------------------------------
       Total ................................        11.7%        10.9%        11.4%
                                                     ==============================

Operating profit for the Engine/Mobile Filtration segment increased 10.5% to $58.3 million from $52.8 million in fiscal 2002. Operating margin improved to 20.3% primarily as a result of increased sales and capacity utilization. Cost reduction programs that included material and labor cost reductions also contributed to the improved operating profit for the segment. Operating profit also improved in 2002 compared to 2001 as a result of increased sales, productivity improvement programs and reduced amortization expense. Offsetting these profit improvements in 2003 and 2002 were increased costs for health care, insurance, incentive programs and pensions. Operating margin as a percent of sales in fiscal 2002 decreased to 20.0% from 20.6% in 2001, primarily as a result of lower margins from CLARCOR UK.

The Industrial/Environmental Filtration segment's 2003 operating profit improved 16.9% over fiscal 2002 primarily as a result of the significantly improved capacity utilization of several manufacturing plants that began operating in 2001, increased sales of industrial products for aviation and oil and gas drilling applications, and ongoing discretionary cost reduction programs. The segment has been actively integrating newly acquired businesses and making organizational changes within several of the segment's businesses that have reduced overhead and administrative costs. As a result of these efforts, the segment's operating margin improved to 6.3% in 2003 from 5.4% in 2002 and 4.8% in 2001. In fiscal 2002, operating profit for the segment improved to $20.7 million from $16.8 million in 2001, an increase of 23.3%. The increase included profit from TFS for an additional six months compared to 2001 and reduced amortization expense of approximately $2.5 million. In addition, reduced manufacturing costs and improved productivity at several newer facilities offset cost increases for insurance, pensions and incentive programs.

The Packaging segment's operating profit of $4.6 million was nearly the same level as recorded in fiscal 2002 on slightly lower sales. Although higher capacity utilization of the segment's metal packaging facilities and cost reduction programs improved the 2003 operating profit, these improvements were offset by lower sales of plastic packaging. Included in 2003 operating profit is approximately $0.4 million related to a change to FIFO inventory costing as described in Note C to the Consolidated Financial Statements. The segment's 2002 operating profit of $4.3 million was lower than the 2001 level of $7.2 million primarily because the fiscal 2001 results included approximately $4.5 mil-lion related to a non-recurring cancellation payment from a customer. The segment's 2002 operating profit benefited from increased metal lithography sales, improved leverage of fixed costs and improved productivity from equipment installed in 2001.

OTHER INCOME & EXPENSE

Net other expense totaled $1.0 million in 2003, $6.3 million in 2002 and $10.1 million in 2001. Interest expense of $1.8 million was lower in 2003 compared with $6.1 million in 2002 and $10.3 million in 2001, due to lower interest rates and reduced overall borrowings during the year. Currency gains of $1.0 million in 2003, losses of $0.2 million in 2002 and gains of $0.2 million in 2001 resulted primarily from fluctuations of the Euro against the U.S. dollar.

8   CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

PROVISION FOR INCOME TAXES

The provision for income taxes in 2003 was $31.4 million and resulted in an effective tax rate of 36.5%. The provision for income taxes in 2002 was $24.8 million and resulted in an effective tax rate of 34.7%. The 2002 provision included approximately $1.0 million related to a research and experiment tax credit recorded in the fourth quarter of 2002. The provision for taxes was $23.8 million in 2001 and resulted in an effective tax rate of 36.2%. The effective tax rate in 2004 is expected to be approximately 36.5%.

NET EARNINGS AND EARNINGS PER SHARE

Net earnings were a record $54.6 million in 2003 or diluted earnings per share of $2.15. Net earnings in 2002 were $46.6 million or diluted earnings per share of $1.85, compared to $41.9 million or $1.68 per diluted share in 2001. As described in Note A to the Consolidated Financial Statements, diluted earnings per share would have been $2.06, $1.79 and $1.64 for 2003, 2002 and 2001, respectively, had compensation expense for stock options been recorded in accordance with SFAS 123. Diluted average shares outstanding for fiscal 2003 were 25,372,806 compared to 25,171,931 for 2002, an increase of 0.8%. Diluted average shares outstanding for fiscal 2001 were 24,892,062. The increase in diluted average shares outstanding was primarily due to additional stock option grants.

FINANCIAL CONDITION

CORPORATE LIQUIDITY

The Consolidated Statements of Cash Flows are shown on page 15 and this discussion of corporate liquidity should be read in conjunction with information presented in those statements.

Cash and short-term cash investments decreased to $8.3 million at year-end 2003 from $13.7 million at year-end 2002. Cash provided by operating activities totaled $87.9 million in 2003 compared to $85.0 million in 2002 and $63.3 million in 2001. The increases in cash provided by operating activities in 2003 and 2002 resulted from higher net earnings and as a result of improvements in working capital management during fiscal 2003 and 2002. In the 2003 and 2002 fourth quarters, voluntary contributions of $3.0 million and $5.0 million, respectively, were made to the Company's pension trust for covered U.S. employees. Using the current assumptions for pension plan asset returns, interest rates and benefit costs, annual contributions are not expected to be required until after fiscal 2009.

The Company used cash of $13.0 million for investing activities in 2003, $19.0 million in 2002 and $51.4 million in 2001. The Company made no acquisitions in fiscal 2003. Cash used for acquisitions in 2002 totaled $10.7 million, offset partially by a $4.0 million settlement payment received from the sellers of TFS in accordance with the terms of the purchase agreement. Cash used for acquisitions in 2001, primarily for TFS, totaled $33.4 million. Additions to plant assets totaled $13.0 million in 2003 and were primarily for new products, productivity improvement programs and cost reduction programs. Plant asset addi-tions totaled $12.2 million in 2002 and $18.2 million in 2001.

Net cash used in financing activities totaled $80.7 million and $59.8 million in 2003 and 2002, respectively. In 2003 and 2002, net payments of $62.5 million and $44.2 million, respectively, were made on revolving credit agreements and an additional $11.0 million and $5.6 million, respectively, was repaid to reduce other long-term debt. During 2001, the Company borrowed an additional $27.5 million under its revolving credit agreement, primarily for the TFS acquisition; however, repayments of $36.5 million were made during the year. In 2001 the Company also received $8.0 million from the issuance of industrial revenue bonds related to a manufacturing facility in Campbellsville, Kentucky. The Company did not repurchase any shares in 2003; nor were any shares repurchased in 2002 or 2001 under its remaining authorization of approximately 920,000 shares from the December 1997 Board of Directors' approved stock repurchase plan. This authorization expired in December 2002 and has not been renewed. Dividend payments totaled $12.4 million, $12.0 million and $11.6 million in 2003, 2002 and 2001, respectively.

CLARCOR's current operations continue to generate cash and sufficient lines of credit remain available to fund current operating needs, pay dividends, provide for additions and the replacement of necessary plant facilities, and to service and repay long-term debt. During fiscal 2003, a $165 million credit facility with a group of financial institutions was established to replace a $185 million credit facility that was to expire in September 2003. The replacement facility will expire in April 2008. As of year-end 2003, there were no outstanding borrowings against the replacement facility; however, under a related $40 million letter of credit line subline, $14.1 million had been issued for letters of credit. The Company's other long-term debt totaled $17.6 million at year-end 2003 and is principally industrial revenue bonds. Principal payments on long-term debt will be approximately $0.7 million in 2004 based on scheduled payments in current debt agreements. The Company is in compliance with all covenants related to its borrowings, as described in Note G to the Consolidated Financial Statements.

The Company expects to continue to use future additional cash flow for dividends, capital expenditures and acquisitions. Capital expenditures for normal facility maintenance and improvements, expansion of manufacturing and technical facilities, productivity improvements and new products are expected to total $25 to $30 million in 2004. The Company's off-balance sheet arrangements relate to various operating leases as discussed in Note H to the Consolidated Financial Statements. The Company had no derivative, swap, hedge, variable interest entity agreements or special purpose entity agreements at fiscal year-end 2003.

The following table summarizes the Company's fixed cash obligations as of November 30, 2003 over various future years:

                                         Year        Year        Year       There-
                                           1         2 & 3       3 & 4       after
                                         -----------------------------------------
Long-Term Debt ..................        $ 0.7       $ 0.5       $   -       $16.4
Credit Facility .................            -           -           -           -
Operating Leases ................          8.2         9.9         5.9         6.9

While changes in customer demand for our products will affect operating cash flow, the Company is not aware of any known trends, demands or reasonably likely events that would materially affect cash flow from operations in the future. Although in fiscal 2003 and 2002 the Company's investment in working capital was reduced, it is likely that additional investments in working capital may be required to support increased operations in fiscal 2004. It is possible that business acquisitions or dispositions could be made in the future that may affect operating cash flows and may require changes in the Company's debt and capitalization.

CAPITAL RESOURCES

The Company's financial position at November 30, 2003, continued to be sufficiently liquid to support current operations and reflects increased cash flow from operations and significant reductions in borrowings since the beginning of the 2003 fiscal year. Total assets decreased to $538.2 million at the end of fiscal 2003, a decrease of 1.4% from the year-end 2002 level of $546.1 million. Total current assets decreased to $257.4 million from $259.7 million at year-end

                                                                      CLARCOR  9

FINANCIAL REVIEW

(DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

2002. Total current liabilities at year-end 2003 decreased to $111.4 million from $174.3 million at year-end 2002. Current liabilities at year-end 2002 included the $62.8 million outstanding balance on a revolving credit agreement that was replaced in April 2003. The current ratio was 2.3 at year-end 2003 compared to 1.5 at year-end 2002.

Long-term debt of $16.9 million at year-end 2003 relates primarily to various industrial revenue bonds, as there was no outstanding amount owed at year-end 2003 under the $165 million replacement revolving credit facility. Shareholders' equity increased to $370.4 million from $315.5 million at year-end 2002. The increase in shareholders' equity resulted primarily from net earnings of $54.6 million offset by dividend payments of $12.4 million or $0.4925 per share. Total debt decreased to 4.5% of total capitalization at year-end 2003 compared to 22.4% at year-end 2002.

At November 30, 2003, CLARCOR had 25,309,127 shares of common stock outstanding at $1.00 par value, compared to 24,918,614 shares outstanding at the end of 2002.

OTHER MATTERS

MARKET RISK

The Company's market risk is primarily the potential loss arising from adverse changes in interest rates. However, based on the low level of debt obligations as of year-end 2003, interest rate risk is not expected to be significant to the Company in fiscal 2004. The Company's debt obligations are primarily at variable LIBOR-associated rates and fixed interest rates, and are denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements.

Market risk is estimated as the potential change in fair value of the Company's long-term debt obligations resulting from a hypothetical 1% increase in interest rates. A hypothetical 1% increase in interest rates on the Company's variable rate agreements would adversely affect fiscal 2004 net earnings and cash flows by approximately $0.1 million and reduce the fair value of fixed rate long-term debt, as measured at November 30, 2003, by approximately $0.1 million. Last year, a hypothetical 1% increase in interest rates would have adversely affected fiscal 2003's net earnings and cash flows by approximately $0.4 million and reduced the fair value of fixed rate long-term debt by approximately $0.1 million.

Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives for trading purposes during 2003, 2002 or 2001. The Company has used forward exchange contracts on a limited basis to manage foreign currency exchange risk related to certain transactions, primarily certain large purchases denominated in currencies other than U.S. dollars. As a result of continued foreign sales and business activities, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.

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

         Allowance for Losses on Accounts Receivable - Allowances for losses on customer accounts receivable balances are estimated based on economic conditions in the industries to which the Company sells and on historical experience by evaluating specific customer accounts for risk of loss, fluctuations in amounts owed and current payment trends. The Company's concentration of risk is also monitored and at year-end 2003, the largest outstanding customer account balance was $4.9 million. The allowances provided are estimates that may be impacted by economic and market conditions which could have an effect on future allowance requirements and results of operations.

         Pensions - The Company's pension obligations are determined using estimates including those related to discount rates, asset values and changes in compensation. Actual results and future obligations will vary based on changes in interest rates, stock and bond market valuations and employee compensation. For example, for the Company's pension plan for U.S. covered employees, a reduction in the expected return on plan assets to 8.25% from 8.5% would result in additional expense in fiscal 2004 of approximately $0.2 million, while a reduction in the discount rate to 6.00% from 6.75% would result in additional expense of approximately $0.9 million. Interest rates and pension plan valuations may vary significantly based on worldwide economic conditions and asset investment decisions.

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

         Goodwill and Indefinite-lived Intangible Assets - The Company periodically reviews goodwill and indefinite-lived intangible assets for impairment. These reviews of fair value involve judgment and estimates of discount rates, transaction multiples and future cash flows for the reporting units that may be impacted by market conditions and worldwide economic conditions.

RECENT RELEVANT ACCOUNTING PRONOUNCEMENTS

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The interpretation requires disclosure in periodic financial statements of certain guarantee arrangements. The implementation of this interpretation requires certain disclosures regarding guarantees of the indebtedness of others as provided in Note A to the Consolidated Financial Statements. The requirements of FIN 45 did not have a significant impact on the Company's results of operations or financial condition.

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 provides alternative methods of transition for a voluntary change to the fair

10   CLARCOR

                                                   [A WORLD OF OPPORTUNITY LOGO]

value-based method of accounting for stock-based employee compensation and amends certain requirements of SFAS 123. The transition provisions were effective for the Company in fiscal 2003 and the disclosure requirements were effective for the Company beginning with its second quarter 2003 consolidated financial statements. The Company currently plans to continue to apply the intrinsic value method to account for stock-based employee compensation. Diluted earnings per share would have been reduced by approximately $0.09 for fiscal 2003 based on the fair value calculation as described in Note A to the Consolidated Financial Statements.

OUTLOOK

The Company's objective to record compound annual growth rates in diluted earnings per share of 10% to 15% over a five to seven year period will require internally generated sales growth, improved profitability and additional acquisitions. Excluding acquisitions, the Company expects that sales and diluted earnings per share will continue to grow in 2004, making it the 12th consecutive year of earnings per share growth for the Company. The Company expects diluted earnings per share to be in the range of $2.25 to $2.35 in 2004. The Company has announced that the corporate headquarters will move to Nashville, TN in 2004. Costs for this move, which will largely be a one-time expense incurred primarily in 2004, are still being finalized and have not been reflected in the earnings per share estimate for 2004. These costs have been estimated to not exceed $0.07 per share.

Sales growth and increased operating profits are expected for the Engine/Mobile Filtration segment as product demand for aftermarket heavy-duty filtration products remains good. This growth is expected due to a continuation of new product introductions and from sales and marketing initiatives begun over the past two years.

Sales growth for the Industrial/Environmental segment is also expected due to specialty process liquid filters, while HVAC filtration sales are expected to be stable. The Company remains optimistic that there will be an upturn in demand for filtration systems sold into capital goods markets and that the Total Filtration Program will grow in 2004. The Total Filtration Program had a slow 2003 caused by lower sales of maintenance filters to automobile and automotive parts manufacturers. The Total Filtration Program's growth in the future will come from increasing sales to non-automotive customers and expansion of the fil-ter service business. The Total Filtration Program is also expected to benefit from the completion of the conversion in early 2004 of a group of 20 company-owned branches from selling primarily HVAC filtration products to selling the Company's entire range of liquid and air filter products. The operating margin for the Industrial/Environmental segment is expected to continue to improve towards the Company's goal of a 10% annual margin for the segment.

The Packaging segment's sales are expected to grow in 2004 as emphasis continues on increasing sales of flat sheet metal decorating and non-promotional metal and plastic packaging products. The Packaging segment is reviewing customer profitability and expects that certain customer relationships may be terminated or changed during 2004 where profitability is unacceptable and unlikely to improve.

Capital investments will continue to be made in each segment's facilities to improve productivity, expand technical centers, support the Total Filtration Program and produce new products. As a result of recent changes to the qualified pension plan and defined contribution plans for U.S. employees, the total cost of these plans is not expected to change significantly; however, the expense for pensions is expected to be reduced in future periods while costs for the defined contribution plan will increase. While the Company fully anticipates that sales and profits will improve as a result of sales initiatives and cost reduction efforts, the Company has developed contingency plans to reduce discretionary spending as necessary.

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

FORWARD-LOOKING STATEMENTS

Certain statements quoted in this Annual Report are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors including: the volume and timing of orders received during the year; the mix of changes in distribution channels through which the Company's products are sold; the success of the Company's Total Filtration Program; the timing and acceptance of new products and product enhancements by the Company or its competitors; changes in pricing, labor availability and related costs, product life cycles, raw material costs, insurance, pension and energy costs, and purchasing patterns of dis-tributors and customers; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; the effectiveness of plant conversions, plant expansions and productivity improvement programs; the management of both growth and acquisitions; the fluctuation in foreign and U.S. currency exchange rates; the fluctuation in interest rates, primarily LIBOR, which affect the cost of borrowing under its revolving credit facility; market disruptions caused by domestic or international conflicts; extraordinary events such as litigation, acquisitions or divestitures including related charges; and economic conditions generally or in various geographic areas. All of the foregoing matters are difficult to forecast. The future results of the Company may fluctuate as a result of these and the other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Due to the foregoing items, it is possible that, in the future, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of CLARCOR common stock could be materially adversely affected.

                                                                   CLARCOR    11