Form 10-K, Exhibit 13
period 2004-11-27
CLARCOR INC
filed 2005-02-10
CIK 20740

                                                                               .
                                                                               .
                                                                               .

                                                                EXHIBIT 13(A)(I)

11-YEAR FINANCIAL REVIEW

                                               2004       2003       2002       2001       2000       1999        1998       1997
                                             --------   --------   --------   --------   --------   ---------   --------   --------
PER SHARE
Equity.....................................  $  16.73   $  14.63   $  12.66   $  11.14   $   9.93   $    8.77   $   7.80   $   7.06
Diluted Earnings from Continuing
  Operations...............................      2.48       2.15       1.85       1.68       1.64        1.46       1.30       1.11
Diluted Net Earnings.......................      2.48       2.15       1.85       1.68       1.64        1.46       1.30       1.11
Dividends..................................    0.5025     0.4925     0.4825     0.4725     0.4625      0.4525     0.4425     0.4350
Price: High................................     52.59      45.93      34.00      27.59      21.44       21.38      24.63      20.79
  Low......................................     40.15      31.05      25.03      16.88      16.06       14.25      14.25      13.33
                                             --------   --------   --------   --------   --------   ---------   --------   --------
EARNINGS DATA $(000).......................
Net Sales..................................  $787,686   $741,358   $715,563   $666,964   $652,148   $ 477,869   $426,773   $394,264
Operating Profit...........................    98,177     87,062     77,775     75,810     75,987      56,077     51,663     44,424
Interest Expense...........................       446      1,767      6,073     10,270     11,534       3,733      2,336      2,759
Pretax Income..............................    99,060     86,059     71,450     65,734     63,487      55,615     51,347     44,192
Income Taxes...............................    34,717     31,371     24,773     23,804     23,201      20,137     19,262     17,164
Income from Continuing Operations..........    63,997     54,552     46,601     41,893     40,237      35,412     32,079     26,918
Net Earnings...............................    63,997     54,552     46,601     41,893     40,237      35,412     32,079     26,918
Basic Average Shares Outstanding...........    25,492     25,107     24,840     24,535     24,270      23,970     24,268     24,133
Diluted Average Shares Outstanding.........    25,753     25,373     25,172     24,892     24,506      24,314     24,649     24,344
                                             --------   --------   --------   --------   --------   ---------   --------   --------
EARNINGS ANALYSIS
Operating Margin...........................      12.5%      11.7%      10.9%      11.4%      11.7%       11.7%      12.1%      11.3%
Pretax Margin..............................      12.6%      11.6%      10.0%       9.9%       9.7%       11.6%      12.0%      11.2%
Effective Tax Rate.........................      35.0%      36.5%      34.7%      36.2%      36.5%       36.2%      37.5%      38.8%
Net Margin-Continuing Operations...........       8.1%       7.4%       6.5%       6.3%       6.2%        7.4%       7.5%       6.8%
Net Margin.................................       8.1%       7.4%       6.5%       6.3%       6.2%        7.4%       7.5%       6.8%
Return on Beginning Assets.................      11.9%      10.0%       8.8%       8.3%       8.5%       11.6%      11.4%      10.1%
Return on Beginning Shareholders' Equity...      17.3%      17.3%      17.0%      17.3%      19.1%       19.0%      18.7%      17.4%
Dividend Payout to Net Earnings............      20.1%      22.7%      25.7%      27.6%      27.9%       30.5%      33.4%      38.2%
                                             --------   --------   --------   --------   --------   ---------   --------   --------
BALANCE SHEET $(000).......................
Current Assets.............................  $303,990   $257,402   $259,746   $244,350   $230,479   $ 227,670   $168,173   $160,527
Plant Assets, Net..........................   142,242    129,572    132,892    137,316    140,121     126,026     86,389     82,905

                                               1996       1995       1994
                                             --------   --------   --------
PER SHARE
Equity.....................................  $   6.46   $   5.79   $   5.18
Diluted Earnings from Continuing
  Operations...............................      1.07       0.97       0.87
Diluted Net Earnings.......................      1.07       0.97       0.89
Dividends..................................    0.4283     0.4217     0.4150
Price: High................................     16.75      18.00      14.92
  Low......................................     12.42      12.08      10.58
                                             --------   --------   --------
EARNINGS DATA $(000).......................
Net Sales..................................  $372,382   $330,110   $300,450
Operating Profit...........................    42,596     38,728     33,188
Interest Expense...........................     3,822      3,418      3,298
Pretax Income..............................    41,405     36,631     31,886
Income Taxes...............................    15,315     13,060     12,057
Income from Continuing Operations..........    25,945     23,500     20,786
Net Earnings...............................    25,945     23,500     21,416
Basic Average Shares Outstanding...........    23,908     23,850     23,804
Diluted Average Shares Outstanding.........    24,217     24,205     24,030
                                             --------   --------   --------
EARNINGS ANALYSIS
Operating Margin...........................      11.4%      11.7%      11.0%
Pretax Margin..............................      11.1%      11.1%      10.6%
Effective Tax Rate.........................      37.0%      35.7%      37.8%
Net Margin-Continuing Operations...........       7.0%       7.1%       6.9%
Net Margin.................................       7.0%       7.1%       7.1%
Return on Beginning Assets.................      10.6%      11.4%      11.2%
Return on Beginning Shareholders' Equity...      18.8%      19.1%      19.4%
Dividend Payout to Net Earnings............      36.7%      39.7%      43.0%
                                             --------   --------   --------
BALANCE SHEET $(000).......................
Current Assets.............................  $140,726   $133,286   $109,992
Plant Assets, Net..........................    84,525     73,047     58,787

                                               2004       2003       2002       2001       2000       1999        1998       1997
                                             --------   --------   --------   --------   --------   ---------   --------   --------
Total Assets...............................   627,797    538,237    546,119    530,617    501,930     472,991    305,766    282,519
Current Liabilities........................   126,272    111,373    174,255     94,931     97,826      97,475     61,183     54,237
Long-Term Debt.............................    24,130     16,913     22,648    135,203    141,486     145,981     36,419     37,656
Shareholders' Equity.......................   428,462    370,392    315,461    274,261    242,093     210,718    186,807    171,162
                                             --------   --------   --------   --------   --------   ---------   --------   --------
BALANCE SHEET ANALYSIS $(000)..............
Debt to Capitalization(A)..................       5.4%       4.5%      22.4%      33.9%      37.8%       41.8%      16.5%      18.5%
Working Capital............................  $177,718   $146,029   $ 85,491   $149,419   $132,653   $ 130,195   $106,990   $106,290
Current Ratio..............................       2.4        2.3        1.5        2.6        2.4         2.3        2.7        3.0
                                             --------   --------   --------   --------   --------   ---------   --------   --------
CASH FLOW DATA $(000)......................
From Operations............................  $ 74,406   $ 87,896   $ 85,019   $ 63,290   $ 54,130   $  38,642   $ 42,267   $ 41,632
For Investment.............................   (62,209)   (12,986)   (18,978)   (51,353)   (42,125)   (160,658)   (19,290)    (8,193)
From/(For) Financing.......................     1,063    (80,669)   (59,774)   (15,326)   (15,862)    103,501    (19,943)   (21,850)
Change in Cash & Equivalents...............    14,172     (5,399)     6,329     (3,446)    (3,881)    (18,576)     2,997     11,497
Capital Expenditures.......................    22,352     13,042     12,204     18,204     29,005      21,822     15,825     11,349
Depreciation & Amortization................    19,151     18,985     19,760     21,850     21,079      15,372     12,380     11,600
Dividends Paid.............................    12,834     12,406     11,975     11,575     11,207      10,814     10,717     10,290
Net Interest Expense.......................        61      1,532      5,612      9,616     10,836       2,282      1,053      1,739
Income Taxes Paid..........................    25,633     22,607     17,678     26,858     16,458      22,234     16,199     15,112
                                             --------   --------   --------   --------   --------   ---------   --------   --------

                                               1996       1995       1994
                                             --------   --------   --------
Total Assets...............................   267,019    245,697    206,928
Current Liabilities........................    51,297     49,841     43,926
Long-Term Debt.............................    43,449     41,860     25,090
Shareholders' Equity.......................   154,681    138,144    122,801
                                             --------   --------   --------
BALANCE SHEET ANALYSIS $(000)..............
Debt to Capitalization(A)..................      24.8%      26.4%      21.0%
Working Capital............................  $ 89,429   $ 83,445   $ 66,066
Current Ratio..............................       2.7        2.7        2.5
                                             --------   --------   --------
CASH FLOW DATA $(000)......................
From Operations............................  $ 26,675   $ 21,092   $ 25,670
For Investment.............................   (18,934)   (29,044)    (1,159)
From/(For) Financing.......................    (8,774)     7,226    (18,656)
Change in Cash & Equivalents...............      (964)      (684)     5,912
Capital Expenditures.......................    22,230     14,471     12,119
Depreciation & Amortization................    10,704      9,145      8,166
Dividends Paid.............................     9,512      9,330      9,201
Net Interest Expense.......................     2,991      2,560      2,750
Income Taxes Paid..........................    11,230     11,939     10,194
                                             --------   --------   --------

---------------

(A) Total Debt (current and long-term) divided by Total Debt plus Shareholders' Equity.