Form 10-K, Exhibit 13
period 2004-11-27
CLARCOR INC
filed 2005-02-10
CIK 20740

                                                               EXHIBIT 13(A)(II)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

     Fiscal 2004 was the 12th consecutive year of both sales and earnings growth for CLARCOR. Fiscal 2004 sales, operating profit and net earnings increased from fiscal 2003 by 6.2%, 12.8% and 17.3%, respectively. There were several key drivers for the increases in sales and operating profit, including: (1) increased sales of heavy-duty engine filtration products for the aftermarket and diesel locomotives, (2) increased sales of specialty filtration products used primarily in oil and gas drilling, aviation and fluid power, and (3) increased capacity utilization and production efficiencies. Fiscal 2004 sales levels increased approximately $10 million due to acquisitions made during the year. Cash flow from operating activities totaled $74.4 million of which $22.4 million was invested in plant asset additions and $41.9 million was used for acquisitions. Net earnings per diluted share totaled $2.48 in fiscal 2004 compared to $2.15 in 2003.

     The following are several significant items that occurred during the periods presented:

     (1) During fiscal 2004, the Company relocated its corporate headquarters to Franklin, Tennessee. The costs related to the relocation were $2.2 million pretax and reduced diluted earnings per share by $0.05.

     (2) Tax benefits related to the reversal of a foreign tax credit valuation allowance as a result of the American Jobs Creation Act of 2004 increased net earnings by $1.2 million and $0.05 per diluted share in the fourth quarter of 2004.

     (3) In the fourth quarter of 2002 upon the completion of specific tax reviews, the Company recorded a research and experiment tax credit that increased 2002 net earnings by $1.0 million and diluted earnings per share by $0.04.

     The results of operations and financial position discussed in this Financial Review reflect acquisitions the Company made in fiscal 2004 and 2002. These acquisitions were not material to sales or results of operations for the periods presented and are described in Note B to the Consolidated Financial Statements.

     The information presented in this financial review should be read in conjunction with other financial information provided throughout this 2004 Annual Report. The following discussion of operating results focuses on the Company's three reportable business segments: Engine/Mobile Filtration, Industrial/Environmental Filtration and Packaging.

OPERATING RESULTS

Sales

     Net sales in fiscal 2004 were $787.7 million, a 6.2% increase from $741.4 million in fiscal 2003. The 2004 sales increase was the 18th consecutive year of sales growth for the Company. Included in the sales growth of $46.3 million for 2004 was approximately $10 million related to acquisitions that were completed during 2004. Approximately $3.6 million in additional sales resulted from favorable currency translation rates in 2004.

     Comparative net sales information related to CLARCOR's operating segments is shown in the following tables.

                                                                           2004 VS. 2003
                                                                               CHANGE
                                                                           --------------
NET SALES                                                2004    % TOTAL     $        %
---------                                               ------   -------   ------   -----
Engine/Mobile Filtration..............................  $320.1     40.6%   $32.3    11.2%
Industrial/Environmental Filtration...................   396.6     50.4%    10.3     2.7%
Packaging.............................................    71.0      9.0%     3.7     5.5%
                                                        ------    -----    -----    ----
  Total...............................................  $787.7    100.0%   $46.3     6.2%
                                                        ======    =====    =====    ====

                                                                          2003 VS. 2002
                                                                             CHANGE
                                                                         ---------------
NET SALES                                              2003    % TOTAL      $        %
---------                                             ------   -------   --------   ----
Engine/Mobile Filtration............................  $287.8     38.8%    $24.3      9.2%
Industrial/Environmental Filtration.................   386.3     52.1%      2.7      0.7%
Packaging...........................................    67.3      9.1%     (1.2)    -1.7%
                                                      ------    -----     -----     ----
  Total.............................................  $741.4    100.0%    $25.8      3.6%
                                                      ======    =====     =====     ====

     The Engine/Mobile Filtration segment's sales increased 11.2% in 2004 from 2003. The growth of $32.3 million included approximately $5 million from a small acquisition in the U.K. at the beginning of the second quarter of 2004. The remainder of the sales growth in 2004 resulted primarily from increased domestic and international heavy-duty filter sales to traditional aftermarket distribution and also due to increased sales to OEM's and OEM dealer organizations. Railroad filtration sales increased in part due to increased North American railway usage. The segment's international sales grew in 2004 primarily through its operations in China and Europe and additional growth is expected in 2005. Price increases improved the segment's sales by approximately two percentage points and changes in currency translation rates favorably impacted sales by one-half percentage point in 2004. The segment's sales increased 9.2% in 2003 from 2002. The 2003 sales increase included approximately one percentage point due to price increases and one and one-half percentage points due to changes in currency translation rates. The additional sales growth in 2003 resulted primarily from increased domestic and international aftermarket distribution, increased sales to OEM dealer organizations and approximately $9 million due to an acquisition completed at mid-year 2002.

     The Company's Industrial/Environmental Filtration segment recorded a 2.7% increase in sales in 2004 over 2003. Sales included approximately $5 million due to the fourth quarter 2004 acquisition of Purolator EFP. Sales of specialty filters sold to industrial markets used in applications for oil and gas drilling, aviation and fluid power were very strong during fiscal 2004 and more than offset a decrease in sales of HVAC filters for industrial and commercial markets and for use in automotive manufacturing facilities. The segment's operations in Europe that sell primarily aviation and specialty filtration products grew in 2004 and additional growth is expected in 2005. Price increases and changes in currency translation rates favorably impacted the segment's sales by less than one percentage point in 2004. The segment's sales increase of 0.7% in 2003 compared to 2002 reflected strong sales of specialty filters and increased sales of private label HVAC filters sold through retail mass merchants. Changes in currency translation rates favorably impacted sales by approximately one percentage point in 2003. Offsetting these sales increases in 2003 were continued low sales of filtration equipment, mainly dust collectors and electrostatic precipitators, and sales of HVAC filters used in automotive manufacturing plants.

     The Packaging segment's sales were $71.0 million in 2004, a 5.5% increase from 2003. Sales in 2004 increased approximately one percentage point due to price increases to customers primarily as a result of increased metal costs. The remaining sales increase was due primarily to higher flat sheet metal decorating and tooling charges billed to customers that more than offset lower sales of plastic packaging and metal container sales. The segment recorded a decrease in sales of 1.7% in 2003 due primarily to reduced sales of plastic packaging products that more than offset an increase in flat sheet metal decorating and metal packaging sales in 2003.

Operating Profit

     Operating profit of $98.2 million in 2004 reflects increased sales levels for each segment and continued improvements in capacity utilization and production efficiencies. Cost increases for raw materials persisted, especially during the second half of the year, and were primarily offset by price increases to customers. Additional cost increases in 2004 for employee health care and energy reduced operating profit for each of the segments. In fiscal 2004, the Company's operating profit was reduced by $2.2 million related to its headquarters relocation to Tennessee and $1.8 million for external consulting services related to compliance with Sarbanes-Oxley Section 404. Operating profit of $87.1 million in 2003 was 11.9% higher than in 2002, primarily as a result of increased sales levels and improved capacity utilization and cost reduction programs.

The 2003 operating profit was also increased by $0.5 million as a result of changing to the first-in, first-out (FIFO) method of inventory costing for certain inventory.

     Operating margin improved to 12.5% in 2004 from 11.7% in 2003 and 10.9% in 2002. Each of the segments reported improved operating margins for the periods presented primarily as a result of increasing sales which improved manufacturing leverage and cost reduction efforts. Foreign currency fluctuations did not have a material impact on consolidated operating profit in 2004, 2003 or 2002.

     Comparative operating profit information related to the Company's business segments is as follows.

                                                                           2004 VS. 2003
                                                                               CHANGE
                                                                           --------------
OPERATING PROFIT                                         2004    % TOTAL     $        %
----------------                                         -----   -------   ------   -----
Engine/Mobile Filtration...............................  $66.5     67.8%   $ 8.2    14.2%
Industrial/Environmental Filtration....................   28.7     29.2%     4.5    18.6%
Packaging..............................................    5.2      5.2%     0.6    12.2%
Relocation Costs.......................................   (2.2)    -2.2%    (2.2)     --
                                                         -----    -----    -----    ----
          Total........................................  $98.2    100.0%   $11.1    12.8%
                                                         =====    =====    =====    ====

                                                                            2003 VS. 2002
                                                                               CHANGE
                                                                            -------------
OPERATING PROFIT                                          2003    % TOTAL     $       %
----------------                                          -----   -------   -----   -----
Engine/Mobile Filtration................................  $58.3     67.0%   $5.5    10.5%
Industrial/Environmental Filtration.....................   24.2     27.8%    3.5    16.9%
Packaging...............................................    4.6      5.2%    0.3     6.2%
                                                          -----    -----    ----    ----
          Total.........................................  $87.1    100.0%   $9.3    11.9%
                                                          =====    =====    ====    ====

OPERATING MARGIN AS A PERCENT OF NET SALES                    2004   2003   2002
------------------------------------------                    ----   ----   ----
Engine/Mobile Filtration....................................  20.8%  20.3%  20.0%
Industrial/Environmental Filtration.........................   7.2%   6.3%   5.4%
Packaging...................................................   7.3%   6.8%   6.3%
                                                              ----   ----   ----
  Total.....................................................  12.5%  11.7%  10.9%
                                                              ====   ====   ====

     Operating profit for the Engine/Mobile Filtration segment increased 14.2% to $66.5 million from $58.3 million in fiscal 2003. Operating margin improved to 20.8% in 2004 primarily as a result of increased sales and capacity utilization. The segment incurred substantially higher costs for raw materials in 2004, specifically for metal products and filter media. These cost increases were principally offset by price increases to customers and cost reduction efforts. The segment's 2004 operating profit was impacted by a manufacturing facility in the U.K. that performed significantly below expectations in the second half of 2004, primarily as a result of the integration of a small acquisition. Operating profit in 2003 increased 10.5% from 2002 as a result of increased sales levels and cost reduction programs that included material and labor cost reductions. Partially offsetting these profit improvements in 2003 were increased costs for health care, insurance, incentive programs and pensions. Operating margin as a percent of sales in fiscal 2003 increased to 20.3% from 20.0% in 2002.

     The Industrial/Environmental Filtration segment reported an increase of 18.6% in operating profit, or $4.5 million, in 2004 compared to 2003. The increase was primarily due to the sale of higher margin specialty filtration products and improved profitability from cost reduction and capacity utilization initiatives. Over the past several years, the segment has been actively integrating newly acquired businesses (primarily acquired from 1999 through 2002) and making organizational changes within several of its businesses that have reduced overhead and administrative costs. The fourth quarter 2004 acquisition also improved operating profit approximately $0.5 million. Higher raw material costs in 2004, primarily for metal products and filter media, were substantially offset by increased prices to customers. The segment's 2003 operating profit improved 16.9% over fiscal 2002 primarily as a result of significantly improved capacity utilization at several manufacturing plants, increased sales of industrial products for aviation and oil and gas drilling applications, and ongoing discretionary cost reduction programs. As a result of these efforts, the segment's operating margin improved to 7.2% in 2004 from 6.3% in 2003 and 5.4% in 2002.

     The Packaging segment's 2004 operating profit improved to $5.2 million from $4.6 million in 2003. The increase resulted from increased utilization of manufacturing capacity related to flat sheet metal decorating and improved operating efficiencies. The segment's raw material costs increased during the second half of 2004 and as a result, customer pricing was increased to substantially offset the additional costs. Operating profit of $4.6 million in 2003 was nearly the same level as recorded in fiscal 2002 on slightly lower sales. Although higher capacity utilization of the segment's metal packaging facilities and cost reduction programs improved the 2003 operating profit, these improvements were offset by lower sales of plastic packaging. Included in 2003 operating profit is approximately $0.4 million related to a change to FIFO inventory costing as described in Note C to the Consolidated Financial Statements.

Other Income(Expense)

     Net other income totaled $0.9 million in 2004, and net other expense totaled $1.0 million in 2003 and $6.3 million in 2002. Interest expense of $0.4 million in 2004 was lower than the 2003 amount of $1.8 million and $6.1 million in 2002, due to reduced overall borrowings. Currency gains of $0.5 million in 2004 and $1.0 million in 2003 and currency losses of $0.2 million in 2002 resulted primarily from fluctuations of the Euro against the U.S. dollar. In 2004 a gain of $0.7 million resulted from the first quarter 2004 sale of a building.

Provision for Income Taxes

     The provision for income taxes in 2004 resulted in an effective tax rate of 35.0% compared to 36.5% in 2003 and 34.7% in 2002. The 2004 provision included a $1.2 million reduction of tax expense related to the reversal of a foreign tax credit valuation allowance due to the recently enacted American Jobs Creation Act of 2004 which extended the period for utilizing tax credits from five years to ten years. This reduced the effective rate in 2004 by 1.2 percentage points. The 2002 provision included approximately $1.0 million related to a research and experiment tax credit recorded in the fourth quarter of 2002 that reduced the effective rate by 1.4 percentage points. The effective tax rate in 2005 is expected to be approximately 36.5%.

Net Earnings and Earnings Per Share

     Net earnings of $64.0 million, or diluted earnings per share of $2.48, were at record levels in 2004. Net earnings were $54.6 million in 2003 or diluted earnings per share of $2.15, compared to $46.6 million or diluted earnings per share of $1.85 in 2002. As described in Note A to the Consolidated Financial Statements, diluted earnings per share would have been $2.33, $2.06 and $1.79 for 2004, 2003 and 2002, respectively, had compensation expense for stock options been recorded in accordance with SFAS No. 123. Diluted average shares outstanding for fiscal 2004 were 25,753,369 compared to 25,372,806 for 2003, an increase of 1.4%. Diluted average shares outstanding for fiscal 2002 were 25,171,931. The increase in diluted average shares outstanding was primarily due to additional stock option grants.

FINANCIAL CONDITION

Corporate Liquidity

     Cash and short-term cash investments increased to $22.5 million at year-end 2004 from $8.3 million at year-end 2003. As reflected in the Consolidated Statements of Cash Flows, cash provided by operating activities totaled $74.4 million in 2004 compared to $87.9 million in 2003 and $85.0 million in 2002. The reduction in cash provided by operating activities in 2004 from the 2003 and 2002 levels resulted primarily from increased investment in working capital as a result of higher operating activities in 2004. In the fourth quarters of 2004, 2003 and 2002, voluntary contributions of $6.5 million, $3.0 million and $5.0 million, respectively, were made to the Company's defined benefit pension trust for covered U.S. employees. Under the current assumptions for pension plan asset returns, interest rates and benefit costs, annual contributions are not expected to be required until after fiscal 2011 for the qualified U.S. defined benefit plan although additional voluntary contributions may be made in future years.

     The Company used cash of $62.2 million for investing activities in 2004, $13.0 million in 2003 and $19.0 million in 2002. The Company made two acquisitions in 2004 for a total investment of $41.9 million. The Company made no acquisitions in fiscal 2003 and cash used for acquisitions in 2002 totaled $10.7 million, offset partially by a $4.0 million settlement payment received from the sellers of an acquisition completed in 2001. Additions to plant assets totaled $22.4 million in 2004 and were primarily for new products, facility additions and improvements and cost reduction programs. Plant asset additions totaled $13.0 million in 2003 and $12.2 million in 2002.

     Net cash from financing activities totaled $1.1 million in 2004 and cash used for financing activities totaled $80.7 million and $59.8 million in 2003 and 2002, respectively. In 2004, proceeds from a revolving credit agreement were used primarily for a fourth quarter acquisition whereas in 2003 and 2002, net payments were made on revolving credit agreements. Dividend payments totaled $12.8 million, $12.4 million and $12.0 million in 2004, 2003 and 2002, respectively. The Company expects to continue making quarterly dividend payments to shareholders.

     CLARCOR's current operations continue to generate cash and sufficient lines of credit remain available to fund current operating needs, pay dividends, provide for additions and the replacement of necessary plant facilities, and to service and repay long-term debt. A $165 million credit facility with a group of financial institutions will expire in April 2008. As of year-end 2004, the outstanding borrowings against the facility totaled $7.5 million and under a related $40 million letter of credit line subline, $8.5 million had been issued for letters of credit for industrial revenue bonds. The Company's other long-term debt totaled $17.1 million at year-end 2004 and consists principally of industrial revenue bonds. Required principal payments on long-term debt will be approximately $0.4 million in 2004 based on scheduled payments in current debt agreements. In addition, the Company expects to repay the $7.5 million outstanding on its revolving credit facility in 2005. The Company is in compliance with all covenants related to its borrowings, as described in Note G to the Consolidated Financial Statements.

     The Company expects to continue to use future additional cash flow for dividends, capital expenditures and acquisitions. Capital expenditures for normal facility maintenance and improvements, expansion of manufacturing and technical facilities, productivity improvements and new products are expected to total $25 to $30 million in 2005. The Company's off-balance sheet arrangements relate to various operating leases as discussed in Note H to the Consolidated Financial Statements. The Company had no derivative, swap, hedge, variable interest entity agreements or special purpose entity agreements at fiscal year-end 2004 or 2003. The Company has no material long-term purchase commitments.

     The following table summarizes the Company's fixed cash obligations as of November 30, 2004 over various future years:

                                                          YEAR   YEAR    YEAR    THERE-
                                                           1     2 & 3   4 & 5   AFTER
                                                          ----   -----   -----   ------
Long-Term Debt..........................................  $0.4   $ 0.2   $ --    $16.5
Credit Facility.........................................    --      --    7.5       --
Operating Leases........................................   9.2    11.5    7.1      7.3

     While changes in customer demand for our products will affect operating cash flow, the Company is not aware of any known trends, demands or reasonably likely events that would materially affect cash flow from operations in the future. It is likely that additional investments in working capital may be required to support increased operations in fiscal 2005. Business acquisitions or dispositions may also occur in the future that may affect operating cash flows and may require changes in the Company's debt and capitalization.

Capital Resources

     The Company's financial position at November 30, 2004, continued to be sufficiently liquid to support current operations and reflects cash flow from operations that was used for acquisitions and plant asset additions during fiscal 2004. Total assets increased to $627.8 million at the end of fiscal 2004, a 16.6% increase from the year-end 2003 level of $538.2 million. Total current assets increased to $304.0 million from $257.4 million at year-end 2003, primarily due to increased accounts receivables and inventories as a result of sales growth, raw material cost increases and acquisitions. Total current liabilities at year-end 2004 increased to $126.3 million from $111.4 million at year-end 2003, primarily as a result of increased payables to vendors. The current ratio was 2.4 at year-end 2004 compared to 2.3 at year-end 2003.

     Long-term debt of $24.1 million at year-end 2004 relates primarily to various industrial revenue bonds and $7.5 million for an outstanding amount owed under a revolving credit facility. Shareholders' equity increased to $428.5 million from $370.4 million at year-end 2003. The increase in shareholders' equity resulted primarily from net earnings of $64.0 million offset by dividend payments of $12.8 million or $0.5025 per share. Total debt increased to 5.4% of total capitalization at year-end 2004 compared to 4.5% at year-end 2003.

     At November 30, 2004, CLARCOR had 25,611,527 shares of common stock outstanding at $1.00 par value, compared to 25,309,127 shares outstanding at the end of 2003.

OTHER MATTERS

Market Risk

     The Company's market risk is primarily related to the potential loss arising from adverse changes in interest rates and foreign currency fluctuations. However, based on the low level of debt obligations as of year-end 2004, interest rate risk is not expected to be significant to the Company in fiscal 2005 and as a result, a 1% change in rates would not have a material impact on the Company's net earnings or cash flows in fiscal 2005. The Company's debt obligations are primarily at variable LIBOR-associated rates and are denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements.

     Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives during 2004, 2003 or 2002. As a result of continued foreign sales and business activities, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.

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

     Goodwill and Indefinite-lived Intangible Assets -- The Company periodically reviews goodwill and indefinite-lived intangible assets for impairment. These reviews of fair value involve judgment and estimates of discount rates, transaction multiples and future cash flows for the reporting units that may be impacted by future sales and operating results for the reporting units, market conditions and worldwide economic conditions.

     Allowance for Losses on Accounts Receivable -- Allowances for losses on customer accounts receivable balances are estimated based on economic conditions in the industries to which the Company sells and on historical experience by evaluating specific customer accounts for risk of loss, fluctuations in amounts owed and current payment trends. The Company's concentration of risk is also monitored and at year-end 2004, the largest outstanding customer account balance was $6.2 million. The allowances provided are estimates that may be impacted by economic and market conditions which could have an effect on future allowance requirements and results of operations.

     Pensions -- The Company's pension obligations are determined using estimates including those related to discount rates, asset values and changes in compensation. Actual results and future obligations will vary based on changes in interest rates, stock and bond market valuations and employee compensation. In 2005, a reduction in the expected return on plan assets to 8.00% from 8.25% will result in additional expense in fiscal 2005 of approximately $0.2 million, while a reduction in the discount rate to 5.5% from 6.0% will result in additional expense of approximately $0.6 million for the Company's qualified defined benefit pension plan for U.S. covered employees. Interest rates and pension plan valuations may vary significantly based on worldwide economic conditions and asset investment decisions.

     Income Taxes -- The Company is required to estimate and record income taxes payable for each of the U.S. and international jurisdictions in which the Company operates. This process involves estimating actual current tax expense and assessing temporary differences resulting from differing accounting treatment between tax and book which result in deferred tax assets and liabilities. In addition, accruals are also estimated for federal, state and international tax matters that are subject to judgment. Taxes payable and the related deferred tax differences may be impacted by changes to tax codes, changes in tax rates and changes in taxable profits and losses.

Recent Relevant Accounting Pronouncements

     On December 23, 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 132R, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement requires additional disclosures to be made by employers regarding pensions and other postretirement benefit plans, but does not change the measurement or recognition of those plans. The Company adopted the interim period disclosure provisions of this Statement in fiscal 2004 and Note I to the Consolidated Financial Statements includes the required disclosures.

     On May 19, 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," (the Act). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. The Act did not have a material effect on the measurement of the Company's postretirement obligations. FSP No. 106-2 was effective for the Company's fourth quarter 2004.

     Subsequent to the Company's 2004 fiscal year end, the FASB issued SFAS No. 123R, "Share-Based Payment," which requires companies to expense the value of employee stock options and similar awards. SFAS No. 123R is effective for the Company's fourth quarter 2005. Management has not determined the impact of adopting SFAS No. 123R.

     On December 21, 2004, subsequent to the Company's 2004 fiscal year end, the FASB issued two FSPs regarding the accounting implications of the American Jobs Creation Act of 2004. FSP No. 109-1, "Application of FASB Statement No. 109 'Accounting for Income Taxes' to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" is not expected to have an effect on the Company's effective tax rate until fiscal 2006. FSP No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" is effective for fiscal year 2004 and is discussed in Note J to the Consolidated Financial Statements.

Outlook

     The Company expects that sales and diluted earnings per share will continue to grow in 2005, making it the 13th consecutive year of both sales and earnings per share growth. The Company expects diluted earnings per share to be in the range of $2.63 to $2.73 in 2005, excluding the effect that will result in the fourth quarter of 2005 from the implementation of SFAS No. 123R. The Company expects that continued cost increases will be incurred for raw materials and employee health insurance and that customer pricing will continue to be increased to recover cost increases. International growth is expected to continue and although currency movements do not usually have a significant impact on sales or operating profit, the Company expects that favorable currency changes would add to what is expected to be another strong year internationally.

     Continued sales growth and increased operating profits are expected for the Engine/Mobile Filtration segment as product demand for aftermarket heavy-duty filtration products remains good due in part to high levels of freight transport and railway usage. Growth is also expected due to new product introductions and from sales and marketing initiatives, including growth in sales to OEM dealers.

     Sales growth for the Industrial/Environmental segment is also expected primarily due to specialty process liquid filters. The Company also remains optimistic that there will be an upturn in demand for filtration systems sold into capital good markets and for HVAC filtration products and that the Total Filtration Program will grow in 2004. Ongoing price competition related to HVAC filtration products reduced sales in 2004 and may impact sales levels in 2005. The Total Filtration Program had a slow 2003 and 2004 caused by lower sales of maintenance filters to automobile and automotive parts manufacturers. The Total Filtration Program's growth in the future will come from increasing sales to non-automotive customers and expansion of the filter maintenance business. The Total Filtration Program is also expected to benefit from the conversion of the company-owned branches from selling primarily HVAC filtration products to selling the Company's entire range of liquid and air filter products. The operating margin for the Industrial/Environmental segment is expected to continue to improve towards the Company's goal of a 10% annual margin for the segment.

     The Packaging segment's sales are expected to grow in 2005 as emphasis continues on increasing sales of flat sheet metal decorating and non-promotional metal and plastic packaging products. Customer pricing will continue to be increased to offset higher costs of raw materials, particularly for metal.

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

     The Company continues to assess acquisition opportunities, primarily in related filtration businesses. It is expected that these acquisitions would expand the Company's market base, distribution coverage or product offerings. The Company uses financial models and other criteria to review acquisition opportunities and the Company believes that it has sufficient borrowing capacity to continue this acquisition program.

FORWARD-LOOKING STATEMENTS

     Certain statements quoted in this Annual Report are forward-looking. These statements involve risk and uncertainty. Actual future results and trends may differ materially depending on a variety of factors including: the volume and timing of orders received during the year; the mix of changes in distribution channels through which the Company's products are sold; the success of the Company's Total Filtration Program; the timing and acceptance of new products and product enhancements by the Company or its competitors; changes in pricing, labor availability and related costs, product life cycles and purchasing patterns of distributors and customers; changes in costs of raw materials, insurance, pensions and energy; competitive conditions in the industry; business cycles affecting the markets in which the Company's products are sold; the success of sales and marketing programs; the effectiveness of plant conversions, plant expansions and productivity improvement programs; the management of both growth and acquisitions; the cost of compliance with regulatory requirements such as Sarbanes-Oxley Section 404; the effect of changes in accounting rules; the fluctuation in foreign and U.S. currency exchange rates; market disruptions caused by domestic or international conflicts;

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