Form 10-K, Exhibit 13
period 2005-12-03
CLARCOR INC
filed 2006-02-09
CIK 20740

Exhibit 13(a)(i)
11-YEAR FINANCIAL REVIEW
Restated to reflect a two-for-one stock split effective April 29, 2005

	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995

PER SHARE
Equity	$9.36	$8.36	$7.32	$6.33	$5.57	$4.96	$4.39	$3.90	$3.53	$3.23	$2.90
Diluted Net Earnings	1.46	1.24	1.08	0.93	0.84	0.82	0.73	0.65	0.55	0.54	0.49
Dividends	0.2588	0.2513	0.2463	0.2413	0.2363	0.2313	0.2263	0.2213	0.2175	0.2142	0.2108
Price: High	31.98	26.30	22.97	17.00	13.80	10.72	10.69	12.31	10.40	8.38	9.00
Low	24.60	20.08	15.53	12.52	8.44	8.03	7.13	7.13	6.67	6.21	6.04

EARNINGS DATA ($000)
Net Sales	$873,974	$787,686	$741,358	$715,563	$666,964	$652,148	$477,869	$426,773	$394,264	$372,382	$330,110
Operating Profit	118,492	98,177	87,062	77,775	75,810	75,987	56,077	51,663	44,424	42,596	38,728
Interest Expense	636	446	1,767	6,073	10,270	11,534	3,733	2,336	2,759	3,822	3,418
Pretax Income	117,922	99,060	86,059	71,450	65,734	63,487	55,615	51,347	44,192	41,405	36,631
Income Taxes	40,968	34,717	31,371	24,773	23,804	23,201	20,137	19,262	17,164	15,315	13,060
Net Earnings	76,393	63,997	54,552	46,601	41,893	40,237	35,412	32,079	26,918	25,945	23,500
Diluted Average Shares Outstanding	52,216	51,507	50,746	50,344	49,784	49,012	48,628	49,297	48,688	48,434	48,410

EARNINGS ANALYSIS
Operating Margin	13.6%	12.5%	11.7%	10.9%	11.4%	11.7%	11.7%	12.1%	11.3%	11.4%	11.7%
Pretax Margin	13.5%	12.6%	11.6%	10.0%	9.9%	9.7%	11.6%	12.0%	11.2%	11.1%	11.1%
Effective Tax Rate	34.7%	35.0%	36.5%	34.7%	36.2%	36.5%	36.2%	37.5%	38.8%	37.0%	35.7%
Net Margin	8.7%	8.1%	7.4%	6.5%	6.3%	6.2%	7.4%	7.5%	6.8%	7.0%	7.1%
Return on Beginning Assets	12.2%	11.9%	10.0%	8.8%	8.3%	8.5%	11.6%	11.4%	10.1%	10.6%	11.4%
Return on Beginning Shareholders’ Equity	17.8%	17.3%	17.3%	17.0%	17.3%	19.1%	19.0%	18.7%	17.4%	18.8%	19.1%
Dividend Payout to Net Earnings	17.5%	20.1%	22.7%	25.7%	27.6%	27.9%	30.5%	33.4%	38.2%	36.7%	39.7%

BALANCE SHEET ($000)
Current Assets	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670	$168,173	$160,527	$140,726	$133,286
Plant Assets, Net	149,505	142,242	129,572	132,892	137,316	140,121	126,026	86,389	82,905	84,525	73,047
Total Assets	675,272	627,797	538,237	546,119	530,617	501,930	472,991	305,766	282,519	267,019	245,697
Current Liabilities	121,470	126,272	111,373	174,255	94,931	97,826	97,475	61,183	54,237	51,297	49,841
Long-Term Debt	16,009	24,130	16,913	22,648	135,203	141,486	145,981	36,419	37,656	43,449	41,860
Shareholders’ Equity	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807	171,162	154,681	138,144

BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization(A)	3.3%	5.4%	4.5%	22.4%	33.9%	37.8%	41.8%	16.5%	18.5%	24.8%	26.4%
Working Capital	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653	$130,195	$106,990	$106,290	$89,429	$83,445
Current Ratio	2.7	2.4	2.3	1.5	2.6	2.4	2.3	2.7	3.0	2.7	2.7

	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995

CASH FLOW DATA ($000)
From Operations	$89,346	$71,806	$85,396	$85,019	$63,290	$54,130	$38,642	$42,267	$41,632	$26,675	$21,092
For Investment	(51,512)	(62,209)	(12,986)	(18,978)	(51,353)	(42,125)	(160,658)	(19,290)	(8,193)	(18,934)	(29,044)
From/(For) Financing	(35,699)	1,063	(80,669)	(59,774)	(15,326)	(15,862)	103,501	(19,943)	(21,850)	(8,774)	7,226
Change in Cash & Equivalents	1,082	11,572	(7,899)	6,329	(3,446)	(3,881)	(18,576)	2,997	11,497	(964)	(684)
Capital Expenditures	24,032	22,352	13,042	12,204	18,204	29,005	21,822	15,825	11,349	22,230	14,471
Depreciation & Amortization	21,087	19,151	18,985	19,760	21,850	21,079	15,372	12,380	11,600	10,704	9,145
Dividends Paid	13,385	12,834	12,406	11,975	11,575	11,207	10,814	10,717	10,290	9,512	9,330
Net Interest Expense (Income)	(292)	61	1,532	5,612	9,616	10,836	2,282	1,053	1,739	2,991	2,560
Income Taxes Paid	29,483	25,633	22,607	17,678	26,858	16,458	22,234	16,199	15,112	11,230	11,939

(A)	Total Debt (current and long-term) divided by Total Debt plus Shareholders’ Equity.