Form 10-K, Exhibit 13
period 2005-12-03
CLARCOR INC
filed 2006-02-09
CIK 20740

Exhibit 13(a)(ii)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
(Dollars in millions except per share data)
Executive Summary
      Fiscal 2005 was the 13th consecutive year of both sales and earnings growth for CLARCOR. Fiscal 2005 sales, operating profit and net earnings increased from fiscal 2004 by 11.0%, 20.7% and 19.4%, respectively. There were several key drivers of the increases in sales and operating profit, including: (1) increased sales of heavy-duty engine filtration products for the aftermarket and diesel locomotives, (2) sales and operating profit from the PEFP acquisitions (in fourth quarter 2004 Purolator EFP was acquired and in second quarter 2005 Niagara Screen Products was acquired and they were combined into PEFP), (3) increased sales due to price increases that were initiated to offset cost increases for raw materials, freight, employee benefits and energy, and (4) increased capacity utilization and production efficiencies, particularly related to a manufacturing facility in the U.K. Fiscal 2005 sales levels increased approximately $24 million due to the PEFP acquisitions which are described in Note B to the Consolidated Financial Statements. Cash flow from operating activities totaled $89.3 million of which $24.0 million was invested in plant asset additions and $28.1 million was used for acquisitions. Net earnings per diluted share totaled $1.46 in fiscal 2005 compared to $1.24 in 2004.
      The following are several significant items that occurred during the periods presented:
      (1) A two-for-one stock split effected in the form of a 100% stock dividend was distributed to shareholders on April 29, 2005. All share and per share amounts for all periods presented have been adjusted to reflect the stock split.
      (2) Fiscal 2005 was a fifty-three week year for the Company and fiscal years 2004 and 2003 were fifty-two week years. As a result of the additional week in fiscal 2005, sales increased approximately $16.5 million, operating profit $2 million and diluted earnings per share $0.03.
      (3) During fiscal 2004, the Company relocated its corporate headquarters to Franklin, Tennessee. The costs related to the relocation were $2.2 million and reduced diluted earnings per share by $0.03 in fiscal 2004.
      (4) In fiscal 2005 and 2004, one-time tax benefits in each year of approximately $1.2 million or $0.02 per diluted share reduced income tax expense. The 2005 benefit in the third quarter resulted from the favorable settlement of a tax position related to a foreign subsidiary. The 2004 fourth quarter benefit was due to the reversal of a foreign tax credit valuation allowance as a result of the American Jobs Creation Act of 2004.
      The information presented in this financial review should be read in conjunction with other financial information provided in the Consolidated Financial Statements. The following discussion of operating results focuses on the Company’s three reportable business segments: Engine/ Mobile Filtration, Industrial/ Environmental Filtration and Packaging.
Operating Results
Sales
      Net sales in fiscal 2005 were $874.0 million, an 11.0% increase from $787.7 million in fiscal 2004. The 2005 sales increase was the 19th consecutive year of sales growth for the Company. Included in the sales growth of $86.3 million for 2005 was approximately $24 million related to the PEFP acquisitions and approximately $16.5 million related to the additional fiscal week in 2005. Sales were reduced by less than 1% due to unfavorable currency translation rates in 2005.

      Comparative net sales information related to CLARCOR’s operating segments is shown in the following tables.

			2005 vs. 2004
			Change

NET SALES	2005	% Total	$	%

Engine/ Mobile Filtration	$368.2	42.1%	$48.1	15.0%
Industrial/ Environmental Filtration	427.5	48.9%	30.9	7.8%
Packaging	78.3	9.0%	7.3	10.3%

Total	$874.0	100.0%	$86.3	11.0%

			2004 vs. 2003
			Change

NET SALES	2004	% Total	$	%

Engine/ Mobile Filtration	$320.1	40.6%	$32.3	11.2%
Industrial/ Environmental Filtration	396.6	50.4%	10.3	2.7%
Packaging	71.0	9.0%	3.7	5.5%

Total	$787.7	100.0%	$46.3	6.2%

      The Engine/ Mobile Filtration segment’s sales increased 15.0% in 2005 from 2004 and 11.2% in 2004 from 2003. The primary driver of the sales growth in 2005 and 2004 was increased domestic and international heavy-duty filter sales to traditional aftermarket distribution and increased sales to OEM’s and OEM dealer organizations. New product introductions and the breadth of the segment’s filter product line contributed to the sales growth in both years. Railroad filtration sales increased in both years due to increased North American railway traffic. The segment’s international sales grew in both years primarily through its operations in China, Europe and South Africa and additional international growth is expected in 2006. The additional fiscal week in 2005 added approximately $7 million to fiscal 2005 sales. Price increases improved the segment’s sales by approximately 2.5 percentage points in 2005 and 2.0 percentage points in 2004. Changes in currency translation rates had little impact in either year. The sales growth of $32.3 million in 2004 included approximately $5 million from an acquisition in the U.K. at the beginning of the second quarter of 2004.
      The Company’s Industrial/ Environmental Filtration segment recorded a 7.8%, or $30.9 million, increase in sales in 2005 over 2004. The sales growth included approximately $24 million due to the PEFP acquisitions and approximately $8 million due to the additional fiscal week in 2005. The fourth quarter 2005 acquisition of Martin Kurz & Co., Inc. (MKI) did not materially affect sales in fiscal 2005. Sales of specialty filters sold to industrial markets used in aviation, defense and fluid power applications increased again in fiscal 2005 after strong sales in fiscal 2004. Sales in 2005 (on a same-weeks basis) were nearly even with 2004 sales of HVAC filters for industrial and commercial markets and for use in automotive manufacturing facilities. Sales of HVAC filters for the retail market increased in 2005 and 2004. The segment’s operations in Europe that sell primarily aviation and specialty filtration products grew in 2005 and 2004 and additional growth is expected in 2006. Sales of filters sold into the oil and gas market were very strong in 2004, but sales of these products were lower in 2005 as customer demand was weaker than expected. Sales of oil and gas drilling filters are expected to rebound in 2006 as a result of anticipated increases in drilling and exploration due to continuing demand and high prices for oil and gas. Price increases improved the segment’s sales by approximately 1.0 percentage point in 2005. Changes in currency translation rates did not significantly impact sales growth in 2005 or 2004. The segment’s sales increased $10.3 million in 2004 over fiscal 2003 and included approximately $5 million due to the fourth quarter 2004 acquisition of Purolator EFP. Sales of specialty filters sold to industrial markets used in applications for oil and gas drilling, aviation and fluid power were strong during fiscal 2004 and more than offset a decrease in sales of HVAC filters for industrial and commercial markets and for use in automotive manufacturing facilities.
      The Packaging segment’s sales were $78.3 million in 2005, a 10.3% increase from 2004. Sales in 2005 increased approximately $1.5 million due to the additional fiscal week in 2005 and approximately $4 million due to price increases to customers, primarily to offset increased metal costs. The remaining sales increase was due to increased customer demand for metal and plastic packaging, primarily related to confectionery packaging and flat sheet metal decorating. The segment’s sales were $71.0 million in 2004, a 5.5% increase from 2003. Sales in 2004 increased approximately 1.0 percentage point due to price increases. The remaining sales increase in 2004 was due primarily to growth in flat sheet metal decorating and also from tooling charges billed to customers. These items more than offset lower sales of plastic packaging and metal containers in 2004.

Operating Profit
      Operating profit of $118.5 million in 2005 reflects increased sales levels for each segment, including the PEFP acquisitions, and continued improvements in capacity utilization and production efficiencies. The 2005 increase also includes approximately $2 million related to the additional fiscal week in 2005. Cost increases for raw materials and petroleum-related expenses persisted throughout the year and were primarily offset by price increases to customers. Operating profit of $98.2 million in fiscal 2004 included costs of $2.2 million related to the Company’s headquarters relocation to Tennessee.
      Operating margin improved to 13.6% in 2005 from 12.5% in 2004 and 11.7% in 2003. Each of the segments reported improved operating margins for the periods presented primarily as a result of increasing sales, which improved manufacturing leverage, and cost reduction efforts. Foreign currency fluctuations did not have a material impact on consolidated operating profit in 2005, 2004 or 2003.
      Comparative operating profit information related to the Company’s business segments is as follows.

			2005 vs. 2004
			Change

OPERATING PROFIT	2005	% Total	$	%

Engine/ Mobile Filtration	$80.4	67.9%	$13.9	20.8%
Industrial/ Environmental Filtration	31.3	26.4%	2.6	9.1%
Packaging	6.8	5.7%	1.6	32.2%
Relocation Costs	0.0	—	2.2	—

Total	$118.5	100.0%	$20.3	20.7%

			2004 vs. 2003
			Change

OPERATING PROFIT	2004	% Total	$	%

Engine/ Mobile Filtration	$66.5	67.8%	$8.2	14.2%
Industrial/ Environmental Filtration	28.7	29.2%	4.5	18.6%
Packaging	5.2	5.2%	0.6	12.2%
Relocation Costs	(2.2)	-2.2%	(2.2)	—

Total	$98.2	100.0%	$11.1	12.8%

OPERATING MARGIN AS A PERCENT OF NET SALES	2005	2004	2003

Engine/ Mobile Filtration	21.8%	20.8%	20.3%
Industrial/ Environmental Filtration	7.3%	7.2%	6.3%
Packaging	8.7%	7.3%	6.8%

Total	13.6%	12.5%	11.7%

      Operating profit for the Engine/ Mobile Filtration segment increased 20.8% to $80.4 million from $66.5 million in fiscal 2004. Operating margin improved to 21.8% in 2005 as a result of increased sales and capacity utilization, discretionary spending controls, and significant improvement in the operations of a manufacturing facility in the U.K. The U.K. manufacturing facility eliminated approximately $2.0 million of costs primarily through productivity improvements and reduced spending. The segment incurred substantially higher costs for raw materials in 2005 and 2004, especially for metal products, filter media, petroleum-based products and freight. These cost increases were principally offset by price increases to customers and cost reduction efforts. Operating profit in 2004 of $66.5 million increased 14.2% from 2003. Operating margin improved to 20.8% in 2004 primarily as a result of increased sales and capacity utilization. The segment’s 2004 operating profit was impacted by a manufacturing facility in the U.K. that performed significantly below expectations in the second half of 2004, primarily as a result of the integration of a small acquisition.
      The Industrial/ Environmental Filtration segment’s operating profit of $31.3 million in 2005 was an increase of 9.1% over the 2004 profit of $28.7 million. The additional profit from the PEFP operations and an increase in sales of aviation products more than offset reduced profit due to lower sales of oil and gas drilling filtration products. Operating profit related to HVAC product sales improved slightly in 2005. The segment’s operating results were impacted by continued costs to restructure and integrate manufacturing facilities, to integrate the HVAC branch network and to implement a related business system conversion. Over the past several years, the segment has been actively integrating newly acquired businesses (primarily acquired from 1999 through

2002) and making organizational changes that have reduced ongoing overhead and administrative costs. The segment reported an increase of 18.6% in operating profit, or $4.5 million, in 2004 compared to 2003. The increase was primarily due to the sale of higher margin specialty filtration products and improved profitability from cost reduction and capacity utilization initiatives. Higher costs in 2005 and 2004, primarily for metal products, filter media, petroleum-based products and freight, were partially offset by increased prices to customers. As a result of these efforts, the segment’s operating margin improved to 7.3% in 2005 from 7.2% in 2004 and 6.3% in 2003.
      The Packaging segment’s operating profit in 2005 increased to $6.8 million from $5.2 million in 2004. The increase resulted primarily from pricing programs, increased sales of higher margin products and continued cost reduction programs. In 2004, operating profit improved to $5.2 million from $4.6 million in 2003. The increase resulted from higher utilization of manufacturing capacity related to flat sheet metal decorating and improved operating efficiencies. The segment’s raw material costs increased during the second half of 2004 and as a result, customer pricing was increased to substantially offset the additional costs.
Other Income(Expense)
      Net other expense totaled $0.6 million in 2005, net other income totaled $0.9 million in 2004, and net other expense totaled $1.0 million in 2003. Interest expense was $0.6 million in 2005 and increased slightly from 2004 due to higher interest rates. Interest income increased to $0.9 million in 2005 as a result of higher cash balances and increased interest rates. Other income(expense) items include currency losses of less than $0.1 million in 2005 compared to gains of $0.5 million in 2004 and $1.0 million in 2003 and resulted primarily from fluctuations of the Euro against the U.S. dollar. In 2004 a gain of $0.7 million resulted from the first quarter 2004 sale of a building.
Provision for Income Taxes
      The provision for income taxes in 2005 resulted in an effective tax rate of 34.7% compared to 35.0% in 2004 and 36.5% in 2003. A tax benefit of approximately $1.2 million in the third quarter of 2005 resulted from the favorable settlement of a tax position related to a foreign subsidiary. The 2004 provision included a $1.2 million reduction of tax expense related to the reversal of a foreign tax credit valuation allowance due to the American Jobs Creation Act of 2004 which extended the period for utilizing tax credits from five years to ten years. These one-time benefits reduced the effective rates in 2005 and 2004 by approximately 1.0 percentage point. The effective tax rate in 2006 is expected to be approximately 35.5% to 36.0% and reflects an expected continued increase in pretax income from lower tax rate locales, primarily in Asia.
Net Earnings and Earnings Per Share
      Net earnings were $76.4 million in 2005, or diluted earnings per share of $1.46. Net earnings were $64.0 million in 2004, or diluted earnings per share of $1.24, compared to $54.6 million or diluted earnings per share of $1.08 in 2003. As described in Note A to the Consolidated Financial Statements, diluted earnings per share would have been $1.31, $1.17 and $1.03 for 2005, 2004 and 2003, respectively, had compensation expense for stock options been recorded in accordance with SFAS No. 123. Diluted average shares outstanding for fiscal 2005 were 52,215,689 compared to 51,506,738 for 2004, an increase of 1.4%. Diluted average shares outstanding for fiscal 2003 were 50,745,612. The increase in diluted average shares outstanding was primarily due to additional stock option grants. Shares repurchased and retired under a $150 million repurchase program totaled 368,200 shares (68,200 in the third quarter and 300,000 in the fourth quarter) and did not materially impact diluted average shares outstanding or diluted earnings per share for fiscal 2005.
Financial Condition
Corporate Liquidity
      Cash and short-term investments increased to $28.9 million at year-end 2005 from $22.5 million at year-end 2004. In the Consolidated Statements of Cash Flows, which reflect certain reclassifications to present all years consistently, cash provided by operating activities totaled $89.3 million in 2005 compared to $71.8 million in 2004 and $85.4 million in 2003. The increase in cash provided by operating activities in 2005 resulted from increased net earnings and reduced investment in working capital. The reduction in cash provided by operating activities in 2004 from the 2003 levels resulted primarily from increased investment in working capital. These are ordinary working capital fluctuations due to business level activities and result primarily from the timing of payments made to vendors, the receipt of payments from customers, changes in inventory requirements and the timing of income tax payments. In the fourth quarters of 2004 and 2003, voluntary contributions of $6.5 million and $3.0 million, respectively, were made to the Company’s defined benefit pension trust for covered U.S. employees. A contribution was not made in 2005 and under the current assumptions for pension plan asset returns, benefit payments and costs and interest rates, annual contributions are not expected to be required for at least ten years for the qualified U.S. defined benefit plan.
      The Company used cash of $51.5 million for investing activities in 2005, $62.2 million in 2004 and $13.0 million in 2003. The Company made two acquisitions in 2005 for a total investment of $28.1 million and there were also two acquisitions in 2004 for a total investment of $41.9 million. The Company made no acquisitions in fiscal 2003. Additions to plant assets totaled $24.0 million in 2005 and were primarily for new products, facility additions and improvements and cost reduction programs. Plant asset additions totaled $22.4 million in 2004 and $13.0 million in 2003.
      Net cash used for financing activities totaled $35.7 million in 2005. Net cash from financing activities totaled $1.1 million in 2004 and cash used for financing activities totaled $80.7 million in 2003. In 2004, proceeds from a revolving credit agreement were used primarily for a fourth quarter acquisition whereas in 2005 and 2003, net payments were made on revolving credit agreements. Dividend payments totaled $13.4 million, $12.8 million and $12.4 million in 2005, 2004 and 2003, respectively. The quarterly dividend rate was increased in 2005 and the Company expects to continue making quarterly dividend payments to shareholders. In June 2005, the Company’s Board of Directors authorized a $150 million share repurchase program of CLARCOR common stock in the open market and through private transactions over a two-year period. In 2005, the Company acquired 368,200 shares at a total cost of $10.5 million.
      CLARCOR believes that its current operations will continue to generate cash and that sufficient lines of credit remain available to fund current operating needs, pay dividends, provide for additions and the replacement of necessary plant facilities, and service and repay long-term debt. A $165 million credit facility with a group of financial institutions will expire in April 2008. As of year-end 2005, there were no outstanding borrowings against the facility. Under a related $40 million letter of credit subline, $8.5 million had been issued for letters of credit for industrial revenue bonds. The Company’s long-term debt totaled $16.2 million at year-end 2005 and consists principally of industrial revenue bonds. Required principal payments on long-term debt will be approximately $0.2 million in 2006 based on scheduled payments in current debt agreements. The Company is in compliance with all covenants related to its borrowings, as described in Note G to the Consolidated Financial Statements.
      The Company expects to continue to use future additional cash flow for dividends, capital expenditures and acquisitions. Additional common stock repurchases may be made under the remaining authorized amount at year-end 2005 of $139.5 million after considering the current stock price, cash flow requirements for internal growth (including working capital requirements), capital expenditures and acquisitions. Capital expenditures for normal facility maintenance and improvements, expansion of manufacturing and technical facilities, productivity improvements and new products are expected to total $25 to $30 million in 2006. The Company has no material long-term purchase commitments.
      The following table summarizes the Company’s current fixed cash obligations for the fiscal years indicated:

		2007 &	2009 &
	2006	2008	2010	Thereafter

Long-Term Debt	$0.2	$0.2	$0.0	$15.8
Credit Facility	—	—	—	—
Operating Leases	9.0	12.5	6.5	7.1
Off-Balance Sheet Arrangements
      The Company’s off-balance sheet arrangements relate to various operating leases as discussed in Note H to the Consolidated Financial Statements. The Company had no derivative, swap, hedge, variable interest entity or special purpose entity agreements at fiscal year-end 2005 or 2004.
Capital Resources
      The Company’s financial position at November 30, 2005, continued to be sufficiently liquid to support current operations and reflects cash flow from operations that was used for acquisitions and plant asset additions during fiscal 2005. Total assets increased to $675.3 million at the end of fiscal 2005, a 7.6% increase from the year-end 2004 level of $627.8 million. Total current assets increased to $324.9 million from $304.0 million at year-end 2004, primarily due to increased accounts receivables and inventories as a result of sales growth and acquisitions. Total current liabilities at year-end 2005 decreased to $121.5 million from

$126.3 million at year-end 2004, primarily as a result of reduced payables to vendors offset partially by increased income taxes payable. The current ratio was 2.7 at year-end 2005 compared to 2.4 at year-end 2004.
      Long-term debt of $16.0 million at year-end 2005 relates primarily to industrial revenue bonds. Shareholders’ equity increased to $482.8 million from $428.5 million at year-end 2004. The increase in shareholders’ equity resulted primarily from net earnings of $76.4 million offset by stock repurchases of $10.5 million and dividend payments of $13.4 million. Total debt was 3.3% of total capitalization at year-end 2005 compared to 5.4% at year-end 2004.
      At year-end 2005, CLARCOR had 51,594,781 shares of common stock outstanding compared to 51,223,054 shares outstanding at the end of 2004.
Other Matters
Quantitative and Qualitative Disclosures about Market Risk
      The Company’s market risk is primarily related to the potential loss arising from adverse changes in interest rates and foreign currency fluctuations. However, based on the low level of debt obligations as of year-end 2005, interest rate risk is not expected to be significant to the Company in fiscal 2006, and as a result, it is anticipated that a 1% change in rates would not have a material impact on the Company’s net earnings or cash flows in fiscal 2006. The Company’s debt obligations are primarily at variable rates and are denominated in U.S. dollars. In order to minimize the long-term costs of borrowing, the Company manages its interest rate risk by monitoring trends in rates as a basis for determining whether to enter into fixed rate or variable rate agreements.
      Although the Company continues to evaluate derivative financial instruments, including forwards, swaps and purchased options, to manage foreign currency exchange rate changes, the Company did not hold derivatives during 2005, 2004 or 2003. The effect of changes in foreign currency translation rates was not material to the Company’s financial condition and results of operations in fiscal 2005. The impact of future changes in foreign currency translation rates is difficult to estimate; however, if the U.S. dollar strengthened or weakened 10% relative to the currencies where the Company’s foreign income and cash flows are derived there would not be a material impact on the Company’s financial condition or results of operations. As a result of continued foreign sales and business activities, the Company will continue to evaluate the use of derivative financial instruments to manage foreign currency exchange rate changes in the future.
Critical Accounting Policies
      The Company’s critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Consolidated Financial Statements. These policies have been consistently applied in all material respects and address such matters as revenue recognition, depreciation methods, inventory valuation, asset impairment recognition, business combination accounting and pension and postretirement benefits.
      While the estimates and judgments associated with the application of these critical accounting policies may be affected by different assumptions or conditions, the Company believes the estimates and judgments associated with the reported amounts are appropriate in the circumstances. The following critical accounting policies are used in preparing the consolidated financial statements which require the Company’s management to use significant judgment and estimates:
      Goodwill and Indefinite-lived Intangible Assets — The Company periodically reviews goodwill and indefinite-lived intangible assets for impairment. These reviews of fair value involve judgment and estimates of discount rates, transaction multiples and future cash flows for the reporting units that may be impacted by future sales and operating results for the reporting units, market conditions and worldwide economic conditions. The Company analyzed various discount rates, transaction multiples and cash flows for aggregated reporting units. A sensitivity analysis was prepared which indicated that if these assumptions were individually changed by 20%, there was no indication of impairment.
      Allowance for Losses on Accounts Receivable — Allowances for losses on customer accounts receivable balances are estimated based on economic conditions in the industries to which the Company sells and on historical experience by evaluating specific customer accounts for risk of loss, fluctuations in amounts owed and current payment trends. The Company’s concentration of risk is also monitored and at year-end 2005, the largest outstanding customer account balance was $7.5 million and the five largest account balances totaled $19.2 million. The allowances provided are estimates that may be impacted by economic and market conditions which could have an effect on future allowance requirements and results of operations.

      Pensions — The Company’s pension obligations are determined using estimates including those related to discount rates, asset values and changes in compensation. The 5.5% discount rate used for the qualified plan for U.S. employees was determined based on the Citigroup Pension Discount Curve for cash flows at the plan’s estimated liability duration of 13.5 years. This rate was selected as the best estimate of the rate at which the benefit obligations could be effectively settled on the measurement date taking into account the nature and duration of the benefit obligations of the plan using high-quality fixed-income investments currently available (rated Aa or better) and expected to be available during the period to maturity of the benefits. The 8.0% expected return on plan assets was determined based on historical long-term investment returns as well as future expectations given target investment asset allocations and current economic conditions. The 4.0% rate of compensation increase represents the long-term assumption for expected increases in salaries among continuing active participants accruing benefits. The assumptions are similarly determined for each pension obligation. Actual results and future obligations will vary based on changes in interest rates, stock and bond market valuations and employee compensation. In 2006, a reduction in the expected return on plan assets of 0.25% would result in additional expense in fiscal 2006 of approximately $0.2 million, while a reduction in the discount rate of 0.25% would result in additional expense of approximately $0.3 million for the Company’s qualified defined benefit pension plan for U.S. covered employees. Interest rates and pension plan valuations may vary significantly based on worldwide economic conditions and asset investment decisions. The unrecognized net actuarial loss of $38.1 million at year-end 2005 is due primarily to prior changes in assumptions related to discount rates and expected asset returns and this actuarial loss will be recognized as pension expense in the future over the average remaining service period of the employees in the plans in accordance with SFAS No. 87.
      Income Taxes — The Company is required to estimate and record income taxes payable for each of the U.S. and international jurisdictions in which the Company operates. This process involves estimating actual current tax expense and assessing temporary differences resulting from differing accounting treatment between tax and book which result in deferred tax assets and liabilities. In addition, accruals are also estimated for federal, state and international tax matters for which deductibility is subject to interpretation. Taxes payable and the related deferred tax differences may be impacted by changes to tax laws, changes in tax rates and changes in taxable profits and losses.
Recent Relevant Accounting Pronouncements
      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share-Based Payment,” which requires companies to expense the value of employee stock options and similar awards. In accordance with a Securities and Exchange Commission rule issued in April 2005, SFAS No. 123R is effective for the Company’s 2006 fiscal year. The Company will also adopt the non-substantive vesting period approach for awards with retirement eligibility options, which requires recognition of compensation expense immediately for grants to retirement eligible employees or over the period from the grant date to the date retirement eligibility is achieved. Adoption of this standard is expected to reduce the Company’s net earnings and earnings per share for interim and annual periods after adoption. Management expects fiscal year 2006 diluted earnings per share will be reduced by approximately $0.03 under the modified prospective method of reporting based on the unvested options outstanding as of November 30, 2005.
      In March 2005, the Compensation Committee of the Company’s Board of Directors approved accelerating the vesting of nonqualified stock options granted on December 12, 2004 to current employees, including executive officers. All of these options had an exercise price equal to $26.08 per share and provided for vesting at the rate of 25% per year beginning on the first anniversary of the date of grant. The action by the Committee made these options 100% vested on March 22, 2005. At the time of the action by the Compensation Committee, the price of the Company’s Common Stock was $25.89, as reported on the New York Stock Exchange Composite Transactions at the market close on March 21, 2005. On November 18, 2005, the Compensation Committee also approved a grant of stock options at the market price on the date of grant to employees and executive officers that were fully vested on the date of grant. This grant would normally have been made in fiscal 2006. The decision to accelerate vesting of these options was made to avoid recognizing compensation expense in the statement of earnings in future financial statements after the effective date of SFAS No. 123R. The Company’s Compensation Committee is not expected to approve significant additional stock option grants to employees and executive officers until fiscal 2007.
      On December 21, 2004, the FASB issued two FSPs regarding the accounting implications of the American Jobs Creation Act of 2004 (the Act). FSP No. 109-1, “Application of FASB Statement No. 109 ‘Accounting for Income Taxes’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” will not have an effect of the Company’s effective tax rate until fiscal 2006. FSP No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” was effective for fiscal year 2004 and allowed the Company additional time to evaluate the impact of the Act on its plan for repatriation of foreign earnings. In fourth quarter 2005, under the provisions of the Act, the Company elected to repatriate a dividend of $2.5 million from a foreign affiliate that resulted in additional U.S. tax expense of $0.1 million.
Outlook
      The Company expects that sales and diluted earnings per share will continue to grow in 2006 that should make it the 14th consecutive year of both sales and earnings per share growth. The Company expects diluted earnings per share to be in the range of $1.52 to $1.60 in 2006, which includes an estimated reduction of approximately $0.03 from the implementation of SFAS No. 123R in fiscal 2006. The Company expects that continued cost increases will be incurred for raw materials, petroleum-based products, freight and employee health insurance and that customer pricing will continue to be increased to recover cost increases. International growth is expected to continue at a rate higher than the Company’s domestic growth rate and significant currency movements could have an impact on sales and operating profit.
      Continued sales growth and increased operating profits are expected for the Engine/ Mobile Filtration segment as product demand for aftermarket heavy-duty filtration products remains good due in part to high levels of freight transport and railway usage. Growth is also expected due to new product introductions and from sales and marketing initiatives, including growth in sales to OEM dealers and increased sales of off-road filter applications for construction, mining and agricultural equipment.
      Sales growth for the Industrial/ Environmental segment is also expected primarily due to continued growth in sales of specialty process liquid filters. The Company also remains optimistic that there will be a continued increase in demand for filtration systems sold into the capital goods markets. Although demand was weak in 2005 for filters sold into the oil and gas market, an upturn in sales of these products is expected in 2006 as a result of anticipated increases in drilling and exploration due to continuing demand and high prices for oil and gas. The late fourth quarter 2005 acquisition of MKI is expected to increase sales in 2006 approximately $12.0 million. Ongoing price competition related to HVAC filtration products contributed to reduced sales in 2004; however, price increases were implemented in 2005 that increased sales and additional price increases are expected in 2006.
      In late November 2005, the Company was informed by a major customer of the Industrial/ Environmental segment of their plans to manufacture, at their non-US plants, products that are currently manufactured at several of the Company’s domestic plants. For 2006, this loss of sales may approximate $11 million and reduce operating profit by $1.8 million. Offsetting this, however, are plans for the segment’s operations to consolidate manufacturing lines for these products which will improve overhead absorption and expand sales of products that directly compete with this customer. By selling these competing products under the segment’s own brands and by removing one layer from the distribution channel, the segment expects to increase its selling margin for these products. In addition, the Company intends to increase prices on the products that the segment will continue to sell to the customer. The segment’s management is proceeding aggressively to implement these changes. Even with the changes related to this specific customer, the operating margin for the Industrial/ Environmental segment is expected to continue to improve towards the Company’s goal of a 10% annual margin for the segment.
      The Packaging segment’s sales are expected to grow in 2006 as emphasis continues on increasing sales of flat sheet metal decorating and non-promotional metal and plastic packaging products. Customer demand for packaging products for confectionery products is expected to grow overall in 2006 and there is expected to be some shift from metal to plastic packaging. The Company intends to continue to increase customer pricing to offset higher costs of raw materials, particularly for metal.
      Capital investments will continue to be made to improve productivity, increase manufacturing and distribution capacity, develop new filter media and to produce new products, and for new enterprise planning systems.
      The Company continues to assess acquisition opportunities, primarily in related filtration businesses. It is expected that these acquisitions would expand the Company’s market base, distribution coverage or product offerings. The Company has established financial standards that will continue to be vigorously applied in the review of all acquisition opportunities and the Company believes that it has sufficient cash flow and borrowing capacity to continue this acquisition program.
Forward-Looking Statements
      This 2005 Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this 2005 Form 10-K, other than statements of historical fact, are forward-looking statements. You can identify these statements from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things:

•	statements and assumptions relating to future growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events;

•	statements relating to the Company’s business and growth strategies; and

•	any other statements or assumptions that are not historical facts.
      The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in the “Risk Factors” section of this 2005 Form 10-K. The future results of the Company may fluctuate as a result of these and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
      You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this 2005 Form 10-K. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this 2005 Form 10-K, whether as a result of new information, future events, changed circumstances or any other reason after the date of this 2005 Form 10-K.