Form 10-K, Exhibit 13
period 2006-12-02
CLARCOR INC
filed 2007-02-01
CIK 20740

Exhibit 13

11-YEAR FINANCIAL REVIEW

	2006	2005(B)	2004	2003	2002	2001	2000(B)	1999	1998	1997	1996

PER SHARE
Equity	$10.52	$9.36	$8.36	$7.32	$6.33	$5.57	$4.96	$4.39	$3.90	$3.53	$3.23
Diluted Net Earnings	1.59	1.46	1.24	1.08	0.93	0.84	0.82	0.73	0.65	0.55	0.54
Dividends	0.2750	0.2588	0.2513	0.2463	0.2413	0.2363	0.2313	0.2263	0.2213	0.2175	0.2142
Price: High	36.72	31.98	26.30	22.97	17.00	13.80	10.72	10.69	12.31	10.40	8.38
Low	26.87	24.60	20.08	15.53	12.52	8.44	8.03	7.13	7.13	6.67	6.21

EARNINGS DATA ($000)
Net Sales	$904,347	$873,974	$787,686	$741,358	$715,563	$666,964	$652,148	$477,869	$426,773	$394,264	$372,382
Operating Profit	126,328	118,492	98,177	87,062	77,775	75,810	75,987	56,077	51,663	44,424	42,596
Interest Expense	814	636	446	1,767	6,073	10,270	11,534	3,733	2,336	2,759	3,822
Pretax Income	126,941	117,922	99,060	86,059	71,450	65,734	63,487	55,615	51,347	44,192	41,405
Income Taxes	43,795	40,968	34,717	31,371	24,773	23,804	23,201	20,137	19,262	17,164	15,315
Net Earnings	82,710	76,393	63,997	54,552	46,601	41,893	40,237	35,412	32,079	26,918	25,945
Diluted Average Shares Outstanding	52,177	52,216	51,507	50,746	50,344	49,784	49,012	48,628	49,297	48,688	48,434

EARNINGS ANALYSIS
Operating Margin	14.0%	13.6%	12.5%	11.7%	10.9%	11.4%	11.7%	11.7%	12.1%	11.3%	11.4%
Pretax Margin	14.0%	13.5%	12.6%	11.6%	10.0%	9.9%	9.7%	11.6%	12.0%	11.2%	11.1%
Effective Tax Rate	34.5%	34.7%	35.0%	36.5%	34.7%	36.2%	36.5%	36.2%	37.5%	38.8%	37.0%
Net Margin	9.1%	8.7%	8.1%	7.4%	6.5%	6.3%	6.2%	7.4%	7.5%	6.8%	7.0%
Return on Beginning Assets	12.2%	12.2%	11.9%	10.0%	8.8%	8.3%	8.5%	11.6%	11.4%	10.1%	10.6%
Return on Beginning Shareholders’ Equity	17.1%	17.8%	17.3%	17.3%	17.0%	17.3%	19.1%	19.0%	18.7%	17.4%	18.8%
Dividend Payout to Net Earnings	17.2%	17.5%	20.1%	22.7%	25.7%	27.6%	27.9%	30.5%	33.4%	38.2%	36.7%

	2006	2005(B)	2004	2003	2002	2001	2000(B)	1999	1998	1997	1996

BALANCE SHEET ($000)
Current Assets	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670	$168,173	$160,527	$140,726
Plant Assets, Net	146,529	149,505	142,242	129,572	132,892	137,316	140,121	126,026	86,389	82,905	84,525
Total Assets	727,516	675,272	627,797	538,237	546,119	530,617	501,930	472,991	305,766	282,519	267,019
Current Liabilities	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475	61,183	54,237	51,297
Long-Term Debt	15,946	16,009	24,130	16,913	22,648	135,203	141,486	145,981	36,419	37,656	43,449
Shareholders’ Equity	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807	171,162	154,681

BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization(A)	2.9%	3.3%	5.4%	4.5%	22.4%	33.9%	37.8%	41.8%	16.5%	18.5%	24.8%
Working Capital	$261,912	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653	$130,195	$106,990	$106,290	$89,429
Current Ratio	3.2	2.7	2.4	2.3	1.5	2.6	2.4	2.3	2.7	3.0	2.7

CASH FLOW DATA ($000)
From Operations	$63,581	$89,346	$71,806	$85,396	$85,019	$63,290	$54,130	$38,642	$42,267	$41,632	$26,675
For Investment	(21,342)	(51,512)	(62,209)	(12,986)	(18,978)	(51,353)	(42,125)	(160,658)	(19,290)	(8,193)	(18,934)
From/(For) Financing	(33,641)	(35,699)	1,063	(80,669)	(59,774)	(15,326)	(15,862)	103,501	(19,943)	(21,850)	(8,774)
Change in Cash & Equivalents	10,549	1,082	11,572	(7,899)	6,329	(3,446)	(3,881)	(18,576)	2,997	11,497	(964)
Capital Expenditures	17,588	24,032	22,352	13,042	12,204	18,204	29,005	21,822	15,825	11,349	22,230
Depreciation & Amortization	23,079	21,087	19,151	18,985	19,760	21,850	21,079	15,372	12,380	11,600	10,704
Dividends Paid	14,203	13,385	12,834	12,406	11,975	11,575	11,207	10,814	10,717	10,290	9,512
Net Interest Expense	(913)	(292)	61	1,532	5,612	9,616	10,836	2,282	1,053	1,739	2,991
Income Taxes Paid	44,446	29,483	25,633	22,607	17,678	26,858	16,458	22,234	16,199	15,112	11,230

(A)	Total Debt (current and long-term) divided by Total Debt plus Shareholders’ Equity.

(B)	Fiscal years 2005 and 2000 include fifty-three weeks; all other fiscal years presented include fifty-two weeks.