Form 10-K, Exhibit 13
period 2009-11-28
CLARCOR INC
filed 2010-01-22
CIK 20740

Exhibit 13

11-YEAR FINANCIAL REVIEW

	2009	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
PER SHARE
Equity	$13.63	$12.83	$11.29	$10.52	$9.36	$8.36	$7.32	$6.33	$5.57	$4.96	$4.39
Diluted Net Earnings	1.40	1.86	1.78	1.59	1.46	1.24	1.08	0.93	0.84	0.82	0.73
Dividends	0.3675	0.3300	0.2975	0.2750	0.2588	0.2513	0.2463	0.2413	0.2363	0.2313	0.2263
Price: High	34.64	44.25	44.01	36.72	31.98	26.30	22.97	17.00	13.80	10.72	10.69
Low	23.05	25.03	29.57	26.87	24.60	20.08	15.53	12.52	8.44	8.03	7.13
EARNINGS DATA ($000)
Net Sales	$907,748	$1,059,601	$921,191	$904,347	$873,974	$787,686	$741,358	$715,563	$666,964	$652,148	$477,869
Operating Profit	105,733	151,923	129,814	126,328	118,492	98,177	87,062	77,775	75,810	75,987	56,077
Interest Expense	2,120	6,532	1,010	814	636	446	1,767	6,073	10,270	11,534	3,733
Pretax Income	105,649	145,371	130,509	126,941	117,922	99,060	86,059	71,450	65,734	63,487	55,615
Income Taxes	33,819	49,310	39,675	43,795	40,968	34,717	31,371	24,773	23,804	23,201	20,137
Net Earnings	71,543	95,654	90,659	82,710	76,393	63,997	54,552	46,601	41,893	40,237	35,412
Diluted Average Shares Outstanding	51,045	51,410	50,885	52,177	52,216	51,507	50,746	50,344	49,784	49,012	48,628
EARNINGS ANALYSIS
Operating Margin	11.6%	14.3%	14.1%	14.0%	13.6%	12.5%	11.7%	10.9%	11.4%	11.7%	11.7%
Pretax Margin	11.6%	13.7%	14.2%	14.0%	13.5%	12.6%	11.6%	10.0%	9.9%	9.7%	11.6%
Effective Tax Rate	32.0%	33.9%	30.4%	34.5%	34.7%	35.0%	36.5%	34.7%	36.2%	36.5%	36.2%
Net Margin	7.9%	9.0%	9.8%	9.1%	8.7%	8.1%	7.4%	6.5%	6.3%	6.2%	7.4%
Return on Beginning Assets	7.5%	12.9%	12.5%	12.2%	12.2%	11.9%	10.0%	8.8%	8.3%	8.5%	11.6%
Return on Beginning Shareholders’ Equity	11.0%	17.2%	16.9%	17.1%	17.8%	17.3%	17.3%	17.0%	17.3%	19.1%	19.0%
Dividend Payout to Net Earnings	26.1%	17.6%	16.6%	17.2%	17.5%	20.1%	22.7%	25.7%	27.6%	27.9%	30.5%
BALANCE SHEET ($000)
Cash and Short-Term Investments (A)	$91,448	$47,984	$40,943	$61,246	$28,902	$22,520	$8,348	$13,747	$7,418	$10,864	$14,745
Current Assets	448,528	432,571	371,920	380,340	324,933	303,990	257,402	259,746	244,350	230,479	227,670
Plant Assets, Net	188,091	192,599	169,212	146,529	149,505	142,242	129,572	132,892	137,316	140,121	126,026
Total Assets	973,890	957,882	739,135	727,516	675,272	627,797	538,237	546,119	530,617	501,930	472,991
Current Liabilities	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475
Long-Term Debt	52,096	83,822	17,329	15,946	16,009	24,130	16,913	22,648	135,203	141,486	145,981
Shareholders’ Equity	686,619	651,759	555,730	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718
BALANCE SHEET ANALYSIS ($000)
Debt to Capitalization (B)	7.1%	11.4%	3.0%	2.9%	3.3%	5.4%	4.5%	22.4%	33.9%	37.8%	41.8%
Working Capital	$316,586	$289,068	$257,749	$261,912	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653	$130,195
Current Ratio	3.4	3.0	3.3	3.2	2.7	2.4	2.3	1.5	2.6	2.4	2.3
CASH FLOW DATA ($000)
From Operations	$113,404	$107,136	$137,324	$63,581	$89,346	$71,806	$85,396	$85,019	$63,290	$54,130	$38,642
For Investment	(34,202)	(108,900)	(47,867)	(21,342)	(51,512)	(62,209)	(12,986)	(18,978)	(51,353)	(42,125)	(160,658)
From/(For) Financing	(65,407)	16,155	(85,522)	(33,641)	(35,699)	1,063	(80,669)	(59,774)	(15,326)	(15,862)	103,501
Change in Cash & Equivalents	18,562	4,656	7,008	10,549	1,082	11,572	(7,899)	6,329	(3,446)	(3,881)	(18,576)
Capital Expenditures	21,740	34,908	37,024	17,588	24,032	22,352	13,042	12,204	18,204	29,005	21,822
Depreciation & Amortization	30,962	30,388	23,389	23,079	21,087	19,151	18,985	19,760	21,850	21,079	15,372
Dividends Paid	18,682	16,845	15,024	14,203	13,385	12,834	12,406	11,975	11,575	11,207	10,814
Net Interest Expense (Income)	1,842	5,159	(609)	(913)	(292)	61	1,532	5,612	9,616	10,836	2,282
Income Taxes Paid	32,208	42,346	41,517	44,446	29,483	25,633	22,607	17,678	26,858	16,458	22,234

(A)	Cash and cash equivalents plus short-term investments per the Consolidated Balance Sheets.
(B)	Total Debt (current and long-term) divided by Total Debt plus Shareholders’ Equity.