Form 10-K, Exhibit 13
period 2012-12-01
CLARCOR INC.
filed 2013-01-25
CIK 20740

Exhibit 13
CLARCOR Inc.
11-Year Financial Review
(Dollars in Thousands except Per Share Data)

	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002
PER COMMON SHARE
Equity attributable to CLARCOR	$18.14	$16.65	$15.03	$13.63	$12.83	$11.29	$10.52	$9.36	$8.36	$7.32	$6.33
Diluted Net Earnings attributable to CLARCOR	2.42	2.42	1.88	1.40	1.86	1.78	1.59	1.46	1.24	1.08	0.93
Dividends	0.4950	0.4350	0.3975	0.3675	0.3300	0.2975	0.2750	0.2588	0.2513	0.2463	0.2413
Price - High	54.22	49.60	42.20	34.64	44.25	44.01	36.72	31.98	26.30	22.97	17.00
Price - Low	42.75	39.13	30.41	23.05	25.03	29.57	26.87	24.60	20.08	15.53	12.52
EARNINGS DATA
Net Sales	$1,121,765	$1,126,601	$1,011,429	$907,748	$1,059,601	$921,191	$904,347	$873,974	$787,686	$741,358	$715,563
Operating Profit	182,714	181,267	144,649	105,733	151,923	129,814	126,328	118,492	98,177	87,062	77,775
Interest Expense	527	469	546	2,120	6,532	1,010	814	636	446	1,767	6,073
Pretax Income	182,997	181,308	143,423	105,649	145,371	130,509	126,941	117,922	99,060	86,059	71,450
Income Taxes	59,657	56,947	47,072	33,819	49,310	39,675	43,795	40,968	34,717	31,371	24,773
Net Earnings	123,340	124,361	96,351	71,830	96,061	90,834	83,146	76,954	64,343	54,688	46,677
Diluted Average Shares Outstanding	50,882	51,191	51,156	51,120	51,466	50,885	52,177	52,216	51,507	50,746	50,344
EARNINGS ANALYSIS
Operating Margin	16.3%	16.1%	14.3%	11.6%	14.3%	14.1%	14.0%	13.6%	12.5%	11.7%	10.9%
Pretax Margin	16.3%	16.1%	14.2%	11.6%	13.7%	14.2%	14.0%	13.5%	12.6%	11.6%	10.0%
Effective Tax Rate	32.6%	31.4%	32.8%	32.0%	33.9%	30.4%	34.5%	34.7%	35.0%	36.5%	34.7%
Net Margin	11.0%	11.0%	9.5%	7.9%	9.1%	9.9%	9.2%	8.8%	8.2%	7.4%	6.5%
Return on Beginning Assets	10.9%	11.9%	9.9%	7.5%	13.0%	12.5%	12.3%	12.3%	12.0%	10.0%	8.8%
Return on Beginning Shareholders' Equity	14.8%	16.4%	14.0%	11.0%	17.2%	16.8%	17.2%	17.9%	17.3%	17.3%	17.0%
Dividend Payout to Net Earnings	20.3%	17.7%	21.0%	26.1%	17.6%	16.6%	17.2%	17.5%	20.1%	22.7%	25.7%
BALANCE SHEET
Cash and Short-Term Investments (A)	$186,062	$157,104	$117,730	$91,448	$47,984	$40,943	$61,246	$28,902	$22,520	$8,348	$13,747
Current Assets	654,594	600,899	526,273	448,528	432,571	371,920	380,340	324,933	303,990	257,402	259,746
Plant Assets, Net	195,101	184,992	181,175	188,091	192,599	169,212	146,529	149,505	142,242	129,572	132,892
Total Assets	1,205,502	1,134,933	1,042,411	973,890	957,882	739,135	727,516	675,272	627,797	538,237	546,119
Current Liabilities	174,891	160,050	163,457	131,942	143,503	114,171	118,428	121,470	126,272	111,373	174,255
Long-Term Debt	16,391	15,981	17,331	52,096	83,822	17,329	15,946	16,009	24,130	16,913	22,648
Redeemable Noncontrolling Interests	1,754	1,557	1,568	1,412	1,179	2,386	(47)	602	513	531	382
Shareholders' Equity	901,830	835,558	757,527	688,475	654,752	557,921	539,212	484,214	429,594	371,539	315,615
BALANCE SHEET ANALYSIS
Debt to Capitalization (B)	1.8%	2.0%	2.3%	7.0%	11.4%	3.0%	2.9%	3.2%	5.4%	4.5%	22.4%
Working Capital	$479,703	$440,849	$362,816	$316,586	$289,068	$257,749	$261,912	$203,463	$177,718	$146,029	$85,491
Current Ratio	3.7	3.8	3.2	3.4	3.0	3.3	3.2	2.7	2.4	2.3	1.5
CASH FLOW DATA
From Operations	$135,850	$119,549	$143,402	$113,693	$107,136	$137,324	$63,581	$89,346	$71,806	$85,396	$85,019
For Investment	(51,210)	(39,164)	(21,836)	(29,899)	(108,900)	(47,867)	(21,342)	(51,512)	(62,209)	(12,986)	(18,978)
From/(For) Financing	(55,792)	(39,903)	(62,526)	(69,999)	16,155	(85,522)	(33,641)	(35,699)	1,063	(80,669)	(59,774)
Change in Cash & Equivalents	29,497	38,977	57,745	18,562	4,656	7,008	10,549	1,082	11,572	(7,899)	6,329
Capital Expenditures	36,468	22,486	23,371	21,740	34,908	37,024	17,588	24,032	22,352	13,042	12,204
Depreciation & Amortization	31,815	32,435	30,921	30,962	30,388	23,389	23,079	21,087	19,151	18,985	19,760
Dividends Paid	24,912	21,961	20,143	18,682	16,845	15,024	14,203	13,385	12,834	12,406	11,975
Net Interest Expense (Income)	(73)	(180)	258	1,842	5,159	(609)	(913)	(292)	61	1,532	5,612
Income Taxes Paid	43,042	37,959	54,560	32,208	42,346	41,517	44,446	29,483	25,633	22,607	17,678

(A) Cash and cash equivalents plus Short-term investments per the Consolidated Balance Sheets.
(B) Total Debt (current and long-term) divided by Total Debt plus Shareholders' Equity.