Form 10-K, Exhibit 13
period 2016-12-03
CLARCOR INC.
filed 2017-01-27
CIK 20740

Exhibit 13
CLARCOR Inc.
11-Year Financial Review (C)
(Dollars in Thousands except Per Share Data)

	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006
PER COMMON SHARE
Equity attributable to CLARCOR	$23.49	$22.59	$21.99	$20.78	$18.14	$16.65	$15.03	$13.63	$12.83	$11.29	$10.52
Diluted Net Earnings attributable to CLARCOR	2.84	2.67	2.83	2.34	2.42	2.42	1.88	1.40	1.86	1.78	1.59
Dividends	0.9100	0.8200	0.7100	0.5750	0.4950	0.4350	0.3975	0.3675	0.3300	0.2975	0.2750
Price - High	82.94	68.72	67.60	61.34	54.22	49.60	42.20	34.64	44.25	44.01	36.72
Price - Low	44.13	46.05	52.70	45.02	42.75	39.13	30.41	23.05	25.03	29.57	26.87
EARNINGS DATA
Net Sales	$1,389,573	$1,481,026	$1,512,854	$1,130,770	$1,121,765	$1,126,601	$1,011,429	$907,748	$1,059,601	$921,191	$904,347
Operating Profit	180,888	197,947	210,428	174,616	182,714	181,267	144,649	105,733	151,923	129,814	126,328
Interest Expense	7,538	5,629	3,700	615	527	469	546	2,120	6,532	1,010	814
Pretax Income	201,606	197,965	211,563	174,300	182,997	181,308	143,423	105,649	145,371	130,509	126,941
Income Taxes	62,216	63,052	67,380	55,950	59,657	56,947	47,072	33,819	49,310	39,675	43,795
Net Earnings	139,390	134,913	144,183	118,350	123,340	124,361	96,351	71,830	96,061	90,834	83,146
Diluted Average Shares Outstanding	49,060	50,429	50,871	50,539	50,882	51,191	51,156	51,120	51,466	50,885	52,177
EARNINGS ANALYSIS
Operating Margin	13.0%	13.4%	13.9%	15.4%	16.3%	16.1%	14.3%	11.6%	14.3%	14.1%	14.0%
Pretax Margin	14.5%	13.4%	14.0%	15.4%	16.3%	16.1%	14.2%	11.6%	13.7%	14.2%	14.0%
Effective Tax Rate	30.9%	31.9%	31.8%	32.1%	32.6%	31.4%	32.8%	32.0%	33.9%	30.4%	34.5%
Net Margin	10.0%	9.1%	9.5%	10.5%	11.0%	11.0%	9.5%	7.9%	9.1%	9.9%	9.2%
Return on Beginning Assets	7.7%	7.1%	10.0%	9.8%	10.9%	11.9%	9.9%	7.5%	13.0%	12.5%	12.3%
Return on Beginning Shareholders' Equity	12.6%	12.2%	14.0%	13.1%	14.8%	16.4%	14.0%	11.0%	17.2%	16.8%	17.2%
Dividend Payout to Net Earnings	31.8%	30.4%	24.8%	24.3%	20.3%	17.7%	21.0%	26.1%	17.6%	16.6%	17.2%
BALANCE SHEET
Cash and Short-Term Investments (A)	$134,878	$101,529	$94,064	$412,325	$186,062	$157,104	$117,730	$91,448	$47,984	$40,943	$61,246
Current Assets	625,346	664,795	728,907	892,121	654,594	600,899	526,273	448,528	432,571	371,920	380,340
Plant Assets, Net	294,602	301,019	288,356	208,953	195,101	184,992	181,175	188,091	192,599	169,212	146,529
Total Assets	1,739,092	1,818,456	1,888,769	1,448,843	1,205,502	1,134,933	1,042,411	973,890	957,882	739,135	727,516
Current Liabilities	203,810	203,700	224,380	207,761	174,891	160,050	163,457	131,942	143,503	114,171	118,428
Long-Term Debt	267,753	397,368	411,330	116,413	16,391	15,981	17,331	52,096	83,822	17,329	15,946
Redeemable Noncontrolling Interests	—	—	1,587	1,836	1,754	1,557	1,568	1,412	1,179	2,386	(47)
Shareholders' Equity	1,141,513	1,110,465	1,105,103	1,032,873	901,830	835,558	757,527	688,475	654,752	557,921	539,212
BALANCE SHEET ANALYSIS
Debt to Capitalization (B)	20.0%	26.7%	27.1%	13.9%	1.8%	2.0%	2.3%	7.0%	11.4%	3.0%	2.9%
Working Capital	$421,536	$461,095	$504,527	$684,360	$479,703	$440,849	$362,816	$316,586	$289,068	$257,749	$261,912
Current Ratio	3.1	3.3	3.2	4.3	3.7	3.8	3.2	3.4	3.0	3.3	3.2
CASH FLOW DATA
From Operations	$285,398	$153,745	$156,346	$135,241	$135,849	$119,549	$143,402	$113,693	$107,136	$137,324	$63,581
For Investment	(49,043)	(33,241)	(664,252)	(42,090)	(42,128)	(33,527)	(21,836)	(29,899)	(108,900)	(47,867)	(21,342)
From/(For) Financing	(201,984)	(110,557)	188,680	132,582	(64,873)	(45,540)	(62,526)	(69,999)	16,155	(85,522)	(33,641)
Change in Cash & Equivalents	33,349	7,465	(317,498)	226,066	29,497	38,977	57,745	18,562	4,656	7,008	10,549
Capital Expenditures	30,924	64,535	69,681	44,651	36,468	22,486	23,371	21,740	34,908	37,024	17,588
Depreciation & Amortization	58,602	56,603	50,427	32,233	31,815	32,435	30,921	30,962	30,388	23,389	23,079
Dividends Paid	44,375	40,972	35,805	28,744	24,912	21,961	20,143	18,682	16,845	15,024	14,203
Net Interest Expense (Income)	6,987	5,186	3,280	(75)	(73)	(180)	258	1,842	5,159	(609)	(913)
Income Taxes Paid	44,151	70,146	67,534	42,602	43,821	37,959	54,560	32,208	42,346	41,517	44,446
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